As filed with the Securities and Exchange Commission on November 8, 2016

Registration No. 333-213691

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL NET LEASE, INC.

(Exact name of registrants as specified in charter)

Maryland	6798	45-2771978
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

405 Park Avenue, 14th Floor
New York, New York 10022
(212) 415-6500

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrants’ Principal Executive Offices)

Scott J. Bowman
Chief Executive Officer
Global Net Lease, Inc.
405 Park Avenue, 14th Floor
New York, New York 10022
(212) 415-6500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Peter M. Fass, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 (212) 969-3000	Michael J. Choate, Esq. Proskauer Rose LLP 70 West Madison Chicago, Illinois 60602 (312) 962-3567

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer) ☐

The information in this joint proxy statement/prospectus is not complete and may be changed. Global Net Lease, Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2016

JOINT PROXY STATEMENT/PROSPECTUS

To the Stockholders of Global Net Lease, Inc. and American Realty Capital Global Trust II, Inc.:

Global Net Lease, Inc., which we refer to as GNL, and American Realty Capital Global Trust II, Inc., which we refer to as Global II, have entered into an agreement and plan of merger, dated as of August 8, 2016, as it may be amended from time to time, which we refer to as the merger agreement, and which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Pursuant to the merger agreement, Global II will merge with and into a direct wholly owned subsidiary of GNL, which we refer to as Merger Sub, at which time the separate existence of Global II will cease, and GNL will be the parent company of Merger Sub. We refer to the foregoing transaction as the company merger.

In addition, pursuant to the merger agreement, American Realty Capital Global II Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Global II, which we refer to as the Global II OP, will merge with and into Global Net Lease Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of GNL, which we refer to as the GNL OP, with the GNL OP being the surviving entity, which transaction we refer to as the partnership merger and together with the company merger as the merger or the mergers.

Pursuant to the merger agreement, each outstanding share of common stock, including restricted shares of common stock, of Global II, par value $0.01 per share, which we refer to as Global II common stock, other than shares owned by GNL, any subsidiary of GNL or any wholly owned subsidiary of Global II, will be converted into the right to receive 2.27 shares of common stock of GNL, par value $0.01 per share, which we refer to as GNL common stock, such consideration referred to as the merger consideration. In connection with the partnership merger, each outstanding unit of limited partnership interest, including the Class B Units, of the Global II OP, other than those owned by Global II, will be converted into the right to receive 2.27 shares of GNL common stock. Outstanding units of interest in the Global II OP owned by Global II will be converted into the right to receive 2.27 units of limited partnership interest in the GNL OP. GNL common stock is listed on the New York Stock Exchange under the symbol “GNL.” Based on the closing prices of GNL common stock of $8.63 and $7.27 on August 5, 2016, the last full trading date before the public announcement of the execution of the merger agreement by GNL and Global II, and November 7, 2016, the aggregate value of the merger consideration to be received by Global II stockholders would be approximately $247.6 million and $208.6 million, respectively, based on the number of shares of outstanding Global II common stock on November 7, 2016.

In connection with the proposed merger, GNL and Global II will each hold a special meeting of their respective stockholders. At GNL’s special meeting, GNL stockholders will be asked to vote on (a) a proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement, and (b) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement. At Global II’s special meeting, Global II stockholders will be asked to vote on (a) a proposal to approve the company merger and the other transactions contemplated by the merger agreement and (b) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

The record date for determining the stockholders entitled to receive notice of, and to vote at, GNL’s special meeting is October 25, 2016 and the record date for Global II’s special meeting is October 25, 2016. The merger cannot be completed unless (a) GNL stockholders approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement, by the affirmative vote of at least a majority of the votes cast on the proposal, provided that a quorum is present, and (b) Global II stockholders approve the company merger and the other transactions contemplated by the merger agreement by the affirmative vote of at least a majority of the outstanding shares of Global II common stock entitled to vote at Global II’s special meeting.

GNL’s board of directors has (1) determined that the merger agreement and the merger, including the issuance of GNL common stock in connection with the merger, are advisable and in the best interests of GNL and its stockholders, (2) approved the merger agreement, the merger and the other transactions contemplated thereby, and (3) approved the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement. William M. Kahane, a director of GNL and founder of AR Global, recused himself from the vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement. The GNL Board unanimously (with Mr. Kahane abstaining) recommends that GNL stockholders vote FOR the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement.

Global II’s board of directors has (1) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair and reasonable to, and in the best interests of Global II and its stockholders, and (2) approved the merger agreement, the merger and the other transactions contemplated thereby. Global II’s board of directors unanimously recommends that Global II stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

This joint proxy statement/prospectus contains important information about GNL, Global II, the mergers and the merger agreement. This document is also a prospectus for the shares of GNL common stock that will be issued to Global II stockholders pursuant to the merger agreement.

We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 28.

Please authorize a proxy to vote your shares as promptly as possible, whether or not you plan to attend GNL’s special meeting or Global II’s special meeting, as applicable. To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or authorize your proxy by one of the other methods specified in this joint proxy statement/prospectus or the accompanying notices. Authorizing a proxy will ensure that your vote is counted at the applicable special meeting if you do not attend in person. If your shares of common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. You may revoke your proxy at any time before it is voted. Please review this joint proxy statement/prospectus for more complete information regarding the merger and GNL’s special meeting and Global II’s special meeting, as applicable.

Scott J. Bowman Chief Executive Officer and President Global Net Lease, Inc.	Scott J. Bowman Chief Executive Officer and President American Realty Capital Global Trust II, Inc.

Neither the Securities and Exchange Commission, nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated November 8, 2016 and is first being mailed to GNL stockholders and Global II stockholders on or about November 9, 2016.

Global Net Lease, Inc.
405 Park Avenue, 14th Floor
New York, New York 10022
(212) 415-6500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 20, 2016

To the Stockholders of Global Net Lease, Inc.:

A special meeting of the stockholders of Global Net Lease, Inc., a Maryland corporation, which we refer to as GNL, will be held at 405 Park Avenue, New York, New York 10022, on December 20, 2016, commencing at 3:00 p.m., local time, for the following purposes:

1.	to consider and vote on a proposal to approve the transactions contemplated by the Agreement and Plan of Merger, dated as of August 8, 2016, as it may be amended from time to time, which we refer to as the merger agreement, by and among GNL, Global Net Lease Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of GNL, Mayflower Acquisition LLC, a Maryland limited liability company and a direct wholly owned subsidiary of GNL, American Realty Capital Global Trust II, Inc., a Maryland corporation, which we refer to as Global II, and American Realty Capital Global II Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Global II (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), including the issuance of shares of common stock of GNL, par value $0.01 per share, which we refer to as GNL common stock, to the stockholders of Global II; and
2.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate as determined by GNL, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement.

We will not transact any other business at the special meeting. GNL’s board of directors has fixed the close of business on October 25, 2016 as the record date for determination of GNL stockholders entitled to receive notice of, and to vote at, GNL’s special meeting and any postponements or adjournments of the special meeting. Only holders of record of GNL common stock at the close of business on the record date are entitled to receive notice of, and to vote at, GNL’s special meeting.

Approval of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast on the proposal, provided that a quorum is present. Approval of the proposal to adjourn the special meeting, if necessary or appropriate as determined by GNL, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast on the proposal.

GNL’s board of directors has (1) determined that the merger agreement and the merger, including the merger and the other transactions contemplated by the merger agreement, including the issuance of GNL common stock in connection with the merger, are advisable and in the best interests of GNL and its stockholders; (2) unanimously approved the merger agreement, the merger and the other transactions contemplated thereby; and (3) approved the issuance of shares of GNL common stock to

Global II stockholders pursuant to the merger agreement. William M. Kahane, a director of GNL and founder of AR Global, recused himself from the vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement. GNL’s board of directors unanimously (with Mr. Kahane abstaining) recommends that GNL stockholders vote FOR the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of GNL common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of GNL common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of GNL common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and GNL’s special meeting.

By Order of the Board of Directors of
Global Net Lease, Inc.

New York, New York

November 8, 2016

Timothy Salvemini
Secretary

American Realty Capital Global Trust II, Inc.
405 Park Avenue, 14th Floor
New York, New York 10022
(212) 415-6500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 20, 2016

To the Stockholders of American Realty Capital Global Trust II, Inc.:

A special meeting of the stockholders of American Realty Capital Global Trust II, Inc., a Maryland corporation, which we refer to as Global II, will be held at 405 Park Avenue, New York, New York, on December 20, commencing at 4:00 p.m., local time, for the following purposes:

1.	to consider and vote on a proposal to approve the merger of Global II with and into Mayflower Acquisition LLC, a Maryland limited liability company and a direct wholly owned subsidiary of GNL, pursuant to the Agreement and Plan of Merger, dated as of August 8, 2016, which we refer to as the merger agreement, by and among Global Net Lease, Inc., a Maryland corporation, which we refer to as GNL, Global Net Lease Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of GNL, Mayflower Acquisition LLC, Global II and American Realty Capital Global II Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Global II (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), and the other transactions contemplated by the merger agreement; and
2.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate as determined by Global II, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

We will not transact any other business at the special meeting. Global II’s board of directors has fixed the close of business on October 25, 2016 as the record date for determination of Global II stockholders entitled to receive notice of, and to vote at, Global II’s special meeting and any postponements or adjournments of the special meeting. Only holders of record of Global II common stock at the close of business on the record date are entitled to receive notice of, and to vote at, Global II’s special meeting.

Approval of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Global II common stock entitled to vote on the proposal at Global II’s special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate as determined by Global II, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on the proposal.

Global II’s board of directors has (1) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair and reasonable to, and in the best interests of Global II and its stockholders and (2) approved the merger agreement, the merger and the other transactions contemplated thereby. Global II’s board of directors unanimously recommends that Global II stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and Global II’s special meeting.

By Order of the Board of Directors of
American Realty Capital Global Trust II, Inc.

New York, New York
November 8, 2016

Timothy Salvemini
Secretary

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about GNL from other documents filed with the Securities and Exchange Commission, which we refer to as the SEC, that are not included or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 168.

GNL stockholders can contact D.F. King & Co., Inc., which we refer to as D.F. King, or GNL’s proxy solicitors, and Global II stockholders can contact Broadridge Investor Communication Solutions, Inc., which we refer to as Broadridge, or Global II’s proxy solicitors, at the following addresses and telephone numbers:

D.F. King & Co., Inc. For Questions, GNL Stockholders May Call: (800) 659-5550 For Questions, Brokers and Banks May Also Call: (212) 269-5550	Broadridge Investor Communication Solutions, Inc. For Questions, Global II Stockholders May Call: (855) 928-4487 For Questions, Brokers and Banks May Also Call: (855) 928-4487

To Vote Toll Free, GNL and Global II Stockholders May Call: 1-800-690-6903

To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than December 16, 2016.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by GNL with the SEC, constitutes a prospectus of GNL for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of GNL common stock to be issued to Global II stockholders and certain holders of limited partnership interest and Class B interest of American Realty Capital Global II Operating Partnership, L.P., in exchange for shares of Global II common stock pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a joint proxy statement for each of GNL and Global II for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, it constitutes a notice of meeting with respect to the special meeting of GNL stockholders and a notice of meeting with respect to the meeting of Global II stockholders.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated November 8, 2016. You should not assume that the information contained in this document is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. Neither our mailing of this document to GNL stockholders or Global II stockholders nor the issuance by GNL of shares of its common stock to Global II stockholders pursuant to the merger agreement will create any implication to the contrary.

We use certain defined terms throughout this prospectus that have the following meanings:

•	“Net Lease” means a lease to a tenant occupying the leased property (usually as a single tenant) pursuant to which the tenant bears all, or substantially all, of the costs and expenses of the property as if the tenant owned the property. There are various forms of net leases, most typically classified as “triple net” or “double net.” Triple net leases typically require the tenant to pay all costs associated with a property, including real estate taxes, insurance, utilities and common area maintenance in addition to lease or rental payments. Double net leases typically require the tenant to pay all the costs as triple net leases, but the landlord is responsible for capital expenditures, including the repair or replacement of specific structural and bearing components of a property, such as the roof or structure of the building.

i

Accordingly, the owner of the property receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease. Under a net lease, the tenant generally agrees to lease the property for a significant term and agrees that it will have either no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease. Substantially all of the leases of GNL’s and Global II’s properties are net leases.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding GNL has been provided by GNL and information contained in this joint proxy statement/prospectus regarding Global II has been provided by Global II.

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Page
Termination Fees and Expenses	154
Miscellaneous Provisions	156
Related Agreements	157
No Appraisal Rights	157
Comparison of Rights of GNL Stockholders and Global II Stockholders	158
General	158
Certain Differences Between the Rights of GNL Stockholders and Global II Stockholders	158
Stockholder Proposals	167
Global II 2017 Annual Stockholder Meeting and Stockholder Proposals	167
Legal Matters	167
Experts	167
Where You Can Find More Information; Incorporation by Reference	168
Index to Unaudited Pro Forma Consolidated Financial Statements	F-1-1
Index to Consolidated Financial Statements	F-2-1
Annex A — Agreement and Plan of Merger	A-1
Annex B — Opinion of the GNL Special Committee’s Financial Advisor	B-1
Annex C — Opinion of the Global II Special Committee’s Financial Advisor	C-1
Annex D — Global II Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three and Six Months Ended June 30, 2016	D-1

QUESTIONS AND ANSWERS

The following are some questions that GNL stockholders and Global II stockholders may have regarding the proposals being considered at GNL’s special meeting and Global II’s special meeting and brief answers to those questions. GNL and Global II urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this joint proxy statement/prospectus to “GNL” are to Global Net Lease, Inc., a Maryland corporation; all references to “Global II” are to American Realty Capital Global Trust II, Inc., a Maryland corporation; all references to “Merger Sub” or the surviving company are to Mayflower Acquisition LLC, a Maryland limited liability company and a direct wholly owned subsidiary of GNL; all references to the “merger agreement” are to the Agreement and Plan of Merger, dated as of August 8, 2016, by and among GNL, Merger Sub, Global II, Global Net Lease Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of GNL (which is referred to as the GNL OP), and American Realty Capital Global II Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Global II (which is referred to as the Global II OP), a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference, all references to the “company merger” are to the merger of Global II with and into Merger Sub pursuant to the terms of the merger agreement. Pursuant to the merger agreement, the Global II OP will merge with and into the GNL OP, with the GNL OP being the surviving entity. The foregoing is referred to as the “partnership merger.” Unless context suggests otherwise, “merger” or “mergers” refers to the company merger and the partnership merger.

Q:	What is the proposed transaction?
A:	GNL and Global II have entered into a merger agreement pursuant to which Global II will merge with and into Merger Sub, with Merger Sub surviving the company merger as a direct wholly owned subsidiary of GNL. In addition, pursuant to the merger agreement, the Global II OP will merge with and into the GNL OP, with the GNL OP being the surviving entity. At the effective time of the company merger, each issued and outstanding share of Global II common stock will be converted into the right to receive 2.27 shares of GNL common stock, par value $0.01 per share. Instead of fractional shares, Global II stockholders will receive cash, without interest, in an amount equal to the product of (a) such fractional part of a share of GNL common stock, multiplied by (b) the per share closing price of GNL common stock on the NYSE on the date of the closing of the mergers, as reported in the Wall Street Journal. In addition, at the effective time of the partnership merger, each outstanding limited partnership interest of the Global II OP, including units of Class B interest, which we refer to as the Class B Units and collectively with the limited partnership interests of the Global II OP as Global II OP Units, other than those owned by Global II, will be converted into the right to receive 2.27 shares of GNL common stock. Each outstanding unit of interest in the Global II OP owned by Global II, which we refer to as Company Owned Global II OP Units, will be converted into the right to receive 2.27 GNL OP Units. Global II, as the sole general partner of the Global II OP, and GNL, as the sole general partner of the GNL OP, have each approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable. Stockholders of GNL and Global II are not being asked to separately vote on the partnership merger. The aggregate value of the nominal consideration to be received by Global II stockholders will depend on the price of GNL common stock at the time of the closing of the merger.

Examples of the potential effects of fluctuations in the closing price per share of GNL common stock on the aggregate value of the nominal consideration to be received by Global II stockholders in the merger are illustrated in the following table, based upon a range of hypothetical closing prices. The prices set forth in the following table have been included for representative purposes only. We cannot assure you as to what the value of the GNL common stock to be issued in the merger will be at or following the effective time.

Price Per Share of GNL Common Stock	Value per 2.27 Shares of GNL Common Stock
$10.00	$22.70
$9.00	$20.43
$8.00	$18.16
$7.00	$15.89
$6.00	$13.62
$5.50	$12.49

The following chart indicates the stock price of GNL common stock for the relevant periods:

Month ended	High	Low
October 31, 2016	$8.23	$7.25
September 30, 2016	$8.52	$7.80
August 31, 2016	$8.77	$8.20
July 29, 2016	$8.82	$7.67
June 30, 2016	$8.75	$7.46
May 31, 2016	$8.94	$7.88
April 29, 2016	$8.98	$8.20
March 31, 2016	$8.65	$7.73
February 29, 2016	$8.00	$6.89
January 29, 2016	$8.16	$5.77
Q:	Why are GNL and Global II proposing the merger?
A:	The GNL Board and the Global II Board believe that the merger will provide a number of significant potential strategic opportunities and benefits that will be in the best interests of their respective stockholders. The combined company is expected to become a premier global net lease real estate investment trust. The GNL Board believes that the merger will, among other things:
•	increase the size and scale of GNL and enhance the potential for additional index inclusion and potential for securing investment grade ratings;
•	provide revenue growth for GNL going forward through contractual rent escalation combined with real estate acquisitions;
•	further balance GNL’s European and U.S. portfolio exposure while diversifying the industry types of GNL’s tenants;
•	be accretive to AFFO (on a projected basis) in the first year post-acquisition; and
•	increase access to capital markets due to a strong combined company balance sheet, positioning GNL well for future growth.

Based on the recommendation of the Global II Special Committee, the Global II Board has determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair and reasonable to, and in the best interests of Global II and its stockholders after careful consideration of a number of factors including:

•	the merger consideration, consisting of 2.27 shares of GNL common stock per share of Global II common stock, which will be listed on the New York Stock Exchange;
•	the liquidity opportunity for Global II stockholders desiring to liquidate their investment after the merger;

•	the difficulty of achieving potential strategic alternatives, including access to public equity capital markets or continuing to grow on a stand-alone basis; and
•	the opportunity for Global II stockholders to continue ownership in the combined company, through shares of GNL common stock, which is expected to provide a number of significant potential strategic opportunities and benefits including, but not limited to, lower cost of capital and increased diversification.

To review the reasons of the GNL Board for the merger in greater detail, see “The Merger —  Recommendation of the GNL Board and Its Reasons for the Merger” beginning on page 86. To review the reasons of the Global II Board for the merger in greater detail, see “The Merger —  Recommendation of the Global II Board and Its Reasons for the Merger” beginning on page 89.

Q:	Why are the operating partnerships of GNL and Global II merging?
A:	Both GNL and Global II operate as Umbrella Partnership Real Estate Investment Trusts, or UPREITs, which is a structure whereby a REIT owns a direct interest in a single operating partnership, and such operating partnership, in turn, owns the properties or other entities that own properties. The GNL OP and the Global II OP are operating partnerships of GNL and Global II, respectively. GNL is the sole general partner of the GNL OP and owns the majority of the equity interests in the GNL OP, and Global II is the sole general partner of the Global II OP and owns the majority of the equity interests in the Global II OP. GNL is required to conduct all of its activities through the GNL OP by the limited partnership agreement of the GNL OP and the partnership merger satisfies this requirement.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:	The GNL Board and the Global II Board are using this joint proxy statement/prospectus to solicit proxies of GNL stockholders and Global II stockholders in connection with the merger agreement and the merger. In addition, GNL is using this joint proxy statement/prospectus as a prospectus for Global II stockholders because GNL is offering shares of its common stock to be issued in exchange for shares of Global II common stock in the merger.

In order to complete the merger, GNL stockholders must vote to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement.

In order to complete the merger, Global II stockholders must vote to approve the company merger and the other transactions contemplated by the merger agreement.

GNL and Global II will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meetings of the stockholders of GNL and Global II, and you should read it carefully. The enclosed voting materials allow you to vote your shares of GNL common stock or Global II common stock as applicable, without attending the applicable special meeting.

We encourage you to authorize your proxy as promptly as possible.

Q:	Will Global II stockholders who participated in Global II’s distribution reinvestment plan immediately prior to its suspension be able to continue to participate in such a plan?
A:	Global II has suspended its distribution reinvestment plan because of the merger. GNL does not currently maintain a company-sponsored distribution reinvestment plan. Accordingly, if the merger is consummated, Global II stockholders will no longer participate in any company-sponsored distribution reinvestment plan.
Q.	What will be the distribution rate on a Global II stockholder’s original investment?
A:	Each Global II stockholder currently receives $1.775 of annual distributions per share, representing an annual distribution of 7.10% on invested capital of $25.00 per share. Following the merger, Global II stockholders will be entitled to receive ongoing distributions paid by GNL to stockholders of GNL. Based on GNL’s current annual distribution rate of $0.71 per share of common stock, each Global II stockholder will receive $1.61 annually in distributions with respect to the 2.27 shares of GNL common stock received in the merger. This represents an annual distribution of 6.44% on invested capital of $25.00 per share.

	Current	After the merger
	Invested Capital of $25.00	Invested Capital of $25.00
Distribution Rate	7.10%	6.44%

Future distributions or dividends by GNL are not guaranteed, and there can be no assurance of any future returns that Global II stockholders might receive as common stockholders of GNL. See “Risk Factors —  GNL cannot ensure you that it will be able to continue paying distributions at the current rate” beginning on page 34.

Q:	When and where is the special meeting of GNL stockholders?
A:	GNL’s special meeting will be held at 405 Park Avenue, New York, New York, on December 20, 2016 commencing at 3 p.m., local time.
Q:	When and where is the special meeting of Global II stockholders?
A:	Global II’s special meeting will be held at 405 Park Avenue, New York, New York, on December 20, 2016 commencing at 4 p.m., local time.
Q:	Who can vote at the special meeting?
A:	All GNL stockholders of record as of the close of business on October 25, 2016, the record date for determining stockholders entitled to notice of and to vote at GNL’s special meeting, are entitled to receive notice of and to vote at GNL’s special meeting. As of the record date, there were 170,421,684 shares of GNL common stock outstanding, including 179,571 unvested restricted shares, and entitled to vote at GNL’s special meeting, held by approximately 36,687 holders of record. Each share of GNL common stock is entitled to one vote on each proposal presented at GNL’s special meeting.

All Global II stockholders of record as of the close of business on October 25, 2016, the record date for determining stockholders entitled to notice of and to vote at Global II’s special meeting, are entitled to receive notice of and to vote at Global II’s special meeting. As of the record date, there were 12,512,087 shares of Global II common stock outstanding, including unvested restricted shares, held by approximately 6,317 holders of record. Each share of Global II common stock entitled to vote at Global II’s special meeting is entitled to one vote on each proposal presented.

Q:	What constitutes a quorum?
A:	GNL’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum.

Global II’s charter and bylaws provide that the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders.

Shares that are voted, broker non-votes and shares abstaining from voting are treated as being present at GNL’s special meeting and Global II’s special meeting, as applicable, for purposes of determining whether a quorum is present.

Q:	What vote is required to approve the proposals at GNL’s special meeting and Global II’s special meeting?
A:	Approval of the proposal of GNL to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast on the proposal, provided that a quorum is present. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders, requires the affirmative vote of a majority of the votes cast by holders of shares of GNL common stock on the proposal. GNL’s bylaws authorize the chairman of the meeting to adjourn the meeting in the discretion of the chairman and without any action by the stockholders regardless of whether a quorum is present.

Approval of the proposal of Global II to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Global II common stock entitled to vote on the proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast by holders of shares of Global II common stock on the proposal. Global II’s bylaws authorize the chairman of the meeting to adjourn the meeting in the discretion of the chairman and without any action by the stockholders regardless of whether a quorum is present.

YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO AUTHORIZE YOUR PROXY AS PROMPTLY AS POSSIBLE.

Q:	If my shares of GNL common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of GNL common stock for me? What happens if I do not vote for a proposal?
A:	Because all of the proposals to be submitted to the stockholders at GNL’s special meeting are non-routine matters, brokers will not have discretion to vote shares on the proposals without direction from the beneficial holders under applicable stock exchange rules, so it is possible that there may be “broker non-votes” on each proposal. Therefore, unless you instruct your broker or other nominee how to vote your shares of GNL common stock held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of GNL common stock held in street name by returning a proxy card directly to GNL or by voting in person at GNL’s special meetings unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you are a GNL stockholder, abstentions and broker non-votes, if any, will be counted in determining the presence of a quorum. Abstentions and broker non-votes are not counted as votes cast on the proposal and otherwise will have no effect on the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement or the proposal to adjourn the special meeting, if necessary or appropriate as determined by GNL, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement.

Q:	If my shares of Global II common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of Global II common stock for me? What happens if I do not vote for a proposal?
A:	Because all of the proposals to be submitted to the stockholders at Global II’s special meeting are non-routine matters, brokers will not have discretion to vote shares on the proposals without direction from the beneficial holders under applicable stock exchange rules, so it is possible that there may be “broker non-votes” on each proposal. Therefore, unless you instruct your broker or other nominee how to vote your shares of Global II common stock held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of Global II common stock held in street name by returning a proxy card directly to Global II or by voting in person at Global II’s special meetings unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you are a Global II stockholder, abstentions and broker non-votes, if any, will be counted in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the transactions contemplated by the merger agreement, but will not have any effect on the proposal to adjourn the special meeting, if necessary or appropriate as determined by Global II, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed merger?
A:	The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the completion of the merger is conditioned on the receipt by GNL and Global II of an opinion from their tax counsel to the effect that the merger will qualify as a reorganization. Assuming the merger qualifies as a reorganization, U.S. Stockholders of Global II common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of GNL common stock in exchange for Global II common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of GNL common stock. All holders of Global II common stock should read the discussion under the heading “Material U.S. Federal Income Tax Consequences” beginning on page 117 of this joint proxy statement/prospectus and consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of any other federal, state, local and non-U.S. tax laws.
Q:	Where will my shares of GNL common stock be publicly traded?
A:	Shares of GNL common stock are currently traded on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “GNL.” GNL will apply to have the new shares of GNL common stock also listed on the NYSE upon the consummation of the merger and the authorization of the listing of the new shares of GNL common stock is a condition to closing the merger. We anticipate that upon the consummation of the merger, the shares of GNL common stock issued in the merger will trade on the NYSE under the symbol “GNL.” On August 5, 2016, the last full trading date before the public announcement of the execution of the merger agreement by GNL and Global II, the closing price per share of GNL common stock was $8.63, and on November 7, 2016, the latest practicable trading date before the date of this joint proxy statement/prospectus, the closing price per share of GNL common stock was $7.27.
Q:	Are Global II stockholders entitled to appraisal rights?
A:	No. Global II stockholders are not entitled to exercise the right of objecting stockholders under the Maryland General Corporation Law, which we refer to as the MGCL, to receive fair value of their shares because, as permitted by the MGCL, Global II’s charter states that stockholders are not be entitled to exercise any rights of an objecting stockholder (i.e. appraisal rights) unless the Global II Board, upon the affirmative vote of a majority of the board, determines otherwise. The merger agreement prohibits Global II from granting dissenters’ or appraisal rights. Thus, the Global II Board did not make this determination.
Q:	How does the GNL Board recommend that GNL stockholders vote?
A:	The GNL Board has (a) determined that the merger agreement and the merger, including the issuance of GNL common stock in connection with the merger, are advisable and in the best interests of GNL and its stockholders; (b) approved the merger agreement, the merger and the other transactions contemplated thereby; and (c) approved the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement. William M. Kahane, a director of GNL and founder of AR Global, recused himself from the vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement. All references in this joint proxy statement/prospectus to “unanimous” actions by the GNL Board means an action of the GNL Board with Mr. Kahane abstaining.

Because the GNL Board is comprised of only Mr. Kahane and three independent directors and Mr. Kahane abstained, the recommendation of the GNL Board was made only by the members of the GNL Special Committee.

The GNL Board unanimously recommends that GNL stockholders vote FOR the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement. For a more complete description of the recommendation of GNL Board, see “The Merger —  Recommendation of the GNL Board and Its Reasons for the Merger” beginning on page 86.

Q:	How does the Global II Board recommend that Global II stockholders vote?
A:	Based on the unanimous recommendation of the Global II Special Committee, which consisted of all of the independent directors of Global II, the Global II Board has (a) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair and reasonable to, and in the best interests of Global II and its stockholders, and (b) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Global II Board unanimously recommends that Global II stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement. For a more complete description of the recommendation of the Global II Board, see “The Merger — Recommendation of the Global II Board and Its Reasons for the Merger” beginning on page 89.

Q:	Do any of GNL’s executive officers or directors and Global II’s executive officers or directors have interests in the merger that may differ from those of GNL stockholders and Global II stockholders, respectively?
A:	Some of GNL’s directors and its executive officers have interests in the merger that are different from, or in addition to, the interests of GNL stockholders. The independent members of the GNL Board were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that GNL stockholders vote FOR the proposal to approve the transactions contemplated by the merger agreement. For a description of these interests, refer to the sections entitled “The Merger — Interests of the GNL Advisor and the Global II Advisor in the Merger” beginning on page 110 and “The Merger — Potential Conflicts” beginning on page 111.

In addition, some of Global II’s directors and its executive officers have interests in the merger that are different from, or in addition to, the interests of Global II stockholders. The independent members of the Global II Board were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that Global II stockholders vote FOR the proposal to approve the transactions contemplated by the merger agreement. For a description of these interests, refer to the sections entitled “The Merger — Interests of Global II’s Directors and Executive Officers in the Merger” beginning on page 109, “The Merger — Interests of the GNL Advisor and the Global II Advisor in the Merger” beginning on page 110 and “The Merger — Potential Conflicts” beginning on page 111.

Q:	Do the GNL Advisor and the Global II Advisor and their affiliates have interests in the merger that may differ from those of GNL stockholders and Global II stockholders?
A:	Global Net Lease Advisors, LLC, which we refer to as the GNL Advisor, is a Delaware limited liability company that serves as the external advisor of GNL pursuant to an advisory agreement which we refer to as the GNL Advisory Agreement. The GNL Advisor is directly owned by Global Net Lease Special Limited Partner, LLC, a Delaware limited liability company, which we refer to as the GNL Special

Limited Partner, and which is wholly owned by AR Capital Global Holdings, LLC, a Delaware limited liability company, which we refer to as the Sponsor.

American Realty Capital Global II Advisors, LLC, which we refer to as the Global II Advisor, is a Delaware limited liability company that serves as the external advisor of Global II pursuant to an advisory agreement which we refer to as the Global II Advisory Agreement. The Global II Advisor is directly owned by American Realty Capital Global II Special Limited Partnership, LLC, a Delaware limited liability company, which we refer to as the Global II Special Limited Partner, and which is also wholly owned by the Sponsor.

In connection with the merger agreement:

•	125,110 Global II OP Units, including 125,020 Class B Units, and 90 limited partnership interests of the Global II OP, held by the Global II Advisor and other service providers, will be exchanged for 284,000 shares of GNL common stock.
•	6,932 unvested restricted shares of common stock held by independent directors of Global II will vest and will be exchanged for 15,735 shares of GNL common stock.
•	Based on the closing price of GNL common stock of $8.63 on August 5, 2016, the last trading date before the merger was announced, no amounts will be payable in respect of the special limited partner interest held by an affiliate of the Global II Advisor. If the closing price of GNL common stock exceeds $10.70 at the closing date of the company merger, the Global II Advisor will receive Global II OP Units having a value equal to 15% of the total return to stockholders in excess of a 6% cumulative, pre-tax, non-compounded return on their capital contributions. In connection with the mergers, such Global II OP Units would each be exchanged for 2.27 shares of GNL common stock.
•	The term of the GNL Advisory Agreement is longer than that of the Global II Advisory Agreement. While the Global II Advisory Agreement has a one-year renewable term which may be terminated by Global II on 45 days’ notice for cause (as defined in the Global II Advisory Agreement) or by the independent directors of the Global II Board on 60 days’ notice without cause or penalty, the GNL Advisory Agreement has an initial term that does not expire until June 1, 2035, with automatic renewals for consecutive five-year terms unless the independent members of the GNL Board elect not to renew or unless terminated in accordance with the terms of the GNL Advisory Agreement with payment of a termination fee of up to 2.5 times the compensation paid to the GNL Advisor in the previous year, plus expenses.
Q:	How will GNL stockholders be affected by the merger and share issuance?
A:	After completing the merger, each GNL stockholder will continue to own the shares of GNL common stock that the stockholder held immediately prior to the merger, albeit each GNL stockholder will own shares in a larger company with more assets. However, GNL will be issuing new shares of GNL common stock to Global II stockholders and Global II limited partners in the merger. Therefore, each outstanding share of GNL common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of GNL common stock outstanding after the consummation of the merger.
Q:	What do I need to do now?
A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by authorizing your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of GNL common stock or Global II common stock will be represented and voted at GNL’s special meeting or GNL’s special meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.

The method by which you authorize a proxy will in no way limit your right to vote at GNL’s special meeting or Global II’s special meeting if you later decide to attend the meeting in person. However, if your shares of GNL common stock or Global II common stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at GNL’s special meeting or Global II’s special meeting.

Q:	How will my proxy be voted?
A:	All shares of GNL common stock entitled to vote and represented by properly completed proxies received prior to GNL’s special meeting, and not revoked, will be voted at GNL’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of GNL common stock should be voted on a matter, the shares of GNL common stock represented by your proxy will be voted as the GNL Board recommends and therefore FOR the approval of the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement.

All shares of Global II common stock entitled to vote and represented by properly completed proxies received prior to Global II’s special meeting, and not revoked, will be voted at Global II’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Global II common stock should be voted on a matter, the shares of Global II common stock represented by your properly executed proxy will be voted as the Global II Board recommends and therefore FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?
A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at GNL’s special meeting or Global II’s special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:
•	by sending a written notice to the Secretary of GNL or the Secretary of Global II at the address set forth below, in time to be received before GNL’s special meeting or Global II’s special meeting, stating that you would like to revoke your proxy;
•	by completing, signing and dating another proxy card and returning it by mail in time to be received before GNL’s special meeting or Global II’s special meeting, or by authorizing a later dated proxy by the Internet or telephone in which case your later-authorized proxy will be recorded and your earlier proxy revoked; or
•	by attending GNL’s special meeting or Global II special meeting and voting in person. Simply attending GNL’s special meeting or Global II’s special meeting without voting will not revoke your proxy or change your vote.

If your shares of GNL common stock or Global II common stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:	What should I do if I receive more than one set of voting materials for GNL’s special meeting or Global II’s special meeting?
A:	You may receive more than one set of voting materials for GNL’s special meeting or Global II’s special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of GNL common stock or Global II common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of GNL common stock or Global II common stock.

If you are a holder of record and your shares of GNL common stock or Global II common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please authorize your proxy by telephone or over the Internet.
Q:	What happens if I am a stockholder of both GNL and Global II?
A:	You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by authorizing a proxy by one of the other methods specified in your proxy card or voting instruction card for each company.
Q:	Who can answer my questions?
A:	If you have any questions about the merger or how to authorize your proxy, or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a GNL stockholder: Global Net Lease, Inc. Attention: Investor Relations 405 Park Avenue, 14th Floor New York, New York 10022 (866) 802-0063 www.globalnetlease.com	If you are a Global II stockholder:
American Realty Capital Global Trust II, Inc.
Attention: Investor Relations
405 Park Avenue, 14th Floor
New York, New York 10022
(866) 802-0063
www.arcglobaltrust2.com

You can also contact the proxy solicitors hired by GNL and Global II as follows:

If you are a GNL stockholder: D.F. King & Co., Inc. For Questions, GNL Stockholders May Call: (800) 659-5550 For Questions, Brokers and Banks May Also Call: (212) 269-5550	If you are a Global II stockholder:
Broadridge Investor Communication Solutions, Inc.
For Questions, Global II Stockholders May Call:
(888) 928-4487
For Questions, Brokers and Banks May Also Call:
(855) 928-4487

If you would like to obtain information relating to the value of GNL common stock to be issued on a per share basis as of the latest practicable date, you may call Investor Relations at: 1-866-802-0063.

To Vote Toll Free, both GNL and Global II Stockholders May Call: 1-800-690-6903.

SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the merger and the other transactions contemplated thereby, GNL and Global II encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes. GNL and Global II encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about GNL that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.”

The Companies

Global Net Lease, Inc.

GNL is a Maryland corporation incorporated in July 2011 that qualified as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2013. In April 2012, GNL commenced an initial public offering on a “reasonable best efforts” basis, which closed on June 30, 2014. GNL common stock began trading on the NYSE under the symbol “GNL” on June 2, 2015. Substantially all of GNL’s business is conducted through its operating partnership, the GNL OP, of which GNL is the sole general partner.

GNL owns and operates a diversified portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant net-leased commercial properties. As of June 30, 2016, GNL owned 329 net leased commercial properties consisting of 18.7 million rentable square feet. Based on original purchase price, 60.4% of GNL’s properties are located in the United States (U.S.) and the Commonwealth of Puerto Rico, 20.8% are located in continental Europe, and 18.8% are located in the United Kingdom. The properties were 100% leased, with a weighted average remaining lease term of 10.8 years.

GNL’s principal executive offices are located at 405 Park Avenue, 14th Floor, New York, New York 10022. GNL’s Investor Relations telephone number is (866) 802-0063. Merger Sub is a Maryland limited liability company and a direct wholly owned subsidiary of GNL that was formed for the purpose of entering into the merger agreement. Additional information about GNL and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” on page 168.

American Realty Capital Global Trust II, Inc.

Global II is a Maryland corporation incorporated in April 2014 that qualified as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2015. Global II owns a diversified portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant net leased commercial properties. Substantially all of Global II’s business is conducted through the Global II OP, of which Global II is the sole general partner.

As of June 30, 2016, Global II owned 16 properties comprised of 4.2 million rentable square feet, which were 99.9% leased with a weighted average remaining lease term of 8.5 years. In constructing the portfolio, Global II has been committed to diversifying by industry, tenant and geography.

Global II’s principal executive offices are located at 405 Park Avenue, 14th Floor, New York, New York 10022. Global II’s Investor Relations telephone number is (866) 802-0063.

Global II and GNL each were indirectly sponsored by AR Capital, LLC, the predecessor entity to AR Global Investments, LLC, which we refer to as AR Global. GNL’s property manager, Global Net Lease Properties, LLC, referred to as the GNL Property Manager, is under common control with AR Global. Global II’s property manager, American Realty Capital Global II Properties, LLC, which we refer to as the Global II Property Manager, is under common control with AR Global. AR Global and its affiliates, including the GNL Advisor and Global II Advisor, provide investment, management and advisory services, as well as certain acquisition and debt capital services to GNL and Global II, as applicable. GNL and Global II pay management fees and certain other fees to, and reimburse certain expenses of, the GNL Advisor and Global II Advisor, respectively.

The Combined Company

Following completion of the merger, GNL will continue to focus on acquiring and owning a diversified portfolio of commercial properties, emphasizing sale-leaseback transactions involving single tenant net-leased commercial properties. As of June 30, 2016, after giving effect to the closing of the merger, the combined company would have owned 345 net leased commercial properties consisting of 23.0 million rentable square feet. Based on original purchase price, 49.8% of the combined company’s properties are located in the United States (U.S.) and the Commonwealth of Puerto Rico, 27.3% are located in continental Europe and 22.9% are located in the United Kingdom. The properties were 100% leased, with a weighted average remaining lease term of 10.4 years.

Substantially all of the Company’s business will continue to be conducted through the GNL OP, and the combined company will continue to be externally managed by the GNL Advisor. The combined company’s properties will be managed and leased by the GNL Property Manager.

The combined company will seek to:

•	support a stable dividend by generating stable, consistent cash flow by acquiring properties with, or entering into new leases with, long lease terms;
•	facilitate dividend growth by acquiring properties with, or entering into new leases with, contractual rent escalations or inflation adjustments included in the lease terms; and
•	enhance the diversity of its asset base by continuously evaluating opportunities in different geographic regions of the U.S. and Europe, leveraging the market presence of the GNL Advisor in the U.S. and the GNL Service Provider in the United Kingdom and Continental Europe.

As of June 30, 2016, GNL, assuming the mergers are consummated, on a pro forma basis, owned a portfolio with the following characteristics:

•	345 properties;
•	with an occupancy rate of approximately 100%;
•	leased to 99 different retail and other commercial enterprises doing business in 41 separate industries;
•	located in seven countries;
•	with approximately 23.0 million square feet of leasable space; and
•	with an average leasable space per property of approximately 66,572 square feet.

The Company Merger, the Partnership Merger and the Merger Agreement

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Global II will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct wholly owned subsidiary of GNL. In addition, the merger agreement provides for the merger of the Global II OP with and into the GNL OP with the GNL OP being the surviving entity.

In the company merger, each share of Global II common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 2.27 shares of GNL common stock.

In connection with the partnership merger, each outstanding Global II OP Unit will be converted into the right to receive 2.27 shares of GNL common stock, and each outstanding Company Owned Global II OP Unit will be converted into the right to receive 2.27 GNL OP Units. See “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 138.

Based on the closing price of GNL common stock of $8.63 and $7.27 on August 5, 2016, the last full trading date before the public announcement of the execution of the merger agreement by GNL and Global II, and November 7, the aggregate value of the merger consideration to be received by Global II stockholders would be approximately $247.6 million and $208.6 million, respectively, based on the number of shares outstanding of Global II common stock on November 7, 2016. The market value of the merger consideration ultimately received by Global II stockholders will depend on the closing price of GNL common stock on the day that the merger is consummated. See “Risk Factors —  Risk Factors Relating to the Merger” beginning on page 28.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. GNL and Global II encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the merger.

Related Agreements

Concurrently with the execution of the merger agreement on August 8, 2016, Global II and the Global II OP entered into a termination agreement with the Global II Advisor, the Global II Property Manager, Moor Park Capital Global II Advisors Limited, which we refer to as the Global II Service Provider, and other service providers providing for termination of the advisory, service provider, property management and leasing, European property management and leasing and performance-related distribution agreements, as applicable, immediately prior to, and contingent upon, the closing of the merger. The termination agreement provides for payment by each of the parties of all fees and reimbursements owing as of the date of the merger, provided that no fees are payable solely as the result of the terminations. The termination agreement provides for waiver and release of all claims by each of the parties, other than amounts owing prior to the effectiveness of the termination agreement and certain continuing indemnification obligations.

Recommendation of the GNL Board

The GNL Board has (a) determined that the merger agreement, the merger, including the issuance of the GNL common stock in connection with the merger are advisable and in the best interests of GNL and its stockholders; (b) approved the merger agreement, the merger and the other transactions contemplated thereby, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement.

The GNL Board unanimously recommends that GNL stockholders vote FOR the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock pursuant to the merger agreement.

Recommendation of the Global II Board

The Global II Board has (a) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair and reasonable to, and in the best interests of Global II and its stockholders, and (b) approved the merger agreement, the merger and the other transactions contemplated thereby.

The Global II Board unanimously recommends that Global II stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

Summary of Risk Factors Related to the Merger

You should consider carefully all the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions are described under the caption “Risk Factors — Risk Factors Relating to the Merger” beginning on page 28.

•	The exchange ratio is fixed and will not be adjusted for any change in the market price of GNL common stock or the value of Global II’s common stock.
•	The merger and related transactions are subject to certain closing conditions, including approval by stockholders of GNL and Global II.
•	Potential payment obligations if the merger does not occur.
•	Failure to complete the merger could negatively impact the stock price of GNL, the value of Global II common stock, and the future business and financial results of both GNL and Global II.
•	The pendency of the merger could adversely affect the business and operations of GNL and Global II.
•	Some of the directors and executive officers of GNL and Global II have interests in seeing the merger completed that are different from, or in addition to, those of the other GNL and Global II stockholders. See “— Potential Conflicts” below.
•	If the merger is not consummated by March 23, 2017, either GNL or Global II may terminate the merger agreement.
•	Global II has a greater concentration of investments in properties located in foreign countries (including in the United Kingdom) than does GNL.
•	Global II has a higher ratio of debt to total assets than does GNL.

Stockholders Entitled to Vote; Vote Required

GNL

GNL stockholders who owned shares of GNL common stock at the close of business on October 25, 2016, which is referred to as GNL’s record date, are entitled to notice of, and to vote at, GNL’s special meeting. On GNL’s record date, there were 170,421,684 shares of GNL common stock outstanding, including unvested restricted shares, and entitled to vote at GNL’s special meeting, held by approximately 36,687 holders of record. Each share of GNL common stock is entitled to one vote on each proposal to be voted on at GNL’s special meeting.

At GNL’s special meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum. Because all of the proposals to be submitted to the stockholders at GNL’s special meeting are non-routine matters, brokers will not have discretion to vote shares on the proposals without direction from the beneficial holders under applicable stock exchange rules, so it is possible that there may be “broker non-votes” in respect of the company merger proposal. Abstentions and broker non-votes, if any, will be counted in determining whether a quorum is present at GNL’s special meeting, but abstentions and broker non-votes are not counted as votes cast on the proposals and otherwise will have no effect on the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement. Broker non-votes will also have no effect on this proposal as long as a quorum is present at the meeting.

Approval of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast on the proposal, provided that a quorum is present. Although GNL was not required to obtain stockholder approval of the transactions contemplated by the merger agreement under Maryland law, the GNL Board determined to seek approval of at least a majority of the votes cast on the proposal, provided that a quorum is present. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement, requires the affirmative vote of a majority of the votes cast by holders of shares of GNL common stock on the proposal. GNL’s bylaws authorize the chairman of the meeting to adjourn the meeting in the discretion of the chairman and without any action by the stockholders regardless of whether a quorum is present.

Your vote is very important. You are encouraged to authorize your proxy as promptly as possible. If you do not indicate how your shares of GNL common stock should be voted on a matter, the shares of GNL common stock represented by your properly executed proxy will be voted as the GNL Board recommends and therefore FOR the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of GNL common stock will NOT be voted at the meeting and will be considered broker non-votes.

Global II

Stockholders who owned shares of Global II common stock at the close of business on the record date October 25, 2016, which is referred to as Global II’s record date, are entitled to notice of, and to vote at, Global II’s special meeting. On Global II’s record date, there were 12,512,087 shares of Global II common stock outstanding, including unvested restricted shares, held by approximately 6,317 holders of record, all of which were entitled to vote at Global II’s special meeting.

At Global II’s special meeting, the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting will constitute a quorum. Because all of the proposals to be submitted to the stockholders at Global II’s special meeting are non-routine matters, brokers will not have discretion to vote shares on the proposals without direction from the beneficial holders under applicable stock exchange rules, so it is possible that there may be “broker non-votes” on each proposal. Abstentions and broker non-votes, if any, will be counted in determining whether a quorum is present at Global II’s special meeting. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the company merger and the other transactions contemplated by the merger agreement, but will not have any effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

Approval of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Global II common stock entitled to vote on this proposal. The approval of the proposal to adjourn Global II’s special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast by holders of Global II common stock on this proposal. Global II’s bylaws authorize the chairman of the meeting to adjourn the meeting in the discretion of the chairman and without any action by the stockholders regardless of whether a quorum is present.

Your vote is very important. You are encouraged to authorize your proxy as promptly as possible. If you do not indicate how your shares of Global II common stock should be voted on a matter, the shares of Global II common stock represented by your properly executed proxy will be voted as the Global II Board recommends and therefore FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of Global II common stock will NOT be voted at the meeting and will be considered broker non-votes.

Opinion of the GNL Special Committee’s Financial Advisor

On August 7, 2016, at a meeting of the special committee comprised solely of independent directors of the GNL Board, which we refer to as the GNL Special Committee, held to evaluate the proposed merger, UBS Securities LLC, which we refer to as UBS, delivered to the GNL Special Committee an oral opinion, confirmed by delivery of a written opinion, dated August 8, 2016, to the effect that, as of that date and based on and subject to various procedures, assumptions and matters considered and the qualifications and limitations described in its opinion, the exchange ratio provided for in the mergers was fair, from a financial point of view, to GNL.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. GNL stockholders are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of the GNL Special Committee (in its capacity as such) in connection with and for the purpose of its evaluation of the exchange ratio in the mergers, and does not address any other aspect of the mergers. UBS’ opinion does not address the relative merits of the mergers or any related transaction as compared to other business strategies or transactions that might be available to GNL or GNL’s underlying business decision to effect the mergers or any related transaction. UBS’ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any related transaction.

See “The Merger — Opinion of the GNL Special Committee’s Financial Advisor” beginning on page 92.

Opinion of the Global II Special Committee’s Financial Advisor

On August 5, 2016, BMO Capital Markets, which we refer to as BMO, rendered an oral opinion to the special committee comprised solely of independent directors of the Global II Board, which we refer to as the Global II Special Committee, and the Global II Board, which was subsequently confirmed in a written opinion as of the same date, which we refer to as the BMO opinion, to the effect that as of such date, and based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by BMO, the exchange ratio was fair, from a financial point of view, to Global II’s common stockholders.

The full text of the BMO opinion is attached to this proxy statement as Annex C. You should read the BMO opinion in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by BMO in connection with the BMO opinion. The Global II Special Committee and Global II encourage you to read the BMO opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the BMO opinion. BMO’s opinion is directed to the Global II Special Committee and the Global II Board, in its capacity as such, and addressed only the fairness of the exchange ratio from a financial point of view, as of the date of the BMO opinion, to Global II’s common stockholders pursuant to the merger agreement to such holders.

See “The Merger — Opinion of the Global II Special Committee’s Financial Advisor” beginning on page 101.

Treatment of Restricted Stock

Pursuant to and as further described in the merger agreement, each share of Global II restricted stock held by the independent directors of Global II and outstanding as of immediately prior to the effective time of the merger will become fully-vested and will convert into the right to receive the merger consideration.

See “The Merger Agreement — Consideration to be Received in the Merger — Merger Consideration” beginning on page 138.

Share Ownership of Directors and Executive Officers of GNL

At the close of business on November 7, 2016, the directors and executive officers of GNL, AR Global and their affiliates held and were entitled to vote 669,489 shares of GNL common stock (including unvested restricted share units and shares held by AR Global and OP units), collectively representing less than one percent of the shares of GNL common stock outstanding and entitled to vote on that date. The directors and executive officers of GNL have each indicated that they expect to vote FOR the proposal to approve the transactions contemplated by the merger agreement, including the issuance of GNL common stock to Global II stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement.

Share Ownership of Directors and Executive Officers of Global II

At the close of business on November 7, 2016, the directors and executive officers of Global II and their affiliates held 17,637 shares of Global II common stock (including unvested restricted shares, collectively representing less than one percent of the shares of Global II common stock outstanding and entitled to vote on that date). On October 25, 2016, Global II’s record date, there were 12,512,087 shares of Global II common stock outstanding, including unvested restricted shares, held by approximately 6,317 holders of record, all of which were entitled to vote at Global II’s special meeting.

Interests of the GNL Advisor and the Global II Advisor in the Merger

In considering the recommendation of the GNL Board and the Global II Board to approve the company merger and the other transactions contemplated by the merger agreement, GNL stockholders and Global II stockholders should be aware that some of GNL’s and Global II’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of GNL stockholders and Global II stockholders, respectively.

The GNL Advisor and the Global II Advisor are each indirectly owned by the Sponsor through the GNL Special Limited Partner and the Global II Special Limited Partner, respectively.

Messrs. Kahane, a member of the GNL Board, and Weil, a member of the Global II Board, directly or indirectly control AR Global, which is the parent of each of the GNL Special Limited Partner, the direct owner of the GNL Advisor and the GNL Property Manager, and the Global II Special Limited Partner, the direct owner of the Global II Advisor. Mr. Bowman is the chief executive officer of GNL and Global II, and owns a minority interest in the GNL Advisor and the Global II Advisor. All of GNL’s and Global II’s executive officers are officers and employees of the GNL Advisor, Global II Advisor and their respective affiliates.

In connection with the merger agreement, 90 Global II OP Units and 8,888 shares of Global II common stock held by the Global II Advisor and its affiliates will be exchanged for an aggregate of 20,380 shares of GNL common stock and 125,020 Class B Units held by the Global II Advisor and its other service providers will vest and will be exchanged for 283,795 shares of GNL common stock. In addition, 6,932 unvested restricted shares of common stock held by independent directors of Global II will vest and will be exchanged for 15,735 shares of GNL common stock.

The advisory agreement between Global II and the Global II Advisor, which we refer to as the Global II Advisory Agreement, grants the Global II Advisor a right (the special limited partner interest) to receive subordinated distributions from the Global II OP equal to 15% of all distributions of net sales proceeds (as defined in the Global II charter) after return to the Global II stockholders and the Global II OP’s limited partners of net sales proceeds equal to their capital contributions, plus distributions of net sales proceeds and operating income equal to a 6% cumulative, pre-tax, non-compounded return on their capital contributions. Based on the closing price of GNL common stock of $8.63 on August 5, 2016, the last trading date before the merger was announced, the Global II Advisor will not receive any distributions in respect of its special limited partner interest. If the closing price of GNL common stock exceeds $10.70 on the closing date of the merger, however the Global II Advisor will receive a distribution in the form of Global II OP Units having a value equal to 15% of the total return to stockholders in excess of 6%, which Global II OP Units will be converted into the right to receive 2.27 shares of GNL common stock per Global II OP Unit.

Concurrently with the execution of the merger agreement on August 8, 2016, Global II and the Global II OP entered into a termination agreement with the Global II Advisor, the Global II Property Manager, the Global II Service Provider, and other service providers. The termination agreement provides for payment by each of the parties of all fees and reimbursements owing as of the date of the merger, provided that no fees are payable solely as the result of the terminations. The termination agreement provides for waiver and release of all claims by each of the parties, other than amounts owing prior to the effectiveness of the termination agreement and certain continuing indemnification obligations.

Pursuant to the GNL Advisory Agreement, following the merger the variable base management fee paid to the GNL Advisor will increase by an annual amount equal to 1.25% of the value of the GNL common stock issued pursuant to the merger agreement, or approximately $2.6 million based on the $7.27 share price as of November 7, 2016. This increase is, however, less than the annual asset management fees under the Global II Advisory Agreement, which are equal to not less than 0.75% of the cost of Global II’s investments, or approximately $4.9 million on an annual basis. In addition, the GNL Advisor will be eligible to earn incentive compensation on Core AFFO (as defined in the GNL Advisory Agreement) (which is expected to increase following the closing of the merger due to the addition of Global II’s portfolio) in excess of certain hurdle rates. Although the aggregate base management fees will be lower under the GNL Advisory Agreement, the term of the GNL Advisory Agreement is longer than that of the Global II Advisory Agreement. While the Global II Advisory Agreement has a one-year renewable term, which may be terminated by Global II on 45 days’ notice for cause (as defined in the Global II Advisory Agreement) or by the independent directors of the Global II Board on 60 days’ notice without cause or penalty, the GNL Advisory Agreement has an initial term of 20 years, with automatic renewals for consecutive five-year terms unless terminated in accordance with the terms of the GNL Advisory Agreement with payment of a termination fee of up to 2.5 times the compensation paid to the GNL Advisor in the previous year, plus expenses.

Potential Conflicts

In addition to the conflicts discussed elsewhere in this joint proxy statement/prospectus, AR Global and its affiliates, as the sponsor, directly or indirectly, of both GNL and Global II, have certain conflicts in connection with the merger, including:

•	All of Global II’s officers are officers of GNL. William M. Kahane, a director of GNL, and Edward M. Weil, Jr., a director of Global II, directly or indirectly control AR Global, which is the parent of each of the GNL Special Limited Partner, the direct owner of the GNL Advisor and the GNL Property Manager, and the Global II Special Limited Partner, the direct owner of the Global II Advisor.
•	GNL’s independent directors have served or currently serve as independent directors on the board of directors of certain other AR Global-sponsored REITs. P. Sue Perrotty, a director of GNL, has served as an independent director of American Realty Capital Healthcare Trust III since August 2014, New York REIT since September 2014, American Realty Capital Daily Net Asset Value Trust, Inc. from August 2013 until August 2014 and American Realty Capital Hospitality Trust, Inc. from September 2013 until September 2014. Abby Wenzel, a director of GNL, also has served as an independent director of American Realty Capital New York City REIT, Inc. since March 2014, American Realty Capital Hospitality Trust, Inc. since September 2013 and American Realty Capital Trust IV, Inc. from May 2012 until January 2014. Governor Edward G. Rendell, a director of GNL, has served as an independent director of Healthcare Trust, Inc. since December 2015, American Realty Capital — Retail Centers of America, Inc. from February 2011 to March 2012 and since October 2012, as an independent director of the Business Development Corporation of America since January 2011, of Business Development Corporation II since August 2014, of American Realty Capital Trust III, Inc. from March 2012 until February 2013 and American Realty Capital Properties, Inc. from February 2013 until April 2015.
•	Global II’s independent directors have served or currently serve as independent directors on the board of directors of certain other AR Global-sponsored REITs. Lee M. Elman, a director of Global

II, has also served on the board of directors of American Realty Capital New York City REIT Inc. since February 2016. Robert H. Burns, a director of Global II, has served a director of New York REIT Inc. since October 2009 and as a director of American Realty Capital Hospitality Trust, Inc. since September 2014. Mr. Burns also served as a director of Healthcare Trust Inc. from March 2012 until January 2015, American Realty Capital Trust III Inc. from January 2011 to March 2012, American Finance Trust, Inc. from January 2013 until September 2014 and American Realty Capital Trust Inc. from January 2008 until January 2013.
•	After the merger, affiliates of AR Global will continue to act as an advisor to GNL and other AR Global-sponsored REITs. Certain of these AR Global-sponsored REITs have investment objectives similar to those of the combined company. Those entities may compete with the combined company for investment, tenant and financing opportunities.

See “Questions and Answers — Do the GNL Advisor and the Global II Advisor and their affiliates have interests in the merger that may differ from those of GNL stockholders and Global II stockholders?” beginning on page 7.

Listing of Shares of GNL Common Stock

Approval of the listing on the NYSE of the shares of GNL common stock to be issued to Global II stockholders pursuant to the merger agreement, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger. GNL has agreed to use commercially reasonable efforts to cause the shares of GNL common stock to be issued to Global II stockholders pursuant to the merger agreement to be approved for listing.

No Stockholder Appraisal Rights in the Merger

Global II stockholders are not entitled to exercise appraisal rights (or rights of an objecting shareholder) in connection with the merger. See “No Appraisal Rights” beginning on page 157.

Conditions to Completion of the Merger

A number of conditions must be satisfied or waived, where legally permissible, before the merger can be consummated. These include, among others:

•	approval of the company merger and the other transactions contemplated by the merger agreement by Global II stockholders;
•	the absence of any law or order by any governmental authority restricting, preventing or prohibiting the consummation of the mergers;
•	the Form S-4 will have been declared effective and no stop order suspending the effectiveness of the Form S-4 will have been issued;
•	the shares of GNL common stock to be issued in connection with the merger will have been authorized for listing on the NYSE, subject to official notice of issuance; and
•	receipt by Global II and GNL of an opinion dated as of the closing date from Proskauer Rose LLP, which we refer to as Proskauer, regarding the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code.

Neither GNL nor Global II can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur.

For more information regarding the conditions to the consummation of the merger and a complete list of such conditions, see “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 141.

Regulatory Approvals Required for the Merger

The merger may be subject to the regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities. Nevertheless, neither GNL nor Global II is aware of any regulatory approvals that are expected to prevent the consummation of the merger. See “The Merger —  Regulatory Approvals Required for the Merger” beginning on page 115.

Global II Acquisition Proposals; Change in Recommendation

Until 11:59 p.m. (New York City time) on September 22, 2016, which is referred to as the “go shop period end time,” Global II and the Global II OP had the right to, directly or indirectly, initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably lead to any acquisition proposal. Global II did not receive any acquisition proposals or potential acquisition proposals prior to the go shop period end time. Following the go shop period end time, Global II has agreed to not initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably lead to any acquisition proposal. See “The Merger Agreement — Covenants and Agreements — Global II Acquisition Proposals; Change in Recommendation” beginning on page 146.

Termination of the Merger Agreement

GNL and Global II may mutually agree to terminate the merger agreement before completing the merger, even after receipt of approval of transactions contemplated by the merger agreement by the GNL stockholders or approval of the company merger and the other transactions contemplated by the merger agreement by the Global II stockholders.

In addition, either GNL or Global II (so long as it is not at fault) may decide to terminate the merger agreement if:

•	the merger is not consummated by March 23, 2017;
•	there is a final, non-appealable order or injunction prohibiting the merger;
•	GNL stockholders fail to approve the transactions contemplated by the merger agreement; or
•	Global II stockholders fail to approve the company merger and the other transactions contemplated by the merger agreement.

Global II may also decide to terminate the merger agreement if:

•	GNL, the GNL OP or Merger Sub materially breaches the merger agreement and does not cure such breach within a specified period;
•	GNL, the GNL Board or the GNL Special Committee, for any reason, has effected a GNL change in recommendation; or
•	Global II or the Global II OP enters into an alternative acquisition agreement with respect to a superior proposal, provided that Global II concurrently pays the termination payment.

GNL has reciprocal termination rights as Global II as described above.

For more information regarding the rights of GNL and Global II to terminate the merger agreement, see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 153.

Expenses

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, each of GNL and Global II are obligated to pay the other party an amount up to $5.0 million in expense reimbursement in certain circumstances. Additionally, the merger agreement provides for the payment of a termination fee by GNL or Global II in the amount of $6.0 million in certain circumstances.

For more information regarding the expense reimbursement, see “The Merger Agreement — Termination Fees and Expenses” beginning on page 154.

Material U.S. Federal Income Tax Consequences of the Merger

The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the merger that GNL and Global II receive a written opinion from their tax counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, U.S. Stockholders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 117) of Global II common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Global II common stock solely for GNL common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of GNL common stock. U.S. Stockholders will recognize gain or loss attributable to cash received in lieu of their fractional shares of GNL common stock. Any gain recognized generally will be long-term capital gain, provided certain holding period and other requirements are met.

Holders of GNL common stock will not recognize any gain or loss as a result of the merger as a result of their ownership of GNL common stock.

For further discussion of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 118.

Holders of Global II common stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any other federal, state, local or non-U.S. income and other tax laws) of the merger.

Accounting Treatment of the Merger

The mergers will be accounted for as an integrated business combination transaction by GNL in accordance with Accounting Standards Codification Topic 805, Business Combinations. In applying the acquisition method specified by this guidance, it is necessary to identify an accounting acquirer which, in a transaction in which consideration consists solely of shares, is generally the entity that issues the shares. Other factors to consider, however, in identifying an accounting acquirer include, but are not limited to, the relative size of the merging company, the relative voting interests of the respective stockholders, the composition of senior management, the composition of the board of directors, the existences of a large minority voting interest and the terms of the exchange of equity interests.

After consideration of these factors, GNL has been identified as the accounting acquirer. In reaching this conclusion, emphasis was placed on the relative size of the merging companies, the relative voting interests of the respective stockholders subsequent to the mergers and the fact that GNL initiated the transaction and will issue its shares as consideration. No premium will be paid to any stockholder group, and a large minority voting interest will not exist in the combined company. Accordingly, Global II’s assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) will be recorded at their respective fair value at the date of the mergers.

The estimated fair value of the assets acquired, liabilities assumed and consideration transferred may change significantly until such time that the mergers close. Consolidated financial statements of the combined company issued after the mergers will reflect these fair value adjustments and the consolidated results of operations subsequent to the date of the mergers. As GNL has been determined to be the accounting acquirer, its historical financial statements will become the historical financial statements of the combined company upon consummation of the mergers. Refer to the section entitled “Unaudited Pro Forma Consolidated Financial Statements” beginning on page F-1-2 of this joint proxy statement/prospectus.

Comparison of Rights of GNL Stockholders and Global II Stockholders

At the effective time of the merger, Global II stockholders will become stockholders of GNL and, accordingly, their rights will be governed by GNL’s charter and bylaws and the laws of the State of Maryland. GNL’s charter and bylaws contain provisions that are different from Global II’s charter and bylaws in a number of ways.

For a summary of certain differences between the rights of GNL stockholders and Global II stockholders, see “Comparison of Rights of GNL Stockholders and Global II Stockholders” beginning on page 158.

Recent Developments

GNL has formulated an asset recycling plan for the disposition of targeted properties, or the Asset Recycling Plan. GNL intends to use the proceeds of the Asset Recycling Plan for the reduction of post-merger combined company debt as well as other corporate uses. Pursuant to the Asset Recycling Plan, GNL’s management has identified 34 of GNL’s U.S. assets and two of GNL’s European assets for possible sale. As of the date of this joint proxy statement/prospectus, GNL has closed or is under contract or binding letter of intent for sale of 33 of the 34 U.S. assets. The purchase price of those 33 assets was $86.8 million and the contract sale price, or sale price contemplated in the letter of intent, if applicable, is $91.2 million. GNL’s management is currently marketing the remaining one U.S. asset and two European assets. The U.S. asset was purchased for $13.4 million. The two properties in Europe were purchased for a combined $84.4 million.

Global II has formulated a limited asset recycling plan for the disposition of two targeted properties, or the Global II Asset Recycling Plan. Global II intends to use the proceeds of the Global II Asset Recycling Plan for the reduction of its company debt as well as other corporate uses. Pursuant to the Global II Asset Recycling Plan, Global II’s management has identified one U.S. asset and one European asset for possible sale. While the Global II Board approved the Global II Asset Recycling Plan and authorized Global II’s management to engage brokers to assist with the sale of the identified properties and enter into negotiations with prospective buyers, as of the date of this joint proxy statement/prospectus, Global II is not under contract for the sale of either of the two properties. Each property sale pursuant to the Global II Asset Recycling Plan would require approval by the Global II Board, and would require approval by the GNL Board of a waiver of the covenant contained in the Merger Agreement restricting sales of properties. The two properties were purchased for a combined total of $108.0 million. The projections of Global II’s management provided to BMO did not assume the sale of any assets pursuant to the Asset Recycling Plan. The projections of GNL’s management provided to UBS assumed the sale of one asset owned by Global II following completion of the merger.

Selected Historical Financial Information of GNL

Presented below is the selected consolidated financial data of GNL as of and for the periods indicated.

The historical financial data as of December 31, 2015 and 2014 were derived from GNL’s historical audited consolidated financial statements which are included in this joint proxy statement/prospectus.

The historical financial data as of December 31, 2013, 2012 and 2011 were derived from GNL’s historical audited condensed consolidated financial statements.

The historical financial data as of June 30, 2016 were derived from GNL’s historical unaudited consolidated financial statements, which are included in this joint proxy statement/prospectus. In GNL’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim June 30, 2016 financial information. Interim results for the six months ended and as of June 30, 2016 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2016.

You should read this selected historical financial information together with the consolidated financial statements included in reports that are included in this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of operations and financial condition of GNL contained in such reports.

	GNL Historical as of
	June 30, 2016	December 31,
Balance sheet data (In thousands)		2015	2014	2013	2012	2011
Total real estate investments, at cost	$2,513,354	$2,546,304	$2,340,039	$196,908	$2,585	$—
Total assets	$2,436,306	$2,547,968	$2,428,797	$214,927	$2,933	$559
Mortgage notes payable	$507,075	$531,708	$281,186	$76,904	$1,228	$—
Credit facility	$673,674	$717,286	$659,268	$—	$—	$—
Total liabilities	$1,265,887	$1,327,849	$1,012,128	$92,207	$3,729	$375
Total equity	$1,170,419	$1,220,119	$1,416,669	$122,720	$(796)	$184

	GNL Historical Results for the
Operating data (In thousands, except share and per share data)	Six Months Ended June 30, 2016		Year Ended December 31,				Period from July 13, 2011 (date of inception) to December 31, 2011
		2015	2014	2013	2012
Total revenues	$108,150		$205,332	$93,383	$3,951	$30	$—
Operating expenses	71,129		172,123	136,943	10,007	433	16
Operating income (loss)	37,021		33,209	(43,560)	(6,056)	(403)	(16)
Total other expenses	(13,551)		(29,335)	(11,465)	(933)	(10)	—
Income taxes (expense) benefit	(980)		(5,889)	1,431	—	—	—
Net income (loss)	22,490		(2,015)	(53,594)	(6,989)	(413)	(16)
Non-controlling interests	(239)		(50)	—	—	—	—
Net income (loss) attributable to stockholders	$22,251		$(2,065)	$(53,594)	$(6,989)	$(413)	$(16)
Per share data:
Dividends declared per common share	$0.36		$0.71	$0.71	$0.71	$0.71	$—
Net loss per common share – basic and diluted	$0.13		$(0.01)	$(0.43)	$(1.28)	$(6.43)	NM
Weighted-average number of common shares outstanding, basic and diluted	168,948,472		174,309,894	126,079,369	5,453,404	64,252	22,222

Selected Historical Financial Information of Global II

Presented below is the selected consolidated financial data of Global II as of and for the periods indicated. The selected financial data as of December 31, 2015 and 2014, and for the year ended December 31, 2015 and for the period ended from April 23, 2014 (date of inception) to December 31, 2014 have been derived from Global II’s historical audited consolidated financial statements, which are included in this joint proxy statement/prospectus.

The historical financial data as of June 30, 2016 were derived from Global II’s historical unaudited consolidated financial statements, which are included in this joint proxy statement/prospectus. In Global II’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim June 30, 2016 financial information. Interim results for the six months ended and as of June 30, 2016 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2016.

You should read this selected historical financial information together with the consolidated financial statements included in reports that are included in this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of operations and financial condition of Global II contained in such reports.

	Global II Historical as of
	June 30, 2016	December 31,
Balance sheet data (In thousands)		2015	2014
Total real estate investments, at cost	$586,360	$603,275	$33,460
Total assets	$636,880	$677,120	$49,365
Short term notes payable	$—	$—	$6,746
Mortgage notes payable	$287,972	$281,442	$17,139
Credit facililty	$—	$28,630	$—
Mezzanine facility	$132,716	$136,777	$—
Total liabilities	$453,336	$476,989	$26,060
Total stockholders’ equity	$183,544	$200,131	$23,305

	Global II Historical Results for the
Operating data (In thousands, except share and per share data)	Six Months Ended June 30, 2016	Year Ended December 31, 2015	Period from April 23, 2014 (date of inception) to December 31, 2014
Total revenues	$25,073	$21,648	$20
Operating expenses	18,161	59,231	2,414
Operating income (loss)	6,912	(37,583)	(2,394)
Total other expenses	(14,158)	(9,133)	(60)
Income tax (expense) benefit	(540)	2,201	—
Net loss	$(7,786)	$(44,515)	$(2,454)
Per share data:
Basic and diluted net loss per common share	$(0.63)	$(5.59)	$(3.58)
Basic and diluted weighted average number of common shares outstanding	12,363,312	7,958,663	684,769

Selected Unaudited Pro Forma Consolidated Financial Information

The following selected unaudited pro forma consolidated financial information as of and for the six months ended June 30, 2016 and for the year ended December 31, 2015 presents the pro forma effect of the merger on the combined results of operations and financial condition of the combined company as if the merger had become effective on January 1, 2015, with respect to statements of operations data and dividends/distributions declared, and on June 30, 2016 with respect to balance sheet data.

The selected unaudited pro forma consolidated financial information has been derived from and should be read in conjunction with the unaudited pro forma consolidated financial information and accompanying notes included in this joint proxy statement/prospectus beginning on page F-1-1. The unaudited pro forma consolidated financial information should be read in conjunction with GNL’s consolidated financial statements and Global II’s historical consolidated financial statements, including the notes thereto, which are included beginning on page F-2-1 of this joint proxy statement/prospectus.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements.

Unaudited Comparative Per Share Information

The following table sets forth, for the six months ended June 30, 2016, and for the year ended December 31, 2015, and as of January 1, 2016, selected per share information for GNL common stock on a historical and pro forma combined basis and for Global II common stock on a historical and pro forma equivalent basis, each on an unaudited basis after giving effect to the merger. The data is derived from and should be read in conjunction with the GNL and Global II audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements of GNL and Global II and related notes, and the unaudited pro forma condensed consolidated financial information and related notes, which are included elsewhere in this joint proxy statement/prospectus.

The pro forma consolidated Global II equivalent information shows the effect of the merger from the perspective of an owner of Global II common stock.

The unaudited pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the period presented, nor is it necessarily indicative of future operating results or financial position of the combined company. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus.

The pro forma net income per share includes the combined income from continuing operations of GNL and Global II on a pro forma basis as if the transactions were consummated on June 30, 2016.

	GNL		Global II
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
As of June 30, 2016
Book value per common share	$6.76	$6.83	$14.60	$15.50
For the Six Months Ended June 30, 2016
Basic and diluted net income (loss) attributable to stockholders per share	$0.13	$0.08	$(0.63)	$(0.21)
Dividends/distributions declared per common share	$0.36	$0.36	$0.88	$0.81
For the Year Ended December 31, 2015
Basic and diluted net loss per share	$(0.01)	$(0.24)	$(5.59)	$(2.44)
Dividends/distributions declared per common share	$0.71	$0.71	$1.78	$1.61

Comparative GNL and Global II Market Price and Distribution Information

GNL’s Market Price Data

GNL common stock is listed on the NYSE under the symbol “GNL.” This table sets forth, for the periods indicated, the high and low sales prices per share of GNL common stock, as reported by the NYSE, and dividends declared per share of GNL common stock.

	Price Per Share of Common Stock		Dividends Declared Per Share
	High	Low
2016
First Quarter	$8.65	$5.77	$0.178
Second Quarter	$8.98	$7.46	$0.178
Third Quarter	$8.82	$7.67	$0.178
Fourth Quarter through November 7, 2016	$8.23	$7.25	$0.118
2015
Second Quarter	$10.07	$8.75	$0.002	(1)
Third Quarter	$9.20	$7.30	$0.178
Fourth Quarter	$9.29	$7.76	$0.178

(1)	Cash distributions in the second quarter of 2015 represent dividends paid for June 2, 2015 based on a monthly dividend rate per share of $0.059.

Global II’s Distribution Data

There is no established public trading market for shares of Global II common stock. This table sets forth, for the periods indicated, the aggregate amount of cash distributions paid, including distributions reinvested pursuant to the distribution reinvestment plan, during such quarter. The first distribution payment was made in December 2014, relating to the period from November 1, 2015 through November 30, 2015.

	For the Period from April 23, 2014 (date of inception) to December 31, 2014		Three Months Ended												Period from April 23, 2014 (date of inception) to June 30, 2016
			March 31, 2015		June 30, 2015		September 30, 2015		December 31, 2015		March 31, 2016		June 30, 2016
(In thousands)		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions
Distributions:(1)
Distributions paid in cash	$59		$426		$1,359		$2,322		$2,749		$2,967		$3,287		$13,169
Distributions reinvested pursuant to the DRIP	28		254		951		1,971		2,409		2,436		2,247		10,296
Total distributions	$87		$680		$2,310		$4,293		$5,158		$5,403		$5,534		$23,465
Source of distributions coverage:
Cash flows provided by operations(1)	$—	0%	$—	0%	$—	0%	$—	0%	$—	0%	$2,967	54.9%	$3,287	59.4%	$6,254	27%
Proceeds from issuance of common stock	59	67.8%	426	62.6%	1,359	58.8%	2,322	54.1%	2,749	53.3%	—	0.0%	—	0.0%	6,915	29.5%
Common stock issued under the DRIP/offering proceeds	28	32.2%	254	37.4%	951	41.2%	1,971	45.9%	2,409	46.7%	2,436	45.1%	2,247	40.6%	10,296	43.9%
Total sources of distribution coverage	$87	100.0%	$680	100.0%	$2,310	100.0%	$4,293	100.0%	$5,158	100.0%	$5,403	100.0%	$5,534	100.0%	$23,465	100.0%
Cash flows (used in) provided by operations (GAAP basis)	$(2,840)		$(5,852)		$(6,843)		$(848)		$(14,400)		$8,168		$487		$(22,128)
Net loss (in accordance with GAAP)	$(2,454)		$(8,219)		$(14,790)		$(51)		$(21,455)		$(4,663)		$(3,123)		$(54,755)

(1)	Distribution amounts exclude distributions related to unvested restricted shares and Class B Units for the periods indicated.

On October 5, 2012, the GNL Board authorized and GNL declared an annual distribution rate to $0.71 per share, which became payable commencing with GNL’s November 28, 2012 distribution, and $0.71 per share was paid in December 2012 to recordholders as of the close of business on November 30, 2012. If GNL continues to pay monthly cash distributions at the rate of $0.059166667 per share after the merger, this dividend, from the perspective of a holder of Global II common stock, would be equivalent to a monthly distribution of approximately $0.13 per share of Global II common stock, using the exchange ratio of 2.27.

Recent Closing Prices

The following table sets forth the closing per share sales prices of GNL common stock as reported on the NYSE, respectively, on August 5, 2016, the last full trading date before the public announcement of the execution of the merger agreement by GNL and Global II, and on November 7, 2016, the latest practicable trading date before the date of this joint proxy statement/prospectus:

GNL Common Stock
August 5, 2016	$8.63
September 15, 2016	$7.94
November 7, 2016	$7.27

The market price of GNL common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the merger.

Following the transaction, GNL common stock will continue to be listed on the NYSE. GNL has agreed to use commercially reasonable efforts to cause the shares of GNL common stock to be issued to Global II stockholders pursuant to the merger agreement to be approved for listing on the NYSE prior to the effective time of the merger, subject to official notice of issuance, and the listing of the shares of GNL common stock to be issued to Global II stockholders is a condition to the closing of the merger. If the merger is completed, shares of Global II common stock will be deregistered under the Exchange Act.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44, you should carefully consider the following risks before deciding whether to vote for (1) if you are a GNL stockholder, the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders in connection with the merger or (2) if you are a Global II stockholder, the approval of the company merger and other transactions contemplated by the merger agreement. In addition, you should read and consider the risks associated with the business of GNL because these risks will also affect the operations and financial results of the combined company, the ability of the combined company to pay distributions and the stock price of the combined company. Risks in relation to GNL can be found in GNL’s Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed by GNL with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 168. The occurrence of any of the risks discussed in this joint proxy statement/prospectus could have a material adverse effect on GNL’s or Global II’s business, results of operations, financial condition and the value of GNL common stock and Global II common stock, as well as the business, results of operations, financial condition of the combined company and the value of GNL common stock following the closing of the merger.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either the market price of GNL common stock or the value of Global II common stock.

Upon the consummation of the merger, each share of Global II’s common stock will be converted into the right to receive 2.27 shares of common stock of GNL. This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of GNL common stock or the value of Global II common stock. Changes in the price of GNL common stock or the value of Global II common stock prior to the merger will affect the market value of the merger consideration that Global II stockholders will receive at the effective time of the merger and the value of the Global II common stock being acquired by GNL in the merger. Stock price changes may result from a variety of factors (many of which are beyond the control of GNL or Global II), including the following factors:

•	market reaction to the announcement of the terms of the merger or the prospects of the combined company;
•	changes in market assessments of the business, operations, financial position and prospects of either company;
•	market assessments of the likelihood that the merger will be completed;
•	interest rates, general market and economic conditions and other factors generally affecting the value of triple net lease payments or the price of GNL common stock or the value of Global II common stock;
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which GNL and Global II operate;
•	the impact of a decision by a majority of voters in the United Kingdom to exit the European Union, known as “Brexit,” which could adversely affect market rental rates and commercial real estate values in the United Kingdom and Europe, result in foreign currency exchange rate fluctuations and may, among other things, adversely affect GNL’s ability to secure debt financing and service future debt obligations; and
•	other factors beyond the control of GNL and Global II, including those described or referred to elsewhere in this “Risk Factors” section.

The price of GNL common stock at the consummation of the merger will vary from the price on the date the merger agreement was executed. As a result, the market value of the merger consideration received by Global II stockholders will vary. For example, based on the range of closing prices of GNL common stock during the period from August 5, 2016, the last trading date before public announcement of the merger agreement, through November 7, 2016, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 2.27 shares of GNL common stock per share of Global II common stock represented a market value ranging from a low of $15.71 to a high of $19.64. The market for GNL common stock has experienced price and volume fluctuation. The value of Global II common stock is dependent on, among other factors, the market value of Global II’s properties. Factors such as operating performance, actual or anticipated differences in operating results, changes in market valuations of similar companies, strategic decisions by GNL or Global II, including the merger, or strategic decisions by GNL’s or Global II’s competitors, the realization of any of the other risk factors presented or incorporated by reference in this joint proxy statement/prospectus, and other factors, including factors unrelated to GNL’s or Global II’s performance such as general market conditions and changes in interest rates that may impact other companies, including GNL’s and Global II’s competitors, could cause the market price of GNL common stock, and the value of Global II’s common stock, to fluctuate.

Because the merger will be completed after the date of the special meetings, at the time of the special meetings, you will not know the exact market value of the GNL common stock that Global II stockholders will receive upon completing the merger. You should, therefore, consider the following additional risks:

•	if the price of GNL common stock increases between the date the merger agreement was signed and the effective date of the merger, Global II stockholders will receive shares of GNL common stock with a greater value than at the time the agreement was signed.
•	if the price of GNL common stock declines between the date the merger agreement was signed or the date of the special meetings and the effective time of the merger, then Global II stockholders will receive shares of GNL common stock that have a market value less than at the time the agreement was signed.

Therefore, Global II stockholders cannot be sure of the market value of the GNL common stock they will receive upon completion of the merger or at any time after the completion of the merger.

There is currently no active trading market for Global II common stock, so there is no easily discernable market value for Global II common stock. The value of Global II common stock at the consummation of the merger may vary from its value on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings. Therefore, GNL stockholders cannot be sure of the market value of Global II common stock to be exchanged upon completion of the merger.

The company merger and related transactions are subject to approval by stockholders of both GNL and Global II.

In order for the merger to be completed, Global II stockholders must approve the company merger and the other transactions contemplated by the merger agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of Global II common stock entitled to vote on this proposal at Global II’s special meeting. In addition, while a vote of GNL stockholders is not required to approve the company merger under Maryland law, if the GNL stockholders do not approve of the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders, by the affirmative vote of at least a majority of the votes cast on the proposal, provided that a quorum is present, the GNL Board retains the ability to terminate the merger agreement. If either or both of these votes are not obtained by March 23, 2017, the merger may not be consummated. The failure to achieve expected benefits and unanticipated costs relating to the merger could reduce GNL’s financial performance.

GNL and Global II stockholders may be diluted by the merger.

The merger will dilute the relative ownership position of the current GNL stockholders and result in Global II stockholders having an ownership stake in GNL that is smaller than their current stake in Global II. In connection with the company merger, GNL expects to issue approximately 28,402,437 shares of GNL common stock to the holders of Global II common stock, based on the number of shares of Global II common stock outstanding, including unvested restricted shares, on Global II’s record date. GNL stockholders and the former Global II stockholders are expected to hold approximately 86% and 14%, respectively, of the combined company’s common stock outstanding immediately after the merger. In addition, as of Global II’s record date, approximately 284,000 shares of GNL common stock were issuable in connection with the partnership merger. Consequently, GNL stockholders and Global II stockholders, as a general matter, will have less influence over the management and policies of GNL after the merger than each had over the management and policies of GNL and Global II, as applicable, immediately prior to the merger and will own a reduced percentage of the economic interests in the company.

If the merger does not occur, one of the companies may incur payment obligations to the other.

If the merger agreement is terminated under certain circumstances, GNL or Global II, as applicable, are obligated to pay the other party up to $5.0 million in expense reimbursements and may be obligated to pay a termination fee. Additionally, under certain circumstances, Global II may be obligated to pay GNL a termination fee in the amount of $6.0 million.

Failure to complete the merger could negatively impact the future business and financial results of either or both entities.

If the merger is not completed, the ongoing businesses of either or both entities could be adversely affected and each of GNL and Global II will be subject to several risks, including the following:

•	having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;
•	having to divert management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and
•	failing to realize the expected benefits of the merger.

The pendency of the merger could adversely affect the business and operations of either or both entities.

In connection with the pending merger, some tenants or vendors of each of GNL and Global II may delay or defer decisions because of uncertainty concerning the outcome of the merger, which could negatively impact the revenues, earnings, cash flows and expenses of GNL and Global II, regardless of whether the merger is completed. In addition, due to operating covenants in the merger agreement, each of GNL and Global II may be unable, during the pendency of the merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if these actions would prove beneficial.

Certain of the directors and executive officers of each of GNL and Global II have interests in seeing the merger completed that are different from, or in addition to, those of the other GNL stockholders and Global II stockholders, respectively.

Certain of the directors and executive officers of each of GNL and Global II, including in their capacity as executives and members of the Global II Advisor, may have interests in the merger that are different from, or in addition to, those of the Global II stockholders and the GNL stockholders, respectively. All of the executive officers of GNL are also executive officers of Global II, the Global II Advisor and the Global II Property Manager. These interests include:

•	the continuing employment and employee benefits by the GNL Advisor or GNL Property Manager;
•	while the Global II Advisory Agreement has a term of one year and may be terminated on 45 days’ notice with cause or 60 days’ notice without cause or penalty (as defined in the Global II Advisory Agreement), the initial term of the GNL Advisory Agreement does not expire until June 1, 2035, subject to automatic renewals for consecutive five-year terms unless the independent members of the GNL Board elect not to renew or unless terminated in accordance with a change in control or for cause (as defined in the GNL Advisory Agreement) including payment by GNL of a termination fee of up to 2.5 times the compensation paid to the GNL Advisor in the previous year, plus expenses;

•	all outstanding and unvested restricted shares of Global II held by Global II’s independent directors will vest upon closing of the merger; and
•	all outstanding Global II OP Units, some of which are indirectly owned by the directors and executive officers of each of GNL and Global II, will vest and will be converted into the right to receive 2.27 shares of GNL common stock.

These interests, among other things, may influence the directors and executive officers of each of GNL and Global II to support and approve the merger.

The merger agreement contains provisions that could discourage a potential competing acquiror or could result in any competing proposal being at a lower price than it might otherwise be.

Except for a 45 day go shop period that expired on September 22, 2016, the merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict Global II’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of Global II. In addition, if the Global II Board changes its recommendation and the merger agreement is terminated, Global II will be required to pay GNL a termination fee of $6.0 million. In addition, GNL generally has an opportunity to offer to modify the terms of the proposed merger in response to any competing acquisition proposals that may be made before the Global II Board may withdraw or qualify its recommendation. Both GNL and Global II may be required to pay a termination fee and expense reimbursement to the other in the case of a breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement. GNL also may be required to pay a termination fee and expense reimbursement to Global II if the GNL Board or the GNL Special Committee change their recommendations to the GNL stockholders prior to the GNL stockholders voting on the proposals contained in this proxy statement.

These provisions could discourage a potential acquiror that might have an interest in acquiring all or a significant part of Global II from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger with GNL, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee or expense reimbursement that may become payable in certain circumstances.

The merger agreement contains provisions that grant the GNL Board and the Global II Board a general ability to terminate the merger agreement based on the exercise of the directors’ duties.

Either GNL or Global II may terminate the merger agreement, subject to the terms thereof, in response to a material event, circumstance, change or development that was not known to the applicable entity’s board of directors prior to the execution of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the applicable entity’s board of directors prior to the effective time of the merger if the applicable entity’s board of directors determines in good faith, after consultation with outside legal counsel, that failure to change its recommendation with respect to the merger (and to terminate the merger agreement) would be inconsistent with the directors’ duties under applicable law. If the merger is not completed, the ongoing businesses of GNL and Global II could be adversely affected.

There may be unexpected delays in the consummation of the merger, which could impact the ability to timely achieve the benefits associated with the merger.

The merger agreement grants either GNL or Global II the right to terminate the merger agreement if the merger has not occurred by March 23, 2017. Certain events may delay the consummation of the merger. Some of the events that could delay the consummation of the merger include difficulties in obtaining the approval of GNL stockholders or Global II stockholders or satisfying the other closing conditions to which the merger is subject.

The merger is subject to a number of conditions which, if not satisfied or waived, would adversely impact GNL’s ability to complete the transactions.

The merger is subject to certain closing conditions, including, among other things (a) the approval of the company merger and the other transactions contemplated by the merger agreement by the Global II stockholders, (b) the approval of the transactions contemplated by the merger agreement, including approving the issuance of GNL common stock to the Global II stockholders by the GNL stockholders (which is not specified as a closing condition, but if this approval is not obtained, either party will have the right to terminate the merger agreement), (c) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards and (d) certain other conditions described in “The Merger Agreement.” There can be no assurance these conditions will be satisfied or waived, if permitted or the occurrence of any effect, event, development or change will not transpire. Therefore, there can be no assurance with respect to the timing of the closing of the merger or whether the merger will be completed at all.

GNL will have additional indebtedness following the merger and may need to incur more in the future.

GNL will have additional indebtedness following completion of the merger. At June 30, 2016, GNL and Global II had total outstanding indebtedness of approximately $1,187 million and $426.3 million, respectively. The outstanding indebtedness of Global II at June 30, 2016 will be assumed or repaid using funds available under credit facilities of $426.3 million at the closing of the merger. The pro forma principal balance of GNL’s outstanding indebtedness, assuming the merger occurred on June 30, 2016, was approximately $1,595 million. GNL’s pro forma leverage ratio (total debt as a percentage of total purchase price of real estate investments, based on the exchange rate at the time of purchase), assuming the merger occurred on June 30, 2016, was 49.0%.

In addition, GNL may incur additional indebtedness in the future. The amount of this indebtedness could have material adverse consequences for the combined company, including:

•	hindering GNL’s ability to adjust to changing market, industry or economic conditions;
•	limiting GNL’s ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms or to fund acquisitions;
•	limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses; and
•	making the combined company more vulnerable to economic or industry downturns, including interest rate increases.

Moreover, to respond to competitive challenges, the combined company may be required to raise additional capital to execute its business strategy. GNL’s ability to arrange additional financing will depend on, among other factors, GNL’s financial position and performance, as well as prevailing market conditions and other factors beyond GNL’s control.

GNL and Global II expect to incur substantial expenses related to the merger and may be unable to realize the anticipated benefits of the merger or do so within the anticipated timeframe.

GNL and Global II expect to incur substantial expenses in connection with completing the merger. There are a number of factors beyond GNL’s and Global II’s control that could affect the total amount or the timing of these transaction expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction expenses associated with the merger could, particularly in the near term, exceed the savings that GNL expects to achieve following the completion of the merger.

The merger involves the combination of two companies that currently operate as independent public companies. Even though the companies are operationally similar, the combined company will be required to devote management attention and resources to integrating the properties and operations of GNL and Global II, which could prevent the combined company from fully achieving the anticipated benefits of the merger, including the expected annual general and administrative cost savings of up to $4.1 million.

The market price of GNL common stock may decline as a result of the merger.

The market price of GNL common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the merger on GNL’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, following the effective time of the merger, GNL stockholders and former Global II stockholders will own interests in a combined company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders of GNL and Global II may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of GNL common stock. If, following the effective time of the merger, there is selling pressure on GNL common stock that exceeds demand on the market price, the price of GNL common stock could decline.

After the merger is completed, Global II stockholders who receive GNL common stock in the merger will have different rights that may be less favorable than their current rights as Global II stockholders.

After the consummation of the merger, Global II stockholders will have different rights than they currently have as Global II stockholders, including, without limitation, certain voting rights and access to records. See “Comparison of Rights of GNL Stockholders and Global II Stockholders” beginning on page 158.

An adverse judgment in a lawsuit challenging the merger may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

There may be lawsuits filed challenging the merger, which could, among other things, result in GNL and Global II incurring costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. Further, an injunction could be issued, prohibiting the parties from completing the merger on the agreed-upon terms in the expected time frame, or may prevent it from being completed altogether. This type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of GNL’s and Global II’s businesses.

Counterparties to certain significant agreements with Global II may have consent rights that may be triggered in connection with the merger.

Global II is party to certain agreements that give the counterparty certain rights, including consent rights, in connection with “change in control” transactions. Under certain of these agreements, the merger may constitute a “change in control” and, therefore, the counterparty may assert its rights in connection with the merger. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available. In addition, the failure to obtain consent under one agreement may be a default under agreements and, thereby, trigger rights of the counterparties to such other agreements, including termination rights where available.

GNL may incur adverse tax consequences if Global II has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

If Global II has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, GNL may inherit significant tax liabilities and could lose its REIT status should disqualifying activities continue after the merger.

If the merger fails to qualify as a reorganization under the Code, there will be adverse tax consequences.

The parties intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the obligations of both GNL and Global II to complete the merger that they each receive an opinion from Proskauer Rose LLP to that effect. This tax opinion will be based on factual representations made by GNL and Global II, and on customary assumptions. This tax opinion represents the legal judgment of outside counsel to GNL and Global II and is not binding on the IRS.

If the merger were to fail to qualify as a reorganization, then a Global II shareholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the amount of cash received (including cash received in lieu of a fractional GNL common share) and the fair market value of the GNL common shares received in the merger (determined at the effective time of the merger) and (ii) the Global II shareholder’s adjusted tax basis in the Global II shares deemed surrendered in the merger. Moreover, Global II would be treated as selling, in a taxable transaction, all of its assets to GNL, with the result that Global II would generally recognize gain or loss on the deemed transfer of its assets to GNL and, unless Global II has made distributions (which would be deemed to include for this purpose the cash and fair market value of the GNL common shares issued pursuant to the merger) to Global II shareholders in an amount at least equal to the net income or gain on the deemed sale of its assets to GNL, Global II could incur a significant current tax liability, which, as a result of the merger, GNL would be liable for.

Risk Factors Relating to GNL Following the Merger and GNL’s Operations Generally

GNL’s credit facility contains provisions that could limit its ability to pay certain restricted payments, including, dividends and other distributions in respect of GNL’s capital stock.

GNL’s credit facility imposes limitations on GNL’s ability to make certain restricted payments. Payment of such dividends and other distributions in respect of GNL’s capital stock would constitute a restricted payment under GNL’s credit facility. The credit agreement for GNL’s credit facility provides that, in order to make such a restricted payment, there must not be a continuing default under the credit facility at the time of payment or a default resulting from such payment and the amount of such payment, when added with all other restricted payments, cannot exceed 95% of modified funds from operations (as defined consistent with the Investment Program Association’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations).

When dividends or other distributions to holders of GNL’s capital stock become payable, GNL may be unable to satisfy the conditions required to make such a restricted payment under its credit facility and, therefore, may be unable to fund such an obligation from borrowings under such credit facility or at all without the approval of the lenders thereunder. If GNL makes such a restricted payment, GNL’s ability to make other restricted payments will be further constrained.

GNL cannot assure you that it will be able to continue paying distributions at the current rate, or increase distributions over time.

GNL plans to continue its current monthly distribution practices following the merger. However, GNL stockholders may not receive the same distributions following the merger for various reasons, including the following:

•	as a result of the merger and the issuance of shares of GNL common stock in connection with the merger, the total amount of cash required for GNL to pay distributions at its current rate will increase;
•	GNL may not have enough cash to pay such distributions due to changes in GNL’s cash requirements, capital spending plans, cash flow or financial position;
•	cash available for distributions may vary substantially from estimates;
•	rents from properties may not increase, and future acquisitions of properties, real estate-related debt or real estate-related securities may not increase GNL’s cash available for distributions to stockholders;
•	decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the GNL Board, which reserves the right to change GNL’s dividend practices at any time and for any reason;

•	GNL may desire to retain cash to maintain or improve its credit ratings; and
•	the amount of distributions that GNL’s subsidiaries may distribute to GNL may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

GNL’s stockholders have no contractual or other legal right to dividends or distributions that have not been declared.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded portfolio and operations following the merger.

Following the merger, the combined company will have an expanded portfolio and operations and likely will continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The combined company cannot assure you that its expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

GNL has incurred operating losses and cannot guarantee that GNL will achieve profitability.

Since its inception in July 2011 through June 30, 2016, GNL has incurred cumulative net losses (calculated in accordance with U.S. GAAP) equal to $40.8 million. The extent of GNL’s future operating losses and the timing of the profitability are highly uncertain, and GNL may never achieve or sustain profitability.

GNL’s capital resources may be insufficient to support its operations. If GNL’s capital resources are not sufficient, GNL may not be able to, among other things:

•	identify and acquire investments that further its investment strategies;
•	respond to competition for its targeted real estate properties and other investments as well as for potential investors; and
•	continue to build and expand its operations structure to support its business.

GNL cannot guarantee that it will succeed in achieving these goals.

If the GNL Advisor loses or is unable to obtain key personnel, including in the event another AR Global-sponsored program internalizes an entity whose employees overlap with those of the GNL Advisor, GNL’s ability to implement its investment strategies could be delayed or hindered, which could adversely affect GNL’s ability to pay dividends and the value of GNL common stock.

GNL’s success depends to a significant degree upon the contributions of its executive officers and other key personnel of the GNL Advisor. Neither GNL nor the GNL Advisor has an employment agreement with any of these key personnel and GNL cannot guarantee that all, or any particular one, will remain affiliated with GNL or the GNL Advisor. However, Mr. Bowman, the Chief Executive Officer of GNL and Global II, has an employment agreement with the Sponsor. If any of GNL’s key personnel were to cease their affiliation with the GNL Advisor, GNL’s operating results could suffer. Further, GNL does not separately maintain key person life insurance on any person. GNL believes that its future success depends, in large part, upon the ability of the GNL Advisor to hire, retain or contract services of highly skilled managerial, operational and marketing personnel. Competition for skilled personnel is intense, and there can be no assurance that the GNL Advisor will be successful in attracting and retaining skilled personnel. If the GNL Advisor loses or is unable to obtain the services of key personnel, the GNL Advisor’s ability to implement GNL’s investment strategies could be delayed or hindered, and the value of an investment in GNL’s shares may decline.

In addition, the GNL Advisor depends upon the fees and other compensation received from GNL to fund their respective operations. Any adverse changes in the financial condition of, or GNL’s relationship with, the GNL Advisor could hinder GNL’s operations and portfolio of investments. Additionally, changes in ownership or management practices, the occurrence of adverse events affecting the GNL Advisor or its affiliates or other companies advised by the GNL Advisor and its affiliates could create adverse publicity and adversely affect GNL and its relationship with lenders, tenants or counterparties.

GNL may terminate the GNL Advisory Agreement with the GNL Advisor in only limited circumstances, with payment of a termination fee.

GNL has limited rights to terminate the GNL Advisor. The initial term of the GNL Advisory Agreement expires on June 1, 2035, but is automatically renewed for consecutive five-year terms unless notice of termination is provided by either party to the agreement 365 days in advance of the expiration of the term. Further, GNL may terminate the agreement only under limited circumstances, such as a change in control of the Company or the GNL Advisor, for cause, or for failure to meet performance standards in the prior year. The current Global II Advisory Agreement has a one-year renewable term which may be terminated by Global II on 45 days’ notice for cause (as defined in the Global II Advisory Agreement) or by the independent directors of the Global II Board on 60 days’ notice without cause or penalty. The limited termination rights of the GNL Advisory Agreement will make it difficult for GNL to renegotiate the terms of the GNL Advisory Agreement or replace the GNL Advisor even if the terms of the agreement are no longer consistent with the terms offered to other externally-managed REITs.

Dividends paid from sources other than its cash flows from operations will result in GNL having fewer funds available for the acquisition of properties and other real estate-related investments.

GNL’s cash flows provided by operations were $59.9 million for the six months ended June 30, 2016, however dividends paid to common stockholders and distributions paid to the GNL OP Unit holders and long term incentive plan unit holders were $61.4 million. If GNL does not generate sufficient cash flows from its operations to fund dividends and distributions, GNL may have to reduce or suspend dividend payments, or pay dividends from other sources, such as from borrowings, the sale of additional securities, advances from the GNL Advisor, or the GNL Advisor’s deferral, suspension or waiver of its fees and expense reimbursements. Moreover, the GNL Board may change its dividend policy, in its sole discretion, at any time.

Funding dividends from borrowings could restrict the amount GNL can borrow for investments, which may affect its profitability. Funding dividends with the sale of assets or the proceeds from issuance of GNL common stock may affect its ability to generate cash flows. Funding dividends from the sale of additional securities could dilute a stockholder’s interest in GNL if GNL sells shares of GNL common stock or securities that are convertible or exercisable into shares of GNL common stock to third party investors. Payment of dividends from the mentioned sources could restrict its ability to generate sufficient cash flows from operations, affect its profitability or affect its ability to pay dividends, any or all of which may have an adverse effect on a stockholder’s investment.

Following the consummation of the merger, GNL will not have any tenants where income on a straight-line basis represents 5% annualized rental income on a straight line basis.

Following the merger, a high concentration of GNL’s properties in a particular geographic area may magnify the effect of any downturn in that geographic area and could have a disproportionate adverse effect on the value of its investments.

Following the consummation of the merger, GNL will derive 5.0% or more of its consolidated annualized rental income on a straight-line basis from properties located in the following countries and states:

Country or State	June 30, 2016
United Kingdom	21.8%
Germany	8.0%
The Netherlands	6.9%
Finland	5.7%

Country or State	June 30, 2016
United States
Texas	9.4%
Michigan	7.4%
California	5.1%
Other	27.5%
Total United States	49.4%
Total	91.8%

Following the merger, GNL will derive 91.8% of its consolidated annualized rental income on a straight-line basis from properties located in the United Kingdom, Germany, The Netherlands, Finland and the United States.

Any adverse situation that disproportionately affects a specific geographic region may have a magnified adverse effect on GNL’s portfolio. Factors that may negatively affect economic conditions in a specific geographic area include:

•	business layoffs, downsizing or relocations;
•	industry slowdowns;
•	relocation of businesses;
•	changing demographics;
•	increased telecommuting and use of alternative work places;
•	infrastructure quality;
•	any oversupply of, or reduced demand for, real estate;
•	concessions or reduced rental rates under new leases for properties where tenants defaulted; and
•	increased insurance premiums.

GNL is, and the combined company will be, subject to additional risks from international investments.

Approximately 60.4% of GNL’s properties, based on original purchase price, are located in the U.S. and the Commonwealth of Puerto Rico, 20.8% are located in Continental Europe and 18.8% are located in the United Kingdom and approximately 4.5% of Global II’s properties, based on original purchase price, are located in the United States, 55.1% are located in continental Europe and 40.4% are located in the United Kingdom. Accordingly, Global II’s portfolio has a greater risk (based on percentage of original purchase price) from foreign investments, including United Kingdom investments, than GNL. Following the merger, approximately 49.8% of GNL’s properties, based on original purchase price, will be located in the U.S. and the Commonwealth of Puerto Rico, 27.3% will be located in Continental Europe and 22.9% will be located in the United Kingdom.

Foreign investments pose several risks, including the following:

•	the burden of complying with a wide variety of foreign laws;
•	changing governmental rules and policies, including changes in land use and zoning laws, more stringent environmental laws or changes in these laws;
•	existing or new laws relating to the foreign ownership of real property or loans and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person’s or company’s country of origin;
•	the potential for expropriation;
•	possible exchange rate fluctuations;
•	imposition of adverse or confiscatory taxes;

•	changes in real estate and other tax rates and changes in other operating expenses in particular countries;
•	possible challenges to the anticipated tax treatment of the structures that allow U.S. companies to acquire and hold investments;
•	adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;
•	the willingness of domestic or foreign lenders to make loans in certain countries and changes in the availability, cost and terms of loan funds resulting from varying national economic policies;
•	general political and economic instability in certain regions;
•	the potential difficulty of enforcing obligations in other countries; and
•	GNL’s and Global II’s dependence on the GNL Service Provider and Global II Service Provider, respectively.

The United Kingdom’s departure from the European Union could adversely affect market rental rates and commercial real estate values in the United Kingdom and Europe, and may, among other things, adversely affect GNL, Global II or the combined company’s ability to secure debt financing and service future debt obligations.

The United Kingdom held a non-binding referendum on June 23, 2016, in which a majority of voters voted for Brexit. Negotiations are expected to commence to determine the future terms of the United Kingdom’s relationship with the European Union, including, among other things, the terms of trade between the United Kingdom and the European Union. If the United Kingdom exits the European Union, the effects will depend on any agreements the United Kingdom makes to retain access to European Union markets either during a transitional period or more permanently. The Brexit vote may:

•	adversely affect European and worldwide economic and market conditions;
•	adversely affect commercial property market rental rates in the United Kingdom and continental Europe, which could impair GNL, Global II or the combined company’s ability to pay dividends to their stockholders;
•	adversely affect commercial property market values in the United Kingdom and continental Europe;
•	result in foreign currency exchange rate fluctuations, especially if GNL, Global II or the combined company are unable to maintain currency exchange rate hedges;
•	adversely affect the availability of financing for commercial properties in the United Kingdom and continental Europe, which could impair GNL, Global II or the combined company’s ability to acquire properties and may reduce the price for which they are able to sell properties they have acquired; and
•	create further instability in global financial and foreign exchange markets, including volatility in the value of the sterling and euro.

Each of these effects may occur regardless of whether the United Kingdom departs from the European Union because the capital and credit markets are subject to volatility and disruption. A decline in economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in GNL, Global II or the combined company’s portfolio, which could, among other things, adversely affect GNL, Global II or the combined company’s business and financial condition. The merger could increase the risks for GNL because Global II has multiple properties located in the European Union.

A high concentration of tenants of GNL’s properties in a similar industry magnifies the effects of downturns in that industry and would have a disproportionate adverse effect on the value of its investments.

If tenants of GNL’s properties are concentrated in a certain industry category, any adverse effect on that industry generally would have a disproportionately adverse effect on GNL’s portfolio. As of June 30, 2016,

GNL had concentrations of properties in the following industries where annualized rental income on a straight-line basis represented 5.0% or greater of GNL’s consolidated annualized rental income on a straight-line basis:

Industry	June 30, 2016
Financial Services	9.5%
Discount Retail	9.0%
Technology	7.7%
Aerospace	7.1%
Healthcare	7.0%
Energy	6.9%
Government Services	6.4%
Utilities	6.1%
Freight	5.5%

Any adverse situation that disproportionately affects the industries listed above may have a magnified adverse effect on GNL’s portfolio.

Following the consummation of the merger, GNL will have concentrations of properties in the following industries where annualized rental income on a straight-line basis will represent 5.0% or greater of its consolidated annualized rental income on a straight-line basis:

Industry	June 30, 2016
Financial Services	13.0%
Discount Retail	7.3%
Technology	7.0%
Aerospace	5.8%
Healthcare	5.7%
Energy	5.6%
Telecommunications	5.6%
Government Services	5.5%

REITs are subject to a range of complex organizational and operational requirements.

As REITs, each of GNL and Global II must distribute to its stockholders with respect to each taxable year at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), without regard to the deduction for dividends paid and excluding net capital gain. A REIT must also meet certain requirements with respect to the nature of its income and assets and the ownership of its stock. For any taxable year that GNL or Global II fails to qualify as a REIT, then GNL or Global II, as the case may be, will not be allowed a deduction for dividends paid to its stockholders in computing taxable income and thus would become subject to U.S. federal income tax as if it were a regular taxable corporation. In such an event, GNL or Global II, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, GNL or Global II, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If GNL or Global II failed to qualify as a REIT, the market price of GNL common stock may decline, and GNL may need to reduce substantially the amount of distributions to its stockholders because of its potentially increased tax liability.

Risk Factors Relating to Global II

Global II has incurred operating losses and cannot guarantee that Global II will achieve profitability.

Since its inception in April 2014 until June 30, 2016, Global II has incurred cumulative net losses (calculated in accordance with U.S. GAAP) equal to $54.8 million. The extent of its future operating losses and the timing of the profitability are highly uncertain, and Global II may never achieve or sustain profitability.

Global II has paid distributions from sources other than cash flows from operations.

During the six months ended June 30, 2016, Global II paid 42.8% of its distributions from proceeds from its initial public offering and 57.2% from cash flows provided by operations. Global II’s cash flows provided by operations were $8.7 million for the six months ended June 30, 2016. From its inception in April 2014 until the six months ended June 30, 2016, Global II had $22.1 million of cash flows used in operations. The merger could result in the combined company needing to pay distributions from sources other than cash flows from operations.

Global II is more highly leveraged than GNL and GNL’s anticipated level of indebtedness will increase upon completion of the merger and will increase the related risks GNL now faces.

Global II is more highly leveraged than GNL, and as a result, upon consummation of the merger, the combined company will be more highly leveraged than GNL as a percentage of total assets, thereby exposing GNL to greater risk, possible limitations on future capital plans and acquisitions, if any. In connection with the merger, GNL expects to assume Global II’s existing gross mortgage debt and mezzanine facility, which as of June 30, 2016 aggregated approximately $293.6 million and $132.7 million, respectively. As of June 30, 2016, Global II had a leverage ratio of approximately 68.8% (total debt as a percentage of total purchase price of real estate investments, based on the exchange rate at the time of purchase), compared to GNL’s leverage ratio of 45.1% (total debt as a percentage of total purchase price of real estate investments, based on the exchange rate at the time of purchase) as of June 30, 2016. GNL’s pro forma leverage ratio, assuming the merger occurred on June 30, 2016, was 49.0%. As a result, GNL will be subject to increased risk and associated with debt financing, including an increased risk that the combined company’s cash flow could be insufficient to meet required payments on its debt.

Approximately 83.6% of Global II’s revenues are generated from six tenants.

As of June 30, 2016, Global II derived 5.0% or more of its consolidated annualized rental income on a straight-line basis from the following four major tenants or their affiliates:

Tenant	Number of Properties	June 30, 2016
Foster Wheeler	1	23.5%
ING Amsterdam	1	18.0%
Harper Collins	1	14.3%
Sagemcom	1	11.5%
DB Luxembourg	1	9.9%
ID Logistics I & II	3	6.4%

The financial failure of a major tenant is likely to have a material adverse effect on Global II’s results of operations and financial condition. In addition, the value of Global II’s investment in a real estate asset is historically driven by the credit quality of the underlying tenant, and an adverse change in a major tenant’s financial condition or a decline in the credit rating of the tenant may result in a decline in the value of Global II’s investments and have a material adverse effect on its results of operations.

A high concentration of Global II’s properties in a particular geographic area may magnify the effect of any downturn in that geographic area and could have a disproportionate adverse effect on the value of its investments.

If Global II has a concentration of its properties in any particular geographic area, any adverse situation that disproportionately affects that geographic area would have a magnified adverse effect on its portfolio. As of June 30, 2016, Global II derived 5.0% or more of its consolidated annualized rental income on a straight-line basis from properties located in the following countries:

Country	June 30, 2016
United Kingdom	39.9%
France	25.5%
The Netherlands	18.0%
Luxembourg	9.9%
Total	93.3%

Global II has greater concentrations of investments in properties in foreign countries (including in the United Kingdom) than does GNL.

Global II is subject to additional risks from its international investments.

Approximately 4.5% of Global II’s properties, based on original purchase price, are located in the United States, 55.1% are located in continental Europe and 40.4% are located in the United Kingdom. Approximately 60.4% of GNL’s properties, based on original purchase price, are located in the U.S. and the Commonwealth of Puerto Rico, 20.8% are located in Continental Europe and 18.8% are located in the United Kingdom. Accordingly, Global II’s portfolio has a greater risk (based on percentage of original purchase price) from foreign investments, including United Kingdom investments, than GNL.

A high concentration of tenants of Global II’s properties in a similar industry magnifies the effects of downturns in that industry and would have a disproportionate adverse effect on the value of its investments.

If tenants of Global II’s properties are concentrated in a certain industry category, any adverse effect to that industry generally would have a disproportionately adverse effect on its portfolio. As of June 30, 2016, the following industries had concentrations of properties where annualized rental income on a straight-line basis represented 5.0% or greater of Global II’s consolidated annualized rental income on a straight-line basis:

Industry	June 30, 2016
Financial Services	27.9%
Engineering	23.5%
Publishing	14.3%
Telecommunications	11.5%
Logistics	6.4%

Any adverse situation that disproportionately affects the industries listed above may have a magnified adverse effect on Global II’s portfolio.

Risks Factors Related to GNL’s Corporate Structure and Common Stock

The trading price of GNL common stock is impacted by many factors.

The trading price of GNL common stock is impacted by a number of factors, many of which are outside its control. Among the factors that could affect the price of GNL common stock are:

•	its financial condition and performance;
•	the financial condition of its tenants, including the extent of tenant bankruptcies or defaults;
•	actual or anticipated quarterly fluctuations in its operating results and financial condition;

•	its dividend policy;
•	the reputation of REITs and real estate investments generally and the attractiveness of REIT equity securities in comparison to other equity securities, including securities issued by other real estate companies, and fixed income securities;
•	its reputation and the reputation of the GNL Advisor, its affiliates or entities sponsored by the Sponsor;
•	uncertainty and volatility in the equity and credit markets;
•	fluctuations in interest rates;
•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to its securities or those of other REITs;
•	failure to meet analysts’ revenue or earnings estimates;
•	speculation in the press or investment community;
•	strategic actions by GNL or its competitors, such as acquisitions or restructurings;
•	the extent of institutional investor interest in GNL;
•	the extent of short-selling of GNL common stock;
•	general financial and economic market conditions and, in particular, developments related to market conditions for REITs and other real estate related companies;
•	domestic and international economic factors unrelated to its performance; and
•	all other risk factors addressed in GNL’s Annual Report on Form 10-K for the year ended December 31, 2015.

The limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to its stockholders.

GNL’s charter, with certain exceptions, authorizes its directors to take actions as are necessary and desirable to preserve its qualification as a REIT. Unless exempted by the GNL Board, no person may own more than 9.8% in value of the aggregate of the outstanding shares of its stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of its stock. This restriction may have the effect of delaying, deferring or preventing a change in control of GNL, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all its assets) that might provide a premium price for holders of GNL common stock.

GNL’s charter permits the GNL Board to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring GNL in a manner that might result in a premium price to its stockholders.

GNL’s charter permits the GNL Board to issue up to 350.0 million shares of stock. In addition, the GNL Board, without any action by its stockholders, may amend its charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that GNL has authority to issue. The GNL Board may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions and limitations as to dividends or other dividends, qualifications and terms or conditions of redemption of any stock. Thus, the GNL Board could authorize the issuance of preferred stock with terms and conditions that could have a priority as to dividends and amounts payable upon liquidation over the rights of the holders of GNL common stock. Preferred stock could also have the effect of delaying, deferring or preventing a change in control of GNL, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all its assets) that might provide a premium price for holders of GNL common stock.

GNL and Global II face other risks.

The risks listed above are not exhaustive, and you should be aware that following the merger, GNL and Global II will face various other risks, including those discussed in reports filed by GNL and Global II with the SEC. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 168.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain certain forecasts and other forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the merger, or GNL’s or Global II’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Merger — Background of the Merger” beginning on page 72, “The Merger — Recommendation of the GNL Board and Its Reasons for the Merger” beginning on page 86, “The Merger — Recommendation of the Global II Board and Its Reasons for the Merger” beginning on page 89, “The Merger — Certain Unaudited Projections Used by the GNL Board and the GNL Special Committee’s Financial Advisor” beginning on page 99, “The Merger — Certain Unaudited Projections Used by the Global II Board and the Global II Special Committee’s Financial Advisor” beginning on page 107 constitute forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond GNL’s and Global II’s control. These include the factors described above in “Risk Factors” and under the caption “Risk Factors” in GNL’s Annual Report on Form 10-K for the year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and subsequent current reports on Form 8-K, as well as:

•	each company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments;
•	the nature and extent of future competition;
•	increases in each company’s cost of borrowing as a result of changes in interest rates and other factors;
•	each company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due;
•	the ability and willingness of each company’s tenants to renew their leases upon expiration of the leases and each company’s ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the tenants or in the event either company exercises its right to replace an existing tenant upon default;
•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect either company or its major tenants;
•	risks associated with the ability to consummate the merger and the timing of the consummation of the merger;
•	the risk that the anticipated benefits from the merger may not be realized or may take longer to realize than expected;
•	unexpected costs or unexpected liabilities that may arise from the merger or other transactions, whether or not consummated; and
•	each company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations.

Should one or more of the risks or uncertainties described above or elsewhere in reports incorporated by reference herein occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus, as applicable.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that GNL, Global II or persons acting on their behalf may issue.

Except as otherwise required by applicable law, GNL and Global II disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information; Incorporation by Reference” beginning on page 168.

THE COMPANIES

Global Net Lease, Inc. and Mayflower Acquisition LLC

Global Net Lease, Inc.

GNL is a Maryland corporation incorporated in July 2011 that qualified as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2013. In April 2012, GNL commenced an initial public offering on a “reasonable best efforts” basis, which closed on June 30, 2014. GNL common stock began trading on the NYSE under the symbol “GNL” on June 2, 2015. Substantially all of GNL’s business is conducted through its operating partnership, the GNL OP, of which GNL is the sole general partner.

GNL focuses on acquiring, owning and operating a diversified portfolio of commercial properties, emphasizing sale-leaseback transactions involving single tenant net-leased commercial properties. As of June 30, 2016, GNL owned 329 net leased commercial properties consisting of 18.7 million rentable square feet. Based on original purchase price, 60.4% of GNL’s properties are located in the United States (U.S.) and the Commonwealth of Puerto Rico, 20.8% are located in continental Europe, and 18.8% are located in the United Kingdom. The properties were 100% leased, with a weighted average remaining lease term of 10.8 years.

GNL’s principal executive offices are located at 405 Park Avenue, 14th Floor, New York, New York 10022. GNL’s Investor Relations telephone number is (866) 802-0063.

Mayflower Acquisition LLC

Merger Sub is a Maryland limited liability company and a direct wholly owned subsidiary of GNL that was formed for the purpose of entering into the merger agreement.

Additional information about GNL and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” on page 168.

American Realty Capital Global Trust II, Inc.

Global II is a Maryland corporation incorporated in April 2014 that qualified as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2015. As of November 7, 2016, Global II had 12,512,087 shares of common stock outstanding, including unvested restricted shares. Substantially all of Global II’s business is conducted through the Global II OP, of which Global II is the sole general partner. Global II has retained the Global II Advisor to manage its affairs on a day-to-day basis. Global II’s properties are managed and leased by the Global II Property Manager. The Global II Advisor has entered into a service provider agreement with the Global II Service Provider. The Global II Service Provider is not affiliated with Global II, the Advisor or the Sponsor. Pursuant to the service provider agreement, the Global II Service Provider provides, subject to the Advisor’s oversight, certain real estate related services, as well as sourcing and structuring of investment opportunities, performance of due diligence, and arranging debt financing and equity investment syndicates solely with respect to investments in Europe.

Investment Strategy

Global II’s investment strategy, which is similar to the strategy of GNL, focuses on acquiring, owning and operating a portfolio of commercial properties that is diversified in terms of geography, industry, and tenants and that emphasizes sale-leaseback transactions involving single tenant net leased commercial properties. Global II seeks to:

•	support a stable dividend by generating stable, consistent cash flow by acquiring properties with, or entering into new leases with, long lease terms;
•	facilitate dividend growth by acquiring properties with, or entering into new leases with, contractual rent escalations or inflation adjustments included in the lease terms; and

•	enhance the diversity of Global II’s asset base by continuously evaluating opportunities in different geographic regions of the U.S. and Europe, leveraging the market presence of our Advisor in the U.S. and the Global II Service Provider in the United Kingdom and Continental Europe. Affiliates of the Global II Advisor and the Global II Service Provider provide similar services to GNL.

Acquisition and Investment Policies

Primary Investment Focus

Global II has a similar investment focus to GNL. Global II focuses on acquisitions of net lease properties with existing net leases or Global II acquires properties pursuant to sale-leaseback transactions. As of June 30, 2016, Global II owned 16 properties, including three properties located in the United States, three properties located in the United Kingdom, and ten properties located across continental Europe. As of June 30, 2016, Global II owned 16 properties comprised of 4.2 million rentable square feet, which were 99.9% leased with a weighted average remaining lease term of 8.5 years.

Investing in Real Property

The following table lists the tenants from which Global II derived more than 10% of its consolidated annualized rental income on a straight-line basis for the years ended December 31, 2015 and 2014:

Tenant	December 31,
	2015	2014
Foster Wheeler	25.2%	—%
ING Amsterdam	17.1%	—%
Harper Collins	15.4%	—%
Sagemcom	10.9%	—%
Auchan	*	59.5%
Pole Emploi	*	40.5%

*	Tenant’s annualized rental income on a straight-line basis was not greater than 10% of total annualized rental income for all portfolio properties as of the period specified.

The termination, delinquency or non-renewal of leases by any major tenant may have a material adverse effect on revenues.

Global II’s principal executive offices are located at 405 Park Avenue, 14th Floor, New York, New York 10022. Global II’s Investor Relations telephone number is (866) 802-0063.

Global II and GNL each were indirectly sponsored by AR Capital, LLC, the predecessor entity to AR Global. The GNL Property Manager is under common control with AR Global. The Global II Property Manager is under common control with AR Global. AR Global and its affiliates, including the GNL Advisor and Global II Advisor, provide investment, management and advisory services, as well as certain acquisition and debt capital services to GNL and Global II, as applicable. GNL and Global II pay management fees and certain other fees to, and reimburse certain expenses of, the GNL Advisor and Global II Advisor, respectively.

The Combined Company

Following completion of the merger, GNL will continue to focus on acquiring and owning a diversified portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant net-leased commercial properties. As of June 30, 2016, after giving effect to the closing of the merger, the combined company will own 345 net leased commercial properties consisting of 23.0 million rentable square feet. Based on original purchase price, 49.8% of the combined company’s properties are located in the United States (U.S.) and the Commonwealth of Puerto Rico, 27.3% are located in continental Europe and 22.9% are located in the United Kingdom. The properties were 100% leased, with a weighted average remaining lease term of 10.4 years.

Substantially all of the Company’s business will continue to be conducted through the GNL OP. As of December 31, 2015, after giving effect to the closing of the merger, the GNL Advisor would have owned

1,461,753 GNL OP Units, the GNL Service Provider held 347,903 GNL OP Units and GNL Special Limited Partner held 22 GNL OP Units. In accordance with the limited partnership agreement of the GNL OP, a holder of GNL OP Units has the right to convert GNL OP Units for a corresponding number of shares of the GNL common stock or the cash value of those corresponding shares, at GNL’s option. The remaining rights of the limited partner interests are limited and do not include the ability to replace GNL as the general partner or to approve the sale, purchase or refinancing of the GNL OP’s assets.

The combined company will continue to be externally managed by the GNL Advisor and the combined company’s properties will be managed and leased by the GNL Property Manager. The GNL Advisor, GNL Property Manager and GNL Special Limited Partner are under common control with the parent of the Sponsor, as a result of which they are related parties, and have received compensation, fees and expense reimbursements for various services provided to GNL and for the investment and management of GNL’s assets. The GNL Advisor has retained the GNL Service Provider to provide advisory and property management services with respect to investments in Europe, subject to the GNL Advisor’s oversight. These services include, among others, sourcing and structuring of investments, sourcing and structuring of debt financing, due diligence, property management and leasing.

The combined company will seek to:

•	support a stable dividend by generating stable, consistent cash flow by acquiring properties with, or entering into new leases with, long lease terms;
•	facilitate dividend growth by acquiring properties with, or entering into new leases with, contractual rent escalations or inflation adjustments included in the lease terms; and
•	enhance the diversity of its asset base by continuously evaluating opportunities in different geographic regions of the U.S. and Europe, leveraging the market presence of the GNL Advisor in the U.S. and the GNL Service Provider in the United Kingdom and Continental Europe.

Following the consummation of the merger, GNL will not have any tenants where income on a straight-line basis represents 10% annualized rental income on a straight-line basis.

The termination, delinquency or non-renewal of leases by any major tenant may have a material adverse effect on revenues.

Financing Strategies and Policies

GNL currently has a revolving credit facility with JPMorgan Chase Bank. N.A., which we refer to as the GNL Credit Facility, providing for maximum borrowings of $740.0 million. As of June 30, 2016, GNL had $673.4 million drawn on the GNL Credit Facility. The initial maturity date of the credit facility was July 25, 2016, with two one-year extension options. Subsequent to June 30, 2016, GNL extended the maturity date of the credit facility to July 25, 2017, with an additional one-year extension option remaining, subject to certain conditions. The GNL Credit Facility bears interest at a floating rate and fixed rate borrowings after considering interest rate swaps in place. In addition, GNL has various mortgage loans outstanding, which are secured by its properties. GNL’s mortgage loans typically bear interest at margin plus a floating rate which is mostly fixed through interest rate swap agreements.

GNL may obtain additional financing for future investments, property improvements, tenant improvements, leasing commissions and other working capital needs. The form of GNL’s indebtedness will vary and could be long-term or short-term, secured or unsecured, or fixed-rate or floating rate. GNL will not enter into interest rate swaps or caps, or similar hedging transactions or derivative arrangements for speculative purposes but may do so in order to manage or mitigate interest rate risks on variable rate debt.

As of June 30, 2016, GNL’s aggregate borrowings were equal to 45.1% of the aggregate purchase price of its assets, based on the exchange rate at the time of purchase.

GNL may reevaluate and change its financing policies without a stockholder vote. Factors that GNL would consider when reevaluating or changing its debt policy include: then-current economic conditions, the relative cost and availability of debt and equity capital, expected investment opportunities, the ability of investments to generate sufficient cash flow to cover debt service requirements and other similar factors.

Global II does not have a credit facility, but has a mezzanine facility outstanding with an aggregate principal balance as of June 30, 2016 of $132.7 million. As of June 30, 2016, Global II’s aggregate borrowings were equal to 68.8% of the aggregate purchase price of its assets. Global II’s borrowings will be assumed by GNL.

Advisory Agreement

The GNL Advisory Agreement requires GNL to pay the GNL Advisor a minimum base management fee, equal to $18.0 million per annum, and a variable base management fee, including 1.25% of net proceeds raised from additional equity issuances, which we collectively refer to as the Base Management Fee, payable in cash monthly in advance, and an incentive fee, which we refer to as the Incentive Compensation, payable in quarterly installments of 50% in cash and 50% in shares of common stock, equal to 15% of GNL Core AFFO (as defined in the GNL Advisory Agreement) in excess of $0.78 per share plus 10% of its Core AFFO in excess of $1.02 per share. The $0.78 and $1.02 incentive hurdles are subject to annual increases of 1% to 3%. The Base Management Fee and the Incentive Compensation are each subject to an annual adjustment. GNL reimburses the GNL Advisor or its affiliates for expenses of the GNL Advisor and its affiliates incurred on behalf of GNL, except for those expenses that are specifically the responsibility of the GNL Advisor under the Advisory Agreement.

Assets under management by the GNL Advisor will increase and the GNL Advisor will be entitled to receive additional annual variable base management fees from GNL equal to 1.25% of the value of the GNL common stock issued pursuant to the merger agreement, or approximately $2.6 million based on the $7.27 share price as of November 7, 2016. This increase is, however, less than the annual asset management fees under the Global II Advisory Agreement, which are equal to not less than 0.75% of the cost of Global II’s investments, or approximately $4.9 million on an annual basis. In addition, the GNL Advisor will be eligible to earn incentive compensation on Core AFFO (as defined in the GNL Advisory Agreement) (which is expected to increase following the closing of the merger due to Core AFFO generated by the assets acquired from Global II) in excess of certain hurdle rates.

Although the aggregate base management fees will be lower under the GNL Advisory Agreement, the term of the GNL Advisory Agreement is longer than that of the Global II Advisory Agreement. While the Global II Advisory Agreement has a one-year renewable term unless terminated by Global II on 45 days’ notice for cause (as defined in the Global II Advisory Agreement) or by the independent directors of the Global II Board on 60 days’ notice without cause or penalty, the GNL Advisory Agreement has an initial term that does not expire until June 1, 2035, with automatic renewals for consecutive five-year terms unless the independent members of the GNL Board elect not to renew or unless terminated in accordance with the terms of the GNL Advisory Agreement with payment of a termination fee of up to 2.5 times the compensation paid to the GNL Advisor in the previous year, plus expenses.

Employees

As of June 30, 2016, GNL had no direct employees. Instead, the employees of the GNL Service Provider, the GNL Property Manager, the GNL Advisor and other affiliates of the Sponsor perform a full range of real estate services for GNL, including acquisitions, property management, accounting, legal, asset management, wholesale brokerage, transfer agent and investor relations services.

GNL depends on these third parties and affiliates for services that are essential to GNL, including asset acquisition decisions, property management and other general administrative responsibilities. In the event that any of these companies were unable to provide these services, GNL would be required to provide these services itself or obtain the services from other sources at potentially higher cost.

Property Portfolio Information

At June 30, 2016, GNL owned a diversified portfolio:

•	of 329 properties;
•	with an occupancy rate of approximately 100%;
•	leased to 86 different retail and other commercial enterprises doing business in 36 separate industries;

•	located in 5 countries including: Finland, Germany, The Netherlands, United Kingdom and United States and the Commonwealth of Puerto Rico;
•	with approximately 18.7 million square feet of leasable space; and
•	with an average leasable space per property of approximately 56,960 square feet.

As of June 30, 2016, there were no tenants whose annualized rental income on a straight-line basis represent greater than 20% of the total annualized rental income on a straight-line basis for the portfolio property of GNL.

At June 30, 2016, Global II owned a diversified portfolio:

•	of 16 properties;
•	with an occupancy rate of 99.9%;
•	leased to 14 different retail and other commercial enterprises doing business in 12 separate industries;
•	located in six countries including: France, Germany, Luxembourg, The Netherlands, United Kingdom and United States.
•	with approximately 4.2 million square feet of leasable space; and
•	with an average leasable space per property of approximately 264,235 square feet.

As of June 30, 2016, Foster Wheeler is a tenant whose annualized rental income on a straight-line basis represented greater than 20% of the total annualized rental income on a straight-line basis for the portfolio property of Global II.

GNL has formulated an asset recycling plan for the disposition of targeted properties, or the Asset Recycling Plan. GNL intends to use the proceeds of the Asset Recycling Plan for the reduction of post-merger combined company debt as well as other corporate uses. Pursuant to the Asset Recycling Plan, GNL’s management has identified 34 of GNL’s U.S. assets and two of GNL’s European assets for possible sale. As of the date of this joint proxy statement/prospectus, GNL has closed or is under contract for sale of 33 of the 34 U.S. assets. The purchase price of those 33 assets was $86.8 million and the contract sale price is $91.2 million. GNL’s management is currently marketing the remaining one U.S. asset and two European assets. The U.S. asset was purchased for $13.4 million. The two properties in Europe were purchased for a combined $84.4 million.

Combined Property Portfolio

Assuming the merger was completed as of June 30, 2016, GNL, on a pro forma basis, would have owned a portfolio with the following characteristics:

•	345 properties;
•	with an occupancy rate of approximately 100%;
•	leased to 99 different retail and other commercial enterprises doing business in 41 separate industries;
•	located in seven countries;
•	with approximately 23.0 million square feet of leasable space; and
•	with an average leasable space per property of approximately 66,572 square feet.

There were no tenants whose annualized rental income on a straight-line basis would have represented greater than 10% of the total annualized rental income on a straight-line basis.

All of the following property portfolio information is provided to illustrate the pro forma combined property portfolio of GNL and Global II post-merger. This information includes an illustration of the combined portfolio by industry, property type and geography, as well as a combined lease expiration schedule.

The GNL information represents quarterly information for the 329 properties owned at June 30, 2016. The Global II information represents quarterly information for the 16 properties owned at June 30, 2016.

Indebtedness

After giving effect to the merger, GNL and Global II’s indebtedness as of June 30, 2016, would have consisted of mortgages, a credit facility and a mezzanine facility.

Industry Diversification

The following table sets forth, as of June 30, 2016, certain information regarding the property portfolios classified according to the business of the respective tenants, expressed as a percentage of total rental income on a straight line basis:

Tenant Industry	Number of properties	Rentable Square Feet	Rentable Square Feet as Percentage of the Total	Annualized Rental Income(1) (In thousands)	Annual Rental Income as a Percentage of the Total Portfolio
Aerospace	7	1,257,856	5.5%	14,478	5.8%
Auto Manufacturing	9	2,051,659	8.9%	7,364	2.9%
Automation	1	200,000	0.9%	1,092	0.4%
Automotive Parts Manufacturing	1	152,711	0.7%	1,036	0.4%
Automotive Parts Supplier	2	411,096	1.8%	3,417	1.4%
Biotechnology	1	114,700	0.5%	1,014	0.4%
Consulting	1	82,000	0.4%	576	0.2%
Consumer Goods	3	271,874	1.2%	2,047	0.8%
Contract Research	1	76,820	0.3%	908	0.4%
Defense	1	96,995	0.4%	1,522	0.6%
Discount Retail	143	2,031,558	8.8%	18,350	7.3%
Education	1	486,868	2.1%	1,935	0.8%
Electronics	1	48,497	0.2%	686	0.3%
Energy	29	1,042,692	4.5%	14,097	5.6%
Engineering	1	365,832	1.6%	11,257	4.5%
Environmental Services	1	70,000	0.3%	563	0.2%
Financial Services	13	2,315,896	10.1%	32,717	13.0%
Foot Apparel	2	588,635	2.6%	2,141	0.9%
Freight	21	1,233,415	5.4%	11,847	4.7%
Government Services	14	510,345	2.2%	13,882	5.5%
Healthcare	6	663,546	2.9%	14,221	5.7%
Home Decor	4	564,910	2.5%	3,256	1.3%
Home Maintenance	4	230,535	1.0%	2,324	0.9%
Hospitality	2	56,164	0.2%	1,718	0.7%
Logistics	3	1,273,068	5.5%	3,089	1.2%
Marketing	1	100,597	0.4%	1,194	0.5%
Metal Fabrication	4	296,781	1.3%	2,120	0.8%
Metal Processing	2	448,280	2.0%	2,862	1.1%
Office Supplies	1	206,331	0.9%	2,236	0.9%
Packaging Goods	7	294,580	1.3%	1,138	0.5%
Petroleum Services	3	6,434	*	708	0.3%
Pharmaceuticals	3	390,367	1.7%	9,789	3.9%
Publishing	1	873,119	3.8%	6,873	2.7%
Restaurant – Quick Service	19	74,356	0.3%	3,399	1.4%
Retail Banking	3	36,071	0.2%	1,145	0.5%

Tenant Industry	Number of properties	Rentable Square Feet	Rentable Square Feet as Percentage of the Total	Annualized Rental Income(1) (In thousands)	Annual Rental Income as a Percentage of the Total Portfolio
Retail Food Distribution	2	957,765	4.2%	6,667	2.7%
Specialty Retail	7	279,561	1.2%	3,067	1.2%
Technology	10	1,135,265	4.9%	17,568	7.0%
Telecommunications	5	913,125	4.0%	14,153	5.6%
Utilities	4	673,065	2.9%	12,296	4.9%
Waste Management	1	84,119	0.4%	358	0.1%
Total	345	22,967,488	100%	251,110	100%

*	Amount is below 0.1%
(1)	Annualized rental income converted from local currency into USD as of June 30, 2016 for the in-place lease in the property on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Property Type Diversification

The following tables set forth on a pro forma basis, as of June 30, 2016, certain property type information regarding the property portfolios:

Portfolio	Acquisition Date	Country	Number of Properties	Rentable Square Feet	Occupancy	Average Remaining Lease Term(1)	Annualized Rental Income(2) (In thousands)	Annualized Rental Income as a Percentage of the Total Portfolio
McDonalds	Oct. 2012	UK	1	9,094	100%	7.7	187	0.1%
Wickes Building Supplies I	May 2013	UK	1	29,679	100%	8.3	441	0.2%
Everything Everywhere	Jun. 2013	UK	1	64,832	100%	11.0	1,031	0.4%
Thames Water	Jul. 2013	UK	1	78,650	100%	6.2	1,712	0.7%
Wickes Building Supplies II	Jul. 2013	UK	1	28,758	100%	10.5	375	0.1%
PPD Global Labs	Aug. 2013	US	1	76,820	100%	8.4	908	0.4%
Northern Rock	Sep. 2013	UK	2	86,290	100%	7.2	1,257	0.5%
Kulicke & Soffa	Sep. 2013	US	1	88,000	100%	7.3	1,347	0.5%
Wickes Building Supplies III	Nov. 2013	UK	1	28,465	100%	12.4	514	0.2%
Con-way Freight	Nov. 2013	US	7	105,090	100%	7.4	938	0.4%
Wolverine	Dec. 2013	US	1	468,635	100%	6.6	1,355	0.5%
Western Digital	Dec. 2013	US	1	286,330	100%	4.4	2,412	1.0%
Encanto	Dec. 2013	PR	18	65,262	100%	9.0	3,212	1.3%
Rheinmetal	Jan. 2014	GER	1	320,102	100%	7.5	2,106	0.8%
GE Aviation	Jan. 2014	US	1	369,000	100%	9.5	2,785	1.1%
Provident Financial	Feb. 2014	UK	1	117,003	100%	19.4	3,388	1.3%
Crown Crest	Feb. 2014	UK	1	805,530	100%	22.6	5,328	2.1%
Trane	Feb. 2014	US	1	25,000	100%	7.4	257	0.1%
Aviva	Mar. 2014	UK	1	131,614	100%	13.0	3,671	1.5%
DFS Trading I	Mar. 2014	UK	5	240,230	100%	13.7	2,618	1.0%
GSA I	Mar. 2014	US	1	135,373	100%	6.1	4,179	1.7%
National Oilwell Varco I	Mar. 2014	US	1	24,450	100%	7.1	421	0.2%
Talk Talk	Apr. 2014	UK	1	48,415	100%	8.7	931	0.4%
OBI DIY	Apr. 2014	GER	1	143,633	100%	7.4	994	0.4%

Portfolio	Acquisition Date	Country	Number of Properties	Rentable Square Feet	Occupancy	Average Remaining Lease Term(1)	Annualized Rental Income(2) (In thousands)	Annualized Rental Income as a Percentage of the Total Portfolio
GSA II	Apr. 2014	US	2	24,957	100%	6.7	938	0.4%
DFS Trading II	Apr. 2014	UK	2	39,331	100%	13.7	449	0.2%
GSA III	Apr. 2014	US	2	28,364	100%	9.0	1,026	0.4%
GSA IV	May. 2014	US	1	33,000	100%	9.1	1,353	0.5%
Indiana Department of Revenue	May. 2014	US	1	98,542	100%	6.5	892	0.4%
National Oilwell Varco II(3)	May. 2014	US	1	23,475	100%	13.5	550	0.2%
Nissan	May. 2014	US	1	462,155	100%	12.3	1,706	0.7%
GSA V	Jun. 2014	US	1	26,533	100%	6.8	1,088	0.4%
Lippert Components	Jun. 2014	US	1	539,137	100%	10.2	1,023	0.4%
Select Energy Services I	Jun. 2014	US	3	135,877	100%	10.5	2,130	0.8%
Bell Supply Co I	Jun. 2014	US	6	79,829	100%	12.5	1,096	0.4%
Axon Energy Products	Jun. 2014	US	3	213,634	100%	10.6	1,884	0.8%
Lhoist – Irving, TX	Jun. 2014	US	1	22,500	100%	6.5	271	0.1%
GE Oil & Gas	Jun. 2014	US	2	69,846	200%	7.2	924	0.4%
Select Energy Services II	Jun. 2014	US	4	143,417	100%	10.4	1,837	0.7%
Bell Supply Co II	Jun. 2014	US	2	19,136	100%	12.5	306	0.1%
Superior Energy Services	Jun. 2014	US	2	42,470	100%	8.0	210	0.1%
Amcor Packaging	Jun. 2014	UK	7	294,580	100%	8.4	1,138	0.5%
GSA VI	Jun. 2014	US	1	6,921	100%	7.8	206	0.1%
Nimble Storage	Jun. 2014	US	1	164,608	100%	5.3	4,170	1.7%
FedEx – 3-Pack	Jul. 2014	US	3	338,862	100%	6.2	3,479	1.4%
Sandoz, Inc.	Jul. 2014	US	1	154,101	100%	10.1	4,307	1.7%
Wyndham	Jul. 2014	US	1	31,881	100%	8.8	383	0.2%
Valassis	Jul. 2014	US	1	100,597	100%	6.8	1,194	0.5%
GSA VII	Jul. 2014	US	1	25,603	100%	8.4	1,065	0.4%
AT&T Services	Jul. 2014	US	1	401,516	100%	10.1	4,488	1.8%
PNC – 2-Pack	Jul. 2014	US	2	210,256	100%	13.1	1,287	0.5%
Fujitsu	Jul. 2014	UK	3	162,888	100%	10.4	4,323	1.7%
Continental Tire	Jul. 2014	US	1	90,994	100%	6.1	1,311	0.5%
Achmea	Jul. 2014	NETH	2	190,252	100%	7.5	2,995	1.2%
BP Oil	Aug. 2014	UK	1	2,650	100%	9.3	323	0.1%
Malthurst	Aug. 2014	UK	2	3,784	100%	9.4	385	0.2%
HBOS	Aug. 2014	UK	3	36,071	100%	9.1	1,145	0.5%
Thermo Fisher	Aug. 2014	US	1	114,700	100%	8.2	1,014	0.4%
Black & Decker	Aug. 2014	US	1	71,259	100%	5.6	792	0.3%
Capgemini	Aug. 2014	UK	1	90,475	100%	6.8	1,774	0.7%
Merck & Co.	Aug. 2014	US	1	146,366	100%	9.2	3,512	1.4%
Dollar Tree – 65-Pack(4)	Aug. 2014	US	65	541,472	100%	13.2	5,307	2.1%
GSA VIII	Aug. 2014	US	1	23,969	100%	8.1	809	0.3%
Garden Ridge	Sep. 2014	US	4	564,910	100%	13.2	3,256	1.3%
Waste Management	Sep. 2014	US	1	84,119	100%	6.5	358	0.1%

Portfolio	Acquisition Date	Country	Number of Properties	Rentable Square Feet	Occupancy	Average Remaining Lease Term(1)	Annualized Rental Income(2) (In thousands)	Annualized Rental Income as a Percentage of the Total Portfolio
Intier Automotive Interiors	Sep. 2014	UK	1	152,711	100%	7.9	1,036	0.4%
HP Enterprise Services	Sep. 2014	UK	1	99,444	100%	9.7	1,587	0.6%
Shaw Aero Devices, Inc.	Sep. 2014	US	1	130,581	100%	6.3	2,032	0.8%
FedEx II	Sep. 2014	US	1	11,501	100%	7.8	162	0.1%
Hotel Winston	Sep. 2014	NETH	1	24,283	100%	13.2	1,335	0.5%
Dollar General – 39-Pack	Sep. 2014	US	39	369,644	100%	11.8	3,661	1.5%
FedEx III	Sep. 2014	US	2	221,260	100%	8.0	2,398	1.0%
Mallinckrodt Pharmaceuticals	Sep. 2014	US	1	89,900	100%	8.2	1,970	0.8%
Kuka	Sep. 2014	US	1	200,000	100%	8.0	1,092	0.4%
CHE Trinity	Sep. 2014	US	2	373,593	100%	6.4	6,584	2.6%
FedEx IV	Sep. 2014	US	2	255,037	100%	6.6	1,561	0.6%
GE Aviation	Sep. 2014	US	1	102,000	100%	6.5	960	0.4%
DNV GL	Oct. 2014	US	1	82,000	100%	8.7	576	0.2%
Bradford & Bingley	Oct. 2014	UK	1	120,618	100%	13.3	1,639	0.7%
Rexam	Oct. 2014	GER	1	175,615	100%	8.7	998	0.4%
FedEx V	Oct. 2014	US	1	76,035	100%	8.0	676	0.3%
C&J Energy	Oct. 2014	US	1	96,803	100%	9.8	1,354	0.5%
Dollar Tree II(4)	Oct. 2014	US	34	282,730	100%	13.3	3,209	1.3%
Panasonic	Oct. 2014	US	1	48,497	100%	12.1	686	0.3%
Onguard	Oct. 2014	US	1	120,000	100%	7.5	785	0.3%
Metro Tonic	Oct. 2014	GER	1	636,066	100%	9.3	4,262	1.7%
Axon Energy Products	Oct. 2014	US	1	26,400	100%	8.3	322	0.1%
Tokmanni	Nov. 2014	FIN	1	800,834	100%	17.2	5,720	2.3%
Fife Council	Nov. 2014	UK	1	37,331	100%	7.6	475	0.2%
Dollar Tree III(4)	Nov. 2014	US	2	16,442	100%	13.2	187	0.1%
GSA IX	Nov. 2014	US	1	28,300	100%	5.8	947	0.4%
KPN BV	Nov. 2014	NETH	1	133,053	100%	10.5	2,204	0.9%
RWE AG	Nov. 2014	GER	3	594,415	100%	8.4	10,585	4.2%
Follett School	Dec. 2014	US	1	486,868	100%	8.5	1,935	0.8%
Quest Diagnostics	Dec. 2014	US	1	223,894	100%	8.2	6,308	2.5%
Dollar Tree IV(4)	Dec. 2014	US	1	8,030	100%	13.2	122	*
Diebold	Dec. 2014	US	1	158,330	100%	5.5	833	0.3%
Dollar General	Dec. 2014	US	1	12,406	100%	11.7	145	0.1%
Weatherford Intl	Dec. 2014	US	1	19,855	100%	9.3	245	0.1%
AM Castle	Dec. 2014	US	1	127,600	100%	8.3	734	0.3%
FedEx VI	Dec. 2014	US	1	27,771	100%	8.2	702	0.3%
Auchan	Dec. 2014	FR	1	152,235	100%	7.1	1,339	0.5%
Pole Emploi	Dec. 2014	FR	1	41,452	90%	7.0	904	0.4%
Constellium Auto	Dec. 2014	US	1	320,680	100%	13.4	2,128	0.8%
Veolia Water	Feb. 2015	US	1	70,000	100%	9.5	563	0.2%
Sagemcom	Feb. 2015	FR	1	265,309	100%	7.6	5,500	2.2%
C&J Energy II	Mar. 2015	US	1	125,000	100%	9.8	2,546	1.0%

Portfolio	Acquisition Date	Country	Number of Properties	Rentable Square Feet	Occupancy	Average Remaining Lease Term(1)	Annualized Rental Income(2) (In thousands)	Annualized Rental Income as a Percentage of the Total Portfolio
FedEx VII	Mar. 2015	US	1	12,018	100%	8.3	303	0.1%
FedEx VIII	Apr. 2015	US	1	25,852	100%	8.3	337	0.1%
NCR Dundee	Apr. 2015	UK	1	132,182	100%	10.4	989	0.4%
Fresenius I	May. 2015	US	1	10,155	100%	13.7	320	0.1%
FedEx Freight	May. 2015	US	1	68,960	100%	7.2	760	0.3%
DB Luxembourg	May. 2015	LUX	1	156,098	100%	7.5	4,760	1.9%
Grupo Antolin	Jun. 2015	US	1	111,798	100%	9.0	808	0.3%
ING Amsterdam	Jun. 2015	NETH	1	509,369	100%	9.0	8,625	3.4%
Worldline	Jul. 2015	FR	1	111,338	100%	7.5	965	0.4%
Fresenius II	Jul. 2015	US	1	6,192	100%	14.0	221	0.1%
Crowne Group I	Aug. 2015	US	3	295,974	100%	19.1	1,218	0.5%
Crowne Group II	Aug. 2015	US	3	642,595	100%	19.2	2,609	1.0%
Mapes & Sprowl Steel, Ltd.	Sep. 2015	US	1	60,798	100%	13.5	478	0.2%
JIT Steel Services	Sep. 2015	US	2	126,983	100%	13.5	510	0.2%
Beacon Health System, Inc.	Sep. 2015	US	1	49,712	100%	9.8	788	0.3%
Hannibal/Lex JV LLC	Sep. 2015	US	1	109,000	100%	13.3	1,133	0.5%
Fedex Ground	Sep. 2015	US	1	91,029	100%	9.0	529	0.2%
Office Depot	Sep. 2015	NETH	1	206,331	100%	12.7	2,236	0.9%
Finnair	Sep. 2015	FIN	4	656,275	100%	8.2	8,701	3.5%
Foster Wheeler	Oct. 2015	UK	1	365,832	100%	8.1	11,257	4.5%
ID Logistics I	Nov. 2015	GER	1	308,579	100%	8.3	1,110	0.4%
ID Logistics II	Nov. 2015	FR	2	964,489	100%	8.4	1,980	0.8%
Harper Collins	Dec. 2015	UK	1	873,119	100%	9.2	6,873	2.7%
DCNS	Dec. 2015	FR	1	96,995	100%	8.3	1,522	0.6%
Total			345	22,967,488	100%	10.4	251,110	100%

*	Amount is below 0.1%
(1)	Remaining lease term in years as of June 30, 2016. If the portfolio has multiple properties with varying lease expirations, average remaining lease term is calculated on a weighted-average basis. Weighted average remaining lease term in years calculated based on square feet as of June 30, 2016.
(2)	Annualized rental income converted from fixed currency into USD as of June 30, 2016 for the lease on the property on a straight-line basis which includes concessions such as free rent, as applicable.
(3)	The Company has expanded the property in September 2015 by purchasing additional 15,975 square feet with 14.0 years of remaining lease term as of June 30, 2016.
(4)	On July 6, 2015, the tenant’s name has changed from Family Dollar to Dollar Tree due to an acquisition by Dollar Tree.

Geographic Diversification

The following tables set forth on a pro forma basis, as of June 30, 2016, certain state-by-state information regarding the property portfolios (dollars in thousands):

Country	State	Number of Properties	Rentable Square Feet	Square Feet as a Percentage of the Total Portfolio	Annualized Rental Income(1) (In thousands)	Annualized Rental Income as a Percentage of the Total Portfolio
Finland		5	1,457,109	6.3%	14,421	5.7%
France		7	1,631,818	7.1%	12,209	4.9%
Germany		8	2,178,410	9.5%	20,055	8.0%
Luxemburg		1	156,098	0.7%	4,760	1.9%
The Netherlands		6	1,063,288	4.6%	17,394	6.9%
United Kingdom		43	4,079,576	17.8%	54,847	21.8%
Puerto Rico		18	65,262	0.3%	3,212	1.3%
United States:	Alabama	9	73,554	0.3%	791	0.3%
	Arizona	3	158,876	0.7%	982	0.4%
	Arkansas	1	8,320	*	89	*
	California	3	674,832	2.9%	12,890	5.1%
	Colorado	1	26,533	0.1%	1,088	0.4%
	Delaware	1	9,967	*	360	0.1%
	Florida	15	243,596	1.1%	3,421	1.4%
	Georgia	6	47,512	0.2%	670	0.3%
	Idaho	2	16,267	0.1%	201	0.1%
	Illinois	4	570,737	2.5%	2,629	1.0%
	Indiana	6	1,113,636	4.8%	4,475	1.8%
	Iowa	2	32,399	0.1%	296	0.1%
	Kansas	6	178,807	0.8%	1,275	0.5%
	Kentucky	7	517,420	2.3%	3,687	1.5%
	Louisiana	7	136,850	0.6%	1,260	0.5%
	Maine	2	49,572	0.2%	1,874	0.8%
	Maryland	1	120,000	0.5%	785	0.3%
	Massachusetts	2	127,456	0.6%	1,772	0.7%
	Michigan	16	2,408,072	10.5%	18,702	7.5%
	Minnesota	4	149,690	0.7%	2,134	0.8%
	Mississippi	10	80,968	0.4%	800	0.3%
	Missouri	4	138,536	0.6%	2,582	1.0%
	Nebraska	6	57,572	0.3%	564	0.2%
	New Jersey	3	348,964	1.5%	8,505	3.4%
	New Mexico	5	46,405	0.2%	556	0.2%
	New York	2	221,260	1.0%	2,398	1.0%
	North Dakota	3	47,330	0.2%	884	0.4%
	North Carolina	8	311,535	1.4%	2,226	0.9%
	Ohio	13	578,375	2.5%	4,766	1.9%
	Oklahoma	16	159,008	0.7%	1,617	0.7%
	Pennsylvania	11	376,368	1.6%	3,904	1.6%
	South Carolina	15	424,236	1.8%	3,587	1.4%

Country	State	Number of Properties	Rentable Square Feet	Square Feet as a Percentage of the Total Portfolio	Annualized Rental Income(1) (In thousands)	Annualized Rental Income as a Percentage of the Total Portfolio
	South Dakota	2	54,152	0.2%	1,284	0.5%
	Tennessee	12	789,295	3.4%	7,052	2.8%
	Texas	46	2,009,907	8.8%	23,639	9.4%
	Utah	2	19,966	0.1%	395	0.2%
	Virginia	1	7,954	*	76	*
Total		345	22,967,488	100.0%	251,110	100.0%

*	Amount is below 0.1%
(1)	Annualized rental income converted from local currency into USD as of June 30, 2016 for the in-place lease in the property on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Lease Expirations

The following tables set forth on a pro forma basis, as of June 30, 2016, certain information regarding the property portfolios and the timing of the lease term expirations (excluding rights to extend a lease at the option of the tenant) on net leased, single-tenant properties (for properties under direct financing leases, average annual rent amounts represent cash rent on these properties):

Year of Expiration	Number of Leases Expiring(1)	Annualized Rental Income(2) (in thousands)	Annualized Rental Income as a Percentage of the Total Portfolio	Rentable Square Feet	Percent of Rentable Square Feet Expiring
2016	—	$—	—	—	—
2017	—	—	—	—	—
2018	—	—	—	—	—
2019	—	—	—	—	—
2020	2	3,482	1.4%	386,015	1.7%
2021	2	5,003	2.0%	322,938	1.4%
2022	16	23,727	9.4%	1,552,953	6.8%
2023	30	26,606	10.6%	2,420,648	10.5%
2024	45	67,164	26.7%	5,869,116	25.5%
2025	39	37,607	15.0%	3,322,605	14.5%
2026	18	27,330	10.9%	2,167,238	9.4%
2027	10	2,276	0.9%	162,726	0.7%
2028	47	9,003	3.6%	1,057,783	4.6%
2029	118	26,700	10.6%	2,731,647	11.9%
2030	9	3,955	1.6%	311,883	1.4%
2031	—	—	—	—	—
Thereafter (>2031)	9	18,257	7.3%	2,661,936	11.6%
Total	345	$251,110	100%	22,967,488	100%

(1)	The Auchan property contains two separate leases agreements with lease term expirations between 2023 and 2024.
(2)	Annualized rental income converted from local currency into USD as of June 30, 2016 for the in-place lease in the property on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Contractual Obligations on a Pro Forma Basis After Giving Effect to the Merger and Recent and Pending Transactions

The following is a summary of our contractual obligations, on a pro forma basis as of June 30, 2016.

(In thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Principal on gross mortgage notes payable	$806,918	$62,120	$215,554	$513,140	$16,104
Interest on gross mortgage notes payable(1)	75,239	22,657	37,335	15,177	70
Principal on credit facility(2)	673,674	—	673,674	—	—
Interest on credit facility(1)	16,259	15,217	1,042	—	—
Principal on mezzanine facility loans(3)(4)	132,716	—	132,716	—	—
Interest on mezzanine facility loans(1)(4)	12,524	8,289	4,235	—	—
Operating ground lease rental payments due(5)	49,310	1,330	2,661	2,661	42,658
Total(6)(7)	$1,766,640	$109,613	$1,067,217	$530,978	$58,832

(1)	Based on interest rates at June 30, 2016.
(2)	The initial maturity date of the credit facility was July 25, 2016, with two one-year extension options. Subsequent to June 30, 2016, we extended the maturity date of the credit facility to July 25, 2017, with an additional one-year extension option remaining, subject to certain conditions.
(3)	The initial maturity date of the mezzanine facility is August 13, 2017.
(4)	Subsequent to June 30, 2016, the mezzanine facility was modified. As a result, we were required to repay an additional €10.2 million in July 2016. We will be further required to repay an additional £1.8 million in 2016 and £3.7 million in 2017 (or earlier upon closing of specific asset sales), and such amounts are not reflected in the table above.
(5)	Ground lease rental payments due to ING Amsterdam are prepaid through 2050, and therefore are not included above.
(6)	Amounts in the table above that relate to our foreign operations are based on the exchange rate of the local carriers at June 30, 2016, which consisted primarily of the Euro. At June 30, 2016, we had no material capital lease obligations for which we were the lessee, either individually or in the aggregate.
(7)	Derivative payments are not included in this table due to the uncertainty of the timing and amounts of payments. Additionally, although derivatives can be settled at any point in time, they are generally not considered long-term in nature.

DESCRIPTION OF GNL SHARES

The following description of the material terms of common stock is not complete and is qualified in its entirety by reference to Maryland law and to GNL’s charter and bylaws.

General

GNL’s charter authorizes GNL to issue up to 350.0 million shares, consisting of 300.0 million shares of common stock, par value $0.01 per share and 50.0 million shares of preferred stock, par value $0.01 per share.

The GNL Board, with the approval of a majority of the entire GNL Board and without any action taken by GNL stockholders, may amend GNL’s charter from time to time to increase or decrease the aggregate number of GNL’s authorized shares or the number of shares of any class or series that GNL has the authority to issue. Under Maryland law, stockholders of a Maryland corporation are not generally liable for the corporation’s debts or obligations solely as a result of their status as stockholders. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of GNL common stock. Pursuant to GNL’s charter, holders of GNL common stock will have no appraisal rights unless the GNL Board determines that appraisal rights will apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. As of the record date for GNL’s special meeting, GNL had 170,421,684 shares of common stock issued and outstanding, including unvested restricted shares, and no shares of preferred stock issued and outstanding.

Subject to the preferential rights, if any, of holders of any other class or series of GNL’s stock and to the provisions of GNL’s charter relating to the restrictions on ownership and transfer of GNL’s stock, the holders of GNL common stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by the GNL Board and declared by GNL; and
•	are entitled to share ratably in all of GNL’s assets available for distribution to holders of GNL common stock upon liquidation, dissolution or winding up of GNL’s affairs.

Subject to the provisions of GNL’s charter relating to the restrictions on ownership and transfer of GNL’s stock and except as may otherwise be specified in the charter, holders of GNL common stock are entitled to one vote per share on all matters on which holders of GNL common stock are entitled to vote at all meetings of GNL stockholders. The holders of GNL common stock do not have cumulative voting rights.

Holders of shares of GNL common stock are entitled to vote for the election of directors. Directors may be removed from office, but only for cause, by the affirmative vote of stockholders entitled to cast not less than two-thirds of the total votes entitled to be cast generally in the election of directors. Vacancies on the GNL Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled only by a majority of the directors then in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy accrued and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

Power to Reclassify Shares of GNL’s Stock

The GNL Board may classify any unissued shares of preferred stock and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over GNL common stock with respect to voting rights, distributions or upon liquidation, and authorize GNL to issue the newly classified shares. Prior to the issuance of shares of each class or series, the GNL Board is required by the MGCL and GNL’s charter to set, subject to the provisions of GNL’s charter regarding the restrictions on ownership and transfer of GNL’s stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval unless stockholder approval is required by applicable law, the terms of any other class or series of GNL’s stock or the rules of any stock exchange or automated quotation system on which GNL’s securities may be listed or traded.

Power to Increase Authorized Stock, Issue Preferred Stock and Additional Shares of GNL Common Stock

GNL believes that the power of the GNL Board to amend the charter from time to time to increase the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that GNL has the authority to issue, to issue additional authorized but unissued shares of GNL common stock or preferred stock and to classify or reclassify unissued shares of GNL common stock or preferred stock into other classes or series of stock and thereafter to cause GNL to issue such classified or reclassified shares of stock will provide GNL with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as additional shares of common stock, will be available for issuance without further action by GNL’s stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which GNL’s securities are then listed or traded. Although the GNL Board does not intend to do so, it could authorize GNL to issue a class or series of common stock or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of GNL that might involve a premium price for GNL’s stockholders or otherwise be in their best interest.

Restrictions on Transfer and Ownership of Stock

In order for GNL to qualify as a REIT under the Code, shares of GNL’s stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50.0% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

GNL’s charter contains restrictions on the ownership and transfer of shares of GNL common stock and other outstanding shares of stock. The relevant sections of GNL’s charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of GNL’s outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of GNL’s shares of stock; we refer to these limitations as the “ownership limits.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value of the aggregate of GNL’s outstanding shares of stock and 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of GNL’s shares of stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of GNL’s stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.

The GNL Board may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits and establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in GNL’s being “closely held” under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause GNL to fail to qualify as a REIT. In order to be considered by the GNL Board for exemption, a person also must not own, actually or constructively, an interest in one of GNL’s tenants (or a tenant of any entity which GNL owns or controls) that would cause GNL to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by GNL from such tenant is sufficiently small that, in the opinion of the GNL Board, rent from such tenant would not adversely affect GNL’s ability to qualify as a REIT. The person seeking an exemption must provide such representations and undertakings to the satisfaction of the GNL Board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a charitable trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, the GNL Board may, but is not be required to, obtain an opinion of counsel or Internal Revenue Service, which we refer to as the IRS, ruling satisfactory to the GNL Board with respect to GNL’s qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting an exemption from the ownership limits or establishing an excepted holder limit or at any other time, the GNL Board may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of GNL’s stock is in excess of such decreased limits until such person’s percentage ownership of shares of GNL’s stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of GNL’s stock in excess of such percentage ownership will be in violation of the applicable decreased limits. The GNL Board may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of GNL’s stock then outstanding. Prior to any modification of the ownership limits, the GNL Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure GNL’s qualification as a REIT.

GNL’s charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of GNL’s stock that would result in GNL being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause GNL to fail to qualify as a REIT; and
•	any person from transferring shares of GNL’s stock if such transfer would result in shares of GNL’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of GNL’s stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of GNL’s stock will be required to immediately give written notice to GNL or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice to GNL, and provide GNL with such other information as GNL may request in order to determine the effect, if any, of such transfer on GNL’s qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of GNL’s stock will not apply if the GNL Board determines that it is no longer in GNL’s best interests to continue to qualify as a REIT or that compliance with the restrictions on ownership and transfer of GNL’s stock is no longer required in order for GNL to qualify as a REIT.

If any transfer of shares of GNL’s stock would result in shares of GNL’s stock being beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of GNL’s stock or any other event would otherwise result in:

•	any person violating the ownership limits or such other limit established by the GNL Board; or
•	GNL being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause GNL to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by GNL, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in GNL’s charter, then the charter provides that the transfer of the shares will be void from the time of such purported transfer.

Shares of stock transferred to a charitable trust are deemed to have been offered for sale to GNL, or GNL’s designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price, defined generally as the last reported sales price reported on NYSE (or other applicable exchange), per share of such stock at the time of such devise or gift) and (2) the market price on the date GNL, or GNL’s designee, accept such offer. GNL may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. GNL may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. GNL has the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to GNL, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.

Within 20 days of receiving notice from GNL of the transfer of the shares to the charitable trust, the charitable trustee will sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of GNL’s stock described above. After that, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (2) the sales proceeds received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary. In addition, if, prior to discovery by GNL that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand. The prohibited owner will have no rights in the shares held by the charitable trust.

The charitable trustee will be designated by GNL and will be unaffiliated with GNL and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by GNL with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to GNL’s discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to GNL’s discovery that the shares have been transferred to the charitable trust; and
•	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if GNL has already taken irreversible corporate action, then the charitable trustee may not rescind and recast the vote.

If the GNL Board determines in good faith that a transfer violated, or a proposed transfer would violate, the restrictions on ownership and transfer of GNL’s stock set forth in GNL’s charter, the GNL Board, or a committee thereof, may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing GNL to redeem shares of stock, refusing to give effect to the transfer on GNL’s books or instituting proceedings to enjoin the transfer.

Every owner of more than 5.0% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of GNL’s stock, including common stock, will be required to give written notice to GNL within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of GNL’s stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to GNL such additional information as GNL may request in order to determine the effect, if any, of such beneficial ownership on GNL’s qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to GNL such information as GNL may request, in good faith, in order to determine GNL’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of GNL’s stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of GNL’s stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for GNL common stock or otherwise be in the best interest of GNL’s stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for GNL common stock is American Stock Transfer and Trust Company, LLC. The principal business address of the transfer agent and registrar is 6201 15th Avenue, Brooklyn, NY 11219.

Listing of Common Stock

GNL’s shares of common stock are listed on the NYSE under the symbol “GNL.” GNL will apply to have the new shares of GNL common stock to be issued in connection with the merger listed on the NYSE upon the consummation of the merger and the listing of the new shares of GNL common stock to be issued in connection with the merger is a condition to closing the merger. If the merger is completed, shares of Global II common stock will be deregistered under the Exchange Act.

THE GNL SPECIAL MEETING

Date, Time, Place and Purpose of GNL’s Special Meeting

The special meeting of the stockholders of GNL will be held at 405 Park Avenue, New York, New York 10022, on December 20, 2016, commencing at 3 p.m., local time. The purpose of GNL’s special meeting is:

1.	to consider and vote on a proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement; and
2.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement.

Recommendation of the GNL Board

The GNL Board unanimously (a) determined that the merger agreement and the merger, including the issuance of GNL common stock in connection with the merger, are advisable and in the best interests of GNL and its stockholders; (b) approved the merger agreement, the merger and the other transactions contemplated thereby; and (c) approved the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement. The GNL Board unanimously recommends that you vote FOR the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement. For the reasons for this recommendation, see “The Merger — Recommendation of the GNL Board and Its Reasons for the Merger” beginning on page 86.

Record Date; Who Can Vote at GNL’s Special Meeting

The GNL Board has fixed the close of business on October 25, 2016, as the record date for determining the GNL stockholders entitled to receive notice of, and to vote at, GNL’s special meeting and any postponements or adjournments of the special meeting. Only holders of record of GNL common stock at the close of business on the record date are entitled to receive notice of, and to vote at, GNL’s special meeting. As of the record date, there were 170,421,684 shares of GNL common stock outstanding, including unvested restricted shares, and entitled to be voted at GNL’s special meeting, held by approximately 36,687 holders of record.

Each share of GNL common stock is entitled to one vote on the proposals to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock pursuant to the merger agreement and to solicit additional proxies.

Vote Required for Approval; Quorum

Approval of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast on the proposal, provided that a quorum is present. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by holders of shares of GNL common stock on the proposal. GNL’s bylaws authorize the chairman of the meeting to adjourn the meeting in the discretion of the chairman and without any action by the stockholders regardless of whether a quorum is present.

GNL’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at GNL’s special meeting for purposes of determining whether a quorum is present.

Abstentions and Broker Non-Votes

Because all of the proposals to be submitted to the stockholders at GNL’s special meeting are non-routine matters, brokers will not have discretion to vote shares on the proposals without direction from the beneficial holders under applicable stock exchange rules, so it is possible that there may be “broker non-votes” in respect of the company merger proposal. Therefore, unless you instruct your broker or other nominee how to vote your shares of GNL common stock held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of GNL common stock held in street name by returning a proxy card directly to GNL or by voting in person at GNL’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Abstentions and broker non-votes, if any, will be counted in determining the presence of a quorum. Abstentions and broker non-votes are not counted as votes cast on the proposal and otherwise will have no effect on the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement or the proposal to adjourn the special meeting, if necessary or appropriate and to solicit additional proxies in favor of the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement. Broker non-votes will have no effect on this proposal as long as a quorum is present at the meeting.

Manner of Authorizing Proxy

GNL stockholders may submit their votes for or against the proposals submitted at GNL’s special meeting in person or by proxy. GNL stockholders may authorize a proxy in the following ways:

Internet.  GNL stockholders may authorize a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to authorize a proxy.

Telephone.  GNL stockholders may authorize a proxy using the toll-free number listed on their proxy card or voting instruction card.

Mail.  GNL stockholders may authorize a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

GNL stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy authorization procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail.

The method by which GNL stockholders authorize a proxy will in no way limit their right to vote at GNL’s special meeting if they later decide to attend the meeting and vote in person. If shares of GNL common stock are held in the name of a broker or other nominee, GNL stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at GNL’s special meeting.

All shares of GNL common stock entitled to vote and represented by properly completed proxies received prior to GNL’s special meeting, and not revoked, will be voted at GNL’s special meeting as instructed on the proxies. If GNL stockholders of record do not indicate how their shares of GNL common stock should be voted on a proposal, the shares of GNL common stock represented by their properly executed proxy will be voted as the GNL Board recommends and therefore FOR the proposal to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the transactions contemplated by the merger agreement, including the proposal to approve the issuance of shares of GNL common stock pursuant to the merger agreement.  If you do not provide voting instructions to your broker or other nominee, your shares of GNL common stock will NOT be voted and will be considered broker non-votes.

Revocation of Proxies or Voting Instructions

GNL stockholders of record may change their vote or revoke their proxy at any time before it is exercised at GNL’s special meeting by:

•	submitting notice in writing to GNL’s Secretary at Global Net Lease, Inc., 405 Park Avenue, 14th Floor, New York, New York 10022, that you are revoking your proxy;
•	executing and delivering a later-dated proxy card or authorizing a later-dated proxy by telephone or on the Internet; or
•	voting in person at GNL’s special meeting.

Attending GNL’s special meeting without voting will not revoke your proxy.

GNL stockholders who hold shares of GNL common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Tabulation of the Votes

GNL will appoint an Inspector of Election for GNL’s special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

GNL is soliciting proxies from GNL stockholders.  GNL will pay the costs associated with the soliciation. Directors, officers and employees of GNL may solicit proxies on behalf of GNL in person or by telephone, facsimile or other means, for which they will not receive any additional compensation. GNL has engaged D.F. King & Co, Inc. to assist it in the solicitation of proxies. GNL has agreed to pay D.F. King & Co, Inc. $12,500 plus out-of-pocket expenses for its services to solicit proxies. In accordance with the regulations of the SEC and the NYSE, GNL also will reimburse brokerage firms, and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of GNL common stock.

PROPOSALS SUBMITTED TO GNL STOCKHOLDERS

Proposal No. 1: GNL Proposal to Approve Transaction

GNL is asking its stockholders to approve the transactions contemplated by the merger agreement, including the issuance of common stock to Global II stockholders (or their specified designees) in connection with the merger, pursuant to the merger agreement. GNL refers to such proposal as the GNL Proposal to Approve the Transaction. For a detailed discussion of the terms and conditions of the merger, the merger agreement and related agreements, see “The Merger” and “The Merger Agreement.”

As discussed in the section entitled “The Merger — Recommendation of the GNL Board and Its Reasons for the Merger” beginning on page 86, after careful consideration, the GNL Board approved the merger agreement and the other transactions contemplated by the merger agreement. The GNL Board is seeking the approval of its stockholders on the approval of the GNL Proposal to Approve the Transaction.

Approval of the GNL Proposal to Approve the Transaction, which includes the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement, requires the affirmative vote of at least a majority of the votes cast on the proposal, provided that a quorum is present.

Recommendation of the GNL Board

The GNL Board unanimously recommends that GNL stockholders vote “FOR” the GNL Proposal to Approve the Transaction.

Proposal No. 2: GNL Adjournment Proposal

GNL is asking its stockholders to authorize the adjournment of its special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the GNL Proposal to Approve the Transaction if there are insufficient votes at the time of the adjournment to approve such proposals.

If the GNL stockholders approve this proposal, GNL’s special meeting may be adjourned and GNL may use the additional time until such later date to which GNL’s special meeting has been adjourned to solicit additional proxies, including the solicitation of proxies from GNL’s stockholders who have previously voted.

Approval of any adjournments of GNL’s special meeting, if necessary or appropriate as determined by GNL, to solicit additional proxies requires the affirmative vote of holders of at least a majority of the votes cast at GNL’s special meeting on this proposal. Under GNL’s bylaws, the chairperson of the meeting has the authority to adjourn the meeting, whether or not a quorum is present, without a vote of the stockholders. If you “Abstain” from voting, it will have no effect this proposal. Failures to vote, which include broker non-votes, will have no effect on this proposal.

Recommendation of the GNL Board

The GNL Board unanimously recommends that GNL stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the GNL Proposal to Approve the Transaction.

THE GLOBAL II SPECIAL MEETING

Date, Time, Place and Purpose of Global II’s Special Meeting

The special meeting of the stockholders of Global II will be held at 405 Park Avenue, New York, New York, 10022, on December 20, 2016 commencing at 4 p.m., local time. The purpose of Global II’s special meeting is:

1.	to consider and vote on a proposal to approve the company merger and the other transactions contemplated by the merger agreement; and
2.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

Recommendation of the Global II Board

The Global II Board has determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair and reasonable to, and in the best interests of Global II and its stockholders, and has approved the merger agreement, the merger and the other transactions contemplated thereby. The Global II Board unanimously recommends that Global II stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement. For the reasons for this recommendation, see “The Merger — Recommendation of the Global II Board and Its Reasons for the Merger” beginning on page 89.

Record Date; Who Can Vote at Global II’s Special Meeting

The Global II Board has fixed the close of business on October 25, 2016, as the record date for determining the Global II stockholders entitled to receive notice of, and to vote at, Global II’s special meeting and any postponements or adjournments of the special meeting. Only holders of record of Global II common stock at the close of business on October 25, 2016, Global II’s record date, are entitled to notice of, and to vote at, Global II’s special meeting and any postponement or adjournment of the special meeting. On Global II’s record date, there were 12,512,087 shares of Global II common stock outstanding, including unvested restricted shares, held by approximately 6,317 holders of record, all of which were entitled to vote at Global II’s special meeting. Each share of Global II common stock entitled to vote at Global II’s special meeting is entitled to one vote on each proposal presented.

Vote Required for Approval; Quorum

Approval of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Global II common stock entitled to vote on such proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast by holders of shares of Global II common stock on the proposal. Global II’s bylaws authorize the chairman of the meeting to adjourn the meeting in the discretion of the chairman and without any action by the stockholders regardless of whether a quorum is present.

Global II’s charter and bylaws provide that the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at Global II’s special meeting for purposes of determining whether a quorum is present.

Abstentions and Broker Non-Votes

Because all of the proposals to be submitted to the stockholders at Global II’s special meeting are non-routine matters, brokers will not have discretion to vote uninstructed shares on the company merger proposal under applicable stock exchange rules, so it is possible that there may be “broker non-votes” in respect of the company merger proposal. Therefore, unless you instruct your broker or other nominee how to vote your shares of Global II common stock held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of Global II common stock held in street name by returning a proxy card directly to Global II or by voting in person at Global II’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Abstentions and broker non-votes, if any, will be counted in determining the presence of a quorum and will have the same effect as votes cast AGAINST the proposal to approve the company merger and the other transactions contemplated by the merger agreement. However, abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement, provided that a quorum is present at the meeting.

Manner of Authorizing Proxy

Global II stockholders may submit their votes for or against the proposals submitted at Global II’s special meeting in person or by proxy. Global II stockholders may authorize a proxy in the following ways:

•	Internet. Global II stockholders may authorize a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to authorize a proxy.
•	Telephone. Global II stockholders may authorize a proxy using the toll-free number listed on their proxy card or voting instruction card.
•	Mail. Global II stockholders may authorize a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

Global II stockholders should refer to their proxy card or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy authorization procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail.

The method by which Global II stockholders authorize a proxy will in no way limit their right to vote at Global II’s special meeting if they later decide to attend the meeting in person.

All shares of Global II common stock entitled to vote and represented by properly completed proxies received prior to Global II’s special meeting, and not revoked, will be voted at Global II’s special meeting as instructed on the proxies. If Global II stockholders of record do not indicate how their shares of Global II common stock should be voted on a matter, the shares of Global II common stock represented by their properly executed proxy will be voted as the Global II Board recommends and, therefore, FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of Global II common stock will NOT be voted and will be considered broker non-votes.

Revocation of Proxies or Voting Instructions

Global II stockholders of record may change their vote or revoke their proxy at any time before it is exercised at Global II’s special meeting by:

•	submitting notice in writing to Global II’s Secretary at American Realty Capital Global Trust II, Inc., 405 Park Avenue, 14th Floor, New York, New York 10022, that you are revoking your proxy;
•	executing and delivering a later-dated proxy card or authorizing a later-dated proxy by telephone or on the Internet; or
•	voting in person at Global II’s special meeting.

Attending Global II’s special meeting without voting will not revoke your proxy. Global II stockholders who hold shares of Global II common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Solicitation of Proxies

The solicitation of proxies from Global II stockholders is made on behalf of the Global II Board. Global II will pay the cost of soliciting proxies from Global II stockholders. Directors, officers and employees of Global II may solicit proxies on behalf of Global II in person or by telephone, facsimile or other means, but will not receive any additional compensation for doing so. Global II has engaged Broadridge to assist it in the solicitation of proxies. Global II has agreed to pay Broadridge approximately $15,000, plus out-of-pocket expenses for its services to solicit proxies. In accordance with the regulations of the SEC, Global II also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Global II common stock.

PROPOSALS SUBMITTED TO GLOBAL II STOCKHOLDERS

Proposal No. 1: Global II Company Merger Proposal

Global II is asking its stockholders to approve the company merger and the other transactions contemplated by the merger agreement. For detailed information regarding this proposal, see the information about the merger agreement and the merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 72 and “The Merger Agreement” beginning on page 137. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the merger agreement, approval of this proposal is a condition to the consummation of the merger. If the proposal is not approved, the merger will not be completed.

Approval of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Global II common stock entitled to vote on such proposal.

Recommendation of the Global II Board

The Global II Board unanimously recommends that Global II stockholders vote FOR the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

Proposal No. 2: Global II Adjournment Proposal

Global II is asking its stockholders to authorize the adjournment of its special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger proposal if there are insufficient votes at the time of the adjournment to approve such proposal.

If the Global II stockholders approve this proposal, Global II’s special meeting may be adjourned and Global II may use the additional time until such later date to which Global II’s special meeting has been adjourned to solicit additional proxies, including the solicitation of proxies from Global II’s stockholders who have previously voted.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on the proposal. If you “Abstain” from voting, it will have no effect on this proposal. Failures to vote, which include broker non-votes, will have no effect on this proposal.

Recommendation of the Global II Board

The Global II Board unanimously recommends Global II stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the company merger and the other transactions contemplated by the merger agreement.

THE MERGER

The following is a description of the material aspects of the merger. While GNL and Global II believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to GNL stockholders and Global II stockholders. GNL and Global II encourage GNL stockholders and Global II stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated herein by reference for a more complete understanding of the merger. References to representatives of GNL’s management refer to Messrs. Bowman and Salvemini, and references to representatives of Global II’s management refer to Messrs. Bowman and Salvemini.

General

The GNL Board and the Global II Board have each approved the merger agreement, the mergers and the other transactions contemplated thereby. In the company merger, Global II will merge with and into Merger Sub, with Merger Sub surviving the company merger as a direct wholly owned subsidiary of GNL. Global II stockholders will receive the merger consideration described below under “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 138.

Background of the Merger

Global II was incorporated on April 23, 2014 as a Maryland corporation and has elected and has qualified to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2015. Global II is a non-exchange traded, externally-advised REIT with a focus on acquiring a diversified portfolio of single tenant net leased commercial properties in the United States and Europe. On August 26, 2014, Global II commenced an initial public offering on a “reasonable best efforts” basis of up to 125.0 million shares of common stock, $0.01 par value per share, at a price of $25.00 per share, subject to certain volume and other discounts. Global II registered $3.125 billion in shares of common stock for sale in its IPO. Global II’s IPO was scheduled to continue until August 2016, unless 125.0 million shares were sold earlier. On November 15, 2015, Global II announced the suspension of its IPO, effective December 31, 2015. Through December 31, 2015, Global II sold 12.2 million shares of common stock, including shares issued pursuant to its IPO and DRIP, for $302.7 million in gross proceeds, all of which was invested or used for other operating purposes. Through November 7, 2016, Global II sold 12.5 million shares of common stock, including shares issued pursuant to its IPO and its DRIP.

In January 2016, the CEO of GNL, planning ahead and recognizing that GNL’s target for growth in 2016 was to increase its assets by $200.0 million, recognized that, among other opportunities, Global II had terminated its IPO and its Board might be willing to consider a transaction with GNL. GNL’s CEO also recognized that acquiring Global II would appease the views of some investors who questioned why two AR Global-sponsored REITs were working in the same REIT sector. On January 27, 2016, GNL’s CEO raised the growth strategy and potential opportunities with GNL’s lead independent director, Sue Perrotty. Ms. Perrotty requested that GNL call a meeting of the GNL Board on February 2, 2016 and to have at least two investment bankers on standby.

At a telephonic meeting of the GNL Board on February 2, 2016, the GNL Board discussed a possible acquisition of Global II. The independent directors of the GNL Board determined to send a letter to Global II inviting it to commence discussions relating to a possible business combination and requesting that GNL and Global II enter into a mutual nondisclosure and confidentiality agreement. The independent directors of the GNL Board also directed management to invite UBS and Investment Bank A to meet with the GNL Board to present their qualifications. The independent directors of the GNL Board also authorized the engagement of Shapiro Sher Guinot & Sandler, P.A., which we refer to as Shapiro Sher, as counsel to the independent directors of GNL to assist them as they considered any transaction.

On February 3, 2016, at a meeting of the GNL Board, UBS and Investment Bank A each presented to the GNL Board regarding their respective qualifications and potential conflicts with respect to acting as financial advisor to the independent directors of the GNL Board in connection with a possible combination of Global II and GNL including any current or prior relationship with GNL, Global II, AR Global and their respective affiliates and related parties. The independent directors of the GNL Board selected UBS as financial advisor in large part as a result of their extensive experience in similar transactions involving real estate investment trusts and related matters. In addition, the GNL Board determined to authorize Ms. Perrotty, as chair, to lead the independent directors in a process to consider whether to present a business combination proposal to Global II and, if warranted, to structure and prepare that proposal.

Also, on February 3, 2016, the Global II Board decided to further considered the proposal and, by unanimous written consent, authorized Global II to enter into a mutual non-disclosure and confidentiality agreement with GNL as requested by GNL. On February 4, 2016, GNL (including GNL OP) and Global II (including Global II OP) entered into a mutual non-disclosure and confidentiality agreement.

On February 11, 2016, UBS was engaged as the financial advisor to the independent directors of the GNL Board to evaluate a potential business combination between Global II and GNL.

At a meeting of the Global II Board on February 17, 2016, Investment Bank B and Investment Bank C separately presented to the Global II Board regarding their respective experience advising REITs in business combination transactions and other qualifications. On February 19, 2016, at the request of the Global II Board, both investment bank candidates submitted proposals for the terms of their engagement. On February 23, 2016, Investment Bank B submitted a proposal to Global II. On February 25, 2016, Investment Bank C submitted a proposal to Global II.

On February 25, 2016, the GNL Board held a telephonic meeting with representatives of GNL management, Shapiro Sher, and Proskauer present. UBS presented a preliminary overview of possible transaction terms of a merger of Global II and GNL, a comparison of potential deal structures, and a preliminary price analysis with respect to Global II. Each of the presented deal structures envisioned a mix of cash and common stock and/or preferred stock. The GNL Board expanded its previous direction to the independent directors, directing them to evaluate and negotiate any potential business combination transaction between Global II and GNL. Immediately following the GNL Board meeting, the GNL independent directors met in executive session with representatives of Shapiro Sher and UBS to consider the potential transaction, including the mix of possible consideration that might be paid to Global II stockholders. The independent directors, meeting as a committee, confirmed and ratified the establishment of a special committee of the GNL Board, which we refer to as the GNL Special Committee to consider whether and upon what terms an offer would be made to the Global II stockholders and to negotiate any possible business combination with Global II. The independent directors and UBS discussed possible merger terms. Following UBS leaving the meeting, Shapiro Sher advised the independent directors regarding their duties under Maryland law in their consideration of a possible transaction and, after further discussion, the GNL Special Committee directed that UBS prepare a draft offer letter. The independent directors also formally approved Shapiro Sher as special counsel to the committee and UBS as financial advisor to the Special Committee.

On February 26, 2016, the GNL Special Committee, with Shapiro Sher present, met telephonically to discuss a proposal letter to Global II. The GNL Special Committee authorized the delivery of a merger proposal letter to Global II, referred to as the Initial GNL Proposal, with an offer of $2.00 in cash plus 2.1 shares of GNL common stock for each share of Global II stock resulting in an offer price of approximately $18.50 per share, based on the trading price of GNL stock on February 25, 2016 of $7.83. The independent directors requested that the Initial GNL Proposal emphasize the fact that a “go-shop” process had been considered in the Special Committee’s setting of the offer price.

On February 26, 2016, the GNL Special Committee sent the Initial GNL Proposal to Global II.

On February 29, 2016, the Global II Board held a telephonic meeting to discuss the Initial GNL Proposal. The directors discussed the conflicts of interest in relation to GNL, GNL’s advisor and Global II’s advisor. The Global II Board concluded that it was appropriate that the two independent directors be designated as a special committee of the Global II Board, which we refer to as the Global II Special Committee, to consider any possible transaction with GNL and to engage, on behalf of Global II, a financial advisor and special counsel. The independent directors agreed to engage Miles & Stockbridge P.C., which we refer to as Miles, to act as legal counsel in connection with consideration by the independent directors of Global II of any possible transaction with GNL and any potential alternatives available to Global II. The

Global II Board discussed the presentations submitted by Investment Bank B and Investment Bank C and requested that Investment Bank B revise its proposed terms of engagement.

On March 2, 2016, a revised proposal for terms of engagement was received from Investment Bank B and distributed to the Global II Board. On March 7, 2016, comments on the proposal from Investment Bank B were conveyed to the bank as well as a request for further information regarding potential conflicts of interest. On March 10, 2016, a revised proposal from Investment Bank B was received and shared with the independent directors. After telephone conversations, the independent directors determined to seek a proposal from another investment bank candidate, BMO Capital Markets, which we refer to as BMO, and inquired if BMO would present its qualifications.

On March 16, 2016, the Global II Board met in person with representatives of BMO to discuss Global II and to permit BMO to present its qualifications and any current or prior relationship with GNL, AR Global or their respective affiliates. At the conclusion of the presentation, the independent directors invited BMO to submit an engagement letter reflecting the terms discussed at the meeting. After resolving the business terms of the BMO engagement, the Global II Special Committee directed that Mr. Elman, on behalf of the committee, should resolve all remaining legal terms with support from Miles and sign an engagement letter with BMO. On March 29, 2016, the Global II Special Committee engaged BMO.

On April 1, 2016, the Global II Special Committee held a telephonic meeting with representatives of BMO and Miles. Mr. Burns was unable to attend, but Mr. Elman requested that the meeting proceed and stated that he would follow-up with Mr. Burns. A representative of Miles reviewed the standard of conduct and other legal duties applicable to the Global II Special Committee’s consideration of the Initial GNL Proposal. BMO then reported on its communications with representatives of UBS concerning the Initial GNL Proposal and the status of BMO’s preliminary analysis of both GNL and Global II. In response to the GNL Initial Proposal, the Global II Special Committee considered the recent termination of Global II’s initial public offering and the gross proceeds raised in that offering, the liquidity afforded to Global II common stockholders by the GNL Initial Proposal, the ability of Global II to continue as a standalone business at its current size, the fact that GNL had greater diversification in the same REIT sector, and the fact that GNL shared the same external management team. Based upon the foregoing considerations, the Global II Special Committee desired to further explore a potential transaction at GNL while it considered alternatives to the Initial GNL Proposal. Mr. Elman expressed the preference of the Global II Special Committee to return to GNL with a mix of cash, common stock and perpetual preferred stock as consideration for the transaction with an aggregate value equal to the original $25.00 IPO price of the Global II common stock. Mr. Elman directed that BMO prepare a draft letter reflecting a counter-proposal. Mr. Elman emphasized the importance of a provision by which Global II may initiate, solicit and encourage other inquiries or the making of other proposals after the signing of a merger agreement (a “go-shop” provision). Following the meeting, on April 2, 2016, BMO circulated a proposed draft response to the GNL proposal to the Global II Special Committee and Miles, and Mr. Elman and Miles reported to Mr. Burns on the April 1 meeting.

On April 4, 2016, the Global II Special Committee held a telephonic meeting. In attendance were Mr. Elman and representatives of BMO and Miles. In order that the full Global II Board would be apprised of the correspondence to GNL, Mr. Weil was invited to attend. Representatives of Proskauer, corporate counsel to Global II, also joined the initial portion of the call. As Mr. Burns was unable to attend the meeting, Mr. Elman reported that he communicated with Mr. Burns and that Mr. Burns concurred with Mr. Elman’s views. Without discussing the specific value of Global II’s response, Mr. Elman reported that the Global II Special Committee had directed BMO to draft a response to the Initial GNL Proposal and that the response would demand a higher price and include a mix of cash consideration, GNL common stock and a newly-issued series of GNL preferred stock. Mr. Weil and Proskauer were then excused from the meeting. Mr. Elman and BMO then discussed the response to GNL. A representative of BMO shared BMO’s preliminary analysis regarding a potential combination of Global II and GNL. Mr. Elman stated that he and Mr. Burns were in agreement that the draft response distributed by BMO prior to the meeting, reflecting a mix of cash, GNL common stock and a newly issued series of GNL preferred stock with an aggregate value of $25.00 per share of Global II common stock, should be sent to GNL by BMO. Mr. Elman, representatives of BMO and representatives of Miles discussed the legal terms to be addressed in the response to the GNL proposal. The resulting proposal demanded $10.625 of GNL common stock, $10.625 of newly created, publicly listed, 5-year non-call, GNL perpetual preferred stock and $3.75 in cash for an aggregate value of $25.00 per share of Global II common stock; no financing contingency; a 45-day go-shop provision; a “fiduciary out” that would allow the Global II Board to terminate any resulting agreement to accept a superior proposal; and a two-tiered termination fee of 1% and 2% of the equity value of the transaction with the lower fee applicable to any termination resulting from a superior proposal during the go-shop period. After discussion of other legal and business terms that would be material to a transaction, Mr. Elman asked to revisit those subjects with Mr. Burns in attendance. Mr. Elman directed that Miles provide Mr. Burns with a summary of the April 4, 2016 meeting. Following the meeting, on April 5, 2016, a representative of Miles reported to Mr. Burns the developments from the prior day and the direction provided to BMO by Mr. Elman. Mr. Burns reported that he concurred in all respects. That day a representative of BMO submitted to Ms. Perrotty, as the lead independent director of GNL, the counterproposal of Global II, which we refer to as the April 5 Proposal. The April 5 Proposal consisted of $10.625 shares of GNL, at the then GNL common stock trading price of $8.65, $10.625 of a new preferred, and $3.75 in cash, with a total value as of April 5, 2016 of $25 per share of Global II common stock.

On April 7, 2016, the Global II Special Committee held a telephonic meeting, which was attended by representatives of BMO and Miles. At the meeting, a representative of Miles reviewed the legal duties under Maryland law and Global II’s charter of the directors and the Global II Special Committee in relation to any strategic transaction with GNL and their consideration of alternatives as well as certain conflicts of interest inherent in any strategic transaction, including the terms of GNL’s advisory agreement with an affiliate of Global II’s advisor. Representatives of BMO reported on conversations with representatives of UBS and discussed a comparison of the financial terms of the Initial GNL Proposal and the April 5 Proposal that Global II sent in response. The Global II Special Committee discussed with BMO certain other strategic alternatives that Global II might consider, including: (i) continuing to manage the existing portfolio as a stand-alone real estate investment trust and execute on the current business plan; (ii) a merger with or sale to a strategic partner; (iii) a sale to a financial sponsor; and (iv) a listing of the Global II common stock on a public exchange. BMO expressed its view that a listing on a public exchange was unlikely to be successful at that time given the premature termination of the initial public offering, the current environment and the relatively small size of Global II. The Global II Special Committee then reviewed with BMO the prospects of continuing as a stand-alone real estate investment trust and alternative transactions involving other potential acquirers. The Global II Special Committee considered Global II’s cash flow and portfolio, lack of liquidity and cost of capital. The Global II Special Committee considered prospects for organic growth of Global II and Global II’s prospects in continuing as a stand-alone real estate investment trust. With respect to other prospective acquirers, the Global II Special Committee and BMO discussed the merits and drawbacks of both financial and strategic purchasers and the transparency of Global II’s recently acquired real estate portfolio to such purchasers. The Global II Special Committee then discussed with BMO an overview of GNL and the potential GNL combination. Among other things, the Global II Special Committee noted the benefits of the more greatly diversified portfolio offered by the combination with GNL. The Global II Special Committee and representatives of BMO discussed the financial terms of the initial GNL proposal versus the April 5 Proposal from the Global II Special Committee. A representative of BMO noted the implications for the pro forma balance sheet of the forms of consideration that the Special Committee had proposed; namely, the perpetual preferred and its characterization. The independent directors instructed BMO to continue its analysis of a potential GNL transaction.

On April 8, 2016, the GNL Special Committee met, with representatives of Shapiro Sher and UBS present, to discuss the April 5 Proposal, Global II’s $25.00 price and three tiered structure (cash, common stock, and preferred stock). The GNL Special Committee authorized UBS to continue its discussions with BMO with a focus on moving Global II closer to the offer price and form of consideration contained in the Initial GNL Proposal. The GNL Special Committee preferred to avoid a newly created class of preferred stock in order to maintain GNL’s existing capital structure.

During a regularly scheduled GNL Board Meeting held on April 12, 2016, UBS updated the GNL Board and GNL management on the April 5 Proposal that was received from Global II. There were no deliberations by the Independent Directors of GNL or others during this meeting.

On April 13, 2016, the Global II Board held a telephonic meeting. In attendance at the meeting were representatives of Proskauer, BMO and Miles. In advance of the meeting, a representative of Miles circulated a memorandum concerning the duties of a director of a Maryland corporation in relation to a potential sale transaction. On behalf of the Global II Special Committee, representatives of Miles reported to the full Global II Board on the status of negotiations and the process undertaken to exchange due diligence information between Global II and GNL. A representative of Miles discussed with the full Global II Board, as it had previously discussed with the Global II Special Committee, the duties of directors under the Maryland General Corporation Law and Global II’s charter, and the importance of understanding conflicts of interest. Certain specific conflicts of interest were then reviewed including those affecting Mr. Weil, Global II’s advisor, Global II’s management and Proskauer. Representatives of BMO reported that conversations had occurred between UBS and BMO including the fact that the parties had significantly different views with regard to the dividend that should be payable on the proposed GNL preferred stock. Mr. Weil and representatives of Proskauer were then excused from the meeting. BMO then discussed strategic alternatives and its views regarding its financial analyses of Global II and GNL. The independent directors discussed with BMO the value of including preferred stock as consideration to the Global II stockholders and governance issues related to GNL after a merger. Further to the discussions of its April 7 meeting, the Global II Special Committee and BMO continued to discuss other strategic alternatives available to Global II including the option of remaining a stand-alone entity. A representative of BMO discussed the challenges presented by Global II’s size and the difficulties of re-launching an offering of equity securities as well as challenges of continuing to operate on a stand-alone basis. The Global II Special Committee considered the likelihood that third parties other than GNL (including financial buyers) would be interested in acquiring Global II on terms competitive with GNL. In light of the foregoing, the Special Committee expressed its continued support for further negotiations with GNL and a potential transaction with GNL because it viewed a merger transaction with a strategic partner to be value maximizing and that the inclusion of a go-shop provision would facilitate a topping offer from an alternative strategic acquirer. Representatives of BMO then reviewed their preliminary views regarding their financial analyses of Global II and GNL.

On April 18, 2016, the GNL Special Committee held a telephonic meeting to discuss a possible counterproposal to the April 5 Proposal with representatives of Shapiro Sher and UBS. GNL management and Proskauer were invited to attend the beginning of the meeting, before any deliberations by the independent directors, to provide input solicited by the GNL Special Committee. At the request of the Special Committee, GNL’s management shared its view on including preferred stock in any proposal, which could be counterproductive to the goal of achieving investment grade status if not structured properly. UBS reviewed the strategic merits of a Global II acquisition (including that increasing the size and scale of GNL could potentially allow GNL to achieve investment grade status) and advised that the deal would be accretive under certain circumstances, assuming the Initial Proposal was accepted. UBS provided comparative analyses with selected public companies and precedent transactions, an analysis of unlevered free cash flows, its assessment of value accretion, and several scenarios for perpetual preferred stock. After GNL management and Proskauer left the meeting, representatives of UBS and the GNL Special Committee discussed the April 5 Proposal in detail. Among other things, the GNL Special Committee discussed with representatives of UBS the total value that was appropriate to offer for a share of Global II common stock, the appropriate mix of common stock and preferred stock, the strategic merits of a Global II acquisition (including that increasing the size and scale of GNL could potentially allow GNL to achieve investment grade status), the dividend rate on the preferred stock, taking into account the GNL Special Committee’s desire that the transaction be accretive to GNL stockholders. On April 19, 2016, the GNL Special Committee sent a new proposal, which we refer to as the April 19 Proposal, to the Global II Special Committee. At the direction of the GNL Special Committee, the April 19 Proposal contained a go-shop period and a termination fee structure appropriate for a related party transaction. Under the April 19 Proposal, Global II stockholders would have received $21.29 in total consideration comprised of $2.62 in GNL preferred stock and 2.1 shares of GNL stock for each share of Global II common stock, which would have had a value of $18.67 based on the April 15, 2016 closing price of GNL stock of $8.89.

On April 21, 2016, the Global II Special Committee held a telephonic meeting, which was also attended by representatives of BMO and Miles, to discuss the April 19 Proposal. BMO and the Global II Special Committee discussed the terms of the April 19 Proposal. A representative of BMO reported on its preliminary financial analysis of Global II and GNL, based on net asset values, comparative trading analyses of other public REITs, and on a discounted cash flow analysis. The Global II Special Committee and its advisors discussed the terms of a response by Global II including the mix of consideration and the exchange ratio for any consideration in the form of GNL common stock. BMO reiterated that the parties still held differing views on the appropriate dividend for the preferred stock component of the transaction consideration that was included in the April 19 Proposal. The Global II Special Committee expressed a desire to retain the preferred stock component in the mix of consideration and directed BMO to continue to work with UBS to identify an appropriate dividend. The Global II Special Committee directed that BMO prepare a response to the April 19 Proposal that would represent total consideration of $23.00 per share, accepting GNL’s elimination of a cash component of the merger consideration, and reducing the preferred stock component. Representatives of Miles then discussed with the members of the Global II Special Committee the significance of certain legal terms in a recently announced related-party transaction. The Global II Special Committee agreed that requesting further concessions in relation to the go-shop process and corresponding termination fee would be appropriate; specifically, that Global II should require a 45-day go-shop period with a lower go-shop termination fee equal to 0.5% of the equity value of any resulting go-shop transaction.

On April 25, 2016, the Global II Board held a telephonic meeting to allow the Global II Special Committee and BMO to update the Global II Board on the progress of negotiations. Representatives of BMO, Miles and Proskauer were in attendance. Mr. Burns was unable to attend. A representative of BMO described the general status of negotiations with GNL. Following the call a representative of Miles communicated the substance of the meeting to Mr. Burns.

On April 26, 2016, the Global II Special Committee held a telephonic meeting with representatives of BMO and Miles present. A representative of Miles discussed with the directors a recent story in the press regarding possible related party transactions among AR Global-sponsored REITs. The Global II Special Committee discussed again the need to be mindful of conflicts of interest including, but not limited to, those highlighted in the article. Discussion turned to further consideration of the April 19 Proposal and a potential response. The independent directors discussed with representatives of BMO terms of a potential response, including the total value for a share of Global II common stock, the mix of common stock and preferred stock, and the dividend rate on the preferred stock. A representative of BMO discussed apparent concerns of GNL that a preferred stock component could adversely impact the balance sheet of the combined entity. The directors requested that BMO prepare a counter-offer to GNL proposing 2.013 shares of GNL common stock and 0.23 shares of a newly-issued, perpetual preferred stock ($25.00 liquidation preference, non-callable for 5 years) with an anticipated dividend of 6.75% to 7.75%. This proposal represented a total value per Global II common share of $23.00 (based on GNL’s 30-day volume weighted average price of $8.57 as of April 26, 2016). The Global II Special Committee further specified that the proposal should include the previously proposed go-shop provision, a revised two-tier termination fee (0.5% of equity value during the go-shop period and 2.4% of equity value thereafter), a requirement that Global II be entitled to designate one independent director of GNL at the closing and that GNL, after closing, conduct a stock buy-back. Following the meeting, a representative of BMO submitted the counter-proposal from the Global II Special Committee to GNL, which we refer to as the April 26 Proposal.

On April 29, 2016, the GNL Special Committee, with representatives of Shapiro Sher and UBS present, met telephonically to discuss the April 26 Proposal. Representatives of GNL management and Proskauer participated in the first part of the meeting to address any questions the Special Committee might have of management with respect to the potential transaction. UBS presented alternatives for the GNL Special Committee to consider as it determined how to respond to the Global II counterproposal. After GNL management and Proskauer left the meeting, the GNL Special Committee discussed alternatives UBS had presented for the GNL Special Committee to consider, focusing, among other things, on the Special Committee’s desire to maintain acceptable leverage at the combined company and for the transaction to be accretive from inception. The Special Committee also expressed a preference to reduce the amount of preferred stock in the mix of consideration. The committee members expressed the view that any deal must create value for GNL’s stockholders. The GNL Special Committee endorsed the UBS representatives’ recommendation to set up a “working session” meeting with the lead independent director of Global II and

BMO, instead of preparing a written counterproposal. Ms. Perrotty, as the lead independent director of the GNL Special Committee, was authorized to represent the committee along with representatives of UBS at the meeting.

On May 6, 2016, Ms. Perrotty and Mr. Elman met in person for a negotiation session in New York City, with representatives of UBS and BMO participating in the session. The parties discussed the material terms of a transaction. Mr. Elman and BMO represented that the Global II Special Committee desired a mix of preferred and common stock, that the Global II Special Committee was focused on the price payable to Global II stockholders and their yield after a merger and that Global II wished to designate an independent director to GNL if the parties could reach an agreement. Ms. Perrotty expressed concerns about preferred stock being part of the capital structure of the combined company and related GNL’s views for the GNL-proposed exchange ratio (and why the UBS valuation of GNL was higher than BMO’s valuation of GNL).

On May 11, 2016, the GNL Special Committee met telephonically again to discuss the May 6 negotiation session in New York City. Representatives of GNL management and Proskauer participated in the first part of the meeting, prior to any GNL Special Committee deliberations to provide the GNL Special Committee with any desired input with respect to the proposed transaction. UBS reported to the GNL Special Committee, that a transaction could achieve significant synergies, general and administrative savings and reductions (overall) in advisory fees. After GNL management and Proskauer left the meeting, Ms. Perrotty reported that Global II’s lead independent director had informed her that Global II would be proposing to add an independent director of Global II’s choice to the GNL Board. The GNL Special Committee discussed the components of a possible new counterproposal, including the composition of the GNL Board after a possible merger and various deal structures that contained a post-merger repurchase of shares. The GNL Special Committee determined to move forward with an “all common stock” deal and to propose an exchange ratio of 2.46x with a non-binding proposal of a post-merger stock repurchase program, separate from the merger. The closing price of GNL stock on May 11, 2016 was $8.76.

On May 12, 2016, the Global II Special Committee held a telephonic meeting to discuss the proposed transaction, the May 6 negotiation session and the progress of negotiations with GNL. Representatives of BMO and Miles were in attendance. A representative of BMO discussed the May 6 negotiation session and certain concerns voiced by Ms. Perrotty and representatives of UBS, including GNL’s views of the impact of the preferred stock component of the transaction on the combined company’s balance sheet and that Global II should be limited to designating one board member for the newly-combined entity. The Global II Special Committee and BMO discussed GNL’s reaction to a mandatory post-closing stock buyback. Mr. Elman reported that he and Ms. Perrotty had discussed a fixed exchange ratio, without a cap, floor or collar on GNL’s share price in order to create alignment between GNL and Global II after announcement of a transaction. The Global II Special Committee then discussed a proposed ratio of 2.50 shares of GNL common stock for every share of Global II common stock. The Global II Special Committee determined that including a preferred stock component in the transaction was not in the best interest of the Global II stockholders because of the impact on the combined entity’s balance sheet. BMO had prepared a draft letter to GNL based on the May 6 negotiation session. The counterproposal of the Global II Special Committee accepted that the merger consideration should be solely shares of GNL common stock, but at a proposed exchange ratio of 2.50 to 1 and without a price cap or collar. This proposal represented a total value per Global II common share of $22.00 (based on an $8.80 closing trading price of GNL common stock on the NYSE as of May 12, 2016). The counterproposal further required that Global II be permitted to designate one independent director to replace a member of GNL’s board after closing, that GNL would make a self-tender after closing for 20% of the number of shares to be issued in the merger, a 45-day “go-shop” period, and a two-tier termination fee of 0.5% and 2.5% of equity value with the lower fee applying to superior proposals that result from the go-shop process. Following the meeting, a representative of BMO sent to Ms. Perrotty the revised proposal from Global II.

On May 13, 2016, representatives of UBS proposed to representatives of BMO a counteroffer of an exchange ratio of 2.46 shares of GNL common stock for every share of Global II common stock, the addition of one independent director to the GNL Board and a willingness to effect a stock buy-back following the closing of the merger, without any requirement to do so. The closing price of GNL stock on May 13, 2016 was $8.75, implying an offer value of $21.53 per share of Global II common stock.

On May 16, 2016, the Global II Special Committee held a telephonic meeting with representatives of BMO and Miles in attendance. A representative of BMO reported on continuing negotiations with GNL through its financial advisor UBS and BMO’s financial analysis of the combined companies on a pro forma basis. The members of the Global II Special Committee then discussed GNL’s proposal of an exchange ratio of 2.46 and whether to eliminate the requirement of a stock buy-back by GNL after closing. Representatives of BMO were asked to seek clarity on GNL’s position on the stock buy-back.

On May 18, 2016, Global II’s management provided to representatives of UBS and BMO an updated financial projection model. An updated financial projection model of GNL was also provided to representatives of BMO and UBS by GNL’s management.

On May 19, 2016, the Global II Special Committee held a telephonic meeting. Representatives of BMO and Miles were in attendance. A representative of BMO reported on conversations with representatives of UBS regarding GNL’s views regarding the go-shop and reported that GNL would agree to a 45-day go-shop period and to the two-tiered termination fee of 0.5% of equity value during the go-shop period and 2.5% thereafter. The Global II Special Committee approved an exchange ratio of 2.46 to 1 and the removal of a required share buy-back post-closing. The Global II Special Committee agreed that, while Global II wished to designate one independent director of GNL after the merger, GNL could decide the size of the GNL board post-merger.

On May 25, 2016, the GNL Special Committee held a telephonic meeting to discuss the negotiations between UBS and BMO and the changes to Global II management’s financial projections, with representatives of Shapiro Sher and UBS in attendance. Representatives of GNL management participated in the first part of the meeting to provide the GNL Special Committee with any desired input with respect to the proposed transaction. UBS informed the GNL Special Committee that it had responded to Global II’s proposal for a 2.50x exchange ratio with an “all common stock” offer with a 2.46x exchange ratio, a willingness to undertake a share repurchase (without it being a condition to the merger), and expanding GNL’s Board to add an independent director. UBS also informed the GNL Special Committee that both UBS and BMO had updated their financial projections. UBS advised the Special Committee that in light of the changes to Global II management’s financial projections, an exchange ratio of lower than 2.46x would be required in order to maintain the same relative AFFO accretion that the GNL Special Committee had desired for 2017 and 2018. After discussing the revised Global II financial projections, including the projected decreases in Cash NOI, estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, FFO and AFFO at GNL and Global II, the GNL Special Committee requested that UBS continue to review Global II’s first quarter financials and the GNL Special Committee determined to negotiate for a lower exchange ratio than that previously proposed to Global II.

On May 26, 2016, the Global II Special Committee held a telephonic meeting. Representatives of BMO and Miles were in attendance. Representatives of BMO reported on a phone call it had had with UBS in which UBS indicated that GNL intended to ask for a lower exchange ratio based upon the revised financial models of Global II and GNL.

On June 1, 2016, the GNL Special Committee met telephonically with representatives of GNL management participating in the first part of the meeting to provide the GNL Special Committee with any desired input with respect to the proposed transaction. Representatives of Shapiro Sher and UBS also participated in the meeting. Representatives of UBS updated the GNL Special Committee on their continued review of the revised financial model of Global II, including SWAP-related reclassifications reported in Global II’s recently filed Form 10-Q for the quarter ended March 31, 2016. At the request of the GNL Special Committee, GNL management provided their view on the SWAP-related reclassifications, as well as their view on accretion, growth, and upside to GNL. After GNL management left the meeting, representatives of UBS and the GNL Special Committee discussed a revised exchange ratio. The GNL Special Committee authorized UBS to counter with an exchange ratio of 2.20x, all other terms previously negotiated being confirmed. Later on June 1, 2016, representatives of UBS communicated to representatives of BMO that the GNL Special Committee was revising its offer to an exchange ratio of 2.20 shares of GNL common stock for every share of Global II common stock. The closing price of GNL stock on June 1, 2016 was $8.19, implying an overall value of $18 per share of Global II common stock.

On June 2, 2016, the Global II Special Committee held a telephonic meeting. Representatives of BMO and Miles were in attendance. In advance of the meeting, a representative of Miles distributed to the independent directors an article criticizing proposals advanced by another AR Global sponsored, non-exchange traded REIT for stockholder approval of certain charter amendments. At the meeting, a representative of BMO discussed the impact of the revised financial projections of Global II and GNL on BMO’s financial analysis of a possible merger. The members of the Global II Special Committee asked questions regarding fees the impact of the proposed transaction on the Base Management and Variable Base Management fees payable to the GNL Advisor pursuant to the advisory agreement between GNL and its advisor, which were answered by a representative of Miles. Representatives of BMO reported to the members of the Global II Special Committee on the revised financial projections of Global II and GNL. BMO explained the nature of the revisions and that the impact to Global II AFFO was more significant than the impact to GNL. A representative of BMO explained that GNL was proposing an adjustment to the exchange ratio to 2.20 shares of GNL common stock for every share at Global II common stock. The members of the Global II Special Committee asked questions about BMO’s analysis and directed that BMO continue to analyze the relative cash flows of Global II and GNL and the exchange ratio in light of the new information.

On June 4, 2016, with the authorization of the GNL Special Committee, UBS sent its financial projection model to BMO to help them understand the basis for GNL’s revised proposal.

On June 7, 2016, the Global II Special Committee held an in-person meeting with Mr. Burns joining telephonically and with representatives of BMO and Miles also present in person. The members of the Global II Special Committee discussed with representatives of BMO the impact of the revised financial projections disclosed on May 18, 2016. BMO provided that it had received revised income projections for both GNL and Global II and that while each entity was negatively impacted, Global II was impacted more severely. Specifically, GNL 2017E cash NOI had decreased approximately 2% and GNL 2017E AFFO had decreased approximately 4%, but Global II 2017E cash NOI had decreased approximately 3% and Global II 2017E AFFO had decreased approximately 18%. A representative of BMO discussed its financial analysis in light of the revised financial information for Global II and GNL, and its views on the exchange ratio proposed by GNL. The members of the Global II Special Committee concluded that an adjustment to the exchange ratio was appropriate, but not to the extent proposed by GNL. BMO was instructed to convey a counterproposal to GNL reflecting a 2.35 exchange ratio, representing approximately $19.90 per share based upon the closing price of $8.47 per share of GNL common stock on June 7, 2016.

On June 8, 2016, conversations took place between representatives of UBS and BMO regarding an appropriate exchange ratio, GNL’s proposal of 2.20 and Global II’s counterproposal of a 2.35 exchange ratio. Both advisors explained their respective analysis and the rationale of their client’s proposal. Early on June 9, 2016, a representative of UBS contacted a representative of BMO and verbally suggested that each advisor present an exchange ratio of 2.27 to their respective clients based on the opening price of GNL stock on June 9, 2016 of $8.60. Representatives of BMO conveyed that to the Global II Special Committee on June 9, 2016.

Later on June 9, 2016, the Global II Board held a telephonic meeting. Representatives of BMO, Miles and Proskauer were also in attendance. Mr. Burns was unable to join the meeting. Mr. Elman and a representative of BMO discussed the proposed exchange ratio of 2.27. Mr. Elman reported that he and Mr. Burns supported the 2.27 exchange ratio. Mr. Elman advised that BMO could communicate the agreement on the exchange ratio to UBS on behalf of the Global II Special Committee. The discussion of the transaction concluded and a previously scheduled meeting of the full Global II Board proceeded. The representatives of BMO and Miles left the meeting and no further discussions were held concerning the transaction.

On June 13, 2016, the GNL Special Committee held a telephonic meeting to discuss the ongoing negotiations between UBS and BMO with representatives of Shapiro Sher and UBS present. A representative from GNL management participated in the first part of the meeting to provide the GNL Special Committee with any desired input with respect to the proposed transaction. Representatives of UBS reported that based on conversations with representatives of BMO, Global II would be willing to effect a transaction at an exchange ratio of 2.27x, which they indicated likely would be accretive to GNL under certain assumptions. After GNL management left the meeting and after further discussions between UBS and the GNL Special Committee, the GNL Special Committee authorized UBS to proceed to negotiate the terms of transaction with

Global II. After UBS left the meeting, the GNL Special Committee continued deliberations and, with counsel, considered whether to submit the transaction to GNL’s stockholders for approval.

On June 14, 2016, Ms. Perrotty requested from representatives of UBS a summary of all of the related party components of the proposed transaction on both sides, including agreements that would have to be terminated, the financial impact on advisory agreements, partnership agreements and property manager agreements, and the pro forma stock ownership of related parties. On June 17, 2016, UBS provided its related party analysis to Shapiro Sher and Shapiro Sher reviewed and forwarded the related party analysis to the GNL Special Committee for review. On June 23, 2016, UBS provided a revised related party analysis to Shapiro Sher and on June 24, 2016, Shapiro Sher reviewed and delivered the related party analysis to the GNL Special Committee.

On June 23, 2016, Shapiro Sher delivered a draft merger agreement to Miles.

On June 23, 2016, the Global II Board held a telephonic meeting. Representatives of BMO, Miles and Proskauer were in attendance. A representative of Miles reported that the Global II Special Committee had reached preliminary agreement with GNL as to an exchange ratio, and that a draft of a merger agreement had been received from Shapiro Sher. A representative of Miles discussed the proposed amendments to the Global II charter that were set forth in the proxy statement for Global II’s annual stockholders meeting. The independent directors concluded that the proposals should be withdrawn. On June 24, 2016, Global II filed a supplement to amend its proxy statement to delete each of the proposals seeking approval of amendments to Global II’s charter.

On June 28, 2016, the GNL Special Committee met telephonically with representatives of UBS and Shapiro Sher present. GNL management participated in the first part of the meeting to provide the GNL Special Committee with any desired input with respect to the proposed transaction. GNL management and representatives of UBS discussed the results of the June 23, 2016 referendum in the United Kingdom (or the UK) regarding the UK’s continual membership in the European Union (or the Brexit referendum) and the resulting uncertainty in the market. GNL management reported on steps taken before and since the Brexit referendum and discussed the extent to which GNL is hedged against currency fluctuations in Europe. Representatives of UBS discussed the concentration of Global II’s assets in the UK and that UBS was waiting on an updated analysis from Global II to present to the GNL Special Committee. After GNL management left the meeting, representatives of UBS and Shapiro Sher updated the GNL Special Committee with a timeline of a potential transaction and discussed further the market volatility from the Brexit referendum. Representatives of UBS presented their related party analysis to the GNL Special Committee. Representatives of UBS reviewed fees paid and the proposed treatment of the OP Units and Class B Units owned by the GNL Advisor. For a full discussion of the interests of the Global II Advisor and the GNL Advisor, see the section entitled “ –  Interests of the GNL Advisor and the Global II Advisor in the Merger” beginning on page 110 of this joint proxy statement/prospectus. The GNL Special Committee emphasized the need to understand all advisor-side fees and payments, especially any arising out of the termination of Global II’s advisory relationships. Following the presentation, the GNL Special Committee decided to wait for an updated analysis from UBS after the revised financials that take into account the projected impact of the Brexit referendum are received from Global II before taking further action. After UBS left the meeting, the GNL Special Committee and representatives of Shapiro Sher discussed the pros and cons of a potential transaction in light of the Brexit referendum.

On June 30, 2016, the Global II Special Committee held a telephonic meeting. Representatives of BMO and Miles were in attendance. Representatives of Miles reviewed with the Global II Special Committee the material terms and conditions of the proposed merger agreement. Representatives of BMO reported on the reaction of financial and real estate markets to the Brexit referendum. The representatives of BMO responded to questions regarding the potential relative impact of the Brexit referendum on Global II and GNL and their respective portfolios and reported that BMO and UBS had informal conversations regarding the relative impact. A representative of BMO reported that each of Global II and GNL were preparing revised projection models showing the impact of currency exchange rate fluctuations on their respective cash flows, FFO and AFFO. Following the meeting, a representative of Miles delivered a revised merger agreement to counsel to GNL.

On July 5, 2016, Global II’s management provided an updated projection model to BMO reflecting changes to foreign currency exchange rates in the wake of the Brexit referendum.

On July 7, 2016, the Global II Special Committee held a telephonic meeting. Representatives of BMO and Miles were in attendance. At the meeting, representatives of Miles reported on continued negotiation of the terms and conditions of the merger agreement and other related documents. A representative of BMO discussed with the Global II Special Committee the potential impact of the deterioration of the British pound and the Euro relative to the US dollar as well as concerns raised by GNL regarding the markets generally and the advisability of pursuing a transaction in light of market volatility following the Brexit referendum. The members of the Global II Special Committee reiterated their support for the transaction and asked BMO to share with UBS, BMO’s view that the Brexit referendum should not have a material impact on the proposed transaction.

On July 16, representatives of BMO provided an updated financial projection model of Global II to representatives of UBS. On July 18, representatives of UBS provided an updated financial projection model of GNL to representatives of BMO.

On July 21, 2016 the GNL Special Committee met telephonically with representatives of UBS and Shapiro Sher present. GNL management participated in the first part of the meeting to provide the GNL Special Committee with any desired input with respect to the proposed transaction. A member of GNL management, noted that with up to $206.0 million of Global II-side debt that may need to be refinanced in light of “change of control” loan covenants, management had been working with UBS to arrange a bridge loan to address any loan that could not be rolled over to GNL because consent could not be obtained. UBS reviewed with the Special Committee revised financial analyses, projections and forecasts of both GNL and Global II in detail. UBS, after observing that the aftermath of the Brexit referendum had impacted Global II more adversely than GNL, discussed the proposed 2.27x exchange ratio and the synergies in general and administrative savings and advisory fee savings that had been considered in setting the exchange ratio. The post-merger asset sales were described by GNL management as to be used to reduce post-merger debt as well as other corporate uses. The total proceeds from the sale of assets was expected to be $203.0 million. For more information on the asset recycling plan, see the section entitled “Recent Developments” beginning on page 115. GNL management discussed the share repurchases and that GNL intended to initiate a share repurchase program in 2017 following the close of a transaction. The GNL Board, at this point, had not authorized the initiation of the program, but it was described as a plan to be initiated by GNL management post-closing of a merger. After GNL management left the meeting, the GNL Special Committee discussed whether to reaffirm a 2.27x exchange ratio or to propose to Global II a lower exchange ratio. The GNL Special Committee directed that representatives of UBS contact representatives of BMO and, in recognition of the impact of the Brexit referendum on Global II, propose an adjustment to a 2.20x exchange ratio. The closing price of GNL stock on July 21, 2016 was $8.60, implying an overall price on that date of $18.92 per share of Global II common stock.

On July 21, 2016, representatives of UBS communicated to representatives of BMO that, due to changes in the financial projections as a result of the Brexit referendum, the GNL Special Committee proposed to reduce the exchange ratio to 2.20 shares of GNL common stock for every share of Global II common stock.

On July 21, 2016, the Global II Special Committee held a telephonic meeting. Representatives of BMO and Miles were in attendance. A representative of BMO reported that GNL, through its financial advisor, proposed a revised exchange ratio of 2.20 shares of GNL stock for each share of Global II stock. Representatives of BMO reviewed BMO’s revised financial analysis in light of the erosion in value of the British pound and the Euro against the US dollar, including its financial analysis of GNL and Global II as well as the impact on its analysis of a combined company. The members of the Global II Special Committee did not feel it was appropriate to revise the exchange ratio, but authorized an exchange ratio of up to 2.29x. The directors and representatives of BMO discussed whether the transaction would be accretive to the combined company. The members of the Global II Special Committee directed that BMO continue its analysis of the exchange ratio of GNL and Global II on a combined basis focusing on achieving a transaction that would be accretive to GNL.

On July 25, 2016, the Global II Special Committee held a telephonic meeting. Representatives of BMO and Miles were in attendance. BMO presented to the members of the Global II Special Committee additional data regarding its financial analysis of Global II and GNL after the Brexit referendum. Based on BMO’s analysis, the independent directors believed that a proposed combination of Global II and GNL could be accretive to GNL at the agreed exchange ratio of 2.27x. The members of the Global II Special Committee asked BMO to explain to representatives of UBS the continued appropriateness of a 2.27 exchange ratio notwithstanding the post-Brexit financial projections.

On July 27, 2016, Mr. Elman and Ms. Perrotty spoke by telephone, and Mr. Elman explained why the Global II Special Committee felt that it was not appropriate to go below the previously agreed upon 2.27 exchange ratio. Following the telephone meeting, representatives of UBS and BMO had further discussions concerning the exchange ratio in light of changes in the financial projections following the Brexit referendum.

On July 28, 2016, the Global II Special Committee held a telephonic meeting. Representatives of BMO and Miles were in attendance. Representatives of BMO reported that representatives of UBS had verbally informed BMO that GNL would probably be willing to agree to an exchange ratio of 2.27 to 1, which represented approximately $19.93 per share of Global II common stock (based upon a closing price of $8.78 per share of GNL common stock as of July 28, 2016), although the GNL Special Committee was not scheduled to meet again for several days.

On July 29, 2016, Shapiro Sher delivered to Miles a revised merger agreement reflecting a tentative agreement among the parties on an exchange ratio of 2.27 to 1.

On August 2, 2016, the Global II Special Committee held a telephonic meeting. Representatives of BMO and Miles were in attendance. A representative of Miles reviewed the provisions of the draft merger agreement and status of negotiations concerning treatment of Global II OP’s units. The members of the Global II Special Committee discussed certain business issues. Following the meeting, a representative of Miles sent a revised draft of the merger agreement to Shapiro Sher.

On August 3 and 4, 2016, Shapiro Sher and Miles continued the negotiation of terms of the merger agreement, including an issue of whether Global II OP’s units (other than Global II OP GP Units) would be immediately converted into GNL common stock in the transaction.

On August 4, 2016, the GNL Special Committee met telephonically with representatives of Shapiro Sher and UBS present. Shapiro Sher updated the GNL Special Committee on revisions to the draft merger agreement and explained the proposed conversion of Global II OP’s class B units into GNL common stock, to which the GNL Special Committee agreed. Representatives of UBS presented a draft press release and draft investor presentation to the GNL Special Committee that the GNL Special Committee had requested UBS to work on. The GNL Special Committee requested an updated related party analysis to be presented at the meeting on August 7, 2016.

On August 4, 2016, a meeting of the Global II Board was held by telephone. Representatives of BMO, Miles and Proskauer attended. The Global II Special Committee reported to the Global II Board that it was appropriate for the full board to consider the proposed merger with GNL that would be recommended by the committee. Representatives of Miles reported on negotiations of the merger agreement and related documentation. A representative of Miles made a presentation to the directors regarding the duties of the directors under Maryland law and under Global II’s charter and reviewed with the directors previous discussions of conflicts of interest. A representative of Miles reviewed a written report of firm’s legal due diligence investigation of GNL and a written summary of the merger agreement, copies of which had been distributed to the directors prior to the meeting. Members of the board had received in advance of the meeting a near-final version of the merger agreement. Representatives of BMO and Miles reported on treatment in the merger of Global II OP’s units. A representative of BMO then reviewed with the Global II Board the financial advisor’s analysis of the merger consideration and indicated that, upon resolution of the open issue related to the Global II OP’s units, it would be prepared to advise as to fairness of the merger consideration to be received by holders of Global II common stock. No action was taken and the Global II directors determined that it was appropriate to reconvene on August 5, 2016.

On August 5, 2016, the Global II Board met by telephone. Representatives of BMO, Miles and Proskauer were present. A representative of Miles reported that, based on further discussions between Miles and Shapiro Sher, GNL had agreed to the immediate conversion of all Global II OP units pursuant to the proposed partnership merger. Miles reported that, earlier in the day, Shapiro Sher had advised that a likely condition to the merger would be that GNL stockholders approve the transactions contemplated by the merger agreement. The Global II Special Committee asked that Mr. Weil and Proskauer leave the meeting so that the Global II Special Committee could discuss the impact of this new requirement with their financial advisor and legal counsel. A representative of Miles reported to the members of the Global II Special Committee that GNL had informed Global II of GNL’s intent to seek GNL stockholder approval of the merger and the issuance of GNL common stock in the merger. The directors discussed the benefits and risks of requiring a GNL stockholder vote and the impact on the transaction. Representatives of Miles described the various types of stockholder votes that could be required and identified relevant precedent transactions. The members of the Global II Special Committee discussed various responses to the request for a GNL stockholder vote and, having agreed to what they would find acceptable, delegated authority to Mr. Burns to negotiate and approve a resolution. The members of the Global II Special Committee then invited Mr. Weil and Proskauer to rejoin the meeting. The Global II Special Committee reported to the Global II Board that it recommended going forward with the transaction with the requirement of a GNL stockholder vote, and that it had delegated to Mr. Burns authority to approve further revisions to the merger agreement concerning the GNL stockholder vote, provided that it only required approval of a majority of votes cast by GNL stockholders and that any termination fees and expense reimbursement were consistent with recent precedent. With that caveat and after discussing certain reasons for its conclusion, Mr. Elman reported the recommendation of the Global II Special Committee that the Global II Board approve the merger and the merger agreement containing an Exchange Ratio of 2.27. This proposed merger reflected a total value per Global II common share of approximately $19.59 (based on GNL’s closing price of $8.63 as of August 5, 2016). A representative of Miles discussed the duties of the directors under Maryland law and Global II’s charter. A representative of BMO reviewed with the Global II Board its financial analysis of the consideration to be received in the merger by Global II stockholders and delivered to the Global II Special Committee and the Global II Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 5, 2016, that, as of the date and based on and subject to various assumptions and limitations described in the opinion, the exchange ratio was fair, from a financial point of view, to Global II’s stockholders. The Global II Board, by unanimous vote, determined that the merger and the other transactions contemplated by the merger agreement were advisable, fair and reasonably to, and in the best interest of Global II and its stockholders, approved the merger agreement subject to Mr. Burns approving provisions regarding GNL’s stockholder vote and confirmed the delegation of that authority, and directed that the company merger and the other transactions contemplated by the merger agreement be submitted to the stockholders of Global II for consideration. The Global II Board unanimously recommended that the Global II stockholders vote in favor of approval of the company merger and the other transactions contemplated by the merger agreement. A representative of Miles then led a discussion of a proposed amendment to the bylaws of Global II that would require certain litigation, including that brought in the right of Global II, be brought in the Circuit Court for Baltimore City, Maryland. After discussion, the Global II Board unanimously approved the amendment to the bylaws. Following the meeting of the Global II Board, a representative of BMO conveyed to the financial advisor of GNL that the members of the Global II Special Committee and the Global II Board were supportive of a transaction requiring a vote of a majority of the votes cast at a meeting of GNL stockholders, provided that the merger agreement reflected appropriate termination fees and expense reimbursements.

On August 5, 2016, the GNL Special Committee met again to discuss the Global II Special Committee’s conditional approval of the proposed merger terms, with the condition being that if GNL held a stockholder vote and if the GNL stockholders failed to approve the merger transaction (notwithstanding the recommendation of GNL’s Board), GNL would bear a $6.0 million termination fee and would reimburse Global II for certain expenses. A representative of Shapiro Sher was present during the special meeting. The GNL Special Committee directed Shapiro Sher that the proposed merger terms should not include any termination fee or reimbursement of expenses if approval were sought from GNL’s stockholders and those stockholders did not approve the transaction. The GNL Special Committee, after discussing the importance of stockholder participation in corporate affairs, also directed that the proposed transaction, if approved and recommended by the GNL Special Committee and if approved by GNL’s Board (by its independent directors), be submitted to GNL’s stockholders for approval by a majority of votes cast on a proposal in the joint proxy to approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders.

On August 6, 2016, Shapiro Sher provided a memorandum to the GNL Special Committee regarding the duties of the independent directors under Maryland law.

On August 7, 2016, Shapiro Sher delivered to Miles a revised merger agreement reflecting and accepting the terms proposed by Global II with respect to a GNL stockholder vote.

On August 7, 2016, Mr. Burns met telephonically with representatives of BMO and Miles. Mr. Weil was also in attendance. Representatives of Proskauer were present. A representative of Miles reported that the merger agreement, a copy of which had been distributed to all the directors earlier that day, had been revised to include, as a condition to the effectiveness of the merger, the approval by GNL stockholders, such approval to be evidenced by a majority of the votes cast at a meeting at which a quorum is present. In addition, the merger agreement contemplates that the GNL Board will recommend that GNL stockholders vote in favor of the merger and that the termination fees and expense reimbursements aligned with prior discussions and precedent. Mr. Burns approved the changes on behalf of the Global II Special Committee and the Global II Board consistent with the authority previously delegated to him.

On August 7, 2016, the GNL Special Committee held a telephonic meeting with representatives of Shapiro Sher and UBS in attendance. Members of GNL management were present for the first part of the meeting. At the meeting, representatives of UBS presented an updated financial analysis of Global II. The financial analysis is more fully described in the section entitled “— Opinion of the GNL Special Committee’s Financial Advisor” beginning on page 92 of this joint proxy statement/prospectus. After GNL management left the meeting, a representative of Shapiro Sher reviewed the principal terms of the proposed merger agreement, including changes since the last meeting of the GNL Special Committee. Representatives of UBS presented a final related party analysis to the GNL Special Committee. For a discussion of the related party interests in the transaction see the section entitled “— Interests of the GNL Advisor and the Global II Advisor in the Merger” beginning on page 110 of this joint proxy statement/prospectus. Following the related party presentation, representatives of UBS presented a financial analysis of the proposed transaction and the financial impact to GNL and then delivered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 8, 2016, to the GNL Special Committee to the effect that, as of that date and based on and subject to various procedures, assumptions, matters considered and qualifications and limitations, the exchange ratio provided for in the transaction was fair, from a financial point of view, to GNL. The opinion is more fully described in the section entitled “— Opinion of the GNL Special Committee’s Financial Advisor” beginning on page 92 of this joint proxy statement/prospectus. After UBS left the meeting, the GNL Special Committee met with Shapiro Sher. A representative of Shapiro Sher reviewed the directors’ duties under Maryland law. Following discussions by the GNL Special Committee concerning, among other things, the matters described below under “Recommendation of the GNL Board and its Reasons for the Merger,” the GNL Special Committee (with Governor Rendell abstaining) (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger were fair and reasonable, advisable, and in the best interests of GNL and the stockholders of GNL, (ii) authorized and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (iii) recommended that the GNL Board approve and authorize the merger agreement substantially in the form presented to and reviewed by the GNL Special Committee and its independent directors. The closing price of GNL stock on August 5, 2016 was $8.63.

Following the telephonic meeting of the GNL Special Committee on August 7, 2016, the GNL Board (with all Directors present) met to consider the proposed transaction. UBS discussed with the GNL Board certain financial information that representatives of UBS had reviewed with the GNL Special Committee during the committee’s meeting and informed the GNL Board that UBS had rendered its opinion to the GNL Special Committee. The Chair of the GNL Special Committee presented the report of the Special Committee, including its recommendation that the GNL Board approve the proposed transaction. Following discussions by the GNL Board concerning, among other things, the matters described below under “Recommendation of the

GNL Board and its Reasons for the Merger,” the GNL Board, based on the recommendation of the GNL Special Committee, by unanimous vote of all three Independent Directors (with Mr. Kahane recusing himself from the vote) (i) determined that the transactions contemplated by the merger agreement, including the merger, were advisable, fair to, and in the best interest of GNL and its stockholders, (ii) approved the merger agreement, the merger, and the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement, and (iii) approved submitting the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement, to the stockholders of GNL with the recommendation that the GNL stockholders approve the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement, the merger and the transactions contemplated thereby.

On August 8, 2016, each of GNL and Global II executed and delivered the merger agreement and issued a joint press release announcing the execution of the merger agreement.

Recommendation of the GNL Board and Its Reasons for the Merger

After careful consideration and after receiving the recommendation of the GNL Special Committee, the GNL Board, at a meeting held on August 7, 2016, unanimously (with Mr. Kahane recusing himself from the vote) approved the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are advisable, fair to, and in the best interests of GNL and its stockholders, and approved the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement. The GNL Board directed that the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock, be submitted to GNL’s stockholders for approval, by a vote of the majority of the votes cast at a special meeting of stockholders called for such purpose.

The decision of the GNL Board to enter into the merger agreement was the result of careful consideration by the GNL Special Committee (consisting of the independent directors serving on the GNL Board) and the GNL Board of numerous factors, including the following material factors:

•	the combined company is expected to become a premier global net lease real estate investment trust, with an expected enterprise value of approximately $3.3 billion;
•	the combined company increases size and scale and enhances potential for additional index inclusion and potential for securing investment grade ratings;
•	GNL is expected to benefit from improved portfolio metrics as overall rent per square foot and embedded contractual rent growth are expected to increase while maintaining consistent contractual cash flow from long-term leases (pro forma average lease maturity of 10.4 years with no near-term maturities) with approximately 70% investment grade or implied investment grade tenants supporting the stability of cash flows;
•	contractual rent escalation combined with real estate acquisitions is expected to provide revenue growth for GNL going forward;
•	the addition of Global II’s portfolio will further balance GNL’s European and US portfolio exposure and decrease GNL’s top 10 concentration to approximately 35% of the annualized net operating income of the combined company while further diversifying the industry types of GNL’s tenants;
•	GNL’s seasoned and proven management team will continue to run the combined company and is already familiar with the acquired portfolio;
•	addressing market concerns about two AR Global-advised “global real estate” REITs competing with each other;
•	the combined company will eliminate any perceived conflicts of interest for management between GNL and Global II and eliminate social issues due to a shared management team;

•	the combined company is expected to realize $5.7 million of ongoing annual savings, including $1.6 million in contractual asset management fee savings and $4.1 million in general and administrative savings (G&A savings include $2.0 million in expense reimbursements to the advisor);
•	enhanced board oversight (including the addition of an independent director to the GNL Board) and fee control under the current GNL Advisory Agreement will further benefit shareholders at GNL and Global II;
•	the transaction is expected to be accretive (on a projected basis) to AFFO in the first year post-acquisition;
•	the transaction is expected to enhance diversification and increase access to capital markets due to a strong combined company balance sheet, positioning GNL well for future growth;
•	the combined company increases the portfolio size by 16 properties and 4.2 million square feet, for a combined total of 345 properties and 23.0 million square feet;
•	the transaction is expected to improve dividend coverage for GNL and Global II stockholders;
•	the proposed asset recycling plan is expected to enhance capital efficiency through targeted dispositions and selective reinvestment;
•	the transaction presents an attractive embedded rent growth from acquisition, with 4.8% in contractual rent increases at Global II assets over the first two years, resulting in a $0.01/share increase to AFFO of the combined company (calculated based on Q3 2016 annualized rental income and LTM Q3 2018E rental income);
•	the opinion, dated August 8, 2016, of UBS to the effect that, as of that date and based on and subject to various procedures, assumptions, matters considered and qualifications and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to GNL. The opinion is more fully described in the section entitled “— Opinion of the GNL Special Committee’s Financial Advisor” beginning on page 92 of this joint proxy statement/prospectus;
•	the ability to complete the merger in a timely manner (including the likelihood of receiving the GNL and Global II stockholder approvals necessary to complete the transaction in a timely manner) given the commitment of both parties to complete the merger pursuant to their respective obligations under the merger agreement and the absence of any significant closing conditions under the merger agreement, other than the receipt of the GNL and Global II stockholder approvals; and
•	the terms and conditions of the merger agreement, including:
º	the fixed exchange ratio;
º	the limited number and nature of the conditions to Global II’s obligation to close the merger;
º	the fact that the transactions contemplated by the merger agreement are subject to the approval of GNL stockholders; and
º	the fact that the merger agreement provides for the payment of a break-up fee by Global II in the amount of $1.2 million during the go-shop period plus expenses and $6.0 million after the go-shop period.

The GNL Board also identified and considered the following potentially negative factors in its deliberations:

•	the price of GNL common stock could fluctuate and result in an increased value per Global II share, based on the closing price at the date of the closing, resulting in the perception that GNL overpaid in the transaction;

•	the possible disruption to GNL’s or Global II’s business that may result from the announcement of the transaction;
•	the risk that the cost savings, operational synergies, and other benefits expected to result from the transaction might not be fully realized or not realized at all;
•	the terms of the merger agreement regarding the restrictions on GNL that are intended to preserve the status quo of GNL’s business during the period between the signing of the merger agreement and the completion of the merger;
•	the expense reimbursement of $5.0 million to be paid to Global II if the merger agreement is terminated under circumstances specified in the merger agreement may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, GNL (see the section entitled “The Merger Agreement — Termination Fees and Expenses” beginning on page 154 of this joint proxy statement/prospectus);
•	the possibility that the merger may not be completed or may be unduly delayed because the GNL stockholders may not approve the transactions contemplated by the merger agreement, the Global II stockholders may not approve the company merger and the other transactions contemplated by the merger agreement, or other factors outside of GNL’s control;
•	the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:
º	the market price of GNL common stock,
º	GNL’s operating results, particularly in light of the costs incurred in connection with the transaction, and
º	GNL’s ability to attract and retain tenants;
•	the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of GNL and Global II and the transaction expenses arising from the merger;
•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and
•	the risks described in the section “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus.

The GNL Board also considered the interests that certain executive officers and directors of GNL may have with respect to the merger in addition to their interests as stockholders of GNL generally (see the sections entitled “— Interests of the GNL Advisor and the Global II Advisor in the Merger” beginning on page 110 and “— Potential Conflicts” beginning on page 111 of this joint proxy statement/prospectus), which the GNL Board considered as being neutral in its evaluation of the proposed transaction.

Although the foregoing discussion sets forth the material factors considered by the GNL Board in reaching its recommendation, it may not include all of the factors considered by the GNL Board, and each director may have considered different factors or given different weight to different factors. In view of the variety of factors and the amount of information considered, the GNL Board did not find it practicable to, and did not, make specific assessment of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The GNL Board realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the GNL Board concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole. This explanation of GNL’s reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44 of this joint proxy statement/prospectus.

THE GNL BOARD UNANIMOUSLY APPROVED (WITH MR. KAHANE RECUSING HIMSELF FROM THE VOTE) THE MERGER AGREEMENT, DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (INCLUDING THE MERGER) ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF GNL AND ITS STOCKHOLDERS AND APPROVED THE ISSUANCE OF SHARES OF GNL COMMON STOCK TO GLOBAL II STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT. ACCORDINGLY, THE GNL BOARD UNANIMOUSLY RECOMMENDS THAT THE GNL STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE ISSUANCE OF SHARES OF GNL COMMON STOCK TO GNL STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE ISSUANCE OF SHARES OF GNL COMMON STOCK TO GNL STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT.

In considering the recommendation of the GNL Board, you should be aware that certain of GNL’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of GNL stockholders generally. See the sections entitled “— Interests of the GNL Advisor and the Global II Advisor in the Merger” beginning on page 110 and “— Potential Conflicts” beginning on page 111 of this joint proxy statement/prospectus.

Recommendation of the Global II Board and Its Reasons for the Merger

The Global II Board unanimously approved the merger and the other transactions contemplated by the Merger Agreement and determined that the merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interest of Global II and its stockholders. In evaluating the transactions contemplated by the Merger Agreement, the Global II Board considered the unanimous recommendation of the Global II special committee and consulted with the legal and financial advisors selected by the Global II special committee. In considering the proposed combination of Global II and GNL and in reaching the conclusion that the merger is advisable and in the best interest of Global II and its stockholders, the Global II special committee and the Global II Board of directors considered a variety of factors weighing in favor of or relevant to the merger, including the following:

•	the merger consideration, consisting of 2.27 shares of GNL common stock per share of Global II common stock, which will be listed on the New York Stock Exchange;
•	the indication given by Global II, when conducting its public offering of common stock beginning in 2014, that it would begin the process of achieving a liquidity event not later than three to six years after the termination of the offering (Global II terminated its offering effective December 31, 2015, which was earlier than anticipated);
•	in light of Global II’s special committee’s consideration of potential strategic alternatives, the likelihood that Global II would have difficulty achieving access to public equity capital markets and continuing to grow on a stand-alone basis;
•	the opportunity for Global II stockholders to have the liquidity of owning shares of a publicly traded company listed on the NYSE;
•	the value of the stock consideration of $19.59 per share of Global II common stock, based on the closing price per share of GNL common stock on August 5, 2016 (the last full trading day before announcement of the proposed merger);
•	the fact that the merger is intended to qualify as a “reorganization” within the meaning of the Code and is, therefore, not expected to be taxable to Global II stockholders;
•	the receipt of GNL common stock as the merger consideration, which permits Global II stockholders to continue ownership in GNL as a combined company with possible opportunities and benefits to Global II stockholders as stockholders of the combined company, including the following:
º	because of the increased size and scale of GNL as a combined company, it will be a global net lease real estate investment trust with a capital structure, access to global capital markets and low cost of capital that will make growth and increased stockholder value possible;
º	the merger is expected to result in elimination of $5.7 million of estimated costs of the combined company on a pro forma basis, including a $1.6 million net reduction in management fees and a $4.1 million reduction in duplicative corporate general and administrative expenses;
º	the transaction is expected to improve dividend coverage;
º	the combined company’s weighted average remaining lease term will be 10.4 years, increased from Global II’s current weighted average remaining lease term of 8.5 years;
º	the combined company will retain the GNL board of directors together with a member of Global II’s board of directors as well as the management team of GNL’s experienced external advisor;
º	the combined company’s investment grade tenants, implied investment grade tenants, and tenants who are subsidiaries of investment grade parents, will contribute 70% of annualized rent;
º	after the merger, GNL as a combined company will have a portfolio with greater diversification by geography, industry and tenant than Global II currently possesses;
º	as a result of its larger size and access to capital, the combined Company will have a lower cost of debt capital than Global II on a stand-alone basis, which will enable GNL to fund its external acquisition growth strategy at a lower cost;
•	the fact that, because the merger consideration is based on a fixed exchange ratio, Global II stockholders will benefit from any increase in the trading price of GNL common stock between the announcement and the closing of the merger;
•	the opinion of BMO, dated August 5, 2016, delivered to the Global II special committee and the Global II Board, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to the holders of Global II common stock;
•	the merger agreement provision that Global II has a 45-day “go-shop” period during which Global II may actively solicit and encourage additional acquisition proposals from third parties that may be more favorable from a financial point of view to Global II’s stockholders than the merger (see the section entitled “The Merger Agreement — Covenants and Agreements — Global II Acquisition Proposals; Change in Recommendation” beginning on page 146 of this joint proxy statement/prospectus);
•	the merger agreement provision that permits the Global II Board, under certain circumstances during the 45-day “go-shop” period, to withdraw its recommendation with respect to the merger and to terminate the merger agreement, if the Global II Board receives a proposal that the board determines to be more favorable than the merger and pays to GNL a $1.2 million termination fee (plus reimbursement of GNL’s expenses up to $5.0 million);
•	GNL, as a combined company after the merger will be managed by external managers, which results in lower operating costs, allows the combined company to benefit from a broad sourcing program and enables the combined company to have access to a broad set of employees with diversified skill sets, and very similar to the team in which Global II stockholders originally invested;
•	the ability to complete the merger in a timely manner (including the likelihood of receiving the GNL and Global II stockholder approvals in a timely manner) given the commitment of both parties to complete the merger pursuant to their respective obligations under the merger agreement and the absence of any significant closing conditions under the merger agreement, other than the receipt of the GNL and Global II stockholders approvals; and
•	the fact that the company merger is subject to the approval of Global II stockholders.

The Global II Special Committee and the Global II Board also identified and considered certain factors in its deliberations that were potentially negative factors with respect to the merger, including the following:

•	because part of the merger consideration is GNL common stock and the exchange ratio is fixed, Global II stockholders will be adversely affected by any decrease in the trading price of GNL common stock between the announcement of and completion of the merger, which would not have been the case had the consideration been based solely on a fixed value (that is, a fixed dollar amount of value per share in all cases);
•	the possible disruption of Global II’s or GNL’s business that may result from the announcement of the transaction;
•	the 20-year term of the GNL advisory agreement and the difficulty of terminating it;
•	the risk that the cost savings, operational synergies and other benefits expected to result from the transaction might not be fully realized or not realized at all;
•	the fact that each Global II stockholder currently receives $1.775 of annual distributions per share, representing an annual distribution of 7.10% on invested capital of $25.00 per share, but following the merger each Global II stockholder will receive $1.61 annually in distributions with respect to 2.27 shares of GNL common stock, representing an annual distribution of 6.44% on invested capital of $25.00 per share;
•	the terms of the merger agreement regarding the restrictions on the operation of Global II’s business during the period between the signing of the merger agreement and the completion of the merger;
•	the termination fee and expense reimbursement to be paid to GNL if the merger agreement is terminated under circumstances specified in the merger agreement, which may discourage other parties that may otherwise have an interest in a business combination with Global II (see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 153 of this joint proxy statement/prospectus);
•	the possibility that the merger may not be completed or may be unduly delayed because the Global II stockholders may not approve the company merger and the other transactions contemplated by the merger agreement, the GNL stockholders may not approve the transactions contemplated by the merger agreement, including the issuance of shares of GNL common stock to Global II stockholders in connection with the merger, or other factors outside Global II’s control;
•	the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:
º	Global II’s operating results, particularly in light of the costs incurred in connection with the transaction, and
º	Global II’s ability to attract and retain tenants;
•	the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Global II and GNL and the transaction expenses arising from the merger;
•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;
•	the absence of appraisal rights or rights of an objecting stockholder for Global II stockholders under the MGCL and Global II’s charter; and
•	the risks described in the section entitled “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus.

The Global II Board also considered the interests that certain executive officers and directors of Global II may have with respect to the merger in addition to their interests as stockholders of Global II generally (see the section entitled “The Merger — Interests of Global II’s Directors and Executive Officers in the Merger”

beginning on page 109 of this joint proxy statement/prospectus), which the Global II special committee and the Global II Board considered as being neutral in its evaluation of the proposed transaction.

The Global II special committee also considered whether to solicit proposals from third parties prior to entering into the merger agreement. The 45-day “go-shop” period permitting Global II to actively solicit alternative acquisition proposals and the termination fee of $1.2 million payable if the merger agreement is terminated as a result of the “go-shop” process were articulated by the Global II special committee as important provisions of a possible merger agreement with GNL. Considering GNL’s agreement to those provisions and the potential reluctance by other parties to respond to solicitations of interest before a definitive merger agreement was signed given the familiarity of GNL’s advisor with Global II, the Global II special committee determined to proceed with negotiations with GNL without soliciting other proposals before execution of the definitive merger agreement.

Although the foregoing discussion sets forth the material factors considered by the Global II special committee and the Global II Board in reaching its recommendation, it may not include all of the factors considered by the Global II special committee and the Global II Board, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the Global II special committee and the Global II Board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The Global II special committee and the Global II Board realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the Global II special committee and the Global II Board concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole.

THE GLOBAL II BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, ARE ADVISABLE AND IN THE BEST INTERESTS OF GLOBAL II AND ITS STOCKHOLDERS. ACCORDINGLY, THE GLOBAL II BOARD UNANIMOUSLY RECOMMENDS THAT THE GLOBAL II STOCKKHOLDERS VOTE “FOR” APPROVAL OF THE COMPANY MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

In considering the recommendation of the Global II Board with respect to the merger, you should be aware that certain of Global II’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of Global II’s stockholders generally. See the section entitled “The Merger — Interests of Global II’s Directors and Executive Officers in the Merger” beginning on page 109 of this joint proxy statement/prospectus.

This explanation of Global II’s reasons for the merger and the other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44 of this joint proxy statement/prospectus.

Opinion of the GNL Special Committee’s Financial Advisor

UBS was retained as financial advisor to the GNL Special Committee in connection with the mergers. As part of that engagement, the GNL Special Committee requested that UBS evaluate the fairness, from a financial point of view, to GNL of the exchange ratio provided for in the mergers. On August 7, 2016, at a meeting of the GNL Special Committee held to evaluate the proposed mergers, UBS delivered to the GNL Special Committee an oral opinion, confirmed by delivery of a written opinion, dated August 8, 2016, to the effect that, as of that date and based on and subject to various procedures, assumptions, matters considered and qualifications and limitations described in its opinion, the exchange ratio provided for in the mergers was fair, from a financial point of view, to GNL.

The full text of UBS’ opinion describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by UBS. UBS’ opinion is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein. UBS’ opinion was provided for the benefit of the GNL Special Committee (in its capacity as such) in connection with, and for the purpose of, its evaluation of the exchange ratio provided for in the mergers, and does not address any other aspect of the mergers. UBS’ opinion does not address the relative merits of the mergers or any related transaction as compared to other business strategies or transactions that might be available to GNL or GNL’s underlying business decision to effect the mergers or any related transaction. UBS’ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the mergers or any related transaction. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to Global II and GNL;
•	reviewed certain internal financial information and other data relating to the business and financial prospects of Global II that were provided to UBS by the management of Global II and American Realty Capital Global II Advisors, LLC, the external manager of Global II and an affiliate of AR Global Investments, LLC, which we refer to as Global II Management, and not publicly available, including financial forecasts and estimates prepared by Global II Management that the GNL Special Committee directed UBS to utilize for purposes of its analysis;
•	reviewed certain internal financial information and other data relating to the business and financial prospects of GNL that were provided to UBS by the management of GNL and Global Net Lease Advisors, LLC, the external manager of GNL and an affiliate of AR Global Investments, LLC, which we refer to as GNL Management, and not publicly available, including financial forecasts and estimates prepared by GNL Management that the GNL Special Committee directed UBS to utilize for purposes of its analysis;
•	reviewed certain estimates of synergies prepared by GNL Management that were provided to UBS by GNL Management and not publicly available that the GNL Special Committee directed UBS to utilize for purposes of its analysis;
•	conducted discussions with senior members of Global II Management and GNL Management concerning the businesses and financial prospects of Global II;
•	conducted discussions with senior members of GNL Management concerning the businesses and financial prospects of GNL;
•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;
•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;
•	reviewed current and historical market prices of GNL common stock;
•	considered certain pro forma effects of the mergers on GNL’s financial statements;
•	reviewed a draft, dated August 7, 2016, of the merger agreement; and
•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the GNL Special Committee, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the GNL Special Committee, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of GNL or Global II, and UBS was not furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above that UBS utilized for its analysis, UBS assumed at the direction of the GNL Special Committee, that they have been reasonably prepared on a basis reflecting the best currently available estimates of GNL Management and Global II Management as to the future financial performance of their respective company and such synergies and pro forma effects. In addition, UBS assumed with the approval of the GNL Special Committee that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. UBS also assumed, at the direction of the GNL Special Committee, that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. UBS was advised by GNL and Global II that each of GNL and Global II operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and UBS assumed, with the consent of the GNL Special Committee, that the mergers will not adversely affect such status or operations of GNL or Global II. UBS’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to it as of, the date of its opinion.

At the direction of the GNL Special Committee, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in its opinion, of the merger agreement or any related documents or the form of the mergers or any related transaction, including the allocation of the merger consideration among holders of partnership units in the Global II OP. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, including the external managers of each of GNL and Global II, relative to the exchange ratio. UBS expressed no opinion as to what the value of GNL common stock will be when issued pursuant to the mergers or the prices at which GNL common stock will trade at any time. In rendering its opinion, UBS assumed, with the consent of the GNL Special Committee, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the merger agreement will comply with all material terms of the merger agreement and (iii) the merger will be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary, proper or advisable for the consummation of the mergers will be obtained without any adverse effect on GNL, Global II, the GNL OP, the Global II OP, Merger Sub or the mergers. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to the GNL Special Committee, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to GNL, Global II or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, creates a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of analyses undertaken by it and assessed as a whole.

The estimates of the future performance of GNL and Global II provided by GNL Management and Global II Management, respectively, in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing these analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond GNL’s and Global II’s control. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The exchange ratio was determined through negotiation between the special committees of each of GNL and Global II and their respective representatives and the decision by the GNL Special Committee to recommend that GNL enter into the mergers was solely that of the GNL Special Committee, and the decision by GNL to enter into the mergers was solely that of the GNL Board. UBS’ opinion and financial analyses were only one of many factors considered by the GNL Special Committee in its evaluation of the mergers and should not be viewed as determinative of the views of the GNL Special Committee or GNL Management with respect to the merger or the exchange ratio provided for in the mergers.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the GNL Special Committee on August 7, 2016 in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order for UBS’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Public Companies Analysis.  UBS reviewed financial information of Global II and GNL and publicly available financial and stock market information of the following eleven publicly traded REITs which, based on its professional judgment and expertise, UBS deemed to be relevant to its analysis:

•	Lexington Realty Trust
•	Gramercy Property Trust
•	Granite Real Estate Investment Trust
•	Monmouth Real Estate Investment Corporation
•	National Retail Properties, Inc.
•	Realty Income Corporation
•	Select Income REIT
•	Spirit Realty Capital, Inc.
•	STORE Capital Corporation
•	W.P. Carey Inc.
•	VEREIT, Inc.

UBS reviewed, among other things:

•	enterprise values of the selected REITs, calculated as equity market value plus consolidated debt at book value and minority interests at book value, less cash and cash equivalents, as a multiple of calendar year 2016 and 2017 EBITDA. Estimated EBITDA for the selected public companies represented FactSet consensus estimates as of August 5, 2016;
•	equity stock prices of the selected REITs as of August 5, 2016, as a multiple of calendar year 2016 estimated funds from operations per share, which we refer to as FFO per share, and calendar year 2017 estimated FFO per share. Estimated FFO per share for the selected companies represented FactSet consensus estimates as of August 5, 2016; and
•	equity stock prices of the selected REITs as of August 5, 2016, as a multiple of calendar year 2016 estimated adjusted funds from operations per share, which we refer to as AFFO per share, and calendar year 2017 estimated AFFO per share. Estimated AFFO per share for the selected companies represented SNL Financial consensus estimates as of August 5, 2016.

UBS then compared these multiples for the selected REITs with corresponding multiples of GNL and Global II, based on, among other things:

•	In the case of GNL, the enterprise value on August 5, 2016 as a multiple of calendar year 2016 and 2017 estimated EBITDA and the closing share price on August 5, 2016 as a multiple of calendar year 2016 and 2017 FFO and AFFO per share;
•	In the case of Global II, the enterprise value as a multiple of calendar year 2016 and 2017 estimated EBITDA and the implied per share consideration as a multiple of calendar year 2016 and 2017 FFO and AFFO per share adjusted for the add-back of free rent, utilizing the modified Standalone Global II Projections, which projected a lower FFO and AFFO per share than the FFO and AFFO per share contained in the Standalone Global II Projections. See “The Merger — Certain Unaudited Projections Used by the Global II Board and the Global II Special Committee’s Financial Advisor.” UBS derived the implied per share consideration in the merger of $19.59, utilizing the 2.27x exchange ratio and the closing price of GNL common stock on August 5, 2016.

The estimates for GNL and Global II were prepared by GNL Management and Global II Management, respectively. Financial data of the selected REITs were based on publicly available research analysts’ estimates, public filings and other publicly available information. This analysis indicated the following implied high, mean, median and low multiples for the selected REITs, as compared to corresponding multiples for GNL and Global II:

Selected Public REITs	EV/EBITDA 2016E	EV/EBITDA 2017E	Price/FFO 2016E	Price/FFO 2017E	Price/AFFO 2016E	Price/AFFO 2017E
High	23.4x	21.5x	24.0x	22.6x	23.9x	22.5x
Mean	17.5x	16.3x	15.7x	15.0x	15.9x	15.2x
Median	16.6x	15.8x	14.3x	14.3x	15.0x	14.4x
Low	12.4x	12.1x	9.3x	9.3x	10.0x	9.7x
GNL(1)	15.6x	15.8x	11.5x	11.3x	11.1x	11.4x
Global II at Offer Price(2)	18.9x	18.5x	19.6x	15.3x	13.3x	12.7x

(1)	Based on GNL closing share price of $8.63 as of August 5, 2016; GNL Standalone Projections for GNL.
(2)	Based on implied offer price of $19.59 per share; the GNL closing share price of $8.63 as of August 5, 2016; and the 2.27x exchange ratio provided for in the transaction; and modified Standalone Global II Projections.

Selected Precedent Transactions Analysis.  UBS reviewed publicly available information relating to the following nine selected transactions involving publicly traded REITs:

Date Announced	Target Name	Acquiror Name
7/1/2015	Gramercy Property Trust Inc.	Chambers Street Properties
9/2/2014	Cole Corporate Income Trust, Inc.	Select Income REIT
10/23/2013	Cole Real Estate Investments, Inc.	American Realty Capital Properties, Inc.
7/25/2013	Corporate Property Associates 16 – Global Inc.	W.P. Carey, Inc.
7/2/2013	American Realty Capital Trust IV, Inc.	American Realty Capital Properties, Inc.
5/28/2013	CapLease, Inc.	American Realty Capital Properties, Inc.
1/22/2013	Cole Credit Property Trust II, Inc.	Spirit Realty Capital, Inc.
12/17/2012	American Realty Capital Trust III, Inc.	American Realty Capital Properties, Inc.
9/6/2012	American Realty Capital Trust, Inc.	Realty Income Corporation

UBS reviewed, among other things, the equity value of the selected transactions, as a multiple of one-year forward estimated FFO and one year forward estimated AFFO. UBS then compared these multiples derived for the selected transactions with corresponding FFO and AFFO per share (adjusted for the add-back of free rent) multiples implied for Global II (based upon the implied per share consideration in the merger of $19.59, utilizing the 2.27x exchange ratio and the closing price of GNL common stock on August 5, 2016), utilizing the modified Standalone Global II Projections, which projected a lower FFO and AFFO per share than the FFO and AFFO per share contained in the Standalone Global II Projections. See “The Merger —  Certain Unaudited Projections Used by the Global II Board and the Global II Special Committee’s Financial Advisor.” Financial data of the selected transactions were based on public filings, research analysts’ consensus estimates and other publicly available information. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for Global II (calculated separately on the basis of Global II Management estimates provided by Global II Management):

Selected Precedent REIT Transactions	Equity Value/ CY + 1 FFO	Equity Value/ CY + 1 AFFO
High	16.8x	15.9x
Mean	14.4x	14.3x
Median	14.1x	14.8x
Low	10.6x	10.8x
Global II(1)	15.3x	12.7x

(1)	Based on implied offer price of $19.59 per share and the 2.27x exchange ratio provided for in the mergers; GNL closing share price of $8.63 as of August 5, 2016; and modified Standalone Global II Projections.

Discounted Cash Flow Analyses.  For each of the discounted cash flow analyses described below, UBS utilized, as applicable, financial forecasts and estimates relating to Global II prepared by Global II Management, estimates relating to GNL prepared by GNL Management, and estimates of certain transaction costs relating to certain synergies of the pro forma combined company prepared by GNL Management and certain terms of the mergers. (See “Certain Unaudited Projections Used by the GNL Board and the GNL Special Committee’s Financial Advisor” on pages 99  – 0, “Certain Unaudited Projections Used by the Global II Board and the Global II Special Committee’s Financial Advisor” on pages 107 – 108 and “Certain Estimated Synergies” on page 109).

Global II Standalone without Cost Savings.  UBS calculated a range of implied present values (as of June 30, 2016) of the standalone unlevered free cash flows (calculated as EBITDA plus ground lease amortization expense, less straight line rent and FAS 141 adjustments, less income taxes) that Global II was forecasted to generate from June 30, 2016 through calendar year 2018 and of terminal values for Global II. Implied terminal values were derived by applying to Global II’s estimated forward EBITDA a range of forward EBITDA multiples of 14.5x to 16.5x. UBS selected the range of forward EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 6.5% to 8.5%, based on estimated range of Global II’s weighted average cost of capital. The discounted cash flow analysis resulted in a range of implied present values of $10.68 to $17.37 per fully diluted share of Global II common stock.

Global II Standalone with Cost Savings.  UBS calculated a range of implied present values (as of June 30, 2016) of the standalone unlevered free cash flows (calculated as EBITDA plus ground lease amortization expense, less straight line rent and FAS 141 adjustments, less income taxes) that Global II was forecasted to generate from June 30, 2016 through calendar year 2018 and of terminal values for Global II, including certain cost savings estimates prepared by GNL Management. Implied terminal values were derived by applying to Global II’s estimated forward EBITDA a range of forward EBITDA multiples of 14.5x to 16.5x. UBS selected the range of forward EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from

6.5% to 8.5%, based on estimated range of Global II’s weighted average cost of capital. The discounted cash flow analysis resulted in a range of implied present values of $17.03 to $24.78 per fully diluted share of Global II common stock.

GNL Standalone.  UBS calculated a range of implied present values (as of June 30, 2016) of the standalone unlevered free cash flows (calculated as EBITDA less straight line rent and FAS 141 adjustments, less income taxes) that GNL was forecasted to generate from June 30, 2016 through calendar year 2018 and of terminal values for GNL. Implied terminal values were derived by applying to GNL’s estimated forward EBITDA a range of forward EBITDA multiples of 14.5x to 16.5x. UBS selected the range of forward EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 6.0% to 8.0%, based on an estimated range of GNL’s weighted average cost of capital. The discounted cash flow analysis resulted in a range of implied present values of $7.34 to $9.67 per fully diluted share of GNL common stock.

Pro Forma Combined Company.  UBS calculated a range of implied present values (as of June 30, 2016) of the unlevered free cash flows (calculated as EBITDA plus ground lease amortization expense, less straight line rent and FAS 141 adjustments, less income taxes) that the pro forma combined company was forecasted to generate from June 30, 2016 to calendar year 2018 and of terminal values for the pro forma combined company, including certain cost savings estimates prepared by GNL Management. Implied terminal values were derived by applying to the pro forma combined company’s estimated forward EBITDA a range of forward EBITDA multiples of 14.5x to 16.5x. UBS selected the range of forward EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 6.0% to 8.0%, based on an estimated range of the pro forma combined company’s weighted average cost of capital. The discounted cash flow analysis resulted in a range of implied present values of $7.37 to $9.89 per fully diluted share of the pro forma combined company.

Other Factors

UBS also reviewed with the GNL Special Committee, for informational purposes and not for purposes of rendering its opinion, certain other factors, including, the potential effect of the merger on GNL’s calendar years 2017 and 2018 estimated AFFO per share. Estimated financial data for GNL was based on financial forecasts and estimates prepared by GNL Management, estimated financial data for Global II was based on financial forecasts and estimates prepared by Global II Management, financial forecasts and estimates relating to certain synergies were prepared by GNL Management, and estimates of certain transaction costs relating to the pro forma combined company were prepared by GNL Management. Based on a closing share price of $8.63 per share for GNL common stock as of August 5, 2016, and an implied offer price of $19.59 per share for Global II common stock, utilizing the 2.27x exchange ratio provided for in the merger, this analysis indicated that the merger could be approximately 2.5% and 4.2% accretive to estimated AFFO per share in calendar years 2017 and 2018, respectively. UBS also performed similar calculations using certain asset sale and $50 million share buyback assumptions provided to UBS by GNL Management. This analysis indicated that the merger could be approximately 2.2% and 0.6% dilutive to estimated AFFO per share in calendar years 2017 and 2018, respectively under certain asset sale assumptions and 0.3% and 1.8% accretive to estimated AFFO per share in calendar years 2017 and 2018, respectively under certain asset sale and $50 million share buyback assumptions provided to UBS by GNL Management. Actual results may vary from projected results and the variations may be material.

Miscellaneous

Under the terms of UBS’ engagement, the GNL Special Committee and GNL agreed to pay UBS an aggregate fee of $4.0 million for its financial advisory services in connection with the mergers, of which $1.0 million was payable in connection with the delivery of UBS’ opinion and the remaining $3.0 million is payable contingent upon consummation of the merger. In addition, GNL agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. An affiliate of UBS is also providing financing to GNL in connection with the merger for which UBS will receive and has received compensation. In the past, UBS and its affiliates have provided investment banking services to GNL and certain affiliates of GNL and Global II and their related entities unrelated to the mergers, for which UBS and its affiliates have received or will receive compensation, including having acted as: (i) financial advisor to AR Capital, LLC, the predecessor to AR Global Investments, LLC, which is an affiliate of the external managers of each of GNL and Global II, in connection with the negotiation of its advisory agreements with each of GNL and American Finance Trust, Inc., which we refer to as AFIN; (ii) financial advisor to American Realty Capital Trust III, Inc., which we refer to as American Realty, in connection with its sale to American Realty Capital Properties, strategic advisor to American Realty and lender to American Realty in connection with certain of its senior credit facilities; (iii) joint bookrunner for American Realty Capital Trust V, Inc., the predecessor to AFIN, in connection with its offering of commercial mortgage backed securities; and (iv) joint bookrunner for Business Development Corporation of America in connection with its offering of senior unsecured notes. Since January 1, 2012, with respect to the foregoing engagements, UBS and its affiliates have received or will receive aggregate compensation of approximately $14 million. UBS and its affiliates are also currently acting as financial advisor to AFIN in connection with its pending merger with American Realty Capital-Retail Centers of America, Inc., which we refer to as RCA, both of which are externally managed by affiliates of AR Global, and for which UBS has received $3 million in connection with the merger to date, and is expected to receive approximately $4 million additionally if the merger is consummated. An affiliate of UBS also is providing financing to AFIN in connection with the merger for which UBS will receive and has received compensation. In addition, UBS currently is providing, and in the future may provide, investment banking services to GNL, its affiliates and their related entities unrelated to the mergers. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of GNL and Global II or their affiliates and related entities, and, accordingly, may at any time hold a long or short position in such securities.

GNL’s independent directors selected UBS as its financial advisor in connection with the mergers because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Unaudited Projections Used by the GNL Board and the GNL Special Committee’s Financial Advisor

GNL does not, as a matter of course, make public forecasts as to future performance, revenues, net income, funds from operations, adjusted funds from operations or other results or metrics in light of, among other reasons, the uncertainty, unpredictability and subjectivity of any assumptions and estimates underlying any forecast. In connection with evaluating a possible transaction with Global II, however, the GNL Advisor prepared and provided the GNL Special Committee, the GNL Board, UBS, BMO, Global II and the Global II Advisor with certain non-public unaudited prospective financial information of GNL covering multiple years. This information was not prepared by the GNL Advisor with a view toward public disclosure.

A summary of this unaudited prospective financial information, which we refer to as the GNL Standalone Projections, is not being included in this joint proxy statement/prospectus to influence your vote on the matters being presented to the GNL stockholders. Instead, we are including the GNL Standalone Projections because they were made available to the GNL Special Committee, the GNL Board, UBS, BMO, Global II and the Global II Advisor; provided that including this information does not indicate that the GNL Special Committee, the GNL Board, their respective advisors or any other person considered, or now considers, the GNL Standalone Projections to be material or to be necessarily predicative of actual future results and the GNL Standalone Projections should not be relied upon as such. The internal prospective financial information used by the GNL Advisor to prepare the GNL Standalone Projections is subjective in many respects. There can be no assurance that the GNL Standalone Projections will be realized or that actual results will not be significantly higher or lower than forecasted. The GNL Standalone Projections cover multiple years and thus, by their very nature, are subject to greater uncertainty with each succeeding year. As a result, the inclusion of the GNL Standalone Projections in this joint proxy statement/prospective should not be relied on as necessarily predictive of actual future events.

In addition, the GNL Standalone Projections were not prepared with a view toward complying with U.S. generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the

SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants, which we refer to as the AICPA, for preparation and presentation of prospective financial information. Neither GNL’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the GNL Standalone Projections contained in this joint proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on the information or the potential for GNL achieving the projections. The GNL Standalone Projections include certain non-GAAP financial measures. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. The non-GAAP financial measures as presented in the GNL Standalone Projections may not be comparable to similarly titled amounts used by Global II or other companies. The footnotes to the table below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.

Additionally, although the GNL Standalone Projections presented below is presented with numerical specificity, these projections are not factual. The GNL Standalone Projections were based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when the projections were finalized. These assumptions are inherently uncertain and may be beyond the control of GNL. Important factors that may affect actual results and cause GNL to fail to meet the GNL Standalone Projections include, but are not limited to, risks and uncertainties relating to GNL’s business (including its ability to achieve strategic goals, objectives and targets), industry performance, exchange rates, the legal and regulatory environment, general business and economic conditions and other factors described or referenced under the sections entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44 and “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus. The GNL Standalone Projections reflect assumptions that are subject to change and do not reflect revised prospects for GNL’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the GNL Standalone Projections were prepared. GNL has not prepared revised Standalone Projections to take into account other variables that have changed since the dates on which the GNL Standalone Projections were finalized. There can be no assurance that the GNL Standalone Projections will be realized or that GNL’s future financial results will not materially vary from the GNL Standalone Projections. By including the GNL Standalone Projections in this joint proxy statement/prospectus, neither GNL, the GNL Advisor, UBS, BMO, Global II or the Global II Advisor nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of GNL compared to the information contained in the GNL Standalone Projections or that projected results will be achieved. GNL has not made representations in the merger agreement or otherwise concerning the GNL Standalone Projections..

GNL does not intend to update or otherwise revise the GNL Standalone Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate.

In developing the GNL Standalone Projections, GNL’s management made numerous material assumptions with respect to GNL for the periods covered by the GNL Standalone Projections, including the following material assumptions: (i) GNL does not make any acquisitions or dispositions throughout the projection period; (ii) exchange rates for the projection period were assumed to be €1.00 to $1.11 and £1.00 to $1.32; and (iii) for GNL leases with rent increases indexed to inflation, annual inflation was assumed to be, for the United Kingdom, 0.0% in 2016 and 2017 and 1.0% thereafter, and for continental Europe, 1.25% in 2016 and 2017 and 1.5% thereafter.

The following is a summary of the GNL Standalone Projections (in millions):

	Years Ending December 31,
	2016E	2017E	2018E
Cash Net Operating Income (NOI)(1)	$184.8	$187.0	$190.8
EBITDA(2)	$170.0	$168.2	$168.9
Funds From Operations (FFO)(3)	$126.6	$129.6	$129.2
Adjusted Funds From Operations (AFFO)(4)	$129.9	$127.4	$129.3

(1)	Cash net operating income is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition and transaction-related expenses, depreciation and amortization, other non-cash expenses and interest expense after eliminating the effects of straight-lining of rent and the amortization of above and below market leases
(2)	EBITDA is net income before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, other non-cash items and including our pro-rata share from unconsolidated joint venture
(3)	Funds from Operation is defined as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
(4)	Adjusted Funds from Operations is defined as Funds from Operation excluding unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments, gains and losses on foreign currency transactions, gains or losses on contingent valuation rights, gains and losses on investments and early extinguishment of debt as well as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation.

Opinion of the Global II Special Committee’s Financial Advisor

The Global II Special Committee retained BMO Capital Markets, which we refer to as BMO, to act as its financial advisor in connection with the merger, and, if requested by the Global II Special Committee, render an opinion, as investment bankers, as to the fairness as of the date of such opinion, from a financial point of view, to Global II’s common stockholders of the exchange ratio in the merger.

On August 5, 2016, BMO rendered an oral opinion to the Global II Special Committee and Global II Board, which was subsequently confirmed in a written opinion as of the same date, which we refer to as the BMO opinion, to the effect that as of such date, and based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by BMO, the exchange ratio was fair, from a financial point of view, to Global II’s common stockholders.

In selecting BMO, the Global II Special Committee considered, among other things, the fact that BMO is a reputable investment banking firm with substantial experience advising companies in the real estate sector and in providing strategic advisory services in general. BMO, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes.

The full text of the BMO opinion is attached to this proxy statement as Annex C. You should read the BMO opinion in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by BMO in connection with the BMO opinion. The Global II Special Committee and Global II encourage you to read the BMO opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the BMO opinion. BMO’s opinion is directed to the Global II Special Committee and Global II Board, in its capacity as such, and addressed only the fairness of the exchange ratio from a financial point of view, as of the date of the BMO opinion, to Global II’s common stockholders pursuant to the merger agreement to such holders.

In connection with rendering its opinion, BMO, among other things:

•	reviewed certain public filings of Global II;
•	reviewed certain historical and projected financial and operating information relating to Global II’s business, earnings, assets (including property-level financial and operating information), liabilities, and prospects of Global II including, without limitation, the projection model, as prepared by Global II management, which we refer to as the “Global II Projection Model”;
•	reviewed certain public filings of GNL;
•	reviewed certain historical and projected financial and operating information relating to GNL’s business, earnings, assets (including property-level financial and operating information), liabilities, and prospects of GNL including, without limitation, the projection model, as prepared by GNL management, which we refer to as the “GNL Projection Model”;
•	conducted discussions with members of Global II and GNL senior management concerning their view of their respective company’s operations, financial condition, and prospects on a stand-alone and combined basis;
•	reviewed certain financial and stock market information for selected publicly traded companies that BMO deemed to be relevant;
•	performed discounted cash flow analyses for Global II based on projections provided by Global II management;
•	performed discounted cash flow analyses for GNL based on projections provided by GNL management;
•	performed net asset value, which we refer to as NAV, analyses for Global II based on projections provided by Global II management;
•	performed NAV analyses for GNL based on projections provided by GNL management;
•	analyzed selected macroeconomic and other commercial factors which BMO deemed to be relevant to Global II’s and GNL’s industry and prospects;
•	performed such other studies and analyses, conducted such discussions, and reviewed such other presentations, reports, and materials as BMO deemed appropriate; and
•	reviewed the draft merger agreement.

In rendering its opinion, BMO assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by Global II, GNL or their representatives or advisors, or obtained by BMO from other sources. BMO did not independently verify (and has not assumed any obligation to verify) any such information, undertake an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Global II and GNL, nor was BMO furnished with any such valuation or appraisal. BMO did not evaluate the solvency or fair value of Global II or GNL under any state or federal laws relating to bankruptcy, insolvency, or similar matters. BMO also assumed that all material governmental, regulatory, or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory, or other approvals and consents, no restrictions, terms, or conditions will be imposed that would be material to its analysis. BMO also assumed that the merger will be consummated in accordance with the terms of the merger agreement, without any waiver, modification, or amendment of any terms, condition, or agreement that would be material to its analysis; that the representations and warranties of each party contained in the merger agreement would be true and correct; that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the merger would be satisfied without waiver or modification. With respect to financial projections for Global II (including, without limitation, the Global II Projection Model), BMO was advised by Global II, and BMO assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of Global II management of the expected future competitive, operating and regulatory environments, and related financial performance of Global II. With respect to financial projections for GNL (including, without limitation, the GNL Projection Model), BMO was advised by GNL, and BMO assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of GNL management of the expected future competitive, operating and regulatory environments, and related financial performance of GNL. BMO expresses no opinion with respect to such projections, including the assumptions on which they are based. Furthermore, BMO has not assumed any obligation to conduct, and has not conducted, any physical inspection of the properties or facilities of, or managed by, Global II and GNL. The projections and estimates provided to, and utilized by, BMO are summarized below under “— Certain Prospective Financial Information Reviewed by Global II.”

The BMO opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they existed and could be evaluated, and the information made available to BMO, as of the date of the BMO opinion. BMO disclaims any undertakings or obligations to advise any person of any change in any fact or matter affecting the BMO opinion which may come or be brought to BMO’s attention after the date of the BMO opinion.

The BMO opinion does not constitute a recommendation as to any action the Global II Special Committee or Global II Board should take in connection with the merger or the other transactions contemplated by the merger agreement or any aspect thereof and is not a recommendation to any director of Global II or stockholder on how such person should vote with respect to the merger or related transactions and proposals. The BMO opinion relates solely to the fairness as of the date of the BMO opinion of the exchange ratio, from a financial point of view, to Global II’s common stockholders pursuant to the merger agreement. BMO expresses no opinion as to the relative merits of the merger and any other transactions or business strategies discussed by the Global II Board as alternatives to the merger or the decision of the Global II Board to recommend the merger, nor does BMO express any opinion on the structure, terms or effect of any other aspect of the merger or any other transaction contemplated by the merger agreement. The BMO opinion does not in any manner address the prices at which Global II’s or GNL common stock or other securities will trade following the announcement or consummation of the merger. BMO is not an expert in, and the BMO opinion does not address, any of the legal, tax or accounting aspects of the merger, including, without limitation, whether or not the merger or other transactions contemplated by the merger agreement constitute a change of control under any contract or agreement to which Global II or any of its subsidiaries is a party.

The summary set forth below does not purport to be a complete description of the analyses performed by BMO, but describes, in summary form, the material elements of the presentation that BMO made to the Global II Special Committee and Global II Board on August 5, 2016, in connection with BMO’s opinion. In accordance with customary investment banking practice, BMO employed generally accepted valuation methods and financial analyses in reaching the BMO opinion. The following is a summary of the material financial analyses performed by BMO in arriving at the BMO opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses BMO employed in reaching its conclusions.

None of the analyses performed by BMO were assigned a greater significance by BMO than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by BMO. The summary text describing each financial analysis does not constitute a complete description of BMO’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by BMO. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by BMO with respect to any of the analyses performed by it in connection with its BMO opinion. Rather, BMO made its determination as to the fairness of the exchange ratio, from a financial point of view, to Global II’s common stockholders in the merger on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by BMO in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before August 5, 2016 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

In conducting its analysis, BMO used three primary methodologies to review the valuation of both Global II and GNL on a stand-alone basis and to assess the fairness of the exchange ratio, from a financial point of view, to Global II’s common stockholders in the merger. Specifically, BMO conducted selected comparable public companies analyses, NAV analyses, and discounted cash flow analyses. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company used in any analysis as a comparison is identical to Global II, or GNL, and those companies all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. BMO used these analyses to determine the impact of various operating metrics on the implied value per common share of both Global II and GNL. Each of these analyses yielded a range of implied values, and therefore, such implied value ranges developed from these analyses were viewed by BMO collectively and not individually.

The implied exchange ratio ranges referenced below were calculated by i) dividing the low end of the implied value range derived for Global II from such analyses by the high end of the implied value range derived for GNL from such analyses in order to calculate the low end of the implied exchange ratio ranges and (ii) dividing the high end of the implied value range derived for Global II from such analyses by the low end of the implied value range derived for GNL from such analyses in order to calculate the high end of the implied exchange ratio ranges.

Summary of Financial Analysis of BMO

Selected Publicly Traded Companies Analyses

BMO reviewed and compared certain publicly available financial information, ratios and market multiples relating to Global II and GNL with equivalent publicly available data for companies that share similar business characteristics with Global II and GNL to derive implied equity value reference ranges for each company. BMO reviewed the following publicly traded REITs which focus on the ownership of office and industrial net lease properties:

•	W. P. Carey Inc.
•	Gramercy Property Trust Inc.
•	Lexington Realty Trust
•	Select Income REIT

For purposes of these analyses, BMO analyzed certain statistics for each of these companies for comparison purposes, including the ratio of share price to consensus Wall Street research analyst (referred to as Street consensus) estimated calendar year 2016 funds from operations per share (referred to as FFO) the ratio of share price to Street consensus estimated calendar year 2017 FFO per share, the ratio of share price to Street consensus estimated calendar year 2016 FFO per share as adjusted for certain items, including straight-line rental revenue, above and below market lease amortization, and deferred financing cost amortization (referred to as AFFO), and the ratio of share price to Street consensus estimated calendar year 2017 AFFO per share. The multiples and ratios for each of the comparable companies were calculated using their respective closing prices on August 2, 2016, and were based on the most recent publicly available information and Street consensus estimates.

The following table reflects the results of these analyses for the selected publicly traded REITs:

	Low	High	Mean	Median
Price/2016E FFO	9.5x	15.2x	12.2x	12.0x
Price/2017E FFO	9.6x	15.2x	12.0x	11.6x
Price/2016E AFFO	10.8x	15.3x	13.2x	13.3x
Price/2017E AFFO	10.9x	13.8x	12.8x	13.4x

Based on the results of the public companies analyses, BMO selected multiple reference ranges for Price/2016E FFO of 11.2x – 13.2x, Price/2017E FFO of 11.0x – 13.0x, Price/2016E AFFO of 12.2x – 14.2x, and Price/2017E AFFO of 11.8x – 13.8x for Global II and GNL.

The analyses indicated the following implied per share equity value reference range for each share of Global II and GNL common stock, based on projections from the Global II Projection Model and GNL Projection Model:

Implied Per Share Equity Value Reference Ranges
	Price/2016E FFO	Price/2017E FFO	Price/2016E AFFO	Price/2017E AFFO
Global II	$11.37 – $13.40	$15.38 – $18.17	$15.28 – $17.80	$17.37 – $20.30
GNL	$8.39 – $9.89	$8.45 – $9.98	$9.35 – $10.88	$8.93 – $10.44

Utilizing the implied per share equity value reference ranges derived for Global II and GNL as described above, BMO calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio for the merger:

Implied Exchange Ratio Reference Ranges				Exchange Ratio
Price/2016E FFO	Price/2017E FFO	Price/2016E AFFO	Price/2017E AFFO
1.15x – 1.60x	1.54x – 2.15x	1.40x – 1.90x	1.66x – 2.27x	2.27x

No company utilized in the selected publicly traded companies analyses is identical to Global II or GNL. In evaluating selected publicly traded companies, BMO made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond Global II and GNL’s control, such as the impact of competition on Global II, GNL and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Global II, GNL or the industry, or in the financial markets in general.

NAV Analyses

BMO analyzed Global II and GNL as a function of the net value of each REIT’s assets, or NAV. BMO applied a range of blended capitalization rates of approximately 7.5% – 8.0% for Global II and approximately 7.2% to 7.7% for GNL to the calendar year 2017 estimated cash net operating income of each company, as provided in the Global II Projection Model and GNL Projection Model to calculate an aggregate value for each company’s real estate assets. The capitalization rate ranges represented estimated blended rates based on the quality of assets held by each company and based on estimated private market capitalization rates by property type, market size, and other qualitative factors. In the case of one Global II asset for which the tenant will pay no rent for the majority of calendar year 2017, this asset was valued separately based on a recent third-party appraisal and its estimated net operating income was excluded from the aforementioned calculation. BMO then calculated a range of the companies’ estimated NAVs by adding to the derived range of real estate asset values cash and the value of other tangible assets and subtracting the balance of debt and value of other tangible liabilities for each company. Implied per share equity value reference ranges for Global II and GNL were then calculated based on the NAV ranges derived from such analyses divided by the number of fully diluted shares of Global II and GNL common stock. The analyses indicated an implied per share equity value reference range of $14.46 – $17.44 for each share of Global II common stock and $7.21 – $8.20 for each share of GNL common stock.

Utilizing the following implied per share equity value reference range for each share of Global II and GNL common stock as derived above, BMO calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio for the merger:

Implied Exchange Ratio Reference Range	Exchange Ratio
1.76x – 2.42x	2.27x

Discounted Cash Flow Analyses

BMO performed separate discounted cash flow analyses of Global II and GNL and calculated the estimated present value of the unlevered free cash flows (calculated as earnings before interest, taxes, depreciation and amortization, excluding non-cash items, plus cash flow from currency hedging and less income tax expense) that Global II and GNL management forecasted Global II and GNL would generate for the fiscal years 2016 through fiscal year 2019 based on the Global II Projection Model and GNL Projection Model. BMO calculated terminal values for Global II and GNL by applying terminal market capitalization rates ranging from approximately 7.50% to 8.00% to Global II management’s estimated net operating income and 7.20% to 7.70% to GNL management’s estimated net operating income for fiscal year 2019. The cash flows and terminal values were then discounted to present value as of June 30, 2016 using discount rates reflecting estimates of Global II and GNL’s weighted average cost of capital. In the case of Global II the discount rates ranged from approximately 7.88% to 8.58% and in the case of GNL 7.00% to 7.70%.

These analyses indicated implied per share equity value reference ranges for Global II of $15.89 to $19.32 and for GNL of $7.49 to $8.60. Utilizing the implied per share equity value reference ranges for Global II and GNL common stock as derived above, BMO calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio for the merger:

Implied Exchange Ratio Reference Range	Exchange Ratio
1.85x – 2.58x	2.27x

Other Factors

BMO also observed certain additional factors that were not considered part of BMO’s financial analyses with respect to the BMO opinion but were referenced for informational purposes, including, among other things, historical trading prices of GNL common stock during the 52-week period ending August 2, 2016, which indicated low to high prices for GNL common stock of $5.77 to $9.29 per share.

Miscellaneous

In connection with BMO’s services as the financial advisor to the Global II Special Committee, Global II has agreed to pay BMO an aggregate fee of approximately $4,700,000, $1,000,000 of which was payable upon delivery of the BMO opinion, and the remainder of which is payable upon consummation of the merger. In addition, Global II has agreed to reimburse BMO for certain out-of-pocket expenses, including attorneys’ fees and disbursements, and to indemnify BMO and related persons against various liabilities, including certain liabilities under the federal securities laws.

BMO, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. BMO or its affiliates have provided in the past investment and corporate banking services to certain related parties of Global II and GNL (and may in the future provide such services to Global II, GNL and their respective related parties). From June 30, 2014 to the date of the BMO opinion, BMO and/or certain of its affiliates provided investment and corporate banking services to certain related parties of Global II and GNL in connection with the following transactions, for which services BMO and such affiliates received and expect to receive compensation: (i) administrative agent, joint lead arranger, joint bookrunner for, and a lender in an amount equal to $100 million under, a credit facility of RCA in December 2014, (ii) joint lead arranger and co-syndication agent for, and a lender in an amount equal to $125 million under, a credit facility of Healthcare Trust, Inc. (formerly known as ARC Healthcare Trust II), and (iii) financial advisor to RCA in connection with its merger with AFIN. From June 30, 2014 to the date of the BMO opinion, BMO and its affiliates received aggregate fees of approximately $2.0 million for the services described in (i) and (ii) above and RCA has agreed to pay BMO an aggregate fee of approximately $5.9 million, $1,000,000 of which was payable upon delivery of BMO’s fairness opinion with respect to that merger, and the remainder of which is payable upon the closing of such merger. Each of RCA, AFIN and Healthcare Trust, Inc. are related parties of Global II and GNL. BMO provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of Global II, GNL or their respective related parties.

Certain Unaudited Projections Used by the Global II Board and the Global II Special Committee’s Financial Advisor

Global II does not, as a matter of course, make public forecasts as to future performance, revenues, net income, funds from operations, adjusted funds from operations or other results or metrics in light of, among other reasons, the uncertainty, unpredictability and subjectivity of any assumptions and estimates underlying any forecast. In connection with evaluating a possible transaction with GNL, however, the Global II Advisor prepared and provided the Global II Special Committee, the Global II Board, BMO, UBS, GNL and the GNL Advisor with certain non-public unaudited prospective financial information of Global II covering multiple years. This information was not prepared by the Global II Advisor with a view toward public disclosure.

A summary of this unaudited prospective financial information, which we refer to as the Global II Standalone Projections, is not being included in this joint proxy statement/prospectus to influence your vote on the matters being presented to Global II stockholders. Instead, we are including the Global II Standalone Projections because they were made available to the Global II Special Committee, the Global II Board and BMO and a slightly modified version, which did not assume the repayment of some portion of the existing mezzanine loans but otherwise was the same as the Global II Standalone Projections, were made available to UBS, GNL and the GNL Advisor; provided that including this information does not indicate that the Global II Special Committee, the Global II Board, their respective advisors or any other person considered, or now considers, the Global II Standalone Projections to be material or to be necessarily predicative of actual future results and the Global II Standalone Projections should not be relied upon as such. The internal prospective financial information used by the Global II Advisor to prepare the Global II Standalone Projections is subjective in many respects. There can be no assurance that the Global II Standalone Projections will be realized or that actual results will not be significantly higher or lower than forecasted. The Global II Standalone Projections cover multiple years and thus, by their very nature, are subject to greater uncertainty with each succeeding year. As a result, the inclusion of the Global II Standalone Projections in this joint proxy statement/prospective should not be relied on as necessarily predictive of actual future events.

In addition, the Global II Standalone Projections were not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the AICPA for preparation and presentation of prospective financial information. Neither Global II’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Global II Standalone Projections contained in this joint proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on the information or the potential for Global II achieving the projections. The Global II Standalone Projections include certain non-GAAP financial measures. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. The non-GAAP financial measures presented in the Global II Standalone Projections may not be comparable to similarly titled amounts used by GNL or other companies. The footnotes to the table below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.

Additionally, although the Global II Standalone Projections presented below is presented with numerical specificity, these projections are not factual. The Global II Standalone Projections were based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when the projections were finalized. These assumptions are inherently uncertain and may be beyond the control of Global II. Important factors that may affect actual results and cause Global II to fail to meet the Global II Standalone Projections include, but are not limited to, risks and uncertainties relating to Global II’s business (including its ability to achieve strategic goals, objectives and targets), industry performance, exchange rates, the legal and regulatory environment, general business and economic conditions and other factors described or referenced under the sections entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44 and “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus. The Global II Standalone Projections reflect assumptions that are subject to change and do not reflect revised prospects for Global II’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Global II Standalone Projections were prepared. Global II has not prepared revised Standalone Projections to take into account other variables that have changed since the dates on which the Global II Standalone Projections were finalized. There can be no assurance that the Global II Standalone Projections will be realized or that Global II’s future financial results will not materially vary from the Global II Standalone Projections. By including the Global II Standalone Projections in this joint proxy statement/prospectus, neither Global II, the Global II Advisor, BMO, UBS, GNL or the GNL Advisor nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Global II compared to the information contained in the Global II Standalone Projections or that projected results will be achieved. Global II has not made representations in the merger agreement or otherwise concerning the Global II Standalone Projections. Global II will shortly make publicly available its actual results of operations for the fiscal quarter ended September 30, 2016, and stockholders are urged to review carefully Global II’s Quarterly Report on Form 10-Q for that period when it is filed.

Global II does not intend to update or otherwise revise the Global II Standalone Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate.

In developing the Global II Standalone Projections, Global II’s management made numerous material assumptions with respect to Global II for the periods covered by the Global II Standalone Projections, including the following material assumptions: (i) Global II does not make any acquisitions or dispositions throughout the projection period; (ii) Global II refinances all debt upon maturity at its existing terms and principal balance; (iii) Global II makes additional prepayments on its mezzanine facility in 2016, 2017 and 2018; (iv) exchange rates for the projection period were assumed to be €1.00 to £1.11 and £1.00 to $1.32; and (v) for Global II leases with rent increases indexed to inflation, annual inflation was assumed to be, for the United Kingdom, 0.0% in 2016 and 2017 and 1.0% thereafter, and for continental Europe, 1.25% in 2016 and 2017 and 1.5% thereafter.

The following is a summary of the Global II Standalone Projections (in millions):

	Years Ending December 31,
	2016E	2017E	2018E
Net Operating Income (NOI)(1)	$45.9	$45.7	$46.5
Adjusted EBITDA(2)	$34.5	$35.4	$36.0
Funds from Operations (FFO)(3)	$12.7	$18.0	$19.1
Adjusted Funds From Operations (AFFO)(4)	$15.7	$18.8	$22.6

(1)	Net operating income (“NOI”) is defined as rental property revenues less rental property operating expenses.
(2)	Adjusted EBITDA is defined as NOI less general and administrative expenses, including reimbursements of advisor operating costs, and asset and property management fees, plus income from investments and gains (losses) on derivative instruments, foreign currency, and hedge ineffectiveness.
(3)	Funds from Operations (FFO) is defined as Adjusted EBITDA less interest expense, income tax expense, and acquisition expenses.
(4)	Adjusted Funds from Operations (AFFO) is defined as FFO adjusted for straight-line rent, above and below market lease amortization, non-cash prepaid ground lease rent expense, deferred financing costs, acquisition expenses, and gains or losses on derivative instruments, foreign currency, and hedge ineffectiveness.

Certain Estimated Synergies and Transaction Costs

GNL and Global II also jointly prepared certain estimated unaudited cost and growth synergies that were projected by GNL management and Global II management to result from the mergers and be realized by the combined company on a run-rate basis by the end of the fiscal year ended December 31, 2017, assuming that the closing occurs by December 31, 2016, which we refer to in this section as the estimated synergies. GNL management provided estimated synergies of $5.7 million in cost synergies to the GNL Special Committee’s Financial Advisor for their use and reliance in their performance of certain financial analyses in connection with the merger and to the GNL Board in connection with its review and evaluation of the proposed mergers. Global II management provided estimated synergies of $6.1 million of estimated 2016 annual costs in cost synergies to the Global II Board in connection with its review and evaluation of the proposed mergers and to the Global II Special Committee’s financial advisor.

GNL management and Global II management also jointly prepared an estimate that transaction costs would be approximately $20.0 million. These estimates were provided to the GNL Special Committee Financial Advisor. Estimated transaction costs assumed that the mergers would be consummated and that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the proposed mergers, including any divestitures or other actions contemplated by the merger agreement.

The estimated synergies assumed that the mergers would be consummated and that the expected benefits of the merger would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the proposed mergers, including any divestitures or other actions contemplated by the merger agreement. See the sections above titled “— Certain Unaudited Projections Used by the GNL Board and the GNL Special Committee’s Financial Advisor” and “— Certain Unaudited Projections Used by the Global II Board and the Global II Special Committee’s Financial Advisor” for further information regarding the uncertainties and assumptions underlying the estimated synergies as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 44 and “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus for further information regarding the uncertainties and factors associated with realizing the synergies and the amount of transaction costs in connection with the mergers.

Interests of Global II’s Directors and Executive Officers in the Merger

In considering the recommendation of the Global II Board to approve the company merger and the other transactions contemplated by the merger agreement, Global II stockholders should be aware that executive officers and directors of Global II have certain interests in the merger that may be different from, or in addition to, the interests of Global II stockholders generally. These interests may create potential conflicts of interest. The Global II Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby. These interests include the following:

Conversion of Outstanding Shares Pursuant to the Merger

Shares of Global II common stock owned by executive officers and directors of Global II will be converted into the right to receive shares of GNL common stock on the same terms and conditions as the other stockholders of Global II. As of November 7, 2016, the executive officers and directors of Global II beneficially owned, in the aggregate, 33,603 shares of Global II common stock (including shares held by AR Global), including shares of Global II common stock issuable upon settlement of Global II restricted stock awards granted under Global II’s Employee and Director Incentive Restricted Share Plan, which we refer to as the Global II Restricted Share Plan. Of the shares owned by the Global II executive officers and directors, all are restricted shares, comprised of 15,735 unvested restricted shares and 8,472 vested restricted shares. In respect of all of the shares of Global II common stock beneficially owned by the executive officers and directors as of November 7, 2016, such executive officers and directors would receive an aggregate of 76,279 shares of GNL common stock, which based on the closing price of GNL common stock on November 7, 2016 of $7.27, would have an aggregate value of approximately $554,548.

Treatment of Global II Restricted Stock

Immediately prior to the effective time of the merger, each then outstanding share of Global II restricted stock will fully vest (and Global II will be entitled to deduct and withhold the number of shares of Global II common stock otherwise deliverable upon such acceleration to satisfy any applicable withholding taxes, assuming a fair market value of a share of Global II common stock equal to the closing price of Global II common stock on the last completed trading date immediately prior to the consummation of the merger). All shares of Global II common stock then outstanding as a result of the full vesting of shares of Global II restricted stock, and the satisfaction of any applicable withholding taxes, will have the right to receive per share, 2.27 shares of GNL common stock. In connection with the merger agreement, 125,020 Class B Units held by the Global II Advisor and its and other service providers will vest and will be converted into the right to receive 283,795 shares of GNL common stock.

As a result of the transactions contemplated under the merger agreement, 6,932 shares of Global II unvested restricted stock held by Global II’s independent directors will vest and will be convertible into 15,735 shares of GNL common stock, which based on the closing price of GNL common stock on November 7, 2016 of $7.27, would have an aggregate value of approximately $114,393.

Section 16 Matters

Pursuant to the merger agreement, GNL, Global II and Merger Sub have each agreed to take all steps as may be necessary or appropriate to cause to be exempt under Rule 16b-3 of the Exchange Act any dispositions of shares of Global II common stock (including derivative securities with respect to such shares) that are treated as dispositions under Rule 16b-3 of the Exchange Act and result from the transactions contemplated under the merger agreement by each officer or director of Global II who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Global II to be exempt from the short-swing profit recovery rules under Rule 16b-3 of the Exchange Act.

Indemnification and Insurance

For a period of six years after the effective time of the merger, pursuant to the terms of the merger agreement and subject to certain limitations, the surviving entity will indemnify, defend and hold harmless among others, each officer and director of Global II, for actions at or prior to the effective time of the merger, including with respect to the transactions contemplated by the merger agreement. In addition, pursuant to the terms of the merger agreement and subject to certain limitations, prior to the effective time of the merger, Global II has agreed to (or, if Global II is unable to, GNL has agreed to cause the surviving entity in the merger to) obtain and pay for a non-cancelable extension of the coverage afforded by Global II’s existing directors’ and officers’ liability insurance policies and Global II’s existing fiduciary liability insurance policies covering at least six years after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time of the merger, and if Global II or the surviving entity does not obtain a “tail” policy as of the effective time of the merger, the surviving entity will maintain in effect, for a period of at least six years after the effective time of the merger, Global II’s existing policies on terms and limits of liability that are no less favorable in the aggregate than the coverage currently provided. These interests are described in detail below in “The Merger Agreement — Covenants and Agreements —  Indemnification of Directors and Officers; Insurance” beginning on page 151.

Interests of the GNL Advisor and the Global II Advisor in the Merger

The GNL Advisor and the Global II Advisor are each indirectly owned by the Sponsor through the GNL Special Limited Partner and the Global II Special Limited Partner, respectively.

Messrs. Kahane, a member of the GNL Board, and Weil, a member of the Global II Board, directly or indirectly control AR Global, which is the parent of each of the GNL Special Limited Partner, the direct owner of the GNL Advisor and the GNL Property Manager, and the Global II Special Limited Partner, the direct owner of the Global II Advisor. Mr. Bowman owns a minority interest in the GNL Advisor and the Global II Advisor.

In connection with the merger agreement, 90 Global II OP Units and 8,888 shares of Global II common stock held by the Global II Advisor and its affiliates will be exchanged for an aggregate of 20,380 shares of

GNL common stock and 125,020 Class B Units held by the Global II Advisor and its other service providers will vest and will be exchanged for 283,795 shares of GNL common stock. In addition, 6,932 unvested restricted shares of common stock held by independent directors of Global II will vest and will be exchanged for 15,735 shares of GNL common stock.

Under the Global II Advisory Agreement, the Global II Advisor is entitled to receive subordinated distributions from the Global II OP equal to 15% of all distributions of net sales proceeds (as defined in the Global II charter) after return to the Global II stockholders and the Global II OP’s limited partners of net sales proceeds equal to their capital contributions, plus distributions of net sales proceeds and operating income equal to a 6% cumulative, pre-tax, non-compounded return on their capital contributions. Based on the closing price of GNL common stock of $8.63 on August 5, 2016, the last trading date before the merger was announced, no amounts will be payable in respect of the special limited partner interest. In the event that the closing price of GNL common stock exceeds $10.70 on the closing date of the merger, the Global II Advisor will receive Global II OP Units having a value equal to 15% of the total return to stockholders in excess of 6%.

Concurrently with the execution of the merger agreement on August 8, 2016, Global II and the Global II OP entered into a termination agreement with the Global II Advisor, contingent upon the closing of the merger. The termination agreement provides for payment by each of the parties of all fees and reimbursements owing as of the date of the merger. Global II did not, however, pay a fee to terminate the agreement. The termination agreement provides for waiver and release of all claims by each of the parties, other than amounts owing prior to the effectiveness of the termination agreement and certain continuing indemnification obligations.

Pursuant to the GNL Advisory Agreement, following the merger the variable base management fee paid to the GNL Advisor will increase by an annual amount equal to 1.25% of the value of the GNL common stock issued pursuant to the merger agreement, or approximately $2.6 million based on the $7.27 share price as of November 7, 2016. This increase is, however, less than the annual asset management fees under the Global II Advisory Agreement, which are equal to not less than 0.75% of the cost of Global II’s investments, or approximately $4.9 million on an annual basis. Further, the GNL Advisor will be eligible to earn incentive compensation on Core AFFO (as defined in the GNL Advisory Agreement) (which is expected to increase following the closing of the merger due to the addition of Global II’s portfolio) in excess of certain hurdle rates. Although the aggregate base management fees will be lower under the GNL Advisory Agreement, the term of the GNL Advisory Agreement is longer than that of the Global II Advisory Agreement. While the Global II Advisory Agreement has a one-year renewable term which may be terminated by Global II on 45 days’ notice for cause (as defined in the Global II Advisory Agreement) or by the independent directors of the Global II Board on 60 days’ notice without cause or penalty, the GNL Advisory Agreement has an initial term of 20 years, with automatic renewals for consecutive five-year terms unless terminated in accordance with the terms of the GNL Advisory Agreement with payment of a termination fee of up to 2.5 times the compensation paid to the GNL Advisor in the previous year, plus expenses.

Potential Conflicts

In addition to the conflicts discussed elsewhere in this joint proxy statement/prospectus, AR Global and its affiliates, as the sponsor, directly or indirectly, of both GNL and Global II, have certain conflicts in connection with the merger. Such conflicts include the following:

•	All of Global II’s officers are officers of GNL. William M. Kahane, a director of GNL, and Edward M. Weil, Jr., a director of Global II, directly or indirectly control AR Global, which is the parent of each of the GNL Special Limited Partner, the direct owner of the GNL Advisor and the GNL Property Manager, and the Global II Special Limited Partner, the direct owner of the Global II Advisor.
•	GNL’s independent directors have served or currently serve as independent directors on the board of directors of certain other REITs sponsored by AR Global. P. Sue Perrotty, a director of GNL, has served as an independent director of American Realty Capital Healthcare Trust III since August 2014, New York REIT since September 2014, American Realty Capital Daily Net Asset Value Trust, Inc. from August 2013 until August 2014 and American Realty Capital Hospitality Trust, Inc. from

September 2013 until September 2014. Abby Wenzel, a director of GNL, also has served as an independent director of American Realty Capital New York City REIT, Inc. since March 2014, American Realty Capital Hospitality Trust, Inc. since September 2013 and American Realty Capital Trust IV, Inc. from May 2012 until January 2014. Governor Edward G. Rendell, a director of GNL, has served as an independent director of Healthcare Trust, Inc. since December 2015, American Realty Capital — Retail Centers of America, Inc. from February 2011 to March 2012 and since October 2012, as an independent director of the Business Development Corporation of America since January 2011, of Business Development Corporation II since August 2014, of American Realty Capital Trust III, Inc. from March 2012 until February 2013 and American Realty Capital Properties, Inc. from February 2013 until April 2015.
•	Global II’s independent directors have served or currently serve as independent directors on the board of directors of certain other REITs sponsored by AR Global. Lee M. Elman, a director of Global II, has also served on the board of directors of American Realty Capital New York City REIT Inc. since February 2016. Robert H. Burns, a director of Global II, has served a director of New York REIT Inc. since October 2009 and as an independent director of American Realty Capital Hospitality Trust, Inc. since September 2014. Mr. Burns also served as a director of Healthcare Trust Inc. from March 2012 until January 2015, American Realty Capital Trust III Inc. from January 2011 to March 2012, American Finance Trust, Inc. from January 2013 until September 2014 and American Realty Capital Trust Inc. from January 2008 until January 2013.
•	After the merger, AR Global and its affiliates will continue to act as an advisor to GNL and other AR Global-sponsored REITs. Certain of these AR Global-sponsored REITs have investment objectives similar to those of the combined company and will receive fees for those services. Those entities may compete with the combined company for investment, tenant and financing opportunities.

Security Ownership of GNL’s Directors and Executive Officers and Current Beneficial Owners

The following table sets forth information regarding the beneficial ownership of GNL common stock as of November 7, 2016 by:

•	each person known by GNL to be the beneficial owner of more than 5% of its outstanding shares of GNL based solely upon the amounts and percentages contained in the public filings of such persons;
•	each of GNL’s officers and directors; and
•	all of GNL’s officers and directors as a group.

For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that the person has the right to acquire within 60 days after November 7, 2016. For purposes of computing the percentage of outstanding common stock held by each person or group of persons named below, any shares that the person or persons has the right to acquire within 60 days after November 7, 2016 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of November 7, 2016, there were 170,421,684 shares of GNL common stock outstanding, including unvested restricted shares. SEC rules also generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares of Common Stock	Percentage of Class
The Vanguard Group(2)	23,348,118	13.70%
Vanguard Specialized Funds – Vanguard REIT Index Fund(3)	12,133,736	7.13%
Global Net Lease Special Limited Partner, LLC(4)	22,222	*
AR Capital, LLC(5)	93,578	*
William M. Kahane(6)	340,426	*
Scott J. Bowman(7)	126,975	*
Timothy Salvemini	—	—
P. Sue Perrotty(8)	71,913	*
Abby M. Wenzel(9)	64,994	*
Gov. Edward G. Rendell(10)	65,181	*
All directors and executive officers as a group (six persons)	669,489	*

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each individual or entity listed in the table is 405 Park Avenue, New York, New York 10022.
(2)	The business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group has sole voting power over 89,642 shares, shared dispositive power over 79,442 shares and sole dispositive power over 23,268,676 shares. The information contained herein respecting The Vanguard Group, Inc. is based solely on Amendment No. 1 to the Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2016.
(3)	The business address for Vanguard Specialized Funds — Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard Specialized Funds — Vanguard REIT Index Fund has sole voting power over all of the shares that it beneficially owns. The information contained herein respecting Vanguard Specialized Funds — Vanguard REIT Index Fund is based solely on the Schedule 13G filed by Vanguard Specialized Funds — Vanguard REIT Index Fund with the SEC on February 9, 2016.
(4)	Global Net Lease Special Limited Partner, LLC is 100% owned by AR Capital Global Holdings, LLC, which is in turn 100% owned by AR Global.
(5)	AR Capital, LLC is 100% owned by Bellevue Capital Partners LLC.
(6)	The shares beneficially owned by Mr. Kahane represent shares wholly owned and controlled, directly or indirectly, by the Sponsor, AR Global and AR Capital. Mr. Kahane has shared control of the Sponsor, AR Global and AR Capital and thereby has shared voting and investment power over shares wholly owned and controlled by each. Includes 32,000 unvested restricted shares held by Mr. Kahane which vest over a five-year period following the grant date in increments of 20% per annum. Includes 184,626 OP Units, all of which are currently convertible into shares of our common stock or the cash value of a corresponding number of shares, at the election of the operating partnership, in accordance with the limited partnership agreement of the operating partnership.
(7)	All unvested restricted shares previously held by Mr. Bowman vested upon his joining the Company’s management team in October 2014. Also includes 95,870 OP Units, all of which are currently convertible into shares of our common stock or the cash value of a corresponding number of shares, at the election of the operating partnership, in accordance with the limited partnership agreement of the operating partnership.
(8)	Includes 56,483 unvested restricted shares held by Ms. Perrotty, of which 32,000 vest over a five-year period and 24,483 vest over a three-year period following the grant date in increments of 20% per annum and 33% per annum, respectively.
(9)	Includes 45,543 unvested restricted shares held by Ms. Wenzel, of which 32,000 vest over a five-year period and 13,543 vest over a three-year period following the grant date in increments of 20% per annum and 33% per annum, respectively.

(10)	Includes 45,543 unvested restricted shares held by Gov. Rendell, of which 32,000 vest over a five-year period and 13,543 vest over a three-year period following the grant date in increments of 20% per annum and 33% per annum, respectively.

Security Ownership of Global II’s Directors and Executive Officers and Current Beneficial Owners

The following table sets forth information regarding the beneficial ownership of Global II’s common stock as of November 7, 2016 by:

•	each person known by Global II to be the beneficial owner of more than 5% of its outstanding shares of Global II based solely upon the amounts and percentages contained in the public filings of such persons;
•	each of Global II’s officers and directors; and
•	all of Global II’s officers and directors as a group.

For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that the person has the right to acquire within 60 days after November 7, 2016. For purposes of computing the percentage of outstanding common stock held by each person or group of persons named below, any shares that the person or persons has the right to acquire within 60 days after November 7, 2016 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of November 7, 2016, there were 12,512,087 shares of Global II common stock outstanding, including unvested restricted shares. SEC rules also generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares of Common Stock	Percentage of Class
American Realty Capital Global II Special Limited Partnership, LLC(2)	8,978		*
AR Global Investments, LLC(3)	6,988		*
Edward M. Weil, Jr.(4)	2,101	—
Scott J. Bowman(5)	6,634	—
Timothy Salvemini	—	—
Lee M. Elman(6)	3,999		*
Robert H. Burns(7)	4,903		*
All directors and executive officers as a group (five persons)(8)	17,637		*

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each individual or entity listed in the table is 405 Park Avenue, New York, New York 10022.
(2)	American Realty Capital Global II Special Limited Partnership, LLC is 100% owned by AR Capital Global Holdings, LLC, which is in turn 100% owned by AR Global. Includes 90 OP Units, all of which are currently convertible into shares of our common stock or the cash value of a corresponding number of shares, at the election of the operating partnership, in accordance with the limited partnership agreement of the operating partnership.
(3)	AR Global is 100% owned by Bellevue Capital Partners, LLC.
(4)	Includes 2,101 Class B Units, all of which will be convertible into shares of common stock of Global II upon the close of the mergers.
(5)	Includes 6,634 Class B Units, all of which will be convertible into shares of common stock of Global II upon the close of the mergers.

(6)	Includes 3,466 unvested restricted shares, all of which vest over a five-year period from the grant date in increments of 20% per annum.
(7)	Includes 3,466 unvested restricted shares, all of which vest over a five-year period from the grant date in increments of 20% per annum.
(8)	Includes 8,735 Class B Units, all of which will be convertible into shares of common stock of Global II upon the close of the mergers.

Regulatory Approvals Required for the Merger

The merger may be subject to certain regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. GNL and Global II are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, GNL and Global II have each agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement.

Although GNL and Global II do not expect any regulatory authorities to raise any significant objections to the merger that would result in the failure to satisfy the conditions to consummation the merger by the termination date, GNL and Global II can provide no assurance that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to GNL after the effective time of the merger. GNL and Global II have not yet obtained any of the regulatory approvals required to complete the merger.

Accounting Treatment

The mergers will be accounted for as an integrated business combination transaction by GNL in accordance with Accounting Standards Codification Topic 805, Business Combinations. In applying the acquisition method specified by this guidance, it is necessary to identify an accounting acquirer which, in a transaction in which consideration consists solely of shares, is generally the entity that issues the shares. Other factors to consider, however, in identifying an accounting acquirer include, but are not limited to, the relative size of the merging company, the relative voting interests of the respective stockholders, the composition of senior management, the composition of the board of directors, the existences of a large minority voting interest and the terms of the exchange of equity interests.

After consideration of these factors, GNL has been identified as the accounting acquirer. In reaching this conclusion, emphasis was placed on the relative size of the merging companies, the relative voting interests of the respective stockholders subsequent to the mergers and the fact that GNL initiated the transaction and will issue its shares as consideration. No premium will be paid to any stockholder group, and a large minority voting interest will not exist in the combined company. Accordingly, Global II’s assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) will be recorded at their respective fair value at the date of the mergers.

The estimated fair value of the assets acquired, liabilities assumed and consideration transferred may change significantly until such time that the mergers close. Consolidated financial statements of the combined company issued after the mergers will reflect these fair value adjustments and the consolidated results of operations subsequent to the date of the mergers. As GNL has been determined to be the accounting acquirer, its historical financial statements will become the historical financial statements of the combined company upon consummation of the mergers. Refer to the section entitled “Unaudited Pro Forma Consolidated Financial Statements” beginning on page F-1-2 of this joint proxy statement/prospectus.

Recent Developments

GNL has formulated an asset recycling plan for the disposition of targeted properties, or the Asset Recycling Plan. GNL intends to use the proceeds of the Asset Recycling Plan for the reduction of post-merger combined company debt as well as other corporate uses. Pursuant to the Asset Recycling Plan, GNL’s management has identified 34 of GNL’s U.S. assets and two of GNL’s European assets for possible sale. As of the date of this joint proxy statement/prospectus, GNL has closed or is under contract for sale of 33 of the 34 U.S. assets. The purchase price of those 33 assets was $86.8 million and the contract sale price is $91.2 million. GNL’s management is currently marketing the remaining one U.S. asset and two European assets. The U.S. asset was purchased for $13.4 million. The two properties in Europe were purchased for a combined $84.8 million.

Global II has formulated a limited asset recycling plan for the disposition of two targeted properties, or the Global II Asset Recycling Plan. Global II intends to use the proceeds of the Global II Asset Recycling Plan for the reduction of its company debt as well as other corporate uses. Pursuant to the Global II Asset Recycling Plan, Global II’s management has identified one U.S. asset and one European asset for possible sale. While the Global II Board approved the Global II Asset Recycling Plan and authorized Global II’s management to engage brokers to assist with the sale of the identified properties and enter into negotiations with prospective buyers, as of the date of this joint proxy statement/prospectus, Global II is not under contract for the sale of either of the two properties. Each property sale pursuant to the Global II Asset Recycling Plan would require approval by the Global II Board, and would require approval by the GNL Board of a waiver of the covenant contained in the Merger Agreement restricting sales of properties. The two properties were purchased for a combined total of $108.0 million. The projections of Global II’s management provided to BMO did not assume the sale of any assets pursuant to the Asset Recycling Plan. The projections of GNL’s management provided to UBS assumed the sale of one asset owned by Global II following completion of the merger.

Listing of GNL Common Stock

GNL has agreed to use commercially reasonable efforts to cause the shares of GNL common stock to be issued in the merger to be approved for listing. Approval of the listing on the NYSE of the shares of GNL common stock to be issued in the merger, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger.

Deregistration of Global II Common Stock

If the merger is completed, Global II common stock will be deregistered under the Exchange Act, and Global II will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of GNL Common Stock Received in the Merger

Shares of GNL common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of GNL common stock issued to any Global II stockholder who may be deemed to be an “affiliate” of GNL after the completion of the merger. This joint proxy statement/prospectus does not cover resales of GNL common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the merger of Global II and Merger Sub to Global II and U.S. Stockholders (as defined below) of Global II common stock and the material U.S. federal income tax consequences associated with the ownership and disposition of GNL common stock including the qualification and taxation of GNL as a REIT.

This discussion is based upon the Code, Treasury regulations promulgated under the Code, which we refer to as the Treasury Regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements applicable to the merger. In addition, this discussion does not purport to address the U.S. federal income or other tax considerations applicable to holders of GNL or Global II common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;
•	partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;
•	insurance companies;
•	pension plans or other tax-exempt organizations, except to the extent discussed below;
•	“qualified foreign pension funds” or entities wholly owned by a qualified foreign pension fund;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold their common stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	persons that do not hold their common stock as a capital asset within the meaning of Section 1221 of the Code;
•	regulated investment companies;
•	REITs;
•	certain U.S. expatriates;
•	persons whose “functional currency” is not the U.S. dollar;
•	persons who acquired their Global II common stock through the exercise of an employee stock option or otherwise as compensation; and
•	persons who are not U.S. Stockholders.

Determining the actual tax consequences of the merger to a U.S. Stockholder may be complex. They will depend on the holder’s specific situation and on factors that are not within the control of GNL or Global II. U.S. Stockholders should consult their tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and changes in those laws.

Generally, for purposes of this discussion, a “U.S. Stockholder” is a person that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds GNL or Global II common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partnership or entity treated as a partnership for U.S. federal income tax purposes holding GNL or Global II common stock, and the partners in such partnership, should consult their own tax advisors.

Material U.S. Federal Income Tax Consequences of the Merger

Consequences of the Merger to Global II

GNL and Global II intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligations of both GNL and Global II to complete the merger that they receive an opinion from Proskauer to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. This opinion will be based on factual representations made by GNL and Global II, and on customary assumptions. This tax opinion represents the legal judgment of outside counsel to GNL and Global II and is not binding on the Internal Revenue Service, which we refer to as the IRS.

No ruling from the IRS has been or will be requested relating to the tax consequences of the merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein or the conclusions set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this joint proxy statement/prospectus will be amended and recirculated.

Consequences of the Merger to U.S. Stockholders of Global II Common Stock

General.  Provided the merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Stockholder of Global II common stock generally will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of GNL common stock (as discussed below).

Holding Period and Basis in GNL Common Stock.  The aggregate U.S. federal income tax basis of GNL common stock received (including fractional shares deemed received and redeemed as described below) in the merger will be equal to the aggregate adjusted U.S. federal income tax basis of the shares of Global II common stock surrendered therefor, increased by the amount of gain, if any, recognized by the U.S. Stockholder on the exchange. The holding period of the GNL common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Global II common stock surrendered. U.S. Stockholders holding blocks of Global II common stock acquired at different time or difference prices should consult their tax advisors with respect to identifying the bases and holding periods of the particular shares of GNL common stock received in the merger.

Cash Received Instead of Fractional Shares.  A U.S. Stockholder of Global II common stock who receives cash in lieu of a fractional share of GNL common stock generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized for U.S. federal income tax purposes based on the difference between the amount of cash received instead of the fractional share and the portion of the U.S. Stockholder’s aggregate adjusted U.S. federal income tax basis of the shares of Global II common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such shares of Global II common stock is more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Additional Medicare Tax.  U.S. Stockholders of Global II common stock that are individuals, trusts or estates and whose modified adjusted gross income exceeds certain thresholds generally will be subject to an additional 3.8% tax with regard to dividends on and “net gains” from the disposition of Global II common stock pursuant to the merger. U.S. Stockholders of Global II common stock should consult their tax advisors with respect to the applicability of this tax.

Backup Withholding.  Certain U.S. Stockholders of Global II common stock may be subject to backup withholding of U.S. federal income tax with respect to the cash merger consideration received pursuant to the merger. Backup withholding will not apply, however, to a U.S. Stockholder of Global II common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 (or substitute Form W-9) or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. Stockholder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER OF GLOBAL II AND GNL. HOLDERS OF GLOBAL II OR GNL COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER OF GLOBAL II AND GNL, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

REIT Qualification of GNL and Global II

It is a condition to the obligation of Global II to complete the merger that GNL receive an opinion from Proskauer to the effect that, commencing with the taxable year of GNL ended December 31, 2013, GNL has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable GNL to continue to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Proskauer will be subject to customary exceptions, assumptions and qualifications and be based on customary representations made by GNL about factual matters relating to the organization and operation of GNL and its subsidiaries.

It is a condition to the obligation of GNL to complete the merger that Global II receive an opinion from Proskauer to the effect that, commencing with the taxable year of Global II ended December 31, 2015, Global II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Global II to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code. The opinion of Proskauer will be subject to customary exceptions, assumptions and qualifications and be based on customary representations made by Global II about factual matters relating to the organization and operation of Global II and its subsidiaries.

Neither of the opinions described above will be binding on the IRS. GNL intends to continue to operate in a manner to qualify as a REIT following the merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of GNL to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described in more detail below under “— Material U.S. Federal Income Tax Consequences of Owning and Disposing of GNL Common Stock.” Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of GNL, it cannot be guaranteed that the actual operating results of GNL will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Liabilities and Attributes Inherited from Global II

If Global II failed to qualify as a REIT for any of its taxable years, Global II would be liable for (and GNL would be obligated to pay) U.S. federal income tax on its taxable income for such years at regular corporate rates and, assuming the merger qualified as a reorganization within the meaning of Section 368(a) of the Code, GNL would be subject to tax on the built-in gain on each asset of Global II existing at the time of the merger if GNL were to dispose of the Global II asset for up to ten years following the merger. Such tax would be imposed at the highest regular corporate rate in effect at the date of the sale. Furthermore, after the merger, the Asset Tests and the Gross Income Tests (as these terms are defined in the discussion below) will apply to all of the assets of GNL, including the assets GNL acquires from Global II, and to all of the income of GNL, including the income derived from the assets GNL acquires from Global II. As a result, the nature of the assets that GNL acquires from Global II and the income GNL derives from those assets may have an effect on the tax status of GNL as a REIT.

Qualification as a REIT requires GNL to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to GNL, which will include Global II after the effective time of the mergers. Accordingly, all references below to GNL that relate to the period after the effective time of the mergers are to the combined company, which includes Global II, as the context requires. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances that are not entirely within the control of GNL.

Material U.S. Federal Income Tax Consequences of Owning and Disposing of GNL Common Stock

This section summarizes the material U.S. federal income tax consequences generally resulting from GNL’s qualification and taxation as a REIT and the ownership and disposition of shares of GNL common. No ruling on the U.S. federal, state, or local tax considerations relevant to GNL’s operation or to the ownership or disposition of shares of GNL common has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is also based upon the assumption that the operation of GNL, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements.

GNL elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder, commencing with its taxable year ended December 31, 2013. GNL intends to continue operating as a REIT so long as its board of directors determines that REIT qualification remains in its best interest. However, no assurance can be given that it will continue to meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Code Sections 856 through 860, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of ownership of the securities of GNL and of the election of GNL to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of REITs in General

The term “REIT taxable income” means the taxable income as computed for a corporation that is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);

•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which GNL qualifies as a REIT and has a valid election in place, GNL will claim deductions for the dividends it pays to its stockholders, and therefore will not be subject to U.S. federal income tax on that portion of its taxable income or capital gain which is distributed to its stockholders.

Although GNL can eliminate or substantially reduce its U.S. federal income tax liability by maintaining its REIT qualification and paying sufficient dividends, GNL will be subject to U.S. federal tax in the following circumstances:

•	GNL will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If GNL fails to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but its failure is due to reasonable cause and not willful neglect, and GNL therefore maintains its REIT qualification, GNL will be subject to a tax equal to the product of (a) the amount by which GNL failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect GNL’s profitability.
•	GNL will be subject to an excise tax if it fails to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, GNL must distribute the sum of (1) 85% of its REIT ordinary income for the calendar year, (2) 95% of its REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by GNL.
•	GNL may be subject to the corporate “alternative minimum tax” on its items of tax preference, including any deductions of net operating losses.
•	If GNL has net income from prohibited transactions such income would be subject to a 100% tax. See “— REIT Qualification Tests — Prohibited Transactions.”
•	GNL will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although GNL will not own any foreclosure property unless it makes loans or accepts purchase money notes secured by interests in real property and forecloses on the property following a default on the loan, or forecloses on property pursuant to a default on a lease.
•	If GNL fails to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but its failure is due to reasonable cause and not due to willful neglect and GNL nonetheless maintains its REIT qualification because of specified cure provisions, GNL will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate (currently 35%) by the net income generated by the non-qualifying assets during the period in which GNL failed to satisfy the asset tests.
•	If GNL fails to satisfy any other provision of the Code that would result in its failure to continue to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, GNL may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.
•	GNL may be required to pay monetary penalties to the IRS in certain circumstances, including if GNL fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of its stockholders. Such penalties generally would not be deductible by GNL.
•	If GNL acquires any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which its basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and GNL recognizes gain on the disposition of such an asset for up to a 10-year period beginning on the date GNL acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over its adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by GNL.
•	A 100% tax may be imposed on transactions between GNL and any of its taxable REIT subsidiaries, which we refer to as TRSs, that do not reflect arm’s-length terms.
•	The earnings of GNL’s subsidiaries that are C corporations, including any subsidiary GNL may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.
•	GNL may elect to retain and pay income tax on its net capital gain. In that case, a stockholder would include his, her or its proportionate share of GNL’s undistributed net capital gain (to the extent GNL makes a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that GNL paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in GNL common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding GNL’s qualification as a REIT, GNL and its subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on its assets and operations. GNL could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

Organizational Requirements.  The Code defines a REIT as a corporation, trust or association:

1)	that is managed by one or more trustees or directors;
2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
3)	that would be taxable as a domestic corporation but for its qualification as a REIT;
4)	that is neither a financial institution nor an insurance company;
5)	that meets the gross income, asset and annual distribution requirements;
6)	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;

7)	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
8)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
9)	that uses a calendar year for U.S. federal income tax purposes.

Organizational requirements (1) through (5) must be met during each taxable year for which REIT qualification is sought, while conditions (6) and (7) do not have to be met until after the first taxable year for which a REIT election is made. GNL has adopted December 31 as its year end for U.S. federal income tax purposes, thereby satisfying condition (9).

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.  A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, GNL’s pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which GNL owns an interest, including the GNL OP (which, after the effective time of the partnership merger, will include the assets and items of income of the Global II OP), is treated as GNL’s assets and items of income for purposes of Asset Tests and Gross Income Tests (each as defined below).

GNL expects to control its subsidiary partnerships and limited liability companies and intends to operate them in a manner consistent with the requirements for its qualification as a REIT. If GNL becomes a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize its qualification as a REIT or require GNL to pay tax, GNL may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause GNL to fail a Gross Income Test or Asset Test (each as defined below), and that GNL would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, GNL could fail to qualify as a REIT unless it were entitled to relief, as described below.

GNL may from time to time own certain assets through subsidiaries that it intends to be treated as “qualified REIT subsidiaries.” A corporation will qualify as GNL’s qualified REIT subsidiary if GNL owns 100% of the corporation’s outstanding stock and does not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax, and GNL’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While GNL currently holds, and intends to continue to hold, all of its investments through the GNL OP (which, after the effective time of the partnership merger, will include the investments of the Global II OP), GNL also may hold investments separately, through qualified REIT subsidiaries. Because a qualified REIT subsidiary must be wholly owned by a REIT, any such subsidiary utilized by GNL would have to be owned by GNL, or another qualified REIT subsidiary, and could not be owned by the GNL OP unless GNL owns 100% of the equity interests in the GNL OP.

GNL may from time to time own certain assets through entities that it wholly owns and which are disregarded as separate from GNL for U.S. federal income tax purposes. If a disregarded subsidiary ceases to be wholly owned by GNL (for example, if any equity interest in the subsidiary is acquired by a person other than GNL or another one of its disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect GNL’s ability to satisfy the Asset Tests and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Ownership of Interests in TRSs. GNL does not currently own an interest in a TRS, but may acquire securities in one or more TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by GNL without jeopardizing its qualification as a REIT.

A TRS is subject to U.S. federal income tax as a regular C corporation. In addition, if certain tests regarding the TRS’s debt-to-equity ratio are not satisfied, a TRS generally may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. However, no more than 25% (or 20% for taxable years beginning after December 31, 2017) of the gross value of a REIT’s assets may be comprised of securities of one or more TRS. See “— Asset Tests.”

Share Ownership Requirements

The common stock and any other stock GNL issues must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning GNL’s stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, GNL cannot be “closely-held,” which means that at all times during the second half of each taxable year, no more than 50% in value of its stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning its stock) as specifically defined for this purpose. GNL’s charter contains certain provisions intended, among other purposes, to enable GNL to meet requirements (6) and (7) above. First, subject to certain exceptions, GNL’s charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of its outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of its stock, as well as in certain other circumstances. See the section entitled “Description of GNL Shares — Restrictions on Transfer and Ownership of Stock” in this joint proxy statement/prospectus beginning on page 60. Additionally, GNL’s charter contains provisions requiring each holder of its shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with GNL’s disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests

At the close of each calendar quarter of the taxable year, GNL must satisfy four tests based on the composition of its assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, GNL will not lose its qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of its assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. GNL will continue to maintain adequate records of the value of its assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of GNL’s assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date GNL received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by GNL in exchange for its stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test.”

GNL is currently invested in the real properties described in its public filings and, after the consummation of the mergers, will be invested in the real properties described in Global II’s public filings. In addition, GNL has invested and intends to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow GNL to continue to qualify under the 75% Asset Test. Therefore, GNL’s investment in real properties should constitute “real estate assets” and should allow GNL to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of GNL’s assets generally may be invested, subject to certain restrictions, which is referred to herein as the 25% Asset Test. If GNL invests in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of GNL’s assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. In addition, not more than 25% of GNL’s assets may be invested in publicly offered REIT debt instruments that do not otherwise qualify as real estate assets under the 75% Asset Test. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if GNL, and any of its “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, GNL’s interest as a partner in the partnership).

GNL believes that its holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. GNL may make real estate related debt investments; provided, that the underlying real estate meets its criteria for direct investment. A real estate mortgage loan that GNL owns generally will be treated as a real estate asset for purposes of the 75% Asset Test if, on the date that GNL acquires or originates the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10.0 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Department of the Treasury, or the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under Code Section 11, by (y) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Income Tests

For each calendar year, GNL must satisfy two separate tests based on the composition of its gross income, as defined under its method of accounting, or the Gross Income Tests.

75% Gross Income Test.  At least 75% of GNL’s gross income for the taxable year (excluding gross income from prohibited transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of its trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). This requirement is referred to herein as the 75% Gross Income Test. GNL intends to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow it to qualify under the 75% Gross Income Test.

95% Gross Income Test.  At least 95% of GNL’s gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources which satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of its trade or business. This requirement is referred to herein as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. GNL intends to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow it to qualify under the 95% Gross Income Test.

Rents from Real Property.  Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases”) and subject to the rules discussed below. Rent from a particular tenant will not qualify if GNL, or an owner of 10% or more of its stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by GNL with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom GNL derives no revenue, or through a TRS. GNL’s intention is that services to be provided by it, if any, are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The GNL Board intends to hire qualifying independent contractors or to utilize GNL’s TRSs to render services which it believes, after consultation with GNL’s tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, GNL has represented that, with respect to its leasing activities, GNL will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements, and if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by GNL’s other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. The TRSs will pay regular corporate tax rates on any income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

Interest Income.  It is possible that GNL will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test if the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. All of GNL’s loans secured by real property are intended to be structured this way. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

Dividend Income.  GNL may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by GNL from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.

GNL will monitor the amount of the dividend and other income from its TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the Gross Income Tests. Although GNL intends to take these actions to prevent a violation of the Gross Income Tests, GNL cannot guarantee that such actions will in all cases prevent such a violation.

Foreclosure Property.  Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If GNL believes it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, GNL intends to elect to treat the related property as foreclosure property.

Satisfaction of the Gross Income Tests.  GNL’s share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. However, GNL may establish a TRS in order to engage on a limited basis in acquiring and promptly reselling short- and medium-term lease assets for immediate gain. The gross income generated by its TRS would not be included in GNL’s gross income. However, any dividends from GNL’s TRS to GNL would be included in GNL’s gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If GNL fails to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, it may retain its qualification as a REIT for such year if it satisfies the IRS that (1) the failure was due to reasonable cause and not due to willful neglect, (2) GNL attaches to its return a schedule describing the nature and amount of each item of its gross income, and (3) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, GNL would remain subject to tax equal to the greater of the amount by which it failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect its profitability.

Annual Distribution Requirements

In addition to the other tests described above, GNL is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if GNL: (1) declared a dividend before the due date of its tax return (including extensions); (2) distributes the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) files an election with its tax return. Additionally, dividends that GNL declares in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year.

For taxable years commencing prior to January 1, 2015, in order for distributions to have been counted as satisfying the annual distribution requirements for REITs, and to provide GNL with a REIT-level tax deduction, the distributions must not have been “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in GNL’s organizational documents. However, distributions in excess of a REIT’s current and accumulated earnings and profits will constitute a return of capital, to the extent of a shareholder’s adjusted U.S. federal income tax basis in its shares, and then capital gain, not a dividend. If GNL fails to meet the annual distribution requirements as a result of an adjustment to its U.S. federal income tax return by the IRS, or under certain other circumstances, GNL may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If GNL does not distribute 100% of its REIT taxable income, it will be subject to U.S. federal income tax on the undistributed portion. GNL also will be subject to an excise tax if it fails to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, GNL must distribute the sum of (1) 85% of its REIT ordinary income for the calendar year, (2) 95% of its REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by GNL.

GNL intends to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on its earnings; however, it may not always be possible to do so. It is possible that GNL may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which GNL may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

GNL will closely monitor the relationship between its REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify

If GNL fails to continue to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, it may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, GNL will not be able to deduct its dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to GNL stockholders (to the extent of its current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from its failure to continue to qualify as a REIT.

Unless entitled to relief under specific statutory provisions, GNL will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements

GNL is required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist it in determining the actual ownership of its outstanding stock and maintaining its qualification as a REIT.

Prohibited Transactions

As discussed above, GNL will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;

•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and
•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion), or occurs in a year when the REIT disposes of 20% or less of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property), provided, in each case, that the aggregate basis or FMV of property sold by the REIT during the three-year period ending with the current tax year does not exceed 10% of the REIT’s aggregate basis or FMV over the same three-year period.

Although GNL may eventually sell each of the properties, GNL’s primary intention in acquiring and operating the properties is the production of rental income and it does not expect to hold any property for sale to customers in the ordinary course of its business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions GNL might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “— Ownership of Interests in TRSs.”

Characterization of Property Leases

GNL has acquired and intends to acquire and own commercial properties subject to net leases. GNL has structured and currently intends to structure its leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, GNL generally expects that:

•	the GNL OP and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;
•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;
•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;
•	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;
•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;
•	in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;
•	the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;
•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;
•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;

•	GNL expects that each lease that GNL enters into, at the time GNL enters into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and
•	upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize GNL’s leases as service contracts, partnership agreements or otherwise, rather than true leases, or disregard the leases altogether for tax purposes, all or part of the payments that GNL receives from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, GNL would not be able to satisfy either the 75% or 95% Gross Income Tests and, as a result, could lose its REIT qualification.

Tax Aspects of Investments in Partnerships

General.  GNL currently holds and anticipates holding direct or indirect interests in one or more partnerships, including the GNL OP, which will include the Global II OP after the effective time of the mergers. All references herein to the GNL OP that relate to the period after the effective time of the mergers are to the merged partnership, that includes the Global II OP, as the context requires. GNL operates as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby GNL owns a direct interest in the GNL OP, and the GNL OP, in turn, owns the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the GNL OP were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of GNL’s investment in the GNL OP if the GNL OP is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by GNL in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. GNL is required to take into account its allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of its REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the GNL OP will be sufficient to pay the tax liabilities resulting from an investment in the GNL OP.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the GNL OP was formed as a partnership under state law, for U.S. federal income tax purposes, the GNL OP will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. GNL intends that interests in the GNL OP (and any partnership invested in by the GNL OP) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, GNL’s ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. GNL reserves the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. GNL believes that the GNL OP has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the GNL OP (or any partnership invested in by the GNL OP) is taxable as a corporation for U.S. federal income tax purposes, the character of GNL’s assets and items of gross income would change, and as a result, GNL would most likely be unable to satisfy the applicable REIT requirements under

U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case GNL could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, GNL cannot assure holders of its common stock that the IRS will not attempt to apply the anti-abuse regulations to GNL. Any such action could potentially jeopardize GNL’s qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in GNL.

Income Taxation of Partnerships and their Partners.  Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. GNL believes that the allocations of taxable income and loss in the GNL OP agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the GNL OP in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the GNL OP, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the GNL OP to cure any book-tax differences. In certain circumstances, GNL creates book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

For U.S. federal income tax purposes, GNL’s depreciation deductions generally will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the GNL OP, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the GNL OP generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition of such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the AR GNL CP OP’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the GNL OP may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders.  As long as GNL qualifies as a REIT, distributions paid to U.S. Stockholders of GNL common stock out of current or accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) will be ordinary income. Distributions in excess of current and accumulated earnings and profits are treated first as a return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its common stock by the amount of such distribution, and then as capital gain. Because GNL’s earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in GNL’s stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed GNL’s actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. GNL also may decide to retain, rather than distribute, its net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of its tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, GNL may elect to designate a portion of its distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of GNL’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

1)	the qualified dividend income received by GNL during such taxable year from C corporations (including any TRSs);
2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by GNL with respect to such undistributed REIT taxable income; and
3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time GNL’s REIT election became effective over the U.S. federal income tax paid by GNL with respect to such built-in gain.

Generally, dividends that GNL receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless GNL loses its REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution GNL declares in October, November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by GNL and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by GNL during January of the following calendar year. Because GNL is not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of GNL’s operating or capital losses to reduce their tax liabilities.

GNL has the ability to declare a large portion of a dividend in shares of its stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of GNL’s stock.

In general, the sale of GNL common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the GNL common stock sold. However, any loss from a sale or exchange of GNL common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated GNL’s distributions as long-term capital gain. The use of capital losses is subject to limitations.

Currently, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares is 20%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above with respect to “qualified dividend income,” this reduced tax rate will not apply to dividends paid by GNL.

Cost Basis Reporting.  U.S. federal income tax information reporting rules may apply to certain transactions in GNL’s shares. Where such rules apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to U.S. Stockholders. Generally these rules apply to all shares purchased, including those purchased through a distribution reinvestment plan. For “cost basis” reporting purposes, a U.S. Stockholder may identify by lot the shares that he, she, or it transfers or that are redeemed, but if such U.S. Stockholder does not timely notify GNL of such U.S. Stockholder’s election, GNL will identify the shares that are transferred or redeemed on a “first in/first out” basis. Any shares purchased in a distribution reinvestment plan are also eligible for the “average cost” basis method, should a U.S. Stockholder so elect.

Information reporting (transfer statements) on other transactions may also be required under these rules. Generally, these reports are made for certain transactions. Transfer statements are issued between “brokers” and are not issued to the IRS or to U.S. Stockholders.

Stockholders should consult their tax advisors regarding the consequences of these rules.

Taxation of Tax-Exempt Stockholders.  U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, GNL’s distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its shares of common stock, or the shares of common stock are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to GNL’s stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) or (20)), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If GNL would be “closely-held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of GNL’s stock may be required to treat a percentage of GNL’s dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of GNL’s shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of GNL’s shares) hold in the aggregate more than 50% by value of GNL’s shares. The percentage treated as UBTI is GNL’s gross income (less direct expenses) derived from an unrelated trade or business (determined as if GNL were a tax-exempt pension trust) divided by GNL’s gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in GNL’s charter regarding the ownership concentration of its common stock, GNL believes that a tax-exempt pension trust should not become subject to these rules. However, because GNL’s shares of common stock may be publicly traded, GNL can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting.  GNL will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, GNL may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non-foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Medicare Tax

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of shares of our stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. Applicable Treasury Regulations and IRS guidance provide that these rules generally will apply to payments of dividends on our common stock and generally will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016.

We will not pay any additional amounts in respect of any amounts withheld. U.S. Stockholders are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance.

Other Tax Considerations

State, Local and Foreign Taxes.  GNL and its stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which GNL transacts business or reside. GNL’s and its stockholder’s state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by GNL would not pass through to stockholders as a credit against their U.S. federal income tax liability. Stockholders should consult their own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in the shares of GNL securities.

Legislative Proposals.  Stockholders should recognize that GNL’s and such stockholder’s present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. GNL is not currently aware of any pending legislation that would materially affect its or your taxation as described in this joint proxy statement/prospectus. Stockholders should consult their advisors concerning the status of legislative proposals that may pertain to a purchase of GNL’s securities.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus describes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the merger agreement that is important to you. GNL and Global II urge you to carefully read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement is not intended to provide you with any factual information about GNL or Global II. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information each of GNL and Global II filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of GNL and Global II file with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 168.

GNL and Global II acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Form, Effective Time and Consummation of the Company Merger and the Partnership Merger

The merger agreement provides for the merger of Global II with and into Merger Sub, upon the terms and subject to the conditions set forth in the merger agreement. Merger Sub will be the surviving entity in the company merger and, following completion of the merger, will continue to exist under the name “Mayflower Acquisition LLC” as a direct wholly owned subsidiary of GNL. The merger agreement also provides for the merger of the Global II OP with and into the GNL OP upon the terms and subject to the conditions set forth in the merger agreement. The GNL OP will be the surviving entity in the partnership merger and, following the completion of the partnership merger, will continue to exist under the name “Global Net Lease Operating Partnership, L.P.” The company merger will become effective upon the later of the time of filing of articles of merger with, and acceptance for record of articles of merger by, the State Department of Assessments and Taxation of the State of Maryland or at a later date and time agreed to by GNL and Global II and specified in the articles of merger. The partnership merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later date and time agreed to by the GNL OP and the Global II OP and specified in the partnership certificate of merger.

The merger agreement provides that the consummation of the merger will take place on the third business day following the date on which the last of the conditions to consummation of the merger (described under “— Conditions to Completion of the Mergers” beginning on page 141) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the consummation of the merger, but subject to the satisfaction or waiver of those conditions) or at such other date and time agreed to by GNL and Global II.

Consideration to be Received in the Merger

Merger Consideration

If the merger is completed, each share of Global II common stock (other than shares of Global II common stock owned by any wholly owned subsidiary of Global II, GNL or any subsidiary of GNL, which will be automatically cancelled) will be automatically cancelled and converted into the right to receive 2.27 shares of GNL common stock.

Instead of fractional shares, Global II stockholders will receive cash, without interest, in an amount equal to the product of (a) such fractional part of a share of GNL common stock, multiplied by (b) the per share closing price of GNL common stock on the NYSE on the date of the closing of the mergers, as reported in the Wall Street Journal. In addition, in connection with the partnership merger, each outstanding Global II OP Unit will be converted into the right to receive 2.27 shares of GNL common stock, and each outstanding Company Owned Global II OP Unit will be converted into the right to receive 2.27 GNL OP Units.

Conversion of Shares; Surrendering Global II Shares

The conversion of Global II common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. In accordance with the merger agreement, GNL will appoint an exchange agent to handle the payment and delivery of the merger consideration and the partnership merger consideration and the cash payments to be delivered in lieu of fractional shares. Upon proper surrender of a share of Global II common stock or a Global II LP Unit for exchange and cancellation to the exchange agent, together with a properly completed and signed letter of transmittal (in the case of certificated shares of Global II common stock), the holder of such share or unit will be entitled to receive the merger consideration or the partnership merger consideration in respect of such share of Global II common stock or Global II LP Unit, as applicable.

Letter of Transmittal

As soon as reasonably practicable after the effective time of the merger, the exchange agent will send a letter of transmittal to those persons who were Global II stockholders of record at the effective time of the merger. This mailing will contain instructions on how to effect the surrender of shares of Global II common stock in exchange for the consideration that the holder of such shares is entitled to receive under the merger agreement. Upon proper surrender of a share for exchange and cancellation to the exchange agent, together with a properly completed and signed letter of transmittal, and delivery of any other documents specified in the letter of transmittal, the holder of such share will receive the merger consideration in accordance with the merger agreement.

Treatment of Global II Restricted Stock

Immediately prior to the effective time of the merger, each then outstanding share of Global II restricted stock will fully vest (and Global II will be entitled to deduct and withhold the number of shares of Global II common stock otherwise deliverable upon such acceleration to satisfy any applicable withholding taxes, assuming a fair market value of a share of Global II common stock equal to 2.27 multiplied by the per share closing price of GNL common stock on the last completed trading day immediately prior to the consummation of the merger, as reported in the Wall Street Journal). All shares of Global II common stock then outstanding as a result of the full vesting of shares of Global II restricted stock, and the satisfaction of any applicable withholding taxes, will have the right to receive the merger consideration.

Withholding

All payments under the merger agreement are subject to applicable withholding requirements.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Global II and the Global II OP, on the one hand, and GNL, the GNL OP and Merger Sub, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement, information each of GNL and Global II filed with the SEC prior to the effective date of the merger agreement or the disclosure letters delivered in connection therewith.

Representations and Warranties of Global II and the Global II OP

Global II and the Global II OP made representations and warranties in the merger agreement relating to, among other things:

•	corporate organization, valid existence, good standing and qualification to conduct business;
•	organizational documents;
•	capitalization;
•	due authorization, execution, delivery and validity of the merger agreement;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	permits and compliance with law;
•	SEC filings, financial statements, and internal accounting controls;
•	disclosure documents to be filed with the SEC in connection with the merger;
•	absence of certain changes since January 1, 2016;
•	employee benefit plans and service providers;
•	labor and other employment-related matters;
•	material contracts;
•	litigation;
•	environmental matters;
•	intellectual property;
•	real property and leases;
•	tax matters, including qualification as a REIT;
•	insurance;
•	receipt of the opinion of BMO Capital Markets Corporation;
•	exemption of the merger from anti-takeover statutes;
•	stockholder vote required in connection with the company merger and general partner consent required in connection with the partnership merger;
•	broker’s, finder’s and investment banker’s fees;
•	inapplicability of the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act;
•	affiliate transactions; and
•	fees contemplated by the mergers.

Representations and Warranties of GNL, the GNL OP and Merger Sub

GNL, the GNL OP and Merger Sub made representations and warranties in the merger agreement relating to, among other things:

•	corporate organization, valid existence, good standing and qualification to conduct business;
•	organizational documents;

•	capitalization;
•	due authorization, execution, delivery and validity of the merger agreement;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	permits and compliance with law;
•	SEC filings, financial statements, and internal accounting controls;
•	disclosure documents to be filed with the SEC in connection with the merger;
•	absence of certain changes since January 1, 2016;
•	employee benefit plans and service providers;
•	labor and other employment-related matters;
•	material contracts;
•	litigation;
•	environmental matters;
•	intellectual property;
•	real property and leases;
•	tax matters, including qualification as a REIT;
•	insurance;
•	stockholder vote required in connection with the issuance of the merger consideration and general partner consent required in connection with the partnership merger;
•	broker’s, finder’s and investment banker’s fees;
•	inapplicability of the Investment Company Act;
•	ownership and prior activities of Merger Sub;
•	exemption of the merger from anti-takeover statutes;
•	affiliate transactions;
•	fees contemplated by the mergers; and
•	receipt of the opinion of UBS.

Definition of “Material Adverse Effect”

Many of the representations of Global II, the Global II OP, GNL, the GNL OP and Merger Sub are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of Global II and its subsidiaries, taken as a whole, or GNL, Merger Sub and the other GNL subsidiaries, taken as a whole, as the case may be or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of Global II, the Global II OP, GNL, the GNL OP or Merger Sub, as the case may be, to consummate the merger before March 23, 2017. However, any event, circumstance, change or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:

•	any failure of Global II or GNL, as applicable, to meet any projections or forecasts or any decrease in the net asset value of Global II common stock or GNL common stock, as applicable (except that any event, circumstance, change or effect giving rise to such failure or decrease is taken into account in determining whether there has been a material adverse effect);
•	any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally;
•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;
•	any changes in legal or regulatory conditions;
•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage;
•	the negotiation, execution or announcement of the merger agreement, or the consummation or anticipation of the merger or other transactions contemplated by the merger agreement;
•	the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Global II or the GNL Special Committee;
•	earthquakes, hurricanes or other natural disasters;
•	any damage or destruction of any property that is substantially covered by insurance;
•	changes in law or U.S. GAAP;

except to the extent, (i) in the case of the second, third, fourth, fifth and tenth bullet points above, that such changes do not disproportionately affect Global II and its subsidiaries, taken as a whole, or GNL and its subsidiaries, taken as a whole, as applicable, relative to other similarly situated participants in the commercial real estate REIT industry in the United States and (ii) in the case of the eighth bullet point above, that such changes do not disproportionately affect Global II and its subsidiaries, taken as a whole, or GNL and its subsidiaries, taken as a whole, as applicable, relative to other participants in the commercial real estate REIT industry in the geographic regions in which Global II and its subsidiaries, or GNL and its subsidiaries, as applicable, operate, own or lease properties.

Conditions to Completion of the Mergers

Mutual Closing Conditions

The obligation of each of Global II, the Global II OP, GNL, the GNL OP and Merger Sub to complete the mergers is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following conditions:

•	approval of the company merger and the other transactions contemplated by the merger agreement by Global II stockholders;
•	the absence of any law or order by any governmental authority restricting, preventing or prohibiting the consummation of the mergers or otherwise restraining, enjoining, preventing, prohibiting or making illegal the mergers;
•	the Form S-4 will have been declared effective and no stop order suspending the effectiveness of the Form S-4 will have been issued;
•	the shares of GNL common stock to be issued in connection with the merger will have been authorized for listing on the NYSE, subject to official notice of issuance; and
•	receipt by Global II and GNL of an opinion dated as of the closing date from Proskauer regarding the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of GNL, the GNL OP and Merger Sub

The obligation of GNL, the GNL OP and Merger Sub to complete the mergers is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by Global II regarding Global II’s organization and subsidiaries, certain aspects of its capital structure, corporate authority with respect to the merger agreement, qualification and taxation as a REIT under the Code, the fairness opinion from BMO Capital Markets Corporation, applicability of takeover statutes, the required stockholder vote to approve the merger and the other transactions contemplated by the merger agreement, brokers, and the Investment Company Act;
•	the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of representations and warranties by Global II regarding certain aspects of its capital stock;
•	the accuracy of all other representations and warranties made in the merger agreement by Global II (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Global II;
•	Global II must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the closing date;
•	receipt by GNL of an officer’s certificate, dated as of the closing date and signed by Global II’s chief executive officer or another senior officer on its behalf, certifying that the closing conditions described in the four preceding bullets have been satisfied;
•	no material adverse effect with respect to Global II can have occurred, or reasonably be expected to occur, since August 8, 2016; and
•	receipt by Global II of an opinion dated as of the closing date from Proskauer on which GNL is entitled to rely, regarding Global II’s qualification and taxation as a REIT under the Code.

Additional Closing Conditions for the Benefit of Global II and the Global II OP

The obligation of Global II and the Global II OP to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by GNL regarding GNL’s organization and subsidiaries, certain aspects of its capital structure, corporate authority with respect to the merger agreement, qualification and taxation as a REIT under the Code, the required stockholder vote to approve the merger consideration, brokers, applicability of the Investment Company Act and applicability of takeover statutes;
•	the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of representations and warranties by GNL regarding certain aspects of its capital stock;

•	the accuracy of all other representations and warranties made in the merger agreement by GNL (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not constitute, individually or in the aggregate, a material adverse effect on GNL;
•	GNL and Merger Sub must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the closing date;
•	receipt by Global II of an officer’s certificate dated as of the closing date and signed by GNL’s chief executive officer or other senior officer on its behalf, certifying that the closing conditions described in the four preceding bullets have been satisfied;
•	no material adverse effect with respect to GNL can have occurred, or reasonably be expected to occur, since August 8, 2016; and
•	receipt by GNL of an opinion dated as of the closing date from Proskauer, or other counsel reasonably acceptable to Global II, on which Global II is entitled to rely, regarding GNL’s qualification and taxation as a REIT under the Code.

Covenants and Agreements

Conduct of Business of Global II Pending the Merger

Global II and the Global II OP have agreed to certain restrictions on themselves and their respective subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with GNL’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement or required by law, each of Global II and the Global II OP has agreed that, it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use its commercially reasonable efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by reasons outside of Global II’s, the Global II OP or their respective subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees, maintain all of its material insurance policies and maintain the status of Global II as a REIT. Global II and the Global II OP have also agreed to use their commercially reasonable efforts to obtain the legal opinions of Proskauer that are a condition to the closing of the merger and to deliver certain officer’s certificates in connection with such opinions. In addition, Global II has agreed to reasonably cooperate with GNL in GNL’s efforts to obtain debt financing prior to the closing of the merger. Without limiting the foregoing, each of Global II and the Global II OP has also agreed that, except with GNL’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly required or permitted by the merger agreement, it will not, and it will not cause or permit any of its subsidiaries to do any of the following:

•	amend or propose to amend its organizational documents or waive the stock ownership limit in its charter;
•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Global II or any of its subsidiaries;
•	declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Global II or any of its subsidiaries or other equity securities or ownership interests in Global II or any of its subsidiaries, subject to certain exceptions;
•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Global II or one of its subsidiaries, subject to certain exceptions;

•	issue, sell, pledge, dispose, encumber or grant any shares of Global II’s or any of its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Global II’s or any of its subsidiaries’ capital stock or other equity interests, subject to certain exceptions;
•	grant, confer, award, or modify the terms of any Global II restricted stock, convertible securities, or other rights to acquire, or denominated in, any of Global II’s or any of its subsidiaries’ capital stock or other equity securities, or take any action not disclosed in the Global II disclosure letter;
•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $250,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, subject to certain exceptions;
•	sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, subject to certain exceptions;
•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person, except indebtedness incurred under Global II’s existing mezzanine loan agreement;
•	make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, employees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, subject to certain exceptions;
•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract, subject to certain exceptions;
•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any property leases, subject to certain exceptions;
•	waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of Global II or any of its subsidiaries before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;
•	settle or compromise (a) any legal action, suit or arbitration proceeding, in each case made or pending against Global II or any of its subsidiaries, including relating to taxes, and (b) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of Global II common stock, in each case, in an amount in excess of $1,000,000 individually;
•	(a) hire or terminate any officer, director or employee of Global II or any of its subsidiaries or promote or appoint any person to a position of officer or director of Global II or any of its subsidiaries, (b) increase in any manner the amount, rate or terms of compensation or benefits of any of its directors or officers, (c) pay or agree to pay any pension, retirement allowance or other compensation or benefit to any director, officer or consultant of Global II or any of its subsidiaries, whether past or present, (d) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement, (e) accelerate the vesting or payment of any compensation or benefits under any Global II restricted stock plan, (f) grant any awards under any Global II restricted stock plan, bonus, incentive, performance or other compensation plan or arrangement, or (g) take any action to fund or in any other way secure the payment of compensation or benefits under the Global II restricted stock plan;
•	fail to maintain all financial books and records in all material respects in accordance with U.S. GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2015, or make any change with respect to accounting policies;
•	enter into any new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law or applicable rules and regulations;
•	take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (i) Global II to fail to qualify as a REIT or (ii) any subsidiary of Global II to cease to be treated as any of (a) a partnership or disregarded entity for United States federal income tax purposes or (b) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, subject to certain exceptions;
•	initiate or consent to any zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement;
•	form any new funds or joint ventures;
•	make or commit to make any capital expenditures in excess of $1,000,000 individually or $2,000,000 in the aggregate;
•	amend or modify the compensation terms or any other obligations of Global II contained in the engagement letter with BMO Capital Markets Corporation in a manner adverse to Global II or any of its subsidiaries or GNL or engage other financial advisers in connection with the mergers;
•	authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or
•	pay or cause to be paid any fees or other amount previously due, that has been waived by the Global II Advisor, the Global II Property Manager or the Global II Service Providers.

Conduct of Business of GNL, the GNL OP and Merger Sub Pending the Merger

GNL, the GNL OP and Merger Sub have agreed to certain restrictions on themselves and their respective subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with Global II’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement or required by law, each of GNL, the GNL OP and Merger Sub has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, use its commercially reasonable efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by reasons outside of GNL, the GNL OP’s, Merger Sub’s or their respective subsidiaries’ control excepted), preserve intact in a material respects its current business organization, goodwill, ongoing business and relationships with third parties, keep available the services of its present officers and key employees, maintain all of its material insurance policies and maintain the status of GNL as a REIT. GNL, the GNL OP and Merger Sub have also agreed to use their commercially reasonable efforts to obtain the legal opinions of Proskauer that are a condition to the closing of the merger and to deliver certain officer’s certificates in connection with such opinions. Without limiting the foregoing, each of GNL, the GNL OP and Merger Sub has also agreed that, except with Global II’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly required or permitted by the merger agreement, it will not, and it will not cause or permit any of its subsidiaries to do any of the following:

•	amend or propose to amend its organizational documents or waive the ownership limit in GNL’s charter;
•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of GNL, Merger Sub or any other subsidiary of GNL, subject to certain exceptions;

•	declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of GNL or any of its subsidiaries or other equity securities or ownership interests in GNL or any of its subsidiaries, subject to certain exceptions;
•	acquire or agree to acquire any real property or business organization or material amount of assets, if such transaction would reasonably be expected to prevent or materially delay the consummation of the mergers;
•	take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (i) GNL to fail to qualify as a REIT or (ii) any subsidiary of GNL to cease to be treated as any of (a) a partnership or disregarded entity for United States federal income tax purposes or (b) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
•	fail to maintain all financial books and records in all material respects in accordance with U.S. GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at August 8, 2016, or make any change with respect to accounting policies;
•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;
•	reduce the monthly dividend payable to holders of GNL common stock below $0.059166667 per share or make a public announcement of a future intent to do the same; or
•	authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Global II Acquisition Proposals; Change in Recommendation

Until the go shop period end time, Global II and the Global II OP had the right to, directly or indirectly:

•	initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any acquisition proposal (as defined below), including by way of contacting third parties, broadly disseminating public disclosure or providing access to the properties, offices, assets, books, records and personnel of Global II and its subsidiaries and furnishing non-public information only pursuant to one or more confidentiality agreements at least as favorable to Global II as the confidentiality agreement executed with GNL; provided, however, that Global II has previously furnished, made available or provided access to such non-public information to GNL;
•	enter into, continue or otherwise participate in discussions or negotiations with any person relating to, or, in furtherance of such inquiries, proposals, offers or other actions or to obtain an acquisition proposal;
•	release any person from, or refrain from enforcing, any standstill agreement or similar obligation to Global II or any of its subsidiaries; and
•	disclose to Global II stockholders any information required to be disclosed under applicable law (provided that any such disclosure will be deemed to be a Global II change in recommendation (as defined below) if not accompanied by an express public reaffirmation of the Global II recommendation).

Subject to the provisions described under this section “— Global II Acquisition Proposals; Change in Recommendation” and except with respect to Go Shop Bidders (as defined below) and GNL and the GNL OP, upon the go shop period end time, Global II and its subsidiaries have agreed to immediately cease any discussions, negotiations or communications with respect to any acquisition proposal or potential acquisition proposal and immediately terminate all physical and electronic data room access previously granted to any such person. Global II did not receive any acquisition proposals or potential acquisition proposals prior to the go shop period end time.

Following the go shop period end time and prior to the receipt of the Global II stockholder approval (as defined below), Global II had the right to continue discussions and negotiations regarding an acquisition proposal with any Go Shop Bidder. For purposes of the merger agreement, a “Go Shop Bidder” is any person that submits a proposal or offer regarding an acquisition proposal not later than the go shop period end time that has not been withdrawn and that the Global II Special Committee determines prior to the go shop period end time (or in the case of any such proposal or offer received less than two business days before the date of the go shop period end time, not later than two business days after the go shop period end time), has resulted in, or would be reasonably expected to result in, a superior proposal (as defined below).

Global II has agreed that, from and after the go shop period end time, except with respect to a Go Shop Bidder and subject to the provisions described below, Global II will not and will cause each of its subsidiaries not to and will not authorize or permit any of its representatives to:

•	initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;
•	enter into, continue or otherwise participate in any discussions or negotiations with any person, or furnish to any person other than GNL any non-public information, in furtherance of such inquiries or to obtain an acquisition proposal;
•	release any person from or fail to enforce any standstill agreement or similar obligation to Global II or any of its subsidiaries;
•	withdraw, modify or amend the Global II recommendation in any manner adverse to GNL, the GNL OP or Merger Sub or fail to make the Global II recommendation or fail to include the Global II recommendation in this joint proxy statement/prospectus;
•	approve, endorse or recommend any acquisition proposal (any event described in this bullet point and the immediately preceding bullet point, whether taken by the Global II Board or a committee thereof, is referred to herein as a “Global II change in recommendation”;
•	enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an acquisition proposal; or
•	take any action to exempt any person from any takeover statute or similar restrictive provision of Global II’s organizational documents.

If, from and after the go shop period end time and prior to receipt of the Global II stockholder approval, Global II or any of its subsidiaries or any of their respective representatives receives a bona fide written acquisition proposal from any person that did not result from a breach of the obligations described above under this section “— Global II Acquisition Proposals; Change in Recommendation” and if the Global II Special Committee determines in good faith after consultation with its legal and financial advisors that such acquisition proposal is or is reasonably expected to lead to a superior proposal, Global II and its subsidiaries or any of their respective representatives may take the following actions (but only if and to the extent that the Global II Special Committee determines in good faith following consultation with its legal advisors that the failure to do so would be inconsistent with its duties to the stockholders of Global II under applicable law):

•	furnish, make available or provide access to non-public information with respect to Global II and its subsidiaries to the person who made such acquisition proposal (provided that Global II concurrently or has previously furnished, made available or provided access to such non-public information to GNL, the GNL OP and Merger Sub and such information is furnished or made available pursuant to a confidentiality agreement at least as favorable to Global II as the confidentiality agreement executed with GNL);
•	participate in negotiations regarding such acquisition proposal; and
•	disclose to Global II’s stockholders any information required to be disclosed under applicable law (provided that any such disclosure will be deemed to be a Global II change in recommendation if not accompanied by an express public reaffirmation of the Global II recommendation).

From and after the go shop period end time, in the event Global II, any of its subsidiaries or any of their respective representatives receives from a person or group of related persons an acquisition proposal or an amended or modified proposal or offer with respect to any such acquisition proposal, any request for information relating to Global II from a person who informs Global II that it is considering making or has made an acquisition proposal, or any inquiry or request for discussions or negotiations regarding any acquisition proposal, Global II must promptly notify GNL of (but in no event more than 48 hours following) such receipt. Global II must keep GNL apprised on a current basis of (and in any event no later than 24 hours after) any material developments, discussions and negotiations concerning, any such acquisition proposal, inquiry or request. Global II and its subsidiaries and representatives may contact in writing any person submitting an acquisition proposal (that was not the result of a breach of the obligations described above under this section “— Global II Acquisition Proposals; Change in Recommendation solely to clarify the terms of the acquisition proposal for the sole purpose of the Global II Board (or the Global II Special Committee) informing itself about such acquisition proposal.

Prior to receipt of the Global II stockholder approval, if the Global II Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the Global II Special Committee) that the failure to do so would reasonably be likely to be inconsistent with its duties to Global II’s stockholders under applicable law, (a) upon receipt by Global II of an acquisition proposal that constitutes a superior proposal, the Global II Board may make a Global II change in recommendation and may terminate the merger agreement in accordance with the terms of the merger agreement and enter into an agreement relating to, or for the implementation of, such superior proposal, or (b) otherwise make a Global II change in recommendation in response to a material event, circumstance, change or development that was not known to the Global II Board prior to the execution of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Global II Board prior to the effective time of the merger (which shall in no event include the receipt, existence or terms of an acquisition proposal or any matter relating thereof or consequence thereof), provided that:

•	in the case of a Global II change in recommendation described under clause (a) above, such acquisition proposal did not result from Global II’s breach of its obligations described above under this section “— Global II Acquisition Proposals; Change in Recommendation” and the Global II Board must have determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the Global II Special Committee), that such acquisition proposal constitutes a superior proposal and, after consultation with its legal advisor, that the failure of Global II to terminate the merger agreement in accordance with its terms or make a Global II change in recommendation, as the case may be, would be inconsistent with its duties to Global II’s stockholders under applicable law, taking into account all adjustments to the terms of the merger agreement that may be offered by GNL, the GNL OP and Merger Sub pursuant to the fourth bullet point below;
•	in the case of a Global II change in recommendation described under clause (b) above, the Global II Board must have determined in good faith, after consultation with its legal advisor (and based on the recommendation of the Global II Special Committee), that the failure of Global II to make a Global II change in recommendation would be inconsistent with its duties to Global II’s stockholders under applicable law, taking into account all adjustments to the terms of the merger agreement that may be offered by GNL, the GNL OP and Merger Sub pursuant to the fourth bullet point below;
•	Global II must have notified GNL in writing that the Global II Board intends to make a Global II change in recommendation or enter into an agreement related to the superior proposal (a “Global II change notice; and

•	during the five business day period following GNL’s receipt of a Global II change notice (and following any amendment to any acquisition proposal, during the three business day period following GNL’s receipt of a Global II change notice with respect to such amended acquisition proposal), Global II must have offered to negotiate with (and, if accepted, negotiated in good faith with), and must have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), GNL in making adjustments to the terms and conditions of the merger agreement such that (a) in circumstances involving or relating to an acquisition proposal, the superior proposal ceases to be a superior proposal and (b) in circumstances not involving an acquisition proposal, as may be proposed by GNL.

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any of the following:

•	merger, consolidation, share exchange, business combination or similar transaction involving Global II or any of its subsidiaries;
•	sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of Global II or any of its subsidiaries representing 20% or more of the consolidated assets of Global II and its subsidiaries, taken as a whole;
•	issuance, sale or other disposition by Global II or any of its subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of Global II common stock;
•	tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of Global II common stock;
•	recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Global II in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of Global II common stock; or
•	transaction that is similar in form, substance or purpose to any of the foregoing transactions.

For purposes of the merger agreement, the term “superior proposal” means a written acquisition proposal made by a third party (except for purposes of this definition, the references in the definition of acquisition proposal to “20%” are replaced with “50%”) which the Global II Board (based on the recommendation of the Global II Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the acquisition proposal and the merger agreement (as it may be proposed to be amended by GNL, the GNL OP and Merger Sub) and (b) the feasibility and certainty of consummation of such acquisition proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such acquisition proposal and conditions to consummation thereof)) to be more favorable from a financial point of view to Global II’s stockholders (in their capacities as stockholders) than the merger and the other transactions contemplated by the merger agreement (as it may be proposed to be amended by GNL, the GNL OP and Merger Sub).

GNL Change in Recommendation

GNL has agreed that, except as provided below, GNL will not withdraw, modify or amend the GNL recommendation (as defined below) in any manner adverse to Global II, which we refer to as a GNL change in recommendation, or fail to make the GNL recommendation or fail to include the GNL recommendation in this joint proxy statement/prospectus.

Prior to receipt of the GNL stockholder approval (as defined below), the GNL Board may make a GNL change in recommendation in response to a material event, circumstance, change or development that was not known to the GNL Board prior to the execution of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the GNL Board prior to the effective time of the merger, subject to the following limitations:

•	the GNL Board must have determined in good faith after consultation with its legal and financial advisors that failure of GNL to make a GNL change in recommendation would be inconsistent with its duties to the stockholders of GNL under applicable law, taking into account all adjustments to the terms of the merger agreement that may be offered by Global II pursuant to the third bullet point below;
•	GNL must have notified Global II in writing that the GNL Board intends to make a GNL change in recommendation, which we refer to as a GNL change notice; and
•	during the five business day period following Global II’s receipt of a GNL change notice, GNL must have offered to negotiate with (and, if accepted, negotiated in good faith with), and must have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Global II in making adjustments to the terms and conditions of the merger agreement as may be proposed by Global II.

Form S-4, Joint Proxy Statement/Prospectus; Stockholders Meetings

GNL and Global II agreed to prepare and cause to be filed with the SEC the proxy statement included in this joint proxy statement/prospectus and GNL agreed to prepare and file a registration statement on Form S-4 with respect to the merger, which includes this joint proxy statement/prospectus, in each case as promptly as reasonable practicable following the execution of the merger agreement. GNL and Global II also agreed to use their commercially reasonable efforts to (a) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (b) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (c) to keep the Form S-4 effective for so long as necessary to complete the merger.

GNL and Global II agreed to use their commercially reasonable efforts to cause this joint proxy statement/prospectus to be mailed to their stockholders entitled to vote at their respective stockholder meetings and to hold their respective stockholder meetings as soon as practicable after the Form S-4 is declared effective. Global II further agreed to include in the joint proxy statement/prospectus its recommendation to its stockholders that they approve the company merger and the other transactions contemplated by the merger agreement, which we refer to as the Global II recommendation, and to use its commercially reasonable efforts to obtain its stockholder approval which we refer to as the Global II stockholder approval. GNL also agreed to include its recommendation that the GNL stockholders approve the issuance of shares of GNL common stock to Global II stockholders in connection with the merger, which we refer to as the GNL recommendation and to use its commercially reasonable efforts to obtain such approval, which we refer to as the GNL stockholder approval.

Efforts to Complete Transactions; Consents

Each of Global II, the Global II OP, GNL, the GNL OP and Merger Sub have agreed to use their commercially reasonable efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the mergers, including (a) taking all actions necessary to satisfy the conditions to closing the mergers and (b) obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the mergers and the other transactions contemplated by the merger agreement and defending any lawsuits or other legal proceedings challenging the merger agreement or the mergers or other transactions contemplated by the merger agreement.

Each of Global II, the Global II OP, GNL, the GNL OP and Merger Sub have agreed to provide any necessary notices to third parties and to use their commercially reasonable efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the mergers.

Access to Information; Confidentiality

The merger agreement requires Global II and the Global II OP, on the one hand, and GNL, the GNL OP and Merger Sub on the other hand, to provide to the other, upon reasonable notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and each of Global II and the Global II OP, on the one hand, and GNL, the GNL OP and Merger Sub on the other hand, are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

Each of Global II and the Global II OP, on the one hand, and GNL, the GNL OP and Merger Sub on the other hand, has agreed to hold, and to cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements.

Notification of Certain Matters; Transaction Litigation

Each of Global II and the Global II OP, on the one hand, and GNL, the GNL OP and Merger Sub on the other, has agreed to provide prompt notice to the other of any notice received from any governmental authority in connection with the merger agreement or the transactions contemplated by the merger agreement, including the mergers, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

Each of Global II and the Global II OP, on the one hand, and GNL, the GNL OP and Merger Sub on the other, has agreed to provide prompt notice to the other if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by March 23, 2017, if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement or, if, to its knowledge, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to closing not to be satisfied or satisfaction to be materially delayed.

Each of Global II and the Global II OP, on the one hand, and GNL, the GNL OP and Merger Sub has agreed to provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries in connection with the merger agreement, the mergers or the other transactions contemplated by the merger agreement. Each has agreed to allow the other the opportunity to reasonably participate in the defense and settlement of any stockholder litigation and not to agree to a settlement of any stockholder litigation without the other’s consent (not to be unreasonably withheld, conditioned or delayed).

Stock Exchange Listing

GNL has agreed to use its commercially reasonable efforts to cause the shares of GNL common stock to be issued in connection with the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger.

Indemnification of Directors and Officers; Insurance

Under the merger agreement, from and after the effective time of the merger, the surviving entity will provide exculpation, indemnification and advancement of expenses for, among others, each director and officer of Global II (including with respect to actions at or prior the effective time of the merger and the transactions contemplated by the merger agreement), which is at least as favorable in scope and amount as the exculpation, indemnification and advancement of expenses provided by Global II and its subsidiaries immediately prior to the effective time of the merger. Additionally, for a period of six years after the effective time of the merger, subject to certain limitations, the surviving entity will indemnify, defend and hold harmless among others, each officer and director of Global II, for actions at or prior to the effective time of the merger, including with respect to the transactions contemplated by the merger agreement.

Prior to the effective time of the merger, Global II has agreed to (or, if Global II is unable to, GNL has agreed to cause the surviving entity in the merger to) obtain and pay for a non-cancelable extension of the coverage afforded by Global II’s existing directors’ and officers’ liability insurance policies and Global II’s existing fiduciary liability insurance policies covering at least six years after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time of the merger from one or more insurance carriers with terms and retentions that are no less favorable in the aggregate than the coverage provided under Global II’s existing policies, as long as the annual premium does not exceed 300% of the annual aggregate premium(s) under Global II’s existing policies.

If Global II or the surviving entity does not obtain such a “tail” policy as of the effective time of the merger, the surviving entity will maintain in effect, for a period of at least six years after the effective time of the merger, Global II’s existing policies in effect on August 8, 2016, on terms and limits of liability that are no less favorable in the aggregate than the coverage provided on that date. Notwithstanding the foregoing, (a) neither GNL nor the surviving entity will be required to pay annual premiums in excess of 300% of the annual premium currently paid by Global II for such insurance, and (b) if the annual premiums exceed 300%, GNL or the surviving entity will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium.

Public Announcements

GNL, Merger Sub and Global II have agreed, subject to certain exceptions, to consult with, and receive consent (not to be unreasonably withheld, conditioned or delayed) from, each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to:

•	each of GNL and Global II using its reasonable best efforts to cause the merger to qualify as a reorganization under the Code;
•	the adjustment of dividend payment dates to prevent interruption of dividend payments to Global II stockholders;
•	Global II taking all necessary steps to cause the Global II OP to perform its obligations under the merger agreement and to consummate the mergers;
•	GNL taking all necessary actions to (a) cause Merger Sub and the GNL OP to perform their respective obligations under the merger agreement and to consummate the mergers and (b) ensure that, prior to the effective time of the merger, Merger Sub does not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by the merger agreement;
•	each of Global II, GNL and Merger Sub taking all necessary or appropriate steps to ensure that any disposition of Global II common stock and any acquisition of GNL common stock in connection with the mergers and the other transactions contemplated by the merger agreement by certain individuals are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16 of the Exchange Act;
•	GNL and its subsidiaries voting all Global II common stock they beneficially own as of the record date of Global II’s special meeting, if any, in favor of approval of the company merger, and Global II and its subsidiaries voting all GNL common stock they beneficially own as of the record date of GNL’s special meeting, if any, in favor of the issuance of shares of GNL common stock to Global II stockholders pursuant to the merger agreement;
•	Global II taking all action necessary to terminate its restricted stock plan and distribution reinvestment plan, unless otherwise notified by GNL, prior to the effective time of the merger; and

•	(a) Global II providing to GNL an affidavit of non-foreign status that complies with Section 1445 of the Code, (b) the Global II OP using commercially reasonable efforts to obtain and deliver to GNL and the GNL OP at or prior to closing of the merger an affidavit of non-foreign status that complies with Section 1445 of the Code from each person that constitutes and is treated as a partner and is not a disregarded entity and (c) the GNL OP using its commercially reasonable efforts to obtain and deliver to Global II at or prior to closing of the merger an affidavit of non-foreign status that complies with Section 1445 of the Code from each person that constitutes and is treated as a partner and is not a disregarded entity.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time before the effective time of the merger by the mutual written agreement of GNL and Global II.

Termination by Either GNL or Global II

The merger agreement may also be terminated prior to the effective time of the merger by either GNL or Global II if:

•	the merger has not been consummated on or before March 23, 2017, which we refer to as the Outside Date; provided that this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was a principle cause of, or, resulted in, the merger not closing;
•	a governmental authority of competent jurisdiction has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement (provided that this termination right will not be available to a party if the issuance of such order was primarily due to the failure of such party to perform any of its obligations under the merger agreement);
•	the Global II stockholder approval shall not have been obtained at a duly convened meeting (provided that this termination right will not be available to Global II if the failure to obtain such Global II stockholder approval was primarily due to Global II’s failure to perform any of its obligations under the merger agreement); or
•	the GNL stockholder approval shall not have been obtained at a duly convened meeting (provided that this termination right will not be available to GNL if the failure to obtain such GNL stockholder approval was primarily due to GNL’s failure to perform any of its obligations under the merger agreement).

The failure of a party to perform its obligations in the case of the first two bullet points above includes (a) in the case of GNL, the failure of Merger Sub and the GNL OP and (b) in the case of Global II, the failure of the Global II OP.

Termination by GNL

The merger agreement may also be terminated prior to the effective time of the merger by GNL if:

•	Either Global II or the Global II OP has breached in any material respect any of its representations, warranties, covenants or agreements in the merger agreement that would, or would reasonably be expected to, result in a failure of GNL’s condition to consummate the merger related to the accuracy of Global II’s or the Global II OP’s representations and warranties or Global II’s or the Global II OP’s material performance of or compliance with its obligations under the merger agreement and such breach either (a) cannot be cured by the Outside Date or (b) if curable, has not been cured by Global II or the Global II OP within 20 days after receiving written notice of such breach (provided that this termination right will not be available to GNL if GNL, the GNL OP or Merger Sub is then in breach of the merger agreement and such breach would result in the failure of Global II’s or the Global II OP’s condition to consummate the merger related to the accuracy of GNL’s, GNL’s and Merger Sub’s representations and warranties or GNL’s, the GNL OP’s and Merger Sub’s material performance of or compliance with their obligations under the merger agreement);

•	if, at any time prior to obtaining the Global II stockholder approval, Global II, the Global II Board or the Global II Special Committee, for any reason, has effected a Global II change in recommendation;
•	if, at any time prior to the Global II stockholder approval, (a) the Global II Board or any committee thereof approves, adopts or publicly endorses or recommends any acquisition proposal, (b) Global II enters into a contract or agreement relating to an acquisition proposal (other than a confidentiality agreement entered into in compliance with the merger agreement), (c) a tender offer or exchange offer for any shares of Global II common stock that constitutes an acquisition proposal (other than by GNL or any of its affiliates) is commenced and the Global II Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of Global II and to publicly reaffirm the Global II recommendation within ten business days of being requested to do so by GNL, (d) the Global II Board or any committee thereof fails to include the Global II recommendation in this joint proxy statement/prospectus, or (e) Global II has (or is deemed to have) materially violated its obligations under the merger agreement prohibiting the solicitation of transactions (other than any immaterial or inadvertent violations thereof that did not result in an alternative acquisition proposal).

Termination by Global II

The merger agreement may also be terminated prior to the effective time of the merger by Global II:

•	if GNL, the GNL OP or Merger Sub has breached in any material respect any of its representations, warranties, covenants or agreements in the merger agreement that would, or would reasonably be expected to, result in a failure of Global II’s condition to consummate the merger related to the accuracy of GNL’s, the GNL OP’s and Merger Sub’s representations and warranties or GNL’s, the GNL OP’s and Merger Sub’s material performance of or compliance with their obligations under the merger agreement and such breach either (a) cannot be cured by the Outside Date or (b) if curable, has not been cured by GNL, the GNL OP or Merger Sub within 20 days after receiving written notice of such breach (provided that this termination right will not be available to Global II if Global II or the Global II OP is then in breach of the merger agreement and such breach would result in the failure of GNL’s condition to consummate the merger related to the accuracy of Global II’s or the Global II OP’s representations and warranties or Global II’s or the Global II OP’s material performance of or compliance with its obligations under the merger agreement);
•	if, prior to obtaining the Global II stockholder approval, the Global II Board (based on the recommendation of the Global II Special Committee) approves and authorizes Global II to enter into a definitive agreement providing for the implementation of a superior proposal in a manner permitted under the merger agreement, except that Global II will not be entitled to exercise its right to terminate the merger agreement as described in this bullet point unless concurrently with the occurrence of such termination Global II pays the applicable termination fee required under the merger agreement described below under “— Termination Fees and Expenses — Termination Fees and Expenses Payable by Global II” in full to GNL and the definitive agreement relating to the superior proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such termination fee is not concurrently paid, such termination shall be null and void; or
•	if, at any time prior to obtaining the GNL stockholder approval, GNL, the GNL Board or the GNL Special Committee, for any reason, has effected a GNL change in recommendation.

Termination Fees and Expenses

Except as otherwise provided in the merger agreement, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the cost or expense, whether or not the transactions contemplated by the merger agreement close.

Termination Fees and Expenses Payable by Global II

Global II has agreed to pay to GNL the termination fee (as defined below) or the go shop termination fee (as defined below), as the case may be, if:

•	GNL terminates the merger agreement because, prior to obtaining the Global II stockholder approval, Global II, the Global II Board or the Global II Special Committee, for any reason has effected a Global II change in recommendation;
•	GNL terminates the merger agreement because, prior to obtaining the Global II stockholder approval, (a) the Global II Board or any committee thereof approves, adopts or publicly endorses or recommends any acquisition proposal, (b) Global II enters into a contract or agreement relating to an acquisition proposal (other than a confidentiality agreement entered into in compliance with the merger agreement), (c) a tender offer or exchange offer for any shares of Global II common stock that constitutes an acquisition proposal (other than by GNL or any of its affiliates) is commenced and the Global II Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of Global II and to publicly reaffirm the recommendation in favor of the Global II recommendation within ten business days of being requested to do so by GNL, (d) the Global II Board or any committee thereof fails to include the Global II recommendation in this joint proxy statement/prospectus, or (e) Global II has (or is deemed to have) materially violated certain of its obligations under the merger agreement (other than any immaterial or inadvertent violations thereof that did not result in an alternative acquisition proposal); or
•	Global II terminates the merger agreement because, prior to obtaining the Global II stockholder approval, the Global II Board (based on the recommendation of the Global II Special Committee) approves and authorizes Global II to enter into a definitive agreement providing for the implementation of a superior proposal in a manner permitted under the merger agreement.

Global II would have been required to pay to GNL the go shop termination fee in the event of a termination of the merger agreement described above in connection with Global II entering into or recommending a superior proposal with a Go Shop Bidder on or before the date that is 15 days following the go shop period end time. In the event of any other termination of the merger agreement described above, Global II will pay to GNL the termination fee.

Global II has also agreed that if the merger agreement is terminated as described above, in connection with Global II entering into or recommending a superior proposal, then, in addition to payment of the termination fee, Global II will reimburse GNL’s expenses up to $5.0 million. Global II has also agreed that if the merger agreement is terminated by GNL pursuant to any of the bullet points under “— Termination by GNL,” then, in addition to payment of the termination fee, Global II will reimburse GNL’s expenses up to $5.0 million.

For purposes of the merger agreement, “termination fee” means $6.0 million and “go shop termination fee” means $1.2 million.

In addition, Global II has agreed to pay to GNL the termination fee if all of the following requirements are satisfied:

•	(x) GNL or Global II terminates the merger agreement pursuant to the third bullet point under “— Termination by Either GNL or Global II” (failure to obtain Global II stockholder approval) or (y) GNL terminates the merger agreement pursuant to the first bullet point under “— Termination by GNL” (Global II breach giving rise to termination);
•	at any time after the date of the merger agreement and (i) in the case of a termination pursuant to clause (x) in the immediately preceding bullet point, prior to the failure to obtain Global II’s stockholder approval, an acquisition proposal (whether or not conditional) or an intention to make an acquisition proposal (whether or not conditional) has been made to the Global II Board, the Global II Special Committee, or directly to Global II’s stockholders which proposal has been publicly announced or otherwise disclosed to Global II’s stockholders and not publicly withdrawn prior to the Global II stockholder meeting or (ii) in the case of a termination pursuant to clause

(y) in the immediately preceding bullet point, prior to the breach giving rise to such termination, an acquisition proposal (whether or not condition) or an intention to make an acquisition proposal (whether or not conditional) has been made to the Global II Board, the Global II Special Committee or directly to Global II’s stockholders or is otherwise publicly announced prior to the date of termination of the merger agreement; and
•	concurrently with such termination or within 12 months following the date of termination of the merger agreement, Global II consummates an acquisition proposal (in each case whether or not such acquisition proposal was the same acquisition proposal referred to in the immediately preceding bullet point, and for purposes of the provisions described in this bullet point, the references to “20%” in the definition of “acquisition proposal” being deemed to be references to “50%.”)

Termination Fee and Expenses Payable by GNL

GNL has agreed to pay to Global II the termination fee and Global II’s expenses up to $5.0 million if Global II terminates the merger agreement pursuant to the first bullet point under “— Termination of the Merger Agreement — Termination by Global II” (GNL breach giving rise to termination) or third bullet point under “— Termination of the Merger Agreement — Termination by Global II” (GNL change recommendation).

Miscellaneous Provisions

Specific Performance

The parties to the merger agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

Amendment

The parties to the merger agreement may amend the merger agreement by written agreement executed and delivered by their duly authorized officers, provided that, after the Global II stockholder approval or the GNL stockholder approval, no amendment may be made which changes the form or amount of the consideration to be delivered to the holders of Global II common stock or which by law or in accordance with the rules of any stock exchange requires further approval by Global II’s stockholders or GNL’s stockholders, without the approval of such stockholders.

Waiver

Prior to the effective time of the merger, Global II, the Global II OP, GNL, the GNL OP or Merger Sub may extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or the other party’s compliance with any agreement or condition contained in the merger agreement to the extent permitted by law.

Governing Law

Except with regard to certain provisions pertaining to GNL’s funding sources, which are governed by New York law, the merger agreement is governed by the laws of the State of Maryland (without giving effect to any choice or conflict of laws principles thereof).

RELATED AGREEMENTS

Concurrently with the execution of the merger agreement on August 8, 2016, Global II and the Global II OP entered into a termination agreement with the Global II Advisor, the Global II Property Manager and other service providers to terminate the advisory, service provider, property management and leasing, European property management and leasing and performance-related distribution agreements, as applicable, immediately prior to, and contingent upon, the closing of the merger. The termination agreement requires payment by each of the parties of all fees and reimbursements owing as of the date of the merger, provided that no fees are payable solely as the result of the terminations contemplated in the termination agreement. The termination agreement contains a waiver and release of all claims by each of the parties, other than amounts owing prior to the effectiveness of the termination agreement and certain continuing indemnification obligations.

NO APPRAISAL RIGHTS

Holders of Global II common stock may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the merger because, as permitted by the MGCL, Global II’s charter provides that stockholders are not entitled to exercise any appraisal rights unless the Global II Board, upon the affirmative vote of a majority of the board, determines otherwise. The Global II Board has made no such determination and the merger agreement provides that no dissenters’ or appraisal rights (or rights of an objecting stockholder) will be available with respect to the merger.

COMPARISON OF RIGHTS OF GNL STOCKHOLDERS
AND GLOBAL II STOCKHOLDERS

General

The rights of Global II stockholders are governed by Global II’s charter and bylaws and the MGCL, and the rights of GNL stockholders are governed by GNL’s charter and bylaws and the MGCL. As a result of the merger, Global II stockholders who receive shares of GNL common stock as merger consideration will become stockholders of GNL and, accordingly, their rights will be governed by GNL’s charter and bylaws and the MGCL. The following is a summary of the material differences as of the date of this joint proxy statement/prospectus between the rights of Global II stockholders and the rights of GNL stockholders. These differences arise from differences between the respective charters and bylaws of Global II and GNL.

GNL is a publicly traded REIT which maintains a charter and bylaws consistent with the MGCL. Following the completion of the mergers, GNL’s charter and bylaws will be the charter and bylaws of the combined company.

Certain Differences Between the Rights of GNL Stockholders and Global II Stockholders

The following chart is only a summary of certain material terms and differences, where applicable, between the rights of GNL stockholders and Global II stockholders and does not purport to be a complete description of all the differences. Please consult the MGCL and the respective charters and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of GNL and Global II for a more complete understanding of these differences.

GNL	Global II
Authorized Stock:
Pre-Merger and Post-Merger:	Pre-Merger:
GNL is authorized to issue:	Global II is authorized to issue:
300,000,000 shares of common stock, par value $0.01 per share, of which 170,421,684 were issued and outstanding as of the record date for GNL’s special meeting.	300,000,000 shares of common stock, par value $0.01 per share, of which 12,512,087 were issued and outstanding, including unvested restricted shares, as of the record date for Global II’s special meeting.
50,000,000 shares of preferred stock, par value $0.01 per share, of which none were issued and outstanding as of the record date for GNL’s special meeting.	50,000,000 shares of preferred stock, par value $0.01 per share, of which none were issued and outstanding as of the record date for Global II’s special meeting.

GNL	Global II
Voting Rights:
Pre-Merger and Post-Merger:	Pre-Merger:
Special meetings of stockholders may be called by a majority of the board of directors, the chairman of the board, the chief executive officer and the president of GNL and must be called by GNL’s secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on such matter at such meeting.

Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is necessary to take stockholder action, except that (a) a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director and (b) charter amendments and certain extraordinary transactions, such as a merger, consolidation, sale of all or substantially all assets or dissolution, require approval of holders of a majority of the shares of stock entitled to vote on the matter.	Special meetings of stockholders may be called by a majority of the board of directors, a majority of the independent directors, the chairman of the board, the chief executive officer and the president of Global II and must be called by Global II’s secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than ten percent (10%) of all the votes entitled to be cast on such matter at such meeting.

Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is necessary to take stockholder action, other than (a) the election of directors, which requires the approval of holders of a majority of the shares of stock of Global II entitled to vote who are present in person or by proxy at an annual meeting at which a quorum is present, and (b) charter amendments and certain extraordinary transactions, such as a merger, consolidation, sale of all or substantially all assets or dissolution, which require approval of holders of a majority of the shares of stock entitled to vote on the matter. With respect to shares of stock owned by Global II’s advisor, any Global II director or any of their affiliates, neither Global II’s advisor, nor any Global II director, nor any of their affiliates, may vote or consent on matters submitted to the Global II’s stockholders regarding the removal of Global II’s advisor, any Global II director or any of their affiliates or any transaction between Global II and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which Global II’s advisor, any Global II director or any of their affiliates may not vote or consent, any shares owned by any of them are not included.

GNL	Global II
Number and Term of Directors:
Pre-Merger and Post-Merger:	Pre-Merger:
The number of directors on the GNL Board cannot be less than the minimum number required by Maryland law and not greater than 15. The number of directors may be changed from time to time solely by a resolution adopted by the affirmative vote of a majority of the entire board of directors. At least a majority of the directors must be independent directors in accordance with the applicable listing standards of the NYSE. Directors are elected at each annual meeting of stockholders and each director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her death, retirement, resignation or removal.

Currently, there are four directors on the GNL Board. After the consummation of the merger, there will be five directors on the GNL Board.	The number of directors on the Global II Board cannot be less than three and not greater than ten. The number of directors may be changed from time to time solely by the affirmative vote of a majority of the entire board of directors. At least a majority of the directors must be independent directors except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of such independent director’s successor. Directors are elected at each annual meeting of stockholders and each director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her death, retirement, resignation or removal.

Currently, there are three directors on the Global II Board.
Removal of Directors:
Pre-Merger and Post-Merger:	Pre-Merger:
Any GNL director, or the entire GNL Board, may be removed from office at any time, but only for cause and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors, subject to the rights of holders of any preferred stock to elect or remove such directors. For the purpose of this paragraph, “cause” means, with respect to any director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to GNL through bad faith or active and deliberate dishonesty.	Any Global II director or the entire Global II Board may be removed from office, with or without cause, by the affirmative vote of the holders of not less than a majority of the shares of Global II then outstanding and entitled to vote generally in the election of directors, subject to the rights of any preferred stock to elect or remove such directors.

GNL	Global II
Bylaws Amendments
Pre-Merger and Post-Merger:	Pre-Merger:
The GNL Board has the exclusive power to adopt, alter or repeal any provisions of the bylaws and to make bylaws.	The Global II Board has the exclusive power to adopt, alter or repeal any provisions of the bylaws and to make bylaws.
Charter Amendments
Pre-Merger and Post-Merger:	Pre-Merger
Except for amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the GNL charter, any amendment to the charter requires that the GNL board declare such amendment advisable and the holders of a majority of all votes entitled to be cast on the matter approve the matter; provided, however, that any amendment the charter pertaining to the removal of directors requires that the GNL board declare such amendment advisable and it be approved by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.	Except for amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Global II charter, stockholder approval by the affirmative vote of a majority of all votes entitled to be cast on the matter is required to amend the charter.
State Anti-Takeover Statutes
Pre-Merger and Post-Merger:	Pre-Merger:
GNL has elected in its charter to be subject to a statutory provision of Maryland law that requires any and all vacancies on the GNL Board be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy may serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in its charter and bylaws unrelated to the foregoing provisions of Maryland law, GNL (a) allows the number of directors to be fixed only by vote of the directors, provided that the number is not less than the minimum number required by Maryland law and not more than 15, (b) requires a two-thirds vote for the removal of a director and (c) requires that stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders make a written request before GNL is required to call a special meeting on behalf of the stockholders to act on such matter.	Global II (a) has elected in its charter to be subject to a statutory provision of Maryland law that any and all vacancies on the Global II Board be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and (b) through provisions in its charter and bylaws unrelated to the foregoing provisions of Maryland law, allows the number of directors to be fixed only by vote of the directors, provided that the number is not less than three and not more than ten.

GNL	Global II
Inspection of Stockholder List
Pre-Merger and Post-Merger:	Pre-Merger:
Under Maryland law, stockholders of record of at least 5% of the outstanding stock of any class of GNL for at least six months may present to any officer or resident agent of GNL a written request for a list setting forth the name and address of each stockholder of GNL and the number of shares of each class which such stockholder holds.	In addition to the inspection rights under Maryland law, Global II’s charter provides that an alphabetical list of the names, addresses and telephone numbers of Global II’s stockholders, along with the number of shares of stock held by each of them, will be available for inspection by any stockholder or the stockholder’s designated agent upon request. A stockholder of Global II may request a copy of the stockholder list in connection with matters relating to stockholder voting rights and the exercise of stockholder rights under federal proxy laws. Global II may require the stockholder requesting the stockholder list to represent that the stockholder list is not requested for a commercial purpose unrelated to the stockholder’s interest in Global II.
Distributions in Kind
Pre-Merger and Post-Merger:	Pre-Merger:
Distributions in kind are not restricted by GNL’s charter or bylaws.	Pursuant to Global II’s charter, distributions in kind are not permitted, except for (a) distributions of readily marketable securities or securities of Global II, (b) distributions of beneficial interests in a liquidating trust established for Global II’s dissolution and the liquidation of its assets in accordance with its charter or (c) distributions in which (i) the Global II Board advises each stockholder of the risks associated with direct ownership of the property, (ii) the Global II Board offers each stockholder the election of receiving such in-kind distributions and (iii) in-kind distributions are made only to those stockholders that accept such offer.

GNL	Global II
Roll-up Transactions
Pre-Merger and Post-Merger:	Pre-Merger:
Roll-up transactions are not restricted by GNL’s charter or bylaws.	Under Global II’s charter, a Roll-up Transaction is defined as a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of Global II and the issuance of securities of an entity (Roll-up Entity) that is created or would survive after the successful completion of the Roll-up Transaction. This definition does not include (a) a transaction involving securities of a company that have been listed on a national securities exchange for at least 12 months; or (b) a transaction involving Global II’s conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of Global II’s existence, compensation to the Global II Advisor or Global II’s investment objectives.

Global II’s charter requires that in connection with any Roll-up Transaction involving the issuance of securities of a Roll-up Entity, Global II obtain an appraisal of its assets, which appraisal must assume an orderly liquidation of assets over a 12-month period. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal must be filed with the SEC and the states as an exhibit to the registration statement for the offering, and a summary of the appraisal, indicating all material assumptions underlying the appraisal, must be included in a report to stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, Global II must offer to common stockholders who vote “no” on the proposal the choice of: (a) accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or (b) one of the following: (i) remaining as holders of Global II’s stock and preserving their interests therein on the same terms and conditions as existed previously or (ii) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of Global II’s net assets.

GNL	Global II
Global II is prohibited from participating in any Roll-up Transaction: (a) that would result in the common stockholders having voting rights in a Roll-up Entity that are less than those provided in Global II’s charter and bylaws; (b) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor; (c) in which investor’s rights to access of records of the Roll-up Entity will be less than those provided in Global II’s charter; or (d) in which any of the costs of the Roll-up Transaction would be borne by Global II if the Roll-up Transaction is rejected by the common stockholders.
Duration
Pre-Merger and Post-Merger:	Pre-Merger:
GNL will continue perpetually until dissolved in accordance with Maryland law.	Global II will continue perpetually until dissolved in accordance with Maryland law. However, if the Global II Board has not determined to pursue a liquidity event by the sixth anniversary of the termination of Global II’s initial public offering, the Global II Board must, with certain exceptions, adopt a resolution declaring that a proposed liquidation of Global II is advisable on substantially the terms and conditions set forth in the resolution and directing that the proposed plan of liquidation be submitted for consideration by Global II’s stockholders. If the Global II Board adopts a plan of liquidation and the stockholders do not approve it, Global II will continue operating and, upon the written request of Global II’s stockholders owning in the aggregate not less than 10% of the then outstanding shares of Global II common stock, the Global II Board must resubmit the plan of liquidation for consideration by proxy statement to the stockholders up to once every two years.

GNL	Global II
Exculpation and Indemnification of Directors and Officers
Pre-Merger and Post-Merger:	Pre-Merger:
GNL’s charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. GNL’s charter also authorizes and GNL’s bylaws obligates GNL, to the maximum extent permitted by Maryland law in effect from time to time, and without requiring a preliminary determination as to the ultimate entitlement to indemnification, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of GNL and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of GNL and at the request of GNL, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.	Subject to the limitations of Maryland law and to any additional limitations contained in Global II’s charter limits directors’ and officers’ liability to Global II and its stockholders for monetary damages and requires Global II to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of Global II and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (b) any individual who, while a director or officer of Global II and at the request of Global II, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (c) the Global II Advisor of any of its affiliates acting as Global II’s agent.

Global II’s charter provides that Global II may not indemnify its directors, its advisor or its advisor’s affiliates for losses or liability suffered by them or hold them harmless for losses or liability suffered by Global II unless all of the following additional conditions are met: (a) the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in Global II’s best interests; (b) the person seeking indemnification was acting on Global II’s behalf or performing services for Global II; (c) the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct; and (d) the indemnification or agreement to hold harmless is recoverable only out of Global II’s net assets and not from its stockholders.

GNL	Global II
In addition, Global II may not indemnify its directors, its advisor or its advisor’s affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged material securities law violation as to the indemnitees; (b) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee; or (c) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which Global II’s securities were offered or sold as to indemnification for securities law violations.
Finally, Global II’s charter provides that Global II may pay or reimburse reasonable legal expenses and other costs incurred by its directors, its advisor or its advisor’s affiliates in advance of final disposition of a proceeding only if all of the following conditions are satisfied: (a) the legal action relates to acts or omissions relating to the performance of duties or services for Global II or on Global II’s behalf by the person seeking indemnification; (b) the person seeking indemnification provides Global II with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Global II as authorized in the Global II charter; (c) the legal action is initiated by a third party who is not an Global II stockholder or the legal action is initiated by an Global II stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; and (d) the person seeking indemnification undertakes in writing to repay Global II the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.

Copies of the charters and bylaws of GNL and Global II are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information; Incorporation By Reference.”

STOCKHOLDER PROPOSALS

Global II 2017 Annual Stockholder Meeting and Stockholder Proposals

If the mergers are completed on the expected timetable, Global II does not intend to hold a 2017 annual meeting of its stockholders. However, if the merger is not completed, or if Global II is otherwise required to do so under applicable law, Global II would hold a 2017 annual meeting of stockholders. For a stockholder proposal to be properly submitted for presentation at the 2017 annual meeting of stockholders, if it is held, Global II’s secretary must receive written notice of the proposal at its principal executive offices during the period beginning on November 30, 2016 and ending at 5:00 p.m., Eastern Time, on December 30, 2016. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals and the notice and other requirements set forth in Global II’s bylaws.

LEGAL MATTERS

Certain U.S. federal income tax matters described in “Material U.S. Federal Income Tax Consequences” will be passed on by Proskauer Rose LLP, general tax counsel to GNL and Global II. Certain matters of Maryland law, including the validity of the shares of GNL to be issued in the merger, will be passed upon for GNL by Venable LLP.

EXPERTS

The 2013 financial statements of GNL and schedule included in this Prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of GNL as of December 31, 2015 and December 31, 2014 and for each of the two years in the period ended December 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2015 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Global II as of December 31, 2015 and December 31, 2014 and for the year ended December 31, 2015 and the period from April 23, 2014 (date of inception) to December 31, 2014 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

GNL and Global II file reports and other information with the SEC. GNL stockholders and Global II stockholders may read and copy these reports, statements or other information filed by GNL and Global II at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including GNL and Global II, who file electronically with the SEC. The address of that site is www.sec.gov.

GNL has filed this registration statement on Form S-4 to register with the SEC the shares of GNL common stock to be issued to Global II stockholders pursuant to the merger agreement. This joint proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of GNL, in addition to being a proxy statement of GNL and Global II for their respective special meetings. This registration statement, including the attached Annexes, exhibits and schedules, contains additional relevant information about GNL and Global II. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information GNL stockholders and Global II stockholders can find in this registration statement or the exhibits to this registration statement.

The SEC allows GNL to “incorporate by reference” information into this joint proxy statement/prospectus. This means that GNL can disclose important information to GNL stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that GNL has previously filed with the SEC prior to the filing of this registration statement, except for the financial statements which have been revised and included herein. They contain important information about GNL and the financial condition of GNL.

GNL SEC Filings (File No. 001-37390)	Period and/or Date Filed
Annual Reports on Form 10-K	Fiscal year ended December 31, 2015, filed February 29, 2016
Quarterly Report on Form 10-Q	Quarter ended March 31, 2016, filed May 6, 2016 Quarter ended June 30, 2016, filed August 8, 2016
Current Reports on Form 8-K or 8-K/A	February 11, 2016, February 26, 2016 (two filings on this date), March 1, 2016, March 29, 2016, April 1, 2016, April 29, 2016, May 6, 2016, May 18, 2016, June 3, 2016, June 6, 2016, June 27, 2016, June 28, 2016 (two filings on this date), July 1, 2016, August 4, 2016, August 8, 2016 (two filings on this date), September 12, 2016, September 26, 2016, September 27, 2016 and November 2, 2016.
Definitive Proxy Statement on Schedule 14A	Filed on April 29, 2016
Description of GNL capital stock included in its Registration Statement on Form 8-A, including any subsequently filed amendments and reports filed for the purpose of updating such descriptions.	Filed on May 13, 2015

In addition, GNL incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of this registration statement and between the date of this joint proxy statement/prospectus and the dates of GNL’s special stockholder meeting and Global II’s special stockholder meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

GNL also incorporates by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A.

GNL has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to GNL and Merger Sub, and Global II has supplied all information contained in this joint proxy statement/prospectus relating to Global II.

Documents incorporated by reference are available to GNL stockholders, and copies of annual, quarterly and current reports, proxy statements and other information required to be filed with the SEC by Global II are available to Global II stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. GNL stockholders and Global II stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

If you are a GNL stockholder:

Global Net Lease, Inc.
Attention: Investor Relations
405 Park Avenue, 14th Floor
New York, New York 10022
(866) 802-0063
www.globalnetlease.com

If you are a Global II stockholder:

American Realty Capital Global Trust II, Inc.
Attention: Investor Relations
405 Park Avenue, 14th Floor
New York, New York 10022
(866) 802-0063
www.arcglobaltrust2.com

In order for GNL and Global II stockholders to receive timely delivery of the requested documents in advance of GNL’s or Global II’s special stockholder meeting, GNL should receive such request by no later than December 16, 2016, and Global II should receive such request by no later than December 16, 2016.

If you have any questions about the merger or how to authorize your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact the proxy solicitors hired by GNL and Global II, at the following addresses and telephone numbers:

D.F. King & Co., Inc. For Questions, GNL Stockholders May Call: (800) 659-5550 For Questions, Brokers and Banks May Also Call: (212) 269-5550	Broadridge Investor Communication Solutions, Inc. For Questions, Global II Stockholders May Call: (855) 928-4487 For Questions, Brokers and Banks May Also Call: (855) 928-4487

If you are a GNL or Global II stockholder and would like to obtain information relating to the value of GNL common stock to be issued on a per share basis as of the latest practicable date, you may call Investor Relations at: 1-866-802-0063.

To Vote Toll Free, GNL and Global II Stockholders May Call: 1-800-690-6903.

GNL stockholders and Global II stockholders also may obtain these documents at the SEC’s website, www.sec.gov, and may obtain certain of these documents at GNL’s website, www.globalnetlease.com, by selecting “Investor Relations” and then selecting “SEC Filings,” and at Global II’s website, www.arcglobaltrust2.com, by selecting “Investor Relations” and then selecting “SEC Filings.” Information not filed with the SEC, but contained on GNL’s and Global II’s websites, is expressly not incorporated by reference into this joint proxy statement/prospectus.

GNL and Global II are not incorporating the contents of the websites of the SEC, GNL, Global II or any other person into this joint proxy statement/prospectus. GNL and Global II are providing only the information about how to obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites for the convenience of GNL stockholders and Global II stockholders.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF GNL COMMON STOCK OR GLOBAL II COMMON STOCK AT GNL’S SPECIAL MEETING OR GLOBAL II SPECIAL MEETING, RESPECTIVELY. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER 8, 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO COMPANY STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the GNL Board of directors,

/s/ Timothy Salvemini

Timothy Salvemini
Chief Financial Officer, Treasurer and Secretary

By Order of the Global II Board of directors,

/s/ Timothy Salvemini

Timothy Salvemini
Chief Financial Officer, Treasurer and Secretary

Dated: November 8, 2016

New York, New York

GLOBAL NET LEASE, INC.

INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Page
Introduction	F-1-2
Pro Forma Information	F-1-3
Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2016	F-1-4
Unaudited Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 2016	F-1-5
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2015	F-1-6
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-1-7

F-1-1

GLOBAL NET LEASE, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Global Net Lease, Inc. (“GNL”) and American Realty Capital Global Trust II, Inc. (“Global II”) have entered into an Agreement and Plan of Merger dated as of August 8, 2016 (the “Merger Agreement”). Pursuant to the Merger Agreement, Global II will merge with and into a direct wholly owned subsidiary of GNL (the “Merger Sub”) at which time the separate existence of Global II will cease. As a result, GNL will be the parent company of Merger Sub and Global II’s subsidiaries (the “Merger). In addition, pursuant to the Merger Agreement, American Realty Capital Global II Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Global II (the “Global II OP”) will merge with and into Global Net Lease Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of GNL (the “GNL OP”) with the GNL OP being the surviving entity (the “Partnership Merger”).

The obligations of GNL and Global II to effect the mergers are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement. If the Merger is completed pursuant to the Merger Agreement, each outstanding share of common stock, including unvested restricted shares of common stock, of Global II, $0.01 par value per share (the “Global II common stock”) other than shares owned by GNL, any subsidiary of GNL or any wholly owned subsidiary of Global II, will be converted into the right to receive 2.27 shares of common stock of GNL, par value $0.01 per share (the “GNL common stock”), such consideration referred to as “Merger Consideration”.

In addition, in connection with the Partnership Merger, each outstanding unit of limited partnership interest and Class B interest of Global II OP will be converted into the right to receive 2.27 shares of GNL common stock. The GNL common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “GNL”. For purposes of the pro forma financial statements, the estimated aggregate value of the Merger Consideration to be received by Global II stockholders is expected to be $208.6 million, based on the number of shares outstanding of Global II common stock and GNL's closing share price of $7.27 on November 7, 2016.

GNL owns and operates a diversified portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant net-leased commercial properties. As of June 30, 2016, GNL owned 329 net leased commercial properties consisting of 18.7 million rentable square feet. Based on original purchase price, 60.4% of GNL’s properties are located in the United States (U.S.) and the Commonwealth of Puerto Rico, 20.8% are located in continental Europe, and 18.8% are located in the United Kingdom. The properties were 100% leased, with a weighted average remaining lease term of 10.8 years.

Global II owns a diversified portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant net-leased commercial properties. As of June 30, 2016, Global II owned 16 properties comprised of 4.2 million rentable square feet, which were 99.9% leased with a weighted average remaining lease term of 8.5 years. Historically, Global II raised substantially all of its capital in 2014 and 2015 and acquired/financed 14 of its property acquisitions in 2015 and two in late December of 2014.

Accounting Acquirer

In applying the acquisition method specified by generally accepted accounting principles in the United States of America (“GAAP”) it is necessary to identify the accounting acquirer, which may be different from the legal acquirer. Factors considered in identifying an accounting acquirer include, but are not limited to, the relative size of the merging companies, the relative voting interests of the respective shareholders after consummation of the merger and the composition of senior management and the board after consummation of a merger.

After consideration of all applicable factors pursuant to GAAP, GNL has been identified as the accounting acquirer of Global II. Accordingly, the aggregate purchase consideration for the Merger will be allocated to the estimated fair value of Global II’s assets acquired and liabilities assumed on the date of such acquisition.

F-1-2

Pro Forma Information

The following unaudited pro forma consolidated financial statements combine the historical consolidated financial statements of GNL and Global II as if the Merger had previously occurred on the dates specified below:

•	The accompanying unaudited pro forma consolidated balance sheet as of June 30, 2016 has been prepared as if the Merger had occurred as of that date.
•	The accompanying unaudited pro forma consolidated statements of operations for the six months ended June 30, 2016 and the year ended December 31, 2015 have been prepared as if the Merger had occurred as of January 1, 2015.

Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements.

The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The total Merger Consideration and the assignment of fair values to Global II’s assets and liabilities has not been finalized, is subject to change and could vary materially from the actual amounts at the time the Merger is completed. A final determination of the fair value and allocation of the Merger Consideration will be based upon the actual net assets, liabilities and any non-controlling interests as well as the trading price of GNL's common stock at the time of the completion of the Merger. Accordingly, the estimated fair value and allocation of the Merger Consideration are subject to adjustment and may vary significantly from the actual fair value and allocation of the Merger Consideration upon completion of the Merger, if completed.

The pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). All significant adjustments necessary to reflect the effects of the Merger that can be factually supported within the SEC regulations covering the preparation of pro forma financial statements have been made. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma consolidated financial statements do not reflect the costs of any integration activities or full benefits that may result from realization of future cost savings from operating efficiencies, revenue or other incremental synergies expected to result from the Merger. The unaudited pro forma consolidated financial statements reflect management's best estimate based on available information and may be revised as additional information becomes available and as additional analyses are performed.

The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

You are urged to read the pro forma information below, together with GNL’s and Global II’s publicly available information including the historical consolidated financial statements and accompanying notes beginning on page F-2-1 of this joint proxy statement/prospectus.

F-1-3

GLOBAL NET LEASE, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2016

(In thousands)

	GNL Historical	Global II Historical	Pro Forma Purchase Accounting Adjustments		Pro Forma Other Adjustments		GNL Pro Forma Consolidated
	(A)	(A)	(B)
ASSETS
Real estate investments, at cost:
Land	$337,863	$76,095	$5,077		$—		$419,035
Buildings, fixtures and improvements	1,665,084	389,285	53,290		—		2,107,659
Acquired intangible lease assets	510,407	120,980	215		—		631,602
Total real estate investments, at cost	2,513,354	586,360	58,582		—		3,158,296
Less accumulated depreciation and amortization	(179,106)	(20,228)	20,228		—		(179,106)
Total real estate investments, net	2,334,248	566,132	78,810		—		2,979,190
Cash and cash equivalents	40,501	35,014	—		—		75,515
Restricted cash	3,334	5,471	—		—		8,805
Derivatives, at fair value	6,559	13,491	—		—		20,050
Unbilled straight-line rent	27,563	3,168	(3,168)		—		27,563
Prepaid expenses and other assets	17,944	2,344	—		—		20,288
Due from related parties	16	—	—		—		16
Deferred tax assets	2,561	2,753	—		—		5,314
Goodwill and other intangible assets, net	3,042	5,867	4,060		—		12,969
Deferred financing costs, net	538	2,640	(2,640)	(C)	—		538
Total assets	$2,436,306	$636,880	$77,062		$—		3,150,248
LIABILITIES AND EQUITY
Mortgage notes payable, net of deferred financing costs ($6,243 and $5,628 for GNL and GII historical, respectively)	$507,075	$287,972	$5,628		$—		$800,675
Mortgage premium (discount), net	436	—	(1,746)		—		(1,310)
Credit facility	673,674	—	—		—		673,674
Mezzanine facility	—	132,716	—		—		132,716
Mezzanine premium, net	—	—	2,993		—		2,993
Market lease intangibles, net	26,398	3,502	5,680		—		35,580
Derivatives, at fair value	17,245	6,011	—		—		23,256
Due to related parties	665	338	—		—		1,003
Accounts payable and accrued expenses	18,003	7,028	—		11,703	(D)	36,734
Prepaid rent	14,389	6,972	—		—		21,361
Deferred tax liability	4,079	6,029	9,927		—		20,035
Taxes payable	3,893	944	—		—		4,837
Dividends payable	30	1,824	—		—		1,854
Total liabilities	1,265,887	453,336	22,482		11,703		1,753,408
Commitments and contingencies
Equity:
Preferred stock	—	—	—		—		—
Common stock	1,692	124	163		—		1,979
Additional paid-in capital	1,480,376	267,851	(59,588)		—		1,688,639
Accumulated other comprehensive loss	(15,819)	(4,412)	4,412		—		(15,819)
Accumulated deficit	(310,600)	(80,019)	109,593		(11,703)	(E)	(292,729)
Total stockholders’ equity	1,155,649	183,544	54,580		(11,703)		1,382,070
Non-controlling interest	14,770	—	—		—		14,770
Total equity	1,170,419	183,544	54,580		(11,703)		1,396,840
Total liabilities and equity	$2,436,306	$636,880	$77,062		$—		$3,150,248

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

F-1-4

GLOBAL NET LEASE, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2016

(In thousands, except share and per share data)

	GNL Historical	Global II Historical	Pro Forma Purchase Accounting Adjustments		Pro Forma Other Adjustments		Combined Pro Forma
	(AA)	(AA)
Revenues:
Rental income	$103,247	$23,783	$515	(BB)	$—		$127,545
Operating expense reimbursements	4,903	1,290	—		—		6,193
Total revenues	108,150	25,073	515		—		133,738
Expenses:
Property operating	9,189	1,940	27	(CC)	—		11,156
Operating fees to related parties	9,776	3,786	—		(1,167)	(FF)	12,395
Acquisition and transaction related	(102)	40	—		(441)	(GG)	(503)
Recovery of impaired deposits for real estate acquisitions	—	(250)	—		—		(250)
General and administrative	3,584	2,971	—		(842)	(HH)	5,713
Equity based compensation	1,114	—	—		—		1,114
Depreciation and amortization	47,568	9,674	748	(DD)	—		57,990
Total expenses	71,129	18,161	775		(2,450)		87,615
Operating income	37,021	6,912	(260)		2,450		46,123
Other income (expense):
Interest expense	(21,203)	(13,062)	570	(EE)	—		(33,695)
Gains (losses) on derivative instruments	3,481	(712)	—		—		2,769
Unrealized gains (losses) on undesignated foreign currency advances and other hedge ineffectiveness	4,154	(395)	—		—		3,759
Other income	17	11	—		—		28
Total other expense, net	(13,551)	(14,158)	570		—		(27,139)
Net income (loss) before income taxes	23,470	(7,246)	310		2,450		18,984
Income tax expense	(980)	(540)	—		(1,020)	(II)	(2,540)
Net income (loss)	22,490	(7,786)	310		1,430		16,444
Non-controlling interest	(239)	—	—		62	(JJ)	(177)
Net income (loss) attributable to stockholders	$22,251	$(7,786)	$310		$1,492		$16,267
Earnings per share: (KK)
Basic	$0.13	$(0.63)					$0.08
Diluted	$0.13	$(0.63)					$0.08
Weighted average number of shares: (KK)
Basic	168,942,552	12,363,312					197,248,584
Diluted	168,942,552	12,363,312					197,248,584

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

F-1-5

GLOBAL NET LEASE, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2015

(In thousands, except share and per share data)

(In thousands)	GNL Historical	Global II Historical	Pro Forma Purchase Accounting Adjustments		Pro Forma Other Adjustments		Combined Pro Forma
	(AA)	(AA)
Revenues:
Rental income	$194,620	$19,557	$454	(BB)	$—		$214,631
Operating expense reimbursement	10,712	2,091	—		—		12,803
Total revenues	205,332	21,648	454		—		227,434
Expenses:
Property operating	18,180	3,084	33	(CC)	—		21,297
Operating fees to related parties	15,167	946	—		1,642	(FF)	17,755
Acquisition and transaction related	6,053	41,699	—		—	(GG)	47,752
Impairment deposits for real estate acquisitions	—	2,000	—		—		2,000
Listing fees	18,653	—	—		—		18,653
Vesting of Class B units	14,480	—	—		—		14,480
General and administrative	7,175	2,868	—		(562)	(HH)	9,481
Equity based compensation	2,345	—	—		—		2,345
Depreciation and amortization	90,070	8,634	688	(DD)	—		99,392
Total expenses	172,123	59,231	721		1,080		233,155
Operating income (loss)	33,209	(37,583)	(267)		(1,080)		(5,721)
Other income (expense):
Interest expense	(34,864)	(9,571)	(66)	(EE)	—		(44,501)
Income from investments	15	—	—		—		15
Losses on foreign currency	—	(1,033)	—		—		(1,033)
Realized losses on investment securities	(66)	—	—		—		(66)
Gains on derivative instruments	3,935	65	—		—		4,000
Unrealized gains (losses) on undesignated foreign currency advances and other hedge ineffectiveness	5,124	(296)	—		—		4,828
Unrealized (losses) gains on non-functional foreign currency advances not designated as net investment hedges	(3,558)	1,670	—		—		(1,888)
Other income	79	32	—		—		111
Total other expense, net	(29,335)	(9,133)	(66)		—		(38,534)
Net income (loss) before income taxes	3,874	(46,716)	(333)		(1,080)		(44,255)
Income tax (expense) benefit	(5,889)	2,201	—		1,150	(II)	(2,538)
Net loss	(2,015)	(44,515)	(333)		70		(46,793)
Non-controlling interest	(50)	—	—		553	(JJ)	503
Net loss attributable to stockholders	$(2,065)	$(44,515)	$(333)		$623		$(46,290)
Earnings per share: (KK)
Basic	$(0.01)	$(5.59)					$(0.24)
Diluted	$(0.01)	$(5.59)					$(0.24)
Weighted average number of shares: (KK)
Basic	174,309,894	7,958,663					192,451,967
Diluted	174,309,894	7,958,663					192,451,967

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

F-1-6

GLOBAL NET LEASE, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

As noted in the Introduction above, the Merger is accounted for under the acquisition method for business combinations pursuant to GAAP, with GNL as the accounting acquirer of Global II. The consideration to be transferred by GNL to acquire Global II establishes a new accounting basis for the assets acquired, liabilities assumed and any non-controlling interests, measured at their respective fair value as of the date the Merger is consummated. Accordingly, the unaudited pro forma consolidated financial statements include adjustments to record the assets and liabilities of Global II at their estimated fair value, which are preliminary and subject to revision. To the extent fair value of the Merger Consideration exceeds fair value of net assets acquired, any such excess represents goodwill. Alternatively, if fair value of net assets acquired exceeds fair value of the Merger Consideration, the transaction could result in a bargain purchase gain that is recognized immediately in earnings and attributable to GNL common stockholders. Adjustments to estimated fair value of identifiable assets and liabilities of Global II, as well as adjustments to the Merger Consideration may change the determination and amount of goodwill and/or bargain purchase gain and may impact depreciation, amortization and accretion based on revised fair value of assets acquired and liabilities assumed. The actual value of the Merger Consideration will depend upon the market price of the GNL common stock at the time of closing of the Merger. The final fair value and allocation of Merger Consideration will be determined upon completion of the Merger, with the allocation to be finalized as soon as practicable within the measurement period of no later than one year following the closing date of the Merger. The final acquisition accounting may vary significantly from that reflected in the unaudited pro forma consolidated financial statements.

The historical consolidated financial statements of GNL and Global II have been adjusted in the pro forma financial statements to give effect to pro forma events that are directly attributable to the business combination, factually supportable and, with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results following the Merger. These adjustments are generally summarized as: 1) adjustments in the balance sheet and income statement to reflect the estimated purchase price allocation due to the acquisition of Global II by GNL, 2) related tax impacts, and 3) other adjustments described more fully below.

Note 2. Adjustments to Unaudited Pro Forma Consolidated Balance Sheet

The adjustments to the unaudited pro forma consolidated balance sheet as of June 30, 2016 are as follows (dollar amounts in thousands, except per share amounts):

(A)	Reflects the unaudited historical consolidated balance sheets of GNL and Global II as of June 30, 2016.

F-1-7

GLOBAL NET LEASE, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Adjustments to Unaudited Pro Forma Consolidated Balance Sheet  – (continued)

(B)	In connection with the Merger, GNL will acquire Global II, which comprise the following real estate assets.

Portfolio	Acquisition Date	Country	Number of Properties	Rentable Square Feet	Rented Square Feet	Average Remaining Lease Term(1)
Auchan	Dec. 2014	FR	1	152,235	152,235	7.1
Pole Emploi	Dec. 2014	FR	1	41,452	37,437	7.0
Veolia Water	Feb. 2015	US	1	70,000	70,000	9.5
Sagemcom	Feb. 2015	FR	1	265,309	265,309	7.6
NCR Dundee	Apr. 2015	UK	1	132,182	132,182	10.4
FedEx Freight	May 2015	US	1	68,960	68,960	7.2
DB Luxembourg	May 2015	LUX	1	156,098	156,098	7.5
Grupo Antolin	Jun. 2015	US	1	111,798	111,798	9.0
ING Amsterdam	Jun. 2015	NETH	1	509,369	509,369	9.0
Worldline	Jul. 2015	FR	1	111,338	111,338	7.5
Foster Wheeler	Oct. 2015	UK	1	365,832	365,832	8.1
ID Logistics I	Nov. 2015	GER	1	308,579	308,579	8.3
ID Logistics II	Nov. 2015	FR	2	964,489	964,489	8.4
Harper Collins	Dec. 2015	UK	1	873,119	873,119	9.2
DCNS	Dec. 2015	FR	1	96,995	96,995	8.3
Total			16	4,227,755	4,223,740	8.5

(1)	If the portfolio has multiple properties with varying lease expirations, average remaining lease term is calculated on a weighted-average basis. Weighted average remaining lease term in years calculated based on square feet as of June 30, 2016.

Pursuant to the Merger Agreement, GNL will issue the Merger Consideration. The pro forma fair value of the Merger Consideration is estimated as follows based on the share information and GNL closing share price on November 7, 2016 (in thousands, except share and per share price):

November 7, 2016
Global II common stock	12,505,155
Unvested restricted Global II common stock	6,932
Class B Units	125,020
Operating Partnership Units	90
Total Global II fully diluted shares(1)	12,637,197
Exchange ratio	2.27
GNL common stock issuable	28,686,437
GNL closing common stock price(2)	$7.27
Total estimated fair value of Merger Consideration to Global II shareholders	$208,550

(1)	Global II share count as of November 7, 2016.
(2)	GNL closing share price as of November 7, 2016.

F-1-8

GLOBAL NET LEASE, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Adjustments to Unaudited Pro Forma Consolidated Balance Sheet  – (continued)

The following allocation of the purchase price is based on estimates and assumptions and is subject to change based on a final determination of the fair value of the assets acquired and liabilities assumed:

(In thousands)	November 7, 2016
Estimated fair value of Merger Consideration to Global II shareholders(1)	$208,550
Debt assumed at fair value	427,563
Total consideration paid	$636,113
Allocation of consideration paid
Land	$81,172
Buildings, fixtures and improvements	442,575
Total tangible assets	523,747
In-place leases	79,175
Above market lease assets	15,025
Below market lease liabilities	(9,182)
Below market ground lease intangible asset(2)	26,995
Total intangible assets	112,013
Goodwill	9,927
Other assets acquired and liabilities assumed, net	20,000
Bargain purchase	(29,574)
Total consideration paid	$636,113

(1)	Calculated as of November 7, 2016.
(2)	Below market ground lease intangible asset is for one ground lease which is related to ING Amsterdam property which is prepaid through 2050.

Consideration paid reflects the issuance of 28,686,437 shares of GNL common stock. The fair value of the Merger Consideration and resulting purchase price allocation was based on the closing GNL common stock price on November 7, 2016 of $7.27 and will vary based on the market price of GNL’s common stock upon consummation of the Merger. A 10% fluctuation in the market price of GNL’s common stock is reasonably possible based on its average volatility. A 10% fluctuation in the market price of GNL’s common stock would have the following impact on total Merger Consideration and goodwill:

(Unaudited, in thousands)	Merger Consideration	Estimated Goodwill (Bargain Purchase)
As presented	$208,550	$(29,574)
10% increase in common stock price	$229,491	$(8,633)
10% decrease in common stock price	$187,609	$(50,515)

The estimated purchase price of acquired properties is allocated to tangible and identifiable intangible assets acquired, and intangible liabilities assumed, based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. Various estimates, processes and information are utilized to determine the as-if vacant property value. Estimates of value are made using customary methods, which may include data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on an analysis of comparable properties in GNL’s portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

F-1-9

GLOBAL NET LEASE, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Adjustments to Unaudited Pro Forma Consolidated Balance Sheet  – (continued)

Factors considered in the analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, real estate taxes, insurance and other operating expenses and estimates of lost rentals at contract rates during the expected lease-up period, which typically ranges from 12 to 18 months, are included. Costs to execute similar leases are also estimated including leasing commissions, legal and other related expenses.

Above-market and below-market lease values for acquired properties are initially recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the remaining initial term plus the term of any below-market fixed rate renewal options for below-market leases. The capitalized above-market lease values are amortized as a reduction of base rental revenue over the remaining terms of the respective leases, and the capitalized below-market lease values are amortized as an increase to base rental revenue over the remaining initial terms plus the terms of any below-market fixed rate renewal options of the respective leases. If a tenant with a below market rent renewal does not renew, any remaining unamortized amount will be taken into income at that time.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on an evaluation of the specific characteristics of each tenant’s lease and the overall relationship with the tenant. Characteristics considered by us in determining these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense. The Company did not allocate any of the purchase price to customer relationships intangibles.

Upon consummation of the Merger, rental revenue will be recorded by GNL on a straight-line basis from date of acquisition through the end of the assumed lease term. Accordingly, unbilled straight-line rent previously recorded by Global II has been eliminated in the pro forma balance sheet.

The fair value of the mortgage notes payable is estimated using a discounted cash flow analysis, based on the Advisor's experience with similar types of borrowing arrangements.

Certain of the Global II's debt obligations aggregating $160.5 million are subject to change in control provisions which have been waived. GNL will assume Global II’s mortgages and mezzanine facility upon the Merger and is reflected in the pro forma balance sheet as such.

American Realty Capital Global II Advisors, LLC (the “Advisor”) and its related parties received compensation and reimbursement for services related to the Global II initial public offering (“IPO”), including transfer agent services provided by an affiliate of Realty Capital Securities, LLC (the“Former Dealer Manager”). All offering costs incurred by the Advisor or its related parties on behalf of Global II were charged as incurred to additional paid-in capital. Global II was responsible for the reimbursement of offering and related costs from the IPO, excluding commissions and dealer manager fees, up to a maximum of 2.0% of gross proceeds from the IPO, as measured at the end of the IPO. Offering and related costs from the IPO in excess of the 2.0% cap as of the end of the IPO are the Advisor’s responsibility. As of June 30, 2016, offering and related costs exceeded the 2.0% cap of gross proceeds received from the offering by $6.3 million and on August 26, 2016, in accordance with its terms, the IPO lapsed. Global II's board of directors and the Advisor

F-1-10

GLOBAL NET LEASE, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Adjustments to Unaudited Pro Forma Consolidated Balance Sheet  – (continued)

are engaged in discussions regarding the amounts paid in excess of 2.0% cap of gross proceeds. The unaudited pro forma financial statements have not been adjusted to reflect a receivable for this excess.

In making estimates of fair values for purposes of allocating purchase price, a number of sources are utilized, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Information obtained about each property as a result of GNL's pre-acquisition due diligence in also considered in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

(In thousands)	Global II Historical June 30, 2016	Global II Fair Value	Pro Forma Purchase Accounting Adjustments
ASSETS
Real estate investments, at cost:
Land	$76,095	$81,172	$5,077
Buildings, fixtures and improvements	389,285	442,575	53,290
Acquired intangible lease assets	120,980	121,195	215
Total real estate investments, at cost	586,360	644,942	58,582
Less accumulated depreciation and amortization	(20,228)	—	20,228
Total real estate investments, net	566,132	644,942	78,810
Cash and cash equivalents	35,014	35,014	—
Restricted cash	5,471	5,471	—
Derivatives, at fair value	13,491	13,491	—
Unbilled straight-line rent	3,168	—	(3,168)
Prepaid expenses and other assets	2,344	2,344	—
Deferred tax assets	2,753	2,753	—
Goodwill and other intangible assets, net	5,867	9,927	4,060
Deferred financing costs, net	2,640	—	(2,640)
Total assets	$636,880	$713,942	$77,062
LIABILITIES AND EQUITY
Mortgage notes payable, net of deferred financing costs ($6,243 and $5,628 for GNL and GII historical, respectively)	$287,972	$293,600	$5,628
Mortgage premium, net	—	(1,746)	(1,746)
Mezzanine facility	132,716	132,716	—
Mezzanine premium, net	—	2,993	2,993
Market lease intangibles, net	3,502	9,182	5,680
Derivatives, at fair value	6,011	6,011	—
Due to related parties	338	338	—
Accounts payable and accrued expenses	7,028	7,028	—
Prepaid rent	6,972	6,972	—
Deferred tax liability	6,029	15,956	9,927
Taxes payable	944	944	—
Dividends payable	1,824	1,824	—
Total liabilities	453,336	475,818	22,482

F-1-11

GLOBAL NET LEASE, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Adjustments to Unaudited Pro Forma Consolidated Balance Sheet  – (continued)

(In thousands)	Global II Historical June 30, 2016	Global II Fair Value	Pro Forma Purchase Accounting Adjustments
Commitments and contingencies
Equity:
Preferred stock	—	—	—
Common stock	124	287	163
Additional paid-in capital	267,851	208,263	(59,588)
Accumulated other comprehensive loss	(4,412)	—	4,412
Accumulated deficit	(80,019)	29,574	109,593
Total stockholders’ equity	183,544	238,124	54,580
Total liabilities and stockholders’ equity	$636,880	$713,942	$77,062
(C)	Represents financing costs relating to the financing that is expected to be obtained in connection with the Merger and includes contractual financing commitment and administrative fees.
(D)	Represents the following:

(In thousands)	Six Months Ended June 30, 2016
Accrued Merger transaction costs(1)	$9,453
Accrued Bridge loan facility financing costs(2)	2,250
Adjustment	$11,703

(1)	Represents non-recurring transaction and other costs incurred in connection with the Merger, consisting primarily of advisory, legal, accounting, tax and other professional services and are factually supportable as such amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third-parties for additional costs expected to be incurred until the closing of the Mergers. Such costs are reflected as a reduction to retained earnings and not included in the unaudited pro forma consolidated statement of operations.
(2)	Represents financing costs relating to contractual financing commitment fees. As the Company obtained all the change in control waivers for Global II’s current financings, the Company will no longer need to draw funds from bridge loan facility and pay off portions of Global II’s mortgages and mezzanine facility. Therefore, the accrued bridge loan facility costs were reduced to the minimum $2.3 million which is being expensed on the pro forma statement of operations as of June 30, 2016.
(E)	Represents non-recurring transaction and other costs incurred in connection with the Merger, consisting primarily of advisory, legal, accounting, tax and other professional services and are factually supportable as such amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third-parties for additional costs expected to be incurred until the closing of the Mergers. Such costs are reflected as a reduction to retained earnings and not included in the unaudited pro forma consolidated statements of operations.

Note 3. Adjustments to Unaudited Pro Forma Consolidated Statements of Operations

The pro forma results of operations of properties acquired, debt assumed, debt issued and capital raised by Global II are reflected as of the later of the date of the related transaction or January 1, 2015.

The adjustments to the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2016 and year ended December 31, 2015 are as follows (dollar amounts in thousands):

F-1-12

GLOBAL NET LEASE, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Adjustments to Unaudited Pro Forma Consolidated Statements of Operations  – (continued)

(AA)	Reflects the historical consolidated statements of operations of GNL and Global II for the six months ended June 30, 2016 (unaudited) and year ended December 31, 2015.
(BB)	Reflects the amortization of above-and-below-market lease intangibles based on the preliminary purchase price allocation described above.

(In thousands)	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Adjustments to amortization of above-below market leases:
Remove historical Global II	$934	$346
Amortization using preliminary fair value of above/below market leases	(419)	108
Adjustment	$515	$454
GNL amortizes acquired above- and below-market leases as a decrease or increase to rental income, respectively, over the lives of the respective leases. Upon consummation of the Merger, rental revenue will be recorded by GNL on a straight-line basis from date of acquisition through the end of the assumed lease term. However, the pro forma income statements are reflected as if the Merger occurred on January 1, 2015 and substantially all the properties were acquired by Global II in either late December 2014 or during 2015. For pro forma purposes, the revenue would be reflected from the later of January 1, 2015 or the actual date of acquisition by Global II (which would be consistent with Global II's historical accounting). Accordingly, there is no material adjustment required to reflect pro forma revenue for the impact of restarting straight-line rent.
(CC)	Reflects the adjustment to property operating expenses for (above) below market ground lease intangible based on the preliminary purchase price allocation described above.

(In thousands)	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Adjustments to below market ground lease intangible amortization:
Remove historical Global II	$(360)	$(350)
Below market ground lease intangible amortization, using preliminary fair value	387	383
Adjustment	$27	$33

F-1-13

GLOBAL NET LEASE, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Adjustments to Unaudited Pro Forma Consolidated Statements of Operations  – (continued)

(DD)	Reflects pro forma depreciation and amortization expense for the six months ended June 30, 2016 and year ended December 31, 2015 calculated and presented based on the preliminary estimated fair values of the real estate and in-place lease intangible assets described above.

(In thousands)	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Adjustments to depreciation and amortization:
Remove historical Global II	$(9,674)	$(8,634)
Depreciation and amortization using preliminary fair value	10,422	9,322
Adjustment	$748	$688
Estimated useful lives are as follows:

Land improvements	15 years
Building	40 years
Building improvements	15 years
Tenant improvements	Shorter of useful life or remaining life of the respective lease
Furniture and fixtures	5 years
In-place lease intangibles	Remaining life of respective lease
In utilizing these useful lives for determining the pro forma adjustments, consideration is given to the length of time the asset had been in existence, the maintenance history, as well as anticipated future maintenance, and any contractual stipulations that might limit the useful life.
(EE)	Reflects pro forma amortization or accretion of assumed debt premiums or discounts for the six months ended June 30, 2016 and year ended December 31, 2015 calculated and presented based on the preliminary estimated fair values of debt assumed as described above for the period such debt was outstanding for Global II. As previously indicated, certain of the Global II's debt obligations used to fund acquisitions and which were outstanding for some of the the year ended December 31, 2015 and the six months ended June 30, 2016 are subject to change in control provisions which have been waived. As such, the pro forma deferred financing amortization and interest expense relating to bridge loan facility are excluded from the pro forma statement of operations for the six months ended June 30, 2016 and for the year ended December 31, 2015, as they are related to the transaction and non-recurring costs.

(In thousands)	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Adjustments to interest expense:
Remove historical Global II premium or discount amortization/(accretion)	$—	$—
Global II premium or discount amortization/(accretion)	570	(66)
Adjustment	$570	$(66)

F-1-14

GLOBAL NET LEASE, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Adjustments to Unaudited Pro Forma Consolidated Statements of Operations  – (continued)

(FF)	Reflects adjustments for Global II additional asset management fees. As a result of the Merger, GNL will incur additional base asset management fees equal to 1.25% of the cumulative net proceeds realized by GNL from the issuance of common equity of $208.6 million used to acquire Global II.

(In thousands)	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Adjustments to asset management fees:
Remove historical Global II	$(2,453)	$—
Pro forma GNL asset management fee	1,286	1,642
Adjustment	$(1,167)	$1,642
(GG)	Reflects the elimination of merger transaction costs incurred during the six month ended June 30, 2016 for GNL and Global II of $0.2 million and $0.2 million, respectively which are reflected in acquisition and transaction related costs. These costs are directly related to the acquisition of Global II. There were no Merger transaction costs included in historical results for either GNL or Global II for the year ended December 31, 2015.
(HH)	Reflects the elimination of certain overhead, compensation and benefits, and time and expense costs which are charged to Global II by the Advisor. These charges should be excluded from the pro forma income statement because they reflect charges directly attributable to the Merger that will not have a continuing impact on GNL's operations as such costs are not allowed under GNL's advisory agreement.
(II)	Reflects the estimated tax effect of the pro forma adjustments related to the Merger.

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Adjustments to income tax (expense) benefit:
Remove historical Global II and GNL	$1,520	$3,688
Pro forma income tax expense for Global II operations	(2,540)	(2,538)
Adjustment	$(1,020)	$1,150
(JJ)	Reflects the allocation of net income (loss) to the non-controlling interests and stockholders’ equity.

(In thousands)	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Adjustments to non-controlling interest:
Remove historical Global II	$—	$—
Additional non-controlling interest	62	553
Adjustment	$62	$553

F-1-15

GLOBAL NET LEASE, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Adjustments to Unaudited Pro Forma Consolidated Statements of Operations  – (continued)

(KK)	The following table presents pro forma basic and diluted earnings (loss) per share after giving effect to the pro forma adjustments to the unaudited consolidated statements of operations:

Pro forma earnings per share: (In thousands, except per share and per share data)	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Numerator:
Net income (loss) attributable to stockholders	$16,267	$(46,290)
Denominator:
Weighted average number of shares outstanding – basic	197,248,584	192,451,967
Weighted average number of shares outstanding – diluted	197,248,584	192,451,967
Earnings (losses) per share:
Net income (loss) attributable to stockholders per share – basic	$0.08	$(0.24)
Net income (loss) attributable to stockholders per share – diluted	$0.08	$(0.24)

F-1-16

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the period ended December 31, 2015:

For Global Net Lease, Inc.:

For American Realty Capital Global Trust II, Inc.:

Page
Report of Independent Registered Public Accounting Firm	F-2-62
Consolidated Balance Sheets as of December 31, 2015 and 2014	F-2-63
Consolidated Statements of Operations and Comprehensive Loss for the Year Ended December 31, 2015 and for the Period from April 23, 2014 (date of inception) to December 31, 2014	F-2-64
Consolidated Statements of Stockholders’ Equity for the Year Ended December 31, 2015 and for the Period from April 23, 2014 (date of inception) to December 31, 2014	F-2-65
Consolidated Statements of Cash Flows for the Year Ended December 31, 2015 and for the Period from April 23, 2014 (date of inception) to December 31, 2014	F-2-66
Notes to Consolidated Financial Statements	F-2-68
Financial Statement Schedule:
Schedule III — Real Estate and Accumulated Depreciation	F-2-105

For the period ended June 30, 2016:

For Global Net Lease, Inc.:

F-2-1

For American Realty Capital Global Trust II, Inc.:

F-2-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Global Net Lease, Inc.:

In our opinion, the accompanying consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the years then ended present fairly, in all material respects, the financial position of Global Net Lease, Inc. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index for the years ended December 31, 2015 and 2014 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Reporting on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our audits (which was an integrated audit in 2015). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 29, 2016, except insofar as it relates to the revision to previously issued financial statements described in Note 2 as to which the date is September 16, 2016.

F-2-3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Global Net Lease, Inc.

We have audited the accompanying consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows of Global Net Lease, Inc. (a Maryland corporation) and subsidiaries (the “Company”) for the year ended December 31, 2013. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the accompanying index. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Global Net Lease, Inc. and subsidiaries for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 7, 2014, except insofar as it relates to the revision to previously issued financial statements described in Note 2 as to which the date is September 16, 2016.

F-2-4

GLOBAL NET LEASE, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2015	2014
ASSETS
Real estate investments, at cost:
Land	$341,911	$326,696
Buildings, fixtures and improvements	1,685,919	1,519,558
Construction in progress	180	9,706
Acquired intangible lease assets	518,294	484,079
Total real estate investments, at cost	2,546,304	2,340,039
Less accumulated depreciation and amortization	(133,329)	(42,568)
Total real estate investments, net	2,412,975	2,297,471
Cash and cash equivalents	69,938	64,684
Restricted cash	3,319	6,104
Derivatives, at fair value (Note 8)	5,812	13,638
Investment securities, at fair value	—	490
Prepaid expenses and other assets	38,393	24,873
Due from affiliates	136	500
Deferred tax assets	2,552	2,102
Goodwill and other intangible assets, net	2,988	3,665
Deferred financing costs, net	11,855	15,270
Total assets	$2,547,968	$2,428,797
LIABILITIES AND EQUITY
Mortgage notes payable	$531,708	$281,186
Mortgage premium, net	676	1,165
Credit facility	717,286	659,268
Below-market lease liabilities, net	27,978	21,676
Derivatives, at fair value (Note 8)	6,028	6,115
Listing note, at fair value (Note 6)	—	—
Due to affiliates	399	400
Accounts payable and accrued expenses	18,659	14,791
Prepaid rent	15,491	12,252
Taxes payable	5,201	901
Deferred tax liability	4,016	3,665
Dividends payable	407	10,709
Total liabilities	1,327,849	1,012,128
Commitments and contingencies (Note 10)
Equity:
Preferred stock, $0.01 par value, 50,000,000 authorized, none issued and outstanding at December 31, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 168,936,633 and 177,933,175 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	1,692	1,782
Additional paid-in capital	1,480,162	1,575,592
Accumulated other comprehensive loss	(3,649)	(5,589)
Accumulated deficit	(272,812)	(155,116)
Total stockholders’ equity	1,205,393	1,416,669
Non-controlling interest	14,726	—
Total equity	1,220,119	1,416,669
Total liabilities and equity	$2,547,968	$2,428,797

The accompanying notes are an integral part of these consolidated financial statements.

F-2-5

GLOBAL NET LEASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share data)

	Year Ended December 31,
	2015	2014	2013
Revenue:
Rental income	$194,620	$88,158	$3,900
Operating expense reimbursements	10,712	5,225	51
Total revenues	205,332	93,383	3,951
Expenses:
Property operating	18,180	7,947	42
Operating fees to affiliates	15,167	797	50
Acquisition and transaction related	6,053	83,498	7,745
Listing fees	18,653	—	—
Vesting of Class B units	14,480	—	—
Change in fair value of listing note	—	—	—
General and administrative	7,175	4,314	58
Equity based compensation	2,345	—	—
Depreciation and amortization	90,070	40,387	2,112
Total expenses	172,123	136,943	10,007
Operating income (loss)	33,209	(43,560)	(6,056)
Other income (expense):
Interest expense	(34,864)	(14,852)	(969)
Income from investments	15	14	—
(Losses) gains on foreign currency	—	(186)	35
Realized losses on investment securities	(66)	—	—
Gains on derivative instruments	3,935	1,881	—
Gains on hedges and derivatives deemed ineffective	5,124	1,387	—
Unrealized losses on non-functional foreign currency advances not designated as net investment hedges	(3,558)	—	—
Other income	79	291	1
Total other expense, net	(29,335)	(11,465)	(933)
Net income (loss) before income taxes	3,874	(55,025)	(6,989)
Income taxes (expense) benefit	(5,889)	1,431	—
Net loss	(2,015)	(53,594)	(6,989)
Non-controlling interest	(50)	—	—
Net loss attributable to stockholders	$(2,065)	$(53,594)	$(6,989)
Basic and Diluted Earnings Per Share:
Basic and diluted net loss per share attributable to stockholders	$(0.01)	$(0.43)	$(1.28)
Basic and diluted weighted average shares outstanding	174,309,894	126,079,369	5,453,404

The accompanying notes are an integral part of these consolidated financial statements.
F-2-6

GLOBAL NET LEASE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands, except share and per share data)

	Year Ended December 31,
	2015 (Revised)	2014 (Revised)	2013 (Revised)
Net loss	$(2,015)	$(53,594)	$(6,989)
Other comprehensive income (loss)
Cumulative translation adjustment	1,257	476	(392)
Designated derivatives, fair value adjustments	556	(6,384)	754
Other comprehensive income (loss)	1,813	(5,908)	362
Comprehensive loss	$(202)	$(59,502)	$(6,627)
Amounts attributable to non-controlling interest
Net income	50	—	—
Cumulative translation adjustment	(197)	—	—
Designated derivatives, fair value adjustments	70	—	—
Comprehensive loss attributable to non-controlling interest	(77)	—	—
Comprehensive loss attributable to stockholders	$(279)	$(59,502)	$(6,627)

The accompanying notes are an integral part of these consolidated financial statements.

F-2-7

GLOBAL NET LEASE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss) (Revised)	Accumulated Deficit	Total Stockholders’ Equity (Revised)	Non-controlling interest	Total Equity (Revised)
	Number of Shares	Par Value
Balance, December 31, 2012	256,500	$3	$(311)	$(43)	$(445)	$(796)	$—	$(796)
Issuance of common stock	15,261,350	153	150,484	—	—	150,637	—	150,637
Common stock offering costs, commissions and dealer manager fees	—	—	(17,924)	—	—	(17,924)	—	(17,924)
Common stock issued through dividend reinvestment plan	138,977	1	1,319	—	—	1,320	—	1,320
Common stock repurchases	—	—	—	—	—	—	—	—
Share-based compensation	9,000	—	24	—	—	24	—	24
Dividends declared	—	—	—	—	(3,914)	(3,914)	—	(3,914)
Net loss	—	—	—	—	(6,989)	(6,989)	—	(6,989)
Cumulative translation adjustment	—	—	—	(392)	—	(392)	—	(392)
Designated derivatives, fair value adjustments	—	—	—	754	—	754	—	754
Balance, December 31, 2013	15,665,827	$157	$133,592	$319	$(11,348)	$122,720	$—	$122,720
Issuance of common stock	157,635,481	1,579	1,565,738	—	—	1,567,317	—	1,567,317
Common stock offering costs, commissions and dealer manager fees	—	—	(167,693)	—	—	(167,693)	—	(167,693)
Common stock issued through dividend reinvestment plan	4,721,780	47	44,839	—	—	44,886	—	44,886
Common stock repurchases	(99,969)	(1)	(990)	—	—	(991)	—	(991)
Share-based compensation	10,056	—	10	—	—	10	—	10
Amortization of restricted shares	—	—	96	—	—	96	—	96
Dividends declared	—	—	—	—	(90,174)	(90,174)	—	(90,174)
Net loss	—	—	—	—	(53,594)	(53,594)	—	(53,594)
Cumulative translation adjustment	—	—	—	476	—	476	—	476
Designated derivatives, fair value adjustments	—	—	—	(6,384)	—	(6,384)	—	(6,384)
Balance, December 31, 2014	177,933,175	$1,782	$1,575,592	$(5,589)	$(155,116)	$1,416,669	$—	$1,416,669
Issuance of common stock	37,407	—	420	—	—	420	—	420
Common stock offering costs, commissions and dealer manager fees	—	—	49	—	—	49	—	49
Common stock repurchases, inclusive of fees	(12,039,885)	(120)	(126,202)	—	—	(126,322)	—	(126,322)
Common stock issued through dividend reinvestment plan	3,005,936	30	28,548	—	—	28,578	—	28,578
Dividends declared	—	—	—	—	(115,631)	(115,631)	—	(115,631)
Issuance of operating partnership units	—	—	—	—	—	—	750	750
Vesting of Class B units	—	—	—	—	—	—	14,480	14,480
Equity-based compensation	—	—	181	—	—	181	2,164	2,345
Distributions to non-controlling interest holders	—	—	—	—	—	—	(1,017)	(1,017)
Net loss	—	—	—	—	(2,065)	(2,065)	50	(2,015)
Cumulative translation adjustment	—	—	—	1,454	—	1,454	(197)	1,257
Designated derivatives, fair value adjustments	—	—	—	486	—	486	70	556
Rebalancing of ownership percentage	—	—	1,574	—	—	1,574	(1,574)	—
Balance, December 31, 2015	168,936,633	$1,692	$1,480,162	$(3,649)	$(272,812)	$1,205,393	$14,726	$1,220,119

The accompanying notes are an integral part of these consolidated financial statements.

F-2-8

GLOBAL NET LEASE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net loss	$(2,015)	$(53,594)	$(6,989)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	47,649	20,856	837
Amortization of intangibles	42,421	19,531	1,275
Amortization of deferred financing costs	8,527	3,753	250
Amortization of mortgage premium	(489)	(498)	(1)
Amortization of below-market lease liabilities	(2,134)	(1,085)	(29)
Amortization of above-market lease assets	2,315	1,085	—
Amortization of above- and below-market ground lease assets	71	32	—
Unbilled straight line rent	(14,809)	(8,679)	(172)
Vesting of Class B units	14,480	—	—
Equity based compensation	2,345	106	24
Net realized and unrealized marked-to-market transactions	(8,903)	(3,272)	—
Change in fair value of listing note	—	—	—
Loss on sale of investment in securities	66	—	—
Changes in assets and liabilities:
Prepaid expenses and other assets	31	(11,965)	(1,647)
Deferred tax assets	(450)	(2,102)	—
Accounts payable and accrued expenses	4,859	11,183	1,888
Prepaid rent	3,239	10,390	917
Deferred tax liability	(249)	3,665	—
Taxes payable	5,201	901	—
Net cash provided by (used in) operating activities	102,155	(9,693)	(3,647)
Cash flows from investing activities:
Investment in real estate and real estate related assets	(223,075)	(1,507,072)	(110,026)
Deposits for real estate acquisitions	773	(775)	(1,474)
Proceeds from termination of derivatives	10,055	—	—
Capital expenditures	(10,495)	(8,838)	—
Purchase of investment securities	—	(490)	—
Proceeds from redemption of investment securities	463	—	—
Net cash used in investing activities	(222,279)	(1,517,175)	(111,500)

The accompanying notes are an integral part of these consolidated financial statements.

F-2-9

GLOBAL NET LEASE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
(In thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from financing activities:
Borrowings under credit facility	476,208	258,500	—
Repayments on credit facility	(373,167)	(18,500)	—
Proceeds from notes payable	—	12,505	—
Payments on notes payable	—	(12,505)	—
Proceeds from mortgage notes payable	245,483	—	—
Payments on mortgage notes payable	(721)	(135)	—
Proceeds from issuance of common stock	420	1,569,082	148,871
Proceeds from issuance of operating partnership units	750	—	—
Payments of offering costs	49	(168,270)	(18,770)
Payments of deferred financing costs	(4,881)	(16,888)	(2,345)
Dividends paid	(97,730)	(35,415)	(1,769)
Distributions to non-controlling interest holders	(642)	—	—
Payments on common stock repurchases, inclusive of fees	(2,313)	—	—
Payments on share repurchases related to Tender Offer	(125,000)	—	—
Advances from affiliates, net	363	(100)	(1,041)
Restricted cash	2,785	(5,367)	(737)
Net cash provided by financing activities	121,604	1,582,907	124,209
Net change in cash and cash equivalents	1,480	56,039	9,062
Effect of exchange rate changes on cash	3,774	(2,855)	2,176
Cash and cash equivalents, beginning of period	64,684	11,500	262
Cash and cash equivalents, end of period	$69,938	$64,684	$11,500
Supplemental Disclosures:
Cash paid for interest	$24,625	$6,540	$218
Cash paid for income taxes	1,589	—	—
Non-Cash Investing and Financing Activities:
Mortgage notes payable assumed or used to acquire investments in real estate	$31,933	$217,791	$75,651
Premium on mortgage note payable	—	—	1,664
Borrowings under line of credit to acquire real estate	—	446,558	—
Common stock issued through dividend reinvestment plan	28,578	44,886	1,320

The accompanying notes are an integral part of these consolidated financial statements.

F-2-10

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 1 — Organization

Global Net Lease, Inc. (the “Company”), formerly known as American Realty Capital Global Trust, Inc., incorporated on July 13, 2011, is a Maryland corporation that elected and qualified to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2013.

The Company was formed to primarily acquire a diversified portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant net-leased commercial properties. The Company may also originate or acquire first mortgage loans secured by real estate. Based on original purchase price, 60.4% of our properties are located in the U.S. and the Commonwealth of Puerto Rico and 39.6% are in Europe. As of December 31, 2015, we have not invested in any bridge loans, mezzanine loans, preferred equity or securitized loans.

On June 30, 2014, the Company completed its initial public offering (“IPO”) after selling 172.3 million shares of common stock, $0.01 par value per share (“Common Stock”), at a price of $10.00 per share, subject to certain volume and other discounts. In addition, the Company issued an additional 1.1 million shares pursuant to its dividend reinvestment plan (the “DRIP”). On April 7, 2015, in anticipation of the listing of the Common Stock (the “Listing”) on the New York Stock Exchange (the “NYSE”), the Company announced the suspension of the DRIP. On May 7, 2015, the Company filed a post-effective amendment to its Registration statement on Form S-11 (File No. 001-37390) (as amended, the “Registration Statement”) to deregister the unsold shares registered under the Registration Statement.

The Company operated as a non-traded REIT through June 1, 2015. On June 2, 2015 (the “Listing Date”), the Company listed its Common Stock on the NYSE under the symbol “GNL”. In connection with the Listing, the Company offered to purchase up to 11.9 million shares of its Common Stock at a price of $10.50 per share (the “Tender Offer”). As a result of the Tender Offer, on July 6, 2015, the Company purchased approximately 11.9 million shares of its Common Stock at a price of $10.50 per share, for an aggregate amount of $125.0 million, excluding fees and expenses relating to the Tender Offer and including fractional shares repurchased thereafter.

As of December 31, 2015, the Company owned 329 properties (all references to number of properties and square footage are unaudited) consisting of 18.7 million rentable square feet, which were 100% leased, with a weighted average remaining lease term of 11.3 years.

Substantially all of the Company’s business is conducted through Global Net Lease Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. As of December 31, 2015, the OP had issued 1,809,678 units of limited partner interests (“OP Units”) to limited partners other than the Company, of which 1,461,753 OP Units were issued to Global Net Lease Advisors, LLC (the “Advisor”), 347,903 OP Units were issued to Moor Park Capital Partners LLP (the “Service Provider”), and 22 OP Units were issued to Global Net Lease Special Limited Partner, LLC (the “Special Limited Partner”) (see Note 11 — Related Party Transactions). In accordance with the limited partnership agreement of the OP, a holder of OP Units has the right to convert OP Units for a corresponding number of shares of the Company’s Common Stock or the cash value of those corresponding shares, at the Company’s option. The remaining rights of the limited partner interests are limited and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company has no direct employees. The Company has retained the Advisor to manage the Company’s affairs on a day-to-day basis. The properties are managed and leased by Global Net Lease Properties, LLC (the “Property Manager”). The Advisor, Property Manager and Special Limited Partner are under common control with the parent of AR Capital Global Holdings, LLC (the “Sponsor”), as a result of which they are related parties. These related parties receive compensation and fees for various services provided to the Company. The Advisor has entered into a service provider agreement with the Service Provider, pursuant to which the Service Provider provides, subject to the Advisor’s oversight, certain real

F-2-11

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 1 — Organization  – (continued)

estate related services, as well as sourcing and structuring of investment opportunities, performance of due diligence, and arranging debt financing and equity investment syndicates, solely with respect to investments in Europe. Realty Capital Securities, (the “Former Dealer Manager”) served as the dealer manager of the IPO, which was ongoing from October 2012 to June 2014 and, together with its affiliates, continued to provide the Company with various services through December 31, 2015. RCS Capital Corporation, the parent company of the Former Dealer Manager and certain of its affiliates that provided services to the Company, filed for Chapter 11 bankruptcy protection in January 2016, prior to which it was also under common control with AR Global, the parent of the Sponsor.

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity for which the Company is the primary beneficiary. As of December 31, 2015, the Company does not have any investments in variable interest entities (“VIE”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, real estate taxes, income taxes, derivative financial instruments, hedging activities, equity-based compensation expenses related to a Multi-Year Outperformance Agreement (the “OPP”) and fair value measurements, as applicable.

Offering and Related Costs

Offering and related costs include all expenses incurred in connection with the Company’s IPO. Offering costs (other than selling commissions and the Former Dealer Manager fees) include costs have been paid by the Advisor, the Former Dealer Manager or their affiliates on the Company’s behalf. These costs include but are not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Former Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for a portion of the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. The Company is obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on the Company’s behalf, provided that the Advisor is obligated to reimburse us to the extent organization and offering costs (excluding selling commissions and the Former Dealer Manager fee) incurred by the Company in its offering exceed 1.5% of gross offering proceeds in the IPO. As a result, these costs are only our liability to the extent aggregate selling commissions, the dealer manager fee and other organization and offering costs do not exceed 11.5% of the gross proceeds determined at the end of the IPO.

F-2-12

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

Revenue Recognition

The Company’s revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Because many of the Company’s leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. When the Company acquires a property, the acquisition date is considered to be the commencement date for purposes of this calculation.

As of December 31, 2015 and 2014, the Company included unbilled cumulative straight line rents receivable in Prepaid expenses and other assets in the consolidated balance sheets of $23.1 million and $8.7 million, respectively. As of December 31, 2015 and 2014, the Company’s rental revenue included impacts of unbilled rental revenue of $14.5 million and $8.5 million, respectively, to adjust contractual rent to straight line rent.

The Company continually reviews receivables related to rent and unbilled rent receivables and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company records an increase in the Company’s allowance for uncollectible accounts or records a direct write-off of the receivable in the Company’s consolidated statements of operations.

Cost recoveries from tenants are included in operating expense reimbursement in the period the related costs are incurred, as applicable.

Investments in Real Estate

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

The Company evaluates the inputs, processes and outputs of each asset acquired to determine if the transaction is a business combination or asset acquisition. If an acquisition qualifies as a business combination, the related transaction costs are recorded as an expense in the consolidated statements of operations. If an acquisition qualifies as an asset acquisition, the related transaction costs are generally capitalized and subsequently amortized over the useful life of the acquired assets.

In business combinations, the Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets or liabilities and non-controlling interests based on their respective fair values. Tangible assets may include land, land improvements, buildings, fixtures and tenant improvements. Intangible assets or liabilities may include the value of in-place leases, above- and below-market leases and other identifiable assets or liabilities based on lease or property specific characteristics. In addition, any assumed mortgages receivable or payable and any assumed or issued non-controlling interests are recorded at their estimated fair values.

In allocating the fair value to assumed mortgages, amounts are recorded to debt premiums or discounts based on the present value of the estimated cash flows, which is calculated to account for either above or below-market interest rates.

F-2-13

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

Disposal of real estate investments that represent a strategic shift in operations that will have a major effect on the Company’s operations and financial results are required to be presented as discontinued operations in the consolidated statements of operations. Properties that are intended to be sold are to be designated as “held for sale” on the consolidated balance sheets at the lesser of carrying amount or fair value less estimated selling costs when they meet specific criteria to be presented as held for sale. Properties are no longer depreciated when they are classified as held for sale. The Company didn’t have any properties held for sale as of December 31, 2015 and 2014.

The Company evaluates the lease accounting for each new property acquired with existing or new lease and reviews for any capital lease criteria. A lease is classified by a tenant as a capital lease if the significant risks and rewards of ownership are considered to reside with the tenant. This situation is generally considered to be met if, among other things, the non-cancelable lease term is more than 75% of the useful life of the asset or if the present value of the minimum lease payments equals 90% or more of the leased property’s fair value at lease inception.

Depreciation and Amortization

Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and improvements and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

Capitalized above-market lease values are amortized as a reduction of rental income over the remaining terms of the respective leases. Capitalized below-market lease values are amortized as an increase to rental income over the remaining terms of the respective leases and expected below-market renewal option periods.

Capitalized above-market ground lease values are amortized as a reduction of property operating expense over the remaining terms of the respective leases. Capitalized below-market ground lease values are amortized as an increase to property operating expense over the remaining terms of the respective leases and expected below-market renewal option periods.

The value of in-place leases, exclusive of the value of above-market and below-market in-place leases, is amortized to expense over the remaining periods of the respective leases.

Assumed mortgage premiums or discounts are amortized as an increase or reduction to interest expense over the remaining terms of the respective mortgages.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income (loss).

Purchase Price Allocation

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates,

F-2-14

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on the Company’s analysis of comparable properties in the Company’s portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

Factors considered in the analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at contract rates during the expected lease-up period, which typically ranges from 12 to 18 months. The Company also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market lease values for acquired properties are initially recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the remaining initial term plus the term of any below-market fixed rate renewal options for below-market leases. The capitalized above-market lease values are amortized as a reduction of base rental revenue over the remaining terms of the respective leases, and the capitalized below-market lease values are amortized as an increase to base rental revenue over the remaining initial terms plus the terms of any below-market fixed rate renewal options of the respective leases. If a tenant with a below market rent renewal does not renew, any remaining unamortized amount will be taken into income at that time.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on the Company’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the tenant. Characteristics considered by the Company in determining these values include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of the Company’s pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

F-2-15

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

Intangible assets and acquired lease liabilities consist of following:

	December 31,
(In thousands)	2015	2014
Intangible assets:
In-place leases, net of accumulated amortization of $61,857 and $20,131 at December 31, 2015 and 2014, respectively	$426,434	$435,684
Above-market leases, net of accumulated amortization of $3,279 and $1,086 at December 31, 2015 and 2014, respectively	22,322	26,329
Below-market ground leases, net of accumulated amortization of $115 and $32 at December 31, 2015, and 2014, respectively	4,287	817
Total intangible lease assets, net	$453,043	$462,830
Intangible liabilities:
Below-market leases, net of accumulated amortization of $3,296 and $1,211 at December 31, 2015 and 2014, respectively	$25,984	$21,676
Above-market ground leases, net of accumulated amortization of $15 and $0 at December 31, 2015 and 2014, respectively	1,994	$—
Total intangible lease liabilities, net	$27,978	$21,676

The following table provides the weighted-average amortization periods as of December 31, 2015 for intangible assets and liabilities and the projected amortization expense and adjustments to revenues and property operating expense for the next five calendar years:

(In thousands)	Weighted- Average Amortization Years	2016	2017	2018	2019	2020
In-place leases	10.4	$44,665	$44,665	$44,665	$44,665	$44,505
Total to be included in depreciation and amortization		$44,665	$44,665	$44,665	$44,665	$44,505
Above-market lease assets	10.5	$2,271	$2,271	$2,271	$2,271	$2,271
Below-market lease liabilities	11.5	(2,527)	(2,527)	(2,527)	(2,527)	(2,502)
Total to be included in rental income		$(256)	$(256)	$(256)	$(256)	$(231)
Below-market ground lease assets	29.2	$195	$195	$195	$195	$195
Above-market ground lease liabilities	33.7	(59)	(59)	(59)	(59)	(59)
Total to be included in property operating expense		$136	$136	$136	$136	$136

Goodwill

We evaluate goodwill for possible impairment at least annually or upon the occurrence of a triggering event. A triggering event is an event or circumstance that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We performed a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Based on our assessment we determined that the goodwill is not impaired as of December 31, 2015 and no further analysis is required.

F-2-16

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

Cash and Cash Equivalents

Cash and cash equivalents includes cash in bank accounts as well as investments in highly-liquid money market funds with original maturities of three months or less. The Company deposits cash with high quality financial institutions. Deposits in the United States and other countries where we have deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) in the United States, Financial Services Compensation Scheme (“FSCS”) in the United Kingdom, Duchy Deposit Guarantee Scheme (“DDGS”) in Luxembourg and by similar agencies in the other countries, up to insurance limits. The Company had deposits in the United States, United Kingdom, Luxembourg, Germany, Finland and The Netherlands totaling $69.9 million at December 31, 2015, of which $40.3 million, $11.4 million and $11.7 million are currently in excess of amounts insured by the FDIC, FSCS and European equivalent deposit insurance companies including DDGS, respectively. At December 31, 2014, the Company had deposits in the United States, United Kingdom, Luxembourg, Germany, Finland and The Netherlands totaling $64.7 million, of which $37.8 million, $13.5 million and $7.1 million were in excess of the amount insured by the FDIC, FSCS and European equivalent deposit insurance companies including DDGS, respectively. Although the Company bears risk to amounts in excess of those insured, it does not anticipate any losses as a result.

Restricted Cash

Restricted cash primarily consists of debt service and real estate tax reserves. The Company had restricted cash of $3.3 million and $6.1 million as of December 31, 2015 and 2014, respectively.

Deferred Costs, Net

Deferred costs, net consists of deferred financing costs. Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Share Repurchase Program

Prior to April 7, 2015, the Company had in place a Share Repurchase Program (“SRP), providing for limited repurchases of the Company’s Common Stock. On April 7, 2015, the Company’s board of directors approved the termination of the Company’s SRP.

The Company accounts for the purchase of capital stock under a method that is consistent with Maryland law (the state of Company’s domicile), which does not contemplate treasury stock. Any capital stock reacquired for any purpose is recorded as a reduction of common stock (at $0.01 par value per share) and an increase in accumulated deficit.

Dividend Reinvestment Plan

Prior to April 7, 2015, the Company had in place a DRIP, providing for reinvestment of dividends in the Company’s Common Stock. On April 7, 2015, the Company suspended the DRIP. The final issuance of shares of Common Stock pursuant to the DRIP was made in May 2015 in connection with the Company’s April 2015 dividend. Shares issued under the DRIP were recorded to equity in the accompanying consolidated balance sheets in the period dividends were declared.

Derivative Instruments

The Company may use derivative financial instruments, including interest rate swaps, caps, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the Company’s foreign operations expose the Company to fluctuations of foreign

F-2-17

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

interest rates and exchange rates. These fluctuations may impact the value of the Company’s cash receipts and payments in the Company’s functional currency, the U.S. dollar. The Company enters into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of its functional currency.

The Company records all derivatives on the consolidated balance sheets at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statements of operations. If the derivative is designated and qualifies for hedge accounting treatment the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) in the consolidated statements of comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

Share-Based Compensation

The Company has a stock-based incentive award plan for its directors, which is accounted for under the guidance for employee share based payments. The cost of services received in exchange for a stock award is measured at the grant date fair value of the award and the expense for such awards is included in equity based compensation on consolidated statements of operations and is recognized over the vesting period or when the requirements for exercise of the award have been met (see Note 13 — Share-Based Compensation).

Income Taxes

The Company qualified to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with the taxable year ended December 31, 2013. Commencing with such taxable year, the Company was organized to operate in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner to continue to qualify for taxation as a REIT, but no assurance can be given that it will operate in a manner so as to remain qualified as a REIT. As a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes at least 90% of its REIT taxable income to its stockholders. REIT’s are subject to a number of other organizational and operational requirements. We conduct business in various states and municipalities within the United States (including Puerto Rico), United Kingdom and continental Europe and, as a result, the Company or one of its subsidiaries file income tax returns in the United States federal jurisdiction and various state and certain foreign jurisdictions. As a result, the Company may be subject to certain federal, state, local and foreign taxes on our income and assets, including alternative minimum taxes, taxes on any undistributed income and state, local or foreign income, franchise, property and transfer taxes. Any of these taxes decrease Company’s earnings and available cash.

F-2-18

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

In addition, Company’s international assets and operations, including those designated as direct or indirect qualified REIT subsidiaries or other disregarded entities of a REIT, continue to be subject to taxation in the foreign jurisdictions where those assets are held or those operations are conducted. During the period from July 13, 2011 (date of inception) to December 31, 2012, the Company elected to be taxed as a corporation, pursuant to which income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using expected tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. The Company recognizes the financial statement effects of a tax position when it is more-likely-than-not, based on technical merits, that the position will be sustained upon examination. Because, the Company elected and qualified to be taxed as a REIT commencing with the taxable year ended December 31, 2013, it did not anticipate that any applicable deferred tax assets or liabilities will be realized.

Significant judgment is required in determining our tax provision and in evaluating our tax positions. The Company establishes tax reserves based on a benefit recognition model, which the Company believes could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. The Company derecognizes the tax position when it is no longer more likely than not of being sustained.

The Company recognizes deferred income taxes in certain of its subsidiaries taxable in the United States or in foreign jurisdictions. Deferred income taxes are generally the result of temporary differences (items that are treated differently for tax purposes than for U.S. GAAP purposes). In addition, deferred tax assets arise from unutilized tax net operating losses, generated in prior years. The Company provides a valuation allowance against its deferred income tax assets when it believes that it is more likely than not that all or some portion of the deferred income tax asset may not be realized. Whenever a change in circumstances causes a change in the estimated realizability of the related deferred income tax asset, the resulting increase or decrease in the valuation allowance is included in deferred income tax expense (benefit).

The Company derives most of its REIT income from its real estate operations in the United States. As such, the Company’s real estate operations are generally not subject to federal tax, and accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements for these operations. These operations may be subject to certain state, local, and foreign taxes, as applicable.

•	Basis differences between tax and U.S. GAAP for certain international real estate investments. For income tax purposes, in certain acquisitions, the Company assumes the seller’s basis, or the carry-over basis, in the acquired assets. The carry-over basis is typically lower than the purchase price, or the U.S. GAAP basis, resulting in a deferred tax liability with an offsetting increase to goodwill or the acquired tangible or intangible assets;
•	Timing differences generated by differences in the U.S. GAAP basis and the tax basis of assets such as those related to capitalized acquisition costs and depreciation expense; and
•	Tax net operating losses in certain subsidiaries, including those domiciled in foreign jurisdictions, that may be realized in future periods if the respective subsidiary generates sufficient taxable income.

F-2-19

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

The Company’s current income tax provision for the years ended December 31, 2015 and 2014 was $5.1 million and $0.7 million, respectively. The Company’s deferred income tax provision (benefit) for the years ended December 31, 2015 and 2014 was $0.8 million and $(2.1) million, respectively. The deferred tax assets included in the consolidated balance sheets is net of a valuation allowance in the amounts of $4.3 million and $3.9 million as of December 31, 2015 and 2014, respectively.

The Company recognizes current income tax expense for state and local income taxes and taxes incurred in its foreign jurisdictions. The Company’s current income tax expense fluctuates from period to period based primarily on the timing of our taxable income. For the years ended December 31, 2015 and 2014, the Company recognized an income tax (expense) benefit of $(5.9) million and $1.4 million, respectively. Deferred income tax (expense) benefit is generally a function of the period’s temporary differences and the utilization of net operating losses generated in prior years that had been previously recognized as deferred income tax assets from state and local taxes in the United States or in foreign jurisdictions.

The amount of dividends payable to the Company’s stockholders is determined by the board of directors and is dependent on a number of factors, including funds available for distributions, financial condition, capital expenditure requirements, as applicable, and annual dividend requirements needed to qualify and maintain the Company’s status as a REIT under the Code.

The following table details from a tax perspective, the portion of a distribution classified as return of capital and ordinary dividend income, per share per annum, for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
(In thousands)	December 31, 2015		December 31, 2014		December 31, 2013
Return of capital	63.1%	$0.45	70.4%	$0.50	51.7%	$0.37
Ordinary dividend income	36.9%	0.26	29.6%	$0.21	48.3%	0.34
Total	100.0%	$0.71	100.0%	$0.71	100.0%	$0.71

Foreign Currency Translation

The Company’s reporting currency is the U.S. dollar. The functional currency of the Company’s foreign operations is the applicable local currency for each foreign subsidiary. Assets and liabilities of foreign subsidiaries (including intercompany balances for which settlement is not anticipated in the foreseeable future) are translated at the spot rate in effect at the applicable reporting date. The amounts reported in the consolidated statements of operations are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment is recorded as a component of accumulated other comprehensive income (loss) in the consolidated statements of changes in equity.

Per Share Data

The Company calculates basic earnings per share of Common Stock by dividing net income (loss) for the period by weighted-average shares of its Common Stock outstanding for a respective period. Diluted income per share takes into account the effect of dilutive instruments such as unvested restricted stock, long term incentive plan (“LTIP”) units and OP units, based on the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding (see Note 13 — Share-Based Compensation).

Reportable Segments

The Company has determined that it has one reportable segment, with activities related to investing in real estate. The Company’s investments in real estate generate rental revenue and other income through the leasing of properties, which comprise 100% of total consolidated revenues. Management evaluates the operating performance of the Company’s investments in real estate on an individual property level.

F-2-20

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

The Company owns and invests in commercial properties principally in the United States, continental Europe, and the United Kingdom, that are then leased to companies, primarily on a triple-net lease basis. The Company earns lease revenues from its wholly-owned real estate investments. The Company’s portfolio was comprised of full ownership interests in 329 properties, substantially all of which were net leased to 86 tenants, with an occupancy rate of 100%, and totaled approximately 18.7 million square feet.

The Company evaluates its results from operations by its major business segments. Other than the U.K., no country or tenant individually comprised more than 10% of the Company’s total lease revenues, or total long lived-assets at December 31, 2015.

The following tables present the geographic information (in thousands):

	Year Ended December 31,
(In thousands)	2015	2014	2013(1)
Revenues
United States	$130,598	$65,651	$1,132
United Kingdom	40,830	18,199	2,819
Europe	33,904	9,533	—
Total	$205,332	$93,383	$3,951

(1)	The Company did not own any properties denominated in Euro as of December 31, 2013, and as such there were no revenues or Net Investments in Real Estate in this denomination for that period.

	As of December 31,
(In thousands)	2015	2014
Investments in Real Estate
United States	$1,610,720	$1,446,604
United Kingdom	441,586	466,292
Europe	493,998	427,143
Total	$2,546,304	$2,340,039

Reclassifications

Certain reclassifications have been made to the 2014 consolidated financial statements to conform to the current period presentation.

Out-of-period adjustments

During the first and second quarter of 2015, the Company had recorded the following out-of-period adjustments to correct errors from prior periods: (i) additional rental income and accrued rent of $0.3 million related to the straight-line rent effect of correctly including termination payments required under leases with cancellation clauses that were considered probable when assessing the lease term and (ii) additional taxes of $0.9 million representing current foreign taxes payable of $1.2 million and a deferred tax asset of $0.3 million, both relating to 2014. The Company also recorded an out-of-period adjustment in the fourth quarter to correct an additional error in income taxes of $0.5 million relating to 2014 which resulted from errors in estimating our income tax expense. The Company concluded that these adjustments were not material to the financial position or results of operations for the current period or any of the prior periods, accordingly, the Company recorded the related adjustments in the periods they were identified during the year ended December 31, 2015.

F-2-21

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

Revision to previously issued financial statements

During the six months ended June 30, 2016, the Company identified certain historical errors in the preparation of its consolidated statements of comprehensive income (loss) and consolidated statement of changes in equity since 2014 which impacted the quarterly financial statements for the periods ended March 31, June 30 and September 30, 2015 and 2014 and the years ended December 31, 2015, 2014 and 2013. Specifically, the Company had been reflecting the fair value adjustments for its cross currency derivatives designated as net investment hedges on its foreign investments as part of “Designated derivatives — fair value adjustments” within Other Comprehensive Income (“OCI”) rather than treating them as part of “Cumulative translation adjustments” also in OCI consistent with the treatment of the hedged item as required by ASC 815. The Company concluded that the errors noted above were not material to any historical periods presented. However, in order to correctly present the cumulative translation adjustment and designated derivatives, fair value adjustment in the appropriate period, management revised previously issued financial statements. The Company will revise its future presentations of OCI when the period are refiled in 2016 and 2017 for comparative purposes. The effects of these revisions are summarized below:

(In thousands)	As originally Reported	Adjustment	As Revised
Year ended December 31, 2013
Cumulative translation adjustment	$2,140	$(2,532)	$(392)
Designated derivatives, fair value adjustments	(1,778)	2,532	754
Total OCI	$362	$—	$362

(In thousands)	As originally Reported	Adjustment	As Revised
Year ended December 31, 2014
Cumulative translation adjustment	$(11,990)	$12,466	$476
Designated derivatives, fair value adjustments	6,082	(12,466)	(6,384)
Total OCI	$(5,908)	$—	$(5,908)

(In thousands)	As originally Reported	Adjustment	As Revised
Three months ended March 31, 2015
Cumulative translation adjustment	$(14,534)	$7,624	$(6,910)
Designated derivatives, fair value adjustments	7,534	(7,624)	(90)
Total OCI	$(7,000)	$—	$(7,000)

(In thousands)	As originally Reported	Adjustment	As Revised
Three months ended June 30, 2015
Cumulative translation adjustment	$9,047	$2,032	$11,079
Designated derivatives, fair value adjustments	4,368	(2,032)	2,336
Total OCI	$13,415	$—	$13,415

(In thousands)	As originally Reported	Adjustment	As Revised
Six months ended June 30, 2015
Cumulative translation adjustment	$(5,487)	$9,656	$4,169
Designated derivatives, fair value adjustments	11,902	(9,656)	2,246
Total OCI	$6,415	$—	$6,415

F-2-22

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

(In thousands)	As originally Reported	Adjustment	As Revised
Three months ended September 30, 2015
Cumulative translation adjustment	$836	$(2,364)	$(1,528)
Designated derivatives, fair value adjustments	(6,149)	2,364	(3,785)
Total OCI	$(5,313)	$—	$(5,313)

(In thousands)	As originally Reported	Adjustment	As Revised
Nine months ended September 30, 2015
Cumulative translation adjustment	$(4,651)	$7,292	$2,641
Designated derivatives, fair value adjustments	5,753	(7,292)	(1,539)
Total OCI	$1,102	$—	$1,102

(In thousands)	As originally Reported	Adjustment	As Revised
Year ended December 31, 2015
Cumulative translation adjustment	$(5,169)	$6,426	$1,257
Designated derivatives, fair value adjustments	6,982	(6,426)	556
Total OCI	$1,813	$—	$1,813

(In thousands)	As originally Reported	Adjustment	As Revised
Three months ended March 31, 2016
Cumulative translation adjustment	$2,996	$(2,930)	$66
Designated derivatives, fair value adjustments	(11,316)	2,930	(8,386)
Total OCI	$(8,320)	$—	$(8,320)

Listing Note

Concurrent with the Listing, the Company, as the general partner of the OP, caused the OP, subject to the terms of the Second Amended and Restated Agreement of Limited Partnership, to evidence the OP’s obligation to distribute certain amounts to the Special Limited Partner (“the Listing Note”). The amount of the Listing Note is determined, in part, based on the average market value of the Company’s outstanding shares of Common Stock for the period of 30 consecutive trading days, commencing on the 180th calendar day following the Listing. The principal amount of the Listing Note was determined to be zero at December 31, 2015, and therefore no liability was recorded. The Company estimates the contingent consideration using a valuation model and records the fair value of the Listing Note on the consolidated balance sheets. Changes in the fair value of the Listing Note are recorded in the consolidated statements of operations. The final fair value of the Listing Note on maturity at January 23, 2016 was determined to be zero value.

Multi-Year Outperformance Agreement

Concurrent with the Listing and modifications to the Advisor agreement, the Company entered into OPP with the OP and the Advisor (see Note 13 — Share-Based Compensation). The Company records equity based compensation expense associated with the awards over the requisite service period of five years. The cumulative equity-based compensation expense is adjusted each reporting period for changes in the estimated market-related performance.

F-2-23

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

Recently Issued Accounting Pronouncements

Adopted:

In April 2014, FASB amended the requirements for reporting discontinued operations. Under the revised guidance, in addition to other disclosure requirements, a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component or group of components meets the criteria to be classified as held for sale, disposed of by sale or other than by sale. The Company has adopted the provisions of this guidance effective January 1, 2015, and has applied the provisions prospectively. The adoption of this guidance has not had a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In August 2014, the FASB issued ASU 2014-15, Disclosures of Uncertainties about an Entities Ability to Continue as a Going Concern, which requires management to assess a company’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. The assessment is required for each annual and interim reporting period. Management’s assessment should evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. Substantial doubt is deemed to exist when it is probable that the company will be unable to meet its obligations within one year from the financial statement issuance date. If conditions or events give rise to substantial doubt about the entity’s ability to continue as a going concern, the guidance requires management to disclose information that enables users of the financial statements to understand the conditions or events that raised the substantial doubt, management’s evaluation of the significance of the conditions or events that led to the doubt, the entity’s ability to continue as a going concern and management’s plans that are intended to mitigate or that have mitigated the conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern. The guidance is effective for the annual period ending after December 15, 2016 and for annual and interim periods thereafter. The Company has elected to adopt the provisions of this guidance effective December 31, 2014, as early application is permitted. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Pending Adoption:

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Under the revised guidance, an entity is required to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The revised guidance allows entities to apply either a full retrospective or modified retrospective transition method upon adoption. In July 2015, the FASB finalized a one-year delay of the revised guidance, although entities will be allowed to early adopt the guidance as of the original effective date. The new guidance will be effective in the Company’s 2018 fiscal year. The Company is currently evaluating the impact of the revised guidance on the consolidated financial statements and has not yet determined the method by which the Company will adopt the standard.

In February 2015, the FASB issued ASU 2015-02 Consolidation (Topic 810) — Amendments to the Consolidation Analysis. The new guidance applies to entities in all industries and provides a new scope exception to registered money market funds and similar unregistered money market funds. It makes targeted amendments to the current consolidation guidance and ends the deferral granted to investment companies from applying the VIE guidance. The standard does not add or remove any of the characteristics that determine if an entity is a VIE. However, when decision-making over the entity’s most significant activities has been outsourced, the standard changes how a reporting entity assesses if the equity holders at risk lack decision making rights. Previously, the reporting entity would be required to determine if there is a single equity holder that is able to remove the outsourced decision maker that has a variable interest. The new standard requires

F-2-24

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

that the reporting entity first consider the rights of all of the equity holders at risk. If the equity holders have certain rights that are deemed to give them the power to direct the entity’s most significant activities, then the entity does not have this VIE characteristic. The new standard also introduces a separate analysis specific to limited partnerships and similar entities for assessing if the equity holders at risk lack decision making rights. Limited partnerships and similar entities will be VIEs unless the limited partners hold substantive kick-out rights or participating rights. In order for such rights to be substantive, they must be exercisable by a simple majority vote (or less) of all of the partners (exclusive of the general partner and its related parties). A right to liquidate an entity is viewed as akin to a kick-out right. The guidance for limited partnerships under the voting model has been eliminated in conjunction with the introduction of this separate analysis, including the rebuttable presumption that a general partner unilaterally controls a limited partnership and should therefore consolidate it. A limited partner with a controlling financial interest obtained through substantive kick out rights would consolidate a limited partnership. The standard eliminates certain of the criteria that must be met for an outsourced decision maker or service provider’s fee arrangement to not be a variable interest. Under current guidance, a reporting entity first assesses whether it meets power and economics tests based solely on its own variable interests in the entity to determine if it is the primary beneficiary required to consolidate the VIE. Under the new standard, a reporting entity that meets the power test will also include indirect interests held through related parties on a proportionate basis to determine whether it meets the economics test and is the primary beneficiary on a standalone basis. The standard is effective for annual periods beginning after December 15, 2015. Early adoption is allowed, including in any interim period. The Company will adopt the new guidance in fiscal 2016 and believes the guidance will not have a material impact on its consolidated financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU 2015-03 Interest-Imputation of Interest (Subtopic 835-30). The guidance changes the presentation of debt issuance costs on the balance sheet. The amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted for financial statements that have not previously been issued. If the Company decides to early adopt the revised guidance in an interim period, any adjustments will be reflected as of the beginning of the fiscal year that includes the interim period. The Company will adopt the new guidance in fiscal 2016 and believes the guidance will not have a material impact on its consolidated financial position, results of operations or cash flows.

In August 2015, FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which amends ASC 835-30, Interest — Imputation of Interest. This update clarifies the presentation and subsequent measurement of debt issuance costs associated with lines of credit. These costs may be deferred and presented as an asset and subsequently amortized ratably over the term of the revolving debt arrangement.

In September 2015, the FASB issued ASU 2015-16 Business Combination (Topic 805). The guidance eliminates the requirement to adjust provisional amounts from a business combination and the related impact on earnings by restating prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of measurement period adjustments on current and prior periods, including the prior period impact on depreciation, amortization and other income statement items and their related tax effects, shall be recognized in the period the adjustment amount is determined. The cumulative adjustment would be reflected within the respective financial statement line items affected. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company will adopt the new guidance in fiscal 2016 and believes the guidance will not have a material impact on its consolidated financial position, results of operations or cash flows.

F-2-25

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies – (continued)

In January 2016, the FASB issued ASU 2016-01 Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10). The revised guidance amends the recognition and measurement of financial instruments. The new guidance significantly revises an entity’s accounting related to equity investments and the presentation of certain fair value changes for financial liabilities measured at fair value. Among other things, it also amends the presentation and disclosure requirements associated with the fair value of financial instruments. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is not permitted for most of the amendments in the update. The Company is currently evaluating the impact of the new guidance.

In February 2016, the FASB issued ASU 2016-02 Leases (ASC 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The ASU is expected to impact the Company’s consolidated financial statements as the Company has certain operating and land lease arrangements for which it is the lessee. ASC 842 supersedes the previous leases standard, ASC 840 Leases. The standard is effective on January 1, 2019, with early adoption permitted. The Company is in the process of evaluating the impact of this new guidance.

Note 3 — Real Estate Investments

The following table reflects the number and related base purchase prices of properties acquired as of December 31, 2014 and during the year ended December 31, 2015:

	Number of Properties	Base Purchase Price(1)
		(In thousands)
As of December 31, 2014	307	$2,378,554
Twelve months ended December 31, 2015	22	255,008
Portfolio as of December 31, 2015	329	$2,633,562

(1)	Contract purchase price, excluding acquisition related costs, based on the exchange rate at the time of purchase, where applicable.

F-2-26

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 3 — Real Estate Investments – (continued)

The following table presents the allocation of the assets acquired and liabilities assumed during the years ended December 31, 2015, 2014 and 2013 based on contract purchase price, excluding acquisition related costs, based on the exchange rate at the time of purchase.

	Year Ended December 31,
(Dollar amounts in thousands)	2015	2014	2013
Real estate investments, at cost:
Land	$23,865	$288,376	$44,118
Buildings, fixtures and improvements	192,052	1,450,862	103,127
Total tangible assets	215,917	1,739,238	147,245
Intangibles acquired:
In-place leases	44,241	418,419	44,865
Above market lease assets	1,007	26,711	2,159
Below market lease liabilities	(7,449)	(17,513)	(5,983)
Below market ground lease assets	3,363	901	—
Above market ground lease liabilities	(2,071)	—	—
Goodwill	—	3,665	—
Total assets acquired, net	255,008	2,171,421	188,286
Mortgage notes payable used to acquire real estate investments	(31,933)	(217,791)	(75,651)
Credit facility borrowings used to acquire real estate investments	—	(446,558)	—
Other liabilities assumed	—	—	(1,664)
Cash paid for acquired real estate investments	$223,075	$1,507,072	$110,971
Number of properties purchased	22	270	36

The following table presents unaudited pro forma information as if the acquisitions during the year ended December 31, 2015, had been consummated on January 1, 2014. Additionally, the unaudited pro forma net income (loss) attributable to stockholders was adjusted to exclude acquisition and transaction related expense of $6.1 million for the year ended December 31, 2015 to the year ended December 31, 2014. Such acquisition and transaction related expenses have been reflected in the year ended December 31, 2014 as if such acquisitions costs had been consummated on January 1, 2014.

	Year Ended December 31,
(In thousands)	2015	2014
Pro forma revenues	$219,932	$227,134
Pro forma net income (loss)	$9,716	$58,456
Pro forma basic and diluted net income (loss) per share	$0.06	$0.46

F-2-27

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 3 — Real Estate Investments – (continued)

The following presents future minimum base rental cash payments due to the Company during the next five calendar years and thereafter as of December 31, 2015. These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indices among other items.

(In thousands)	Future Minimum Base Rent Payments(1)
2016	$195,718
2017	199,195
2018	201,720
2019	204,203
2020	206,384
Thereafter	1,151,118
Total	$2,158,338

(1)	Based on the exchange rate as of December 31, 2015.

The following table lists the tenants whose annualized rental income on a straight-line basis represented 10% or greater of consolidated annualized rental income on a straight-line basis for all properties as of December 31, 2015, 2014 and 2013.

	December 31,
Tenant	2015	2014	2013
Encanto Restaurants, Inc.	*	*	19.4%
Western Digital Corporation	*	*	14.6%
Thames Water Utilities Limited	*	*	11.7%

*	Tenant’s annualized rental income on a straight-line basis was not greater than 10% of total annualized rental income for all portfolio properties as of the period specified.

The termination, delinquency or non-renewal of leases by any major tenant may have a material adverse effect on revenues.

The following table lists the countries and states where the Company has concentrations of properties where annualized rental income on a straight-line basis represented greater than 10% of consolidated annualized rental income on a straight-line basis as of December 31, 2015, 2014 and 2013.

	December 31,
Country	2015	2014	2013
Germany	*	10.9%	*
Puerto Rico	*	*	19.4%
United Kingdom	19.2%	22.0%	38.4%
United States:
California	*	*	14.6%
Texas	11.5%	10.4%	*

*	Geography’s annualized rental income on a straight-line basis was not greater than 10% of total annualized rental income for all portfolio properties as of the period specified.

F-2-28

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 4 — Revolving Credit Facility

On July 25, 2013, the Company, through the OP, entered into a credit facility (the “Credit Facility”) that provided for aggregate revolving loan borrowings of up to $50.0 million (subject to borrowing base availability). The Credit Facility has been amended at various times, and maximum borrowings have increased to $740.0 million, with the most recent increase being on August 24, 2015. The Company had $717.3 million (including £160.2 million and €288.4 million) and $659.3 million (including £169.8 million and €128.0 million) outstanding under the Credit Facility as of December 31, 2015 and 2014, respectively.

Availability of borrowings is based on a pool of eligible unencumbered real estate assets. The initial maturity date of the facility is July 25, 2016 with two one-year extension options, subject to certain conditions.

The Company has the option, based upon its consolidated leverage ratio, to have draws under the facility priced at either the Alternate Base Rate (as described below) plus 0.60% to 1.20% or at adjusted LIBOR plus 1.60% to 2.20%. The Alternate Base Rate is defined in the Credit Facility as a rate per annum equal to the greatest of (a) the fluctuating annual rate of interest announced from time to time by the lender as its “prime rate” in effect on such day, (b) the federal funds effective rate in effect on such day plus 0.5% of 1% and (c) the Adjusted LIBOR for a one-month interest period on such day plus 1%. Adjusted LIBOR refers to LIBOR multiplied by the statutory reserve rate, as determined by the Federal Reserve System of the United States. The Credit Facility agreement requires the Company to pay an unused fee per annum of 0.25% if the unused balance of the Credit Facility exceeds or is equal to 50% of the available facility or a fee per annum of 0.15% if the unused balance of the Credit Facility is less than 50% of the available facility. As of December 31, 2015, the Credit Facility reflected variable and fixed rate borrowings with a carrying value and fair value of $717.3 million, and a weighted average effective interest rate of 2.2% after considering interest rate swaps in place. The unused borrowing capacity under the Credit Facility as of December 31, 2015 and 2014 was $22.7 million and $20.7 million, respectively.

The Credit Facility agreement provides for quarterly interest payments for each Alternate Base Rate loan and periodic payments for each Adjusted LIBOR Rate loan, based upon the applicable LIBOR loan period, with all principal outstanding being due on the maturity date in July 2016. The Credit Facility agreement also contains two one-year extension options, subject to certain conditions. The Credit Facility may be prepaid at any time, in whole or in part, without premium or penalty, subject to prior notice to the lender. In the event of a default, the lender has the right to terminate their obligations under the Credit Facility agreement and to accelerate the payment on any unpaid principal amount of all outstanding loans.

The Credit Facility requires the Company to meet certain financial covenants, including the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth. As of December 31, 2015, the Company was in compliance with the financial covenants under the Credit Facility.

The total gross carrying value of unencumbered assets as of December 31, 2015 is $1.3 billion.

On January 20, 2016, the Company paid down $20.0 million of its US dollar advances. Foreign currency draws under the Credit Facility are designated as net investment hedges of the Company’s investments during the periods reflected in the consolidated statements of operations (see Note 8 — Derivatives and Hedging Activities for further discussion).

F-2-29

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 5 — Mortgage Note Payable

Mortgage notes payable as of December 31, 2015 and 2014 consisted of the following:

Country	Portfolio	Encumbered Properties	Outstanding Loan Amount(1)		Effective Interest Rate		Interest Rate	Maturity
			December 31, 2015	December 31, 2014
			(In thousands)	(In thousands)
Finland:	Finnair	4	$30,976	$—	2.2	%(2)	Fixed	Sep. 2020
	Tokmanni	1	31,603	—	2.4	%(2)	Fixed	Oct. 2020
Germany:	Rheinmetall	1	11,561	12,884	2.6	%(2)	Fixed	Jan. 2019
	OBI DIY	1	4,908	5,470	2.4%		Fixed	Jan. 2019
	RWE AG	3	68,169	75,969	1.6	%(2)	Fixed	Oct. 2019
	Rexam	1	5,737	6,394	1.8	%(2)	Fixed	Oct. 2019
	Metro Tonic	1	28,904	32,211	1.7	%(2)	Fixed	Dec. 2019
	Total EUR denominated	12	181,858	132,928
United Kingdom:	McDonald’s	1	1,125	1,180	4.1	%(2)	Fixed	Oct. 2017
	Wickes Building Supplies I	1	2,882	3,024	3.7	%(2)	Fixed	May 2018
	Everything Everywhere	1	5,922	6,213	4.0	%(2)	Fixed	Jun. 2018
	Thames Water	1	8,882	9,319	4.1	%(2)	Fixed	Jul. 2018
	Wickes Building Supplies II	1	2,443	2,563	4.2	%(2)	Fixed	Jul. 2018
	Northern Rock	2	7,772	8,155	4.5	%(2)	Fixed	Sep. 2018
	Wickes Building Supplies III	1	2,813	2,951	4.4	%(2)	Fixed	Nov. 2018
	Provident Financial	1	18,875	19,804	4.1	%(2)	Fixed	Feb. 2019
	Crown Crest	1	28,498	29,901	4.3	%(2)	Fixed	Feb. 2019
	Aviva	1	23,242	24,387	3.8	%(2)	Fixed	Mar. 2019
	Bradford & Bingley	1	11,192	—	3.5	%(2)	Fixed	May 2020
	Intier Automotive Interiors	1	6,995	—	3.5	%(2)	Fixed	May 2020
	Capgemini	1	8,142	—	3.2	%(2)	Fixed	Jun. 2020
	Fujitisu	3	36,684	—	3.2	%(2)	Fixed	Jun. 2020
	Amcor Packaging	7	4,628	—	3.6	%(2)	Fixed	Jul. 2020
	Fife Council	1	2,715	—	3.6	%(2)	Fixed	Jul. 2020
	Malthrust	3	4,737	—	3.6	%(2)	Fixed	Jul. 2020
	Talk Talk	1	5,663	—	3.6	%(2)	Fixed	Jul. 2020
	HBOS	3	7,979	—	3.6	%(2)	Fixed	Jul. 2020
	DFS Trading	5	15,010	—	3.4	%(2)	Fixed	Aug. 2020
	DFS Trading	2	3,514	—	3.4	%(2)	Fixed	Aug. 2020
	HP Enterprise Services	1	13,748	—	3.4	%(2)	Fixed	Aug. 2020
	Total GBP denominated	40	223,461	107,497
United States:	Quest Diagnostics	1	52,800	—	2.0	%(3)	Variable	Sep. 2018
	Western Digital	1	17,982	18,269	5.3%		Fixed	Jul. 2021
	AT&T Services	1	33,550	—	2.5	%(4)	Variable	Dec. 2020
Puerto Rico:	Encanto Restaurants	18	22,057	22,492	6.3%		Fixed	Jun. 2017
	Total USD denominated	21	126,389	40,761
	Total	73	$531,708	$281,186	3.0%

(1)	Amounts borrowed in local currency and translated at the spot rate as of respective date.
(2)	Fixed as a result of an interest rate swap agreement.

F-2-30

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 5 — Mortgage Note Payable – (continued)

(3)	The interest rate is 2.0% plus 1-month LIBOR.
(4)	The interest rate is 2.0% plus 1-month Adjusted LIBOR as defined in the mortgage agreement.

During the year ended December 31, 2015, the Company encumbered 29 U.K. properties for which the Company received proceeds of £81.7 million ($121.0 million based upon an exchange rate of £1.00 to $1.48 as of December 31, 2015), one Finnish property for which the Company received proceeds of €29.0 million ($31.6 million based upon an exchange rate of €1.00 to $1.09 as of December 31, 2015) and two U.S. properties for which the Company received proceeds of $86.4 million.

The following table presents future scheduled aggregate principal payments on the mortgage notes payable over the next five calendar years and thereafter as of December 31, 2015:

(In thousands)	Future Principal Payments(1)
2016	$758
2017	23,043
2018	83,850
2019	190,249
2020	217,508
Thereafter	16,300
Total	$531,708

(1)	Based on the exchange rate as of December 31, 2015.

The Company’s mortgage notes payable agreements require compliance with certain property-level financial covenants including debt service coverage ratios. As of December 31, 2015 and 2014, the Company was in compliance with financial covenants under its mortgage notes payable agreements.

Note 6 — Fair Value of Financial Instruments

The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. This alternative approach also reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The guidance defines three levels of inputs that may be used to measure fair value:

Level 1 —	Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 —	Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.
Level 3 —	Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

F-2-31

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 6 — Fair Value of Financial Instruments – (continued)

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter, however, the Company expects that changes in classifications between levels will be rare.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. As of December 31, 2015 and 2014, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of derivative instruments is determined using a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and implied volatilities. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the counterparties.

Investment Securities

On September 3, 2015, the Company redeemed its investment in the AR Capital Global Real Estate Income Fund, a real estate income fund traded in an active market with an aggregate fair value of $0.5 million as of the redemption date. The real estate income fund is managed by an affiliate of the Sponsor (see Note 11 — Related Party Transactions). The redemption resulted in a recognized loss of approximately $0.1 million for the year ended December 31, 2015.

As of December 31, 2014, the investment had an aggregate fair value of $0.5 million and an unrealized loss of $24,000. Unrealized losses were considered temporary and therefore no impairment was recorded for the year ended December 31, 2014.

F-2-32

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 6 — Fair Value of Financial Instruments – (continued)

Financial Instruments Measured at Fair Value on a Recurring Basis

The following table presents information about the Company’s assets and liabilities (including derivatives that are presented net) measured at fair value on a recurring basis as of December 31, 2015 and 2014, aggregated by the level in the fair value hierarchy level within which those instruments fall.

(In thousands)	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
December 31, 2015
Cross currency swaps, net (GBP & EUR)	$—	$3,042	$—	$3,042
Foreign currency forwards, net (GBP & EUR)	$—	$2,203	$—	$2,203
Interest rate swaps, net (GBP & EUR)	$—	$(5,461)	$—	$(5,461)
Listing Note (see Note 7)	$—	$—	$—	$—
OPP (see Note 13)	$—	$—	$(14,300)	$(14,300)
December 31, 2014
Cross currency swaps, net (GBP & EUR)	$—	$11,289	$—	$11,289
Foreign currency forwards, net (GBP & EUR)	$—	$1,884	$—	$1,884
Interest rate swaps, net (GBP & EUR)	$—	$(5,650)	$—	$(5,650)
Investment securities	$490	$—	$—	$490

The valuations of the Listing Note and OPP are determined using a Monte Carlo simulation. This analysis reflects the contractual terms of the Listing Note and OPP, including the performance periods and total return hurdles, as well as observable market-based inputs, including interest rate curves, and unobservable inputs, such as expected volatility. As a result, the Company has determined that its Listing Note and OPP valuations in their entirety are classified in Level 3 of the fair value hierarchy.

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the years ended December 31, 2015 or 2014.

Level 3 Valuations

The following is a reconciliation of the beginning and ending balance for the changes in instruments with Level 3 inputs in the fair value hierarchy for the year ended December 31, 2015:

(In thousands)	Listing Note	OPP
Beginning balance as of December 31, 2014	$—	$—
Fair value at issuance	8,670	27,500
Fair value adjustment	(8,670)	(13,200)
Ending balance as of December 31, 2015	$—	$14,300

F-2-33

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 6 — Fair Value of Financial Instruments – (continued)

The following table provides quantitative information about the significant Level 3 inputs used (in thousands):

Financial Instrument	Fair Value at December 31, 2015	Principal Valuation Technique	Unobservable Inputs	Input Value
	(In thousands)
Listing Note	$—	Monte Carlo Simulation	Expected volatility	20.0%
OPP	$14,300	Monte Carlo Simulation	Expected volatility	21.0%

The following discussion provides a description of the impact on a fair value measurement of a change in each unobservable input in isolation. For the relationship described below, the inverse relationship would also generally apply.

Expected volatility is a measure of the variability in possible returns for an instrument, parameter or market index given how much the particular instrument, parameter or index changes in value over time. Generally, the higher the expected volatility of the underlying, the wider the range of potential future returns. An increase in expected volatility, in isolation, would generally result in an increase in the fair value measurement of an instrument.

On August 7, 2015, the Company amended and restated the OPP (the “Amended OPP”) with the OP and the Advisor to amend certain definitions related to performance measurement to equitably adjust for share issuances and share repurchases on a go-forward basis. The amendment resulted in an immaterial adjustment to compensation cost as of the modification date.

Financial Instruments not Measured at Fair Value on a Recurring Basis

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate value. The fair value of short-term financial instruments such as cash and cash equivalents, due to/from affiliates, accounts payable and dividends payable approximates their carrying value on the consolidated balance sheets due to their short-term nature. The fair values of the Company’s remaining financial instruments that are not reported at fair value on the consolidated balance sheets are reported below.

(In thousands)	Level	Carrying Amount December 31, 2015	Fair Value December 31, 2015	Carrying Amount December 31, 2014	Fair Value December 31, 2014
Mortgage notes payable(1)(2)	3	$532,384	$534,041	$282,351	$280,967
Credit facility	3	$717,286	$717,286	$659,268	$669,824

(1)	Carrying value includes $531.7 million mortgage notes payable and $0.7 million mortgage premiums, net as of December 31, 2015.
(2)	Carrying value includes $281.2 million mortgage notes payable and $1.2 million mortgage premiums, net as of December 31, 2014.

The fair value of the mortgage notes payable is estimated using a discounted cash flow analysis, based on the Advisor’s experience with similar types of borrowing arrangements. Advances under the Credit Facility are considered to be reported at fair value.

F-2-34

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 7 — Listing Note

In connection with the Listing, the Company, as the general partner of the OP, caused the OP, subject to the terms of the Second Amended and Restated Limited Partnership Agreement, to issue a note (the “Listing Note”) to the Special Limited Partner, to evidence the OP’s obligation to distribute to the Special Limited Partner an aggregate amount (the “Listing Amount”) equal to 15.0% of the difference (to the extent the result is a positive number) between:

•	the sum of (i) the “market value” (as defined in the Listing Note) of all of the Company’s outstanding shares of Common Stock plus (ii) the sum of all distributions or dividends (from any source) paid by the Company to its stockholders prior to the Listing; and
•	the sum of (i) the total amount raised in the Company’s IPO and its DRIP prior to the Listing (“Gross Proceeds”) plus (ii) the total amount of cash that, if distributed to those stockholders who purchased shares in the IPO and under the DRIP, would have provided those stockholders a 6.0% cumulative, non-compounded, pre-tax annual return (based on a 365-day year) on the Gross Proceeds.

The market value used to calculate the Listing Amount will not be determinable until the end of a measurement period of 30 consecutive trading days, commencing on the 180th calendar day following the Listing, unless another liquidity event, such as a merger, occurs prior to the end of the measurement period. If another liquidity event occurs prior to the end of the measurement period, the Listing Note provides for appropriate adjustment to the calculation of the Listing Amount. The Special Limited Partner will have the right to receive distributions of Net Sales Proceeds, as defined in the Listing Note, until the Listing Note is paid in full; provided that, the Special Limited Partner has the right, but not the obligation, to convert the entire special limited partner interest into OP Units. Those OP Units would be convertible for the cash value of a corresponding number of shares of Common Stock or a corresponding number of shares of Common Stock, at the Company’s option, in accordance with the terms contained in the Second Amended and Restated Limited Partnership Agreement.

Until the amount of the Listing Note can be determined, the Listing Note is considered a liability which is marked to fair value at each reporting date, with changes in the fair value recorded in the consolidated statements of operations. The Listing Note fair value at issuance and as of December 31, 2015 was determined using a Monte Carlo simulation, which uses a combination of observable and unobservable inputs. As of December 31, 2015, the Listing Note had a fair value of zero (see Note 6 — Fair Value of Financial Instruments). The final fair value of the Listing Note on maturity at January 23, 2016 was determined to be zero as well.

Note 8 — Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

The Company uses derivative financial instruments, including interest rate swaps, caps, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings. Certain foreign investments expose the Company to fluctuations of foreign interest rates and exchange rates. These fluctuations may impact the value of the Company’s cash receipts and payments in terms of the Company’s functional currency. The Company enters into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of its functional currency, the U.S. dollar (“USD”).

The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The Company does not intend to utilize derivatives for speculative or other purposes other than interest rate and currency risk management. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To

F-2-35

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 8 — Derivatives and Hedging Activities – (continued)

mitigate this risk, the Company only enters into derivative financial instruments with counterparties with high credit ratings and with major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company does not anticipate that any such counterparties will fail to meet their obligations.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheets as of December 31, 2015 and 2014:

	Balance Sheet Location	December 31,
(In thousands)		2015	2014
Derivatives designated as hedging instruments:
Interest rate swaps (GBP)	Derivative assets, at fair value	$567	$18
Cross currency swaps (GBP)	Derivative assets, at fair value	—	4,517
Cross currency swaps (EUR)	Derivative assets, at fair value	—	7,219
Interest rate swaps (GBP)	Derivative liabilities, at fair value	(3,313)	(4,353)
Interest rate swaps (EUR)	Derivative liabilities, at fair value	(2,715)	(1,315)
Cross currency swaps (GBP)	Derivative liabilities, at fair value	—	(447)
Total		$(5,461)	$5,639
Derivatives not designated as hedging instruments:
Foreign currency forwards (EUR-USD)	Derivative assets, at fair value	$1,113	$736
Foreign currency forwards (GBP-USD)	Derivative assets, at fair value	1,090	1,148
Cross currency swaps (GBP)	Derivative assets, at fair value	509	—
Cross currency swaps (EUR)	Derivative assets, at fair value	2,533	—
Total		$5,245	$1,884

The table below presents a gross presentation, the effects of offsetting, and a net presentation of the Company’s derivatives as of December 31, 2015 and 2014. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented on the accompanying consolidated balance sheets.

	Gross Amounts of Recognized Assets	Gross Amounts of Recognized (Liabilities)	Gross Amounts Offset on the Balance Sheet	Net Amounts of Assets (Liabilities) presented on the Balance Sheet	Gross Amounts Not Offset on the Balance Sheet		Net Amount
(In thousands)					Financial Instruments	Cash Collateral Received (Posted)
December 31, 2015	$5,812	$(6,028)	$—	$(216)	$—	$—	$(216)
December 31, 2014	$13,638	$(6,115)	$—	$7,523	$—	$—	$7,523

In addition to the above derivative arrangements, the Company also uses non-derivative financial instruments to hedge its exposure to foreign currency exchange rate fluctuations as part of its risk management program, including foreign denominated debt issued and outstanding with third parties to protect the value of its net investments in foreign subsidiaries against exchange rate fluctuations. The Company draws foreign currency advances under its Credit Facility to fund certain investments in the respective local currency which creates a natural hedge against the original equity invested in the real estate investments, removing the need for the final cross currency swaps (See Note 4 — Revolving Credit Facility). As further discussed below, in conjunction with the restructuring of the cross currency swaps on February 4, 2015, foreign currency advances
F-2-36

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 8 — Derivatives and Hedging Activities – (continued)

of €110.5 million and £68.5 million were drawn under the Company’s Credit Facility. The Company separately designated each foreign currency draw as a net investment hedge under ASC 815. Effective May 17, 2015, the Company modified the hedging relationship and designated all foreign currency draws as net investment hedges to the extent of the Company’s net investment in foreign subsidiaries. To the extent foreign draws in each currency exceed the net investment, the Company reflects the effects of changes in currency on such excess in earnings. As of December 31, 2015, the Company had draws of £36.0 million and €27.9 million in excess of its net investments.

Interest Rate Swaps

The Company’s objectives in using interest rate swaps are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

As of December 31, 2015 and 2014, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

	December 31, 2015		December 31, 2014
Derivatives	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Interest rate swaps (GBP)	27	$697,925	20	$371,225
Interest rate swaps (EUR)	16	561,282	10	282,999
Total	43	$1,259,207	30	$654,224

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction impacts earnings. During 2015, such derivatives were used to hedge the variable cash flows associated with variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the year ended December 31, 2015, the Company recorded a loss of $0.4 million of ineffectiveness in earnings. During the years ended December 31, 2014 and 2013 there were no losses due to ineffectiveness.

During the year ended December 31, 2015, the Company terminated/partially terminated two of its interest rate swaps and accelerated the reclassification of amounts in other comprehensive income (loss) to net income (loss) as a result of the hedged forecasted transactions becoming probable not to occur. The accelerated amounts were a loss of $38,000.

Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next 12 months, the Company estimates that an additional $4.4 million will be reclassified from other comprehensive income (loss) as an increase to interest expense.

F-2-37

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 8 — Derivatives and Hedging Activities – (continued)

The table below details the location in the financial statements of the gain or loss recognized on interest rate derivatives designated as cash flow hedges for the years ended December 31, 2015, 2014 and 2013.

	Year Ended December 31,
(In thousands)	2015	2014	2013
Amount of gain (loss) recognized in accumulated other comprehensive (loss) income from derivatives (effective portion)	$8,800	5,670	$(1,901)
Amount of loss reclassified from accumulated other comprehensive income (loss) into income as interest expense (effective portion)	$(4,166)	(2,087)	$(123)
Amount of loss recognized in income on derivative instruments (ineffective portion, reclassifications of missed forecasted transactions and amounts excluded from effectiveness testing)	$(371)	—	$—

Cross Currency Swaps Designated as Net Investment Hedges

The Company is exposed to fluctuations in foreign exchange rates on property investments in foreign countries which pay rental income, incur property related expenses and hold debt instruments in currencies other than its functional currency, the USD. The Company uses foreign currency derivatives including cross currency swaps to hedge its exposure to changes in foreign exchange rates on certain of its foreign investments. Cross currency swaps involve fixing the applicable exchange rate for delivery of a specified amount of foreign currency on specified dates.

On February 4, 2015, the Company restructured its cross currency swaps and replaced its initial US dollar equity funding in certain foreign real estate investments with foreign currency debt. As part of the restructuring, foreign currency advances of €110.5 million and £68.5 million were drawn under the Company’s Credit Facility which created a natural hedge against the original equity invested in the real estate investments, thus removing the need for the final equity notional component of the cross currency swaps. Through February 4, 2015, these cross currency swaps had been designated as net investment hedges. For derivatives designated as net investment hedges, the effective portion of changes in the fair value of the derivatives are reported in accumulated other comprehensive income (loss) (outside of earnings) as part of the cumulative translation adjustment. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts are reclassified out of accumulated other comprehensive income (loss) into earnings when the hedged net investment is either sold or substantially liquidated. The restructuring and settlement of the cross currency swaps resulted in a gain of approximately $19.0 million, with $10.1 million in proceeds received and $8.9 million retained by the bank as a reduction of outstanding Credit Facility balance. The gain will remain in the cumulative translation adjustment (CTA) until such time as the net investments are sold or substantially liquidated in accordance with ASC 830. Following the restructuring noted above, these cross currency swaps no longer qualified for net investment hedge accounting treatment and as such all changes in fair value from February 5, 2015 through December 31, 2015 were recognized in earnings.

F-2-38

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 8 — Derivatives and Hedging Activities – (continued)

As of December 31, 2015, the Company did not have any outstanding derivative instruments designated as net investment hedges. The Company had the following outstanding cross currency swaps that were used to hedge its net investments in foreign operations at December 31, 2014:

	December 31, 2014
Derivatives	Number of Instruments(1)	Notional Amount(1)
		(In thousands)
Cross currency swaps (GBP-USD)	5	$107,623
Cross currency swaps (EUR-USD)	10	134,285
Total	15	$241,908

(1)	Payments and obligations pursuant to these foreign currency swap agreements are guaranteed by the Company, ARC Global Holdco, LLC and the OP.

Foreign Denominated Debt Designated as Net Investment Hedges

Effective May 17, 2015, all foreign currency draws under the Credit Facility were designated as net investment hedges. As such, the effective portion of changes in value due to currency fluctuations are reported in accumulated other comprehensive income (loss) (outside of earnings) as part of the cumulative translation adjustment. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts are reclassified out of accumulated other comprehensive income (loss) into earnings when the hedged net investment is either sold or substantially liquidated.

As of December 31, 2015, total foreign currency advances under the Credit Facility were approximately $551.8 million, which reflects advances of £160.2 million ($237.2 million based upon an exchange rate of £1.00 to $1.48 as of December 31, 2015) and advances of €288.4 million ($314.6 million based upon an exchange rate of €1.00 to $1.09, as of December 31, 2015). The Company recorded gains of $5.1 million and $1.4 million for the years ended December 31, 2015 and 2014, respectively, due to the ineffectiveness resulting from the over-hedged position of the foreign currency advances over the related net investments. The Company did not recorded any gains (losses) for the year ended December 31, 2013 due to the ineffectiveness resulting from over-hedging in foreign currency advances over the related net investments.

Prior to May 16, 2015, foreign currency advances which comprised of $92.1 million of Pound Sterling (“GBP”) draws (based upon an exchange rate of $1.58 to £1.00, as of May 16, 2015) and $126.0 million of Euro (“EUR”) draws (based upon an exchange rate of $1.14 to €1.00, as of May 16, 2015) were not designated as net investment hedges and, accordingly, the changes in value through May 16, 2015 due to currency fluctuations were reflected in earnings. As a result, the Company recorded remeasurement losses on the foreign denominated draws of $3.6 million for the year ended December 31, 2015. No such remeasurement gains (losses) were recorded on the foreign denominate draws for the years ended December 31, 2014 and 2013. As of December 31, 2015, total outstanding draws under the Credit Facility denominated in foreign currency was $551.8 million, and total net investments in real estate denominated in foreign currency was $468.3 million, this resulted in an overhedge position of $83.5 million (comprised of £36.0 million and €27.9 million draws). As all foreign draws are now designated as net investment hedges there were no additional remeasurement gains (losses) for the year ended December 31, 2015.

Non-designated Derivatives

The Company is exposed to fluctuations in the exchange rates of its functional currency, the USD, against the GBP and the EUR. The Company uses foreign currency derivatives including currency forward and cross currency swap agreements to manage its exposure to fluctuations in GBP-USD and EUR-USD exchange rates. While these derivatives are hedging the fluctuations in foreign currencies, they do not meet

F-2-39

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 8 — Derivatives and Hedging Activities – (continued)

the strict hedge accounting requirements to be classified as hedging instruments. Changes in the fair value of derivatives not designated as hedges under qualifying hedging relationships are recorded directly in net income (loss). The Company recorded total gains of $3.9 million and $1.9 million on the non-designated hedges for the years ended December 31, 2015 and 2014, respectively. The Company did not have any non-designated hedges during the year ended December 31, 2013 and therefore did not record any gains (losses).

As of December 31, 2015 and 2014, the Company had the following outstanding derivatives that were not designated as hedges under qualifying hedging relationships.

	December 31, 2015		December 31, 2014
Derivatives	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Foreign currency forwards (GBP – USD)	40	$6,628	80	$13,664
Foreign currency forwards (EUR – USD)	15	6,139	31	12,699
Cross currency swaps (GBP – USD)	9	82,843	—	—
Cross currency swaps (EUR – USD)	5	99,847	—	—
Total	69	$195,457	111	$26,363

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.

As of December 31, 2015, the fair value of derivatives in net liability position including accrued interest but excluding any adjustment for nonperformance risk related to these agreements was $7.1 million. As of December 31, 2015, the Company had not posted any collateral related to these agreements and was not in breach of any agreement provisions. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value.

Note 9 — Common Stock

The Company listed its Common Stock on the NYSE under the symbol “GNL” on June 2, 2015. In connection with the Listing, the Company repurchased approximately 11.9 million shares of its Common Stock for $10.50 per share, for an aggregate amount of $125.0 million, excluding fees and expenses pursuant to the Tender Offer. The Company funded the Tender Offer using cash on hand and funds available under its Credit Facility.

As of December 31, 2015 and 2014, the Company had 168,936,633 and 177,933,175 shares of Common Stock outstanding, respectively, including shares issued under the DRIP, but not including unvested restricted shares, the OP Units issued to limited partners other than the Company or long-term incentive units issued in accordance with the OPP which are currently, or may be in the future, convertible into shares of Common Stock.

Monthly Dividends and Change to Payment Dates

The Company pays dividends on the 15th day of each month at a rate of $0.059166667 per share to stockholders of record as of close of business on the 8th day of such month. The Company’s board of directors may reduce the amounts of dividends paid or suspend dividend payments at any time and therefore dividend payments are not assured. For purposes of the presentation of information herein, the Company may refer to distributions by the OP on OP Units, Class B units and LTIP Units as dividends.

F-2-40

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 9 — Common Stock – (continued)

On April 7, 2015, the Company suspended the DRIP. The final issuance of shares of Common Stock pursuant to the DRIP occurred in connection with the Company’s April dividend which was paid on May 1, 2015.

Share Repurchase Program

On April 7, 2015, the Company’s board of directors approved the termination of the Company’s SRP. The Company processed all of the requests received under the SRP in the first quarter of 2015 and will not process further requests.

The following table reflects the cumulative number of common shares repurchased as of December 31, 2014 and 2015:

	Number of Shares Repurchased	Weighted Average Price per Share
Cumulative repurchases as of December 31, 2014	99,969	9.91
Redemptions	135,123	9.78
Shares repurchased under Tender Offer	11,904,762	10.50
Cumulative repurchases as of December 31, 2015	12,139,854	$10.49

Note 10 — Commitments and Contingencies

Operating Ground Leases

Certain properties are subject to ground leases, which are accounted for as operating leases. The ground leases have varying ending dates, renewal options, and rental rate escalations, with the latest leases extending to April 2105. Future minimum rental payments to be made by the Company under these noncancelable ground leases, excluding increases resulting from increases in the consumer price index, are as follows:

(In thousands)	Future Ground Lease Payments
2016	$1,306
2017	1,307
2018	1,307
2019	1,307
2020	1,307
2021	1,307
Thereafter	41,251
Total	$49,092

The Company incurred rent expense on ground leases of $0.3 million during the year ended December 31, 2015. The Company did not have any rent expense on ground leases during the year ended December 31, 2014.

Litigation and Regulatory Matters

In the ordinary course of business, the Company may become subject to litigation, claims and regulatory matters. There are no material legal or regulatory proceedings pending or known to be contemplated against the Company.

F-2-41

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 10 — Commitments and Contingencies – (continued)

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. As of December 31, 2015, the Company had not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 11 — Related Party Transactions

As of December 31, 2015 and 2014, the Sponsor, the Special Limited Partner and a subsidiary of the Service Provider owned, in the aggregate, 244,444 shares of the Company’s outstanding Common Stock. The Advisor, the Service Provider, and their affiliates may incur costs and fees on behalf of the Company. As of December 31, 2015 and 2014, the Company had $0.1 million and $0.5 million of receivable from affiliated entities $0.4 million and $0.4 million of payable to their affiliates, respectively.

The Company is the sole general partner of the OP and holds the majority of OP Units. The Special Limited Partner, a limited partner, held 22 OP Units as of December 31, 2015, which represented a nominal percentage of the aggregate OP ownership.

On June 2, 2015, the Advisor and the Service Provider exchanged 1,726,323 previously-issued Class B units for 1,726,323 OP Units pursuant to the OP Agreement. These OP Units are exchangeable for shares of Common Stock of the Company on a one-for-one basis, or the cash value of shares of Common Stock (at the option of the Company), 12 months from the Listing Date subject to the terms of the limited partnership agreement of the OP. The Advisor and the OP also entered into a Contribution and Exchange Agreement pursuant to which the Advisor contributed $0.8 million in cash to the OP in exchange for 83,333 OP Units. As of December 31, 2015, the Advisor held a total of 1,461,753 OP Units, the Service Provider held a total of 347,903 OP Units, and the Special Limited Partner held 22 OP Units. The Company paid $0.6 million million of OP Unit distributions during the year ended December 31, 2015. There were no OP Unit distributions during the year ended December 31, 2014.

A holder of OP Units, other than the Company, has the right to convert OP Units for a corresponding number of shares of the Company’s Common Stock or the cash value equivalent of those corresponding shares, at the Company’s option, in accordance with the limited partnership agreement of the OP. The remaining rights of the holders of OP Units are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

On September 30, 2015, the Company fully redeemed its investment of $0.5 million in a real estate income fund managed by an affiliate of the Sponsor (see Note 6 — Fair Value of Financial Instruments).

Fees Paid in Connection with the IPO

The Former Dealer Manager was paid fees and compensation in connection with the sale of the Company’s Common Stock in the IPO which was completed on June 30, 2014. Specifically, the Former Dealer Manager was paid selling commissions of up to 7.0% of the per share purchase price of offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Former Dealer Manager was paid 3.0% of the per share purchase price from the sale of the Company’s shares, a portion of which was reallowed to participating broker-dealers.

F-2-42

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 11 — Related Party Transactions – (continued)

The following table details total selling commissions and dealer manager fees incurred from and payable to the Former Dealer Manager related to the sale of Common Stock as of and for the periods presented:

	Year Ended December 31,		Payable as of December 31,
(In thousands)	2015	2014	2015	2014
Total commissions and fees to Former Dealer Manager	$(8)	$148,372	$—	$13

The Advisor and its affiliates were paid compensation and received reimbursement for services relating to the IPO, including transfer agent services provided by an affiliate of the Former Dealer Manager. All offering costs incurred by the Company or the Advisor and its affiliated entities on behalf of the Company have been charged to additional paid-in capital on the accompanying consolidated balance sheets. The following table details fees and offering cost reimbursements incurred and payable to the Advisor and the Former Dealer Manager related to the sale of Common Stock as of and for the periods presented:

	Year Ended December 31,		Payable as of December 31,
(In thousands)	2015	2014	2015	2014
Fees and expense reimbursements to the Advisor and Former Dealer Manager	$—	$16,920	$—	$61

The Company was responsible for paying offering and related costs from the IPO, excluding commissions and dealer manager fees, up to a maximum of 1.5% of gross proceeds received from its ongoing offering of Common Stock, measured at the end of the offering. Offering costs in excess of the 1.5% cap as of the end of the offering were the Advisor’s responsibility. During 2015, the Advisor reimbursed the Company $0.5 million of offering costs. Offering and related costs, excluding commissions and dealer manager fees, did not exceed 1.5% of gross proceeds received from the IPO.

After the escrow break, the Advisor elected to cap cumulative offering costs incurred by the Company, net of unpaid amounts, to 11.5% of gross common stock proceeds during the offering period. As of December 31, 2015, cumulative offering costs were $188.1 million. Cumulative offering costs of the IPO net of unpaid amounts did not exceed 11.5%.

Fees Paid in Connection With the Operations of the Company

Until June 2, 2015, the Advisor was paid an acquisition fee of 1.0% of the contract purchase price of each acquired property and 1.0% of the amount advanced for a loan or other investment. Solely with respect to investment activities in Europe, the Service Provider was paid 50% of the acquisition fees and the Advisor was paid the remaining 50%, as set forth in the service provider agreement. The Advisor was also reimbursed for insourced expenses incurred in the process of acquiring properties, which were limited to 0.5% of the contract purchase price and 0.5% of the amount advanced for a loan or other investment. Additionally, the Company will pay third party acquisition expenses.

The Company’s Advisor provides services in connection with the origination or refinancing of any debt that the Company obtained and used to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties. Until June 2, 2015, the Company paid the Advisor a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing, subject to certain limitations. Solely with respect to the Company’s investment activities in Europe, the Service Provider was paid 50% of the financing coordination fees and the Advisor received the remaining 50%.

Until the Listing, the Company compensated the Advisor for its asset management services in an amount equal to 0.75% per annum of the total of: the cost of the Company’s assets (cost includes the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but excluding acquisition fees) plus costs and expenses incurred by the Advisor in providing asset management services, less the excess,

F-2-43

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 11 — Related Party Transactions – (continued)

if any, of dividends over FFO plus acquisition fees expenses and restricted share grant amortization. Until April 1, 2015, as compensation for this arrangement, the Company caused the OP to issue (subject to periodic approval by the board of directors) to the Advisor and Service Provider performance-based restricted partnership units of the OP designated as “Class B units,” which were intended to be profits interests and would vest, and no longer be subject to forfeiture, at such time as: (x) the value of the OP’s assets plus all distributions made equaled or exceeded the total amount of capital contributed by investors plus a 6.0% cumulative, pre-tax, non-compounded annual return thereon (the “economic hurdle”); (y) any one of the following had occurred: (1) the termination of the advisory agreement by an affirmative vote of a majority of the Company’s independent directors without cause; (2) a listing; or (3) another liquidity event; and (z) the Advisor is still providing advisory services to the Company (the “performance condition”). The value of issued Class B units was determined and expensed when the Company deemed the achievement of the performance condition was probable, which occurred as of the Listing. As of June 2, 2015, in aggregate the board of directors had approved the issuance of 1,726,323 Class B units to the Advisor and the Service Provider in connection with this arrangement. The Advisor and the Service Provider received distributions on unvested Class B units equal to the dividend rate received on the Company’s Common Stock. Such distributions on issued Class B units in the amount of $0.3 million and $0.2 million were included in general and administrative expenses in the consolidated statements of operations for the years ended December 31, 2015 and 2014, respectively. Subsequent to the Listing, the Company recorded OP Unit distributions which are included in consolidated statements of changes in equity. From April 1, 2015 to the Listing Date, the Advisor was paid for its asset management services in cash.

The performance condition related to these Class B units was satisfied upon completion of the Listing, and the Class B units vested at a cost of $14.5 million on June 2, 2015. Concurrently, the Class B units were converted to OP Units on a one-to-one basis. The vested value was calculated based, in part, on the closing price of Company’s Common Stock on June 2, 2015 less an estimated discount for the one year lock-out period of transferability or liquidity of the OP Units.

On the Listing Date, the Company entered into the Fourth Amended and Restated Advisory Agreement (the “Advisory Agreement”) by and among the Company, the OP and the Advisor, which, among other things, eliminated the acquisition fee and finance coordination fee payable to the Advisor under the original Advisory Agreement, as amended, except for fees with respect to properties under contract, letter of intent or under negotiation as of the Listing Date. Under the terms of the Advisory Agreement, the Company pays the Advisor:

(i)	a base fee of $18.0 million per annum payable in cash monthly in advance (“Minimum Base Management Fee”);
(ii)	plus a variable fee, payable monthly in advance in cash, equal to 1.25% of the cumulative net proceeds realized by the Company from the issuance of any common equity, including any common equity issued in exchange for or conversion of preferred stock or exchangeable notes, as well as, from any other issuances of common, preferred, or other forms of equity of the Company, including units of any operating partnership (“Variable Base Management Fee”); and

F-2-44

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 11 — Related Party Transactions – (continued)

(iii)	an incentive fee (“Incentive Compensation”), 50% payable in cash and 50% payable in shares of the Company’s Common Stock (which shares are subject to certain lock up restrictions), equal to: (a) 15% of the Company’s Core AFFO (as defined in the Advisory Agreement) per weighted average share outstanding for the applicable period (“Core AFFO Per Share”)(1) in excess of an incentive hurdle based on an annualized Core AFFO Per Share of $0.78, plus (b) 10% of the Core AFFO Per Share in excess of an incentive hurdle of an annualized Core AFFO Per Share of $1.02. The $0.78 and $1.02 incentive hurdles are subject to annual increases of 1% to 3%. The Base Management Fee and the Incentive Compensation are each subject to an annual adjustment.

The annual aggregate amount of the Minimum Base Management Fee and Variable Base Management Fee (collectively, the “Base Management Fee”) that may be paid under the Advisory Agreement will also be subject to varying caps based on assets under management (“AUM”)(2), as defined in the Advisory Agreement.

In addition, the per annum aggregate amount of the Base Management Fee and the Incentive Compensation to be paid under the Advisory Agreement is capped at (a) 1.25% of the AUM for the previous year if AUM is less than or equal to $5.0 billion; (b) 0.95% if the AUM is equal to or exceeds $15.0 billion; or (c) a percentage equal to: (A) 1.25% less (B) (i) a fraction, (x) the numerator of which is the AUM for such specified period less $5.0 billion and (y) the denominator of which is $10.0 billion multiplied by (ii) 0.30% if AUM is greater than $5.0 billion but less than $15.0 billion. The Variable Base Management Fee is also subject to reduction if there is a sale or sales of one or more Investments in a single or series of related transactions exceeding $200.0 million and, the special dividend(s) related thereto.

In connection with providing strategic advisory services related to certain portfolio acquisitions, the Company has entered into arrangements in which the investment banking division of the Former Dealer Manager is paid a transaction fee of 0.25% of the Transaction Value for such portfolio acquisition transactions. Pursuant to such arrangements to date, the Transaction Value has been defined as: (i) the value of the consideration paid or to be paid for all the equity securities or assets in connection with the sale transaction or acquisition transaction (including consideration payable with respect to convertible or exchangeable securities and option, warrants or other exercisable securities and including dividends or dividends and equity security repurchases made in anticipation of or in connection with the sale transaction or acquisition transaction), or the implied value for all the equity securities or assets of the Company or

(1)	For purposes of the Advisory Agreement, Core AFFO per share means (i) Net income adjusted for the following items (to the extent they are included in Net income): (a) real estate related depreciation and amortization; (b) Net income from unconsolidated partnerships and joint ventures; (c) one-time costs that the Advisor deems to be non-recurring; (d) non-cash equity compensation (other than any Restricted Share Payments); (e) other non-cash income and expense items; (f) non-cash dividends related to the Class B Units of the OP and certain non-cash interest expenses related to securities that are convertible to Common Stock; (g) gains (or losses) from the sale of Investments; (h) impairment losses on real estate; (i) acquisition and transaction related costs; (j) straight-line rent; (k) amortization of above and below market leases and liabilities; (l) amortization of deferred financing costs; (m) accretion of discounts and amortization of premiums on debt investments; (n) mark-to-market adjustments included in Net income; (o) unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and (p) consolidated and unconsolidated partnerships and joint ventures. (ii) divided by the weighted average outstanding shares of Common Stock on a fully diluted basis for such period.
(2)	For purposes of the Advisory Agreement, “AUM” means, for a specified period, an amount equal to (A) (i) the aggregate costs of the Company’s investments (including acquisition fees and expenses) at the beginning of such period (before reserves for depreciation of bad debts, or similar non-cash reserves) plus (ii) the aggregate cost of the Company’s investment at the end of such period (before reserves from depreciation or bad debts, or similar non-cash reserves) divided by (B) two (2).

F-2-45

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 11 — Related Party Transactions – (continued)

acquisition target, as applicable, if a partial sale or purchase is undertaken, plus (ii) the aggregate value of any debt, capital lease and preferred equity security obligations (whether consolidated, off-balance sheet or otherwise) of the Company or acquisition target, as applicable, outstanding at the closing of the sale transaction or acquisition transaction), plus (iii) the amount of any fees, expenses and promote paid by the buyer(s) on behalf of the Company or the acquisition target, as applicable. Should the Former Dealer Manager provide strategic advisory services related to additional portfolio acquisition transactions, the Company will enter into new arrangements with the Former Dealer Manager on such terms as may be agreed upon between the two parties.

Property Manager provides property management and leasing services for properties owned by the Company, for which the Company pays fees equal to: (i) with respect to stand-alone, single-tenant net leased properties which are not part of a shopping center, 2.0% of gross revenues from the properties managed and (ii) with respect to all other types of properties, 4.0% of gross revenues from the properties managed.

For services related to overseeing property management and leasing services provided by any person or entity that is not an affiliate of the Property Manager, the Company pays the Property Manager an oversight fee equal to 1.0% of gross revenues of the property managed.

Solely with respect to the Company’s investments in properties located in Europe, the Service Provider receives a portion of the fees payable to the Advisor equal to: (i) with respect to single-tenant net leased properties which are not part of a shopping center, 1.75% of the gross revenues from such properties and (ii) with respect to all other types of properties, 3.5% of the gross revenues from such properties. The Property Manager is paid 0.25% of the gross revenues from European single-tenant net leased properties which are not part of a shopping center and 0.5% of the gross revenues from all other types of properties, reflecting a split of the oversight fee with the Service Provider.

The following table reflects related party fees incurred, forgiven and contractually due as of and for the periods presented:

	Year Ended December 31,						Payable as of December 31,
	2015		2014		2013
(In thousands)	Incurred	Forgiven	Incurred	Forgiven	Incurred	Forgiven	2015		2014	2013
One-time fees and reimbursements:
Acquisition fees and related cost reimbursements(1)	$735	$—	$32,915	$—	$2,447	$—	$—		$2	$—
Transaction fee	—	—	—	—	165	—	—		—	—
Financing coordination fees(2)	1,159	—	6,546	—	926	—	466	(6)	—	—
Ongoing fees:
Asset management fees(3)	13,501	—	—	—	—	—	217	(5)	—	—
Property management and leasing fees(4)	3,982	2,507	1,316	690	50	25	91	(6)	52	1
Strategic advisory fees	—	—	561	—	359	—	—		—	—
Class B OP Unit Distributions	339	—	178	—	4	—	—		—	—
LTIP Distributions	375	—	—	—	—	—	375	(7)	—	—
Vesting of Class B units(3)	14,480	—	—	—	—	—	—		—	—
Total related party operational fees and reimbursements	$34,571	$2,507	$41,516	$690	$3,951	$25	$1,149		$54	$1

(1)	These affiliated fees are recorded within acquisition and transaction related costs on the consolidated statements of operations.

F-2-46

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 11 — Related Party Transactions – (continued)

(2)	These affiliated costs are recorded as deferred financing costs and amortized over the term of the respective financing arrangement.
(3)	From January 1, 2013 to April 1, 2015, the Company caused the OP to issue to the Advisor (subject to periodic approval by the board of directors) restricted performance based Class B units for asset management services, which would vest if certain conditions occur. At the Listing Date, all Class B units held by the Advisor converted to OP Units. From April 1, 2015 until the Listing Date, the Company paid the Advisor asset management fees in cash (as elected by the Advisor). From the Listing Date, the Advisor received asset management fees in cash in accordance with the Amended and Restated Advisory Agreement. No Incentive Compensation was incurred for the year ended December 31, 2015.
(4)	The Advisor waived 100% of fees from U.S. assets and its allocated portion of 50% of fees from European assets.
(5)	Balance included within due to affiliates on the consolidated balance sheets as of December 31, 2015. In addition, due to affiliates includes $0.8 million of costs accrued for transfer asset and personnel services received from the Company’s affiliated parties including ANST, Advisor and RCS which are recorded within general and administrative expenses on the consolidated statements of operations for the year ended December 31, 2015 and are not reflected in the table above.
(6)	Balance included within accounts payable and accrued expenses on the consolidated balance sheets as of December 31, 2015.
(7)	Balance included within dividends payable on the consolidated balance sheets as of December 31, 2015.

The Company reimburses the Advisor’s costs of providing administrative services, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company reimburses the Advisor for personnel costs in connection with other services, in addition to paying an asset management fee; however, the Company does not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate commissions. No reimbursement was incurred from the Advisor for providing services during the years ended December 31, 2015, 2014 and 2013.

In order to improve operating cash flows and the ability to pay dividends from operating cash flows, the Advisor may waive certain fees including asset management and property management fees. Because the Advisor may waive certain fees, cash flow from operations that would have been paid to the Advisor may be available to pay dividends to stockholders. The fees that may be forgiven are not deferrals and accordingly, will not be paid to the Advisor. In certain instances, to improve the Company’s working capital, the Advisor may elect to absorb a portion of the Company’s general and administrative costs or property operating expenses. These absorbed costs are presented net in the accompanying consolidated statements of operations. During the year ended December 31, 2015, the Advisor absorbed some of the property management and professional fees. During the year ended December 31, 2014, there were no property operating and general administrative expenses absorbed by our Advisor.

The predecessor to AR Global is a party to a services agreement with RCS Advisory Services, LLC, a subsidiary of the parent company of the Former Dealer Manager (“RCS Advisory”), pursuant to which RCS Advisory and its affiliates provided the Company and certain other companies sponsored by AR Global with services (including, without limitation, transaction management, compliance, due diligence, event coordination and marketing services, among others) on a time and expenses incurred basis or at a flat rate based on services performed. The predecessor to AR Global instructed RCS Advisory to stop providing such services in November 2015 and no services have since been provided by RCS Advisory.

F-2-47

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 11 — Related Party Transactions – (continued)

The Company is also party to a transfer agency agreement with American National Stock Transfer, LLC, a subsidiary of the parent company of the Former Dealer Manager (“ANST”), pursuant to which ANST provided the Company with transfer agency services (including broker and stockholder servicing, transaction processing, year-end IRS reporting and other services), and supervisory services overseeing the transfer agency services performed by a third-party transfer agent. AR Global received written notice from ANST on February 10, 2016 that it would wind down operations by the end of the month and would withdraw as the transfer agent effective February 29, 2016. The Company’s current provider of sub-transfer agency services will provide the Company with transfer agency services (including broker and stockholder servicing, transaction processing, year-end IRS reporting and other services) until the Company enters into a definitive transfer agency agreement with a transfer agent.

During the year ended December 31, 2015, the Company has incurred approximately $0.8 million of recurring transfer agent services fees to ANST which were included in general and administrative expenses in the consolidated statements of operations.

The following table details property operating and general and administrative expenses absorbed by the Advisor during the three years ended December 31, 2015, 2014, and 2013:

	Year Ended December 31,
(In thousands)	2015	2014	2013
Property operating expenses absorbed	$—	$178	$4
General and administrative expenses absorbed	—	—	1,292
Total expenses absorbed(1)	$—	$178	$1,296

(1)	The Company had had $0.5 million and $0.1 million receivables from the Advisor related to absorbed costs as of December 31, 2014 and 2013, respectively,.

Fees Paid in Connection with the Liquidation or Listing of the Company’s Real Estate Assets

On December 31, 2014, the Company entered into an agreement with RCS Capital, the investment banking and capital markets division of the Former Dealer Manager, for strategic and financial advice and assistance in connection with (i) a possible sale transaction involving the Company (ii) the possible listing of the Company’s securities on a national securities exchange, and (iii) a possible acquisition transaction involving the Company. The Company also retained Barclays Capital Inc. as a strategic advisor. Both RCS Capital and Barclays Capital Inc., were each entitled to receive a transaction fee equal to 0.23% of the transaction value in connection with a possible sale transaction, listing or acquisition, if any. In connection with Listing, the Company incurred approximately $18.7 million of listing related fees during the year ended December 31, 2015 of which $6.0 million was paid to RCS Capital and $6.1 million to Barclays Capital Inc., including out of pocket expense in connection with these agreements. The Company did not incur any additional listing fees during the year ended December 31, 2014. In addition, the Company incurred and paid to RCS Capital $2.5 million for personnel and support services in connection with the Listing. The Company also incurred $0.6 million of transfer agent fees to ANST in relation to the Listing. In connection with the Listing and the Advisory Agreement, the Company terminated the subordinated termination fee that would be due to the Advisor in the event of termination of the advisory agreement. All costs noted above were included in listing fees in the consolidated statements of operations under listing fees for the year ended December 31, 2015.

F-2-48

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 12 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor, its affiliates and entities under common control with the Advisor, and the Service Provider, to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s Common Stock available for issue, transfer agency services, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates and the Service Provider. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note 13 — Share-Based Compensation

Stock Option Plan

The Company has a stock option plan (the “Plan”) which authorizes the grant of nonqualified stock options to the Company’s independent directors, officers, advisors, consultants and other personnel, subject to the absolute discretion of the board of directors and the applicable limitations of the Plan. The exercise price for all stock options granted under the Plan will be equal to the fair market value of a share on the last business day preceding the annual meeting of stockholders. A total of 0.5 million shares have been authorized and reserved for issuance under the Plan. As of December 31, 2015, 2014 and 2013, no stock options were issued under the Plan.

Restricted Share Plan

The Company’s employee and director incentive restricted share plan (“RSP”) provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company.

Prior to April 8, 2015, the RSP provided for the automatic grant of 3,000 restricted shares of Common Stock to each of the independent directors, without any further action by the Company’s board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period beginning on the first anniversary of the date of grant in increments of 20% per annum. On April 8, 2015, the Company amended the RSP (“the Amended RSP”), among other things, to remove the fixed amount of shares that are automatically granted to the independent directors and remove the fixed vesting period of five years. Under the Amended RSP, the annual amount granted to the independent directors is determined by the board of directors.

Effective upon the Listing Date, the Company’s board of directors approved the following changes to independent director compensation: (i) increasing in the annual retainer payable to all independent directors to $100,000 per year, (ii) increase in the annual retainer for the non-executive chair to $105,000, (iii) increase in the annual retainer for independent directors serving on the audit committee, compensation committee or nominating and corporate governance committee to $30,000. All annual retainers are payable 50% in the form of cash and 50% in the form of restricted stock units (“RSU”) which vest over a three-year period. In addition, the directors have the option to elect to receive the cash component in the form of RSUs which would vest over a three-year period. Under the Amended RSP, restricted share awards entitle the recipient to receive shares of Common Stock from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other

F-2-49

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 13 — Share-Based Compensation – (continued)

relationship with the Company. In connection with the Listing, the Company’s board of directors also approved a one-time retention grant of 40,000 RSUs to each of the directors valued at $8.52 per unit, which vest over a five-year period. On July 13, 2015, the Company granted an annual retainer to each of its independent directors comprising of 50% (or $0.1 million) in cash and 50% (or 7,352) in RSUs which vest over a three-year period with the vesting period beginning on June 15, 2015. In addition, the Company granted $0.1 million in non executive chair compensation in cash and 50% (or 5,882) in RSUs which vest over a three-year period with the vesting period beginning on June 15, 2015.

Prior to April 8, 2015, the total number of shares of Common Stock granted under the RSP could not exceed 5.0% of the Company’s outstanding shares on a fully diluted basis at any time, and in any event could not exceed 7.5 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events). The Amended RSP increased the number of shares the Company’s Common Stock, par value $0.01 per share, available for awards thereunder to 10% of the Company’s outstanding shares of Common Stock on a fully diluted basis at any time. The Amended RSP also eliminated the limit of 7.5 million shares of Common Stock permitted to be issued as RSUs.

Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash dividends prior to the time that the restrictions on the restricted shares have lapsed. Any dividends payable in common shares shall be subject to the same restrictions as the underlying restricted shares.

The following table reflects restricted share award activity for the years ended December 31, 2015, 2014 and 2013.

	Number of Restricted Shares	Weighted-Average Issue Price
Unvested, December 31, 2012	9,000	$9.00
Granted	9,000	9.00
Vested	(1,800)	9.00
Unvested, December 31, 2013	16,200	9.00
Granted	9,000	9.00
Vested	(10,800)	9.00
Unvested, December 31, 2014	14,400	9.00
Granted prior to Listing Date(1)	3,000	9.00
One-time Listing Grant	160,000	8.52
Granted(2)	27,938	8.84
Vested(3)	(17,400)	9.00
Unvested, December 31, 2015	187,938	$8.57

(1)	Based on the original RSP in place prior to April 8, 2015.
(2)	Based on the Amended RSP which provides an annual retainer to: (i) all independent directors; (ii) independent directors serving on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee; and (iii) the non-executive chair.
(3)	RSUs granted prior to April 8, 2015 vested immediately prior to the Listing.

The fair value of the restricted shares granted prior to the Listing Date is based on the per share price in the IPO and the fair value of the restricted shares granted on or after the Listing Date is based on the market price of Common Stock as of the grant date, and is expensed over the vesting period. Compensation expense related to restricted stock was approximately $0.2 million, $0.1 million and $24,000 during the years ended

F-2-50

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 13 — Share-Based Compensation – (continued)

December 31, 2015, 2014 and 2013, respectively, and is recorded as equity based compensation during 2015 and general and administrative expenses during 2014 and 2013 in the accompanying consolidated statements of operations. As of December 31, 2015, the Company had $1.4 million of unrecognized compensation cost related to unvested restricted share awards granted under the Company’s RSP. That cost is expected to be recognized over a weighted average period of 4.2 years.

Multi-Year Outperformance Agreement

In connection with the Listing, the Company entered into the OPP with the OP and the Advisor. Under the OPP, the Advisor was issued 9,041,801 LTIP Units in the OP with a maximum award value on the issuance date equal to 5.00% of the Company’s market capitalization (the “OPP Cap”). The LTIP Units are structured as profits interests in the OP.

The Advisor will be eligible to earn a number of LTIP Units with a value equal to a portion of the OPP Cap upon the first, second and third anniversaries of the Effective Date, which is the Listing Date, June 2, 2015, based on the Company’s achievement of certain levels of total return to its stockholders (“Total Return”), including both share price appreciation and Common Stock dividends, as measured against a peer group of companies, as set forth below, for the three-year performance period commencing on the Effective Date (the “Three-Year Period”); each 12-month period during the Three-Year Period (the “One-Year Periods”); and the initial 24-month period of the Three-Year Period (the “Two-Year Period”), as follows:

	Performance Period	Annual Period	Interim Period
Absolute Component: 4% of any excess Total Return attained above an absolute hurdle measured from the beginning of such period:	21%	7%	14%
Relative Component: 4% of any excess Total Return attained above the Total Return for the performance period of the Peer Group*, subject to a ratable sliding scale factor as follows based on achievement of cumulative Total Return measured from the beginning of such period:

• 100% will be earned if cumulative Total Return achieved is at least:	18%	6%	12%
• 50% will be earned if cumulative Total Return achieved is:	—%	—%	—%
• 0% will be earned if cumulative Total Return achieved is less than:	—%	—%	—%
• a percentage from 50% to 100% calculated by linear interpolation will be earned if the cumulative Total Return achieved is between:	0% – 18%	0% – 6%	0% – 12%

*	The “Peer Group” is comprised of Gramercy Property Trust Inc., Lexington Realty Trust, Select Income REIT, and W.P. Carey Inc.

The potential outperformance award is calculated at the end of each One-Year Period, the Two-Year Period and the Three-Year Period. The award earned for the Three-Year Period is based on the formula in the table above less any awards earned for the Two-Year Period and One-Year Periods, but not less than zero; the award earned for the Two-Year Period is based on the formula in the table above less any award earned for the first and second One-Year Period, but not less than zero. Any LTIP Units that are unearned at the end of the Performance Period will be forfeited.

F-2-51

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 13 — Share-Based Compensation – (continued)

Subject to the Advisor’s continued service through each vesting date, one third of any earned LTIP Units will vest on each of the third, fourth and fifth anniversaries of the Effective Date. Any earned and vested LTIP Units may be converted into OP Units in accordance with the terms and conditions of the limited partnership agreement of the OP. The OPP provides for early calculation of LTIP Units earned and for the accelerated vesting of any earned LTIP Units in the event Advisor is terminated or in the event the Company incurs a change in control, in either case prior to the end of the Three-Year Period.

The Company records equity based compensation expense associated with the awards over the requisite service period of five years on a graded vesting basis. Equity-based compensation expense is adjusted each reporting period for changes in the estimated market-related performance. Compensation expense related to the OPP was $2.2 million for the year ended December 31, 2015. There was no compensation expense related to the OPP for the year ended December 31, 2014. Subject to the Advisor’s continued service through each vesting date, one third of any earned LTIP Units will vest on each of the third, fourth and fifth anniversaries of the Effective Date. Until such time as an LTIP Unit is earned in accordance with the provisions of the OPP, the holder of such LTIP Unit is entitled to dividends on such LTIP Unit equal to 10% of the distributions made per OP Unit. The Company has accrued $0.4 million in distributions related to LTIP Units during the year ended December 31, 2015, which is included in non-controlling interest in the consolidated balance sheets. After an LTIP Unit is earned, the holder of such LTIP Unit is entitled to a catch-up distribution and then the same distributions as the holders of an OP Unit. At the time the Advisor’s capital account with respect to an LTIP Unit is economically equivalent to the average capital account balance of an OP Unit, the LTIP Unit has been earned and it has been vested for 30 days, the Advisor, in its sole discretion, will be entitled to convert such LTIP Unit into an OP Unit in accordance with the provisions of the limited partnership agreement of the OP. The OPP provides for early calculation of LTIP Units earned and for the accelerated vesting of any earned LTIP Units in the event Advisor is terminated by the Company or in the event the Company incurs a change in control, in either case prior to the end of the Three-Year Period.

On February 25, 2016, the OPP was amended and restated to reflect the merger of two of the companies in the peer group.

Other Share-Based Compensation

The Company may issue Common Stock in lieu of cash to pay fees earned by the Company’s directors at each director’s election. There are no restrictions on the shares issued since these payments in lieu of cash relate to fees earned for services performed. There were no such shares of Common Stock issued in lieu of cash during the year ended December 31, 2015 and 2013. There were 1,056 such shares of Common Stock issued in lieu of cash during the year ended December 31, 2014 which resulted in additional share based compensation of $10,000.

Note 14 — Earnings Per Share

The following is a summary of the basic and diluted net income (loss) per share computation for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
(In thousands, except share and per share data)	2015	2014	2013
Net loss attributable to stockholders	$(2,065)	$(53,594)	$(6,989)
Adjustments to net income (loss) attributable to stockholders for common share equivalents	(442)	—	—
Adjusted net loss attributable to stockholders	(2,507)	(53,594)	(6,989)
Basic and diluted net loss per share	(0.01)	$(0.43)	$(1.28)
Basic and diluted weighted average shares outstanding	174,309,894	126,079,369	5,453,404

F-2-52

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 14 — Earnings Per Share – (continued)

Under current authoritative guidance for determining earnings per share, all nonvested share-based payment awards that contain non-forfeitable rights to distributions are considered to be participating securities and therefore are included in the computation of earnings per share under the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common shares and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. Our nonvested RSUs and LTIPs contain rights to receive non-forfeitable distributions and therefore we apply the two-class method of computing earnings per share. The calculation of earnings per share below excludes the non-forfeitable distributions to the nonvested RSUs and LTIPs from the numerator.

Diluted net income (loss) per share assumes the conversion of all Common Stocks share equivalents into an equivalent number of common shares, unless the effect is anti-dilutive. The Company considers unvested restricted stock, OP Units (excluding converted Class B units) and LTIP Units to be common share equivalents. For the years ended December 31, 2015, 2014 and 2013, the following common share equivalents were excluded from the calculation of diluted earnings per share:

	December 31,
	2015	2014	2013
Unvested restricted stock	187,938	14,400	16,200
OP Units(1)	1,809,678	22	22
Class B units	—	705,743	23,392
OPP (LTIP Units)	9,041,801	—	—
Total anti-dilutive common share equivalents	11,039,417	720,165	39,614

(1)	OP Units included 1,726,323 of converted Class B units on Listing, 83,333 OP Units issued to the Advisor, and 22 OP Units issued to the Special Limited Partner.

Conditionally issuable shares relating to the OPP award (See Note 13 — Share Based Compensation) would be included in the computation of fully diluted EPS (if dilutive) based on shares that would be issued if the balance sheet date were the end of the measurement period. No LTIP share equivalents were included in the computation for the year ended December 31, 2015 because no units or shares would have been issued based on the stock price at December 31, 2015.

Note 15 — Quarterly Results (Unaudited)

Presented below is a summary of the unaudited quarterly financial information for years ended December 31, 2015 and 2014:

(In thousands, except share and per share data)	Quarters Ended
2015	March 31,(1)	June 30,	September 30,(2)	December 31,(3)
Total revenue	$49,969	$49,068	$50,252	$56,043
Net income (loss) attributable to stockholders	25,855	(45,664)	5,432	12,312
Adjustments to net income (loss) attributable to stockholders for common share equivalents	—	—	(249)	(193)
Adjusted net income (loss) attributable to stockholders	$25,855	$(45,664)	$5,183	$12,119
Basic and diluted weighted average shares outstanding	179,156,462	180,380,436	168,948,345	168,936,633
Basic and diluted net income (loss) per share attributable to stockholders	$0.14	$(0.25)	$0.03	$0.07

F-2-53

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 15 — Quarterly Results (Unaudited) – (continued)

(In thousands, except share and per share data)	Quarters Ended
2014	March 31,	June 30,	September 30,	December 31,
Total revenue	$7,547	$13,628	$25,902	$46,306
Net loss	$(16,349)	$(7,479)	$(24,558)	$(5,208)
Basic and diluted weighted average shares outstanding	37,602,790	111,819,848	175,401,867	177,414,574
Basic and diluted net loss per share	$(0.43)	$(0.07)	$(0.14)	$(0.03)

(1)	As discussed in Note 2 — Summary of Significant Accounting Policies, the Company reflected adjustments in the three months periods ended March 31, 2015 and December 31, 2015 to correct errors in straight line rent and taxes relating to fiscal 2014.
(2)	The Company identified errors in accounting for certain cross currency derivatives that were no longer designated as hedges subsequent to their restructuring on February 4, 2015 (see Note 8 — Derivatives and Hedging Activities) where gains that should have been included in net income (loss) were instead included in other comprehensive income (loss) of approximately $0.5 million and $0.6 million during the thee month periods ended March 31, 2015 and June 30, 2015, respectively. The Company has concluded that these adjustments are not material to the financial position or results of operations for the current period or any of the respective prior periods, accordingly, the Company recorded the additional gains on these non-designated derivative instruments of $1.1 million during the three month period ended September 30, 2015.
(3)	During the fourth quarter of 2015, the Company recorded an out-of-period adjustment to correct for an error identified in accounting for certain accrued operating expense reimbursement revenue totaling approximately $1.0 million, of which approximately $0.4 million, $0.3 million and $0.3 million related to three month periods ended March 31, 2015, June 30, 2015 and September 30, 2015, respectively. The Company concluded that this adjustment was not material to its financial position and results of operations for the current period or any of the prior periods, accordingly, the Company reversed the accrued operating expense reimbursement revenue of $1.0 million during the three month period ended December 31, 2015.

Note 16 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Annual Report on Form 10-K, and determined that there have not been any events that have occurred that would require adjustments to, or disclosures in, the consolidated financial statements, except for as previously disclosed.

F-2-54

Global Net Lease, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2015
(dollar amounts in thousands)

Portfolio	City	U.S. State or Country	Acquisition Date	Encumbrances at December 31, 2015	Initial Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2015(1)(2)	Accumulated Depreciation(3)(4)
					Land	Building and Improvements	Land	Building and Improvements
McDonalds Corporation	Carlisle	UK	Oct. 2012	$1,125	$475	$1,109	$—	$—	$1,584	$203
Wickes	Blackpool	UK	May 2013	2,882	1,999	2,147	—	—	4,146	275
Everything Everywhere	Merthyr Tydfil	UK	Jun. 2013	5,922	4,071	2,591	—	—	6,662	323
Thames Water	Swindon	UK	Jul. 2013	8,882	4,071	4,811	—	—	8,882	561
Wickes	Tunstall	UK	Jul. 2013	2,443	1,036	2,369	—	—	3,405	275
PPD Global Labs	Highland Heights	KY	Aug. 2013	—	2,001	6,002	—	—	8,003	758
Northern Rock	Sunderland	UK	Sep. 2013	7,772	1,480	5,181	—	—	6,661	583
Kulicke & Soffa	Fort Washington	PA	Sep. 2013	—	2,272	12,874	—	—	15,146	1,449
Wickes	Clifton	UK	Nov. 2013	2,813	1,480	2,073	—	—	3,553	216
Con-Way Freight, Inc.	Aurora	NE	Nov. 2013	—	295	1,670	—	—	1,965	212
Con-Way Freight, Inc.	Grand Rapids	MI	Nov. 2013	—	945	1,417	—	—	2,362	180
Con-Way Freight, Inc.	Riverton	IL	Nov. 2013	—	344	804	—	—	1,148	102
Con-Way Freight, Inc.	Salina	KS	Nov. 2013	—	461	1,843	—	—	2,304	234
Con-Way Freight, Inc.	Uhrichsville	OH	Nov. 2013	—	380	886	—	—	1,266	113
Con-Way Freight, Inc.	Vincennes	IN	Nov. 2013	—	220	712	—	—	932	88
Con-Way Freight, Inc.	Waite Park	MN	Nov. 2013	—	366	681	—	—	1,047	87
Wolverine	Howard City	MI	Dec. 2013	—	719	13,667	—	—	14,386	1,667
Western Digital	San Jose	CA	Dec. 2013	17,982	9,021	16,729	—	—	25,750	1,616
Encanto Restaurants	Baymon	PR	Dec. 2013	1,794	1,150	1,724	—	—	2,874	191
Encanto Restaurants	Caguas	PR	Dec. 2013	1,560	—	2,481	—	—	2,481	275
Encanto Restaurants	Carolina	PR	Dec. 2013	858	615	751	—	—	1,366	83
Encanto Restaurants	Carolina	PR	Dec. 2013	2,886	1,840	2,761	—	—	4,601	306
Encanto Restaurants	Guayama	PR	Dec. 2013	936	673	822	—	—	1,495	91
Encanto Restaurants	Mayaguez	PR	Dec. 2013	858	410	957	—	—	1,367	106
Encanto Restaurants	Ponce	PR	Dec. 2013	1,365	655	1,528	—	—	2,183	169
Encanto Restaurants	Ponce	PR	Dec. 2013	1,248	600	1,399	—	—	1,999	161
Encanto Restaurants	Puerto Neuvo	PR	Dec. 2013	507	—	782	—	—	782	87
Encanto Restaurants	Quebrada Arena	PR	Dec. 2013	1,505	844	1,565	—	—	2,409	174
Encanto Restaurants	Rio Piedras	PR	Dec. 2013	1,716	963	1,788	—	—	2,751	198
Encanto Restaurants	Rio Piedras	PR	Dec. 2013	1,053	505	1,179	—	—	1,684	131
Encanto Restaurants	San German	PR	Dec. 2013	702	391	726	—	—	1,117	83
Encanto Restaurants	San Juan	PR	Dec. 2013	975	389	1,168	—	—	1,557	129
Encanto Restaurants	San Juan	PR	Dec. 2013	1,716	1,235	1,509	—	—	2,744	167
Encanto Restaurants	San Juan	PR	Dec. 2013	483	153	612	—	—	765	68
Encanto Restaurants	Toa Baja	PR	Dec. 2013	429	68	616	—	—	684	71
Encanto Restaurants	Vega Baja	PR	Dec. 2013	1,466	822	1,527	—	—	2,349	169
Rheinmetall	Neuss	GER	Jan. 2014	11,561	5,608	15,746	—	—	21,354	855
GE Aviation	Grand Rapids	MI	Jan. 2014	—	3,174	27,076	—	—	30,250	1,442
Provident Financial	Bradford	UK	Feb. 2014	18,875	1,493	27,702	—	—	29,195	1,353
Crown Crest	Leicester	UK	Feb. 2014	28,498	8,508	35,133	—	—	43,641	1,956
Trane	Davenport	IA	Feb. 2014	—	291	1,968	—	—	2,259	118
Aviva	Sheffield	UK	Mar. 2014	23,242	3,216	36,447	—	—	39,663	1,758
DFS Trading	Brigg	UK	Mar. 2014	3,136	1,503	4,261	—	—	5,764	224
DFS Trading	Carcroft	UK	Mar. 2014	1,737	343	2,462	—	—	2,805	136
DFS Trading	Carcroft	UK	Mar. 2014	3,741	1,263	5,003	—	—	6,266	243
DFS Trading	Darley Dale	UK	Mar. 2014	3,912	1,478	3,795	—	—	5,273	203
DFS Trading	Somercotes	UK	Mar. 2014	2,486	869	3,101	—	—	3,970	196
Government Services Administration	Fanklin	TN	Mar. 2014	—	4,160	30,083	—	—	34,243	1,400
National Oilwell Varco	Williston	ND	Mar. 2014	—	211	3,513	—	—	3,724	221
Talk Talk	Manchester	UK	Apr. 2014	5,662	868	10,323	—	—	11,191	501
Government Services Administration	Dover	DE	Apr. 2014	—	1,097	1,715	—	—	2,812	86

F-2-55

Global Net Lease, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2015
(dollar amounts in thousands) – (continued)

Portfolio	City	U.S. State or Country	Acquisition Date	Encumbrances at December 31, 2015	Initial Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2015(1)(2)	Accumulated Depreciation(3)(4)
					Land	Building and Improvements	Land	Building and Improvements
Government Services Administration	Germantown	PA	Apr. 2014	$—	$1,098	$3,572	$—	$—	$4,670	$160
OBI DIY	Mayen	GER	Apr. 2014	4,908	1,222	7,295	—	—	8,517	371
DFS Trading	South Yorkshire	UK	Apr. 2014	1,328	—	1,548	—	—	1,548	104
DFS Trading	Yorkshire	UK	Apr. 2014	2,186	—	2,017	—	—	2,017	91
Government Services Administration	Dallas	TX	Apr. 2014	—	484	2,934	—	—	3,418	131
Government Services Administration	Mission	TX	Apr. 2014	—	618	3,145	—	—	3,763	148
Government Services Administration	International Falls	MN	May. 2014	—	350	11,182	—	—	11,532	511
Indiana Department of Revenue	Indianapolis	IN	May. 2014	—	891	7,677	—	—	8,568	361
National Oilwell Varco(5)	Pleasanton	TX	May. 2014	—	282	5,015	—	—	5,297	118
Nissan	Murfreesboro	TN	May. 2014	—	966	19,573	—	—	20,539	813
Government Services Administration	Lakewood	CO	Jun. 2014	—	1,220	7,928	—	—	9,148	330
Lippert Components	South Bend	IN	Jun. 2014	—	3,195	6,883	—	—	10,078	293
Axon Energy Products	Conroe	TX	Jun. 2014	—	826	6,132	—	—	6,958	247
Axon Energy Products	Houston	TX	Jun. 2014	—	416	5,186	—	—	5,602	226
Axon Energy Products	Houston	TX	Jun. 2014	—	294	2,310	—	—	2,604	104
Bell Supply Co	Carrizo Springs	TX	Jun. 2014	—	260	1,445	—	—	1,705	75
Bell Supply Co	Cleburne	TX	Jun. 2014	—	301	323	—	—	624	19
Bell Supply Co	Frierson	LA	Jun. 2014	—	260	1,054	—	—	1,314	75
Bell Supply Co	Gainesville	TX	Jun. 2014	—	131	1,420	—	—	1,551	62
Bell Supply Co	Killdeer	ND	Jun. 2014	—	307	1,250	—	—	1,557	63
Bell Supply Co	Williston	ND	Jun. 2014	—	162	2,323	—	—	2,485	105
GE Oil & Gas	Canton	OH	Jun. 2014	—	437	3,039	—	—	3,476	137
GE Oil & Gas	Odessa	TX	Jun. 2014	—	1,611	3,322	—	—	4,933	270
Lhoist	Irving	TX	Jun. 2014	—	173	2,154	—	—	2,327	114
Select Energy Services	DeBerry	TX	Jun. 2014	—	533	7,551	—	—	8,084	522
Select Energy Services	Gainesville	TX	Jun. 2014	—	519	7,482	—	—	8,001	307
Select Energy Services	Victoria	TX	Jun. 2014	—	354	1,698	—	—	2,052	91
Bell Supply Co	Jacksboro	TX	Jun. 2014	—	51	657	—	—	708	45
Bell Supply Co	Kenedy	TX	Jun. 2014	—	190	1,669	—	—	1,859	90
Select Energy Services	Alice	TX	Jun. 2014	—	518	1,331	—	—	1,849	62
Select Energy Services	Dilley	TX	Jun. 2014	—	429	1,777	—	—	2,206	97
Select Energy Services	Kenedy	TX	Jun. 2014	—	815	8,355	—	—	9,170	392
Select Energy Services	Laredo	TX	Jun. 2014	—	2,472	944	—	—	3,416	66
Superior Energy Services	Gainesville	TX	Jun. 2014	—	322	480	—	—	802	20
Superior Energy Services	Jacksboro	TX	Jun. 2014	—	408	312	—	—	720	18
Amcor Packaging	Workington	UK	Jun. 2014	4,628	1,289	7,597	—	—	8,886	368
Government Services Administration	Raton	NM	Jun. 2014	—	93	875	—	—	968	39
Nimble Storage	San Jose	CA	Jun. 2014	—	30,227	10,708	—	180	41,115	425
FedEx	Amarillo	TX	Jul. 2014	—	889	6,421	—	—	7,310	312
FedEx	Chicopee	MA	Jul. 2014	—	1,030	7,022	—	—	8,052	358
FedEx	San Antonio	TX	Jul. 2014	—	3,283	17,729	—	—	21,012	718
Sandoz	Princeton	NJ	Jul. 2014	—	7,766	31,994	—	11,558	51,318	2,223
Wyndham	Branson	MO	Jul. 2014	—	881	3,307	—	—	4,188	142
Valassis	Livonia	MI	Jul. 2014	—	1,735	8,119	—	—	9,854	319
Government Services Administration	Fort Fairfield	ME	Jul. 2014	—	26	9,315	—	—	9,341	337
AT&T Services, Inc.	San Antonio	TX	Jul. 2014	33,550	5,312	41,201	—	—	46,513	1,474
PNC Bank	Erie	PA	Jul. 2014	—	242	6,195	—	—	6,437	226

F-2-56

Global Net Lease, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2015
(dollar amounts in thousands) – (continued)

Portfolio	City	U.S. State or Country	Acquisition Date	Encumbrances at December 31, 2015	Initial Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2015(1)(2)	Accumulated Depreciation(3)(4)
					Land	Building and Improvements	Land	Building and Improvements
PNC Bank	Scranton	PA	Jul. 2014	$—	$1,325	$3,003	$—	$—	$4,328	$113
Achmea	Leusden	NETH	Jul. 2014	—	2,777	21,638	—	—	24,415	778
Continental Tire	Fort Mill	SC	Jul. 2014	—	780	14,259	—	—	15,039	520
Fujitsu Office Properties	Manchester	UK	Jul. 2014	36,684	4,181	45,253	—	—	49,434	1,675
BP Oil	Wootton Bassett	UK	Aug. 2014	2,159	678	2,931	—	—	3,609	115
HBOS	Derby	UK	Aug. 2014	4,293	680	6,854	—	—	7,534	279
HBOS	St. Helens	UK	Aug. 2014	2,193	258	3,884	—	—	4,142	159
HBOS	Warrington	UK	Aug. 2014	1,493	492	2,320	—	—	2,812	102
Malthurst	Shiptonthorpe	UK	Aug. 2014	1,439	312	2,218	—	—	2,530	96
Malthurst	Yorkshire	UK	Aug. 2014	1,139	553	1,452	—	—	2,005	82
Stanley Black & Decker	Westerville	OH	Aug. 2014	—	958	6,933	—	—	7,891	262
Thermo Fisher	Kalamazoo	MI	Aug. 2014	—	1,176	10,179	—	—	11,355	365
Capgemini	Birmingham	UK	Aug. 2014	8,142	1,843	17,470	—	—	19,313	649
Merck	Madison	NJ	Aug. 2014	—	10,290	32,530	—	1	42,821	1,106
Family Dollar	Abbeville	AL	Aug. 2014	—	115	635	—	—	750	28
Family Dollar	Aiken	SC	Aug. 2014	—	439	505	—	—	944	24
Family Dollar	Alapaha	GA	Aug. 2014	—	200	492	—	—	692	24
Family Dollar	Anniston	AL	Aug. 2014	—	176	618	—	—	794	26
Family Dollar	Atlanta	GA	Aug. 2014	—	234	1,181	—	—	1,415	45
Family Dollar	Bossier City	LA	Aug. 2014	—	291	520	—	—	811	22
Family Dollar	Brandenburg	KY	Aug. 2014	—	178	748	—	—	926	31
Family Dollar	Brownfield	TX	Aug. 2014	—	31	664	—	—	695	25
Family Dollar	Brownsville	TX	Aug. 2014	—	83	803	—	—	886	31
Family Dollar	Caledonia	MS	Aug. 2014	—	415	162	—	—	577	12
Family Dollar	Camden	SC	Aug. 2014	—	187	608	—	—	795	27
Family Dollar	Camp Wood	TX	Aug. 2014	—	96	593	—	—	689	26
Family Dollar	Church Point	LA	Aug. 2014	—	247	563	—	—	810	24
Family Dollar	Columbia	SC	Aug. 2014	—	363	487	—	—	850	24
Family Dollar	Columbus	MS	Aug. 2014	—	305	85	—	—	390	6
Family Dollar	Danville	VA	Aug. 2014	—	124	660	—	—	784	26
Family Dollar	Detroit	MI	Aug. 2014	—	107	711	—	—	818	25
Family Dollar	Diamond Head	MS	Aug. 2014	—	104	834	—	—	938	32
Family Dollar	Eatonville	FL	Aug. 2014	—	332	584	—	—	916	30
Family Dollar	Falfurrias	TX	Aug. 2014	—	52	745	—	—	797	26
Family Dollar	Fayetteville	NC	Aug. 2014	—	100	437	—	—	537	16
Family Dollar	Fort Davis	TX	Aug. 2014	—	114	698	—	—	812	31
Family Dollar	Fort Madison	IA	Aug. 2014	—	188	226	—	—	414	11
Family Dollar	Greenwood	SC	Aug. 2014	—	629	546	—	—	1,175	22
Family Dollar	Grenada	MS	Aug. 2014	—	346	335	—	—	681	18
Family Dollar	Griffin	GA	Aug. 2014	—	369	715	—	—	1,084	31
Family Dollar	Hallsville	TX	Aug. 2014	—	96	225	—	—	321	8
Family Dollar	Hardeeville	SC	Aug. 2014	—	83	663	—	—	746	28
Family Dollar	Hastings	NE	Aug. 2014	—	260	515	—	—	775	20
Family Dollar	Haw River	NC	Aug. 2014	—	310	554	—	—	864	30
Family Dollar	Jacksonville	FL	Aug. 2014	—	369	544	—	—	913	24
Family Dollar	Kansas City	MO	Aug. 2014	—	52	986	—	—	1,038	33
Family Dollar	Knoxville	TN	Aug. 2014	—	82	714	—	—	796	29
Family Dollar	La Feria	TX	Aug. 2014	—	124	956	—	—	1,080	35
Family Dollar	Lancaster	SC	Aug. 2014	—	229	721	—	—	950	33
Family Dollar	Lillian	AL	Aug. 2014	—	410	508	—	—	918	22
Family Dollar	Louisville	KY	Aug. 2014	—	511	503	—	—	1,014	23
Family Dollar	Louisville	MS	Aug. 2014	—	235	410	—	—	645	20
Family Dollar	Madisonville	KY	Aug. 2014	—	389	576	—	—	965	25
Family Dollar	Memphis	TN	Aug. 2014	—	356	507	—	—	863	23
F-2-57

Global Net Lease, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2015
(dollar amounts in thousands) – (continued)

Portfolio	City	U.S. State or Country	Acquisition Date	Encumbrances at December 31, 2015	Initial Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2015(1)(2)	Accumulated Depreciation(3)(4)
					Land	Building and Improvements	Land	Building and Improvements
Family Dollar	Memphis	TN	Aug. 2014	$—	$79	$342	$—	$—	$421	$16
Family Dollar	Memphis	TN	Aug. 2014	—	158	301	—	—	459	15
Family Dollar	Mendenhall	MS	Aug. 2014	—	61	720	—	—	781	28
Family Dollar	Mobile	AL	Aug. 2014	—	258	682	—	—	940	27
Family Dollar	Mohave Valley	AZ	Aug. 2014	—	284	575	—	—	859	30
Family Dollar	N Platte	NE	Aug. 2014	—	117	255	—	—	372	9
Family Dollar	Nampa	ID	Aug. 2014	—	133	1,126	—	—	1,259	43
Family Dollar	Newberry	MI	Aug. 2014	—	172	1,562	—	—	1,734	59
Family Dollar	North Charleston	SC	Aug. 2014	—	376	588	—	—	964	26
Family Dollar	North Charleston	SC	Aug. 2014	—	458	593	—	—	1,051	28
Family Dollar	Oklahoma City	OK	Aug. 2014	—	144	1,211	—	—	1,355	41
Family Dollar	Orlando	FL	Aug. 2014	—	668	567	—	—	1,235	26
Family Dollar	Orlando	FL	Aug. 2014	—	501	769	—	—	1,270	41
Family Dollar	Paulden	AZ	Aug. 2014	—	468	306	—	—	774	19
Family Dollar	Pensacola	FL	Aug. 2014	—	123	541	—	—	664	23
Family Dollar	Poteet	TX	Aug. 2014	—	141	169	—	—	310	11
Family Dollar	Rockford	IL	Aug. 2014	—	183	1,179	—	—	1,362	43
Family Dollar	Roebuck	SC	Aug. 2014	—	306	508	—	—	814	27
Family Dollar	San Angelo	TX	Aug. 2014	—	96	342	—	—	438	15
Family Dollar	St Louis	MO	Aug. 2014	—	226	1,325	—	—	1,551	48
Family Dollar	Tyler	TX	Aug. 2014	—	217	682	—	—	899	25
Family Dollar	Union	MS	Aug. 2014	—	52	622	—	—	674	25
Family Dollar	Williamston	SC	Aug. 2014	—	211	558	—	—	769	25
Family Dollar	Winter Haven	FL	Aug. 2014	—	486	437	—	—	923	24
Family Dollar	Winter Haven	FL	Aug. 2014	—	210	527	—	—	737	29
Government Services Administration	Rangeley	ME	Aug. 2014	—	1,377	4,746	—	262	6,385	166
Garden Ridge	Louisville	KY	Sep. 2014	—	3,994	4,865	—	—	8,859	172
Garden Ridge	Lubbock	TX	Sep. 2014	—	1,574	5,950	—	—	7,524	237
Garden Ridge	Mesa	AZ	Sep. 2014	—	2,727	4,867	—	—	7,594	189
Garden Ridge	Raleigh	NC	Sep. 2014	—	2,362	4,267	—	—	6,629	168
Hewlett-Packard	Newcastle	UK	Sep. 2014	13,748	1,273	21,193	—	—	22,466	703
Intier Automotive	Redditch	UK	Sep. 2014	6,995	1,314	10,407	—	—	11,721	384
Waste Management	Winston-Salem	NC	Sep. 2014	—	494	3,235	—	—	3,729	110
FedEx	Winona	MN	Sep. 2014	—	83	1,785	—	—	1,868	69
Winston Hotel	Amsterdam	NETH	Sep. 2014	—	7,657	4,049	—	—	11,706	127
Dollar General	Allen	OK	Sep. 2014	—	99	793	—	—	892	28
Dollar General	Allentown	PA	Sep. 2014	—	347	887	—	—	1,234	41
Dollar General	Caledonia	OH	Sep. 2014	—	110	861	—	—	971	30
Dollar General	Cherokee	KS	Sep. 2014	—	27	769	—	—	796	28
Dollar General	Choctaw	OK	Sep. 2014	—	247	859	—	—	1,106	30
Dollar General	Clearwater	KS	Sep. 2014	—	90	785	—	—	875	28
Dollar General	Dexter	NM	Sep. 2014	—	329	585	—	—	914	21
Dollar General	Elmore City	OK	Sep. 2014	—	21	742	—	—	763	27
Dollar General	Erie	PA	Sep. 2014	—	410	682	—	—	1,092	27
Dollar General	Eunice	NM	Sep. 2014	—	269	569	—	—	838	21
Dollar General	Gore	OK	Sep. 2014	—	143	813	—	—	956	29
Dollar General	Gratiot	OH	Sep. 2014	—	239	809	—	—	1,048	29
Dollar General	Greensburg	PA	Sep. 2014	—	97	970	—	—	1,067	36
Dollar General	Heavener	OK	Sep. 2014	—	99	998	—	—	1,097	35
Dollar General	Kingston	OK	Sep. 2014	—	81	778	—	—	859	28
Dollar General	Lordsburg	NM	Sep. 2014	—	212	719	—	—	931	26
Dollar General	Lyons	KS	Sep. 2014	—	120	970	—	—	1,090	34
Dollar General	Mansfield	LA	Sep. 2014	—	169	812	—	—	981	29
Dollar General	McKean	PA	Sep. 2014	—	107	1,014	—	—	1,121	37

F-2-58

Global Net Lease, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2015
(dollar amounts in thousands) – (continued)

Portfolio	City	U.S. State or Country	Acquisition Date	Encumbrances at December 31, 2015	Initial Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2015(1)(2)	Accumulated Depreciation(3)(4)
					Land	Building and Improvements	Land	Building and Improvements
Dollar General	Muskogee	OK	Sep. 2014	$—	$154	$771	$—	$—	$925	$28
Dollar General	Neligh	NE	Sep. 2014	—	83	1,045	—	—	1,128	36
Dollar General	New Florence	PA	Sep. 2014	—	70	940	—	—	1,010	35
Dollar General	New Paris	OH	Sep. 2014	—	411	488	—	—	899	25
Dollar General	Norman	OK	Sep. 2014	—	40	913	—	—	953	32
Dollar General	Painesville	OH	Sep. 2014	—	340	797	—	—	1,137	28
Dollar General	Painesville	OH	Sep. 2014	—	300	715	—	—	1,015	26
Dollar General	Peggs	OK	Sep. 2014	—	72	879	—	—	951	31
Dollar General	Santa Rosa	NM	Sep. 2014	—	324	575	—	—	899	21
Dollar General	Sapulpa	OK	Sep. 2014	—	143	745	—	—	888	27
Dollar General	Schuyler	NE	Sep. 2014	—	144	905	—	—	1,049	32
Dollar General	Spencerville	OH	Sep. 2014	—	213	928	—	—	1,141	32
Dollar General	Tahlequah	OK	Sep. 2014	—	132	925	—	—	1,057	33
Dollar General	Talihina	OK	Sep. 2014	—	163	1,023	—	—	1,186	37
Dollar General	Townville	PA	Sep. 2014	—	78	882	—	—	960	33
Dollar General	Uniontown	PA	Sep. 2014	—	165	1,107	—	—	1,272	40
Dollar General	Valley Falls	KS	Sep. 2014	—	51	922	—	—	973	32
Dollar General	Valliant	OK	Sep. 2014	—	183	1,004	—	—	1,187	36
Dollar General	Wymore	NE	Sep. 2014	—	21	872	—	—	893	31
Dollar General	Wynnewood	OK	Sep. 2014	—	188	1,057	—	—	1,245	38
FedEx	Bohemia	NY	Sep. 2014	—	4,838	19,596	—	—	24,434	706
FedEx	Watertown	NY	Sep. 2014	—	561	4,757	—	—	5,318	181
Shaw Aero	Naples	FL	Sep. 2014	—	998	22,332	—	—	23,330	726
Mallinckrodt	St. Louis	MO	Sep. 2014	—	1,499	16,828	—	—	18,327	553
Kuka Warehouse	Sterling Heights	MI	Sep. 2014	—	1,227	10,790	—	—	12,017	354
Trinity Health	Livonia	MI	Sep. 2014	—	8,953	28,141	—	323	37,417	1,065
FedEx	Hebron	KY	Sep. 2014	—	1,106	7,750	—	—	8,856	269
FedEx	Lexington	KY	Sep. 2014	—	1,118	7,961	—	—	9,079	273
GE Aviation	Cincinnati	OH	Sep. 2014	—	1,393	10,490	—	—	11,883	345
Bradford & Bingley	Bingley	UK	Oct. 2014	11,192	4,937	12,396	—	—	17,333	441
DNV GL	Dublin	OH	Oct. 2014	—	2,509	3,140	—	—	5,649	108
Rexam	Reckinghausen	GER	Oct. 2014	5,737	769	10,825	—	—	11,594	336
C&J Energy	Houston	TX	Oct. 2014	—	3,865	9,457	—	—	13,322	310
FedEx	Lake Charles	LA	Oct. 2014	—	255	7,485	—	—	7,740	274
Family Dollar	Big Sandy	TN	Oct. 2014	—	62	739	—	—	801	26
Family Dollar	Boling	TX	Oct. 2014	—	80	781	—	—	861	26
Family Dollar	Bonifay	FL	Oct. 2014	—	103	673	—	—	776	29
Family Dollar	Brindidge	AL	Oct. 2014	—	89	749	—	—	838	33
Family Dollar	Brownsville	TN	Oct. 2014	—	155	776	—	—	931	30
Family Dollar	Buena Vista	GA	Oct. 2014	—	246	757	—	—	1,003	40
Family Dollar	Calvert	TX	Oct. 2014	—	91	777	—	—	868	27
Family Dollar	Chocowinty	NC	Oct. 2014	—	237	554	—	—	791	21
Family Dollar	Clarksville	TN	Oct. 2014	—	370	1,025	—	—	1,395	42
Family Dollar	Fort Mill	SC	Oct. 2014	—	556	757	—	—	1,313	28
Family Dollar	Hillsboro	TX	Oct. 2014	—	287	634	—	—	921	23
Family Dollar	Lake Charles	LA	Oct. 2014	—	295	737	—	—	1,032	26
Family Dollar	Lakeland	FL	Oct. 2014	—	300	812	—	—	1,112	28
Family Dollar	Lansing	MI	Oct. 2014	—	132	1,040	—	—	1,172	42
Family Dollar	Laurens	SC	Oct. 2014	—	303	584	—	—	887	27
Family Dollar	Marion	MS	Oct. 2014	—	183	747	—	—	930	27
Family Dollar	Marsing	ID	Oct. 2014	—	188	786	—	—	974	35
Family Dollar	Montgomery	AL	Oct. 2014	—	122	821	—	—	943	37
Family Dollar	Montgomery	AL	Oct. 2014	—	411	646	—	—	1,057	32

F-2-59

Global Net Lease, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2015
(dollar amounts in thousands) – (continued)

Portfolio	City	U.S. State or Country	Acquisition Date	Encumbrances at December 31, 2015	Initial Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2015(1)(2)	Accumulated Depreciation(3)(4)
					Land	Building and Improvements	Land	Building and Improvements
Family Dollar	Monticello	FL	Oct. 2014	$—	$230	$695	$—	$—	$925	$27
Family Dollar	Monticello	UT	Oct. 2014	—	96	894	—	—	990	41
Family Dollar	North Little Rock	AR	Oct. 2014	—	424	649	—	—	1,073	28
Family Dollar	Oakdale	LA	Oct. 2014	—	243	696	—	—	939	25
Family Dollar	Orlando	FL	Oct. 2014	—	684	619	—	—	1,303	25
Family Dollar	Port St. Lucie	FL	Oct. 2014	—	403	907	—	—	1,310	33
Family Dollar	Prattville	AL	Oct. 2014	—	463	749	—	—	1,212	38
Family Dollar	Prichard	AL	Oct. 2014	—	241	803	—	—	1,044	28
Family Dollar	Quinlan	TX	Oct. 2014	—	74	774	—	—	848	27
Family Dollar	Rigeland	MS	Oct. 2014	—	447	891	—	—	1,338	30
Family Dollar	Rising Star	TX	Oct. 2014	—	63	674	—	—	737	23
Family Dollar	Southaven	MS	Oct. 2014	—	409	1,080	—	—	1,489	40
Family Dollar	Spout Springs	NC	Oct. 2014	—	474	676	—	—	1,150	25
Family Dollar	St. Petersburg	FL	Oct. 2014	—	482	851	—	—	1,333	31
Family Dollar	Swansboro	NC	Oct. 2014	—	337	826	—	—	1,163	39
Panasonic	Hudson	NJ	Oct. 2014	—	1,312	7,075	—	—	8,387	218
Onguard	Havre De Grace	MD	Oct. 2014	—	2,216	6,585	—	—	8,801	289
Axon Energy Products	Houston	TX	Oct. 2014	—	297	2,432	—	—	2,729	74
Metro Tonic	Halle Peissen	GER	Oct. 2014	28,903	6,628	46,436	—	—	53,064	1,595
Tokmanni	Matsala	FIN	Nov. 2014	31,603	1,718	51,984	—	—	53,702	1,684
Fife Council	Dunfermline	UK	Nov. 2014	2,715	390	5,029	—	—	5,419	158
Family Dollar	Doerun	GA	Nov. 2014	—	236	717	—	—	953	26
Family Dollar	Old Hickory	TN	Nov. 2014	—	548	781	—	—	1,329	30
Government Services Administration	Rapid City	SD	Nov. 2014	—	504	7,837	—	—	8,341	247
KPN BV	Houten	NETH	Nov. 2014	—	1,538	18,812	—	—	20,350	557
RWE AG	Essen	GER	Nov. 2014	23,537	4,783	34,017	—	—	38,800	936
RWE AG	Essen	GER	Nov. 2014	28,508	11,712	41,179	—	—	52,891	1,137
RWE AG	Essen	GER	Nov. 2014	16,124	1,852	23,658	—	—	25,510	654
Follett School	McHenry	IL	Dec. 2014	—	3,423	15,600	—	—	19,023	540
Quest Diagnostics, Inc.	Santa Clarita	CA	Dec. 2014	52,800	10,714	69,018	—	—	79,732	1,902
Family Dollar	Tampa	FL	Dec. 2014	—	466	820	—	—	1,286	28
Diebold	North Canton	OH	Dec. 2014	—	—	9,142	—	—	9,142	283
Dollar General	Chickasha	OK	Dec. 2014	—	248	1,293	—	—	1,541	36
Weatherford International	Odessa	TX	Dec. 2014	—	665	1,795	—	—	2,460	80
AM Castle	Wichita	KS	Dec. 2014	—	426	6,681	—	—	7,107	169
FedEx	Billerica	MA	Dec. 2014	—	1,138	6,674	—	—	7,812	208
Constellium Auto	Wayne	MI	Dec. 2014	—	1,180	13,781	—	7,875	22,836	904
C&J Energy II	Houston	TX	Mar. 2015	—	6,196	21,745	—	—	27,941	472
Fedex VII	Salina	UT	Mar. 2015	—	428	3,334	—	—	3,762	101
Fedex VIII	Pierre	SD	Apr. 2015	—	—	3,288	—	—	3,288	89
Fresenius	Sumter	SC	May 2015	—	243	3,269	—	—	3,512	62
Fresenius	Hephzibah	GA	Jul. 2015	—	234	2,235	—	—	2,469	33
Crown Group	Jonesville	MI	Aug. 2015	—	101	3,136	—	—	3,237	37
Crown Group	Fraser	MI	Aug. 2015	—	350	3,865	—	—	4,215	45
Crown Group	Warren	MI	Aug. 2015	—	297	3,325	—	—	3,622	39
Crown Group	Marion	SC	Aug. 2015	—	386	7,993	—	—	8,379	79
Crown Group	Logansport	IN	Aug. 2015	—	1,843	5,430	—	—	7,273	59
Crown Group	Madison	IN	Aug. 2015	—	1,598	7,513	—	—	9,111	69
Mapes & Sprowl Steel, Ltd.	Elk Grove	IL	Sep. 2015	—	954	4,619	—	—	5,573	42
JIT Steel Services	Chattanooga	TN	Sep. 2015	—	316	1,986	—	—	2,302	17
JIT Steel Services	Chattanooga	TN	Sep. 2015	—	582	3,122	—	—	3,704	28
Beacon Health System, Inc.	South Bend	IN	Sep. 2015	—	1,636	8,190	—	—	9,826	58
Hannibal/Lex JV LLC	Houston	TX	Sep. 2015	—	2,090	11,138	—	—	13,228	73

F-2-60

Global Net Lease, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2015
(dollar amounts in thousands) – (continued)

Portfolio	City	U.S. State or Country	Acquisition Date	Encumbrances at December 31, 2015	Initial Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2015(1)(2)	Accumulated Depreciation(3)(4)
					Land	Building and Improvements	Land	Building and Improvements
FedEx Ground	Mankato	MN	Sep. 2015	$—	$472	$6,780	$—	$—	$7,252	$57
Office Depot	Venlo	NETH	Sep. 2015	—	3,401	15,043	—	—	18,444	114
Finnair	Helsinki	FIN	Sep. 2015	30,976	2,455	69,941	—	—	72,396	475
Total				$531,708	$341,911	$1,665,900	$—	$20,199	$2,028,010	$68,078

(1)	Acquired intangible lease assets allocated to individual properties in the amount of $518.3 million are not reflected in the table above.
(2)	The tax basis of aggregate land, buildings and improvements as of December 31, 2015 is $2.6 billion.
(3)	The accumulated depreciation column excludes approximately $65.3 million of amortization associated with acquired intangible lease assets.
(4)	Each of the properties has a depreciable life of: 40 years for buildings, 15 years for improvements and five years for fixtures.
(5)	The Company has expanded the property in September 2015 by purchasing additional land of $0.1 million, building and improvements of $3.4 million and an accumulated depreciation of $25,000 as of December 31, 2015.

A summary of activity for real estate and accumulated depreciation for the years ended December 31, 2015, 2014 and 2013:

	December 31,
	2015	2014	2013
Real estate investments, at cost:
Balance at beggining of year	$1,855,960	$149,009	$1,729
Additions-Acquisitions	226,412	1,748,944	147,245
Asset remeasurement	$2,318	(675)	—
Currency translation adjustment	(56,680)	(41,318)	35
Balance at end of the year	$2,028,010	$1,855,960	$149,009
Accumulated depreciation and amortization:
Balance at beggining of year	$21,319	$869	$12
Depreciation expense	47,649	20,856	837
Currency translation adjustment	(890)	(406)	20
Balance at end of the year	$68,078	$21,319	$869

F-2-61

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of American Realty Capital Global Trust II, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of American Realty Capital Global Trust, II, Inc. (the “Company”) and its subsidiaries at December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for the year ended December 31, 2015 and for the period from April 23, 2014 (date of inception) to December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, NY
March 22, 2016, except insofar as it relates to the revision to previously issued financial statements described in Note 2, as to which the date is September 16, 2016.

F-2-62

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2015	2014
ASSETS
Real estate investments, at cost:
Land	$79,653	$5,271
Buildings, fixtures and improvements	400,665	23,669
Acquired intangible lease assets	122,957	4,520
Total real estate investments, at cost	603,275	33,460
Less accumulated depreciation and amortization	(9,390)	—
Total real estate investments, net	593,885	33,460
Cash and cash equivalents	22,735	1,286
Restricted cash	23,615	—
Derivatives, at fair value	8,165	250
Deposits for real estate acquisitions	—	5,464
Prepaid expenses and other assets	9,099	7,265
Receivable for sale of common stock	—	891
Deferred tax assets	2,753	—
Goodwill and other intangible assets	5,882	—
Deferred financing costs, net	10,986	749
Total assets	$677,120	$49,365
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short term notes payable	$—	$6,746
Mortgage notes payable	281,442	17,139
Credit facility	28,630	—
Mezzanine facility	136,777	—
Below-market lease liabilities, net	3,749	—
Derivatives, at fair value	1,927	86
Due to affiliates	280	1,268
Accounts payable and accrued expenses	10,120	300
Prepaid rent	5,821	366
Taxes payable	474	—
Deferred tax liability	5,921	—
Distributions payable	1,848	155
Total liabilities	476,989	26,060
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 12,249,858 and 1,297,355 shares issued; and 12,242,127 and 1,297,355 shares outstanding as of December 31, 2015 and 2014, respectively.	122	13
Additional paid-in capital	263,030	26,004
Accumulated other comprehensive income (loss)	(1,701)	(41)
Accumulated deficit	(61,320)	(2,671)
Total stockholders’ equity	200,131	23,305
Total liabilities and stockholders’ equity	$677,120	$49,365

The accompanying notes are an integral part of these consolidated financial statements.

F-2-63

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)

	December 31, 2015 (Revised)	For the Period from April 23, 2014 (date of inception) to December 31, 2014 (Revised)
Revenue:
Rental income	$19,557	$20
Operating expense reimbursements	2,091	—
Total revenues	21,648	20
Expenses:
Property operating	3,084	—
Operating fees to affiliates	946	—
Acquisition and transaction related	41,699	1,918
Impairment of deposits for real estate acquisitions	2,000	—
General and administrative	2,868	496
Depreciation and amortization	8,634	—
Total expenses	59,231	2,414
Operating loss	(37,583)	(2,394)
Other income (expense):
Interest expense	(9,571)	(6)
Losses on foreign currency	(1,033)	(54)
Gains on derivative instruments	65	—
Losses on hedges and derivatives deemed ineffective	(296)	—
Unrealized gains on non-functional foreign currency advances not designated as net-investment hedges	1,670	—
Other income	32	—
Total other income (expense)	(9,133)	(60)
Net loss before income taxes	(46,716)	(2,454)
Income taxes benefit	2,201	—
Net loss	$(44,515)	$(2,454)
Other comprehensive income (loss):
Cumulative translation adjustment	(19)	45
Designated derivatives, fair value adjustments	(1,641)	(86)
Comprehensive loss	$(46,175)	$(2,495)
Basic and diluted weighted average shares outstanding	7,958,663	684,769
Basic and diluted net loss per share	$(5.59)	$(3.58)

The accompanying notes are an integral part of these consolidated financial statements.

F-2-64

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss) (Revised)	Accumulated Deficit	Total (Revised)
	Number of Shares	Par Value
Balance, April 23, 2014 (date of inception)	—	$—	$—	$—	$—	$—
Issuance of common stock	1,296,173	13	32,132	—	—	32,145
Offering Costs	—	—	(6,160)	—	—	(6,160)
Common stock issued through distribution reinvestment plan	1,182	—	28	—	—	28
Share-based compensation	—	—	—	—	—	—
Amortization of restricted shares	—	—	4	—	—	4
Distributions declared	—	—	—	—	(241)	(241)
Cumulative translation adjustment	—	—	—	45	24	69
Net loss	—	—	—	—	(2,454)	(2,454)
Other comprehensive income	—	—	—	(86)	—	(86)
Balance, December 31, 2014	1,297,355	$13	$26,004	$(41)	$(2,671)	$23,305
Issuance of common stock	10,725,777	107	265,237	—	—	265,344
Common stock offering costs, commissions and dealer manager fees	—	—	(33,428)	—	—	(33,428)
Common stock repurchases, inclusive of fees	(17,316)	—	(413)	—	—	(413)
Common stock issued through distribution reinvestment plan	235,189	2	5,583	—	—	5,585
Share-based compensation	1,122	—	25	—	—	25
Amortization of restricted shares	—	—	22	—	—	22
Distributions declared		—	—	—	(14,134)	(14,134)
Net loss	—	—	—	—	(44,515)	(44,515)
Cumulative translation adjustment	—	—	—	(19)	—	(19)
Designated derivatives, fair value adjustments	—	—	—	(1,641)	—	(1,641)
Balance, December 31, 2015	12,242,127	$122	$263,030	$(1,701)	$(61,320)	$200,131

The accompanying notes are an integral part of these consolidated financial statements.

F-2-65

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31, 2015	For the Period from April 23, 2014 (date of inception) to December 31, 2014
Cash flows from operating activities:
Net loss	$(44,515)	$(2,454)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,675	—
Amortization of intangibles	3,959	—
Amortization of deferred financing costs	2,399	3
Amortization of below-market lease liabilities	(190)	—
Amortization of above-market lease assets	536	—
Amortization of below-market ground lease assets	350	—
Straight line rent	(776)	—
Impairment of deposits for real estate acquisitions	2,000	—
Share-based compensation	47	4
Net realized and unrealized marked-to-market transactions	184	—
Changes in operating assets and liabilities, net:
Due to affiliates	(988)	1,268
Prepaid expenses and other assets	(7,833)	(519)
Deferred tax assets	(2,753)	—
Accounts payable and accrued expenses	8,994	(1,508)
Prepaid rent	5,455	366
Deferred tax liability	39	—
Taxes payable	474	—
Net cash used in operating activities	(27,943)	(2,840)
Cash flows from investing activities:
Investment in real estate and real estate related assets	(232,235)	(16,497)
Deposits for real estate acquisitions	3,464	(5,464)
Net cash used in investing activities	(228,771)	(21,961)
Cash flows from financing activities:
Borrowings under credit facility	16,341	—
Repayments on credit facility	(4,197)	—
Borrowings under mezzanine facility	136,997	—
Repayments of mortgage notes payable	(59,201)	—
Payments of deferred financing costs	(11,991)	(752)
Proceeds from issuance of common stock	266,235	31,254
Payments of offering costs	(33,428)	(4,352)
Distributions paid	(6,856)	(59)
Payments on common stock repurchases, inclusive of fees	(413)	—
Restricted cash	(23,615)	—
Net cash provided by financing activities	279,872	26,091
Net change in cash and cash equivalents	23,158	1,290
Effect of exchange rate on cash	(1,709)	(4)
Cash and cash equivalents, beginning of period	1,286	—
Cash and cash equivalents, end of period	$22,735	$1,286

The accompanying notes are an integral part of these consolidated financial statements.

F-2-66

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
(In thousands)

	Year Ended December 31, 2015	For the Period from April 23, 2014 (date of inception) to December 31, 2014
Supplemental Disclosures:
Cash paid for interest	$4,776	$—
Cash paid for income taxes	—	—
Non-Cash Investing and Financing Activities:
Deferred financing costs in accounts payables and accrued expenses	$826	$—
VAT refund receivable used to repay notes payable	6,746	(6,746)
Mortgage notes payable assumed or used to acquire investments in real estate	336,603	17,323
Repayment of notes payable	(6,746)	6,746
Borrowings under credit facility to acquire real estate	17,256	—
Common stock issued through distribution reimbursement plan	5,585	28

The accompanying notes are an integral part of these consolidated financial statements.

F-2-67

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 1 — Organization

American Realty Capital Global Trust II, Inc. (the “Company”) was incorporated on April 23, 2014 as a Maryland corporation that intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with its taxable year ending December 31, 2015.

On August 26, 2014, the Company commenced its initial public offering (the “IPO”) on a “reasonable best efforts” basis of up to 125.0 million shares of common stock, $0.01 par value per share (“Common Stock”), at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11, as amended (File No. 333-196549) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement also covered up to 26.3 million shares of Common Stock pursuant to a distribution reinvestment plan (the “DRIP”).

On November 15, 2015, the Company announced the suspension of its IPO, which was conducted by Realty Capital Securities, LLC (the “Former Dealer Manager”), as exclusive wholesale distributor, effective December 31, 2015, and, on November 18, 2015, the Former Dealer Manager suspended sales activities it performs pursuant to the dealer manager agreement for the IPO, effective immediately. The Company purchased its first property and commenced active operations on December 29, 2014. On December 31, 2015, the Company entered into a termination agreement with the Former Dealer Manager to terminate the dealer manager agreement. Due to these circumstances, it is not likely that the Company will resume the IPO. The Company registered $3.125 billion in shares of Common Stock for sale in its IPO and, through December 31, 2015, the Company sold 12.2 million shares of Common Stock outstanding, including shares issued pursuant to its IPO and its DRIP for approximately $302.7 million in gross proceeds, all of which had been invested or used for other purposes.

On December 31, 2015, the Company registered an additional 1.3 million shares to be issued under the DRIP, pursuant to a registration statement on Form S-3 (File No-333-208820).

The Company was formed primarily to acquire a diversified portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant net-leased commercial properties. All such properties may be acquired and operated by the Company alone or jointly with Moor Park Capital Global II Advisors Limited (the “Service Provider”) or another party. The Company may also originate or acquire first mortgage loans secured by real estate. As of December 31, 2015, the Company owned 16 properties consisting of 4.2 million rentable square feet, which were 99.9% leased, with weighted average remaining lease term of 9.0 years. 4.5% of the Company’s properties are located in United States and 95.5% are located in Europe.

Until the NAV pricing date (as described below) the per share purchase price for shares issued under the DRIP will be equal to $23.75 per share. Beginning with the NAV pricing date (as described below), the per share price for shares under the DRIP will vary quarterly and will be equal to the Company’s per share net asset value (the “NAV”), as determined by American Realty Capital Global II Advisors, LLC (the “Advisor”). The NAV pricing date means the date the Company first publishes an estimated per share NAV, which will be on or prior to March 16, 2017, which is 150 days following the second anniversary of the date that the Company broke escrow in the IPO.

The Company sold 8,888 shares of Common Stock to American Realty Capital Global II Special Limited Partner, LLC (the “Special Limited Partner”) an entity controlled by American Realty Capital II, LLC (the “Sponsor”) on May 28, 2014, at $22.50 per share for $0.2 million. Substantially all of the Company’s business is conducted through American Realty Capital Global II Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company is the sole general partner and holds substantially all of the units of limited partner interests in the OP (“OP Units”). Additionally, the Special Limited Partner contributed $2,020 to the OP in exchange for 90 OP Units, which represents a nominal percentage of the aggregate OP ownership. A holder of limited partner interests has the right to convert OP Units for the cash value of a

F-2-68

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 1 — Organization  – (continued)

corresponding number of shares of the Company’s Common Stock or, at the option of the OP, a corresponding number of shares of the Company’s Common Stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the limited partner interests in the OP are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

Our Former Dealer Manager served as the dealer manager of our IPO and, together with its affiliates, continued to provide us with various services through December 31, 2015. RCS Capital Corporation, the parent company of the Former Dealer Manager and certain of its affiliates that provided services to us, filed for Chapter 11 bankruptcy protection in January 2016, prior to which it was also under common control with AR Global, the parent of our Sponsor.

The Company has no direct employees. The Company’s Advisor has been retained to manage its affairs on a day-to-day basis. The properties are managed and leased by the Property Manager. The Advisor, Property Manager and Special Limited Partner are under common control with the parent of the Sponsor, as a result of which they are related parties, and have received and will receive compensation, fees and expense reimbursements for services related to the IPO and the investment and management of the Company’s assets. The Advisor has entered into a service provider agreement with the Service Provider. The Service Provider is not affiliated with the Company, the Advisor or the Sponsor. Pursuant to the service provider agreement, the Service Provider provides, subject to the Advisor’s oversight, certain real estate related services, as well as sourcing and structuring of investment opportunities, performance of due diligence, and arranging debt financing and equity investment syndicates solely with respect to investments in Europe. Pursuant to the service provider agreement, 50.0% of the fees payable by the Company to the Advisor and a percentage of the fees paid to the Property Manager are paid or assigned by the Advisor or Property Manager, as applicable, to the Service Provider, solely with respect to the Company’s foreign investments in Europe.

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity for which the Company is the primary beneficiary. As of December 31, 2015, the Company does not have investments in variable interest entities (“VIE”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, real estate taxes, income taxes, derivative financial instruments and hedging activities, as applicable.

F-2-69

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

Offering and Related Costs

Offering and related costs include all expenses incurred in connection with our IPO. Offering costs (other than selling commissions and the dealer manager fees) include costs that may be paid by the Advisor, the Former Dealer Manager or their affiliates on our behalf. These costs include but are not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Former Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for a portion of the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. We are obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on our behalf, provided that the Advisor is obligated to reimburse us to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by us in our offering exceed 2% of gross offering proceeds in the IPO. As a result, these costs are only our liability to the extent aggregate selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds determined during the IPO. The IPO is currently suspended but securities may still be sold under the offering until the end of the two year period from the beginning of the IPO, subject to a potential one year extension. In the event that no further amounts are raised under the IPO, the Advisor will be required to reimburse such excess amounts to the Company.

Revenue Recognition

The Company’s revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Because many of the Company’s leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. The Company defers the revenue related to lease payments received from tenants in advance of their due dates. When the Company acquires a property, the acquisition date is considered to be the commencement date for purposes of this calculation.

As of December 31, 2015, the Company included unbilled cumulative straight line rents receivable in Prepaid expenses and other assets in the consolidated balance sheets of $0.7 million. As of December 31, 2014, the Company had no unbilled cumulative straight line rents receivable in Prepaid expenses and other assets in the consolidated balance sheets. As of December 31, 2015, the Company’s rental revenue included impacts of unbilled rental revenue of $0.8 million to adjust contractual rent to straight line rent. The Company’s rental revenue had no impacts of unbilled rental revenue to adjust contractual rent to straight line rent during the period from April 23, 2014 (date of inception) to December 31, 2014.

The Company continually reviews receivables related to rent and unbilled rent receivables and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company records an increase in the Company’s allowance for uncollectible accounts or records a direct write-off of the receivable in the Company’s consolidated statements of operations and comprehensive loss.

Cost recoveries from tenants are included in operating expense reimbursement in the period the related costs are incurred, as applicable.

Investments in Real Estate

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings,

F-2-70

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

The Company evaluates the inputs, processes and outputs of each asset acquired to determine if the transaction is a business combination or asset acquisition. If an acquisition qualifies as a business combination, the related transaction costs are recorded as an expense in the consolidated statements of operations and comprehensive loss. If an acquisition qualifies as an asset acquisition, the related transaction costs are generally capitalized and subsequently amortized over the useful life of the acquired assets.

In business combinations, the Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets or liabilities based on their respective fair values. Tangible assets may include land, land improvements, buildings, fixtures and tenant improvements. Intangible assets may include the value of in-place leases and above- and below-market leases. In addition, any assumed mortgages receivable or payable and any assumed or issued non-controlling interests are recorded at their estimated fair values.

In allocating the fair value to assumed mortgages, amounts are recorded to debt premiums or discounts based on the present value of the estimated cash flows, which is calculated to account for either above or below-market interest rates.

Disposal of real estate investments that represent a strategic shift in operations that will have a major effect on the Company’s operations and financial results are required to be presented as discontinued operations in the consolidated statements of operations and comprehensive loss. Properties that are intended to be sold are to be designated as “held for sale” on the consolidated balance sheets at the lesser of carrying amount or fair value less estimated selling costs when they meet specific criteria to be presented as held for sale. Properties are no longer depreciated when they are classified as held for sale. The Company didn’t have any properties held for sale as of December 31, 2015 and during the period from April 23, 2014 (date of inception) to December 31, 2014.

The Company evaluates the lease accounting for each new property acquired with existing or new lease and reviews for any capital lease criteria. A lease is classified by a tenant as a capital lease if the significant risks and rewards of ownership are considered to reside with the tenant. This situation is generally considered to be met if, among other things, the non-cancelable lease term is more than 75% of the useful life of the asset or if the present value of the minimum lease payments equals 90% or more of the leased property’s fair value at lease inception.

Depreciation and Amortization

Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and improvements and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

Capitalized above-market lease values are amortized as a reduction of rental income over the remaining terms of the respective leases. Capitalized below-market lease values are amortized as an increase to rental income over the remaining terms of the respective leases and expected below-market renewal option periods.

Capitalized above-market ground lease values are amortized as a reduction of property operating expense over the remaining terms of the respective leases. Capitalized below-market ground lease values are amortized as an increase to property operating expense over the remaining terms of the respective leases and expected below-market renewal option periods.

The value of in-place leases, exclusive of the value of above-market and below-market in-place leases, is amortized to expense over the remaining periods of the respective leases.

F-2-71

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

Assumed mortgage premiums or discounts are amortized as an increase or reduction to interest expense over the remaining terms of the respective mortgages.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income (loss).

Purchase Price Allocation

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on the Company’s analysis of comparable properties in the Company’s portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

Factors considered in the analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at contract rates during the expected lease-up period, which typically is about 12 months. The Company also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market lease values for acquired properties are initially recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the remaining initial term plus the term of any below-market fixed rate renewal options for below-market leases. The capitalized above-market lease values are amortized as a reduction of base rental revenue over the remaining terms of the respective leases, and the capitalized below-market lease values are amortized as an increase to base rental revenue over the remaining initial terms plus the terms of any below-market fixed rate renewal options of the respective leases. If a tenant with a below market rent renewal does not renew, any remaining unamortized amount will be taken into income at that time.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on the Company’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the tenant. Characteristics considered by the Company in determining these values include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

F-2-72

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of the Company’s pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Intangible assets and acquired lease liabilities consist of following:

	December 31,
(In thousands)	2015	2014
Intangible assets:
In-place leases, net of accumulated amortization of $3,905 and $0 at December 31, 2015 and 2014, respectively	$73,392	$2,377
Above-market leases, net of accumulated amortization of $527 and $0 at December 31, 2015 and 2014, respectively	20,590	2,143
Below-market ground leases, net of accumulated amortization of $350 and $0 at December 31, 2015 and 2014, respectively	24,193	—
Total intangible lease assets, net	$118,175	$4,520
Intangible liabilities:
Below-market leases, net of accumulated amortization of $186 and $0 at December 31, 2015 and 2014, respectively	$3,749	$—
Total intangible lease liabilities, net	$3,749	$—

The following table provides the weighted-average amortization and accretion periods as of December 31, 2015 for intangible assets and liabilities and the projected amortization expense and adjustments to rental revenues for the next five calendar years:

(In thousands)	Weighted- Average Amortization (Years)	2016	2017	2018	2019	2020
In-place leases	9.5	$7,943	$7,943	$7,943	$7,943	$7,943
Total to be included in depreciation and amortization		$7,943	$7,943	$7,943	$7,943	$7,943
Above-market lease assets	8.9	$2,321	$2,321	$2,321	$2,321	$2,321
Below-market lease liabilities	11.1	(353)	(353)	(353)	(353)	(353)
Total to be included in rental income		$1,968	$1,968	$1,968	$1,968	$1,968
Below-market ground lease assets	34.5	$701	$701	$701	$701	$701
Total to be included in property operating expense		$701	$701	$701	$701	$701

F-2-73

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

Goodwill

We evaluate goodwill for possible impairment at least annually or upon the occurrence of a triggering event. A triggering event is an event or circumstance that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We performed a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Based on our assessment we determined that the goodwill is not impaired as of December 31, 2015 and no further analysis is required.

Cash and Cash Equivalents

Cash and cash equivalents includes cash in bank accounts as well as investments in highly-liquid money market funds with original maturities of three months or less. The Company deposits cash with high quality financial institutions. Deposits in the United States other countries where we have deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) in the United States, Financial Services Compensation Scheme (“FSCS”) in the United Kingdom, Duchy Deposit Guarantee Scheme (“DDGS”) in Luxembourg and by similar agencies in the other countries, up to insurance limits. The Company had deposits in the United States, United Kingdom, France, Luxembourg, Germany and The Netherlands totaling $22.7 million at December 31, 2015, of which $4.3 million, $6.4 million and $9.1 million were in excess of amounts insured by the FDIC, FSCS and European equivalent deposit insurance companies including DDGS, respectively. Although the Company bears risk to amounts in excess of those insured, it does not anticipate any losses as a result. At December 31, 2014, the Company had deposits in the United States and France totaling $1.3 million, of which $0.8 million were in excess of the amount insured by the FDIC. Although the Company bears risk to amounts in excess of those insured, it does not anticipate any losses as a result.

Restricted Cash

Restricted cash primarily consists of debt service and real estate tax reserves. The Company had restricted cash of $23.6 million as of December 31, 2015. At December 31, 2014 the Company did not have any restricted cash.

Deferred Costs, Net

Deferred costs, net consists of deferred financing costs. Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Share Repurchase Program

The Company’s board of directors has adopted a Share Repurchase Program (“SRP”) that enables stockholders to sell their shares to the Company, subject to significant conditions and limitations.

Only those stockholders who purchased their shares from the Company or received their shares from the Company (directly or indirectly) through one or more non-cash transactions are able to participate in the SRP. In other words, once the Company’s shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in the SRP.

Repurchases of shares of Company’s Common Stock, when requested, are at its sole discretion. Until the Amended and Restated SRP (described below), the Company has limited the number of shares repurchased during any calendar year to 5.0% of the weighted average number of shares of Common Stock outstanding on December 31st of the previous calendar year. In addition, the Company only authorized to repurchase shares in a given quarter up to the amount of proceeds it received from its DRIP in that same quarter.

F-2-74

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

On January 26, 2016, the Company’s board of directors amended and restated the SRP (the “Amended and Restated SRP”) to supersede and replace the existing SRP. Under the Amended and Restated SRP, repurchases of shares of the Company’s Common Stock generally will be made semiannually (each six-month period ending June 30 or December 31, a “fiscal semester”). Repurchases for any fiscal semester will be limited to a maximum of 2.5% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year, with a maximum for any fiscal year of 5.0% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year. In addition, the Company is only authorized to repurchase shares in a given fiscal semester up to the amount of proceeds it receives from its DRIP in that same fiscal semester.

Unless the shares of the Company’s Common Stock are being repurchased in connection with a stockholder’s death or disability and until the NAV pricing date, a stockholder must have held the shares for at least one year prior to offering them for sale to the Company through the Amended and Restated SRP. The purchase price for such shares repurchased under the Amended and Restated SRP prior to the NAV pricing date and in connection with a stockholder’s death or disability will be as follows (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our Common Stock):

•	92.5% of the price paid to acquire the shares, for stockholders who had continuously held their shares for at least one year;
•	95.0% of the price paid to acquire the shares for stockholders who had continuously held their shares for at least two years;
•	97.5% of the price paid to acquire the shares for stockholders who had continuously held their shares for at least three years; and
•	100.0% of the price paid to acquire the shares for stockholders who had continuously held their shares for at least four years.

No minimum holding period will apply to redemption requests made following the death or qualifying disability of a stockholder. Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the IPO until the NAV pricing date, and then at a purchase price equal to the then-current NAV (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock) on or after the NAV pricing date. The Company’s board of directors has the discretion to exempt shares purchased pursuant to its DRIP from the one-year holding requirement, if a stockholder sells back all of his or her shares. In addition, the Company may waive the holding period in the event of a stockholder’s bankruptcy or other exigent circumstances.

In the case of requests for death or disability, the repurchase price per share will be equal to (a) until the NAV Pricing Date, the price paid to acquire the shares from the Company, or (b) on and following the NAV Pricing Date, the estimated per-share NAV at the time of repurchase.

Beginning with the NAV Pricing Date, the repurchase price for shares under the Amended and Restated SRP will be based on Per Share NAV. Additionally, there will be no minimum holding period for shares of the Company’s Common Stock and stockholders will be able to submit their shares for repurchase at any time through the Amended and Restated SRP. Subject to limited exceptions, stockholders whose shares of the Company’s Common Stock are repurchased within the first four months from the date of purchase will be subject to a short-term trading fee of 2.0% of the aggregate Per Share NAV of the shares of Common Stock repurchased.

F-2-75

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

Beginning with the NAV Pricing Date, shares repurchased in connection with the death or disability of a stockholder will be repurchased at the then-current Per Share NAV (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company’s Common Stock).

The Company’s board of directors reserves the right, in its sole discretion, at any time and from time to time, to reject any request for repurchase, change the purchase price for repurchases or otherwise amend, suspend or terminate the terms of the Amended and Restated SRP.

When a stockholder requests repurchases and the repurchases are approved, the Company will reclassify such obligation from equity to a liability based on the settlement value of the obligation. Shares purchased under the Amended and Restated SRP will have the status of authorized but unissued shares. As of December 31, 2015, the Company has repurchased or requested to repurchase some of its Common Stock (see Note 8 — Common Stock for details of shares repurchased).

Distribution Reinvestment Plan

Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of Common Stock in lieu of receiving cash. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the IPO. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days’ notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying consolidated balance sheets in the period distributions are declared. On December 31, 2015, the Company registered an additional 1.3 million shares to be issued under the DRIP. During the year ended December 31, 2015, the Company issued 235,189 shares of Common Stock with a value of $5.6 million and a par value per share of $0.01, under the DRIP. During the period from April 23, 2014 (date of inception) to December 31, 2014, the Company issued 1,182 shares of Common Stock with a value of $28,072 and a par value per share of $0.01, under the DRIP.

Derivative Instruments

The Company may use derivative financial instruments, including interest rate swaps, caps, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the Company’s foreign operations expose the Company to fluctuations of foreign interest rates and exchange rates. These fluctuations may impact the value of the Company’s cash receipts and payments in the Company’s functional currency, the U.S. dollar. The Company enters into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of its functional currency.

The Company records all derivatives on the consolidated balance sheets at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

F-2-76

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statements of operations and comprehensive loss. If the derivative is designated and qualifies for hedge accounting treatment the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

Share-Based Compensation

The Company has a stock-based incentive award plan for its directors, which is accounted for under the guidance for employee share based payments. The cost of services received in exchange for a stock award is measured at the grant date fair value of the award and the expense for such awards is included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (see Note 12 — Share-Based Compensation).

Income Taxes

The Company qualified to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with the taxable year ending December 31, 2015. Commencing with such taxable year, the Company was organized to operate in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to operate in such a manner to qualify for taxation as a REIT, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT. As a REIT, the Company generally will not be subject to federal corporate income tax, to the extent it distributes annually all of its REIT taxable earnings. REITs are subject to a number of other organizational and operational requirements. The Company conducts business in various states and municipalities within the United States, United Kingdom and continental Europe and, as a result, the Company or one of its subsidiaries file income tax returns in the United States federal jurisdiction and various state and certain foreign jurisdictions. As a result, the Company may be subject to certain federal, state, local and foreign taxes on our income and assets, including alternative minimum taxes, taxes on any undistributed income and state, local or foreign income, franchise, property and transfer taxes. Any of these taxes decrease Company’s earnings and available cash.

In addition, the Company’s international assets and operations, including those designated as direct or indirect qualified REIT subsidiaries or other disregarded entities of a REIT, continue to be subject to taxation in the foreign jurisdictions where those assets are held or those operations are conducted. For the period from April 23, 2014 (date of inception) to December 31, 2014, the Company was taxed as a C corporation, pursuant to which income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carry-forwards, using expected tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. The Company recognizes the financial statement effects of a tax position when it is more-likely-than-not, based on technical merits, that the position will be sustained upon examination. Because, the Company intends to elect and qualify to be taxed as a REIT commencing with the taxable year ended December 31, 2015, it did not anticipate that any applicable deferred tax assets or liabilities will be realized.

Significant judgment is required in determining our tax provision and in evaluating our tax positions. The Company establishes tax reserves based on a benefit recognition model, which the Company believes could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, the Company

F-2-77

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

recognizes the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. The Company derecognizes the tax position when it is no longer more likely than not of being sustained.

The Company recognizes deferred income taxes in certain of its subsidiaries taxable in the United States or in foreign jurisdictions. Deferred income taxes are generally the result of temporary differences (items that are treated differently for tax purposes than for U.S. GAAP purposes). In addition, deferred tax assets arise from unutilized tax net operating losses, generated in prior years. The Company provides a valuation allowance against its deferred income tax assets when it believes that it is more likely than not that all or some portion of the deferred income tax asset may not be realized. Whenever a change in circumstances causes a change in the estimated realizability of the related deferred income tax asset, the resulting increase or decrease in the valuation allowance is included in deferred income tax expense (benefit).

The Company derives most of its REIT income from its real estate operations in Europe, which are subject to foreign taxes. The Company’s real estate operations in the United States are generally not subject to federal tax, and accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements for these operations. These operations may be subject to certain state, local, and foreign taxes, as applicable.

•	Basis differences between tax and U.S. GAAP for certain international real estate investments. For income tax purposes, in certain acquisitions, the Company assumes the seller’s basis, or the carry-over basis, in the acquired assets. The carry-over basis is typically lower than the purchase price, or the U.S. GAAP basis, resulting in a deferred tax liability with an offsetting increase to goodwill or the acquired tangible or intangible assets;
•	Timing differences generated by differences in the U.S. GAAP basis and the tax basis of assets such as those related to capitalized acquisition costs and depreciation expense; and
•	Tax net operating losses in certain subsidiaries, including those domiciled in foreign jurisdictions, that may be realized in future periods if the respective subsidiary generates sufficient taxable income.

The Company’s current and deferred income tax benefit (provision) for the year ended December 31, 2015 was $(0.6) million and $2.7 million, respectively. The deferred tax assets included in the consolidated balance sheet is net of a valuation allowance in the amount of $(0.1) million as of December 31, 2015.

The Company recognizes current income taxes benefit for state and local income taxes and taxes incurred in its foreign jurisdictions. The Company’s current income taxes benefit fluctuates from period to period based primarily on the timing of our taxable income. For the year ended December 31, 2015 the Company recognized an income taxes benefit of $2.2 million. Deferred income taxes benefit is generally a function of the period’s temporary differences and the utilization of net operating losses generated in prior years that had been previously recognized as deferred income tax assets from state and local taxes in the United States or in foreign jurisdictions.

The amount of distributions payable to the Company’s stockholders is determined by the board of directors and is dependent on a number of factors, including funds available for distributions, financial condition, capital expenditure requirements, as applicable, and annual distribution requirements needed to qualify and maintain the Company’s status as a REIT under the Code.

F-2-78

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

The following table details from a tax perspective, the portion of a distribution classified as return of capital and ordinary dividend income, per share per annum, for the year ended December 31, 2015:

(In thousands)	Year Ended December 31, 2015
Return of capital	$0.72	40.4%
Ordinary dividend income	1.06	59.6%
Total	$1.78	100.0%

Foreign Currency Translation

The Company’s reporting currency is the U.S. dollar. The functional currency of the Company’s foreign operations is the applicable local currency for each foreign subsidiary. Assets and liabilities of foreign subsidiaries (including intercompany balances for which settlement is not anticipated in the foreseeable future) are translated at the spot rate in effect at the applicable reporting date. The amounts reported in the consolidated statements of operations and comprehensive loss are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment is recorded as a component of accumulated other comprehensive income (loss) in the consolidated statements of equity.

Per Share Data

The Company calculates basic earnings per share by dividing net income (loss) for the period by weighted-average shares of its Common Stock outstanding for a respective period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.

Reportable Segments

The Company has determined that it has one reportable segment, with activities related to investing in real estate. The Company’s investments in real estate generate rental revenue and other income through the leasing of properties, which comprise 100% of total consolidated revenues. Management evaluates the operating performance of the Company’s investments in real estate on an individual property level.

The Company owns and invests in commercial properties principally in continental Europe, the United States and the United Kingdom, that are then leased to companies, primarily on a triple-net lease basis. The Company earns lease revenues from its wholly-owned real estate investments. The Company’s portfolio was comprised of full ownership interests in 16 properties, substantially all of which were net leased to 14 tenants, with an occupancy rate of 99.9%, and total rentable square feet of approximately 4.2 million.

The Company evaluates its results from operations by its major business segments. Other than the U.K., and continental Europe, no country or tenant individually comprised more than 10% of the Company’s total lease revenues, or total long lived-assets at December 31, 2015.

The following tables present the geographic information (in thousands):

	Year Ended December 31,
(In thousands)	2015	2014
Revenues:
United States	$1,668	$—
United Kingdom	3,468	—
Continental Europe	16,512	20
Total	$21,648	$20

F-2-79

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

	As of December 31,
(In thousands)	2015	2014
Investments in Real Estate:
United States	$28,390	$—
United Kingdom	243,685	—
Continental Europe	331,200	33,460
Total	$603,275	$33,460

Revisions to previously issued financial statements

During the three months ended March 31, 2016, the Company identified certain historical errors in the preparation of its statements of operations and comprehensive income (loss) and consolidated statement of changes in equity since 2014 which impacted the quarterly financial statements for the periods ended March 31, June 30, and September 30, 2015 and the years ended December 31, 2015 and 2014. Specifically, the Company had been reflecting the fair value adjustments for its cross currency derivatives designated as net investment hedges on its foreign investments as part of “Designated derivatives — fair value adjustments” within Other Comprehensive Income (“OCI”) rather than treating them as part of “Cumulative translation adjustments” also in OCI consistent with the treatment of the hedged item as required by ASC 815. The Company concluded that the errors noted above were not material to any historical periods presented. However, in order to correctly present the cumulative translation adjustment and designated derivatives, fair value adjustment in the appropriate period, the Company revised previously issued financial statements and will revise its future presentations of OCI when the periods are refiled in 2016 for comparative purposes. The effects of these revisions are summarized below:

(In thousands)	As originally Reported	Adjustment	As Revised
Year ended December 31, 2014
Cumulative translation adjustment	$(205)	$250	$45
Designated derivatives, fair value adjustments	164	(250)	(86)
Total OCI	$(41)	$—	$(41)

(In thousands)	As originally Reported	Adjustment	As Revised
Three months ended June 30, 2015
Cumulative translation adjustment	$(1,822)	$(761)	$(2,583)
Designated derivatives, fair value adjustments	(375)	761	386
Total OCI	$(2,197)	$—	$(2,197)

(In thousands)	As originally Reported	Adjustment	As Revised
Six months ended June 30, 2015
Cumulative translation adjustment	$(1,979)	$2,167	$188
Designated derivatives, fair value adjustments	2,305	(2,167)	138
Total OCI	$326	$—	$326

F-2-80

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

(In thousands)	As originally Reported	Adjustment	As Revised
Three months ended September 30, 2015
Cumulative translation adjustment	$852	$(31)	$821
Designated derivatives, fair value adjustments	(1,607)	31	(1,576)
Total OCI	$(755)	$—	$(755)

(In thousands)	As originally Reported	Adjustment	As Revised
Nine months ended September 30, 2015
Cumulative translation adjustment	$(1,127)	$2,136	$1,009
Designated derivatives, fair value adjustments	698	(2,136)	(1,438)
Total OCI	$(429)	$—	$(429)

(In thousands)	As originally Reported	Adjustment	As Revised
Year ended December 31, 2015
Cumulative translation adjustment	$(7,918)	$7,899	$(19)
Designated derivatives, fair value adjustments	6,258	(7,899)	(1,641)
Total OCI	$(1,660)	$—	$(1,660)

Recently Issued Accounting Pronouncements

Adopted:

In April 2014, FASB amended the requirements for reporting discontinued operations. Under the revised guidance, in addition to other disclosure requirements, a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component or group of components meets the criteria to be classified as held for sale, disposed of by sale or other than by sale. The Company has adopted the provisions of this guidance effective January 1, 2015, and has applied the provisions prospectively. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In August 2014, the FASB issued ASU 2014-15, Disclosures of Uncertainties about an Entities Ability to Continue as a Going Concern, which requires management to assess a company’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. The assessment is required for each annual and interim reporting period. Management’s assessment should evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. Substantial doubt is deemed to exist when it is probable that the company will be unable to meet its obligations within one year from the financial statement issuance date. If conditions or events give rise to substantial doubt about the entity’s ability to continue as a going concern, the guidance requires management to disclose information that enables users of the financial statements to understand the conditions or events that raised the substantial doubt, management’s evaluation of the significance of the conditions or events that led to the doubt, the entity’s ability to continue as a going concern and management’s plans that are intended to mitigate or that have mitigated the conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern. The guidance is effective for the annual period ending after December 15, 2016 and for annual and interim periods thereafter. The Company has elected to adopt the provisions of this guidance effective December 31, 2014, as early application is permitted. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

F-2-81

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

Pending Adoption:

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Under the revised guidance, an entity is required to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The revised guidance allows entities to apply either a full retrospective or modified retrospective transition method upon adoption. In July 2015, the FASB finalized a one-year delay of the revised guidance, although entities will be allowed to early adopt the guidance as of the original effective date. The new guidance will be effective in the Company’s 2018 fiscal year. The Company is currently evaluating the impact of the revised guidance on the consolidated financial statements and has not yet determined the method by which the Company will adopt the standard.

In February 2015, the FASB issued ASU 2015-02 Consolidation (Topic 810) — Amendments to the Consolidation Analysis. The new guidance applies to entities in all industries and provides a new scope exception to registered money market funds and similar unregistered money market funds. It makes targeted amendments to the current consolidation guidance and ends the deferral granted to investment companies from applying the VIE guidance. The standard does not add or remove any of the characteristics that determine if an entity is a VIE. However, when decision-making over the entity’s most significant activities has been outsourced, the standard changes how a reporting entity assesses if the equity holders at risk lack decision making rights. Previously, the reporting entity would be required to determine if there is a single equity holder that is able to remove the outsourced decision maker that has a variable interest. The new standard requires that the reporting entity first consider the rights of all of the equity holders at risk. If the equity holders have certain rights that are deemed to give them the power to direct the entity’s most significant activities, then the entity does not have this VIE characteristic. The new standard also introduces a separate analysis specific to limited partnerships and similar entities for assessing if the equity holders at risk lack decision making rights. Limited partnerships and similar entities will be VIEs unless the limited partners hold substantive kick-out rights or participating rights. In order for such rights to be substantive, they must be exercisable by a simple majority vote (or less) of all of the partners (exclusive of the general partner and its related parties). A right to liquidate an entity is viewed as akin to a kick-out right. The guidance for limited partnerships under the voting model has been eliminated in conjunction with the introduction of this separate analysis, including the rebuttable presumption that a general partner unilaterally controls a limited partnership and should therefore consolidate it. A limited partner with a controlling financial interest obtained through substantive kick out rights would consolidate a limited partnership. The standard eliminates certain of the criteria that must be met for an outsourced decision maker or service provider’s fee arrangement to not be a variable interest. Under current guidance, a reporting entity first assesses whether it meets power and economics tests based solely on its own variable interests in the entity to determine if it is the primary beneficiary required to consolidate the VIE. Under the new standard, a reporting entity that meets the power test will also include indirect interests held through related parties on a proportionate basis to determine whether it meets the economics test and is the primary beneficiary on a standalone basis. The standard is effective for annual periods beginning after December 15, 2015. Early adoption is allowed, including in any interim period. The Company will adopt the new guidance in fiscal 2016 and believes the guidance will not have a material impact on its consolidated financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU 2015-03 Interest-Imputation of Interest (Subtopic 835-30). The guidance changes the presentation of debt issuance costs on the balance sheet. The amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted for financial statements that have not previously been issued. If the Company decides to early adopt the revised guidance in an interim period, any adjustments will be reflected as of the beginning of the fiscal

F-2-82

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 2 — Summary of Significant Accounting Policies  – (continued)

year that includes the interim period. The Company will adopt the new guidance in fiscal 2016 and believes the guidance will not have a material impact on its consolidated financial position, results of operations or cash flows.

In August 2015, FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which amends ASC 835-30, Interest — Imputation of Interest. This update clarifies the presentation and subsequent measurement of debt issuance costs associated with lines of credit. These costs may be deferred and presented as an asset and subsequently amortized ratably over the term of the revolving debt arrangement.

In September 2015, the FASB issued ASU 2015-16 Business Combination (Topic 805). The guidance eliminates the requirement to adjust provisional amounts from a business combination and the related impact on earnings by restating prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of measurement period adjustments on current and prior periods, including the prior period impact on depreciation, amortization and other income statement items and their related tax effects, shall be recognized in the period the adjustment amount is determined. The cumulative adjustment would be reflected within the respective financial statement line items affected. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company will adopt the new guidance in fiscal 2016 and believes the guidance will not have a material impact on its consolidated financial position, results of operations or cash flows.

In January 2016, the FASB issued ASU 2016-01 Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10). The revised guidance amends the recognition and measurement of financial instruments. The new guidance significantly revises an entity’s accounting related to equity investments and the presentation of certain fair value changes for financial liabilities measured at fair value. Among other things, it also amends the presentation and disclosure requirements associated with the fair value of financial instruments. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is not permitted for most of the amendments in the update. The Company is currently evaluating the impact of the new guidance.

In February 2016, the FASB issued ASU 2016-02 Leases (ASC 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The ASU is expected to impact the Company’s consolidated financial statements as the Company has certain operating and land lease arrangements for which it is the lessee. ASC 842 supersedes the previous leases standard, ASC 840 Leases. The standard is effective on January 1, 2019, with early adoption permitted. The Company is in the process of evaluating the impact of this new guidance.

F-2-83

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 3 — Real Estate Investments

The following table reflects the number and related base purchase prices of properties acquired as of December 31, 2014, and during the year ended December 31, 2015:

	Number of Properties	Base Purchase Price(1)
		(In thousands)
As of December 31, 2014	2	$33,820
Twelve Months Ended December 31, 2015	14	586,094
Portfolio as of December 31, 2015	16	$619,914

(1)	Contract purchase price, excluding acquisition related costs, based on the exchange rate at the time of purchase, where applicable.

The following table presents the allocation of assets acquired and liabilities assumed during the year ended December 31, 2015 and the period from April 23, 2014 (date of inception) to December 31, 2014 based on contract purchase price, excluding acquisition related costs, based on the exchange rate at the time of purchase.

(Dollar amounts in thousands)	Year Ended December 31, 2014	Period from April 23, 2014 (date of inception) to December 31, 2014
Real estate investments, at cost:
Land	$77,320	$5,327
Buildings, fixtures and improvements	390,514	23,924
Total tangible assets	467,834	29,251
Acquired intangibles:
In-place leases	77,237	2,403
Above market lease assets	19,848	2,166
Below market lease liabilities	(4,032)	—
Ground lease intangible assets(1)	25,207	—
Total assets acquired, net	586,094	33,820
Mortgage notes payable used to acquire real estate investments	(336,603)	(17,323)
Credit facilities payable used to acquire real estate investments	(17,256)	—
Mezzanine loans payable used to acquire real estate investments	—	—
Cash paid for acquired real estate investments	$232,235	$16,497
Number of properties purchased	14	2

(1)	Ground lease intangible assets is for one ground lease which is related to ING Amsterdam property which is prepaid through 2050.

The allocations in the table above from land, buildings and fixtures and improvements, in place leases, ground lease assets and liabilities, and above and below market lease assets and liabilities, have been provisionally assigned to each class of assets and liabilities, pending final confirmation from the third party specialist for certain acquisitions purchased during the year ended December 31, 2015.

The Company purchased its first property and commenced active operations on December 29, 2014. The following table presents unaudited pro forma information as if the acquisitions during the year ended December 31, 2015, had been consummated on April 23, 2014 (date of inception). Additionally, the unaudited pro forma net income (loss) was adjusted to exclude acquisition and transaction related expense of

F-2-84

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 3 — Real Estate Investments  – (continued)

$41.7 million for the year ended December 31, 2015 and pushed back to the period from April 23, 2014 (date of inception) to December 31, 2014. Such acquisition and transaction related expenses have been reflected in the period from April 23, 2014 (date of inception) to December 31, 2014 as if such acquisitions costs had been consummated on April 23, 2014.

(In thousands)	Year Ended December 31, 2015	Period from April 23, 2014 (date of inception) to December 31, 2014
Pro forma revenues	$52,147	$36,688
Pro forma net income (loss)	$736	$(8,382)
Basic and diluted net income (loss) per share	$0.09	$(6.46)

The following table presents future minimum base rent payments on a cash basis due to the Company over the next five calendar years and thereafter. These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items. These amounts also exclude recoveries from tenants for certain expenses such as real estate taxes and insurance.

(In thousands)	Future Minimum Base Rental Payments
2016	$46,013
2017	46,532
2018	49,168
2019	49,836
2020	50,784
Thereafter	195,193
$437,526

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all properties on a straight-line basis as of December 31, 2015:

	December 31,
Tenant	2015	2014
Auchan	*	59.5%
Foster Wheeler	25.2%	—%
Harper Collins	15.4%	—%
ING Amsterdam	17.1%	—%
Pole Emploi	*	40.5%
Sagemcom	10.9%	—%

*	Tenant’s annualized rental income on a straight-line basis was not greater than 10% of total annualized rental income for all portfolio properties as of the period specified.

The termination, delinquency or non-renewal of leases by any of the above tenants may have a material adverse effect on revenues.

F-2-85

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 3 — Real Estate Investments  – (continued)

The following table lists the countries where the Company has concentrations of properties where annualized rental income on a straight-line basis represented greater than 10% of consolidated annualized rental income on a straight-line basis as of December 31, 2015 and 2014.

	December 31,
Country	2015	2014
France	24.2%	100%
Luxembourg	9.5%	—%
The Netherlands	17.1%	—%
United Kingdom	42.7%	—%

We had $2.0 million in aggregate deposits as closing consideration under certain pending acquisition agreements. We believe we will not be able to meet those closing considerations and as a result have impaired all such deposits as of December 31, 2015 and recognized the impairment charge in earnings on our consolidated statements of operations and comprehensive loss.

Note 4 — Revolving Credit Borrowings

Credit Facility

On January 28, 2015, the Company, through its OP, entered into a credit agreement relating to a credit facility (the “Credit Facility”) that provided for aggregate borrowings up to $100.0 million, including swingline loans up to $50.0 million and letters of credit up to $25.0 million, subject in each case to borrowing base availability and certain other conditions. Borrowings under the Credit Facility were used, along with cash on hand, to finance portfolio acquisitions and for general corporate purposes.

The Company has the option, based upon its consolidated leverage ratio, to have draws under the Credit Facility priced at either (i) Alternate Base Rate plus an applicable spread ranging from 0.5% to 1.1%, (ii) Adjusted LIBO Rate plus an applicable spread ranging from 1.5% to 2.1%, or (iii) Adjusted EURIBOR Rate plus an applicable spread ranging from 1.5% to 2.1%. Alternate Base Rate is defined in the Credit Facility as the greatest of (a) the prime rate in effect on such day; (b) the federal funds effective rate in effect on such day plus 0.5%; and (c) Adjusted LIBO Rate for a one month interest period on such day plus 1.0%. Adjusted LIBO Rate refers to the London interbank offered rate, adjusted based on applicable reserve percentages established by the Federal Reserve. Adjusted EURIBOR Rate refers to the Euro interbank offered rate, adjusted based on applicable reserve percentages in effect on such day for fundings in Euros maintained by commercial banks which lend in Euros. If any principal or interest on any loan under the Credit Facility or any other amount payable by the OP under the Credit Facility is not paid when due, such overdue amount will bear interest at, in respect of principal, 2.0% plus the rate otherwise applicable to such principal amount, or, in respect of any other amount, 2.0% plus the rate otherwise applicable to loans under the Credit Facility bearing interest at the Alternate Base Rate. As of December 31, 2015, the Credit Facility reflected variable-rate borrowings with a carrying value and fair value of $28.6 million, and a weighted average effective interest rate of of 2.4% after considering interest rate swaps in place.

The Credit Facility agreement provides for quarterly interest payments for each Alternate Base Rate loan and periodic payments for each Adjusted LIBO Rate loan, based upon the applicable LIBO Rate loan period, with all principal outstanding being due on the maturity date in January 2017. The Credit Facility agreement may be prepaid at any time, in whole or in part, without premium or penalty, subject to prior notice to the lender. In the event of a default, the lender has the right to terminate their obligations under the Credit Facility agreement and to accelerate the payment on any unpaid principal amount of all outstanding loans.

On March 11, 2016, the Company terminated and repaid all outstanding amounts under the Credit Facility in full.

F-2-86

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 4 — Revolving Credit Borrowings  – (continued)

Mezzanine Facility

On November 13, 2015, the Company, through a wholly owned subsidiary entity (the “Borrower”), entered into a mezzanine loan agreement (the “Mezzanine Facility”), that provided for aggregate borrowings up to €128.0 million subject to certain conditions. Borrowings under the Mezzanine Facility are expected to be used, along with cash on hand, to refinance certain existing properties and finance portfolio acquisitions. The Mezzanine Facility bears interest at 8.25% per annum, payable quarterly, and is scheduled to mature on August 13, 2017. The creditors can offer leverage up to 82.5% of the net purchase price of the collateral properties. If the actual leverage of the Borrower exceeds 77.5% of net purchase price of the collateral properties, the interest rate for the loan shall be 8.50%.

The Mezzanine Facility is secured by first-priority ranking of the shares of the Borrower, and all of the Borrower’s unencumbered country holding vehicles. The Mezzanine Facility is also cross-collateralized by pledges of the direct or indirect ownership of the Company in all the related personal property, reserves, and a pledge of shareholder loans and receivables to the extent not already pledged to senior lenders. The Mezzanine Facility may be prepaid at any time during the term commencing on March 31, 2016 with a minimum of all mezzanine interest due for the first nine months of the loan payable, less any interest already paid. The outstanding amount of the Mezzanine Facility as of December 31, 2015 was $136.8 million. The unused borrowing capacity under the Mezzanine Facility as of December 31, 2015 was $2.8 million.

Foreign currency draws under the Credit Facility are designated as net investment hedges of the Company’s investments during the periods reflected in the consolidated statements of operations (see Note 7 — Derivatives and Hedging Activities for further discussion).

The total gross carrying value of unencumbered assets as of December 31, 2015 was $28.1 million

Note 5 — Mortgage Notes Payable

Mortgage notes payable as of December 31, 2015 and 2014 consisted of the following:

Country	Portfolio	Encumbered Properties	Outstanding Loan Amount(1)		Effective Interest Rate		Interest Rate	Maturity
			December 31, 2015	December 31, 2014
	(In thousands)
France:
	Auchan	1	$9,053	$10,089	1.7	%(2)	Fixed	Dec. 2019
	Pole Emploi	1	6,326	7,050	1.7	%(2)	Fixed	Dec. 2019
	Sagemcom	1	39,156	—	1.7	%(2)	Fixed	Dec. 2019
	Worldline	1	5,453	—	1.9	%(2)	Fixed	Jul. 2020
	DCNS	1	10,362	—	1.5	%(2)	Fixed	Dec. 2020
Luxembourg:
	DB Luxembourg (primary mortgage loan)(3)	1	39,265	—	1.4	%(2)	Fixed	May 2020
	DB Luxembourg (secondary mortgage loan)(3)		24,094	—	9.1%		Fixed	May 2017
The Netherlands:
	ING Amsterdam	1	47,991	—	1.7	%(2)	Fixed	Jun. 2020
	Total EUR denominated	7	181,700	17,139

F-2-87

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 5 — Mortgage Notes Payable  – (continued)

Country	Portfolio	Encumbered Properties	Outstanding Loan Amount(1)		Effective Interest Rate		Interest Rate	Maturity
			December 31, 2015	December 31, 2014
	(In thousands)
United Kingdom:
	Foster Wheeler	1	58,180	—	2.7	%(2)	Fixed	Oct. 2018
	Harper Collins	1	41,562	—	3.4	%(2)	Fixed	Oct. 2019
	Total GBP denominated	2	99,742	—
	Total	9	$281,442	$17,139	2.7%

(1)	Movements in principal balances are primarily related to changes in exchange rates.
(2)	Fixed as a result of entering into an interest rate swap agreement.
(3)	The DB Luxembourg property is encumbered by a mortgage and a second mortgage loan, each pursuant to the same loan agreement.

The following table summarizes the scheduled aggregate principal payments on the mortgage notes payable subsequent to December 31, 2015:

(In thousands)	Future Principal Payments
2016	$—
2017	24,094
2018	58,180
2019	96,097
2020	103,071
Thereafter	—
$281,442

The Company’s mortgage notes payable agreements require the compliance of certain property-level financial covenants including debt service coverage ratios. As of December 31, 2015, the Company was in compliance with financial covenants under its mortgage notes payable agreements.

Note 6 — Fair Value of Financial Instruments

The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. This alternative approach also reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The guidance defines three levels of inputs that may be used to measure fair value:

Level 1 —	Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 —	Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

F-2-88

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 6 — Fair Value of Financial Instruments  – (continued)

Level 3 —	Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter, however, the Company expects that changes in classifications between levels will be rare.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. However, as of December 31, 2015 and 2014, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of derivative instruments is determined using a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and implied volatilities. In addition, credit valuation adjustments, are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the counterparties.

Financial Instruments Measured at Fair Value on a Recurring Basis

The following table presents information about the Company’s assets and liabilities (including derivatives that are presented net) measured at fair value on a recurring basis as of December 31, 2015 and 2014, aggregated by the level in the fair value hierarchy within which those instruments fall.

(In thousands)	Level 1	Level 2	Level 3	Total
December 31, 2015
Cross currency swaps, net (GBP & EUR)	$—	$7,408	$—	$7,408
Interest rate swaps, net (GBP & EUR)	$—	$(1,726)	$—	$(1,726)
Foreign currency forwards, net (GBP & EUR)	$—	$556	$—	$556
December 31, 2014
Cross currency swaps, net (EUR)	$—	$250	$—	$250
Interest rate swaps, net (EUR)	$—	$(86)	$—	$(86)

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the years ended December 31, 2015, or 2014.

Financial Instruments not Measured at Fair Value on a Recurring Basis

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate value. The fair value of short-term financial instruments such as cash and cash equivalents, due to/from affiliates, accounts payable and distributions payable approximates their carrying value on the

F-2-89

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 6 — Fair Value of Financial Instruments  – (continued)

consolidated balance sheets due to their short-term nature. The fair values of the Company’s remaining financial instruments that are not reported at fair value on the consolidated balance sheets are reported below.

(In thousands)	Level	Carrying Amount December 31, 2015	Fair Value December 31, 2015	Carrying Amount December 31, 2014	Fair Value December 31, 2014
Mortgage notes payable	3	$281,442	$286,547	$17,139	$16,983
Credit Facility(1)	3	$28,630	$28,630	$—	$—
Mezzanine Facility	3	$136,777	$136,777	$—	$—

(1)	On March 11, 2016, the Company terminated and repaid all outstanding amounts under the Credit Facility in full. As more fully described in Note 7, certain of the Credit Facility advances and Mezzanine Facility are denominated in Euro and British Pounds. All of the foreign currency advances under the Credit Facility, as of December 31, 2015 were designated as net investment hedges and measured at fair value through other comprehensive income as part of the cumulative translation adjustment.

The fair value of the mortgage notes payable is estimated using a discounted cash flow analysis, based on the Advisor’s experience with similar types of borrowing arrangements. On March 11, 2016, the Company repaid the outstanding amount of the Credit Facility in full (see Note 4 — Revolving Credit Borrowings). Advances under the Mezzanine Facility with fixed interest rates and advances under the revolving portion of the Mezzanine Facility are considered to be reported at fair value.

Note 7 — Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

The Company may use derivative financial instruments, including interest rate swaps, caps, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings. Certain foreign investments expose the Company to fluctuations of foreign interest rates and exchange rates. These fluctuations may impact the value of the Company’s cash receipts and payments in terms of the Company’s functional currency. The Company enters into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of its functional currency, the U.S. dollar (“USD”).

The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The Company does not intend to utilize derivatives for speculative or other purposes other than interest rate and currency risk management. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, the Company only enters into derivative financial instruments with counterparties with high credit ratings and with major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company does not anticipate that any such counterparties will fail to meet their obligations.

F-2-90

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 7 — Derivatives and Hedging Activities  – (continued)

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Balance Sheets as of December 31, 2015 and 2014:

	Balance Sheet Location	December 31,
(In thousands)		2015	2014
Derivatives designated as hedging instruments:
Cross currency swaps (EUR-USD)	Derivative assets, at fair value	$3,632	$250
Cross currency swaps (GBP-USD)	Derivative assets, at fair value	3,776	—
Foreign currency forwards (EUR-USD)	Derivative assets, at fair value	490	—
Interest rate swaps (GBP)	Derivative assets, at fair value	190	—
Interest rate swaps (GBP)	Derivative liabilities, at fair value	(166)	—
Interest rate swaps (EUR)	Derivative liabilities, at fair value	(1,751)	(86)
Total		$6,171	$164
Derivatives not designated as hedging instruments:
Foreign currency forwards (GBP-USD)	Derivative assets, at fair value	$55	$—
Foreign currency forwards (EUR-USD)	Derivative assets, at fair value	22	—
Foreign currency forwards (EUR-USD)	Derivative liabilities, at fair value	(10)	—
Total		$67	$—

The table below presents a gross presentation, the effects of offsetting, and a net presentation of the Company’s derivatives as of December 31, 2015 and 2014. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented on the accompanying consolidated balance sheets.

Derivatives (In thousands)	Gross Amounts of Recognized Assets	Gross Amounts of Recognized (Liabilities)	Gross Amounts Offset on the Balance Sheet	Net Amounts of Assets (Liabilities) presented on the Balance Sheet	Gross Amounts Not Offset on the Balance Sheet
					Financial Instruments	Cash Collateral Received (Posted)	Net Amount
December 31, 2015	$8,165	$(1,927)	$—	$6,238	$—	$—	$6,238
December 31, 2014	$250	$(86)	$—	$164	$—	$—	$164

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2015, such derivatives were used to hedge the variable cash flows associated with variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the year ended December 31, 2015, the Company recorded losses of $0.3 million of ineffectiveness in earnings. During the period from April 23, 2014 (date of inception) to December 31, 2014, there were no losses due to ineffectiveness.

F-2-91

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 7 — Derivatives and Hedging Activities  – (continued)

Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next 12 months, the Company estimates that an additional $1.1 million will be reclassified from other comprehensive income (loss) as an increase to interest expense.

The table below details the location in the financial statements of the gain or loss recognized on interest rate derivatives designated as cash flow hedges for the years ended December 31, 2015 and 2014:

(In thousands)	December 31, 2015	December 31, 2014
Amount of gain recognized in accumulated other comprehensive income (loss) from derivatives (effective portion)	$6,688	$189
Amount of loss reclassified from accumulated other comprehensive income (loss) into income as interest expense (effective portion)	$(549)	$—
Amount of loss recognized in income on derivative instruments (ineffective portion, reclassifications of missed forecasted transactions and amounts excluded from effectiveness testing)	$(251)	$—

As of December 31, 2015 and 2014 the Company had the following outstanding interest rate derivatives that were designated as a cash flow hedges of interest rate risk:

	December 31, 2015		December 31, 2014
Derivatives	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Interest rate swaps (EUR)	8	$169,604	2	$17,139
Interest rate swaps (GBP)	3	116,374	—	—
Total	11	$285,978	2	$17,139

Net Investment Hedges

The Company is exposed to fluctuations in foreign exchange rates on property investments in foreign countries which pay rental income, property related expenses and hold debt instruments in currencies other than its functional currency. The Company uses foreign currency derivatives including cross currency swaps to hedge its exposure to changes in foreign exchange rates on certain of its foreign investments. Cross currency swaps involve fixing the applicable currency exchange rate for delivery of a specified amount of foreign currency on specified dates.

In addition, foreign currency advances of £11.2 million ($17.3 million equivalent based upon the exchange rate as of the date of the advance) and €11.0 million ($12.1 million equivalent based upon the exchange rate as of the date of the advance) were drawn under the Company’s Credit Facility to fund individual real estate investments in the respective local currency. Foreign denominated draws under the Credit Facility were designated as net investment hedges, which creates a natural hedge against the equity invested, removing the need for final currency swaps.

For derivatives designated as net investment hedges, the effective portion of changes in the fair value of the derivatives are reported in accumulated other comprehensive income (loss) (outside of earnings) as part of the cumulative translation adjustment. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts are reclassified out of accumulated other comprehensive income into earnings when the hedged net investment is either sold or substantially liquidated. The Company has recorded losses of $296,000 from over hedging ineffectiveness on the designated net investment hedges for years ended

F-2-92

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 7 — Derivatives and Hedging Activities  – (continued)

December 31, 2015. The Company did not record any such gains or losses the period from April 23, 2014 (date of inception) to December 31, 2014.

As of December 31, 2015 and 2014 the Company had the following outstanding foreign currency derivatives that were used to hedge its net investments in foreign operations:

	December 31, 2015		December 31, 2014
Derivatives	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Cross currency swaps (EUR-USD)	4	$53,998	1	$16,321
Cross currency swaps (GBP-USD)	1	72,725	—	—
Foreign currency forwards (EUR-USD)	1	10,100	—	—
Total	6	$136,823	1	$16,321

Non-Designated Hedges

The Company is exposed to fluctuations in the exchange rates of its functional currency, the USD, against the Pound Sterling (“GBP”) and the Euro (“EUR”). The Company uses foreign currency derivatives including currency forward and cross currency swap agreements to manage its exposure to fluctuations in GBP-USD and EUR-USD exchange rates. While these derivatives are hedging the fluctuations in foreign currencies, they do not meet the strict hedge accounting requirements to be classified as hedging instruments. Changes in the fair value of derivatives not designated as hedges under qualifying hedging relationships are recorded directly in earnings. The Company recorded marked-to-market gains of $0.1 million on the non-designated derivatives for the years ended December 31, 2015. The Company did not have any non-designated derivatives during the period from April 23, 2014 (date of inception) to December 31, 2014.

As of December 31, 2015 and 2014, the Company had the following outstanding derivatives that were not designated as hedges under qualifying hedging relationships.

	December 31, 2015		December 31, 2014
Derivatives	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Foreign currency forwards (GBP-USD)	9	$1,044	—	$—
Foreign currency forwards (EUR-USD)	12	2,136	—	—
Total	21	$3,180	—	$—

The Company entered into the Mezzanine Facility through a foreign subsidiary with EUR functional currency. The Mezzanine Facility allows for draws in both EUR and GBP denominated amounts. As of December 31, 2015, the Company has drawn foreign currency advances under its Mezzanine Facility of £38.9 million ($59.2 million equivalent based upon the exchange rate as of the date of the advance) and €72.6 million ($77.8 million equivalent based upon the exchange rate as of the date of the advance) to refinance certain secondary mortgages as well as fund individual real estate investments in GBP and EUR. GBP denominated draws under the Mezzanine Facility were not designated as net investment hedges against the associated GBP real estate investments. As such, the Company recorded unrealized gains of $1.7 million on the non-functional GBP advances that were not designated as net investment hedges for the year ended December 31, 2015.

F-2-93

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 7 — Derivatives and Hedging Activities  – (continued)

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contains a provision whereby if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligation.

As of December 31, 2015, the fair value of derivatives in a net liability position including accrued interest but excluding any adjustment for nonperformance risk related to these agreements was $2.1 million. As of December 31, 2015, the Company has not posted any collateral related to these agreements and was not in breach of any agreement provisions. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value.

Note 8 — Common Stock

On August 26, 2014, the Company commenced its IPO on a “reasonable best efforts” basis of up to 125.0 million shares of Common Stock, $0.01 par value per share, at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to the Registration Statement. The Registration Statement also covered up to 26.3 million shares of Common Stock under it’s DRIP, initially at 23.75 per share, which is 95% of the primary offering price. Beginning with the NAV pricing date, the per share purchase price in the IPO will vary quarterly and will be equal to the NAV per share, as determined by the Advisor, plus applicable commissions and fees and the per share purchase price in the DRIP will be equal to the NAV per share. The Company reserves the right to reallocate the shares of Common Stock it is offering between the primary offering and the DRIP.

On November 15, 2015, the Company announced the suspension of its IPO, which was conducted by Realty the Former Dealer Manager, as exclusive wholesale distributor, effective December 31, 2015, and, on November 18, 2015, the Former Dealer Manager suspended sales activities it performs pursuant to the dealer manager agreement for the IPO, effective immediately. The Company purchased its first property and commenced active operations on December 29, 2014. On December 31, 2015, the Company entered into a termination agreement with the Former Dealer Manager to terminate the dealer manager agreement. Due to these circumstances, it is not likely that the Company will resume the IPO. The Company registered $3.125 billion in shares of Common Stock for sale in its IPO and as of December 31, 2015 and 2014, the Company sold 12.2 million and 1.3 million shares of Common Stock outstanding, including shares issued the DRIP in its IPO. Total gross proceeds from these issuances were $302.7 million and $32.2 million, including proceeds from shares issued under the DRIP, as of December 31, 2015 and 2014, respectively, all of which had been invested or used for other operating purposes.

On October 22, 2014, the board of directors authorized, and the Company declared, a distribution rate which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.0048630137 per day, based on a per share price of $25.00. Distributions began to accrue on November 1, 2014 and will be payable by the 5th day day following each month end to stockholders of record at the close of business each day during the prior month. Distributions payments are dependent on the availability of funds. The board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distributions payments are not assured. The first distribution payment was made on December 1, 2014.

The Company’s board of directors has adopted an SRP that enables stockholders to sell their shares to the Company. Under the SRP, stockholders may request that the Company repurchase all or any portion, subject to certain minimum amounts, of their shares on any business day, if such repurchase does not impair the Company’s capital or operations. The board reserves the right, in its sole discretion, at any time and from time to time, to reject any request for repurchase, change the purchase price for repurchases or otherwise amend, suspend or terminate the terms of the SRP.

F-2-94

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 8 — Common Stock  – (continued)

Shares purchased under the Amended and Restated SRP will have the status of authorized but unissued shares. The following table reflects the cumulative number of common shares repurchased as of December 31, 2014 and 2015:

	Number of Shares Repurchased	Weighted Average Price per Share
Cumulative repurchases as of December 31, 2014	—	$—
Three Months Ended September 30, 2015	10,607	23.19
Three Months Ended December 31, 2015(1)	6,709	24.90
Cumulative repurchases as of December 31, 2015	17,316	$23.85

(1)	All repurchase requests were completed.

Note 9 — Commitments and Contingencies

Litigation and Regulatory Matters

In the ordinary course of business, the Company may become subject to litigation, claims and regulatory matters. There are no material legal or regulatory proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. As of December 31, 2015, the Company had not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 10 — Related Party Transactions

As of December 31, 2015 and 2014, an entity controlled by the Sponsor owned 8,888 shares of the Company’s outstanding Common Stock. The Advisor and its affiliates may incur and pay costs and fees on behalf of the Company. As of December 31, 2015 and 2014, the Company had no receivable from affiliated entities and had $0.3 million and $1.3 million of payable to their affiliates, respectively.

Fees Paid in Connection with the Offering

The Former Dealer Manager received fees and compensation in connection with the sale of the Company’s Common Stock. The Former Dealer Manager received selling commissions of up to 7.0% of the per share purchase price of offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Former Dealer Manager received 3.0% of the per share purchase price from the sale of the Company’s shares, before reallowance to participating broker-dealers, as a dealer-manager fee. The Former Dealer Manager may have re-allowed its dealer-manager fee to participating broker-dealers. A participating broker dealer may have elected to receive a fee equal to 7.5% of the gross proceeds from the sale of shares (not including selling commissions and dealer-manager fees) by such participating broker dealers, with 2.5% thereof paid at the time of the sale and 1.0% paid on each anniversary date of the closing of the sale to the fifth anniversary date of the closing of the sale. If this option were elected, the Former Dealer Manager’s fee would have been reduced to 2.5% (not including selling commissions and dealer manager fees).

F-2-95

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 10 — Related Party Transactions  – (continued)

The following table details total selling commissions and dealer manager fees incurred and due to the Former Dealer Manager as of and for the periods presented:

	Year Ended December 31, 2015	For the Period from April 23, 2014 (date of inception) to December 31, 2014	Payable as of December 31,
(In thousands)			2015	2014
Total commissions and fees from Former Dealer Manager	$24,003	$2,978	$—	$89

The Advisor and its affiliates received compensation and reimbursement for services relating to the IPO, including transfer agent services provided by an affiliate of the Former Dealer Manager. All offering costs incurred by the Company or its affiliated entities on behalf of the Company were charged to additional paid-in capital on the accompanying consolidated balance sheet. As of December 31, 2015, the Company has not incurred any offering cost reimbursements from the Advisor or the Former Dealer Manager. The Company was responsible for offering and related costs from the IPO, excluding commissions and dealer manager fees, up to a maximum of 2.0% of gross proceeds from the IPO of Common Stock, measured at the end of the IPO. IPO costs in excess of the 2.0% cap as of the end of the IPO will be the Advisor’s responsibility. As of December 31, 2015, offering and related costs exceeded 2.0% of gross proceeds received from the offering by $6.5 million. The IPO is currently suspended but securities may still be sold under the offering until the end of the two year period from the beginning of the IPO, subject to a potential one year extension. In the event that no further amounts are raised under the IPO, the Advisor will be required to reimburse such excess amounts to the Company.

The following table details offering costs and reimbursements incurred and due to the Advisor and Former Dealer Manager as of and for the periods presented:

	Year Ended December 31, 2015	For the Period from April 23, 2014 (date of inception) to December 31, 2014	Payable as of December 31,
(In thousands)			2015	2014
Fees and expense reimbursements from the Advisor and Former Dealer Manager	$7,838	$1,268	$283	$1,268

After the escrow break, the Advisor elected to cap cumulative offering costs incurred by the Company, net of unpaid amounts, to 15% of gross Common Stock proceeds during the offering period. As of December 31, 2015, cumulative offering costs were $39.6 million. As of December 31, 2015, cumulative offering costs, net of unpaid amounts, did not exceed the 15% threshold.

Fees Paid in Connection With the Operations of the Company

The Advisor is paid an acquisition fee of 1.5% of (A) the contract purchase price of each property acquired (including the Company’s pro rata share of any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees) and (B) the amount advanced for a loan or other investment (exclusive of acquisition fees and financing coordination fees). Solely with respect to the Company’s European investment activities, the Advisor will assign to the Service Provider its pro rata portion of the acquisition fees in respect of such properties, and the Advisor will receive the remaining portion. The Company may also reimburse the Advisor or the Servicer Provider for expenses actually incurred related to selecting, evaluating and acquiring assets, regardless of whether the Company actually acquires the related assets. In addition, the Company will also pay third parties, or reimburse the Advisor or its affiliates for any investment-related expenses due to third parties. In no event will the total of all acquisition fees,

F-2-96

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 10 — Related Party Transactions  – (continued)

acquisition expenses and any financing coordination fees (as described below) payable with respect to a particular investment exceed 4.5% of (A) the contract purchase price of the property (including the Company’s pro rata share of any indebtedness assumed or incurred in respect of that investment) and (B) the amount advanced for each loan or other investment.

If the Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains and uses to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay the Advisor a financing coordination fee equal to 0.75% of the amount available or outstanding under such financing, subject to certain limitations.

The OP will issue (subject to periodic approval by the board of directors) restricted Class B units in the OP (“Class B units”) to the Advisor for asset management services on a quarterly basis in an amount equal to: (i) the excess of (A) the product of (y) 0.1875% multiplied by (z) the cost of the Company’s assets (until the NAV pricing date, then the lower of the cost of assets and the fair value of the Company’s assets) less (B) any amounts payable as an oversight fee for such calendar quarter; divided by (ii) the value of one share of Common Stock as of the last day of such calendar quarter, which is equal initially to $22.50 (the primary offering price minus selling commissions and dealer manager fees) and, at such time as the Company calculates NAV, to per share NAV. The Class B units are intended to be profits interests and will vest, and no longer be subject to forfeiture, at such time as any one of the following events occurs: (i) a listing of the Company’s Common Stock on a national securities exchange; (ii) a transaction to which the Company or the Company’s operating partnership is a party, as a result of which OP Units or the Company’s Common Stock are or will be exchanged for or converted into the right, or the holders of such securities will otherwise be entitled, to receive cash, securities or other property or any combination thereof; or (iii) the termination of the advisory agreement without cause; provided that the Advisor pursuant to the advisory agreement is providing services to the Company immediately prior to the occurrence of an event of the type described in this clause, unless the failure to provide such services is attributable to the termination without cause of the advisory agreement by an affirmative vote of a majority of the Company’s independent directors after the economic hurdle described above has been met. Such Class B units will be forfeited immediately if: (a) the advisory agreement is terminated other than by an affirmative vote of a majority of the Company’s independent directors without cause. The value of issued Class B units will be determined and expensed, when the Company deems the achievement of the performance condition to be probable. As of December 31, 2015, the Company cannot determine the probability of achieving the performance condition. The Advisor will receive distributions on each unvested Class B unit in an amount equal to the distributions rate received on the Company’s Common Stock. Such distributions on issued Class B units will be expensed in the consolidated statements of operations and comprehensive loss until the performance condition is considered probable to occur. During the year ended December 31, 2015, the Company’s board of directors approved the issuance of 70,492 and shares of Class B units. No Class B units were approved by the Company’s board of directors for issuance as of December 31, 2014.

On March 22, 2016, the Company, the OP and the Advisor entered into an amendment to the advisory agreement, which, effective January 1, 2016, provides for an asset management fee of 0.0625% (the “Asset Management Fee”) of the cost of assets held during each monthly period, payable in cash, shares or OP Units (at the Advisor’s election) on the first business day following the end of the monthly period. For any given month, if the sum of the (x) Acquisition Fees for the immediately prior month and (y) the Asset Management Fee to be paid for the given month, exceed the Asset Management Fee payable for the given month (such excess, the “Fee Limit”), the Company will pay (i) the Asset Management Fee minus the amount representing the Fee Limit in the form of cash, shares of Common Stock, or Class OP Units, or a combination thereof, the form of payment to be determined in the sole discretion of the Advisor; and (ii) an amount equal to the Fee Limit in the form of Class B Units; it being understood that, for any given month, if the Acquisition Fees

F-2-97

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 10 — Related Party Transactions  – (continued)

payable for the immediately prior month exceed the Asset Management Fee to be paid for the given month, the entire Asset Management Fee for such month will be payable as Class B units.

If the Property Manager, or an affiliate, provide property management and leasing services for properties owned by the Company, the Company will pay fees equal to: (i) with respect to stand-alone, single-tenant net leased properties which are not part of a shopping center, 2.0% of gross revenues from the properties managed and (ii) with respect to all other types of properties, 4.0% of gross revenues from the properties managed.

For services related to overseeing property management and leasing services provided by any person or entity that is not an affiliate of the Property Manager, the Company will pay the Property Manager an oversight fee equal to 1.0% of gross revenues of the property managed.

Solely with respect to the Company’s investment activities in Europe, the Service Provider or other entity providing property management services with respect to such investments will be paid: (i) with respect to single-tenant net leased properties which are not part of a shopping center, 1.75% of the gross revenues from such properties and (ii) with respect to all other types of properties, 3.5% of the gross revenues from such properties. The Property Manager receives 0.25% of the gross revenues from European single-tenant net leased properties which are not part of a shopping center and 0.5% of the gross revenues from all other types of properties, reflecting a split of the oversight fee with the Service Provider or an affiliated entity providing European property management services. Such fees are deducted from fees payable to the Advisor, pursuant to the service provider agreement.

The predecessor to AR Global is a party to a services agreement with RCS Advisory Services, LLC, a subsidiary of the parent company of the Former Dealer Manager (“RCS Advisory”), pursuant to which RCS Advisory and its affiliates provided the Company and certain other companies sponsored by AR Global with services (including, without limitation, transaction management, compliance, due diligence, event coordination and marketing services, among others) on a time and expenses incurred basis or at a flat rate based on services performed. The predecessor to AR Global instructed RCS Advisory to stop providing such services in November 2015 and no services have since been provided by RCS Advisory.

The Company is also party to a transfer agency agreement with American National Stock Transfer, LLC, a subsidiary of the parent company of the Former Dealer Manager (“ANST”), pursuant to which ANST provided the Company with transfer agency services (including broker and stockholder servicing, transaction processing, year-end IRS reporting and other services), and supervisory services overseeing the transfer agency services performed by a third-party transfer agent. AR Global received written notice from ANST on February 10, 2016 that it would wind down operations by the end of the month and would withdraw as the transfer agent effective February 29, 2016. Effective February 26, 2016, the Company entered into a definitive agreement with DST Systems, Inc., its previous provider of sub-transfer agency services, to directly provide the Company with transfer agency services (including broker and stockholder servicing, transaction processing, year-end IRS reporting and other services). Following the completion of the IPO, fees payable with respect to transfer agency services are included in general and administrative expenses on the consolidated statements of operations and comprehensive loss during the period the service was provided.

F-2-98

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 10 — Related Party Transactions  – (continued)

The following table details amounts incurred, forgiven and payable to related parties in connection with the operations-related services described above as of and for the periods presented:

	Year Ended December 31, 2015		Period from April 23, 2014 (date of inception) to December 31, 2014		Payable as of December 31,
(In thousands)	Incurred	Forgiven	Incurred	Forgiven	2015	2014
One-time fees and reimbursements:
Acquisition fees and related cost reimbursements(1)	$11,877	$—	$676	$—	$—	$—
Financing coordination fees(2)	4,302	—	130	—	—	—
Other expense reimbursements(3)	562	—	—	—	—	—
Ongoing fees:
Property management and leasing fees(4)	390	34	1	1	24	—
Distributions on Class B units(5)	45	—	—	—	20	—
Total related party operational fees and reimbursements	$17,176	$34	$807	$1	$44	$—

(1)	These affiliated fees are recorded within acquisition and transaction related costs on the consolidated statements of operations and comprehensive loss.
(2)	These affiliated costs are recorded as deferred financing costs and amortized over the term of the respective financing arrangement.
(3)	These affiliated costs are recorded within operating fees to affiliates in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2015.
(4)	The Advisor waived 100% of fees from U.S. assets and its allocated portion of 50% of fees from European assets through August 31, 2015. No such fees were waived effective September 1, 2015.
(5)	Balance included in general and administrative expenses in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2015.

The Company will reimburse the Advisor’s costs of providing administrative services, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s operating expenses at the end of the four preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt, impairments or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company will reimburse the Advisor for personnel costs in connection with other services during the operational stage; however, the Company may not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate commissions. During the year ended December 31, 2015 the Company incurred $0.6 million in cost reimbursements from the Advisor. No such costs were incurred by the Company for the period from April 23, 2014 (date of inception) to December 31, 2014.

In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor may waive certain fees including asset management and property management fees. Because the Advisor may waive certain fees, cash flow from operations that would have been paid to the Advisor may be available to pay distributions to stockholders. The fees that may be forgiven are not deferrals and accordingly, will not be paid to the Advisor. In certain instances, to improve the Company’s working capital, the Advisor may elect to absorb a portion of the Company’s general and administrative costs or property operating expenses. These absorbed costs are presented net in the accompanying consolidated statements of operations

F-2-99

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 10 — Related Party Transactions  – (continued)

and comprehensive loss. During the year ended December 31, 2015, and the period from April 23, 2014 (date of inception) to December 31, 2014, there were no property operating and general administrative expenses absorbed by our Advisor.

Fees Paid in Connection with the Liquidation or Listing of the Company’s Real Estate Assets

The Company will pay the Advisor an annual subordinated performance fee calculated on the basis of the Company’s return to stockholders, payable annually in arrears, such that for any year in which investors receive payment of 6.0% per annum, the Advisor will be entitled to 15.0% of the excess return, provided that the amount paid to the Advisor does not to exceed 10.0% of the aggregate return for such year. This fee will be payable only upon the sale of assets, distributions or other event which results in the return on stockholders’ capital exceeding 6.0% per annum. No subordinated performance fees were incurred during the year ended December 31, 2015 and the period from April 23, 2014 (date of inception) to December 31, 2014.

The Company will pay a brokerage commission on the sale of property, not to exceed the lesser of 2.0% of the contract sale price of the property and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6.0% of the contract sales price and a reasonable, customary and competitive real estate commission, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale. No such commissions were incurred during the year ended December 31, 2015 and the period from April 23, 2014 (date of inception) to December 31, 2014.

The Special Limited Partner will be entitled to receive a subordinated participation in the net sales proceeds of the sale of real estate assets of 15.0% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of a 6.0% cumulative, pre-tax non-compounded return on the capital contributed by investors. The Special Limited Partner will not be entitled to the subordinated participation in net sale proceeds unless the Company’s investors have received a return of their capital plus a return equal to a 6.0% cumulative non-compounded return on their capital contributions. No such participation in net sale proceeds became due and payable during the year ended December 31, 2015 and the period from April 23, 2014 (date of inception) to December 31, 2014.

If the Company’s shares of Common Stock are listed on a national exchange, the Special Limited Partner will receive a subordinated incentive listing distribution from the OP equal to 15.0% of the amount by which the Company’s market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax non-compounded annual return to investors. The Special Limited Partner will not be entitled to the subordinated incentive listing distribution unless investors have received a return of their capital plus a return equal to 6.0% cumulative, pre-tax non-compounded return on their capital contributions. No such distributions were incurred during the year ended December 31, 2015 and the period from April 23, 2014 (date of inception) to December 31, 2014.

Upon termination or non-renewal of the advisory agreement with or without cause, the Special Limited Partner will be entitled to receive distributions from the OP equal to 15.0% of the amount by which the sum of the Company’s market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6.0% cumulative, pre-tax, non-compounded return to investors. The Advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.

Note 11 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor, its affiliates and entities under common control with the Advisor, and the Service Provider to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of

F-2-100

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 11 — Economic Dependency  – (continued)

properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s Common Stock available for issue, transfer agency services, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates and the Service Provider. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note 12 — Share-Based Compensation

Restricted Share Plan

The Company has an employee and director incentive restricted share plan (the “RSP”), which provides for the automatic grant of 1,333 restricted shares of Common Stock to each of the independent directors, without any further action by the Company’s board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20.0% per annum. The RSP provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The total number of common shares granted under the RSP shall not exceed 5.0% of the Company’s outstanding shares of Common Stock on a fully diluted basis at any time and in any event will not exceed 6.3 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

Restricted share awards entitle the recipient to receive shares of Common Stock from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of Common Stock shall be subject to the same restrictions as the underlying restricted shares. The fair value of the shares will be expensed over the vesting period of five years.

The following table reflects restricted share award activity for the year ended December 31, 2015 and during the period from April 23, 2014 (date of inception) to December 31, 2014.

	Number of Restricted Shares	Weighted-Average Issue Price
April 23, 2014 (date of inception)	—	$—
Granted	2,666	22.50
Unvested, December 31, 2014	2,666	22.50
Granted	6,665	22.50
Vested	(267)	22.50
Forfeitures	(1,333)	22.50
Unvested, December 31, 2015	7,731	$22.50

Compensation expense related to restricted stock was approximately $22,000 and $4,000 during the year ended December 31, 2015, and for the period from April 23, 2014 (date of inception) to December 31, 2014,

F-2-101

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 12 — Share-Based Compensation  – (continued)

respectively, and is recorded as general and administrative expense in the accompanying statements of operations and comprehensive loss. As of December 31, 2015, the Company had $0.2 million of unrecognized compensation cost related to unvested restricted share awards granted under the Company’s RSP. That cost is expected to be recognized over a weighted average period of 5 years.

Other Share-Based Compensation

The Company has issued Common Stock in lieu of cash to pay fees earned by the Company’s directors at each director’s election. There are no restrictions on the shares issued since these payments in lieu of cash relate to fees earned for services performed. There were 856 shares of Common Stock issued in lieu of cash for the year ended December 31, 2015, which resulted in additional shared based compensation of $19,000. There were no such shares of Common Stock issued in lieu of cash during the period from April 23, 2014 (date of inception) to December 31, 2014.

Note 13 — Earnings Per Share

The following is a summary of the basic and diluted net loss per share computation for the periods presented:

(In thousands, except share and per share data)	Year Ended December 31, 2015	Period from April 23, 2014 (date of inception) to December 31, 2014
Net loss	$(44,515)	$(2,454)
Basic and diluted net loss per share	$(5.59)	$(3.58)
Basic and diluted weighted average shares outstanding	7,958,663	684,769

The Company had the following common share equivalents as of December 31, 2015, and 2014, which were excluded from the calculation of diluted earnings per share attributable to stockholders as the effect would have been antidilutive. The Class B units are subject to performance vesting conditions which have not been met and, accordingly, are not included in the computation of dilutive earnings per share.

	Year Ended December 31,
	2015	2014
Unvested restricted stock	7,731	2,666
OP Units	90	90
Class B units	70,492	—
Total common share equivalents	78,313	2,756

Note 14 — Quarterly Results (Unaudited)

Presented below is a summary of the unaudited quarterly financial information for the year ended December 31, 2015, and for the period from April 23, 2014 (date of inception) to December 31, 2014:

(In thousands, except share and per share data) 2015	Quarters Ended
	March 31,	June 30,	September 30,	December 31,
Total revenues	$1,220	$3,284	$6,904	$10,240
Net loss	$(8,219)	$(14,790)	$(51)	$(21,455)
Basic and diluted weighted average shares outstanding	2,430,444	6,773,666	10,484,259	12,013,225
Basic and diluted net loss per share	$(3.38)	$(2.18)	$0.00	$(1.79)

F-2-102

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 14 — Quarterly Results (Unaudited)  – (continued)

(In thousands, except share and per share data) 2014	Period from April 23, 2014 (date of inception) to June 30, 2014	Quarters Ended
		September 30, 2014	December 31, 2014
Total revenues	$—	$—	$20
Net loss	(20)	$(156)	$(2,278)
Basic and diluted weighted average shares outstanding	—	—	684,769
Basic and diluted net loss per share	NM	NM	$(3.33)

NM — not meaningful

Note 15 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Annual Report on Form 10-K, and determined that there have not been any events that have occurred that would require adjustments to, or disclosures in, the consolidated financial statements, except for as previously disclosed and the following disclosures.

Amended and Restated SRP

On January 26, 2016, the Company’s board of directors Amended and Restated SRP to supersede and replace the existing SRP. Under the Amended and Restated SRP, repurchases of shares of the Company’s Common Stock generally will be made semiannually (each six-month period ending June 30 or December 31, a “fiscal semester”). Repurchases for any fiscal semester will be limited to a maximum of 2.5% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year, with a maximum for any fiscal year of 5.0% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year. In addition, the Company is only authorized to repurchase shares in a given fiscal semester up to the amount of proceeds it receives from its DRIP in that same fiscal semester.

Unless the shares of the Company’s Common Stock are being repurchased in connection with a stockholder’s death or disability and until the NAV pricing date, a stockholder must have held the shares for at least one year prior to offering them for sale to the Company through the Amended and Restated SRP. The purchase price for such shares repurchased under the Amended and Restated SRP prior to the NAV pricing date and in connection with a stockholder’s death or disability will be as follows (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our Common Stock):

•	92.5% of the price paid to acquire the shares, for stockholders who had continuously held their shares for at least one year;
•	95.0% of the price paid to acquire the shares for stockholders who had continuously held their shares for at least two years;
•	97.5% of the price paid to acquire the shares for stockholders who had continuously held their shares for at least three years; and
•	100.0% of the price paid to acquire the shares for stockholders who had continuously held their shares for at least four years.

Beginning with the NAV Pricing Date, the repurchase price for shares under the Amended and Restated SRP will be based on Per Share NAV.

F-2-103

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

Note 15 — Subsequent Events  – (continued)

Dividend Rate

On March 18, 2016, the Company’s board of directors approved a change to the daily distribution amount to $0.0048497270 per day per share of Common Stock to accurately reflect that 2016 is a leap year and maintain equivalence to $1.775 per annum, per share of Common Stock.

Sponsor Transaction

In January 2016, AR Global became the successor business to AR Capital, LLC and became the parent of the Company’s current Sponsor.

RCS Capital Corporation Bankruptcy

RCS Capital Corporation, the parent company of the Former Dealer Manager and certain of its affiliates that provided us with services, filed for Chapter 11 bankruptcy protection in January 2016, prior to which it was also under common control with AR Global, the parent of the Company’s Sponsor.

American National Stock Transfer, LLC Termination

On February 10, 2016, AR Global received written notice from ANST, the Company’s transfer agent and an affiliate of the Company’s Former Dealer Manager, that it would wind down operations by the end of the month. ANST withdrew as the transfer agent effective February 29, 2016. Effective February 26, 2016, the Company entered into a definitive agreement with DST Systems, Inc., its previous provider of sub-transfer agency services, to directly provide the Company with transfer agency services (including broker and stockholder servicing, transaction processing, year-end IRS reporting and other services).

F-2-104

American Realty Capital Global Trust II, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2015
(dollar amounts in thousands)

Portfolio	City	U.S. State or Country	Acquisition Date	Encumbrances at December 31, 2015(1)	Initial Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2015(2)(3)	Accumulated Depreciation(4)(5)
					Land	Building and Improvements	Land	Building and Improvements
Auchan	Bordeaux	FR	Dec. 2014	$9,053	$3,969	$12,627	$—	$—	$16,596	$447
Pole Emploi	Marseille	FR	Dec. 2014	6,326	755	8,554	—	—	9,309	219
Veolia Water	Vandalia	US	Feb. 2015	—	570	5,622	—	—	6,192	153
Sagemcom	Rueil-Malmaison	FR	Feb. 2015	39,156	2,834	58,151	—	—	60,985	1,245
NCR Dundee	Dundee	UK	Apr. 2015	—	2,858	9,879	—	—	12,737	208
FedEx Freight	Greensboro	US	May 2015	—	1,854	8,617	—	—	10,471	223
DB Luxembourg	Kirchberg	LUX	May 2015	63,359	17,185	42,844	—	—	60,029	634
Grupo Antolin	Auburn Hills	US	Jun. 2015	—	817	7,132	—	—	7,949	127
ING Amsterdam	Amsterdam	NETH	Jun. 2015	47,991	—	51,575	—	—	51,575	652
Worldline	Blois	FR	Jul. 2015	5,453	1,101	4,844	—	—	5,945	87
Foster Wheeler	Reading	UK	Oct. 2015	58,180	29,345	95,391	—	—	124,736	405
ID Logistics I	Weilbach	GER	Nov. 2015	—	1,319	8,233	—	—	9,552	36
ID Logistics II	Strasbourg & Amiens	FR	Nov. 2015	—	4,616	14,085	—	—	18,701	32
Harper Collins	Glasgow	UK	Dec. 2015	41,562	11,543	57,348	—	—	68,891	140
DCNS	Brest	FR	Dec. 2015	10,362	887	15,763	—	—	16,650	—
Total				$281,442	$79,653	$400,665	$—	$—	$480,318	$4,608

(1)	These properties have collateralized mortgage notes payable of which $281.4 million was outstanding as of December 31, 2015.
(2)	Acquired intangible lease assets allocated to individual properties in the amount of $123.0 million are not reflected in the table above.
(3)	The tax basis of aggregate land, buildings and improvements and acquired intangible lease assets which are not reflected above as of December 31, 2015 is $630.9 million.
(4)	Each of the properties has a depreciable life of: 40 years for buildings, 15 years for improvements and five years for fixtures.
(5)	The accumulated depreciation column excludes approximately $4.8 million of amortization associated with acquired intangible lease assets.
F-2-105

American Realty Capital Global Trust II, Inc.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2015
(dollar amounts in thousands)

A summary of activity for real estate and accumulated depreciation for the year ended December 31, 2015, and for the period from April 23, 2014 (date of inception) to December 31, 2014:

	December 31, 2015	For the Period from April 23, 2014 (date of inception) to December 31, 2014
Real estate investments, at cost:
Balance at beginning of year (or date of inception)	$28,940	$—
Additions-Acquisitions	468,014	29,251
Asset remeasurement	(89)	—
Currency translation adjustment	(16,547)	(311)
Balance at end of the year	$480,318	$28,940
Accumulated depreciation:
Balance at beginning of year (or date of inception)	$—	$—
Depreciation and amortization expense	4,675	—
Currency translation adjustment	(67)	—
Balance at end of the year	$4,608	$—

F-2-106

Consolidated Financial Statements for the Period Ended June 30, 2016 for Global Net Lease, Inc.

GLOBAL NET LEASE, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$337,863	$341,911
Buildings, fixtures and improvements	1,665,084	1,685,919
Construction in progress	—	180
Acquired intangible lease assets	510,407	518,294
Total real estate investments, at cost	2,513,354	2,546,304
Less accumulated depreciation and amortization	(179,106)	(133,329)
Total real estate investments, net	2,334,248	2,412,975
Cash and cash equivalents	40,501	69,938
Restricted cash	3,334	3,319
Derivatives, at fair value (Note 7)	6,559	5,812
Unbilled straight line rent	27,563	23,048
Prepaid expenses and other assets	17,944	15,345
Due from related parties	16	136
Deferred tax assets	2,561	2,552
Goodwill and other intangible assets, net	3,042	2,988
Credit facility deferred financing costs, net	538	4,409
Total assets	$2,436,306	$2,540,522
LIABILITIES AND EQUITY
Mortgage notes payable, net of deferred financing costs ($6,243 and $7,446 for June 30, 2016 and December 31, 2015, respectively)	$507,075	$524,262
Mortgage premium, net	436	676
Credit facility	673,674	717,286
Below-market lease liabilities, net	26,398	27,978
Derivatives, at fair value (Note 7)	17,245	6,028
Due to related parties	665	399
Accounts payable and accrued expenses	18,003	18,659
Prepaid rent	14,389	15,491
Deferred tax liability	4,079	4,016
Taxes payable	3,893	5,201
Dividends payable	30	407
Total liabilities	1,265,887	1,320,403
Commitments and contingencies (Note 9)
Equity:
Preferred stock, $0.01 par value, 50,000,000 authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 168,977,965 and 168,936,633 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	1,692	1,692
Additional paid-in capital	1,480,376	1,480,162
Accumulated other comprehensive loss	(15,819)	(3,649)
Accumulated deficit	(310,600)	(272,812)
Total stockholders’ equity	1,155,649	1,205,393
Non-controlling interest	14,770	14,726
Total equity	1,170,419	1,220,119
Total liabilities and equity	$2,436,306	$2,540,522

The accompanying notes are an integral part of these consolidated financial statements.

F-2-107

GLOBAL NET LEASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Rental income	$51,736	$47,234	$103,247	$94,666
Operating expense reimbursements	1,460	1,834	4,903	4,371
Total revenues	53,196	49,068	108,150	99,037
Expenses:
Property operating	3,542	3,377	9,189	7,436
Operating fees to related parties	4,959	4,065	9,776	5,309
Acquisition and transaction related	27	212	(102)	1,297
Listing fees	—	18,503	—	18,503
Vesting of Class B units	—	14,480	—	14,480
Change in fair value of listing note (Note 2)	—	4,430	—	4,430
General and administrative	1,880	1,892	3,584	3,639
Equity based compensation	70	503	1,114	503
Depreciation and amortization	23,812	22,089	47,568	43,203
Total expenses	34,290	69,551	71,129	98,800
Operating income	18,906	(20,483)	37,021	237
Other income (expense):
Interest expense	(10,634)	(7,947)	(21,203)	(15,758)
Income from investments	—	—	—	7
Gains (losses) on derivative instruments	3,830	(3,736)	3,481	475
Unrealized gains (losses) on undesignated foreign currency advances and other hedge ineffectiveness	4,252	(508)	4,154	940
Unrealized losses on non-functional foreign currency advances not designated as net investment hedges	—	(11,842)	—	(2,935)
Other income	8	12	17	25
Total other expense, net	(2,544)	(24,021)	(13,551)	(17,246)
Net income (loss) before income taxes	16,362	(44,504)	23,470	(17,009)
Income taxes expense	(430)	(1,303)	(980)	(2,943)
Net income (loss)	15,932	(45,807)	22,490	(19,952)
Non-controlling interest	(169)	143	(239)	143
Net income (loss) attributable to stockholders	$15,763	$(45,664)	$22,251	$(19,809)
Basic and Diluted Earnings Per Share:
Basic and diluted net income (loss) per share attributable to stockholders	$0.09	$(0.25)	$0.13	$(0.11)
Basic and diluted weighted average shares outstanding	168,948,472	180,380,436	168,942,552	179,771,830

The accompanying notes are an integral part of these consolidated financial statements.

F-2-108

GLOBAL NET LEASE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$15,932	$(45,807)	$22,490	$(19,952)
Other comprehensive income (loss)
Cumulative translation adjustment	(201)	11,079	(86)	4,169
Designated derivatives, fair value adjustments	(3,779)	2,336	(12,214)	2,246
Other comprehensive (loss) income	(3,980)	13,415	(12,300)	6,415
Comprehensive income (loss)	$11,952	$(32,392)	$10,190	$(13,537)
Amounts attributable to non-controlling interest
Net (income) loss	(169)	143	(239)	143
Cumulative translation adjustment	2	109	1	109
Designated derivatives, fair value adjustments	40	5	129	5
Comprehensive (income) loss attributable to non-controlling interest	(127)	257	(109)	257
Comprehensive income (loss) attributable to stockholders	$11,825	$(32,135)	$10,081	$(13,280)

The accompanying notes are an integral part of these consolidated financial statements.

F-2-109

GLOBAL NET LEASE, INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
For the Six Months Ended June 30, 2016
(In thousands, except share data)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity	Non-controlling interest	Total Equity
	Number of Shares	Par Value
Balance, December 31, 2015	168,936,633	$1,692	$1,480,162	$(3,649)	$(272,812)	$1,205,393	$14,726	$1,220,119
Issuance of common stock	—	—	2	—	—	2	—	2
Common stock offering costs, commissions and dealer manager fees	—	—	—	—	—	—	—	—
Dividends declared	—	—	—	—	(60,039)	(60,039)	—	(60,039)
Equity-based compensation	41,332	—	177	—	—	177	937	1,114
Distributions to non-controlling interest holders	—	—	—	—	—	—	(967)	(967)
Net Income	—	—	—	—	22,251	22,251	239	22,490
Cumulative translation adjustment	—	—	—	(85)	—	(85)	(1)	(86)
Designated derivatives, fair value adjustments	—	—	—	(12,085)	—	(12,085)	(129)	(12,214)
Rebalancing of ownership percentage	—	—	35	—	—	35	(35)	—
Balance, June 30, 2016	168,977,965	$1,692	$1,480,376	$(15,819)	$(310,600)	$1,155,649	$14,770	$1,170,419

The accompanying notes are an integral part of these consolidated financial statements.

F-2-110

GLOBAL NET LEASE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$22,490	$(19,952)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	25,298	22,488
Amortization of intangibles	22,270	20,715
Amortization of deferred financing costs	4,818	3,916
Amortization of mortgage premium	(240)	(244)
Amortization of below-market lease liabilities	(1,258)	(997)
Amortization of above-market lease assets	1,136	1,164
Amortization of above- and below-market ground lease assets	111	43
Unbilled straight line rent	(5,523)	(7,989)
Vesting of Class B units	—	14,480
Equity based compensation	1,114	641
Unrealized gains on foreign currency transactions, derivatives, and other	(538)	(3,545)
Unrealized gains on undesignated foreign currency advances and other hedge ineffectiveness	(4,154)	(940)
Unrealized losses on non-functional foreign currency advances not designated as net investment hedges	—	2,935
Change in fair value of listing note	—	4,430
Appreciation of investment in securities	—	21
Changes in operating assets and liabilities, net:
Prepaid expenses and other assets	(2,599)	887
Deferred tax assets	(9)	(324)
Accounts payable and accrued expenses	(656)	4,408
Prepaid rent	(1,102)	(361)
Deferred tax liability	414	—
Taxes payable	(1,659)	2,661
Net cash provided by operating activities	59,913	44,437
Cash flows from investing activities:
Investment in real estate and real estate related assets	—	(47,184)
Deposits for real estate acquisitions	—	616
Proceeds from termination of derivatives	—	10,055
Capital expenditures	(200)	(2,322)
Net cash used in investing activities	(200)	(38,835)

The accompanying notes are an integral part of these consolidated financial statements.

F-2-111

GLOBAL NET LEASE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from financing activities:
Borrowings under credit facility	—	251,572
Repayments on credit facility	(26,696)	(295,000)
Proceeds from mortgage notes payable	—	61,439
Payments on mortgage notes payable	(378)	(359)
Proceeds from issuance of common stock	2	307
Proceeds from issuance of operating partnership units	—	750
Proceeds of offering costs	—	40
Proceeds (payments) of financing costs	679	(1,397)
Dividends paid	(60,039)	(37,784)
Distributions to non-controlling interest holders	(1,344)	—
Payments on common stock repurchases, inclusive of fees	—	(2,199)
Advances from related parties, net	386	1,861
Restricted cash	(15)	1,982
Net cash used in financing activities	(87,405)	(18,788)
Net change in cash and cash equivalents	(27,692)	(13,186)
Effect of exchange rate changes on cash	(1,745)	10,144
Cash and cash equivalents, beginning of period	69,938	64,684
Cash and cash equivalents, end of period	$40,501	$61,642
Supplemental Disclosures:
Cash paid for interest	$21,079	$10,067
Cash paid for income taxes	2,287	1,022
Non-Cash Investing and Financing Activities:
Tender offer payable	—	125,000
Common stock issued through dividend reinvestment plan	—	28,578

The accompanying notes are an integral part of these consolidated financial statements.

F-2-112

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 1 — Organization

Global Net Lease, Inc. (the “Company”), formerly known as American Realty Capital Global Trust, Inc., incorporated on July 13, 2011, is a Maryland corporation that elected and qualified to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. The Company operated as a non-traded REIT through June 1, 2015. On June 2, 2015 (the “Listing Date”), the Company listed its Common Stock (the “Listing”) on the New York Stock Exchange (“NYSE”) under the symbol “GNL”.

The Company was formed to primarily acquire a diversified portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant net-leased commercial properties. As of June 30, 2016, the Company owned 329 properties consisting of 18.7 million rentable square feet, which were 100% leased, with a weighted average remaining lease term of 10.8 years. Based on original purchase price, 60.4% of the Company’s properties are located in the U.S. and the Commonwealth of Puerto Rico and 39.6% are located in Europe. The Company may also originate or acquire first mortgage loans secured by real estate. As of June 30, 2016, the Company has not invested in any bridge loans, mezzanine loans, preferred equity or securitized loans.

On June 30, 2014, the Company completed its initial public offering (“IPO”) after selling 172.3 million shares of common stock, $0.01 par value per share (“Common Stock”), at a price of $10.00 per share, subject to certain volume and other discounts. In addition, the Company issued an additional 1.1 million shares pursuant to its dividend reinvestment program (the “DRIP”). On April 7, 2015, in anticipation of the Listing, the Company announced the suspension of the DRIP. On May 7, 2015, the Company filed a post-effective amendment to its registration statement on Form S-11 (File No. 001-37390) (as amended, the “Registration Statement”) to deregister the unsold shares registered under the Registration Statement.

The Company operated as a non-traded REIT through June 1, 2015. In connection with the Listing, the Company offered to purchase up to 11.9 million shares of its Common Stock at a price of $10.50 per share (the “Tender Offer”). As a result of the Tender Offer, on July 6, 2015, the Company purchased approximately 11.9 million shares of its Common Stock at a price of $10.50 per share, for an aggregate amount of $125.0 million, excluding fees and expenses relating to the Tender Offer and including fractional shares repurchased thereafter.

Substantially all of the Company’s business is conducted through Global Net Lease Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. As of June 30, 2016, the OP had issued 1,809,678 units of limited partnership interests (“OP Units”) to limited partners other than the Company, of which 1,461,753 OP Units were issued to Global Net Lease Advisors, LLC (the “Advisor”), 347,903 OP Units were issued to Moor Park Capital Partners LLP (the “Service Provider”), and 22 OP Units were issued to Global Net Lease Special Limited Partner, LLC (the “Special Limited Partner”) (see Note 10 — Related Party Transactions). In accordance with the limited partnership agreement of the OP, a holder of OP Units has the right to convert OP Units, at the Company’s option, for a corresponding number of shares of the Company’s Common Stock or the cash value of those corresponding shares. The remaining rights of the limited partner interests are limited and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company has no direct employees. The Company has retained the Advisor to manage the Company’s affairs on a day-to-day basis. The properties are managed and leased by Global Net Lease Properties, LLC (the “Property Manager”). The Advisor, Property Manager and Special Limited Partner are under common control with the parent of AR Capital Global Holdings, LLC (the “Sponsor”), as a result of which they are related parties. These related parties receive compensation and fees for various services provided to the Company. The Advisor has entered into a service provider agreement with the Service Provider, pursuant to which the Service Provider provides, subject to the Advisor’s oversight, certain real

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GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 1 — Organization  – (continued)

estate related services, as well as sourcing and structuring of investment opportunities, performance of due diligence, and arranging debt financing and equity investment syndicates, solely with respect to investments in Europe.

Note 2 — Summary of Significant Accounting Policies

The accompanying unaudited consolidated financial statements of the Company included herein were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to this Quarterly Report on Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods. All intercompany accounts and transactions have been eliminated in consolidation. The results of operations for the three and six months ended June 30, 2016 are not necessarily indicative of the results for the entire year or any subsequent interim period.

These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2015, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016. There have been no significant changes to the Company’s significant accounting policies during the six months ended June 30, 2016, other than the updates described below and the subsequent notes.

Principles of Consolidation

The accompanying unaudited consolidated financial statements include the accounts of the Company, the OP and its subsidiaries. All inter-company accounts and transactions are eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity (“VIE”) for which the Company is the primary beneficiary. The Company has determined that the OP is a VIE of which the Company is the primary beneficiary. Substantially all of the Company’s assets and liabilities are held by the OP.

Income Taxes

The Company qualified to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with the taxable year ended December 31, 2013. Commencing with such taxable year, the Company was organized to operate in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner to continue to qualify for taxation as a REIT, but no assurance can be given that it will operate in a manner so as to remain qualified as a REIT. As a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes annually all of its REIT taxable earnings. REIT’s are subject to a number of other organizational and operational requirements. The Company conducts business in various states and municipalities within the United States (including Puerto Rico), United Kingdom and continental Europe and, as a result, the Company or one of its subsidiaries file income tax returns in the United States federal jurisdiction and various states and certain foreign jurisdictions. As a result, the Company may be subject to certain federal, state, local and foreign taxes on its income and assets, including alternative minimum taxes, taxes on any undistributed income and state, local or foreign income, franchise, property and transfer taxes. Any of these taxes decrease Company’s earnings and available cash.

In addition, the Company’s international assets and operations, including those designated as direct or indirect qualified REIT subsidiaries or other disregarded entities of a REIT, continue to be subject to taxation

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

in the foreign jurisdictions where those assets are held or those operations are conducted. During the period from July 13, 2011 (date of inception) to December 31, 2012, the Company elected to be taxed as a corporation, pursuant to which income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using expected tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. The Company recognizes the financial statement effects of a tax position when it is more-likely-than-not, based on technical merits, that the position will be sustained upon examination. Because, the Company elected and qualified to be taxed as a REIT commencing with the taxable year ended December 31, 2013, it does not anticipate that any applicable deferred tax assets or liabilities will be realized.

Significant judgment is required in determining the Company’s tax provision and in evaluating its tax positions. The Company establishes tax reserves based on a benefit recognition model, which the Company believes could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. The Company derecognizes the tax position when the likelihood of the tax position being sustained is no longer more likely than not.

The Company recognizes deferred income taxes in certain of its subsidiaries taxable in the United States or in foreign jurisdictions. Deferred income taxes are generally the result of temporary differences (items that are treated differently for tax purposes than for GAAP purposes). In addition, deferred tax assets arise from unutilized tax net operating losses, generated in prior years. The Company provides a valuation allowance against its deferred income tax assets when it believes that it is more likely than not that all or some portion of the deferred income tax asset may not be realized. Whenever a change in circumstances causes a change in the estimated realizability of the related deferred income tax asset, the resulting increase or decrease in the valuation allowance is included in deferred income tax expense (benefit).

The Company derives most of its REIT income from its real estate operations in the United States. As such, the Company’s real estate operations are generally not subject to federal tax, and accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements for these operations. These operations may be subject to certain state, local, and foreign taxes, as applicable.

Our deferred tax assets and liabilities are primarily the result of temporary differences related to the following:

•	Basis differences between tax and GAAP for certain international real estate investments. For income tax purposes, in certain acquisitions, the Company assumes the seller’s basis, or the carry-over basis, in the acquired assets. The carry-over basis is typically lower than the purchase price, or the GAAP basis, resulting in a deferred tax liability with an offsetting increase to goodwill or the acquired tangible or intangible assets;
•	Timing differences generated by differences in the GAAP basis and the tax basis of assets such as those related to capitalized acquisition costs and depreciation expense; and
•	Tax net operating losses in certain subsidiaries, including those domiciled in foreign jurisdictions, that may be realized in future periods if the respective subsidiary generates sufficient taxable income.

The Company recognizes current income taxes expense for state and local income taxes and taxes incurred in its foreign jurisdictions. The Company’s current income taxes expense fluctuates from period to

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GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

period based primarily on the timing of its taxable income. For the three and six months ended June 30, 2016, the Company recognized an income taxes expense of $0.4 million and $1.0 million, respectively. For the three and six months ended June 30, 2015, the Company recognize an income taxes expense of $1.3 million and $2.9 million, respectively. Deferred income tax (expense) benefit is generally a function of the period’s temporary differences and the utilization of net operating losses generated in prior years that had been previously recognized as deferred income tax assets from state and local taxes in the United States or in foreign jurisdictions.

Reclassifications

Certain reclassifications have been made to the 2015 consolidated financial statements to conform to the current period presentation.

Revision to previously issued financial statements

During the six months ended June 30, 2016, the Company identified certain historical errors in the preparation of its consolidated statements of comprehensive income (loss) and consolidated statement of changes in equity since 2014 which impacted the quarterly financial statements for the periods ended March 31, June 30 and September 30, 2015 and 2014 and the years ended December 31, 2015 and 2014. Specifically, the Company had been reflecting the fair value adjustments for its cross currency derivatives designated as net investment hedges on its foreign investments as part of “Designated derivatives — fair value adjustments” within Other Comprehensive Income (“OCI”) rather than treating them as part of “Cumulative translation adjustments” also in OCI consistent with the treatment of the hedged item as required by ASC 815. The Company concluded that the errors noted above were not material to any historical periods presented. However, in order to correctly present the cumulative translation adjustment and designated derivatives, fair value adjustment in the appropriate period, management revised previously issued financial statements. The Company will revise its future presentations of OCI when the period are refiled in 2016 and 2017 for comparative purposes. The effects of these revisions are summarized below:

(In thousands)	As originally Reported	Adjustment	As Revised
Year ended December 31, 2014
Cumulative translation adjustment	$(11,990)	$12,466	$476
Designated derivatives, fair value adjustments	6,082	(12,466)	(6,384)
Total OCI	$(5,908)	$—	$(5,908)

(In thousands)	As originally Reported	Adjustment	As Revised
Three months ended March 31, 2015
Cumulative translation adjustment	$(14,534)	$7,624	$(6,910)
Designated derivatives, fair value adjustments	7,534	(7,624)	(90)
Total OCI	$(7,000)	$—	$(7,000)

(In thousands)	As originally Reported	Adjustment	As Revised
Three months ended June 30, 2015
Cumulative translation adjustment	$9,047	$2,032	$11,079
Designated derivatives, fair value adjustments	4,368	(2,032)	2,336
Total OCI	$13,415	$—	$13,415

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GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

(In thousands)	As originally Reported	Adjustment	As Revised
Six months ended June 30, 2015
Cumulative translation adjustment	$(5,487)	$9,656	$4,169
Designated derivatives, fair value adjustments	11,902	(9,656)	2,246
Total OCI	$6,415	$—	$6,415

(In thousands)	As originally Reported	Adjustment	As Revised
Three months ended September 30, 2015
Cumulative translation adjustment	$836	$(2,364)	$(1,528)
Designated derivatives, fair value adjustments	(6,149)	2,364	(3,785)
Total OCI	$(5,313)	$—	$(5,313)

(In thousands)	As originally Reported	Adjustment	As Revised
Nine months ended September 30, 2015
Cumulative translation adjustment	$(4,651)	$7,292	$2,641
Designated derivatives, fair value adjustments	5,753	(7,292)	(1,539)
Total OCI	$1,102	$—	$1,102

(In thousands)	As originally Reported	Adjustment	As Revised
Year ended December 31, 2015
Cumulative translation adjustment	$(5,169)	$6,426	$1,257
Designated derivatives, fair value adjustments	6,982	(6,426)	556
Total OCI	$1,813	$—	$1,813

(In thousands)	As originally Reported	Adjustment	As Revised
Three months ended March 31, 2016
Cumulative translation adjustment	$2,996	$(2,930)	$66
Designated derivatives, fair value adjustments	(11,316)	2,930	(8,386)
Total OCI	$(8,320)	$—	$(8,320)

Classification correction

During the quarter ended March 31, 2016, the Company identified that one of its bank accounts was legally restricted but had been erroneously classified as cash and cash equivalents rather than as restricted cash in its balance sheets and cash flow statements since 2014 and impacted the quarterly financial statements for the periods ended June 30 and September 30, 2014 and the year ended December 31, 2014. The account had a balance of $1.7 million at December 31, 2015. The Company evaluated the impact to all periods and concluded that prior financial statements were not materiality misstated and the impact to the current period financial statements was not material. The Company correctly classified this bank account as restricted cash at March 31, 2016 and reflected a cash out-flow from financing activities for $1.7 million during the three months ended March 31, 2016.

Out-of-period adjustments

During the first and second quarters of 2015, the Company had recorded the following out-of period adjustments to correct errors from prior periods: (i) additional rental income and accrued rent of $0.3 million

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GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

related to the straight-line rent effect of correctly including termination payments required under leases with cancellation clauses that were considered probable when assessing the lease term and (ii) additional taxes of $0.9 million representing current foreign taxes payable of $1.2 million and a deferred tax asset of $0.3 million, both relating to 2014. The Company also recorded an out-of-period adjustment in the fourth quarter 2015 to correct an additional error in income taxes of $0.5 million relating to 2014 which resulted from errors in estimating its income tax expense. The Company concluded that these adjustments were not material to the financial position or results of operations for the current period or any of the prior periods, accordingly, the Company recorded the related adjustments in the periods they were identified during the year ended December 31, 2015.

In addition, the Company identified errors in accounting for certain cross currency derivatives that were no longer designated as hedges subsequent to their restructuring on February 4, 2015 (see Note 7 —  Derivatives and Hedging Activities). Gains that should have been included in net income (loss) were instead included in other comprehensive income (loss) of approximately $0.5 million during the three month period ended March 31, 2015. The Company has concluded that this adjustment is not material to the financial position or results of operations for the prior periods. The Company recorded the related adjustment in the period it was identified during the year ended December 31, 2015.

Listing Note

Concurrent with the Listing, the Company, as the general partner of the OP, caused the OP, subject to the terms of the Second Amended and Restated Limited Partnership Agreement, to issue a note (the “Listing Note”) to the Special Limited Partner, to evidence the OP’s obligation to distribute to the Special Limited Partner an aggregate amount (the “Listing Amount”) equal to 15.0% of the difference (to the extent the result is a positive number) between:

•	the sum of (i) the “market value” (as defined in the Listing Note) of all of the Company’s outstanding shares of Common Stock plus (ii) the sum of all distributions or dividends (from any source) paid by the Company to its stockholders prior to the Listing; and
•	the sum of (i) the total amount raised in the Company’s IPO and its DRIP prior to the Listing (“Gross Proceeds”) plus (ii) the total amount of cash that, if distributed to those stockholders who purchased shares in the IPO and under the DRIP, would have provided those stockholders a 6.0% cumulative, non-compounded, pre-tax annual return (based on a 365-day year) on the Gross Proceeds.

The market value used to calculate the Listing Amount was not determinable until January 2016, which was the end of a measurement period of 30 consecutive trading days, that commenced on the 180th calendar day following the Listing. The Special Limited Partner had the right to receive distributions of Net Sales Proceeds, as defined in the Listing Note, until the Listing Note is paid in full; provided that, the Special Limited Partner had the right, but not the obligation, to convert the entire special limited partner interest into OP Units. Those OP Units would be convertible for the cash value of a corresponding number of shares of Common Stock or, at the Company’s option, a corresponding number of shares of Common Stock in accordance with the terms contained in the Second Amended and Restated Limited Partnership Agreement.

Until the amount of the Listing Note was determined, the Listing Note was considered a liability which was marked to fair value at each reporting date, with changes in the fair value recorded in the consolidated statements of operations. The final value of the Listing Note on the maturity at January 2016 was determined to be zero.

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GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Multi-Year Outperformance Agreement

Concurrent with the Listing and modifications to the Advisor agreement, the Company entered into a Multi-Year Outperformance Agreement (the “OPP”) with the OP and the Advisor (see Note 12 —  Share-Based Compensation). The Company records equity based compensation expense associated with the awards over the requisite service period of five years. The cumulative equity-based compensation expense is adjusted each reporting period for changes in the estimated market-related performance.

Recently Issued Accounting Pronouncements

Adopted:

In February 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-02 Consolidation (Topic 810) — Amendments to the Consolidation Analysis. The new guidance applies to entities in all industries and provides a new scope exception to registered money market funds and similar unregistered money market funds. It makes targeted amendments to the current consolidation guidance and ends the deferral granted to investment companies from applying the VIE guidance. The standard does not add or remove any of the characteristics that determine if an entity is a VIE. However, when decision-making over the entity’s most significant activities has been outsourced, the standard changes how a reporting entity assesses if the equity holders at risk lack decision making rights. Previously, the reporting entity would be required to determine if there is a single equity holder that is able to remove the outsourced decision maker that has a variable interest. The new standard requires that the reporting entity first consider the rights of all of the equity holders at risk. If the equity holders have certain rights that are deemed to give them the power to direct the entity’s most significant activities, then the entity does not have this VIE characteristic. The new standard also introduces a separate analysis specific to limited partnerships and similar entities for assessing if the equity holders at risk lack decision making rights. Limited partnerships and similar entities will be VIEs unless the limited partners hold substantive kick-out rights or participating rights. In order for such rights to be substantive, they must be exercisable by a simple majority vote (or less) of all of the partners (exclusive of the general partner and its related parties). A right to liquidate an entity is viewed as akin to a kick-out right. The guidance for limited partnerships under the voting model has been eliminated in conjunction with the introduction of this separate analysis, including the rebuttable presumption that a general partner unilaterally controls a limited partnership and should therefore consolidate it. A limited partner with a controlling financial interest obtained through substantive kick out rights would consolidate a limited partnership. The standard eliminates certain of the criteria that must be met for an outsourced decision maker or service provider’s fee arrangement to not be a variable interest. Under current guidance, a reporting entity first assesses whether it meets power and economics tests based solely on its own variable interests in the entity to determine if it is the primary beneficiary required to consolidate the VIE. Under the new standard, a reporting entity that meets the power test will also include indirect interests held through related parties on a proportionate basis to determine whether it meets the economics test and is the primary beneficiary on a standalone basis. The standard is effective for annual periods beginning after December 15, 2015. We have evaluated the impact of the adoption of ASU 2015-02 on the Company’s consolidated financial position and have determined under ASU 2015-02 the Company’s operating ownership is considered a VIE. However, the Company meets the disclosure exemption criteria as the Company is the primary beneficiary of the VIE and the OP’s interest is considered a majority voting interest. As such, this standard will not have a material impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03 Interest-Imputation of Interest (Subtopic 835-30). The guidance changes the presentation of debt issuance costs on the balance sheet. The amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. In August 2015, the FASB added that, for line of

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GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

credit arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line, regardless of whether or not there are any outstanding borrowings. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company adopted this guidance effective January 1, 2016. As a result, the Company reclassified $7.4 million of deferred debt issuance costs related to the Company’s mortgage notes payable from deferred costs, net to mortgage notes payable in the Company’s consolidated balance sheets as of December 31, 2015. As permitted under the revised guidance, the Company elected to not reclassify the deferred debt issuance costs associated with its Credit Facility (as defined in Note 4 — Revolving Credit Facility). The deferred debt issuance costs associated with the Credit Facility, net of accumulated amortization, and deferred leasing costs, net of accumulated amortization, are included in deferred costs, net on the Company’s accompanying consolidated balance sheets as of June 30, 2016 and December 31, 2015.

In August 2015, FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which amends ASC 835-30, Interest — Imputation of Interest. This update clarifies the presentation and subsequent measurement of debt issuance costs associated with lines of credit. These costs may be deferred and presented as an asset and subsequently amortized ratably over the term of the revolving debt arrangement. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company has adopted the provisions of this guidance effective January 1, 2016, and has applied the provisions prospectively. The adoption of this guidance has not had a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In September 2015, the FASB issued ASU 2015-16, Business Combination (Topic 805). The guidance eliminates the requirement to adjust provisional amounts from a business combination and the related impact on earnings by restating prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of measurement period adjustments on current and prior periods, including the prior period impact on depreciation, amortization and other income statement items and their related tax effects, shall be recognized in the period the adjustment amount is determined. The cumulative adjustment would be reflected within the respective financial statement line items affected. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company has adopted the provisions of this guidance effective January 1, 2016, and has applied the provisions prospectively. The adoption of this guidance has not had a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Pending Adoption:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Under the revised guidance, an entity is required to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The revised guidance allows entities to apply either a full retrospective or modified retrospective transition method upon adoption. In July 2015, the FASB finalized a one-year delay of the revised guidance, although entities will be allowed to early adopt the guidance as of the original effective date. The new guidance will be effective in the Company’s 2018 fiscal year. The Company is currently evaluating the impact of the revised guidance on the consolidated financial statements and has not yet determined the method by which the Company will adopt the standard.

In January 2016, the FASB issued ASU 2016-01 Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10). The revised guidance amends the recognition and measurement of financial instruments. The new guidance significantly revises an entity’s

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GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

accounting related to equity investments and the presentation of certain fair value changes for financial liabilities measured at fair value. Among other things, it also amends the presentation and disclosure requirements associated with the fair value of financial instruments. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is not permitted for most of the amendments in the update. The Company is currently evaluating the impact of this new guidance.

In February 2016, the FASB issued ASU 2016-02 Leases (ASC 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The ASU is expected to impact the Company’s consolidated financial statements as the Company has certain operating and land lease arrangements for which it is the lessee. ASC 842 supersedes the previous leases standard, ASC 840 Leases. The standard is effective on January 1, 2019, with early adoption permitted. The Company is in the process of evaluating the impact of this new guidance.

In March 2016, the FASB issued ASU 2016-05 Derivatives and Hedging (Topic 815), Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships. Under the new guidance, the novation of a derivative contract in a hedge accounting relationship does not, in and of itself, require dedesignation of that hedge accounting relationship. The hedge accounting relationship could continue uninterrupted if all of the other hedge accounting criteria are met, including the expectation that the hedge will be highly effective when the creditworthiness of the new counterparty to the derivative contract is considered. The guidance is effective for fiscal years beginning after December 15, 2016, and interim periods therein. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this new guidance.

In March 2016, the FASB issued ASU 2016-08 Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The guidance requires an entity to determine whether the nature of its promise to provide goods or services to a customer is performed in a principal or agent capacity and to recognize revenue in a gross or net manner based on its principal/agent designation. This guidance is effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact of this new guidance.

In March 2016, the FASB issued an update on ASU 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The guidance changes the accounting for certain aspects of share-based compensation. Among other things, the revised guidance allows companies to make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. The revised guidance is effective for reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact of this new guidance.

In April 2016, the FASB issued ASU 2016-10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments in this update do not change the core

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GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

principle of the guidance in Topic 606 but rather, clarify aspects of identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. The amendment is effective on the same date as ASU 2014-09, which is not yet effective. The Company is currently evaluating the impact of the revised guidance on the consolidated financial statements and has not yet determined the method by which the Company will adopt the standard.

In May 2016, the FASB issued ASU 2016-12 Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The amendments provide clarifying guidance in a few narrow areas and add some practical expedients to the guidance. The amendments are expected to reduce the degree of judgment necessary to comply with Topic 606, which the FASB expects will reduce the potential for diversity arising in practice and reduce the cost and complexity of applying the guidance. The amendment is effective on the same date as ASU 2014-09, which is not yet effective. The Company is currently evaluating the impact of the revised guidance on the consolidated financial statements and has not yet determined the method by which the Company will adopt the standard.

Note 3 — Real Estate Investments

The following table reflects the number and related base purchase prices of properties acquired as of December 31, 2015 and during the six months ended June 30, 2016:

	Number of Properties	Base Purchase Price(1)
		(In thousands)
As of December 31, 2015	329	$2,633,562
Six Months Ended June 30, 2016	—	—
Portfolio as of June 30, 2016	329	$2,633,562

(1)	Contract purchase price, excluding acquisition related costs, based on the exchange rate at the date of purchase, where applicable.

The following table presents the allocation of the assets acquired and liabilities assumed during the six months ended June 30, 2015 based on contract purchase price, excluding acquisition related costs, based on the exchange rate at the time of purchase. There were no acquisitions during the six months ended June 30, 2016.

(Dollar amounts in thousands)	June 30, 2015
Real estate investments, at cost:
Land	$6,867
Buildings, fixtures and improvements	31,635
Total tangible assets	38,502
Intangibles acquired:
In-place leases	8,571
Above market lease assets	166
Below market lease liabilities	(632)
Below market ground lease assets	577
Total assets acquired, net	47,184
Cash paid for acquired real estate investments	$47,184
Number of properties purchased	4

F-2-122

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 3 — Real Estate Investments  – (continued)

The following table presents unaudited pro forma information as if acquisitions completed during the three and six months ended June 30, 2015 had been consummated on January 1, 2015.

(In thousands, except per share data)	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Pro forma revenues	$50,102	$100,752
Pro forma net loss	$(44,577)	$(17,306)
Pro forma basic and diluted net loss per share	$(0.25)	$(0.10)

The following table presents future minimum base rental cash payments due to the Company over the next five calendar years and thereafter as of June 30, 2016. These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indices among other items.

(In thousands)	Future Minimum Base Rent Payments(1)
2016 (remainder)	$96,801
2017	196,511
2018	198,978
2019	201,396
2020	203,516
2021	201,556
Thereafter	925,205
$2,023,963

(1)	Based on the exchange rate as of June 30, 2016.

There were no tenants whose annualized rental income on a straight-line basis represented 10.0% or greater of consolidated annualized rental income on a straight-line basis for all portfolio properties as of June 30, 2016 and 2015.

The following table lists the countries and states where the Company has concentrations of properties where annualized rental income on a straight-line basis represented greater than 10.0% of consolidated annualized rental income on a straight-line basis as of June 30, 2016 and 2015.

	Three Months Ended June 30,
Country	2016	2015
United Kingdom	17.6%	22.0%
United States:
Texas	11.6%	11.6%

The Company did not own properties in any other countries and states that in total represented 10.0% or greater of consolidated annualized rental income on a straight-line basis as of June 30, 2016 and 2015.

F-2-123

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 4 — Revolving Credit Facility

On July 25, 2013, the Company, through the OP, entered into a credit facility (the “Credit Facility”) that provided for aggregate revolving loan borrowings of up to $50.0 million (subject to borrowing base availability). The Credit Facility has been amended at various times, and maximum borrowings have increased to $740.0 million, with the most recent increase being on August 24, 2015. The Company had $673.7 million (including £155.2 million and €288.4 million) and $717.3 million (including £160.2 million and €288.4 million) outstanding under the Credit Facility as of June 30, 2016 and December 31, 2015, respectively.

Availability of borrowings is based on a pool of eligible unencumbered real estate assets. On July 25, 2016, the Company extended the maturity date of the Credit Facility to July 25, 2017, with an additional one-year extension option remaining, for an extension fee of $1.5 million, subject to certain conditions.

The Company has the option, based upon its consolidated leverage ratio, to have draws under the facility priced at either the Alternate Base Rate (as described below) plus 0.60% to 1.20% or at Adjusted LIBOR plus 1.60% to 2.20%. The Alternate Base Rate is defined in the Credit Facility as a rate per annum equal to the greatest of (a) the fluctuating annual rate of interest announced from time to time by the lender as its “prime rate” in effect on such day, (b) the federal funds effective rate in effect on such day plus half of 1% and (c) the Adjusted LIBOR for a one-month interest period on such day plus 1%. Adjusted LIBOR refers to LIBOR multiplied by the statutory reserve rate, as determined by the Federal Reserve System of the United States. The Credit Facility agreement requires the Company to pay an unused fee per annum of 0.25% if the unused balance of the Credit Facility exceeds or is equal to 50% of the available facility or a fee per annum of 0.15% if the unused balance of the Credit Facility is less than 50% of the available facility. As of June 30, 2016, the Credit Facility reflected variable and fixed rate borrowings with a carrying value and fair value of $673.7 million, and a weighted average effective interest rate of 2.3% after giving effect to interest rate swaps in place. The unused borrowing capacity under the Credit Facility as of June 30, 2016 and December 31, 2015 was $66.3 million and $22.7 million, respectively.

The Credit Facility agreement provides for quarterly interest payments for each Alternate Base Rate loan and periodic payments for each Adjusted LIBOR loan, based upon the applicable LIBOR loan period, with all principal outstanding being due on the extended maturity date in July 2017. The Credit Facility agreement may be prepaid at any time, in whole or in part, without premium or penalty, subject to prior notice to the lender. In the event of a default, the lender has the right to terminate their obligations under the Credit Facility agreement and to accelerate the payment on any unpaid principal amount of all outstanding loans. The Credit Facility requires the Company to meet certain financial covenants, including the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth. As of June 30, 2016, the Company was in compliance with the financial covenants under the Credit Facility.

On June 28, 2016, the Company partially paid down the Credit Facility in the amount of $6.7 million (£5.0 million based upon an exchange rate of £1.00 to $1.33) funded with available cash on hand.

The total gross carrying value of unencumbered assets as of June 30, 2016 was $1.3 billion.

A portion of foreign currency draws under the Credit Facility are designated as net investment hedges of the Company’s investments during the periods reflected in the consolidated statements of operations (see Note 7 — Derivatives and Hedging Activities for further discussion).

F-2-124

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 5 — Mortgage Notes Payable

Mortgage notes payable as of June 30, 2016 and December 31, 2015 consisted of the following:

Country	Portfolio	Encumbered Properties	Outstanding Loan Amount(1)		Effective Interest Rate	Interest Rate	Maturity
			June 30, 2016	December 31, 2015
			(In thousands)	(In thousands)
Finland:	Finnair	4	$31,538	$30,976	2.2%(2)	Fixed	Sep. 2020
	Tokmanni	1	32,177	31,603	2.4%(2)	Fixed	Oct. 2020
Germany:	Rheinmetall	1	11,771	11,561	2.6%(2)	Fixed	Jan. 2019
	OBI DIY	1	4,997	4,908	2.4%	Fixed	Jan. 2019
	RWE AG	3	69,406	68,169	1.6%(2)	Fixed	Oct. 2019
	Rexam	1	5,841	5,737	1.8%(2)	Fixed	Oct. 2019
	Metro Tonic	1	29,428	28,904	1.7%(2)	Fixed	Dec. 2019
	Total EUR denominated	12	185,158	181,858
United Kingdom:	McDonald’s	1	1,018	1,125	4.1%(2)	Fixed	Oct. 2017
	Wickes Building Supplies I	1	2,607	2,882	3.7%(2)	Fixed	May 2018
	Everything Everywhere	1	5,357	5,922	4.0%(2)	Fixed	Jun. 2018
	Thames Water	1	8,035	8,882	4.1%(2)	Fixed	Jul. 2018
	Wickes Building Supplies II	1	2,210	2,443	4.2%(2)	Fixed	Jul. 2018
	Northern Rock	2	7,031	7,772	4.5%(2)	Fixed	Sep. 2018
	Wickes Building Supplies III	1	2,544	2,813	4.4%(2)	Fixed	Nov. 2018
	Provident Financial	1	17,075	18,875	4.1%(2)	Fixed	Feb. 2019
	Crown Crest	1	25,780	28,498	4.3%(2)	Fixed	Feb. 2019
	Aviva	1	21,025	23,242	3.8%(2)	Fixed	Mar. 2019
	Bradford & Bingley	1	10,124	11,192	3.5%(2)	Fixed	May 2020
	Intier Automotive Interiors	1	6,328	6,995	3.5%(2)	Fixed	May 2020
	Capgemini	1	7,366	8,142	3.2%(2)	Fixed	Jun. 2020
	Fujitisu	3	33,182	36,684	3.2%(2)	Fixed	Jun. 2020
	Amcor Packaging	7	4,186	4,628	3.6%(2)	Fixed	Jul. 2020
	Fife Council	1	2,456	2,715	3.6%(2)	Fixed	Jul. 2020
	Malthrust	3	4,285	4,737	3.6%(2)	Fixed	Jul. 2020
	Talk Talk	1	5,122	5,663	3.6%(2)	Fixed	Jul. 2020
	HBOS	3	7,218	7,979	3.6%(2)	Fixed	Jul. 2020
	DFS Trading	5	13,579	15,010	3.4%(2)	Fixed	Aug. 2020
	DFS Trading	2	3,179	3,514	3.4%(2)	Fixed	Aug. 2020
	HP Enterprise Services	1	12,437	13,748	3.4%(2)	Fixed	Aug. 2020
	Total GBP denominated	40	202,144	223,461
United States:	Quest Diagnostics	1	52,800	52,800	2.5%(3)	Variable	Sep. 2018
	Western Digital	1	17,834	17,982	5.3%	Fixed	Jul. 2021
	AT&T Services	1	33,550	33,550	2.5%(4)	Variable	Dec. 2020

F-2-125

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 5 — Mortgage Notes Payable  – (continued)

Country	Portfolio	Encumbered Properties	Outstanding Loan Amount(1)		Effective Interest Rate	Interest Rate	Maturity
			June 30, 2016	December 31, 2015
			(In thousands)	(In thousands)
Puerto Rico:	Encanto Restaurants	18	21,832	22,057	6.3%	Fixed	Jun. 2017
	Total USD denominated	21	126,016	126,389
	Gross mortgage notes payable	73	513,318	531,708	3.0%
	Deferred financing costs, net of accumulated amortization	—	(6,243)	(7,446)	—%
	Mortgage notes payable, net of deferred financing costs	73	$507,075	$524,262	3.0%

(1)	Amounts borrowed in local currency and translated at the spot rate as of the respective measurement date.
(2)	Fixed as a result of an interest rate swap agreement.
(3)	The interest rate is 2.0% plus 1-month LIBOR.
(4)	The interest rate is 2.0% plus 1-month Adjusted LIBOR as defined in the mortgage agreement.

The following table presents future scheduled aggregate principal payments on the gross mortgage notes payable over the next five calendar years and thereafter as of June 30, 2016:

(In thousands)	Future Principal Payments(1)
2016 (remainder)	$385
2017	22,936
2018	80,920
2019	185,679
2020	207,098
2021	16,300
Thereafter	—
Total	$513,318

(1)	Based on the exchange rate as of June 30, 2016.

The Company’s mortgage notes payable agreements require compliance with certain property-level financial covenants including debt service coverage ratios. As of June 30, 2016, the Company was in compliance with financial covenants under its mortgage notes payable agreements.

F-2-126

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 6 — Fair Value of Financial Instruments

The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. This alternative approach also reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The guidance defines three levels of inputs that may be used to measure fair value:

Level 1 —	Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 —	Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.
Level 3 —	Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. As of June 30, 2016 and December 31, 2015, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of derivative instruments is determined using a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and implied volatilities. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the counterparties.

F-2-127

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 6 — Fair Value of Financial Instruments  – (continued)

Financial Instruments Measured at Fair Value on a Recurring Basis

The following table presents information about the Company’s assets and liabilities (including derivatives that are presented net) measured at fair value on a recurring basis as of June 30, 2016 and December 31, 2015, aggregated by the level in the fair value hierarchy within which those instruments fall.

(In thousands)	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
June 30, 2016
Cross currency swaps, net (GBP & EUR)	$—	$2,555	$—	$2,555
Foreign currency forwards, net (GBP & EUR)	$—	$4,004	$—	$4,004
Interest rate swaps, net (GBP & EUR)	$—	$(17,245)	$—	$(17,245)
OPP (see Note 12)	$—	$—	$(11,000)	$(11,000)
December 31, 2015
Cross currency swaps, net (GBP & EUR)	$—	$3,042	$—	$3,042
Foreign currency forwards, net (GBP & EUR)	$—	$2,203	$—	$2,203
Interest rate swaps, net (GBP & EUR)	$—	$(5,461)	$—	$(5,461)
OPP (see Note 12)	$—	$—	$(14,300)	$(14,300)

The valuation of the OPP is determined using a Monte Carlo simulation. This analysis reflects the contractual terms of the OPP, including the performance periods and total return hurdles, as well as observable market-based inputs, including interest rate curves, and unobservable inputs, such as expected volatility. As a result, the Company has determined that its OPP valuation in its entirety is classified in Level 3 of the fair value hierarchy.

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the six months ended June 30, 2016.

Level 3 Valuations

The following is a reconciliation of the beginning and ending balance for the changes in the instrument with Level 3 inputs in the fair value hierarchy for the six months ended June 30, 2016:

(In thousands)	OPP
Beginning balance as of December 31, 2015	$14,300
Fair value adjustment	(3,300)
Ending balance as of June 30, 2016	$11,000

The following table provides quantitative information about the significant Level 3 input used:

Financial Instrument	Fair Value at June 30, 2016	Principal Valuation Technique	Unobservable Inputs	Input Value
	(In thousands)
OPP	$11,000	Monte Carlo Simulation	Expected volatility	23.0%

F-2-128

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 6 — Fair Value of Financial Instruments  – (continued)

The following discussion provides a description of the impact on a fair value measurement of a change in each unobservable input in isolation. For the relationship described below, the inverse relationship would also generally apply.

Expected volatility is a measure of the variability in possible returns for an instrument, parameter or market index given how much the particular instrument, parameter or index changes in value over time. Generally, the higher the expected volatility of the underlying, the wider the range of potential future returns. An increase in expected volatility, in isolation, would generally result in an increase in the fair value measurement of an instrument.

Financial Instruments not Measured at Fair Value on a Recurring Basis

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate value. The fair value of short-term financial instruments such as cash and cash equivalents, due to/from related parties, accounts payable and dividends payable approximates their carrying value on the consolidated balance sheets due to their short-term nature. The fair values of the Company’s remaining financial instruments that are not reported at fair value on the consolidated balance sheets are reported below.

(In thousands)	Level	Carrying Amount(1) June 30, 2016	Fair Value June 30, 2016	Carrying Amount(2) December 31, 2015	Fair Value December 31, 2015
Mortgage notes payable(1)(2)	3	$513,754	$505,768	$532,384	$534,041
Credit Facility	3	$673,674	$673,674	$717,286	$717,286

(1)	Carrying value includes $513.3 million gross mortgage notes payable and $0.4 million mortgage premiums, net as of June 30, 2016.
(2)	Carrying value includes $531.7 million gross mortgage notes payable and $0.7 million mortgage premiums, net as of December 31, 2015.

The fair value of the gross mortgage notes payable is estimated using a discounted cash flow analysis, based on the Advisor’s experience with similar types of borrowing arrangements. On July 25, 2016, the Company extended the maturity date of the Credit Facility to July 25, 2017 with an additional one-year extension option remaining, subject to certain conditions. Advances under the Credit Facility are considered to be reported at fair value due to the short-term nature of the maturity.

Note 7 — Derivatives and Hedging Activities

Risk Management Objective

The Company may use derivative financial instruments, including interest rate swaps, caps, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings. Certain foreign investments expose the Company to fluctuations in foreign interest rates and exchange rates. These fluctuations may impact the value of the Company’s cash receipts and payments in terms of the Company’s functional currency. The Company enters into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of its functional currency, the U.S. dollar (“USD”).

The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The Company does not intend to utilize derivatives for speculative or other purposes other than interest rate and currency risk management. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To

F-2-129

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 7 — Derivatives and Hedging Activities  – (continued)

mitigate this risk, the Company only enters into derivative financial instruments with counterparties with high credit ratings and with major financial institutions with which the Company and its related parties may also have other financial relationships. The Company does not anticipate that any such counterparties will fail to meet their obligations.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Balance Sheet as of June 30, 2016 and December 31, 2015:

(In thousands)	Balance Sheet Location	June 30, 2016	December 31, 2015
Derivatives designated as hedging instruments:
Interest rate swaps (GBP)	Derivatives assets, at fair value	$—	$567
Interest rate swaps (GBP)	Derivatives liabilities, at fair value	(11,443)	(3,313)
Interest rate swaps (EUR)	Derivatives liabilities, at fair value	(4,942)	(2,715)
Total		$(16,385)	$(5,461)
Derivatives not designated as hedging instruments:
Foreign currency forwards (EUR-USD)	Derivative assets, at fair value	$1,014	$1,113
Foreign currency forwards (GBP-USD)	Derivative assets, at fair value	2,990	1,090
Interest rate swaps (EUR)	Derivatives liabilities, at fair value	(860)	—
Cross currency swaps (GBP)	Derivative assets, at fair value	948	509
Cross currency swaps (EUR)	Derivative assets, at fair value	1,607	2,533
Total		$5,699	$5,245

The table below presents a gross presentation, the effects of offsetting, and a net presentation of the Company’s derivatives as of June 30, 2016 and December 31, 2015. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented on the accompanying consolidated balance sheets.

	Gross Amounts of Recognized Assets	Gross Amounts of Recognized (Liabilities)	Gross Amounts Offset on the Balance Sheet	Net Amounts of Assets (Liabilities) presented on the Balance Sheet	Gross Amounts Not Offset on the Balance Sheet
(In thousands)					Financial Instruments	Cash Collateral Received (Posted)	Net Amount
June 30, 2016	$6,559	$(17,245)	$—	$(10,686)	$—	$—	$(10,686)
December 31, 2015	$5,812	$(6,028)	$—	$(216)	$—	$—	$(216)

In addition to the above derivative arrangements, the Company also uses non-derivative financial instruments to hedge its exposure to foreign currency exchange rate fluctuations as part of its risk management program, including foreign denominated debt issued and outstanding with third parties to protect the value of its net investments in foreign subsidiaries against exchange rate fluctuations. The Company draws foreign currency advances under its Credit Facility to fund certain investments in the respective local currency which creates a natural hedge against the original equity invested in the real estate investments, removing the need for the final cross currency swaps (See Note 4 — Revolving Credit Facility). As further discussed below, in

F-2-130

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 7 — Derivatives and Hedging Activities  – (continued)

conjunction with the restructuring of the cross currency swaps on February 4, 2015, foreign currency advances of €110.5 million and £68.5 million were drawn under the Company’s Credit Facility. The Company separately designated each foreign currency draw as a net investment hedge under ASC 815. Effective May 17, 2015, the Company modified the hedging relationship and designated all current and future foreign currency draws as net investment hedges.

Interest Rate Swaps

The Company’s objectives in using interest rate swaps are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

As of June 30, 2016 and December 31, 2015, the Company had the following outstanding interest rate swaps that were designated as cash flow hedges of interest rate risk:

	June 30, 2016		December 31, 2015
Derivatives	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Interest rate swaps (GBP)	27	$631,357	27	$697,925
Interest rate swaps (EUR)	14	536,202	16	561,282
Total	41	$1,167,559	43	$1,259,207

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction impacts earnings. During 2016, such derivatives were used to hedge the variable cash flows associated with variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the three and six months ended June 30, 2016, the Company recorded losses of $0.5 million and $0.5 million of ineffectiveness in earnings, respectively. During the three and six months ended June 30, 2015, the Company recorded losses of $0.1 million and $0.1 million of ineffectiveness in earnings, respectively.

Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next 12 months, the Company estimates that an additional $5.9 million will be reclassified from other comprehensive income (loss) as an increase to interest expense.

F-2-131

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 7 — Derivatives and Hedging Activities  – (continued)

The table below details the location in the financial statements of the gain or loss recognized on interest rate derivatives designated as cash flow hedges for the three and six months ended June 30, 2016 and 2015.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2016	2015	2016	2015
Amount of (loss) gain recognized in accumulated other comprehensive income (loss) from derivatives (effective portion)	$(5,071)	$1,694	$(14,661)	$13,209
Amount of loss reclassified from accumulated other comprehensive income (loss) into income as interest expense (effective portion)	$(1,333)	$(906)	$(2,591)	$(1,727)
Amount of loss recognized in income on derivative instruments (ineffective portion, reclassifications of missed forecasted transactions and amounts excluded from effectiveness testing)	$(461)	$(62)	$(492)	$(65)

Cross Currency Swaps Previously Designated as Net Investment Hedges

The Company is exposed to fluctuations in foreign exchange rates on property investments in foreign countries which pay rental income, incur property related expenses and hold debt instruments in currencies other than its functional currency, the USD. The Company uses foreign currency derivatives including cross currency swaps to hedge its exposure to changes in foreign exchange rates on certain of its foreign investments. Cross currency swaps involve fixing the applicable exchange rate for delivery of a specified amount of foreign currency on specified dates.

On February 4, 2015, the Company restructured its cross currency swaps and replaced its initial US dollar equity funding in certain foreign real estate investments with foreign currency debt. As part of the restructuring, foreign currency advances of €110.5 million and £68.5 million were drawn under the Company’s Credit Facility which created a natural hedge against the original equity invested in the real estate investments, thus removing the need for the final equity notional component of the cross currency swaps. The cross currency swaps had been designated as net investment hedges through the date of the restructure. For derivatives designated as net investment hedges, the effective portion of changes in the fair value of the derivatives are reported in accumulated other comprehensive income (loss) (outside of earnings) as part of the cumulative translation adjustment. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts are reclassified out of accumulated other comprehensive income (loss) into earnings when the hedged net investment is either sold or substantially liquidated. The restructuring and settlement of the cross currency swaps resulted in a gain of approximately $19.0 million, with $10.1 million in proceeds received and $8.9 million retained by the bank as a reduction of outstanding Credit Facility balance as of June 30, 2015. The gain will remain in the cumulative translation adjustment (CTA) until such time as the net investments are sold or substantially liquidated in accordance with ASC 830. Following the restructuring noted above, these cross currency swaps no longer qualified for net investment hedge accounting treatment and as such, subsequent to February 5, 2015, all changes in fair value are recognized in earnings.

Foreign Denominated Debt Designated as Net Investment Hedges

Effective May 17, 2015, all foreign currency draws under the Credit Facility were designated as net investment hedges. As such, the effective portion of changes in value due to currency fluctuations are reported in accumulated other comprehensive income (loss) (outside of earnings) as part of the cumulative translation

F-2-132

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 7 — Derivatives and Hedging Activities  – (continued)

adjustment. The undesignated portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts are reclassified out of accumulated other comprehensive income (loss) into earnings when the hedged net investment is either sold or substantially liquidated, or if the Company should no longer possess a controlling interest.

As of June 30, 2016, total foreign currency advances under the Credit Facility were approximately $528.2 million, which reflects advances of £155.2 million ($207.9 million based upon an exchange rate of £1.00 to $1.34, as of June 30, 2016) and advances of €288.4 million ($320.3 million based upon an exchange rate of €1.00 to $1.11, as of June 30, 2016).

Prior to May 16, 2015, foreign currency advances, which were comprised of $92.1 million of Pound Sterling (“GBP”) draws (based upon an exchange rate of $1.58 to £1.00, as of May 16, 2015) and $126.0 million of Euro (“EUR”) draws (based upon an exchange rate of $1.14 to €1.00, as of May 16, 2015) were not designated as net investment hedges and, accordingly, the changes in value through May 16, 2015 due to currency fluctuations were reflected in earnings. As a result, the Company recorded remeasurement losses on the foreign denominated draws of $11.8 million and $2.9 million for the three and six months ended June 30, 2015, respectively. As of June 30, 2016, total outstanding draws under the Credit Facility denominated in foreign currency was $528.2 million, and total net investments in real estate denominated in foreign currency was $440.2 million, this resulted in an undesignated excess position of $88.0 million (comprised of £36.5 million and €35.2 million draws). The Company recorded gains of $4.3 million and $4.2 million for the three and six months ended June 30, 2016, respectively, due to currency changes on the undesignated excess of the foreign currency advances over the related net investments. The Company recorded losses of $0.5 million and gains of $0.9 million for the three and six months ended June 30, 2015, respectively, due to currency changes on the undesignated excess of the foreign currency advances over the related net investments. For the portion of foreign draws now designated as net investment hedges there were no additional remeasurement gains (losses) for the quarter ended June 30, 2016.

Non-designated Derivatives

The Company is exposed to fluctuations in the exchange rates of its functional currency, the USD, against the GBP and the EUR. The Company uses foreign currency derivatives including currency forward and cross currency swap agreements to manage its exposure to fluctuations in GBP-USD and EUR-USD exchange rates. While these derivatives are hedging the fluctuations in foreign currencies, they do not meet the strict hedge accounting requirements to be classified as hedging instruments. Changes in the fair value of derivatives not designated as hedges under qualifying hedging relationships are recorded directly in net income (loss). During the third quarter 2015, the Company identified errors in accounting for the cross currency derivatives that were no longer designated as hedges subsequent to their restructuring on February 4, 2015 which resulted in the Company recording additional gain on derivative investments of $0.5 million during the three and six months ended June 30, 2015 (see Note 2 — Summary of Significant Accounting Policies). The Company recorded total gains of $3.8 million and $3.5 million on the non-designated hedges for the three and six months ended June 30, 2016, respectively. The Company recorded total losses of $3.7 million and gains of $0.5 million on the non-designated hedges for the three and six months ended June 30, 2015, respectively.

F-2-133

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 7 — Derivatives and Hedging Activities  – (continued)

As of June 30, 2016 and December 31, 2015, the Company had the following outstanding derivatives that were not designated as hedges under qualifying hedging relationships.

	June 30, 2016		December 31, 2015
Derivatives	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Foreign currency forwards (GBP – USD)	33	$20,610	40	$6,628
Foreign currency forwards (EUR – USD)	19	29,859	15	6,139
Cross currency swaps (GBP – USD)	7	66,978	9	82,843
Cross currency swaps (EUR – USD)	5	101,660	5	99,847
Interest rate swaps (EUR)	2	35,269	—	—
Total	66	$254,376	69	$195,457

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.

As of June 30, 2016, the fair value of derivatives in a net liability position including accrued interest but excluding any adjustment for nonperformance risk related to these agreements was $18.9 million. As of June 30, 2016, the Company had not posted any collateral related to these agreements and was not in breach of any agreement provisions. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value.

Note 8 — Common Stock

The Company listed its Common Stock on the NYSE under the symbol “GNL” on June 2, 2015. As of June 30, 2016 and December 31, 2015, the Company had 168,977,965 and 168,936,633, respectively, shares of Common Stock outstanding, including shares issued under the dividend reinvestment plan (the “DRIP”), but not including unvested restricted shares, the OP Units issued to limited partners other than the Company or long-term incentive units issued in accordance with the OPP which are currently, or may be in the future, convertible into shares of Common Stock.

Monthly Dividends and Change to Payment Dates

The Company pays dividends on the 15th day of each month at a rate of $0.059166667 per share to stockholders of record as of close of business on the 8th day of such month. The Company’s board of directors may alter the amounts of dividends paid or suspend dividend payments at any time and therefore dividend payments are not assured. For purposes of the presentation of information herein, the Company may refer to distributions by the OP on OP Units, Class B units and LTIP Units as dividends.

F-2-134

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 9 — Commitments and Contingencies

Operating Ground Leases

Certain properties acquired are subject to ground leases, which are accounted for as operating leases. The ground leases have varying ending dates, renewal options, and rental rate escalations, with the latest leases extending to April 2105. Future minimum rental payments to be made by the Company under these noncancelable ground leases, excluding increases resulting from increases in the consumer price index, are as follows:

(In thousands)	Future Ground Lease Payments
2016 (remainder)	$666
2017	1,330
2018	1,330
2019	1,330
2020	1,330
2021	1,330
Thereafter	41,994
Total	$49,310

The Company incurred rent expense on ground leases of $0.3 million and $0.6 million during the three and six months ended June 30, 2016. There was no ground rent expense during the three and six months ended June 30, 2015.

Litigation and Regulatory Matters

In the ordinary course of business, the Company may become subject to litigation, claims and regulatory matters. There are no material legal or regulatory proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. As of June 30, 2016, the Company had not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 10 — Related Party Transactions

As of June 30, 2016 and December 31, 2015, the Sponsor, the Special Limited Partner and a subsidiary of the Service Provider owned, in the aggregate, 244,444 shares of the Company’s outstanding Common Stock. The Advisor, the Service Provider, and their affiliates may incur costs and fees on behalf of the Company. As of June 30, 2016 and December 31, 2015, the Company had $16,000 and $0.1 million of receivable from related parties entities and $0.7 million and $0.4 million of payable to related parties, respectively.

The Company is the sole general partner of the OP and holds the majority of OP Units. As of June 30, 2016, the Advisor held a total of 1,461,753 OP Units, the Service Provider held a total of 347,903 OP Units and the Special Limited Partner, a limited partner, held 22 OP Units.

On June 2, 2015, the Advisor and the Service Provider exchanged 1,726,323 previously-issued Class B units for 1,726,323 OP Units pursuant to the OP Agreement. These OP Units are exchangeable for shares of Common Stock of the Company on a one-for-one basis, or the cash value of shares of Common Stock (at the

F-2-135

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 10 — Related Party Transactions  – (continued)

option of the Company), 12 months from the Listing Date subject to the terms of the limited partnership agreement of the OP. The Advisor and the OP also entered into a Contribution and Exchange Agreement pursuant to which the Advisor contributed $0.8 million in cash to the OP in exchange for 83,333 OP Units. The OP made distributions to partners other than the Company of $0.3 million and $0.6 million during the three and six months ended June 30, 2016, respectively. No such distributions were paid during the three and six months ended June 30, 2015.

In addition, in connection with the OPP, the Company has paid $0.2 million and $0.7 million in distributions related to LTIP Units during the three and six months ended June 30, 2016, respectively, which are included in non-controlling interest in the consolidated of changes in equity. As of June 30, 2016, the Company had no unpaid distributions relating to LTIP distributions. As of December 31, 2015, the Company had $0.4 million of unpaid LTIP distributions. No such distributions were paid during the three and six months ended June 30, 2015.

A holder of OP Units, other than the Company, has the right to convert OP Units for a corresponding number of shares of the Company’s Common Stock, or the cash value equivalent of those corresponding shares, at the Company’s option, in accordance with the limited partnership agreement of the OP. The remaining rights of the holders of OP Units are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

Realty Capital Securities, LLC (the “Former Dealer Manager”) served as the dealer manager of the IPO, which was ongoing from October 2012 to June 2014 and, together with its affiliates, continued to provide the Company with various services through December 31, 2015. RCS Capital Corporation (“RCAP”), the parent company of the Former Dealer Manager and certain of its affiliates that provided services to the Company, filed for Chapter 11 bankruptcy protection in January 2016, prior to which it was also under common control with AR Global Investments, LLC (the successor business to AR Capital LLC, “AR Global”), parent of the Sponsor. In May 2016, RCAP and its affiliated debtors emerged from bankruptcy under the new name, Aretec Group, Inc.

Fees Paid in Connection With the Operations of the Company

Until June 2, 2015, the Advisor was paid an acquisition fee of 1.0% of the contract purchase price of each acquired property and 1.0% of the amount advanced for a loan or other investment. Solely with respect to investment activities in Europe, the Service Provider was paid 50% of the acquisition fees and the Advisor was paid the remaining 50%, as set forth in the service provider agreement. The Advisor was also reimbursed for insourced expenses incurred in the process of acquiring properties, which were limited to 0.5% of the contract purchase price and 0.5% of the amount advanced for a loan or other investment. Additionally, the Company paid third party acquisition expenses.

The Company’s Advisor provides services in connection with the origination or refinancing of any debt that the Company obtained and used to acquire properties or to make other permitted investments, or that was assumed, directly or indirectly, in connection with the acquisition of properties. Until June 2, 2015, the Company paid the Advisor a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing, subject to certain limitations. Solely with respect to the Company’s investment activities in Europe, the Service Provider was paid 50% of the financing coordination fees and the Advisor received the remaining 50%.

Until the Listing, the Company compensated the Advisor for its asset management services in an amount equal to 0.75% per annum of the total of: the cost of the Company’s assets (cost includes the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but excluding acquisition fees) plus costs and expenses incurred by the Advisor in providing asset management services, less the excess,

F-2-136

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 10 — Related Party Transactions  – (continued)

if any, of dividends over FFO plus acquisition fees expenses and restricted share grant amortization. Until April 1, 2015, as compensation for this arrangement, the Company caused the OP to issue (subject to periodic approval by the board of directors) to the Advisor and Service Provider performance-based restricted partnership units of the OP designated as “Class B units,” which were intended to be profits interests and would vest, and no longer be subject to forfeiture, at such time as: (x) the value of the OP’s assets plus all dividends made equaled or exceeded the total amount of capital contributed by investors plus a 6.0% cumulative, pre-tax, non-compounded annual return thereon (the “economic hurdle”); (y) any one of the following had occurred: (1) the termination of the advisory agreement by an affirmative vote of a majority of the Company’s independent directors without cause; (2) a listing; or (3) another liquidity event; and (z) the Advisor is still providing advisory services to the Company (the “performance condition”). The value of issued Class B units was determined and expensed when the Company deemed the achievement of the performance condition was probable, which occurred as of the Listing. As of June 2, 2015, in aggregate, the board of directors had approved the issuance of 1,726,323 Class B units to the Advisor and the Service Provider in connection with this arrangement. The Advisor and the Service Provider received distributions on unvested Class B units equal to the dividend rate received on the Company’s Common Stock. Subsequent to the Listing, the Company recorded OP Unit distributions which are included in consolidated statement of changes in stockholders’ equity. The Company has recorded distributions on issued Class B units in the amounts of $0.3 million and $0.4 million for the three and six months ended June 30, 2015, respectively. From April 1, 2015 to the Listing Date, the Advisor was paid for its asset management services in cash.

The performance condition related to these Class B units was satisfied upon completion of the Listing, and the Class B units vested at a cost of $14.5 million on June 2, 2015. Concurrently, the Class B units were converted to OP Units on a one-to-one basis. The vested value was calculated based, in part, on the closing price of Company’s Common Stock on June 2, 2015 less an estimated discount for the one year lock-out period of transferability or liquidity of the OP Units.

On the Listing Date, the Company entered into the Fourth Amended and Restated Advisory Agreement (the “Advisory Agreement”) by and among the Company, the OP and the Advisor, which, among other things, eliminated the acquisition fee and finance coordination fee payable to the Advisor under the original Advisory Agreement, as amended, except for fees with respect to properties under contract, letter of intent or under negotiation as of the Listing Date. Under the terms of the Advisory Agreement, the Company pays the Advisor:

(i)	a base fee of $18.0 million per annum payable in cash monthly in advance (“Minimum Base Management Fee”);
(ii)	plus a variable fee, payable monthly in advance in cash, equal to 1.25% of the cumulative net proceeds realized by the Company from the issuance of any common equity, including any common equity issued in exchange for or conversion of preferred stock or exchangeable notes, as well as, from any other issuances of common, preferred, or other forms of equity of the Company, including units of any operating partnership (“Variable Base Management Fee”); and

F-2-137

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 10 — Related Party Transactions  – (continued)

(iii)	an incentive fee (“Incentive Compensation”), 50% payable in cash and 50% payable in shares of the Company’s Common Stock (which shares are subject to certain lock up restrictions), equal to: (a) 15% of the Company’s Core AFFO (as defined in the Advisory Agreement) per weighted average share outstanding for the applicable period (“Core AFFO Per Share”)(1) in excess of an incentive hurdle based on an annualized Core AFFO Per Share of $0.78, plus (b) 10% of the Core AFFO Per Share in excess of an incentive hurdle of an annualized Core AFFO Per Share of $1.02. The $0.78 and $1.02 incentive hurdles are subject to annual increases of 1% to 3%. The Base Management Fee and the Incentive Compensation are each subject to an annual adjustment.

The annual aggregate amount of the Minimum Base Management Fee and Variable Base Management Fee (collectively, the “Base Management Fee”) that may be paid under the Advisory Agreement are subject to varying caps based on assets under management (“AUM”)(2), as defined in the Advisory Agreement.

In addition, the per annum aggregate amount of the Base Management Fee and the Incentive Compensation to be paid under the Advisory Agreement is capped at (a) 1.25% of the AUM for the previous year if AUM is less than or equal to $5.0 billion; (b) 0.95% if the AUM is equal to or exceeds $15.0 billion; or (c) a percentage equal to: (A) 1.25% less (B) (i) a fraction, (x) the numerator of which is the AUM for such specified period less $5.0 billion and (y) the denominator of which is $10.0 billion multiplied by (ii) 0.30% if AUM is greater than $5.0 billion but less than $15.0 billion. The Variable Base Management Fee is also subject to reduction if there is a sale or sales of one or more Investments in a single or series of related transactions exceeding $200.0 million and, the special dividend(s) related thereto.

The Property Manager provides property management and leasing services for properties owned by the Company, for which the Company pays fees equal to: (i) with respect to stand-alone, single-tenant net leased properties which are not part of a shopping center, 2.0% of gross revenues from the properties managed and (ii) with respect to all other types of properties, 4.0% of gross revenues from the properties managed.

For services related to overseeing property management and leasing services provided by any person or entity that is not an affiliate of the Property Manager, the Company pays the Property Manager an oversight fee equal to 1.0% of gross revenues of the property managed.

Solely with respect to the Company’s investments in properties located in Europe, the Service Provider receives a portion of the fees payable to the Advisor equal to: (i) with respect to single-tenant net leased

(1)	For purposes of the Advisory Agreement, Core AFFO per share means (i) Net income adjusted for the following items (to the extent they are included in Net income): (a) real estate related depreciation and amortization; (b) Net income from unconsolidated partnerships and joint ventures; (c) one-time costs that the Advisor deems to be non-recurring; (d) non-cash equity compensation (other than any Restricted Share Payments); (e) other non-cash income and expense items; (f) non-cash dividends related to the Class B units of the OP and certain non-cash interest expenses related to securities that are convertible to Common Stock; (g) gains (or losses) from the sale of Investments; (h) impairment losses on real estate; (i) acquisition and transaction related costs; (j) straight-line rent; (k) amortization of above and below market leases assets and liabilities; (l) amortization of deferred financing costs; (m) accretion of discounts and amortization of premiums on debt investments; (n) marked-to-market adjustments included in Net income; (o) unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and (p) consolidated and unconsolidated partnerships and joint ventures. (ii) divided by the weighted average outstanding shares of Common Stock on a fully diluted basis for such period.
(2)	For purposes of the Advisory Agreement, “AUM” means, for a specified period, an amount equal to (A) (i) the aggregate costs of the Company’s investments (including acquisition fees and expenses) at the beginning of such period (before reserves for depreciation of bad debts, or similar non-cash reserves) plus (ii) the aggregate cost of the Company’s investment at the end of such period (before reserves from depreciation or bad debts, or similar non-cash reserves) divided by (B) two (2).

F-2-138

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 10 — Related Party Transactions  – (continued)

properties which are not part of a shopping center, 1.75% of the gross revenues from such properties and (ii) with respect to all other types of properties, 3.5% of the gross revenues from such properties. The Property Manager is paid 0.25% of the gross revenues from European single-tenant net leased properties which are not part of a shopping center and 0.5% of the gross revenues from all other types of properties, reflecting a split of the oversight fee with the Service Provider.

The following table reflects related party fees incurred, forgiven and contractually due as of and for the periods presented:

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015		Payable as of
(In thousands)	Incurred	Forgiven	Incurred	Forgiven	Incurred	Forgiven	Incurred	Forgiven	June 30, 2016		December 31, 2015
One-time fees and reimbursements:
Acquisition fees and related cost reimbursements(1)	$—	$—	$128	$—	$—	$—	$708	$—	$—		$—
Financing coordination fees(2)	—	—	498	—	—	—	498	—	—		466
Ongoing fees:
Asset management fees(3)	4,500	—	4,501	—	9,000	—	4,501	—	217	(5)	217
Property management and leasing fees(4)	1,022	563	1,009	612	1,935	1,159	2,013	1,205	186		91
Total related party operational fees and reimbursements	$5,522	$563	$6,136	$612	$10,935	$1,159	$7,720	$1,205	$403	(6)	$774

(1)	These related party fees are recorded within acquisition and transaction related costs on the consolidated statement of operations and comprehensive income (loss).
(2)	These related party fees are recorded as deferred financing costs and amortized over the term of the respective financing arrangement.
(3)	From January 1, 2013 to April 1, 2015, the Company caused the OP to issue to the Advisor (subject to periodic approval by the board of directors) restricted performance based Class B units for asset management services, which would vest if certain conditions occur. At the Listing Date, all Class B units held by the Advisor converted to OP Units. From April 1, 2015 until the Listing Date, the Company paid the Advisor asset management fees in cash (as elected by the Advisor). From the Listing Date, the Advisor received asset management fees in cash in accordance with the Advisory Agreement. No Incentive Compensation was incurred for the three and six months ended June 30, 2016.
(4)	The Advisor waived 100% of fees from U.S. assets and its allocated portion of fees from European assets.
(5)	Balance included within due to related parties on the consolidated balance sheets as of June 30, 2016.
(6)	In addition, as of June 30, 2016 due to related parties includes $0.3 million, of which $0.1 million of costs accrued for transfer agent and personnel services received from the Company’s related parties including ANST and $0.1 million to Advisor and RCS which are recorded within general and administrative expenses on the consolidated statements of operations for the six months ended June 30, 2016 and are not reflected in the table above.

The Company reimburses the Advisor’s costs of providing administrative services, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company reimburses the Advisor for personnel costs in connection with other services, in addition to paying an asset management fee; however, the Company does
F-2-139

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 10 — Related Party Transactions  – (continued)

not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate commissions. No reimbursement was incurred from the Advisor for providing services during the three and six months ended June 30, 2016 and 2015.

In order to improve operating cash flows and the ability to pay dividends from operating cash flows, the Advisor may waive certain fees including asset management and property management fees. Because the Advisor may waive certain fees, cash flow from operations that would have been paid to the Advisor may be available to pay dividends to stockholders. The fees that may be forgiven are not deferrals and accordingly, will not be paid to the Advisor. In certain instances, to improve the Company’s working capital, the Advisor may elect to absorb a portion of the Company’s general and administrative costs or property operating expenses. These absorbed costs are presented net in the accompanying consolidated statements of operations. During the three and six months ended June 30, 2016 and 2015, the Advisor absorbed some of the property management fees. During the three and six months ended June 30, 2016 and 2015, there were no property operating and general administrative expenses absorbed by the Advisor.

The predecessor to the parent of the Sponsor was party to a services agreement with RCS Advisory Services, LLC, a subsidiary of the parent company of the Former Dealer Manager (“RCS Advisory”), pursuant to which RCS Advisory and its affiliates provided the Company and certain other companies sponsored by the Sponsor with services (including, without limitation, transaction management, compliance, due diligence, event coordination and marketing services, among others) on a time and expenses incurred basis or at a flat rate based on services performed. The predecessor to the parent of the Sponsor instructed RCS Advisory to stop providing such services in November 2015 and no services have since been provided by RCS Advisory.

The Company was also party to a transfer agency agreement with American National Stock Transfer, LLC, a subsidiary of the parent company of the Former Dealer Manager (“ANST”), pursuant to which ANST provided the Company with transfer agency services (including broker and stockholder servicing, transaction processing, year-end IRS reporting and other services), and supervisory services overseeing the transfer agency services performed by DST Systems, Inc., a third-party transfer agent (“DST”). The Sponsor received written notice from ANST on February 10, 2016 that it would wind down operations by the end of the month and would withdraw as the transfer agent effective February 29, 2016. On February 26, 2016, the Company entered into a definitive agreement with DST to provide the Company directly with transfer agency services (including broker and stockholder servicing, transaction processing, year-end IRS reporting and other services). On April 22, 2016, the Company terminated its agreement with DST and entered into a definitive agreement American Stock Transfer and Trust Company, LLC (“AST”) appointing AST as the Company’s side transfer agent and registrar.

During the three and six months ended June 30, 2016, the Company has incurred approximately $0.1 million and $0.1 million of recurring transfer agent services fees to ANST which were included in general and administrative expenses in the consolidated statements of operations and comprehensive income (loss).

Fees Paid in Connection with the Liquidation or Listing of the Company’s Real Estate Assets

In connection with the Listing and the Advisory Agreement, the Company terminated the subordinated termination fee that would be due to the Advisor in the event of termination of the advisory agreement.

F-2-140

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 11 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor, its affiliates and entities under common control with the Advisor, and the Service Provider, to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s Common Stock available for issue, transfer agency services, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates and the Service Provider. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note 12 — Share-Based Compensation

Stock Option Plan

The Company has a stock option plan (the “Plan”) which authorizes the grant of nonqualified stock options to the Company’s independent directors, officers, advisors, consultants and other personnel, subject to the absolute discretion of the board of directors and the applicable limitations of the Plan. The exercise price for all stock options granted under the Plan will be equal to the fair market value of a share on the last business day preceding the annual meeting of stockholders. A total of 0.5 million shares have been authorized and reserved for issuance under the Plan. As of June 30, 2016 and December 31, 2015, no stock options were issued under the Plan.

Restricted Share Plan

The Company’s employee and director incentive restricted share plan (“RSP”) provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company.

Prior to April 8, 2015, the RSP provided for the automatic grant of 3,000 restricted shares of Common Stock to each of the independent directors, without any further action by the Company’s board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors vested over a five-year period beginning on the first anniversary of the date of grant in increments of 20% per annum. On April 8, 2015, the Company amended the RSP (“the Amended RSP”), among other things, to remove the fixed amount of shares that are automatically granted to the independent directors and remove the fixed vesting period of five-years. Under the Amended RSP, the annual amount granted to the independent directors is determined by the board of directors.

Effective upon the Listing Date, the Company’s board of directors approved the following changes to independent director compensation: (i) increasing in the annual retainer payable to all independent directors to $100,000 per year, (ii) increase in the annual retainer for the non-executive chair to $105,000, (iii) increase in the annual retainer for independent directors serving on the audit committee, compensation committee or nominating and corporate governance committee to $30,000. All annual retainers are payable 50% in the form of cash and 50% in the form of restricted stock units (“RSU”) which vest over a three-year period. In addition, the directors have the option to elect to receive the cash component in the form of RSUs which would vest over a three-year period. Under the Amended RSP, restricted share awards entitle the recipient to receive shares of Common Stock from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be

F-2-141

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 12 — Share-Based Compensation  – (continued)

forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. In connection with the Listing, the Company’s board of directors also approved a one-time retention grant of 40,000 RSUs to each of the directors valued at $8.52 per unit, which vest over a five-year period. On July 13, 2015, the Company granted an annual retainer to each of its independent directors comprising of 50% (or $0.1 million) in cash and 50% (or 7,352) in RSUs which vest over a three-year period with the vesting period beginning on June 15, 2015. In addition, the Company granted $0.1 million in non executive chair compensation in cash and 50% (or 5,882) in RSUs which vest over a three-year period with the vesting period beginning on June 15, 2015.

Prior to April 8, 2015, the total number of shares of Common Stock granted under the RSP could not exceed 5.0% of the Company’s outstanding shares on a fully diluted basis at any time, and in any event could not exceed 7.5 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events). The Amended RSP increased the number of shares the Company’s Common Stock, par value $0.01 per share, available for awards thereunder to 10% of the Company’s outstanding shares of Common Stock on a fully diluted basis at any time. The Amended RSP also eliminated the limit of 7.5 million shares of Common Stock permitted to be issued as RSUs.

Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash dividends prior to the time that the restrictions on the restricted shares have lapsed. Any dividends payable in common shares shall be subject to the same restrictions as the underlying restricted shares.

The following table reflects restricted share award activity for the six months ended June 30, 2016:

	Number of Restricted Shares	Weighted-Average Issue Price
Unvested, December 31, 2015	187,938	$8.57
Granted	—	—
Vested	(41,332)	8.59
Unvested, June 30, 2016	146,606	$8.56

The fair value of the restricted shares granted prior to the Listing Date is based on the per share price in the IPO and the fair value of the restricted shares granted on or after the Listing Date is based on the market price of Common Stock as of the grant date, and is expensed over the vesting period. Compensation expense related to restricted stock was approximately $0.1 million and $0.2 million during the three and six months ended June 30, 2016, respectively, and is recorded as general and administrative expense in the accompanying statements of operations. Compensation expense related to restricted stock was approximately $0.1 million and $0.1 million during the three and six months ended June 30, 2015, respectively, and is recorded as general and administrative expense in the accompanying statements of operations. As of June 30, 2016, the Company had $1.2 million unrecognized compensation costs related to unvested restricted share awards granted under the Company’s Amended RSP. The cost is expected to be recognized over a weighted average period of 3.8 years.

Multi-Year Outperformance Agreement

In connection with the Listing, the Company entered into the OPP with the OP and the Advisor. Under the OPP, the Advisor was issued 9,041,801 long term incentive plan units (“LTIP Units”) in the OP with a maximum award value on the issuance date equal to 5.00% of the Company’s market capitalization (the “OPP Cap”). The LTIP Units are structured as profits interests in the OP.

F-2-142

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 12 — Share-Based Compensation  – (continued)

The Advisor will be eligible to earn a number of LTIP Units with a value equal to a portion of the OPP Cap upon the first, second and third anniversaries of the Effective Date, which is the Listing Date, June 2, 2015, based on the Company’s achievement of certain levels of total return to its stockholders (“Total Return”), including both share price appreciation and Common Stock dividends, as measured against a peer group of companies, as set forth below, for the three-year performance period commencing on the Effective Date (the “Three-Year Period”); each 12-month period during the Three-Year Period (the “One-Year Periods”); and the initial 24-month period of the Three-Year Period (the “Two-Year Period”), as follows:

	Performance Period	Annual Period	Interim Period
Absolute Component: 4% of any excess Total Return attained above an absolute hurdle measured from the beginning of such period:	21%	7%	14%
Relative Component: 4% of any excess Total Return attained above the Total Return for the performance period of the Peer Group*, subject to a ratable sliding scale factor as follows based on achievement of cumulative Total Return measured from the beginning of such period:

• 100% will be earned if cumulative Total Return achieved is at least:	18%	6%	12%
• 50% will be earned if cumulative Total Return achieved is:	—%	—%	—%
• 0% will be earned if cumulative Total Return achieved is less than:	—%	—%	—%
• a percentage from 50% to 100% calculated by linear interpolation will be earned if the cumulative Total Return achieved is between:	0% – 18%	0% – 6%	0% – 12%

*	The “Peer Group” is comprised of Gramercy Property Trust Inc., Lexington Realty Trust, Select Income REIT, and W.P. Carey Inc.

The potential outperformance award is calculated at the end of each One-Year Period, the Two-Year Period and the Three-Year Period. The award earned for the Three-Year Period is based on the formula in the table above less any awards earned for the Two-Year Period and One-Year Periods, but not less than zero; the award earned for the Two-Year Period is based on the formula in the table above less any award earned for the first and second One-Year Period, but not less than zero. Any LTIP Units that are unearned at the end of the Performance Period will be forfeited.

Subject to the Advisor’s continued service through each vesting date, one third of any earned LTIP Units will vest on each of the third, fourth and fifth anniversaries of the Effective Date. Any earned and vested LTIP Units may be converted into OP Units in accordance with the terms and conditions of the limited partnership agreement of the OP. The OPP provides for early calculation of LTIP Units earned and for the accelerated vesting of any earned LTIP Units in the event Advisor is terminated or in the event the Company incurs a change in control, in either case prior to the end of the Three-Year Period.

On June 2, 2016, no LTIP units were earned by the Advisor under the terms of the OPP.

The Company records equity based compensation expense associated with the awards over the requisite service period of five years on a graded vesting basis. Equity-based compensation expense is adjusted each

F-2-143

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 12 — Share-Based Compensation  – (continued)

reporting period for changes in the estimated market-related performance. Compensation (income) expense related to the OPP was $(18,000) and $0.9 million for the three and six months ended June 30, 2016. Compensation expense related to the OPP was $0.5 million for the three and six months ended June 30, 2015. Subject to the Advisor’s continued service through each vesting date, one third of any earned LTIP Units will vest on each of the third, fourth and fifth anniversaries of the Effective Date. Until such time as an LTIP Unit is earned in accordance with the provisions of the OPP, the holder of such LTIP Unit is entitled to distributions on such LTIP Unit equal to 10% of the distributions made per OP Unit. The Company has paid $0.2 million and $0.7 million, respectively in distributions related to LTIP Units during the three and six months ended June 30, 2016, which is included in non-controlling interest in the consolidated statement of changes in equity. After an LTIP Unit is earned, the holder of such LTIP Unit is entitled to a catch-up distribution and then the same distributions as the holders of an OP Unit. At the time the Advisor’s capital account with respect to an LTIP Unit is economically equivalent to the average capital account balance of an OP Unit, the LTIP Unit has been earned and it has been vested for 30 days, the Advisor, in its sole discretion, will be entitled to convert such LTIP Unit into an OP Unit in accordance with the provisions of the limited partnership agreement of the OP. The OPP provides for early calculation of LTIP Units earned and for the accelerated vesting of any earned LTIP Units in the event Advisor is terminated by the Company or in the event the Company incurs a change in control, in either case prior to the end of the Three-Year Period.

On February 25, 2016, the OPP was amended and restated to reflect the merger of two of the companies in the Peer Group.

Other Share-Based Compensation

The Company may issue Common Stock in lieu of cash to pay fees earned by the Company’s directors at each director’s election. There are no restrictions on the shares issued since these payments in lieu of cash relate to fees earned for services performed. There were no such shares of Common Stock issued in lieu of cash during the six months ended June 30, 2016 and 2015, respectively.

Note 13 — Earnings Per Share

The following is a summary of the basic and diluted net income (loss) per share computation for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2016	2015	2016	2015
Net income attributable to stockholders	$15,763	$(45,664)	$22,251	$(19,809)
Adjustments to net income attributable to stockholders for common share equivalents	(193)	—	(388)	—
Adjusted net income attributable to stockholders	$15,570	$(45,664)	$21,863	$(19,809)
Basic and diluted net income per share attributable to stockholders	$0.09	$(0.25)	$0.13	$(0.11)
Basic and diluted weighted average shares outstanding	168,948,472	180,380,436	168,942,552	179,771,830

Under current authoritative guidance for determining earnings per share, all nonvested share-based payment awards that contain non-forfeitable rights to distributions are considered to be participating securities and therefore are included in the computation of earnings per share under the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common shares

F-2-144

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 13 — Earnings Per Share  – (continued)

and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. The Company’s nonvested RSUs and LTIPs contain rights to receive non-forfeitable distributions and therefore the Company applies the two-class method of computing earnings per share. The calculation of earnings per share above excludes the non-forfeitable distributions to the nonvested RSUs and LTIPs from the numerator.

Diluted net income per share assumes the conversion of all Common Stocks share equivalents into an equivalent number of common shares, unless the effect is anti-dilutive. The Company considers unvested restricted stock, OP Units and LTIP Units to be common share equivalents. For the three and six months ended June 30, 2016 and 2015, the following common share equivalents were excluded from the calculation of diluted earnings per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Unvested restricted stock	146,606	—	146,606	—
OP Units(1)	1,809,678	1,809,678	1,809,678	1,809,678
Class B units	—	—	—	—
OPP (LTIP Units)	9,041,801	—	9,041,801	—
Total anti-dilutive common share equivalents	10,998,085	1,809,678	10,998,085	1,809,678

(1)	OP Units include 1,726,323 converted Class B units, 83,333 OP Units issued to the Advisor, and 22 OP Units issued to the Special Limited Partner.

Conditionally issuable shares relating to the OPP award (See Note 12 — Share Based Compensation) would be included in the computation of fully diluted EPS (if dilutive) based on shares that would be issued if the balance sheet date were the end of the measurement period. No LTIP share equivalents were included in the computation for the three and six months ended June 30, 2016 because no units or shares would have been issued based on the stock price at June 30, 2016.

Note 14 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Quarterly Report on Form 10-Q, and determined that there have not been any events that have occurred that would require adjustments to, or disclosures in the consolidated financial statements, except for as previously disclosed or disclosed below.

On August 4, 2016, the Company’s board has approved the exchange of 1,726,323 OP Units on a one-for one basis for 1,726,323 of Company’s Common Stock, which will occur in third quarter 2016.

Merger Agreement

On August 8, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with American Realty Capital Global Trust II, Inc. (“Global Trust II”), American Realty Capital Global II Operating Partnership, L.P. (“Global OP II”) (collectively “Global II”) and Mayflower Acquisition LLC, a Maryland limited liability company and a wholly owned subsidiary of the Company.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the merger, each outstanding share of Common Stock, including restricted shares of Common Stock, of Global Trust II, $0.01 par value per share, other than shares owned by the Company, any subsidiary of the Company or any wholly owned subsidiary of Global Trust II, will be converted into the right to receive 2.27 shares of Common Stock of the Company, par value $0.01 per share, at the effective time of the merger. Additionally, each outstanding unit of limited partnership interest and Class B interest of Global OP II issued

F-2-145

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 14 — Subsequent Events  – (continued)

and outstanding immediately prior to the merger will be converted into 2.27 shares of Company Common Stock, at the effective time of the merger.

The completion of the merger is subject to various conditions, including, among other things, the approval of the merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of a majority of the votes of the Company’s common stockholders cast at a meeting of the Company’s common stockholders, a quorum being present, and the approval of the merger and the other transactions contemplated by the Merger Agreement by the common stockholders of Global Trust II holding a majority of the outstanding shares of Global Trust II. Each party’s obligation to consummate the merger is subject to certain other conditions, including the accuracy of the other party’s representations and warranties (subject to customary qualifications) and the other party’s material compliance with its covenants and agreements contained in the merger agreement, including, among other things, the Company’s obligation to prepare and file a registration statement on Form S-4 to register the offer and sale of shares of Company Common Stock to be issued pursuant to the merger agreement.

The Company and Global II have made certain customary representations and warranties and covenants for transactions of this type, including with respect to the conduct of business by each of the Company and Global II prior to the closing. Notably, under the terms of the merger agreement, Global II may initiate, solicit, provide information and enter into discussions concerning proposals relating to alternative business combination transactions until September 22, 2016 (“Go Shop Period”), and thereafter, until the receipt of the approval of the merger and the Merger Agreement by the stockholders of Global Trust II., Global II may continue to participate in such discussions with any third party who submitted a bona fide proposal prior to the end of the Go Shop Period that has not been withdrawn and where the special committee of the Global II’s board of directors has determined in good faith that such proposal has resulted in, or would be reasonably expected to lead to, a Superior Proposal (as defined in the Merger Agreement). Following the Go Shop Period, certain covenants prohibit Global Trust II from initiating, soliciting, providing information or entering into discussions concerning proposals relating to alternative business combination transactions, subject to certain limited exceptions.

The Merger Agreement also includes certain termination rights for both the Company and Global II and provides that, in connection with the termination of the Merger Agreement, under specified circumstances, the Company or Global II may be required to pay to the other party reasonable out-of-pocket transaction expenses up to an aggregate amount of $5.0 million.

If Global II, or the Company in certain circumstances, terminates the Merger Agreement, Global II would be required to pay the Company a termination fee equal to $6.0 million, or a termination fee equal to $1.2 million in the case of a termination due to Global II’s entry into and recommendation of a qualified Superior Proposal within fifteen (15) days after the end of the Go Shop Period as described in the merger agreement.

The Company and Global II each were sponsored, directly or indirectly, by the Sponsor. The Sponsor and its affiliates provide investment and advisory services to the Company and Global II pursuant to written advisory agreements. In connection with, and subject to the terms and conditions of, the Merger Agreement, the Sponsor and its affiliates will have the vesting of certain of their restricted interests in Global Trust II and Global OP II accelerated.

On August 8, 2016, the Company, through the OP, executed a bridge facility commitment letter (“Bridge Commitment”) in connection with the merger transaction for a total commitment of $150.0 million for a term of 364 days from date of the merger transaction. Amounts drawn on the Bridge Commitment are subject to interest at Libor plus 3.25% per annum with a minimum floor of 4.00%. The margin rate of 3.25% per annum will increase by 0.75% 90 days after the date of funding and increases by 0.75% every 90 days thereafter with

F-2-146

GLOBAL NET LEASE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 14 — Subsequent Events  – (continued)

a maximum increase rate of 2.25%. The Bridge Commitment requires a 1.50% fee of the commitment amount upon execution and a fee equal to 0.375% of the commitments 180 days after signing. The Bridge Commitment is subject to a duration fee of 1.0% on outstanding draws 90 days after the date of funding. In addition, the Bridge Commitment requires a repayment fee of 0.5% on repayments made within 30 days of funding and a repayment fee of 1.0% fee on repayments made after 30 days after funding. The Bridge Commitment is subject to cross default provisions with the Company’s Credit Facility.

As of June 30, 2016, Global II owns 16 properties with an aggregate of 4.2 million rentable square feet with properties located in the United States, United Kingdom, France, Germany, The Netherlands and Luxembourg.

F-2-147

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$76,095	$79,653
Buildings, fixtures and improvements	389,285	400,665
Acquired intangible lease assets	120,980	122,957
Total real estate investments, at cost	586,360	603,275
Less accumulated depreciation and amortization	(20,228)	(9,390)
Total real estate investments, net	566,132	593,885
Cash and cash equivalents	35,014	22,735
Restricted cash	5,471	23,615
Derivatives, at fair value	13,491	8,165
Unbilled straight line rent	3,168	747
Prepaid expenses and other assets	2,344	8,352
Deferred tax assets	2,753	2,753
Goodwill and other intangible assets	5,867	5,882
Deferred financing costs, net	2,640	5,280
Total assets	$636,880	$671,414
LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net of deferred financing costs ($5,628 and $5,706 for June 30, 2016 and December 31, 2015, respectively)	$287,972	$275,736
Credit facility	—	28,630
Mezzanine facility	132,716	136,777
Below-market lease liabilities, net	3,502	3,749
Derivatives, at fair value	6,011	1,927
Due to related parties	338	280
Accounts payable and accrued expenses	7,028	10,120
Prepaid rent	6,972	5,821
Deferred tax liability	6,029	5,921
Taxes payable	944	474
Distributions payable	1,824	1,848
Total liabilities	453,336	471,283
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 12,448,568 and 12,249,858 shares issued; and 12,444,303 and 12,242,127 shares outstanding, as of June 30, 2016, and December 31, 2015, respectively.	124	122
Additional paid-in capital	267,851	263,030
Accumulated other comprehensive loss	(4,412)	(1,701)
Accumulated deficit	(80,019)	(61,320)
Total stockholders’ equity	183,544	200,131
Total liabilities and stockholders’ equity	$636,880	$671,414

The accompanying notes are an integral part of these consolidated financial statements.

F-2-148

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015 (Revised)	2016	2015 (Revised)
Revenues:
Rental income	$11,972	$2,976	$23,783	$4,022
Operating expense reimbursements	293	308	1,290	482
Total revenues	12,265	3,284	25,073	4,504
Expenses:
Property operating	618	498	1,940	655
Operating fees to related parties	1,850	101	3,786	126
Acquisition and transaction related	146	13,028	40	20,193
Recovery of impaired deposits for real estate acquisitions	(250)	—	(250)	—
General and administrative	1,681	455	2,971	771
Depreciation and amortization	4,861	1,535	9,674	2,017
Total expenses	8,906	15,617	18,161	23,762
Operating income (loss)	3,359	(12,333)	6,912	(19,258)
Other income (expense):
Interest expense	(5,864)	(2,087)	(13,062)	(2,913)
Losses on foreign currency	—	(277)	—	(745)
Losses on derivative instruments	(299)	(48)	(712)	(48)
Unrealized gains (losses) on undesignated foreign currency advances and other hedge ineffectiveness	75	(82)	(395)	(82)
Other income	6	16	11	16
Total other expense, net	(6,082)	(2,478)	(14,158)	(3,772)
Net loss before income tax	(2,723)	(14,811)	(7,246)	(23,030)
Income tax (expense) benefit	(400)	21	(540)	21
Net loss	$(3,123)	$(14,790)	$(7,786)	$(23,009)
Other comprehensive income (loss):
Cumulative translation adjustment	1,613	(2,583)	1,465	188
Designated derivatives, fair value adjustments	(1,008)	386	(4,176)	138
Comprehensive loss	$(2,518)	$(16,987)	$(10,497)	$(22,683)
Basic and diluted weighted average shares outstanding	12,412,618	6,773,666	12,363,312	4,614,053
Basic and diluted net loss per share	$(0.25)	$(2.18)	$(0.63)	$(4.99)

The accompanying notes are an integral part of these consolidated financial statements.

F-2-149

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Six Months Ended June 30, 2016
(In thousands, except share data)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Number of Shares	Par Value
Balance, December 31, 2015	12,242,127	$122	$263,030	$(1,701)	$(61,320)	$200,131
Issuance of common stock	1,548	—	16	—	—	16
Common stock offering costs, commissions and dealer manager fees	—	—	63	—	—	63
Common stock repurchases, inclusive of fees	—	—	—	—	—	—
Common stock issued through distribution reinvestment plan	197,162	2	4,681	—	—	4,683
Share-based compensation	3,466	—	—	—	—	—
Amortization of restricted shares	—	—	61	—	—	61
Distributions declared		—	—	—	(10,913)	(10,913)
Net loss	—	—	—	—	(7,786)	(7,786)
Cumulative translation adjustment	—	—	—	1,465	—	1,465
Designated derivatives, fair value adjustments	—	—	—	(4,176)	—	(4,176)
Balance, June 30, 2016	12,444,303	$124	$267,851	$(4,412)	$(80,019)	$183,544

The accompanying notes are an integral part of these consolidated financial statements.

F-2-150

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(7,786)	$(23,009)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	5,442	1,257
Amortization of intangibles	4,232	760
Amortization (including accelerated write-off) of deferred financing costs	3,288	1,141
Amortization of below-market lease liabilities	(190)	(33)
Amortization of above-market lease assets	1,124	120
Amortization of below-market ground lease assets	360	—
Unbilled straight line rent	(2,578)	157
Recovery of impaired deposits for real estate acquisitions	(250)	—
Share-based compensation	61	6
Unrealized gains on foreign currency transactions, derivatives, and other	(45)	48
Unrealized losses on undesignated foreign currency advances and other hedge ineffectiveness	395	82
Changes in assets and liabilities:
Due to related parties	58	(18)
Prepaid expenses and other assets	6,108	(1,279)
Deferred tax assets	—	(21)
Accounts payable and accrued expenses	(3,070)	6,149
Prepaid rent	1,151	1,945
Deferred tax liability	—	—
Taxes payable	355	—
Net cash provided by (used in) operating activities	8,655	(12,695)
Cash flows from investing activities:
Capital expenditures	(250)	—
Investment in real estate and real estate related assets	—	(68,487)
Deposits for real estate acquisitions	250	2,361
Net cash used in investing activities	—	(66,126)
Cash flows from financing activities:
Repayments on credit facility	(27,219)	—
Proceeds from mortgage notes payable	29,488	—
Payments of mortgage notes payable	(11,116)	—
Payments of deferred financing costs	(440)	(6,063)
Proceeds from issuance of common stock	16	192,580
Payments of offering costs	63	(23,617)
Distributions paid	(6,254)	(1,785)
Payments on common stock repurchases, inclusive of fees	—	—
Restricted cash	18,144	(14,074)
Net cash provided by financing activities	2,682	147,041
Net change in cash and cash equivalents	11,337	68,220
Effect of exchange rate on cash	942	48
Cash and cash equivalents, beginning of period	22,735	1,286
Cash and cash equivalents, end of period	$35,014	$69,554

The accompanying notes are an integral part of these consolidated financial statements.

F-2-151

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (continued)
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Supplemental Disclosures:
Cash paid for interest	$11,304	$827
Cash paid for income taxes	70	4
Non-Cash Investing and Financing Activities:
VAT refund receivable used to repay notes payable	—	6,746
Mortgage notes payable assumed or used to acquire investments in real estate	—	(202,269)
Repayment of note payable	—	(6,746)
Borrowings under line of credit to acquire real estate	—	(17,256)
Repayment of credit facility	(1,029)	—
Settlement of foreign currency derivatives	1,029	—
Common stock issued through distribution reinvestment plan	4,683	1,205

The accompanying notes are an integral part of these consolidated financial statements.

F-2-152

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 1 — Organization

American Realty Capital Global Trust II, Inc. (the “Company”) was incorporated on April 23, 2014 as a Maryland corporation that elected and qualified to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2015.

On August 26, 2014, the Company commenced its initial public offering (the “IPO”) on a “reasonable best efforts” basis of up to 125.0 million shares of common stock, $0.01 par value per share (“Common Stock”), at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11, as amended (File No. 333-196549) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement also covered up to 26.3 million shares of Common Stock pursuant to a distribution reinvestment plan (the “DRIP”).

On November 15, 2015, the Company announced the suspension of its IPO, effective December 31, 2015, and the IPO will lapse in accordance with its terms on August 26, 2016. The IPO was conducted by Realty Capital Securities, LLC (the “Former Dealer Manager”), as exclusive wholesale distributor, and, on November 18, 2015, the Former Dealer Manager suspended sales activities it performed pursuant to the dealer manager agreement for the IPO. On December 31, 2015, the Company entered into a termination agreement with the Former Dealer Manager to terminate the dealer manager agreement. Due to these circumstances, it is not likely that the Company will resume the IPO. The Company registered $3.125 billion, or 125.0 million shares, of Common Stock for sale in its IPO and through June 30, 2016, the Company sold 12.4 million shares of Common Stock outstanding, including shares issued pursuant to its IPO and its DRIP for approximately $307.4 million in gross proceeds, all of which had been invested or used for other purposes.

On December 31, 2015, the Company registered an additional 1.3 million shares to be issued under the DRIP, pursuant to a registration statement on Form S-3 (File No-333-208820).

The Company was formed to primarily acquire a diversified portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant net-leased commercial properties. All such properties may be acquired and operated by the Company alone or jointly with Moor Park Capital Global II Advisors Limited (the “Service Provider”) or another party. The Company may also originate or acquire first mortgage loans secured by real estate. The Company purchased its first property and commenced active operations on December 29, 2014. As of June 30, 2016, the Company owned 16 properties consisting of 4.2 million rentable square feet, which were 99.9% leased, with weighted average remaining lease term of 8.5 years. 4.5% of the Company’s properties are located in the United States and 95.5% are located in Europe.

Until the NAV pricing date (as described below), the per share purchase price for shares issued under the DRIP will be equal to $23.75 per share. Beginning with the NAV pricing date, the per share price for shares under the DRIP will be equal to the Company’s estimated per share net asset value (the “NAV”), as calculated by American Realty Capital Global II Advisors, LLC (the “Advisor”) and approved by the Company’s board of directors. The NAV pricing date means the date the Company first publishes an estimated per share NAV, which will be on or prior to March 16, 2017, which is 150 days following the second anniversary of the date that the Company broke escrow in the IPO. After the Company has initially established its estimated per share NAV, the Company expects to update it periodically at the discretion of the Company’s board of directors, provided that such updated estimates will be made at least once annually.

The Company sold 8,888 shares of Common Stock to American Realty Capital Global II Special Limited Partner, LLC (the “Special Limited Partner”), an entity controlled by AR Capital Global Holdings, LLC (the “Sponsor”), on May 28, 2014, at $22.50 per share for $0.2 million. Substantially all of the Company’s business is conducted through American Realty Capital Global II Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company is the sole general partner and holds substantially all of the units of limited partnership interests in the OP (“OP Units”). Additionally, the Special Limited Partner contributed

F-2-153

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 1 — Organization  – (continued)

$2,020 to the OP in exchange for 90 OP Units, which represents a nominal percentage of the aggregate OP ownership. A holder of limited partner interests has the right to convert OP Units for the cash value of a corresponding number of shares of the Company’s Common Stock or, at the option of the OP, a corresponding number of shares of the Company’s Common Stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the OP Units are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company’s Advisor has been retained to manage its affairs on a day-to-day basis. The properties are managed and leased by American Realty Capital Global II Properties, LLC (the “Property Manager”). The Advisor, Property Manager and Special Limited Partner are under common control with the parent of the Sponsor, and, as a result, are related parties, each of which have or will receive compensation, fees and expense reimbursements for services related to the IPO and the investment and management of the Company’s assets. The Advisor has entered into a service agreement with the Service Provider. The Service Provider is not affiliated with the Company, the Advisor or the Sponsor. Pursuant to the service provider agreement, the Service Provider provides, subject to the Advisor’s oversight, certain real estate related services, as well as sourcing and structuring of investment opportunities, performance of due diligence, and arranging debt financing and equity investment syndicates solely with respect to investments in Europe. Pursuant to the service provider agreement, 50% of the fees payable by the Company to the Advisor and a percentage of the fees paid to the Property Manager are paid or assigned by the Advisor or Property Manager, as applicable, to the Service Provider, solely with respect to the Company’s foreign investments in Europe.

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying unaudited consolidated financial statements of the Company included herein were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to this Quarterly Report on Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods. All intercompany accounts and transactions have been eliminated in consolidation. The results of operations for the three and six months ended June 30, 2016 are not necessarily indicative of the results for the entire year or any subsequent interim period.

These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2015, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on March 22, 2016. There have been no significant changes to the Company’s significant accounting policies during the six months ended June 30, 2016 other than the updates described below and the subsequent notes.

Principles of Consolidation

The accompanying unaudited consolidated financial statements include the accounts of the Company, the OP and its subsidiaries. All inter-company accounts and transactions are eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity (“VIE”) for which the Company is the primary beneficiary. The Company has determined that the OP is a VIE of which the Company is the primary beneficiary. Substantially all of the Company’s assets and liabilities are held by the OP.

F-2-154

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Income Taxes

The Company qualified to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with the taxable year ending December 31, 2015. Commencing with such taxable year, the Company was organized to operate in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner to continue to qualify for taxation as a REIT, but no assurance can be given that it will operate in a manner so as to remain qualified as a REIT. As a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes annually all of its REIT taxable earnings. REIT’s are subject to a number of other organizational and operational requirements. The Company conducts business in various states and municipalities within the United States, United Kingdom and continental Europe and, as a result, the Company or one of its subsidiaries file income tax returns in the United States federal jurisdiction and various states and certain foreign jurisdictions. As a result, the Company may be subject to certain federal, state, local and foreign taxes on its income and assets, including alternative minimum taxes, taxes on any undistributed income and state, local or foreign income, franchise, property and transfer taxes. Any of these taxes decrease the Company’s earnings and available cash.

In addition, the Company’s international assets and operations, including those designated as direct or indirect qualified REIT subsidiaries or other disregarded entities of a REIT, continue to be subject to taxation in the foreign jurisdictions where those assets are held or those operations are conducted. For the Period from April 23, 2014 (date of inception) to December 31, 2014, the Company was taxed as a C corporation, pursuant to which income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statements carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carry-forwards, using expected tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. The Company recognizes the financial statement effects of a tax position when it is more-likely-than-not, based on technical merits, that the position will be sustained upon examination. Because the Company elected and qualified to be taxed as a REIT commencing with the taxable year ended December 31, 2015, it does not anticipate that any applicable deferred tax assets or liabilities will be realized.

Significant judgment is required in determining the Company’s tax provision and in evaluating its tax positions. The Company establishes tax reserves based on a benefit recognition model, which the Company believes could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. The Company derecognizes the tax position when the likelihood of the tax position being sustained is no longer more likely than not.

F-2-155

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

The Company recognizes deferred income taxes in certain of its subsidiaries taxable in the United States or in foreign jurisdictions. Deferred income taxes are generally the result of temporary differences (items that are treated differently for tax purposes than for GAAP purposes). In addition, deferred tax assets arise from unutilized tax net operating losses, generated in prior years. The Company provides a valuation allowance against its deferred income tax assets when it believes that it is more likely than not that all or some portion of the deferred income tax asset may not be realized. Whenever a change in circumstances causes a change in the estimated realizability of the related deferred income tax asset, the resulting increase or decrease in the valuation allowance is included in deferred income tax expense (benefit).

The Company derives most of its REIT income from its real estate operations in Europe, which are subject to foreign taxes. The Company’s real estate operations in the United States are generally not subject to federal tax, and accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements for these operations. These operations may be subject to certain state, local, and foreign taxes, as applicable.

Our deferred tax assets and liabilities are primarily the result of temporary differences related to the following:

•	Basis differences between tax and GAAP for certain international real estate investments. For income tax purposes, in certain acquisitions, the Company assumes the seller’s basis, or the carry-over basis, in the acquired assets. The carry-over basis is typically lower than the purchase price, or the GAAP basis, resulting in a deferred tax liability with an offsetting increase to goodwill or the acquired tangible or intangible assets;
•	Timing differences generated by differences in the GAAP basis and the tax basis of assets such as those related to capitalized acquisition costs and depreciation expense; and
•	Tax net operating losses in certain subsidiaries, including those domiciled in foreign jurisdictions, that may be realized in future periods if the respective subsidiary generates sufficient taxable income.

The Company recognizes current income tax expense for state and local income taxes and taxes incurred in its foreign jurisdictions. The Company’s current income tax expense fluctuates from period to period based primarily on the timing of its taxable income. For the three and six months ended June 30, 2016, the Company recognized an income tax expense of $0.4 million and $0.5 million, respectively. For the three and six months ended June 30, 2015, the Company recognized an income tax benefit of $21,000. Deferred income tax (expense) benefit is generally a function of the period’s temporary differences and the utilization of net operating losses generated in prior years that had been previously recognized as deferred income tax assets from state and local taxes in the United States or in foreign jurisdictions.

Reclassifications

Certain reclassifications have been made to the 2015 consolidated financial statements to conform to the current period presentation.

F-2-156

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Revisions to previously issued financial statements

During the three months ended March 31, 2016, the Company identified certain historical errors in the preparation of its statements of operations and comprehensive income (loss) and consolidated statement of changes in equity since 2014 which impacted the quarterly financial statements for the periods ended March 31, June 30, and September 30, 2015 and the years ended December 31, 2015 and 2014. Specifically, the Company had been reflecting the fair value adjustments for its cross currency derivatives designated as net investment hedges on its foreign investments as part of “Designated derivatives — fair value adjustments” within Other Comprehensive Income (“OCI”) rather than treating them as part of “Cumulative translation adjustments” also in OCI consistent with the treatment of the hedged item as required by ASC 815. The Company concluded that the errors noted above were not material to any historical periods presented. However, in order to correctly present the cumulative translation adjustment and designated derivatives, fair value adjustment in the appropriate period, the Company revised previously issued financial statements and will revise its future presentations of OCI when the periods are refiled in 2016 for comparative purposes. The effects of these revisions are summarized below:

(In thousands)	As originally Reported	Adjustment	As Revised
Year ended December 31, 2014
Cumulative translation adjustment	$(205)	$250	$45
Designated derivatives, fair value adjustments	164	(250)	(86)
Total OCI	$(41)	$—	$(41)

(In thousands)	As originally Reported	Adjustment	As Revised
Three months ended June 30, 2015
Cumulative translation adjustment	$(1,822)	$(761)	$(2,583)
Designated derivatives, fair value adjustments	(375)	761	386
Total OCI	$(2,197)	$—	$(2,197)

(In thousands)	As originally Reported	Adjustment	As Revised
Six months ended June 30, 2015
Cumulative translation adjustment	$(1,979)	$2,167	$188
Designated derivatives, fair value adjustments	2,305	(2,167)	138
Total OCI	$326	$—	$326

(In thousands)	As originally Reported	Adjustment	As Revised
Three months ended September 30, 2015
Cumulative translation adjustment	$852	$(31)	$821
Designated derivatives, fair value adjustments	(1,607)	31	(1,576)
Total OCI	$(755)	$—	$(755)

F-2-157

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

(In thousands)	As originally Reported	Adjustment	As Revised
Nine months ended September 30, 2015
Cumulative translation adjustment	$(1,127)	$2,136	$1,009
Designated derivatives, fair value adjustments	698	(2,136)	(1,438)
Total OCI	$(429)	$—	$(429)

(In thousands)	As originally Reported	Adjustment	As Revised
Year ended December 31, 2015
Cumulative translation adjustment	$(7,918)	$7,899	$(19)
Designated derivatives, fair value adjustments	6,258	(7,899)	(1,641)
Total OCI	$(1,660)	$—	$(1,660)

Out-of-period adjustment

The Company received a tax refund of $0.1 million in excess of the originally recorded tax receivable for periods prior to the Company’s ownership of an acquired subsidiary. During the three months ended March 31, 2016, the Company recorded the out-of-period excess benefit as a reduction to general and administrative expense rather than an adjustment to goodwill and other intangible assets. Management concluded this adjustment is not material to the financial position or results of operations of the current or prior quarter and corrected these amounts in during the three months ended June 30, 2016. There is no net effect to year to date amounts.

Recently Issued Accounting Pronouncements

Adopted:

In February 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-02 Consolidation (Topic 810) — Amendments to the Consolidation Analysis. The new guidance applies to entities in all industries and provides a new scope exception to registered money market funds and similar unregistered money market funds. It makes targeted amendments to the current consolidation guidance and ends the deferral granted to investment companies from applying the VIE guidance. The standard does not add or remove any of the characteristics that determine if an entity is a VIE. However, when decision-making over the entity’s most significant activities has been outsourced, the standard changes how a reporting entity assesses if the equity holders at risk lack decision making rights. Previously, the reporting entity would be required to determine if there is a single equity holder that is able to remove the outsourced decision maker that has a variable interest. The new standard requires that the reporting entity first consider the rights of all of the equity holders at risk. If the equity holders have certain rights that are deemed to give them the power to direct the entity’s most significant activities, then the entity does not have this VIE characteristic. The new standard also introduces a separate analysis specific to limited partnerships and similar entities for assessing if the equity holders at risk lack decision making rights. Limited partnerships and similar entities will be VIEs unless the limited partners hold substantive kick-out rights or participating rights. In order for such rights to be substantive, they must be exercisable by a simple majority vote (or less) of all of the partners (exclusive of the general partner and its related parties). A right to liquidate an entity is viewed as akin to a kick-out right. The guidance for limited partnerships under the voting model has been eliminated in conjunction with the introduction of this separate analysis, including the rebuttable presumption that a general partner unilaterally controls a limited partnership and should therefore consolidate it. A limited partner with a controlling financial interest obtained through substantive kick out rights would consolidate a limited partnership. The standard eliminates certain of the criteria that must be met for an outsourced decision maker or service provider’s fee

F-2-158

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

arrangement to not be a variable interest. Under current guidance, a reporting entity first assesses whether it meets power and economics tests based solely on its own variable interests in the entity to determine if it is the primary beneficiary required to consolidate the VIE. Under the new standard, a reporting entity that meets the power test will also include indirect interests held through related parties on a proportionate basis to determine whether it meets the economics test and is the primary beneficiary on a standalone basis. The standard is effective for annual periods beginning after December 15, 2015. We have evaluated the impact of the adoption of ASU 2015-02 on the Company’s consolidated financial position and have determined under ASU 2015-02 the Company’s operating ownership is considered a VIE. However, the Company meets the disclosure exemption criteria as the Company is the primary beneficiary of the VIE and the OPs interest is considered a majority voting interest. As such, this standard will not have a material impact on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03 Interest-Imputation of Interest (Subtopic 835-30). The guidance changes the presentation of debt issuance costs on the balance sheet. The amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. In August 2015, the FASB added that, for line of credit arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line, regardless of whether or not there are any outstanding borrowings. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company adopted this guidance effective January 1, 2016. As a result, the Company reclassified $5.7 million of deferred debt issuance costs related to the Company’s mortgage notes payable from deferred costs, net to mortgage notes payable in the Company’s consolidated balance sheets as of December 31, 2015. As permitted under the revised guidance, the Company elected to not reclassify the deferred debt issuance costs associated with its Credit Facility (as defined in Note 4 — Revolving Credit Borrowings). The deferred debt issuance costs associated with the Credit Facility, net of accumulated amortization, and deferred leasing costs, net of accumulated amortization, are included in deferred costs, net on the Company’s accompanying consolidated balance sheet as of December 31, 2015.

In August 2015, FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which amends ASC 835-30, Interest — Imputation of Interest. This update clarifies the presentation and subsequent measurement of debt issuance costs associated with lines of credit. These costs may be deferred and presented as an asset and subsequently amortized ratably over the term of the revolving debt arrangement. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company has adopted the provisions of this guidance effective January 1, 2016, and has applied the provisions prospectively. The adoption of this guidance has not had a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In September 2015, the FASB issued ASU 2015-16, Business Combination (Topic 805). The guidance eliminates the requirement to adjust provisional amounts from a business combination and the related impact on earnings by restating prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of measurement period adjustments on current and prior periods, including the prior period impact on depreciation, amortization and other income statement items and their related tax effects, shall be recognized in the period the adjustment amount is determined. The cumulative adjustment would be reflected within the respective financial statement line items affected. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company has adopted the provisions of this guidance effective January 1, 2016, and

F-2-159

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

has applied the provisions prospectively. The adoption of this guidance has not had a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Pending Adoption:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Under the revised guidance, an entity is required to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The revised guidance allows entities to apply either a full retrospective or modified retrospective transition method upon adoption. In July 2015, the FASB finalized a one-year delay of the revised guidance, although entities will be allowed to early adopt the guidance as of the original effective date. The new guidance will be effective in the Company’s 2018 fiscal year. The Company is currently evaluating the impact of the revised guidance on the consolidated financial statements and has not yet determined the method by which the Company will adopt the standard.

In January 2016, the FASB issued ASU 2016-01 Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10). The revised guidance amends the recognition and measurement of financial instruments. The new guidance significantly revises an entity’s accounting related to equity investments and the presentation of certain fair value changes for financial liabilities measured at fair value. Among other things, it also amends the presentation and disclosure requirements associated with the fair value of financial instruments. The revised guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is not permitted for most of the amendments in the update. The Company is currently evaluating the impact of the new guidance.

In February 2016, the FASB issued ASU 2016-02 Leases (ASC 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The ASU is expected to impact the Company’s consolidated financial statements as the Company has certain operating and land lease arrangements for which it is the lessee. ASC 842 supersedes the previous leases standard, ASC 840 Leases. The standard is effective on January 1, 2019, with early adoption permitted. The Company is in the process of evaluating the impact of this new guidance.

In March 2016, the FASB issued ASU 2016-05 Derivatives and Hedging (Topic 815), Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships. Under the new guidance, the novation of a derivative contract in a hedge accounting relationship does not, in and of itself, require dedesignation of that hedge accounting relationship. The hedge accounting relationship could continue uninterrupted if all of the other hedge accounting criteria are met, including the expectation that the hedge will be highly effective when the creditworthiness of the new counterparty to the derivative contract is considered. The guidance is effective for fiscal years beginning after December 15, 2016, and interim periods therein. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this new guidance.

F-2-160

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

In March 2016, the FASB issued ASU 2016-08 Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The guidance requires an entity to determine whether the nature of its promise to provide goods or services to a customer is performed in a principal or agent capacity and to recognize revenue in a gross or net manner based on its principal/agent designation. This guidance is effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact of this new guidance.

In March 2016, the FASB issued an update on ASU 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The guidance changes the accounting for certain aspects of share-based compensation. Among other things, the revised guidance allows companies to make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. The revised guidance is effective for reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact of this new guidance.

In April 2016, the FASB issued ASU 2016-10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments in this update do not change the core principle of the guidance in Topic 606 but rather, clarify aspects of identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. The amendment is effective on the same date as ASU 2014-09, which is not yet effective. The Company is currently evaluating the impact of the revised guidance on the consolidated financial statements and has not yet determined the method by which the Company will adopt the standard.

In May 2016, the FASB issued ASU 2016-12 Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The amendments provide clarifying guidance in a few narrow areas and add some practical expedients to the guidance. The amendments are expected to reduce the degree of judgment necessary to comply with Topic 606, which the FASB expects will reduce the potential for diversity arising in practice and reduce the cost and complexity of applying the guidance. The amendment is effective on the same date as ASU 2014-09, which is not yet effective. The Company is currently evaluating the impact of the revised guidance on the consolidated financial statements and has not yet determined the method by which the Company will adopt the standard.

Note 3 — Real Estate Investments

The following table reflects the number and related base purchase prices of properties acquired as of December 31, 2015 and during the six months ended June 30, 2016:

	Number of Properties	Base Purchase Price(1)
		(In thousands)
As of December 31, 2015	16	$619,914
Six Months Ended June 30, 2016	—	—
Portfolio as of June 30, 2016	16	$619,914

(1)	Contract purchase price, excluding acquisition related costs, based on the exchange rate at the time of purchase, where applicable.

F-2-161

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 3 — Real Estate Investments  – (continued)

The following table presents the allocation of assets acquired and liabilities assumed during the six months ended June 30, 2015 based on contract purchase price, excluding acquisition related costs, based on the exchange rate at the time of purchase. There were no acquisitions during the six months ended June 30, 2016.

(Dollar amounts in thousands)	Six Months Ended June 30, 2015
Real estate investments, at cost:
Land	$26,827
Buildings, fixtures and improvements	188,820
Total tangible assets	215,647
Acquired intangibles:
In-place leases	49,536
Above market lease assets	379
Below market lease liabilities	(2,757)
Below market ground lease intangible assets(1)	25,207
Total assets acquired, net	288,012
Mortgage notes payable used to acquire real estate investments	(202,269)
Credit facilities payable used to acquire real estate investments	(17,256)
Cash paid for acquired real estate investments	$68,487
Number of properties purchased	7

(1)	Below market ground lease intangible assets is for one ground lease which is related to ING Amsterdam property which is prepaid through 2050.

The Company purchased its first property and commenced active operations on December 29, 2014. The following table presents unaudited pro forma information as if the acquisitions during the three and six months ended June 30, 2015 had been consummated on April 23, 2014 (date of inception).

(In thousands, except per share data)	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Pro forma revenues	$6,407	$12,753
Pro forma income net loss	(686)	$(1,439)
Basic and diluted net loss per share	$(0.10)	$(0.31)

F-2-162

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 3 — Real Estate Investments  – (continued)

The following table presents future minimum base rent payments on a cash basis due to the Company over the next five calendar years and thereafter. These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items. These amounts also exclude recoveries from tenants for certain expenses such as real estate taxes and insurance.

(In thousands)	Future Minimum Base Rental Payments(1)
2016 (remainder)	$23,214
2017	45,186
2018	47,767
2019	48,377
2020	49,239
2021	49,301
Thereafter	139,313
$402,397

(1)	Based on exchange rate as of June 30, 2016.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all properties on a straight-line basis as of June 30, 2016 and 2015:

Tenant	June 30,
	2016	2015
Foster Wheeler	23.5%	—%
ING Amsterdam	18.0%	34.8%
Harper Collins	14.3%	—%
Sagemcom	11.5%	22.1%
DB Luxembourg	*	20.7%

*	Tenant’s annualized rental income on a straight-line basis was not greater than 10.0% of total annualized rental income for all portfolio properties as of the period specified.

The termination, delinquency or non-renewal of leases by any of the above tenants may have a material adverse effect on revenues.

The following table lists the countries where the Company has concentrations of properties where annualized rental income on a straight-line basis represented greater than 10.0% of consolidated annualized rental income on a straight-line basis as of June 30, 2016 and 2015.

Country	June 30,
	2016	2015
United Kingdom	39.9%	—%
France	25.5%	31.2%
The Netherlands	18.0%	34.8%
Luxembourg	*	20.7%

*	The country’s/state annualized rental income on a straight-line basis was not greater than 10.0% of total annualized rental income for all portfolio properties as of the period specified.

F-2-163

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 3 — Real Estate Investments  – (continued)

The Company did not own properties in any other state/country that in total represented 10.0% or greater of consolidated annualized rental income on a straight-line basis as of June 30, 2016 and 2015.

As of December 31, 2015, the Company had $2.0 million in aggregate deposits as closing consideration under certain pending acquisition agreements. At the time, the Company believed, that it will not be able to meet those closing considerations and as a result have impaired all such deposits as of December 31, 2015. Subsequently, during the three months ended June 30, 2016, the Company was able to negotiate and recoup $0.3 million on such deposits which are recorded in gains on sale of agreements in the consolidated statement of operations.

Note 4 — Revolving Credit Borrowings

Credit Facility

On January 28, 2015, the Company, through its OP, entered into a credit agreement relating to a credit facility (the “Credit Facility”) that provided for aggregate borrowings up to $100.0 million, including swingline loans up to $50.0 million and letters of credit up to $25.0 million, subject in each case to borrowing base availability and certain other conditions. Borrowings under the Credit Facility were used, along with cash on hand, to finance portfolio acquisitions and for general corporate purposes.

The Company had the option, based upon its consolidated leverage ratio, to have draws under the Credit Facility priced at either (i) Alternate Base Rate plus an applicable spread ranging from 0.5% to 1.1%, (ii) Adjusted LIBO Rate plus an applicable spread ranging from 1.5% to 2.1%, or (iii) Adjusted EURIBOR Rate plus an applicable spread ranging from 1.5% to 2.1%. Alternate Base Rate is defined in the Credit Facility as the greatest of (a) the prime rate in effect on such day; (b) the federal funds effective rate in effect on such day plus half of 0.50%; and (c) Adjusted LIBO Rate for a one month interest period on such day plus 1.0%. Adjusted LIBO Rate refers to the London interbank offered rate, adjusted based on applicable reserve percentages established by the Federal Reserve. Adjusted EURIBOR Rate refers to the Euro interbank offered rate, adjusted based on applicable reserve percentages in effect on such day for fundings in Euros maintained by commercial banks which lend in Euros. If any principal or interest on any loan under the Credit Facility or any other amount payable by the OP under the Credit Facility is not paid when due, such overdue amount will bear interest at, in respect of principal, 2.0% plus the rate otherwise applicable to such principal amount, or, in respect of any other amount, 2.0% plus the rate otherwise applicable to loans under the Credit Facility bearing interest at the Alternate Base Rate.

The Credit Facility agreement provided for quarterly interest payments for each Alternate Base Rate loan and periodic payments for each Adjusted LIBO Rate loan, based upon the applicable LIBOR loan period, with all principal outstanding being due on the maturity date in January 2017. The Credit Facility agreement could be prepaid at any time, in whole or in part, without premium or penalty, subject to prior notice to the lender. In the event of a default, the lender had the right to terminate their obligations under the Credit Facility agreement and to accelerate the payment on any unpaid principal amount of all outstanding loans.

On March 11, 2016, the Company terminated the Credit Facility agreement and repaid in full the outstanding balance of $28.4 million comprised of £11.2 million ($16.1 million based upon an exchange rate of £1.00 to $1.43) and €11.0 million ($12.3 million based upon an exchange rate of €1.00 to $1.12) with $20.0 million of previously restricted cash which was held as collateral for the Credit Facility with the remainder of the obligation funded with available cash on hand. As a result, the Company accelerated the amortization of approximately $1.1 million of deferred financing costs associated with the Credit Facility. Such amounts are included in interest expense in the six months ended June 30, 2016. Foreign currency draws under the Credit Facility were designated as net investment hedges through March 11, 2016 (see Note 7 — Derivatives and Hedging Activities for further discussion).

F-2-164

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 4 — Revolving Credit Borrowings  – (continued)

Mezzanine Facility

On November 13, 2015, the Company, through a wholly owned subsidiary entity (the “Borrower”), entered into a mezzanine loan agreement (the “Mezzanine Facility”), that provided for aggregate borrowings up to €128.0 million ($142.1 million based upon an exchange rate as of June 30, 2016) subject to certain conditions. Borrowings under the Mezzanine Facility were used, along with cash on hand, to refinance certain existing properties and finance portfolio acquisitions. The Mezzanine Facility bears interest at 8.25% per annum, payable quarterly, and is scheduled to mature on August 13, 2017. The creditors can offer leverage up to 82.5% of the net purchase price of the collateral properties. If the actual leverage of the Borrower exceeds 77.5% of net purchase price of the collateral properties, the interest rate for the loan shall be 8.50%.

The Mezzanine Facility is secured by first-priority ranking of the shares of the Borrower, and all of the Borrower’s unencumbered country holding vehicles. The Mezzanine Facility is also cross-collateralized by pledges of the direct or indirect ownership of the Company in all the related personal property, reserves, and a pledge of shareholder loans and receivables to the extent not already pledged to senior lenders. The Mezzanine Facility may be prepaid at any time during the term commencing on June 30, 2016 with a minimum of all mezzanine interest due for the first nine months of the loan payable, less any interest already paid. The outstanding amount of the Mezzanine Facility was $132.7 million (including €72.6 million and £38.9 million) and $136.8 million (including €72.6 million and £38.9 million) as of June 30, 2016 and December 31, 2015, respectively. The unused borrowing capacity under the Mezzanine Facility as of June 30, 2016 and December 31, 2015 was $9.4 million and $2.8 million, respectively. As discussed in Note 14 — Subsequent Events, the Mezzanine Facility was subsequently modified. As a result, the Company was required to repay €10.2 million in July 2016. It will be further required to repay an additional £1.8 million in 2016 and £3.7 million in 2017 (or earlier upon closing of specific asset sales).

Effective January 4, 2016, all non-functional currency draws under the Mezzanine Facility were designated as net investment hedges (see Note 7 — Derivatives and Hedging Activities for further discussion).

The total gross carrying value of unencumbered assets as of June 30, 2016 was $9.7 million.

F-2-165

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 5 — Mortgage Notes Payable

The Company’s mortgage notes payable as of June 30, 2016 and December 31, 2015 consisted of the following:

Country	Portfolio	Encumbered Properties	Outstanding Loan Amount(1)		Effective Interest Rate		Interest Rate	Maturity
			June 30, 2016	December 31, 2015
	(In thousands)
France:	Auchan	1	$9,217	$9,053	1.7	%(2)	Fixed	Dec. 2019
	Pole Emploi	1	6,441	6,326	1.7	%(2)	Fixed	Dec. 2019
	Sagemcom	1	39,867	39,156	1.7	%(2)	Fixed	Dec. 2019
	Worldline	1	5,552	5,453	1.9	%(2)	Fixed	Jul. 2020
	DCNS	1	10,550	10,362	1.5	%(2)	Fixed	Dec. 2020
	ID Logistics II	2	11,660	—	1.3%		Fixed	Jun. 2020
Luxembourg:	DB Luxembourg (primary mortgage loan)(3)	1	39,978	39,265	1.4	%(2)	Fixed	May 2020
	DB Luxembourg (secondary mortgage loan)(3)		13,416	24,094	9.1%		Fixed	May 2017
The Netherlands:	ING Amsterdam	1	48,862	47,991	1.7	%(2)	Fixed	Jun. 2020
	Total EUR denominated	9	185,543	181,700
United Kingdom:	Foster Wheeler	1	52,631	58,180	2.7	%(2)	Fixed	Oct. 2018
	Harper Collins	1	37,598	41,562	3.4	%(2)	Fixed	Oct. 2019
	NCR Dundee	1	7,553	—	3.0	%(2)	Fixed	Apr. 2020
	Total GBP denominated	3	97,782	99,742
United States:	FedEx Freight	1	6,165	—	4.5%		Fixed	May 2020
	Veolia Water	1	4,110	—	4.5%		Fixed	May 2020
	Total USD denominated	2	10,275	—
	Gross mortgage notes payable	14	293,600	281,442	2.5%
	Deferred financing costs, net of accumulated amortization	—	(5,628)	(5,706)
	Mortgage notes payable, net of deferred financing costs	14	$287,972	$275,736	2.5%

(1)	Amounts borrowed in local currency and translated at the spot rate as of the respective measurement date.
(2)	Fixed as a result of entering into an interest rate swap agreement.
(3)	The DB Luxembourg property is encumbered by a mortgage and a second mortgage loan, each pursuant to the same loan agreement. The second mortgage loan was partially paid off during three months ended June 30, 2016.

F-2-166

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 5 — Mortgage Notes Payable  – (continued)

During the three and six months ended June 30, 2016, the Company encumbered two French property for which the Company received proceeds of €10.5 million ($11.7 million based upon an exchange rate of $1.00 to €1.11 as of June 30, 2016), one U.K. property for which the Company received proceeds of £5.6 million ($7.6 million based upon an exchange rate of $1.00 to £1.34 as of June 30, 2016), and two U.S. properties for which the Company received proceeds of $10.3 million.

The following table summarizes the scheduled aggregate principal payments on the gross mortgage notes payable subsequent to June 30, 2016:

(In thousands)	Future Principal Payments(1)
2016 (remainder)	$—
2017	13,416
2018	52,631
2019	93,123
2020	112,495
2021	21,935
Thereafter	—
Total	$293,600

(1)	Based on exchange rate as of June 30, 2016. As discussed in Note 14 — Subsequent Events, the Mezzanine Facility was subsequently modified. As a result, the Company was required to repay €10.2 million in July 2016. It will be further required to repay an additional £1.8 million in 2016 and £3.7 million in 2017 (or earlier upon closing of specific asset sales), and such amounts are not reflected in the table above.

The Company’s mortgage notes payable agreements require compliance with certain property-level financial covenants including debt service coverage ratios. As of June 30, 2016, the Company was in compliance with financial covenants under its mortgage notes payable agreements.

Note 6 — Fair Value of Financial Instruments

The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. This alternative approach also reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

The guidance defines three levels of inputs that may be used to measure fair value:

Level 1 —	Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 —	Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability and those inputs are significant.
Level 3 —	Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

F-2-167

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 6 — Fair Value of Financial Instruments  – (continued)

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and, depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter, however, the Company expects that changes in classifications between levels will be rare.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. However, as of June 30, 2016 and December 31, 2015, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of derivative instruments is determined using a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and implied volatilities. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the counterparties.

Financial Instruments Measured at Fair Value on a Recurring Basis

The following table presents information about the Company’s assets and liabilities (including derivatives that are presented net) measured at fair value on a recurring basis as of June 30, 2016 and December 31, 2015, aggregated by the level in the fair value hierarchy within which those instruments fall.

(In thousands)	Level 1	Level 2	Level 3	Total
June 30, 2016
Cross currency swaps, net (GBP & EUR)	$—	$12,960	$—	$12,960
Interest rate swaps, net (GBP & EUR)	$—	$(5,980)	$—	$(5,980)
Foreign currency forwards, net (GBP & EUR)	$—	$500	$—	$500
December 31, 2015
Cross currency swaps, net (GBP & EUR)	$—	$7,408	$—	$7,408
Interest rate swaps, net (GBP & EUR)	$—	$(1,726)	$—	$(1,726)
Foreign currency forwards, net (GBP & EUR)	$—	$556	$—	$556

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the six months ended June 30, 2016.

Financial Instruments not Measured at Fair Value on a Recurring Basis

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, due to/from related parties, accounts payable and distributions payable approximates their carrying value on the consolidated balance sheets due to their short-term nature. The fair values of the Company’s remaining

F-2-168

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 6 — Fair Value of Financial Instruments  – (continued)

financial instruments that are not reported at fair value on the consolidated balance sheets as of June 30, 2016 and December 31, 2015 are reported below.

(In thousands)	Level	Carrying Amount June 30, 2016	Fair Value June 30, 2016	Carrying Amount December 31, 2015	Fair Value December 31, 2015
Gross mortgage notes payable	3	$293,600	$291,854	$281,442	$286,547
Credit Facility(1)	3	$—	$—	$28,630	$28,630
Mezzanine Facility	3	$132,716	$132,716	$136,777	$136,777

(1)	On March 11, 2016, the Company terminated and repaid all outstanding amounts under the Credit Facility in full. As more fully described in Note 7, certain of the Credit Facility advances were denominated in Euro and British Pounds. A portion of the foreign currency advances under the Credit Facility through March 11, 2016 and a portion foreign currency advances under the Mezzanine Facility as of June 30, 2016 were designated as net investment hedges and measured at fair value through other comprehensive income (loss) as part of the cumulative translation adjustment.

The fair value of the mortgage notes payable is estimated using a discounted cash flow analysis, based on the Advisor’s experience with similar types of borrowing arrangements. On March 11, 2016, the Company repaid the outstanding amount of the Credit Facility in full (see Note 4 — Revolving Credit Borrowings). The Mezzanine Facility carries a fixed interest rate and as such advances under the Mezzanine Facility are considered to approximate fair value.

Note 7 — Derivatives and Hedging Activities

Risk Management Objective

The Company may use derivative financial instruments, including interest rate swaps, caps, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings. Certain foreign investments expose the Company to fluctuations in foreign interest rates and exchange rates. These fluctuations may impact the value of the Company’s cash receipts and payments in terms of the Company’s functional currency. The Company enters into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of its functional currency, the U.S. dollar (“USD”).

The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The Company does not intend to utilize derivatives for speculative or other purposes other than interest rate and currency risk management. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, the Company only enters into derivative financial instruments with counterparties with high credit ratings and with major financial institutions with which the Company and its related parties may also have other financial relationships. The Company does not anticipate that any of the counterparties will fail to meet their obligations.

F-2-169

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 7 — Derivatives and Hedging Activities  – (continued)

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the balance sheets as of June 30, 2016 and December 31, 2015:

(In thousands)	Balance Sheet Location	June 30, 2016	December 31, 2015
Derivatives designated as hedging instruments:
Cross currency swaps (EUR-USD)	Derivative assets, at fair value	$562	$3,632
Cross currency swaps (EUR-USD)	Derivative liabilities, at fair value	(7)	—
Cross currency swaps (GBP-USD)	Derivative assets, at fair value	11,782	3,776
Foreign currency forwards (EUR-USD)	Derivative assets, at fair value	370	490
Interest rate swaps (GBP)	Derivative assets, at fair value	—	190
Interest rate swaps (GBP)	Derivative liabilities, at fair value	(1,957)	(166)
Interest rate swaps (EUR)	Derivative liabilities, at fair value	(1,221)	(1,751)
Total		$9,529	$6,171
Derivatives not designated as hedging instruments:
Foreign currency forwards (GBP-USD)	Derivative assets, at fair value	$153	$55
Foreign currency forwards (EUR-USD)	Derivative assets, at fair value	1	22
Foreign currency forwards (EUR-USD)	Derivative liabilities, at fair value	(24)	(10)
Cross currency swaps (EUR-USD)	Derivative assets, at fair value	623	—
Interest rate swaps (EUR)	Derivative liabilities, at fair value	(2,802)	—
Total		$(2,049)	$67

The table below presents a gross presentation, the effects of offsetting, and a net presentation of the Company’s derivatives as of June 30, 2016 and December 31, 2015. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented on the accompanying consolidated balance sheets.

Derivatives (In thousands)	Gross Amounts of Recognized Assets	Gross Amounts of Recognized (Liabilities)	Gross Amounts Offset on the Balance Sheet	Net Amounts of Assets (Liabilities) presented on the Balance Sheet	Gross Amounts Not Offset on the Balance Sheet
					Financial Instruments	Cash Collateral Received (Posted)	Net Amount
June 30, 2016	$13,491	$(6,011)	$—	$7,480	$—	$—	$7,480
December 31, 2015	$8,165	$(1,927)	$—	$6,238	$—	$—	$6,238

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into

F-2-170

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 7 — Derivatives and Hedging Activities  – (continued)

earnings in the period that the hedged forecasted transaction affects earnings. During 2016, such derivatives were used to hedge the variable cash flows associated with variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the three months ended June 30, 2016, the Company recorded no gains (losses) of ineffectiveness in earnings. During the six months ended June 30, 2016, the Company recorded losses of $0.1 million of hedge ineffectiveness in earnings. During the three and six months ended June 30, 2015, the Company recorded gains of $18,000 of hedge ineffectiveness in earnings.

Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next 12 months, the Company estimates that an additional $1.6 million will be reclassified from other comprehensive income (loss) as an increase to interest expense.

The table below details the location in the financial statements of the gain or loss recognized on interest rate derivatives designated as cash flow hedges for the three and six months ended June 30, 2016 and June 30, 2015:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2016	2015	2016	2015
Amount of gain (loss) recognized in accumulated other comprehensive income (loss) on interest rate derivatives (effective portion)	$7,562	$(504)	$2,991	$2,364
Amount of loss reclassified from accumulated other comprehensive income (loss) into income as interest expense (effective portion)	$(343)	$(80)	$(905)	$(98)
Amount of gain (loss) recognized in income on derivative instruments (ineffective portion, reclassifications of missed forecasted transactions and amounts excluded from effectiveness testing)	$—	$18	$(56)	$18

As of June 30, 2016 and December 31, 2015, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

	June 30, 2016		December 31, 2015
Derivatives	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Interest rate swaps (EUR)	4	$61,078	8	$169,604
Interest rate swaps (GBP)	3	97,782	3	116,374
Total	7	$158,860	11	$285,978

F-2-171

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 7 — Derivatives and Hedging Activities  – (continued)

During the three and six months ended June 30, 2016, the Company terminated certain active interest rate swaps and as a result the Company accelerated the reclassification of zero and $0.2 million of losses from other comprehensive income (loss) to earnings as a result of the hedged forecasted transactions becoming probable not to occur.

Net Investment Hedges

The Company is exposed to fluctuations in foreign exchange rates on property investments in foreign countries which pay rental income, property related expenses and hold debt instruments in currencies other than its functional currency. The Company uses foreign currency derivatives including cross currency swaps to hedge its exposure to changes in foreign exchange rates on certain of its foreign investments. Cross currency swaps involve fixing the applicable currency exchange rate for delivery of a specified amount of foreign currency on specified dates. For derivatives designated as net investment hedges, the effective portion of changes in the fair value of the derivatives are reported in accumulated other comprehensive income (loss) (outside of earnings) as part of the cumulative translation adjustment. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts are reclassified out of accumulated other comprehensive income (loss) into earnings when the hedged net investment is either sold or substantially liquidated.

On March 11, 2016, the Company terminated and repaid all outstanding amounts under the Credit Facility which were designated as net investment hedges of the Company’s investments during the periods reflected in the consolidated statements of operations and comprehensive loss. Foreign currency advances under the Company’s Credit Facility were utilized to fund individual real estate investments in the respective local currency. Foreign denominated draws under the Credit Facility were designated as net investment hedges through the repayment date of March 11, 2016, which created a natural hedge against the equity invested, removing the need for final currency swaps. As of March 11, 2016, total foreign currency advances under the Credit Facility were approximately $28.4 million, which reflects advances of £11.2 million ($16.1 million based upon an exchange rate of £1.00 to $1.43 as of March 11, 2016) and advances of €11.0 million ($12.3 million based upon an exchange rate of €1.00 to $1.12, as of March 11, 2016). The Company did not record any gains (losses) for the three and six months ended June 30, 2016 and 2015 due to currency changes on the undesignated excess of the foreign currency advances over the related net investments.

On March 11, 2016, in connection with the repayment of the Credit Facility, the Company partially terminated a cross currency swap. The hedge instruments had been designated as net investment hedges through that date. The partial settlement of the cross currency swap resulted in a gain of approximately $1.0 million, of which $1.0 million was retained by the bank as a reduction to the Credit Facility. The gain will remain in the other comprehensive income (loss) until such time as the net investments are sold or substantially liquidated in accordance with ASC 830.

In addition, the Company entered into the Mezzanine Facility through a foreign subsidiary with EUR functional currency. The Mezzanine Facility allows for draws in both EUR and GBP denominated amounts. As of June 30, 2016, the Company has drawn foreign currency advances under its Mezzanine Facility to refinance certain secondary mortgages as well as fund individual real estate investments in GBP and EUR. Effective January 4, 2016, all non-functional GBP draws under the Mezzanine Facility were designated as net investment hedges, which created a natural hedge against the GBP equity invested, removing the need for final currency swaps. As of June 30, 2016, total GBP advances under the Mezzanine Facility were approximately €47.0 million (or $52.1 million), which reflects advances of £38.9 million (based upon an exchange rate of £1.00 to €1.21 as of June 30, 2016). The Company recorded gains (losses) of $0.1 million and $(0.1) million for the three and six months ended June 30, 2016, respectively, due to currency changes on the undesignated excess of the foreign currency advances over the related net investments.

F-2-172

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 7 — Derivatives and Hedging Activities  – (continued)

As of June 30, 2016 and December 31, 2015, the Company had the following outstanding foreign currency derivatives that were used to hedge its net investments in foreign operations:

	June 30, 2016		December 31, 2015
Derivatives	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Cross currency swaps (EUR-USD)	3	$40,067	4	$53,998
Cross currency swaps (GBP-USD)	1	65,788	1	72,725
Foreign currency forwards (EUR-USD)	1	10,100	1	10,100
Total	5	$115,955	6	$136,823

Non-Designated Hedges

The Company is exposed to fluctuations in the exchange rates of its functional currency, the USD, against the Pound Sterling (“GBP”) and the Euro (“EUR”). The Company uses foreign currency derivatives including currency forward and cross currency swap agreements to manage its exposure to fluctuations in GBP-USD and EUR-USD exchange rates. While these derivatives are hedging the fluctuations in foreign currencies, they do not meet the strict hedge accounting requirements to be classified as hedging instruments. Changes in the fair value of derivatives not designated as hedges under qualifying hedging relationships are recorded directly in earnings. The Company recorded marked-to-market losses of $0.3 million and $0.7 million on the non-designated derivatives for the three and six months ended June 30, 2016, respectively. The Company recorded losses of $48,000 on the non-designated derivatives for the three and six months ended June 30, 2015.

As of June 30, 2016 and December 31, 2015, the Company had the following outstanding derivatives that were not designated as hedges under qualifying hedging relationships.

	June 30, 2016		December 31, 2015
Derivatives	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Foreign currency forwards (GBP-USD)	7	$812	9	$1,044
Foreign currency forwards (EUR-USD)	10	1,780	12	2,136
Cross currency swaps (EUR-USD)	1	14,911	—	—
Interest rate swaps (EUR)	3	99,390	—	—
Total	21	$116,893	21	$3,180

Prior to January 4, 2016, non-functional foreign currency advances under the Mezzanine Facility were not designated as net investment hedges and, accordingly, the changes in value due to currency fluctuations were reflected in earnings. As a result, the Company recorded remeasurement gains on the GBP denominated draws of $1.7 million for the year ended December 31, 2015.

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain provisions whereby if the Company either defaults or is capable of being declared to be in default on any of its indebtedness, then the Company could also be declared to be in default on its derivative obligation.

As of June 30, 2016, the fair value of derivatives in a net liability position including accrued interest but excluding any adjustment for nonperformance risk related to these agreements was $6.5 million. As of June 30, 2016, the Company has not posted any collateral related to these agreements and was not in breach

F-2-173

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 7 — Derivatives and Hedging Activities  – (continued)

of any agreement provisions. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value.

Note 8 — Common Stock

On August 26, 2014, the Company commenced its IPO on a “reasonable best efforts” basis of up to 125.0 million shares of Common Stock, $0.01 par value per share, at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to the Registration Statement. The Registration Statement also covered up to 26.3 million shares of Common Stock under its DRIP, initially at $23.75 per share, which is 95% of the primary offering price.

On November 15, 2015, the Company announced the suspension of its IPO, which was conducted by the Former Dealer Manager, as exclusive wholesale distributor, effective December 31, 2015, and, on November 18, 2015, the Former Dealer Manager suspended sales activities it performed pursuant to the dealer manager agreement for the IPO. On December 31, 2015, the Company entered into a termination agreement with the Former Dealer Manager to terminate the dealer manager agreement. Due to these circumstances, it is not likely that the Company will resume the IPO. The IPO will lapse in accordance with its terms on August 26, 2016.

On December 31, 2015, the Company registered an additional 1.3 million shares to be issued under the DRIP, pursuant to a registration statement on Form S-3.

As of June 30, 2016 and December 31, 2015, the Company sold 12.4 million and 12.2 million shares of Common Stock outstanding, respectively, including shares issued pursuant to the DRIP and in pursuant to its IPO. Total gross proceeds from these issuances were $307.4 million and $302.7 million, including proceeds from shares issued under the DRIP, as of June 30, 2016 and December 31, 2015, respectively, all of which had been invested or used for other operating purposes.

On August 11, 2016, in contemplation of the merger, the Company’s board of directors determined to suspend the DRIP effective as of the later of August 12, 2016 and the day following the date on which the suspension is publicly announced. The final issuance of Common Stock pursuant to the DRIP occurred in connection with the distribution paid on August 1, 2016.

Monthly Distributions and Change to Payment Dates

In October 2014, the Company’s board of directors authorized, and the Company declared, a distribution payable on a monthly basis to stockholders of record each day at a rate equal to $0.0048630137 per day, which is equivalent to $1.775 per annum, per share of Common Stock. The first distribution payment was made in December 2014. In March 2016, the Company’s board of directors ratified the existing distribution amount equivalent to $1.775 per annum, and, for calendar year 2016, affirmed a change to the daily distribution amount to $0.0048497268 per day per share of Common Stock, effective January 1, 2016, to accurately reflect that 2016 is a leap year. The distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. Distribution payments are dependent on the availability of funds. The board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

Share Repurchase Program

On January 26, 2016, the Company’s board of directors approved and amended the Company’s existing Share Repurchase Program (as amended, the “SRP”) that continues to enable stockholders that purchased shares of Common Stock of the Company or received their shares from the Company (directly or indirectly) through one or more non-cash transactions and have held their shares for a period of at least one year may request that the Company repurchase their shares of Common Stock so long as the repurchase otherwise

F-2-174

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 8 — Common Stock  – (continued)

complies with the provisions of Maryland law. Repurchase requests made following the death or qualifying disability of a stockholder will not be subject to any minimum holding period.

Repurchases of shares of the Company’s Common Stock, when requested, are at the sole discretion of the board of directors and generally will be made semiannually (each six-month period ending June 30 or December 31, a “fiscal semester”). Prior to the effectiveness of the amended SRP on February 28, 2016, the Company limited the number of shares repurchased during any calendar year to 5.0% of the weighted average number of shares of Common Stock outstanding on December 31st of the previous calendar year. Under the amended SRP, repurchases for any fiscal semester will be limited to a maximum of 2.5% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year, with a maximum for any fiscal year of 5.0% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year. In addition, the Company is only authorized to repurchase shares in a given fiscal semester up to the amount of proceeds received from its DRIP in that same fiscal semester.

Prior to the NAV Pricing Date (other than with respect a repurchase request is made in connection with a stockholder’s death or disability), the repurchase price per share will depend on the length of time investors have held such shares as follows:

•	92.5% of the amount they actually paid for each share, after one year from the purchase date;
•	95.0% of the amount they actually paid for each share, after two years from the purchase date;
•	97.5% of the amount they actually paid for each share, and after three years from the purchase date; and
•	100.0% of the amount they actually paid for each share (in each case, as adjusted for any stock distributions, combinations, splits and recapitalizations), after four years from the purchase date.

In cases of requests for death and disability, the repurchase prices will be equal to the price actually paid for each such share. If the NAV Pricing Date occurs during any fiscal semester, any repurchase requests received during such fiscal semester will be paid at the applicable NAV then in effect.

Beginning with the NAV Pricing Date, the price per share that the Company will pay to repurchase its shares will be equal to the NAV applicable on the last day of the fiscal semester in which the request was made multiplied by a percentage equal to (i) 92.5%, if the person seeking repurchase has held his or her shares for a period greater than one year and less than two years; (ii) 95.0%, if the person seeking repurchase has held his or her shares for a period greater than two years and less than three years; (iii) 97.5%, if the person seeking repurchase has held his or her shares for a period greater than three years and less than four years; or (iv) 100.0%, if the person seeking repurchase has held his or her shares for a period greater than four years. In cases of requests for death and disability, the repurchase prices will be equal to NAV at the time of repurchase.

Shares purchased under the SRP will have the status of authorized but unissued shares. The following table reflects the cumulative number of common shares repurchased as of December 31, 2015 and June 30, 2016:

	Number of Shares Repurchased	Weighted Average Price per Share
Cumulative repurchases as of December 31, 2015	17,316	$23.85
Six Months Ended June 30, 2016	—	—
Cumulative repurchases as of June 30, 2016	17,316	$23.85

F-2-175

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 8 — Common Stock  – (continued)

On August 11, 2016, in contemplation of the merger, the Company’s board of directors determined to suspend the SRP with effect on the later of August 12, 2016 and the day following the date on which the suspension is publicly announced.

Note 9 — Commitments & Contingencies

Litigation and Regulatory Matters

In the ordinary course of business, the Company may become subject to litigation, claims and regulatory matters. As of June 30, 2016, there were no material legal or regulatory proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. As of June 30, 2016, the Company had not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 10 — Related Party Transactions

As of June 30, 2016 and December 31, 2015, an entity controlled by the Sponsor owned 8,888 shares of the Company’s outstanding Common Stock. The Advisor and its related parties may incur and pay costs and fees on behalf of the Company. As of June 30, 2016 and December 31, 2015, the Company had $0.3 million and $0.3 million of payables to related parties for advances received to fund the payment of offering costs, respectively.

The Former Dealer Manager served as the dealer manager of the Company’s IPO. SK Research, LLC (“SK Research”) and American National Stock Transfer, LLC (“ANST”), both subsidiaries of the parent company of the Former Dealer Manager, provided other general professional services through December 2015 and February 2016, respectively. RCS Capital Corporation (“RCAP”), the parent company of the Former Dealer Manager and certain of its affiliates that provided the Company with services, filed for Chapter 11 bankruptcy protection in January 2016, prior to which it was also under common control with AR Global Investments, LLC (the successor business to AR Capital LLC, “AR Global”), the parent of the Sponsor. In May 2016, RCAP and its affiliated debtors emerged from bankruptcy under the new name, Aretec Group, Inc.

Fees Paid in Connection with the IPO

The Former Dealer Manager received fees and compensation in connection with the sale of the Company’s Common Stock. The Former Dealer Manager received selling commission of up to 7.0% of the per share purchase price of offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Former Dealer Manager received 3.0% of the per share purchase price from the sale of the Company’s shares, before reallowance to such participating broker-dealers, as a dealer-manager fee. The Former Dealer Manager may have re-allowed its dealer-manager fee to participating broker-dealers. A participating broker dealer may have elected to receive a fee equal to 7.5% of the gross proceeds from the sale of shares (not including selling commissions and dealer manager fees) by such participating broker dealers, with 2.5% thereof paid at the time of the sale and 1.0% paid on each anniversary date of the closing of the sale to the fifth anniversary date of the closing of the sale. If this option were elected, the Former Dealer Manager’s fee would have been reduced to 2.5% (not including selling commissions and dealer manager fees).

F-2-176

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 10 — Related Party Transactions  – (continued)

The following table details total selling commissions and dealer manager fees incurred and due to the Former Dealer Manager as of and for the periods presented:

	Three Months Ended		Six Months Ended		Payable as of
(In thousands)	2016	2015	2016	2015	June 30, 2016	December 31, 2015
Total commissions and fees from Former Dealer Manager	$—	$10,658	$—	$17,400	$—	$—

The Advisor and its related parties received compensation and reimbursement for services relating to the IPO, including transfer agent services provided by an affiliate of the Former Dealer Manager. All offering costs incurred by the Company or its related parties on behalf of the Company were charged to additional paid-in capital on the accompanying consolidated balance sheets. As of June 30, 2016 and December 31, 2015, the Company has not incurred any offering cost reimbursements from the Advisor or the Former Dealer Manager. The Company was responsible for offering and related costs from the IPO, excluding commissions and dealer manager fees, up to a maximum of 2.0% of gross proceeds from the IPO of Common Stock, measured at the end of the IPO. IPO costs in excess of the 2.0% cap as of the end of the IPO will be the Advisor’s responsibility. As of June 30, 2016, offering and related costs exceeded 2.0% of gross proceeds received from the offering by $6.3 million. The IPO is currently suspended but securities may still be sold under the offering until the end of the two year period from the beginning of the IPO, subject to a potential one year extension. The IPO will lapse in accordance with its terms on August 26, 2016. The Company’s board of directors and the Advisor are engaged in discussions regarding the amounts paid in excess of 2.0% of gross proceeds.

The following table details offering costs and reimbursements incurred from and due to the Advisor and Former Dealer Manager as of and for the periods presented:

	Three Months Ended		Six Months Ended		Payable as of
(In thousands)	2016	2015	2016	2015	June 30, 2016	December 31, 2015
Fees and expense reimbursements from the Advisor and Former Dealer Manager	$—	$3,344	$—	$5,558	$283	$283

After the escrow break, the Advisor elected to cap cumulative offering costs incurred by the Company, net of unpaid amounts, to 15.0% of gross Common Stock proceeds during the offering period. As of June 30, 2016, cumulative offering costs were $39.5 million. As of June 30, 2016, cumulative offering costs, net of unpaid amounts did not exceed the 15.0% threshold.

Fees Paid in Connection With the Operations of the Company

The Advisor is paid an acquisition fee of 1.5% of (A) the contract purchase price of each property acquired (including the Company’s pro rata share of any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees) and (B) the amount advanced for a loan or other investment (exclusive of acquisition fees and financing coordination fees). Solely with respect to the Company’s European investment activities, the Advisor will assign to the Service Provider its pro rata portion of the acquisition fees in respect of such properties, and the Advisor will receive the remaining portion. The Company may also reimburse the Advisor or the Servicer Provider for expenses actually incurred related to selecting, evaluating and acquiring assets, regardless of whether the Company actually acquires the related assets. In addition, the Company will also pay third parties, or reimburse the Advisor or its affiliates for any investment-related expenses due to third parties. In no event will the total of all acquisition fees,

F-2-177

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 10 — Related Party Transactions  – (continued)

acquisition expenses and any financing coordination fees (as described below) payable with respect to a particular investment exceed 4.5% of (A) the contract purchase price of the property (including the Company’s pro rata share of any indebtedness assumed or incurred in respect of that investment) and (B) the amount advanced for each loan or other investment. Effective January 11, 2016, the board of directors approved the removal of the 4.5% acquisition expense limitation solely with respect to our European or other international acquisitions.

If the Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains and uses to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay the Advisor a financing coordination fee equal to 0.75% of the amount available or outstanding under such financing, subject to certain limitations.

The OP issued (subject to periodic approval by the board of directors) restricted Class B units in the OP (“Class B units”) to the Advisor for asset management services on a quarterly basis in an amount equal to: (i) the excess of (A) the product of (y) 0.1875% multiplied by (z) the cost of the Company’s assets (until the NAV pricing date, then the lower of the cost of assets and the fair value of the Company’s assets) less (B) any amounts payable as an oversight fee for such calendar quarter; divided by (ii) the value of one share of Common Stock as of the last day of such calendar quarter, which is equal initially to $22.50 (the primary offering price minus selling commissions and dealer manager fees) and, at such time as the Company calculates NAV, to per share NAV. The Class B units are intended to be profits interests and will vest, and no longer be subject to forfeiture, at such time as any one of the following events occurs: (i) a listing of the Company’s Common Stock on a national securities exchange; (ii) a transaction to which the Company or the Company’s operating partnership is a party, as a result of which OP Units or the Company’s Common Stock are or will be exchanged for or converted into the right, or the holders of such securities will otherwise be entitled, to receive cash, securities or other property or any combination thereof; or (iii) the termination of the advisory agreement without cause; provided that the Advisor pursuant to the advisory agreement is providing services to us immediately prior to the occurrence of an event of the type described in this clause, unless the failure to provide such services is attributable to the termination without cause of the advisory agreement by an affirmative vote of a majority of the Company’s independent directors after the economic hurdle described above has been met. Such Class B units will be forfeited immediately if: (a) the advisory agreement is terminated other than by an affirmative vote of a majority of the Company’s independent directors without cause. The value of issued Class B units will be determined and expensed, when the Company deems the achievement of the performance condition to be probable. As of June 30, 2016, the Company cannot determine the probability of achieving the performance condition. The Advisor will receive distributions on each unvested Class B unit in an amount equal to the distributions rate received on the Company’s Common Stock. Such distributions on issued Class B units will be expensed in the consolidated statements of operations and comprehensive loss until the performance condition is considered probable to occur. During the six months ended June 30, 2016 and 2015, the Company’s board of directors approved the issuance of 54,528 and 13,427 shares of Class B units, respectively.

On March 22, 2016, the Company, the OP and the Advisor entered into an amendment to the advisory agreement, which, effective from January 1, 2016, provides for an asset management fee of 0.0625% (the “Asset Management Fee”) of the cost of assets held during each monthly period, payable in cash, shares or OP Units (at the Advisor’s election) on the first business day following the end of the monthly period. For any given month, if the sum of the (x) Acquisition Fees for the immediately prior month and (y) the Asset Management Fee to be paid for the given month, exceed the Asset Management Fee payable for the given month (such excess, the “Fee Limit”), the Company will pay (i) the Asset Management Fee minus the amount representing the Fee Limit in the form of cash, shares of Common Stock, or Class OP Units, or a

F-2-178

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 10 — Related Party Transactions  – (continued)

combination thereof, the form of payment to be determined in the sole discretion of the Advisor; and (ii) an amount equal to the Fee Limit in the form of Class B units; it being understood that, for any given month, if the Acquisition Fees payable for the immediately prior month exceed the Asset Management Fee to be paid for the given month, the entire Asset Management Fee for such month will be payable as Class B units.

If the Property Manager, or an affiliate, provide property management and leasing services for properties owned by the Company, the Company will pay fees equal to: (i) with respect to stand-alone, single-tenant net leased properties which are not part of a shopping center, 2.0% of gross revenues from the properties managed and (ii) with respect to all other types of properties, 4.0% of gross revenues from the properties managed.

For services related to overseeing property management and leasing services provided by any person or entity that is not an affiliate of the Property Manager, the Company will pay the Property Manager an oversight fee equal to 1.0% of gross revenues of the property managed.

Solely with respect to the Company’s investment activities in Europe, the Service Provider or other entity providing property management services with respect to such investments will be paid: (i) with respect to single-tenant net leased properties which are not part of a shopping center, 1.75% of the gross revenues from such properties and (ii) with respect to all other types of properties, 3.5% of the gross revenues from such properties. The Property Manager receives 0.25% of the gross revenues from European single-tenant net leased properties which are not part of a shopping center and 0.5% of the gross revenues from all other types of properties, reflecting a split of the oversight fee with the Service Provider or an affiliated entity providing European property management services. Such fees are deducted from fees payable to the Advisor, pursuant to the service provider agreement.

The predecessor to AR Global is a party to a services agreement with RCS Advisory Services, LLC, a subsidiary of the parent company of the Former Dealer Manager (“RCS Advisory”), pursuant to which RCS Advisory and its affiliates provided the Company and certain other companies sponsored by AR Global with services (including, without limitation, transaction management, compliance, due diligence, event coordination and marketing services, among others) on a time and expenses incurred basis or at a flat rate based on services performed. The predecessor to AR Global instructed RCS Advisory to stop providing such services in November 2015 and no services have since been provided by RCS Advisory.

The Company was party to a transfer agency agreement with ANST, pursuant to which ANST provided the Company with transfer agency services (including broker and stockholder servicing, transaction processing, year-end IRS reporting and other services), and supervisory services overseeing the transfer agency services performed by a third-party transfer agent. AR Global received written notice from ANST on February 10, 2016 that it would wind down operations by the end of the month and would withdraw as the transfer agent effective February 29, 2016. Effective February 26, 2016, the Company entered into a definitive agreement with DST Systems, Inc., its previous provider of sub-transfer agency services, to directly provide the Company with transfer agency services (including broker and stockholder servicing, transaction processing, year-end IRS reporting and other services). Following the completion of the IPO, fees payable with respect to transfer agency services are included in general and administrative expenses on the consolidated statements of operations and comprehensive loss during the period the service was provided.

F-2-179

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 10 — Related Party Transactions  – (continued)

The following table details amounts incurred, forgiven and payable to related parties in connection with the operations-related services described above as of and for the periods presented:

	Three Months Ended June 30,				Six months ended June 30,				Payable (Receivable) as of
	2016		2015		2016		2015
(In thousands)	Incurred	Forgiven	Incurred	Forgiven	Incurred	Forgiven	Incurred	Forgiven	June 30, 2016		December 31, 2015
One-time fees and reimbursements:
Acquisition fees and related cost reimbursements(1)	$—	$—	$4,289	$—	$—	$—	$5,917	$—	$—		$—
Financing coordination fees(2)	—	—	1,044	—	77	—	2,267	—	—		—
Ongoing fees:
Other expense reimbursements(3)	416	—	—	—	873	—	—		7		—
Asset management fees(3)	1,191	—	—	—	2,453	—	—	—	—		—
Property management and leasing fees(3)(4)	243	—	56	15	460	—	90	19	(10)		24
Total related party fees and reimbursements	$1,850	$—	$5,389	$15	$3,863	$—	$8,274	$19	$(3	)(5)	$24

(1)	These related party fees are recorded within acquisition and transaction related costs on the consolidated statements of operations and comprehensive loss.
(2)	These related party fees are recorded as deferred financing costs and amortized over the term of the respective financing arrangement.
(3)	These related party fees are recorded within operating fees to related parties in the consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2016.
(4)	The Advisor waived 100% of fees from U.S. assets and its allocated portion of 50% of fees from European assets through August 31, 2015. No such fees were waived effective September 1, 2015.
(5)	In addition, as of June 30, 2016, amounts due to related parties includes $59,000, which are recorded within general and administrative expenses on the consolidated statements of operations and comprehensive loss for the six months ended June 30, 2016 and are not reflected in the table above.

The Company will reimburse the Advisor’s costs of providing administrative services, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s operating expenses at the end of the four preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt, impairments or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company will reimburse the Advisor for personnel costs in connection with other services during the operational stage; however, the Company may not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate commissions. During the three and six months ended June 30, 2016 the Company incurred $0.4 million and $0.9 million, respectively, in cost reimbursements from the Advisor. No reimbursement was incurred from the Advisor for providing services during the three and six months ended June 30, 2015.

In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor may waive certain fees including asset management and property management fees. Because the
F-2-180

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 10 — Related Party Transactions  – (continued)

Advisor may waive certain fees, cash flow from operations that would have been paid to the Advisor may be available to pay distributions to stockholders. The fees that may be forgiven are not deferrals and accordingly, will not be paid to the Advisor. In certain instances, to improve the Company’s working capital, the Advisor may elect to absorb a portion of the Company’s general and administrative costs or property operating expenses. These absorbed costs are presented net in the accompanying consolidated statements of operations and comprehensive loss. During the three and six months ended June 30, 2016 and 2015, there were no property operating and general administrative expenses absorbed by our Advisor.

Fees Paid in Connection with the Liquidation or Listing of the Company’s Real Estate Assets

The Company will pay the Advisor an annual subordinated performance fee calculated on the basis of the Company’s return to stockholders, payable annually in arrears, such that for any year in which investors receive payment of 6.0% per annum, the Advisor will be entitled to 15.0% of the excess return, provided that the amount paid to the Advisor does not exceed 10.0% of the aggregate return for such year. This fee will be payable only upon the sale of assets, distributions or other event which results in the return on stockholders’ capital exceeding 6.0% per annum. No subordinated performance fees were incurred during the three and six months ended June 30, 2016 and 2015.

The Company will pay a brokerage commission on the sale of property, not to exceed the lesser of 2.0% of the contract sale price of the property and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6.0% of the contract sales price and a reasonable, customary and competitive real estate commission, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale. No such commissions were incurred during the three and six months ended June 30, 2016 and 2015.

The Special Limited Partner will be entitled to receive a subordinated participation in the net sales proceeds of the sale of real estate assets equal to 15.0% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of a 6.0% cumulative, pre-tax non-compounded return on the capital contributed by investors. The Special Limited Partner will not be entitled to the subordinated participation in net sale proceeds unless the Company’s investors have received a return of their capital plus a return equal to a 6.0% cumulative non-compounded return on their capital contributions. No such participation in net sale proceeds became due and payable during the three and six months ended June 30, 2016 and 2015.

If the Company’s shares of Common Stock are listed on a national exchange, the Special Limited Partner will receive a subordinated incentive listing distribution from the OP equal to 15.0% of the amount by which the Company’s market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax non-compounded annual return to investors. The Special Limited Partner will not be entitled to the subordinated incentive listing distribution unless investors have received a return of their capital plus a return equal to 6.0% cumulative, pre-tax non-compounded return on their capital contributions. No such distributions were incurred during the three and six months ended June 30, 2016 and 2015.

Upon termination or non-renewal of the advisory agreement with or without cause, the Special Limited Partner will be entitled to receive distributions from the OP equal to 15.0% of the amount by which the sum of the Company’s market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6.0% cumulative, pre-tax, non-compounded return to investors. The Advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.

F-2-181

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 11 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor, its affiliates and entities under common control with the Advisor, and the Service Provider to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s Common Stock available for issue, transfer agency services, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates and the Service Provider. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note 12 — Share Based Compensation

Restricted Share Plan

The Company has an employee and director incentive restricted share plan (the “RSP”), which provides for the automatic grant of 1,333 restricted shares of Common Stock to each of the independent directors, without any further action by the Company’s board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20.0% per annum. The RSP provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The total number of common shares granted under the RSP shall not exceed 5.0% of the Company’s outstanding shares of Common Stock on a fully diluted basis at any time and in any event will not exceed 6.3 million shares (as such number may be adjusted for stock splits, stock distributions, combinations and similar events).

Restricted share awards entitle the recipient to receive shares of Common Stock from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of Common Stock shall be subject to the same restrictions as the underlying restricted shares. The fair value of the shares will be expensed over the vesting period of five years.

The following table reflects restricted share award activity for the six months ended June 30, 2016:

	Number of Restricted Shares	Weighted-Average Issue Price
Unvested, December 31, 2015	7,731	$22.50
Granted	—	—
Vested	(3,466)	22.50
Forfeitures	—	—
Unvested, June 30, 2016	4,265	$22.50

Compensation expense related to restricted stock was approximately $6,000 and $0.1 million during the three and six months ended June 30, 2016, respectively, and is recorded as general and administrative expense

F-2-182

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 12 — Share Based Compensation  – (continued)

in the accompanying statements of operations and comprehensive loss. Compensation expense related to restricted stock was approximately $3,000 and $6,000 during the three and six months ended June 30, 2015, respectively, and is recorded as general and administrative expense in the accompanying statements of operations and comprehensive loss. As of June 30, 2016, the Company had $0.1 million of unrecognized compensation cost related to unvested restricted share awards granted under the Company’s RSP. That cost is expected to be recognized over a weighted average period of 2.0 years.

Other Share-Based Compensation

The Company has issued Common Stock in lieu of cash to pay fees earned by the Company’s directors at each director’s election. There are no restrictions on the shares issued since these payments in lieu of cash relate to fees earned for services performed. There were no such shares of Common Stock issued in lieu of cash during the six months ended June 30, 2016. There were 412 shares of Common Stock issued in lieu of cash during the six months ended June 30, 2015 which resulted in additional shared based compensation of $9,000.

Note 13 — Earnings Per Share

The following is a summary of the basic and diluted net loss per share computation for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2016	2015	2016	2015
Net loss	$(3,123)	$(14,790)	$(7,786)	$(23,009)
Basic and diluted net loss per share	$(0.25)	$(2.18)	$(0.63)	$(4.99)
Basic and diluted weighted average shares outstanding	12,412,618	6,773,666	12,363,312	4,614,053

The Company had the following common share equivalents as of June 30, 2016, which were excluded from the calculation of diluted loss per share attributable to stockholders as the effect would have been antidilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Unvested restricted stock	4,265	3,999	4,265	3,999
OP Units	90	90	90	90
Class B units	125,020	13,247	125,020	13,247
Total common share equivalents	129,375	17,336	129,375	17,336

Note 14 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Form 10-Q, and determined that there have not been any events that have occurred that would require adjustments to, or disclosures in, the consolidated financial statements, except for as previously disclosed or disclosed below.

Modification to Mezzanine Facility

The Company and the lender in relating to the Mezzanine Facility agreed to modify the terms of the loan relating to prepayment requirements relating to sales or financing transactions on unencumbered assets. As a result, the Company was required to repay €10.2 million in July 2016. It will be further required to repay an additional £1.8 million in 2016 and £3.7 million in 2017 (or earlier upon closing of specific asset sales).

F-2-183

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 14 — Subsequent Events  – (continued)

Merger Agreement

On August 8, 2016, the Company and the OP entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Global Net Lease, Inc. (“GNL”), Global Net Lease Operating Partnership, L.P. (the “GNL OP”) and Mayflower Acquisition LLC, a Maryland limited liability company and wholly owned subsidiary of GNL (“Merger Sub”). The Merger Agreement provides for (i) the merger of the Company with and into Merger Sub (the “REIT Merger”), with Merger Sub surviving as a wholly owned subsidiary of GNL and (ii) the merger of the Company OP with and into the GNL OP (the “Partnership Merger”, and together with the REIT Merger, the “Mergers”). A special committee comprised of the independent members (the “Special Committee”) of the board of directors of the Company (the “Board”) recommended, and by unanimous vote of all of the Board members, the Board declared advisable and approved the Mergers and the other transactions contemplated by the Merger Agreement and directed that the REIT Merger, and, to the extent stockholder approval is required, the other transactions contemplated by the Merger Agreement be submitted for consideration at a special meeting of the stockholders of the Company. The Board further resolved to recommend that the stockholders of the Company vote in favor of the approval of the REIT Merger and the other transactions contemplated by the Merger Agreement.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Mergers (the “Effective Time”), each outstanding share of common stock, including restricted shares of common stock, of the Company, $0.01 par value per share (“Company Common Stock”), other than shares owned by GNL, any subsidiary of GNL or any wholly owned subsidiary of the Company, will be converted into the right to receive 2.27 shares of common stock of GNL, par value $0.01 per share (“GNL Common Stock”) (such consideration, the “Merger Consideration”), and at the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), each outstanding unit of limited partnership interest and Class B interest of the Company OP issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted into the right to receive 2.27 shares of GNL Common Stock (the “Partnership Merger Consideration”).

The Merger Agreement further provides that immediately prior to the Effective Time, any outstanding restricted stock of the Company will become fully vested and will have the right to receive the Merger Consideration.

The completion of the Mergers is subject to various conditions, including, among other things, the approval of the Merger and the other transactions contemplated by the Merger Agreement by the Company’s common stockholders holding a majority of the outstanding shares of Company Common Stock and the approval of the Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of a majority of the votes of GNL’s common stockholders cast at a meeting of GNL’s common stockholders, a quorum being present. Moreover, each party’s obligation to consummate the Mergers is subject to certain other conditions, including the accuracy of the other party’s representations and warranties (subject to customary qualifications) and the other party’s material compliance with its covenants and agreements contained in the Merger Agreement, including, among other things, the GNL’s obligation to prepare and file a registration statement on Form S-4 to register the offer and sale of shares of GNL Common Stock to be issued pursuant to the Merger Agreement.

The Company and GNL have made certain customary representations and warranties and covenants for transactions of this type, including with respect to the conduct of business by each of the Company and GNL prior to the closing. Notably, under the terms of the Merger Agreement, the Company and the OP and their representatives may initiate, solicit, provide information and enter into discussions concerning proposals relating to alternative business combination transactions until September 22, 2016 (the “Go Shop Period”), and thereafter, until the receipt of the approval of the Merger and the Merger Agreement by the Company’s

F-2-184

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(Unaudited)

Note 14 — Subsequent Events  – (continued)

stockholders, the Company and the OP and their representatives may continue to participate in such discussions with any third party who submitted a bona fide proposal prior to the end of the Go Shop Period that has not been withdrawn and where the special committee of the Company’s board of directors has determined in good faith that such proposal has resulted in, or would be reasonably expected to lead to, a Superior Proposal (as defined in the Merger Agreement). Following the Go Shop Period, certain covenants prohibiting the Company and the OP and their representatives from initiating, soliciting, providing information or entering into discussions concerning proposals relating to alternative business combination transactions, subject to certain limited exceptions.

The Merger Agreement provides that, in connection with the termination of the Merger Agreement under specified circumstances, including following a breach by the non-terminating party or a change in recommendation of the non-terminating party, one party may be required to pay to the other a termination fee of $6.0 million plus reasonable out-of-pocket transaction expenses (up to a maximum of $5.0 million in expenses). However, if the Merger Agreement is terminated in connection with the Company entering into or recommending a qualified Superior Proposal with a bigger on or before the date that is 15 days following the end of the Go Shop Period, the termination fee payable by the Company to GNL would be $1.2 million plus reasonable out-of-pocket expenses of GNL (up to a maximum of $5.0 million in expenses).

The Company and GNL each are sponsored, directly or indirectly, by AR Global Investments, LLC (“AR Global”). AR Global and its affiliates provide investment and advisory services to the Company and the Target pursuant to written advisory agreements. In connection with, and subject to the terms and conditions of, the Merger Agreement, certain equity interests in the OP held by AR Global and its affiliates that are subject to forfeiture will, consistent with the terms of the OP partnership agreement, no longer be subject to forfeiture and will be exchanged for GNL Common Stock in the Partnership Merger.

Termination Agreement

Concurrently with the execution of the Merger Agreement, the Company and the OP entered into a termination agreement with the Advisor and other service providers providing for termination of the advisory, service provider, property management and leasing, European property management and leasing and performance-related distribution agreements, as applicable, immediately prior to, and contingent upon, the closing of the Merger (the “Termination Agreement”). The Termination Agreement will, pursuant to its terms, automatically terminate and be of no further force or effect if the Merger Agreement is terminated in accordance with its terms.

Amendment to Bylaws

On August 5, 2016, the board of directors of the Company amended the Company’s Bylaws to add an exclusive forum provision. The exclusive forum provision generally provides that, unless the Company consents in writing to the selection of an alternative forum, the courts of the State of Maryland in the jurisdiction in which the principal office (as defined in the Maryland General Corporation law (the “MGCL”)) of the Company is located shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach by any director, officer or other employee of the Company of a duty owed to the Company or the Company’s stockholders or of any standard of conduct set forth in the MGCL, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine (or as to (iv), if no state court of the State of Maryland has subject matter jurisdiction, the United States District Court for the District of Maryland), provided in each case that such court has personal jurisdiction over the indispensable parties named as defendants.

F-2-185

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

GLOBAL NET LEASE, INC.,

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.,

MAYFLOWER ACQUISITION LLC,

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

and

AMERICAN REALTY CAPITAL GLOBAL II OPERATING PARTNERSHIP, L.P.

Dated as of August 8, 2016

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2016 (this “Agreement”), is made by and among GLOBAL NET LEASE, INC., a Maryland corporation (“Parent”), GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership and the operating partnership of Parent (the “Parent Operating Partnership”), MAYFLOWER ACQUISITION LLC, a Maryland limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub”), AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC., a Maryland corporation (the “Company”) and AMERICAN REALTY CAPITAL GLOBAL II OPERATING PARTNERSHIP, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Company Operating Partnership”).

WITNESSETH:

WHEREAS, the Company is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes that holds interests in properties through the Company Operating Partnership and is the sole general partner of the Company Operating Partnership;

WHEREAS, Parent is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes that holds interests in properties through the Parent Operating Partnership and is the sole general partner of the Parent Operating Partnership;

WHEREAS, the parties hereto wish to effect a business combination transaction in which (i) the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each outstanding share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”), will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the MLLCA, and (ii) the Company Operating Partnership will be merged with and into the Parent Operating Partnership, with the Parent Operating Partnership being the surviving entity (the “Partnership Merger” and together with the Merger, the “Mergers”), and each outstanding Company Partnership Unit will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA;

WHEREAS, the Company Board (based on the unanimous recommendation of the Company Special Committee) and the Parent Board (based on the unanimous recommendation of the Parent Special Committee) have each separately approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable on substantially the terms and conditions set forth herein;

WHEREAS, the Company, as the sole general partner of the Company Operating Partnership, and Parent, as the sole general partner of the Parent Operating Partnership, have each separately approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, Parent, as the sole general partner of the Parent Operating Partnership, has approved this Agreement, the Partnership Merger, and the other transactions contemplated by this Agreement;

WHEREAS, the Company Board has directed that the Merger and, to the extent stockholder approval is required, the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company’s stockholders and has resolved to recommend that the Company’s stockholders vote to approve the Merger and, to the extent stockholder approval is required, the other transactions contemplated by this Agreement;

WHEREAS, the Parent Board has directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted for consideration at a meeting of Parent’s stockholders and has resolved to recommend that Parent’s stockholders vote to approve such issuance;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement the Company, the Company Operating Partnership, the Company Advisor, and certain other parties entered into a Termination Agreement pursuant to which the parties thereto agreed to terminate, among other things, the Advisory Agreement concurrently with the consummation of the transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with the Surviving Partnership as the continuation of the Parent Operating Partnership and the termination of the Company Operating Partnership; and

WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement with such terms at least as favorable in the aggregate to the Company Parties as the Confidentiality Agreement; provided that such confidentiality agreement shall permit compliance with Section 6.5 or any other provision of this Agreement and need not contain any standstill or similar provision restricting or prohibiting the making or modification of any Acquisition Proposal.

“Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Advisory Agreement” shall mean the Advisory Agreement, dated as of August 26, 2014, between the Company, the Company Operating Partnership and the Advisor, as amended by the First Amendment to Advisory Agreement dated March 22, 2016, and as further amended, modified or supplemented through the date hereof.

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Benefit Plan” shall mean (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), or (b) any employment, consulting, termination, severance, change in control, separation, retention stock option, restricted stock, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to either (i) ERISA or (ii) in respect to the Company Subsidiaries (and, in respect thereto, excluding any mandatory governmental pension or welfare schemes, plans, or arrangements pursuant to the domestic laws of that jurisdiction, where applicable), any law, regulation, rule, program, or policy in any relevant jurisdiction of the European Union.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close (provided that, with respect to filings made with the SEC, a day on which a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Advisor” shall mean American Realty Capital Global II Advisors, LLC, a Delaware limited liability company.

“Company Class B Unit” shall mean a Company Partnership Unit designated by the Company Operating Partnership as a Class B Unit under the Company Partnership Agreement.

“Company Distribution Rate” shall mean $0.0048497270.

“Company GP Unit” shall mean a Company Partnership Unit designated by the Company Operating Partnership as a GP Unit under the Company Partnership Agreement.

“Company Intervening Event” shall mean a material event, circumstance, change or development that was not known to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the Effective Time; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event.

“Company LP Unit” shall mean a Company Partnership Unit held by any Person other than the Company.

“Company Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any projections or forecasts or any decrease in the net asset value of the Company Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of the Parent Special Committee, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of any Company Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the commercial real estate REIT industry in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties.

“Company OP Unit” shall mean a Company Partnership Unit designated by the Company Operating Partnership as an OP Unit under the Company Partnership Agreement.

“Company Parties” means the Company and the Company Operating Partnership.

“Company Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Company Operating Partnership, dated August 10, 2015, as amended by the First Amendment, dated March 22, 2016, as further amended, modified or supplemented from time to time.

“Company Partnership Unit” shall have the same meaning as Partnership Unit as set forth in the Company Partnership Agreement.

“Company Related Party” shall mean the Company and each of its affiliates and their and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Company Restricted Stock” shall mean any shares of Company Common Stock granted pursuant to the Company Restricted Stock Plan which are subject to restrictions on transfer or forfeiture.

“Company Restricted Stock Plan” shall mean the Company’s employee and director incentive restricted share plan.

“Company Special Committee” shall mean the special committee of the independent directors of the Company.

“Company Stockholder Meeting” shall mean the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” shall mean (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by the Company, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by the Company or of which the Company or any Company Subsidiary is a general partner, manager, managing member or the equivalent, including the Company Operating Partnership.

“Confidentiality Agreement” shall mean the Mutual Nondisclosure Agreement, dated February 4, 2016, as amended from time to time, between the Company and Parent.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Debt Financing” shall have the meaning assigned thereto in the definition of “Financing Sources”.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DRULPA” shall mean the Delaware Revised Uniform Partnership Act, as amended.

“Environmental Law” shall mean any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean 2.27.

“Expenses” shall mean all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the debt financing (“Debt Financing”) contemplated to be obtained by Parent, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, partners, trustees, shareholders controlling persons, agents and representatives and their respective successors and assigns.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Substances” shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director, partner, member, trustee or agent of the Company or served on behalf of the Company as an officer, director, partner, member or trustee of any of the Company Subsidiaries.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“knowledge” shall mean the actual knowledge of the following officers and employees of the Company and Parent, as applicable, after inquiry reasonable under the circumstances: (i) for the Company, each person identified as an executive officer of the Company in the Company’s 2016 Proxy Statement; and (ii) for Parent, each person identified as an executive officer of Parent on Parent’s 2016 Proxy Statement.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“LTIP Unit” shall mean a Parent Partnership Unit issued under the Parent OPP Agreement designated by the Parent Operating Partnership as an LTIP Unit under the Partnership Agreement.

“MGCL” shall mean the Maryland General Corporation Law.

“MLLCA” shall mean the Maryland Limited Liability Company Act, as amended.

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean a judgment, order or decree of a Governmental Authority.

“Parent Advisor” shall mean the Global Net Lease Advisors, LLC.

“Parent Advisory Agreement” shall mean the Fourth Amended and Restated Advisory Agreement by and among Parent, the Parent Operating Partnership, and the Parent Advisor.

“Parent Class B Unit” shall mean a Parent Partnership Unit designated by the Parent Operating Partnership as a Class B Unit under the Parent Partnership Agreement.

“Parent Intervening Event” shall mean a material event, circumstance, change or development that was not known to the Parent Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Parent Board prior to the Effective Time.

“Parent Lease” shall mean each lease and sublease that was in effect as of June 1, 2016 and to which Parent, Merger Sub or the other Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties.

“Parent Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of Parent, Merger Sub and the other Parent Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Parent Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Parent to meet any projections or forecasts or any decrease in the market price of the Parent Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Company, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of any Parent Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the commercial real estate REIT industry in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties.

“Parent OP Unit” shall mean a Parent Partnership Unit designated by the Parent Operating Partnership as an OP Unit under the Parent Partnership Agreement.

“Parent OPP Agreement” shall mean the Second Amended and Restated 2015 Advisor Multi-Year Outperformance Agreement, effective as of February 25, 2016, among Parent, Parent Operating Partnership, and Parent Advisor.

“Parent Option Plan” shall mean the American Realty Capital Global Daily Net Asset Value Trust, Inc. 2012 Stock Option Plan.

“Parent Parties” means Parent, Merger Sub and the Parent Operating Partnership.

“Parent Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Parent Operating Partnership, dated as of June 2, 2015, as amended, modified or supplemented from time to time.

“Parent Partnership Unit” shall have the same meaning as Partnership Unit as set forth in the Parent Partnership Agreement.

“Parent Restricted Stock” shall mean any shares of Parent Common Stock granted pursuant to the Parent Restricted Stock Plan which are subject to restrictions on transfer or forfeiture.

“Parent Restricted Stock Plan” shall mean the Amended and Restated Incentive Restricted Share Plan of American Realty Capital Global Trust, Inc.

“Parent Special Committee” shall mean the special committee of the independent directors of Parent.

“Parent Stockholder Meeting” shall mean the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement or adjournment thereof.

“Parent Subsidiary” shall mean (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by Parent, and (b) any partnership, limited liability company or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by Parent or of which Parent or any Parent Subsidiary is a general partner, manager, managing member or the equivalent, including the Parent Operating Partnership.

“Parent Title Insurance Policy” shall mean each policy of title insurance insuring Parent’s or the applicable Parent Subsidiary’s (or the applicable predecessor’s) title to or leasehold interest in Parent Properties, subject to the matters and printed exceptions set forth in the Parent Title Insurance Policies.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service Provider” shall mean Moor Park Capital Partners LLP.

“Special Limited Partner” shall mean American Realty Capital Global II Special Limited Partner, LLC.

“Special Limited Partner Interest” shall mean a Special Limited Partner Interest designated by the Company Operating Partnership as a Special Limited Partner Interest under the Company Partnership Agreement.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, gross income, property, sales, use, transfer, capital stock, payroll, employment, unemployment, alternative or add on minimum, estimated and net worth, and taxes in the nature of excise, withholding, backup withholding and value added taxes, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” shall mean any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Third Party” shall mean any Person or group of Persons other than Parent, Merger Sub, the Company and their respective Affiliates.

(b) The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

Acceptable Confidentiality Agreement	Section 1.1(a)
Acquisition Proposal	Section 6.5(h)(i)
Action	Section 1.1(a)
Advisory Agreement	Section 1.1(a)
Affiliate	Section 1.1(a)
Agreement	Preamble
Articles of Merger	Section 2.3(a)(i)
Benefit Plan	Section 1.1(a)
Book-Entry Share	Section 3.1(a)(ii)
Business Day	Section 1.1(a)
Certificate	Section 3.1(a)(ii)
Certificate of Merger	Section 2.3(a)(ii)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(a)
Company	Preamble
Company Advisor	Section 1.1(a)
Company Board	Section 4.4(a)
Company Bylaws	Section 4.2(a)
Company Change in Recommendation	Section 6.5(b)(v)
Company Change Notice	Section 6.5(e)(ii)(C)
Company Charter	Section 4.2(a)
Company Class B Unit	Section 1.1(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Distribution Rate	Section 1.1(a)
Company GP Unit	Section 1.1(a)
Company Insurance Policies	Section 4.18
Company Intervening Event	Section 1.1(a)
Company Leases	Section 4.16(i)
Company LP Unit	Section 1.1(a)
Company Material Adverse Effect	Section 1.1(a)
Company Material Contract	Section 4.12(a)
Company OP Unit	Section 1.1(a)

Company Operating Partnership	Preamble
Company Parties	Section 1.1(a)
Company Partnership Agreement	Section 1.1(a)
Company Partnership Unit	Section 1.1(a)
Company Permits	Section 4.6(a)
Company Permitted Liens	Section 4.16(b)
Company Preferred Stock	Section 4.3(a)
Company Properties	Section 4.16(a)
Company Property	Section 4.16(a)
Company Recommendation	Section 4.4(a)
Company REIT Representation Letter	Section 6.1(b)
Company Reorganization Representation Letter	Section 6.1(b)
Company Restricted Stock	Section 1.1(a)
Company Restricted Stock Plan	Section 1.1(a)
Company SEC Filings	Section 4.7(a)
Company Special Committee	Section 1.1(a)
Company Stockholder Approval	Section 4.21
Company Stockholder Meeting	Section 1.1(a)
Company Subsidiary	Section 1.1(a)
Company Subsidiary Partnership	Section 4.17(h)
Company Tax Protection Agreements	Section 4.17(h)
Company Title Insurance Policy	Section 4.16(o)
Confidentiality Agreement	Section 1.1(a)
control	Section 1.1(a)
D&O Insurance	Section 6.09(c)
Debt Commitment Letter	Section 9.10
Delaware Secretary	Section 1.1(a)
DRULPA	Section 1.1(a)
Effective Time	Section 2.3(a)
Environmental Law	Section 1.1(a)
Environmental Permit	Section 1.1(a)
ERISA	Section 1.1(a)
ERISA Affiliate	Section 1.1(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 1.1(a)
Expenses	Section 1.1(a)
Fee Recipient	Section 8.3(f)
Form S-4	Section 4.5(b)
GAAP	Section 1.1(a)
Governmental Authority	Section 1.1(a)
Go Shop Bidder	Section 6.5(a)
Go Shop Period End Time	Section 6.5(a)
Go Shop Termination Fee	Section 8.3(d)(i)
Hazardous Substances	Section 1.1(a)
Indebtedness	Section 1.1(a)
Indemnitee	Section 1.1(a)
Intellectual Property	Section 1.1(a)
Interim Period	Section 6.1(a)
Investment Company Act	Section 1.1(a)
IRS	Section 1.1(a)
Joint Proxy Statement	Section 4.5(b)

Knowledge	Section 1.1(a)
Law	Section 1.1(a)
Lien	Section 1.1(a)
LTIP Unit	Section 1.1(a)
Material Company Leases	Section 4.16(i)
Material Parent Leases	Section 5.16(h)
Merger	Recitals
Merger Consideration	Section 3.1(a)(ii)
Mergers	Recitals
Merger Sub	Preamble
Merger Sub Interests	Section 3.1(c)
MGCL	Section 1.1(a)
MLLCA	Section 1.1(a)
NYSE	Section 1.1(a)
Order	Section 1.1(a)
Other Company Subsidiary	Section 4.1(c)
Other Parent Subsidiary	Section 5.1(d)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Advisor	Section 1.1(a)
Parent Advisory Agreement	Section 1.1(a)
Parent Board	Section 5.4(a)
Parent Bylaws	Section 5.2(a)
Parent Change in Recommendation	Section 6.6(a)
Parent Charge Notice	Section 6.6(b)
Parent Charter	Section 5.2(a)
Parent Class B Unit	Section 1.1(a)
Parent Common Stock	Section 3.1(a)(ii)
Parent Disclosure Letter	Article V
Parent Insurance Policies	Section 5.18
Parent Intervening Event	Section 1.1.(a)
Parent Lease	Section 1.1(a)
Parent Material Adverse Effect	Section 1.1(a)
Parent Material Contract	Section 5.12(a)
Parent Operating Partnership	Preamble
Parent OP Unit	Section 1.1(a)
Parent OPP Agreement	Section 1.1(a)
Parent Option Plan	Section 1.1(a)
Parent Parties	Section 1.1(a)
Parent Partnership Agreement	Section 1.1(a)
Parent Partnership Unit	Section 1.1(a)
Parent Permits	Section 5.6(a)
Parent Permitted Liens	Section 5.16(a)
Parent Preferred Stock	Section 5.3(a)
Parent Properties	Section 5.16(a)
Parent Property	Section 5.16(a)
Parent Recommendation	Section 5.4(a)
Parent REIT Representation Letter	Section 6.2(b)
Parent Reorganization Representation Letter	Section 6.2(b)
Parent Restricted Stock	Section 1.1(a)
Parent Restricted Stock Plan	Section 1.1(a)
Parent Recommendation	Section 5.4(a)
Parent SEC Filings	Section 5.7(a)

Parent Special Committee	Section 1.1(a)
Parent Stockholder Approval	Section 5.19
Parent Stockholder Meeting	Section 1.1(a)
Parent Subsidiary	Section 1.1(a)
Parent Subsidiary Partnership	Section 5.17(h)
Parent Tax Protection Agreements	Section 5.17(h)
Parent Title Insurance Policy	Section 1.1(a)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(b)
Partnership Merger Effective Time	Section 2.3(b)
Paying Party	Section 8.3(f)
Person	Section 1.1(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 8.3(f)
REIT	Section 4.17(b)
Relevant Company Partnership Interest	Section 4.17(h)
Relevant Parent Partnership Interest	Section 5.17(h)
Representative	Section 1.1(a)
Sarbanes-Oxley Act	Section 1.1(a)
SDAT	Section 2.3(a)
SEC	Section 1.1(a)
Securities Act	Section 1.1(a)
Service Provider	Section 1.1(a)
Special Limited Partner	Section 1.1(a)
Special Limited Partner Interest	Section 1.1(a)
Superior Proposal	Section 6.5(h)(ii)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Tax	Section 1.1(a)
Tax Return	Section 1.1(a)
Taxable REIT Subsidiary	Section 4.1(c)
Taxes	Section 1.1(a)
Termination Date	Section 8.1
Termination Fee	Section 8.3(d)(ii)
Third Party	Section 1.1(a)
Transfer Taxes	Section 8.7

ARTICLE II

THE MERGERS

Section 2.1 The Mergers.

(a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the MLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “Mayflower Acquisition LLC” as the surviving entity in the Merger (the “Surviving Entity”) and shall be governed by the laws of the State of Maryland. The Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

(b) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, the Company Operating Partnership shall be merged with and into the Parent Operating Partnership, whereupon the separate existence of the Company Operating Partnership shall cease, and the Parent Operating Partnership shall continue under the name “Global Net Lease Operating Partnership, L.P.” as the surviving entity in the Partnership Merger (the “Surviving Partnership”) and shall be governed by the laws of the State of Delaware. The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Surviving Partnership shall possess all properties, rights, privileges, powers and franchises of the Company Operating Partnership and the Parent Operating Partnership, and all of the claims, obligations, liabilities, debts and duties of the Company Operating Partnership and the Parent Operating Partnership shall become the claims, obligations, liabilities, debts and duties of the Surviving Partnership (including the obligations of the Company Operating Partnership under the Company Partnership Agreement).

Section 2.2 Closing.  The closing of the Mergers (the “Closing”) shall occur at 10:00 a.m. (Eastern time), on the third (3rd) Business Day after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or at such other time and date as shall be agreed upon by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall take place at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036-8299, or at such other place as agreed to by the parties hereto.

Section 2.3 Effective Time.

(a) Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) as provided under the MGCL, and (ii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or MLLCA in connection with the Merger. The Merger shall become effective at the later of the time the Articles of Merger are accepted for record by the SDAT on the Closing Date or on such other date and time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (such date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the parties hereto shall cause the Effective Time to occur on the Closing Date and prior to the Partnership Merger Effective Time.

(b) Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company Operating Partnership and the Parent Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DRULPA and (ii) make any other filings, recordings or publications required to be made by the Company Operating Partnership or the Parent Operating Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at such time as the Partnership Certificate of Merger shall have been duly filed with the Delaware Secretary on the Closing Date or on such other date and time (not to exceed 30 days from the date the Partnership Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company Operating Partnership and the Parent Operating Partnership and specified in the Partnership Certificate of Merger (such date and time the Partnership Merger becomes effective being “Partnership Merger Effective Time”), it being understood and agreed that the parties hereto shall cause the Partnership Merger Effective Time to occur on the Closing Date after the Effective Time.

(c) If the consummation of the Merger prior to the consummation of the Partnership Merger (and, therefore, the Effective Time occurring prior to the Partnership Merger Effective Time), as is contemplated by this Agreement, would cause any of the parties to incur a materially greater amount of Transfer Taxes than would be incurred if the Merger were consummated following the consummation of the Partnership Merger (and, therefore, if the Effective Time were to occur following the Partnership Merger Effective Time), then, notwithstanding anything in this Agreement to the contrary, and with the written consent of Parent and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the timing of the consummation of the Merger and Partnership Merger shall be re-ordered so that the Merger shall occur and be consummated following the consummation of the Partnership Merger (and, therefore, the Effective Time will occur following the Partnership Merger Effective Time).

Section 2.4 Organizational Documents.  Subject to Section 6.10, at the Effective Time, the articles of organization and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization and limited liability company agreement. At the Partnership Merger Effective Time, the certificate of limited partnership of the Parent Operating Partnership and the Parent Partnership Agreement, each as in effect immediately prior to the Partnership Merger Effective Time shall be the certificate of limited partnership and limited partnership agreement of the Surviving Partnership, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of limited partnership and partnership agreement.

Section 2.5 Tax Consequences.  It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization purposes of Sections 354 and 361 of the Code. It is further intended for U.S. federal income tax purposes that (i) the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with the Surviving Partnership as the continuation of the Parent Operating Partnership and the termination of the Company Operating Partnership and (ii) the issuance of Parent Common Stock pursuant to the transactions contemplated by this Agreement to each Person identified on Section 2.5 of the Company Disclosure Letter be treated as the direct purchase by Parent Operating Partnership, immediately prior to the Partnership Merger, of each Person’s Company LP Units in exchange for the shares of Parent Common Stock set forth on Section 2.5 of the Company Disclosure Letter; provided, that each such Person consent to such treatment at or prior to the Partnership Merger Effective Time and Parent Operating Partnership agrees to report such issuance of Parent Common Stock consistent with this clause (ii) of Section 2.5, all pursuant to Treasury Regulations Section 1.708-1(c)(4).

Section 2.6 Subsequent Actions.

(a) If at any time after the Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the members, officers and managers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

(b) If at any time after the Partnership Merger Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of the Company Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out this Agreement, then the general partner(s) of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

ARTICLE III

EFFECT OF THE MERGERS

Section 3.1 Effect of the Mergers.

(a) The Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of any capital stock of the Company:

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, Parent or any Parent Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(ii) Subject to Section 3.1(d), Section 3.7 and Section 3.8 each share of Company Common Stock (including each share of Company Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a)(i)) shall be cancelled and automatically converted into the right to receive that number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”). All shares of Company Common Stock (including all shares of Company Restricted Stock), when so converted pursuant to this Section 3.1(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.2, including the right, if any, to receive, pursuant to Section 3.11, cash in lieu of fractional shares of Parent Common Stock into which such shares of Company Common Stock have been converted pursuant to Section 3.1(a)(ii), together with the amounts, if any, payable pursuant to Section 3.4.

(b) The Partnership Merger.  Immediately prior to the Partnership Merger Effective Time, the Parent shall contribute to the Parent Operating Partnership a number of issued, fully paid and nonassessable shares of Parent Common Stock equal to the number of issued and outstanding Company LP Units times the Exchange Ratio. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the parties hereto or any holder of any equity interests of the Company Operating Partnership, (i) each Company LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be exchanged for a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio and (ii) each Company Partnership Unit other than the Company LP Units shall automatically be converted into a number of Parent OP Units equal to the Exchange Ratio (collectively, the “Partnership Merger Consideration”). The general partnership interest of the Parent Operating Partnership shall remain outstanding and constitute the only general partnership interest in the Surviving Partnership, and the Parent OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain outstanding. All Company Partnership Units, when so exchanged or converted pursuant to this Section 3.1(b), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each former holder of Company Partnership Units shall cease to have any rights with respect to such Company Partnership Unit other than the right to receive the Partnership Merger Consideration in accordance with Section 3.2.

(c) Treatment of Merger Sub Membership Interests.  All membership interests of Merger Sub (the “Merger Sub Interests”), issued and outstanding immediately prior to the Effective Time shall remain as the only membership interests of the Surviving Entity.

(d) Adjustments.  Without limiting the other provisions of this Agreement and subject to Section 6.1(c)(ii) and Section 6.1(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, the Company or the Company Operating Partnership should split, combine or otherwise reclassify the Company Common Stock or Company Partnership Units, or make a dividend or other distribution in shares of Company Common Stock or Company Partnership Units (including any dividend or other distribution of securities convertible into Company Common Stock or Company Partnership Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parent Parties hereunder), the Merger Consideration or Partnership Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(c)(ii) and Section 6.2(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, Parent or the Parent Operating Partnership should split, combine or otherwise reclassify the Parent Common Stock or Parent Partnership Units, or make a distribution in shares of Parent Common Stock or Parent Partnership Units (including any dividend or other distribution of securities convertible into Parent Common Stock or Parent Partnership Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Merger Consideration or Partnership Merger Consideration, as applicable, shall be ratably adjusted to reflect any such change.

Section 3.2 Exchange Fund; Exchange Agent; Payment Procedures.

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and Partnership Merger Consideration. On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 3.1(a)(ii) equal to the Merger Consideration and (ii) cash in immediately available funds in an amount equal to any cash payable in lieu of the fractional shares pursuant to Section 3.11 (collectively, the “Exchange Fund”). Any interest or other income earned on cash deposited in the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Entity and shall be paid to Parent or the Surviving Entity.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share immediately prior to the Effective Time a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

Section 3.3 Share Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Entity for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 3.4 Dividends with Respect to Parent Common Stock.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 3.5 Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock on the first anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Stock) to which they are entitled under this Agreement shall thereafter look only to Parent and the Surviving Entity for payment of their claims with respect thereto.

Section 3.6 No Liability.  None of Parent, Merger Sub, the Company, the Parent Operating Partnership, the Company Operating Partnership, the Surviving Entity, the Surviving Partnership or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.7 Company Restricted Stock.  Immediately prior to the Effective Time, any then-outstanding shares of Company Restricted Stock shall become fully vested and the Company shall be entitled to deduct and withhold such number of shares of Company Common Stock otherwise deliverable upon such acceleration to satisfy any applicable income and employment withholding Taxes (assuming a fair market value of a share of Company Common Stock equal to the Exchange Ratio multiplied by the per share closing price of the Parent Common Stock on the last completed trading day immediately prior to the Closing on the NYSE, as reported in The Wall Street Journal). All shares of Company Common Stock then-outstanding as a result of the full vesting of the shares of Company Restricted Stock and the satisfaction of any applicable income and employment withholding Taxes shall have the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take all actions necessary to effectuate the provisions of this Section 3.7.

Section 3.8 Withholding Rights.  Each and any Parent Party, Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, the Partnership Merger Consideration and/or, otherwise, any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as such Parent Party, Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by a Parent Party, a Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Parent Party, the Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable.

Section 3.9 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.10 Dissenters’ Rights.  No dissenters’ or appraisal rights (or rights of an objecting stockholder) shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.11 Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Company Partnership Units exchanged or converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive (aggregating for this purpose all the shares of Parent Common Stock such holder is entitled to receive hereunder), in lieu thereof, cash, without interest, in an amount equal to the product of (a) such fractional part of a share of Parent Common Stock, multiplied by (b) the per share closing price of Parent Common Stock on the Closing Date on the NYSE, as reported in The Wall Street Journal.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except (a) as set forth in the disclosure letter that has been prepared by the Company Parties and delivered by the Company Parties to the Parent Parties in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein), or (b) as disclosed in publicly available Company SEC Filings, filed with, or furnished to, as applicable, the SEC on or after June 6, 2014 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Company Parties, jointly and severally, represent and warrant to the Parent Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except, with respect only to each Company Subsidiary that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries and each other corporate or non-corporate subsidiary in which the Company owns any direct or indirect voting, capital, profits or other beneficial interest (“Other Company Subsidiary”), including a list of each Company Subsidiary or Other Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary and each Other Company Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes), directly or indirectly, by the Company in and to each Company Subsidiary and each Other Company Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes) by any Person other than the Company or a Company Subsidiary in each Company Subsidiary and, to the knowledge of the Company, each Other Company Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each Company Subsidiary and, to the knowledge of the Company, each Other Company Subsidiary.

(d) Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in the Company Subsidiaries or Other Company Subsidiaries, loans to any Taxable REIT Subsidiary of the Company and investments in bank time deposits and money market accounts).

Section 4.2 Organizational Documents.  The Company has made available to Parent complete and correct copies of (a) the Company’s charter (the “Company Charter”) and the Company’s bylaws, as amended to date (the “Company Bylaws”), (b) the organizational documents of each Company Subsidiary, including the certificate of limited partnership of the Company Operating Partnership and the Company Partnership Agreement, each as in effect on the date hereof, and (c) any and all Company Tax Protection Agreements.

Section 4.3 Capital Structure.

(a) As of the date hereof, the authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”). At the close of business on July 31, 2016, (i) 12,481,339.06 shares of Company Common Stock were issued and outstanding, including 6,932 unvested shares of Company Restricted Stock and 8,888 shares of Common Stock that are held by the special limited partner of the Company Operating Partnership, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 623,676 shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Restricted Stock Plan, (iv) 613,012 shares of Company Common Stock were available for grant under the Company Restricted Stock Plan, and (v) 12,614,441 Company Partnership Units were issued and outstanding consisting of 12,480,533 Company OP Units, 8,888 Company GP Units and 125,020 Company Class B Units. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of the Company is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote. As of the date of this Agreement, there are no Company options outstanding. Section 4.3(a) of the Company Disclosure Letter sets forth for each holder of Company Restricted Stock outstanding as of the date of this

Agreement (A) the name with respect to the holder of Company Restricted Stock, (B) the number of shares of outstanding Company Restricted Stock, (C) the date of grant of such Company Restricted Stock, and (D) the vesting schedule for such Company Restricted Stock. There are no other rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to the Company Common Stock or Company Partnership Units other than the Company Restricted Stock and Company Partnership Units disclosed on Section 4.3(a) of the Company Disclosure Letter. Each Company Restricted Stock grant was made in accordance in all material respects with the terms of the Company Restricted Stock Plan and applicable Law. Immediately prior to the Closing, the Company will provide to Parent a complete and correct list that contains the information required to be provided in Section 4.3(a) of the Company Disclosure Letter, that is correct and complete as of the Closing Date; provided, however, delivery of such updated schedule shall not cure any breach of this Section 4.3 for purposes of determining whether the applicable closing condition has been satisfied.

(b) All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid, and (except in respect to Company Subsidiaries formed under Luxembourg law) nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.1(c) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Company Subsidiary or which would require any Company Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(c) Except as set forth in this Section 4.3 or in Section 4.3(a) of the Company Disclosure Letter or with respect to the Company Restricted Stock Plan, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company Preferred Stock, Company Partnership Units or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any of the Company Subsidiaries or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Preferred Stock or other equity securities of the Company or any Company Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Company Restricted Stock Plan in the event the grantees fail to satisfy withholding Tax obligations). Neither the Company nor any Company Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of the Company or any of the Company Subsidiaries.

(d) All dividends or other distributions on the shares of Company Common Stock and Company Preferred Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4 Authority.

(a) Each of the Company and the Company Operating Partnership has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Company and the Company Operating Partnership and the consummation by the Company and the Company Operating Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the Company or the Company Operating Partnership, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, (i) with respect to the Merger, to receipt of the Company Stockholder Approval, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and (ii) with respect to the Partnership Merger, the due filing of the Partnership Certificate of Merger with the Delaware Secretary. The Company’s board of directors (the “Company Board”), at a duly held meeting, has, upon the recommendation of the Company Special Committee, by unanimous vote of all of the Company Board members voting, (x) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger, the Partnership Merger and the other transactions contemplated hereby, (y) directed that the Merger and, to the extent stockholder approval is required, the other transactions contemplated hereby be submitted for consideration at the Company Stockholder Meeting, and (z) resolved to recommend that the stockholders of the Company vote in favor of the approval of the Merger and the other transactions contemplated hereby (the “Company Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 6.5.

(b) This Agreement has been duly executed and delivered by each of the Company and the Company Operating Partnership and, assuming due authorization, execution and delivery by each of Parent, Merger Sub and the Parent Operating Partnership, constitutes a legally valid and binding obligation of each of the Company and the Company Operating Partnership, enforceable against the Company and the Company Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c) The Company Special Committee, at a meeting duly called and held, has by unanimous vote of all its members recommended that the Company Board approve and adopt this Agreement and determined that the transactions contemplated hereby, including the Mergers, are advisable and in the best interests of, the Company and the stockholders of the Company. The Company Board, based on the unanimous recommendation of the Company Special Committee, has (i) determined that the transactions contemplated by this Agreement are advisable on substantially the terms and conditions set forth herein, and (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Mergers, and directed that this Agreement and the Merger be submitted to a vote by the Company’s stockholders. The Company Board has not subsequently rescinded or modified, in any way, its determinations and approvals discussed above.

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by each of the Company and the Company Operating Partnership does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of the Company and the Company Operating Partnership will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter, the Company Bylaws, the certificate of limited partnership of the Company Operating Partnership or the Company Partnership Agreement or (B) any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, the Company Operating Partnership or any other Company Subsidiary or by which any property or asset of the Company, the Company Operating Partnership or any other Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company, the Company Operating Partnership or any other Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company, the Company Operating Partnership or any other Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company, the Company Operating Partnership or any other Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Company and the Company Operating Partnership does not, and the performance of this Agreement by each of the Company and the Company Operating Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) joint proxy materials in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT pursuant to the MGCL, (iv) the due filing of the Partnership Certificate of Merger with the Delaware Secretary, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14 or Section 4.16, which are addressed solely in those Sections, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any claim or notice nor has any knowledge indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.7, Section 4.10, Section 4.14, Section 4.16 or Section 4.17), or (ii) any Company Permits (except for the Company Permits addressed in Section 4.14 or Section 4.16), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) The Company has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after June 6, 2014 (collectively, the “Company SEC Filings”). Except as set forth in Section 4.7(a) of the Company Disclosure Letter, each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) The records, systems, controls, data and information of the Company and the Company Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries and to maintain accountability for the assets of the Company and the Company Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d) Except as and to the extent disclosed or reserved against on the Company’s most recent balance sheet (or, in the notes thereto) included in the Company SEC Filings, none of the Company or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Company SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Company Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 4.7(e) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings since June 6, 2014 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting the Company which has not been adequately addressed. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since June 6, 2014 through the date of this Agreement relating to the Company SEC Filings and all written responses of the Company thereto through the date of this Agreement. None of the Company SEC Filings is the subject of any confidential treatment request by the Company.

Section 4.8 Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent, Parent Operating Partnership or Merger Sub.

Section 4.9 Absence of Certain Changes or Events.  Between and including January 1, 2016 and the date hereof, except as contemplated by this Agreement or as set forth in Section 4.9 of the Company Disclosure Letter, the Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course. Between and including January 1, 2016 and the date hereof, there has not been any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.10 Employee Benefit Plans and Service Providers.

(a) Other than the Restricted Stock Plan and as set forth in Section 4.10 of the Company Disclosure Letter, the Company and the Company Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither the Company nor any Company Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to Parent, Merger Sub or any of their respective subsidiaries.

(c) The Company Restricted Stock Plan was established and has been administered in all material respects in accordance with its terms and in material compliance with all applicable Laws, including the Code.

(d) None of the Company, any Company Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (v) in respect to the Company Subsidiaries (and, in respect thereto, the laws of any relevant jurisdiction of the European Union), any equivalent pension or similar plan, scheme, or arrangement (excluding any mandatory governmental pension schemes, plans, or arrangements pursuant to the domestic laws of that jurisdiction, where applicable).

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event: (i) result in any payment becoming due to any service provider of the Company or any Company Subsidiary, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary or the amount of compensation due to any service provider of the Company or any Company Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits.

(f) No amount that could be received (whether in cash or property or the vesting of property or otherwise) as a result of the Mergers or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who would reasonably be expected to be a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g) Neither the Company nor any Company Subsidiary is a party to or has any obligation under any Contract, any Benefit Plan, or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

Section 4.11 Labor and Employment Matters.  Except as set forth in Section 4.11 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has, or has ever had, any employees or consultants.

Section 4.12 Material Contracts.

(a) Except for contracts listed in Section 4.12 of the Company Disclosure Letter or filed as exhibits to the Company SEC Filings, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii) obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business, other than, with respect to the Company Subsidiaries, radius and/or use restrictions contained in any Company Lease or pursuant to applicable Laws;

(iv) is an agreement which obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary is the indemnitor, other than any operating agreements or property management agreements or any similar agreement pursuant to which a Company Subsidiary that is not wholly owned, directly or indirectly, by the Company provides such an indemnification to any such directors, officers, trustees, employees or agents in connection with the indemnification by such non-wholly owned Company Subsidiary of the Company or another Company Subsidiary thereunder;

(v) constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $1,000,000;

(vi) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration or termination of a Company Lease or a ground lease affecting a Company Property) with a fair market value in excess of $200,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property;

(viii) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of the Company or any Company Subsidiary; or

(ix) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $1,000,000.

Each contract listed on Section 4.12 of the Company Disclosure Letter to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Company Material Contract.”

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13 Litigation.  Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened by or before any Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending or threatened by any Governmental Authority, in each case, against the Company or any Company Subsidiary, and (b) neither the Company nor any Company Subsidiary, nor any of the Company’s or any Company Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 4.14 Environmental Matters.

(a) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or in any Phase I or Phase II report made available to Parent prior to the date hereof:

(i) The Company and each Company Subsidiary are in compliance with all Environmental Laws.

(ii) The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any Environmental Law.

(iv) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

(v) Neither the Company nor any Company Subsidiary has assumed, by contract or, to the knowledge of the Company, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances, other than environmental guaranties provided on non-recourse debt.

(vi) Neither the Company nor any Company Subsidiary has caused, and to the knowledge of the Company, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

(vii) There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, is or may become the subject of any Action under Environmental Law.

(b) This Section 4.14 contains the exclusive representations and warranties of the Company with respect to environmental matters.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by the Company and all material Intellectual Property that is licensed by the Company.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned or licensed by the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

(c) This Section 4.15 contains the exclusive representations and warranties of the Company with respect to Intellectual Property matters.

Section 4.16 Properties.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list of the address of each real property owned, leased (as lessee or sublessee), including ground leased, by the Company or any Company Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties ”).

(b) The Company or a Company Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, “Company Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (iii) any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 4.16(l) of the Company Disclosure Letter, or Company Leases or ground leases or air rights affecting any Company Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens that do not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated.

(c) The Company Properties (x) are supplied with utilities and other services reasonably required for their continued operation as they are now being operated, (y) are, to the knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent, and (z) are, to the knowledge of the Company, adequate and suitable for the purposes for which they are presently being used.

(d) To the knowledge of the Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(e) Neither the Company nor any of the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement or easement that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(f) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Company Property or, to the knowledge of the Company, any Company Property leased by the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property.

(h) Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, as of June 1, 2016, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent, and the schedules with respect to the Company Properties subject to triple-net leases, which schedules have previously been made available to Parent, correctly reference each lease or sublease that was in effect as of June 1, 2016 and to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Company Leases”). Section 4.16(h) of the Company Disclosure Letter sets forth the current rent annualized and security deposit amounts currently held for each Company Lease (which security deposits are in the amounts required by the applicable Company Lease).

(i) True and complete in all material respects copies of (i) all ground leases affecting the interest of the Company or any Company Subsidiary in the Company Properties and (ii) all Company Leases (collectively, the “Material Company Leases”), in each case in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions through the date hereof related thereto, have been made available to Parent. Except as set forth on Section 4.16(i) of the Company Disclosure Letter or as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, (3) no tenant under a Company Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from the Company or any Company Subsidiary in excess of $250,000 in the aggregate, (4) neither the Company nor any Company Subsidiary is in receipt of any rent under any Company Lease paid more than 30 days before such rent is due and payable, and (5) to the Knowledge of the Company, each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(j) Except as set forth on Section 4.16(j) of the Company Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Company Properties, and the Company and the Company Subsidiaries have not received any written notice of (and the Company and the Company Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing except, in each case, for any such Taxes or assessments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k) As of the date of this Agreement, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

(l) Except for (1) Company Permitted Liens, (2) as set forth in Section 4.16(l) of the Company Disclosure Letter, or (3) as set forth in any Company Lease, and as set forth in contracts provided to Parent prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company’s, or the Company Subsidiary’s, ownership, ground lease or right to use a Company Property subject to a Material Company Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary.

(m) Except as set forth in Section 4.16(m) of the Company Disclosure Letter or pursuant to a Company Lease or any ground lease affecting any Company Property, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Third Party.

(n) Neither the Company nor any Company Subsidiary is party to any oral Company Lease.

(o) The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy”). A copy of each Company Title Insurance Policy in the possession of the Company has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.

(p) To the knowledge of the Company, Section 4.16(p) of the Company Disclosure Letter lists each Company Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business or alterations or expansions being performed by any tenant under a Company Lease.

(q) The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 4.16(q) of the Company Disclosure Letter sets forth all leased personal property of the Company or any Company Subsidiary with monthly lease obligations in excess of $250,000 and that are not terminable upon 30 days’ notice.

(r) Section 4.16(r) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the number of facilities currently managed by each such party.

Section 4.17 Taxes.

(a) The Company and, if applicable, each Company Subsidiary has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return. True and materially complete copies of all U.S. Federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to the taxable years ending on or after December 31, 2014 have been provided or made available to representatives of Parent.

(b) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2015 (and, for purposes of Section 7.2(a), including through December 31, 2016, if the Closing Date occurs in the taxable year ending December 31, 2017), has satisfied all requirements to qualify as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”), and, upon the making of an election to be treated as a REIT on the federal income Tax Return for the Company’s taxable year ended December 31, 2015, will so qualify for U.S. federal Tax purposes for such taxable years; (ii) has operated since January 1, 2016 (and, for purposes of Section 7.2(a), January 1, 2017, if the Closing Date occurs in the taxable year ending December 31, 2017) to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or that ends on the Closing Date) through to the Merger (and the consummation thereof) in such a manner so as to qualify as a REIT for its taxable year that will end with the Merger (and consummation thereof); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened in writing.

(c) Each Company Subsidiary and Other Company Subsidiary has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.

(d) (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any material Taxes or material Tax Returns of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) neither the Company nor any Company Subsidiary has received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction and (vi) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(e) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Since its inception, (i) the Company and the Company Subsidiaries have not incurred any material liability for Taxes under Sections 857(b)(1), 857(b)(6)(A), 860(c) or 4981 of the Code which have not been previously paid, and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or the Company Subsidiaries.

(g) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Company Tax Protection Agreements currently in force, and no Person has raised, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement. As used herein, “Company Tax Protection Agreements” means any agreement to which the Company or any Company Subsidiary is a party and pursuant to which (i) any liability to any direct or indirect holder of partnership units of the Company Operating Partnership or any other partnership interest in any Company Subsidiary Partnership (“Relevant Company Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Company Partnership Interest, a party to such agreement has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any other agreement that would require any Company Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Company Subsidiary Partnership or the holder of interests in such Company Subsidiary Partnership in connection with any transaction or other action. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary or Other Company Subsidiary that is a partnership for U.S. federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements and Company Tax Protection Agreements.

(l) Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(m) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) Neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(o) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(p) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(q) No written power of attorney that has been granted by the Company or any of the Company Subsidiaries (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

Section 4.18 Insurance.  The Company has made available to Parent copies of all material insurance policies (including title insurance policies) and all material fidelity bonds or other material insurance service contracts in the Company’s possession providing coverage for all Company Properties (the “Company Insurance Policies”). The Company Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Company and any Company Subsidiary and are sufficient for compliance with all applicable Laws to which Company or any Company Subsidiary are bound. The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Company Lease. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the insurer. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under all Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. To the knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19 Opinion of Financial Advisor.  The Company Special Committee and the Company’s Board of Directors have received the opinion of BMO Capital Markets Corporation to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

Section 4.20 Takeover Statutes.  The restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL are not applicable to the Mergers. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Mergers. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 4.21 Vote Required.  The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The consent of the Company as the sole general partner of the Company Operating Partnership, is the only vote of the partners of the Company Operating Partnership necessary to adopt this Agreement and approve the Partnership Merger and the other transactions contemplated hereby.

Section 4.22 Brokers.  No broker, finder, or investment banker (other than BMO Capital Markets Corporation) is entitled to any brokerage, finder’s, or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.23 Investment Company Act.  Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.24 Affiliate Transactions.  Except as set forth in Section 4.24 of the Company Disclosure Letter or in the Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from June 6, 2014 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or the Service Provider, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.25 Fees Contemplated by the Mergers.  Except as set forth in Section 4.25 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is required to pay any termination or other fee as a result of entering into this Agreement or carrying out the purposes of this Agreement under the Advisory Agreement or Section 5.1(d) of the Company Partnership Agreement. Additionally, neither the Company nor any Company Subsidiary is required to pay any lease surrender charges under any Company Lease or to pay any severance payments to any Person as a result of entering into this Agreement or carrying out the purposes of this Agreement.

Section 4.26 No Other Representations or Warranties.  Except for the representations and warranties contained in Article V, the Company acknowledges that neither Parent nor any other Person on behalf of Parent has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent or any of the Parent Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except (a) as set forth in the disclosure letter that has been prepared by the Parent Parties and delivered by the Parent Parties to the Company Parties in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent or Merger Sub made herein), or (b) as disclosed in publicly available Parent SEC Filings, filed with, or furnished to, as applicable, the SEC on or after October 27, 2011 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Parent Parties hereby jointly and severally represent and warrant to the Company Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Each Parent Subsidiary (other than Merger Sub) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except, with respect only to each Parent Subsidiary that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d) Section 5.1(d) of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries and each other corporate or non-corporate subsidiary in which Parent owns any direct or indirect voting, capital, profits or other beneficial interest (“Other Parent Subsidiary”), including a list of each Parent Subsidiary or Other Parent Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each

Parent Subsidiary and each Other Parent Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes), directly or indirectly, by Parent in and to each Parent Subsidiary and each Other Parent Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes) by any Person other than Parent or a Parent Subsidiary in each Parent Subsidiary and, to the knowledge of Parent, each Other Parent Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each Parent Subsidiary and, to the knowledge of Parent, each Other Parent Subsidiary.

(e) Except as set forth in Section 5.1(e) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in the Parent Subsidiaries or Other Parent Subsidiaries, loans to any Taxable REIT Subsidiary of Parent and investments in bank time deposits and money market accounts).

Section 5.2 Organizational Documents.

Parent has made available to the Company complete and correct copies of (a) Parent’s charter (the “Parent Charter”), and bylaws, as amended to date (the “Parent Bylaws”), (b) the organizational documents of each Parent Subsidiary, each as in effect on the date hereof, including Merger Sub’s articles of organization and limited liability company agreement and the certificate of limited partnership of the Parent Operating Partnership and the Parent Partnership Agreement, and (c) any and all Parent Tax Protection Agreements.

Section 5.3 Capital Structure.

(a) As of the date hereof, the authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share (the “Parent Preferred Stock”). At the close of business on July 31, 2016, (i) 169,124,629 shares of Parent Common Stock were issued and outstanding, including 146,664 unvested shares of Parent Restricted Stock, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 7,500,000 shares of Parent Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Parent Restricted Stock Plan, (iv) 7,353,336 shares of Parent Common Stock were available for grant under the Parent Restricted Stock Plan, (v) 9,041,801 LTIP Units were issued and outstanding under the Parent OPP Agreement and (vi) 179,976,108 Parent Partnership Units were issued and outstanding consisting of 170,934,307 Parent OP Units (of which 170,912,085 are held as limited partner interests in Parent Partnership and 22,222 are held by Parent as its general partner interest in Parent Partnership), 9,041,801 LTIP Units, and zero Parent Class B Units. There are no other rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to the Parent Common Stock or the Parent Preferred Stock, including pursuant to the Parent Option Plan. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued as the Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. All Parent Partnership Units to be issued as the Partnership Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized and validly issued. No class of capital stock is entitled to preemptive rights. Except as disclosed in Section 5.3(a) of the Parent Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent Common Stock may vote.

(b) All of the Merger Sub Interests are owned by Parent. All of the Merger Sub Interests are duly authorized, validly issued fully paid and nonassessable, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Merger Sub Interests may vote.

(c) All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and (except in respect to Parent Subsidiary formed under Luxembourg law) nonassessable. All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 5.3(c) of the Parent Disclosure Letter, Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Parent Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Parent Subsidiary or which would require any Parent Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(d) Except as set forth in this Section 5.3 or with respect to the Parent Restricted Stock Plan, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent, Merger Sub or any other Parent Subsidiary is a party or by which any of them is bound, obligating Parent, Merger Sub or any other Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Parent Common Stock, shares of Parent Preferred Stock, Merger Sub Interests or other equity securities, rights, options, stock or unit appreciation rights, phantom stock or units, dividend equivalents or similar rights or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent, Merger Sub or any of the other Parent Subsidiaries or obligating Parent, Merger Sub or any other Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent, Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, Parent Preferred Stock, or other equity securities or interests of Parent, Merger Sub or any other Parent Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Parent Restricted Stock Plan in the event the grantees fail to satisfy withholding Tax obligations). Neither Parent, Merger Sub nor any other Parent Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any Merger Sub Interests or capital stock of Parent, or equity interests in any of the other Parent Subsidiaries.

(e) All dividends or other distributions on the shares of Parent Common Stock and Parent Preferred Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.4 Authority.

(a) Each of Parent, Merger Sub and the Parent Operating Partnership has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership and the consummation by each of Parent, Merger Sub and the Parent Operating Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of Parent, Merger Sub or the Parent Operating Partnership, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, with respect to the issuance of Parent Common Stock in connection with the Merger, to receipt of the Parent Stockholder Approval and, (i) with respect to the Merger, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and (ii) with respect to the Partnership Merger, the due filing of the Partnership Certificate of Merger with the Delaware Secretary. Parent’s board of directors (the “Parent Board”), at a duly held meeting, has, upon the recommendation of the Parent Special Committee, with William M. Kahane having recused himself from voting, by unanimous vote of all of the independent directors serving on the Parent Board voting, (i) duly and validly authorized and approved the execution and delivery of this Agreement and declared advisable the Mergers and the other transactions contemplated hereby, (ii) directed that the Merger be submitted for consideration at the Parent Stockholder Meeting, and (iii) resolved to recommend that the stockholders of Parent vote in favor of the approval of the Merger (the “Parent Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 6.5.

(b) This Agreement has been duly executed and delivered by each of Parent, Merger Sub and the Parent Operating Partnership and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent, Merger Sub and the Parent Operating Partnership, enforceable against Parent, Merger Sub and the Parent Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c) The Parent Special Committee, at a meeting duly called and held, has by unanimous vote of all its members recommended that the Parent Board approve and adopt this Agreement and determined that the transactions contemplated hereby, including the Mergers, are advisable and in the best interests of, Parent and the stockholders of Parent. The Parent Board, with the independent directors serving on the Board voting unanimously and William M. Kahane recusing himself, based on the unanimous recommendation of the Parent Special Committee, has (i) determined that the transactions contemplated by this Agreement are advisable, and in the best interests of Parent and the stockholders of the Parent, and (ii) subject to Parent Stockholder Approval, approved and adopted this Agreement and the transactions contemplated hereby, including the Mergers. The Parent Board has not subsequently rescinded or modified, in any way, its determinations and approvals discussed above.

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of Parent, Merger Sub and the Parent Operating Partnership will not, (i) assuming receipt of the Parent Stockholder Approval, conflict with or violate any provision of (A) the Parent Charter or the Parent Bylaws, Merger Sub’s articles of organization or limited liability company agreement, the certificate of limited partnership of the Parent Operating Partnership or the Parent Partnership Agreement or (B) any equivalent organizational or governing documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent, the Parent Operating Partnership or any other Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership does not, and the performance of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT pursuant to the MGCL, (iv) the due filing of the Partnership Certificate of Merger with the Delaware Secretary, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.14 or Section 5.16, which are addressed solely in those Sections, Parent, Merger Sub and each other Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent, Merger Sub and each other Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any claim or notice nor has any knowledge indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) None of Parent, Merger Sub or any other Parent Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound (except for Laws addressed in Section 5.7, Section 5.10, Section 5.14, Section 5.16 or Section 5.17), or (ii) any Parent Permits (except for Parent Permits addressed in Section 5.16), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7 SEC Filings; Financial Statements.

(a) Parent has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after

October 27, 2011 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither Merger Sub nor any other Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) The records, systems, controls, data and information of Parent and the Parent Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of Parent and the Parent Subsidiaries and to maintain accountability for the assets of Parent and the Parent Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and Parent has made available to the Company copies of any material written materials relating to the foregoing. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to Parent required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of Parent, Merger Sub or any other Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d) Except as and to the extent disclosed or reserved against on Parent’s most recent balance sheet (or, in the notes thereto) included in the Parent SEC Filings, none of Parent or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Parent SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Parent Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e) To the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Filings since October 27, 2011 which remains unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Parent which has not been adequately addressed. Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since October 27, 2011 through the date of this Agreement relating to the Parent SEC Filings and all written responses of Parent thereto through the date of this Agreement. None of the Parent SEC Filings is the subject of any confidential treatment request by Parent.

Section 5.8 Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of Parent, Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 5.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 5.9 Absence of Certain Changes or Events.  Between and including January 1, 2016 and the date hereof, except as contemplated by this Agreement or as set forth on Section 5.9 of the Parent Disclosure Letter, Parent, Merger Sub and each other Parent Subsidiary has conducted its business in all material respects in the ordinary course. Between and including January 1, 2016 and the date hereof, there has not been any Parent Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.10 Employee Benefit Plans and Service Providers.

(a) Other than the Parent Restricted Stock Plan, the Parent OPP Agreement, and the Parent Option Plan, the Parent and the Parent Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither the Parent nor any Parent Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to the Parent or any Parent Subsidiary.

(c) Each of the Parent Restricted Stock Plan, the Parent OPP Agreement, and the Parent Option Plan has been established and administered in all material respects in accordance with its terms and in material compliance with all applicable Laws, including the Code.

(d) None of Parent, Merger Sub, any Parent Subsidiary or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e) Except as set forth in Section 5.10(e) of the Parent Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event: (i) result in any payment becoming due to any service provider of Parent, Merger Sub or any Parent Subsidiary, (ii) increase or otherwise enhance any benefits otherwise payable by Parent, Merger Sub or any Parent Subsidiary or the amount of compensation due to any service provider of Parent, Merger Sub or any Parent Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits.

(f) None of Parent, Merger Sub or any Parent Subsidiary is a party to or has any obligation under any Contract, any Benefit Plan or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

Section 5.11 Labor and Employment Matters.  Neither Parent nor any Parent Subsidiary has, or has ever had, any employees.

Section 5.12 Material Contracts.

(a) Except for contracts listed in Section 5.12 of the Parent Disclosure Letter or filed as exhibits to the Parent SEC Filings, as of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii) obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within 90 days without material penalty to Parent or any Parent Subsidiary, except for any Parent Lease or any ground lease affecting any Parent Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Parent or any Parent Subsidiary, or that otherwise restricts the lines of business conducted by Parent or any Parent Subsidiary or the geographic area in which Parent or any Parent Subsidiary may conduct business, other than, with respect to the Parent Subsidiaries, radius or use restriction contained in any Parent Lease or pursuant to applicable Laws;

(iv) is an agreement which obligates Parent or any Parent Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Parent or any Parent Subsidiary pursuant to which Parent or any Parent Subsidiary is the indemnitor, other than any operating agreements or property management agreements or any similar agreement pursuant to which a

Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent provides such an indemnification to any such directors, officers, trustees, employees or agents in connection with the indemnification by such non-wholly owned Parent Subsidiary of Parent or another Parent Subsidiary thereunder;

(v) constitutes an Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $2,000,000 (except any intercompany loans or between Parent and any Parent Subsidiary or as between Parent Subsidiaries);

(vi) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii) requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration or termination of a Parent Lease or a ground lease affecting a Parent Property) with a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Parent Lease or any ground lease affecting any Parent Property;

(viii) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of Parent or any Parent Subsidiary; or

(ix) constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary (other than advances made pursuant to and expressly disclosed in the Parent Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Parent Lease with respect to the development, construction, or equipping of Parent Properties or the funding of improvements to Parent Properties) in an amount in excess of $2,000,000.

Each contract listed on Section 5.12 of the Parent Disclosure Letter to which Parent or any Parent Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Parent Material Contract”.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof. None of Parent or any Parent Subsidiary, nor, to the knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice of any violation or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.13 Litigation.  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending or threatened by any Governmental Authority, in each case, against Parent, Merger Sub or any other Parent Subsidiary, and (b) none of Parent, Merger Sub or any other Parent Subsidiary, nor any of Parent or any Parent Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 5.14 Environmental Matters.

(a) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i) Parent and each Parent Subsidiary are in compliance with all Environmental Laws.

(ii) Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Parent or any Parent Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

(iv) Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

(v) Neither Parent nor any Parent Subsidiary has assumed, by contract or, to the knowledge of Parent, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances, other than environmental guaranties provided on non-recourse debt.

(vi) Neither Parent nor any Parent Subsidiary has caused, and to the knowledge of Parent, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Parent or any Parent Subsidiary under any Environmental Law.

(vii) There is no site to which Parent or any Parent Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of Parent, is or may become the subject of any Action under Environmental Law.

(b) This Section 5.14 contains the exclusive representations and warranties of Parent and Merger Sub with respect to environmental matters.

Section 5.15 Intellectual Property.

(a) Section 5.15(a) of the Parent Disclosure Letter sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by Parent and all material Intellectual Property that is licensed by Parent.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent, Merger Sub and the other Parent Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted, (ii) the conduct of the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned by Parent, Merger Sub or any other Parent Subsidiary, and (iv) to the knowledge of Parent, no Third Party is currently infringing or misappropriating Intellectual

Property owned by Parent, Merger Sub or any other Parent Subsidiary. Parent, Merger Sub and the other Parent Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

(c) This Section 5.15 contains the exclusive representations and warranties of Parent and Merger Sub with respect to Intellectual Property matters.

Section 5.16 Properties.

(a) Parent or a Parent Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the real properties reflected as an asset on the most recent balance sheet of Parent included in the Parent SEC Documents and to each of the real properties acquired by Parent or any Parent Subsidiary subsequent to the date of such balance sheet (each a “Parent Property” and collectively the “Parent Properties”), in each case, free and clear of Liens, except for Parent Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Parent (if such reserves are required pursuant to GAAP), (iii) any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 5.16(j) of the Parent Disclosure Letter, Parent Leases or ground leases or air rights affecting any Parent Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on existing title policies made available by or on behalf of the Parent or any Parent Subsidiary to Company prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor, or sublessor, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property as currently used and operated.

(b) The Parent Properties (x) are supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) are, to the knowledge of Parent, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company, and (z) are, to the knowledge of Parent, adequate and suitable for the purposes for which they are presently being used.

(c) To the knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(d) None of Parent, Merger Sub or any of the other Parent Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement or easement that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and none of Parent, Merger Sub or any other Parent Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Except as set forth in Section 5.16(f) of the Parent Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any Parent Property and (ii) none of Parent, Merger Sub or any other Parent Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are threatened with respect to any of the Parent Properties, or (B) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property.

(g) Except for discrepancies, errors, or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the rent rolls for each of the Parent Properties, as of June 1, 2016, which rent rolls have previously been made available by or on behalf of the Parent or any Parent Subsidiary to Company, and the schedules with respect to the Parent Properties subject to triple-net leases, which schedules have previously been made available to Company, correctly reference each Parent Lease.

(h) True and complete in all material respects copies of all ground leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties and all leases and subleases to which Parent or the other Parent Subsidiaries are parties that are required to be filed as exhibits to the Parent SEC Filings pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (the “Material Parent Leases”) in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to the Company. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (1) none of Parent, Merger Sub or any other Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Material Parent Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Parent Lease by Parent, Merger Sub or any other Parent Subsidiary, or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, (3) no tenant under a Material Parent Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from Parent, Merger Sub or any other Parent Subsidiary in excess of $500,000 in the aggregate, (4) none of Parent, Merger Sub or any other Parent Subsidiary is in receipt of any rent under any Parent Lease paid more than thirty (30) days before such rent is due and payable, and (5) to the knowledge of Parent, each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent, Merger Sub or any other Parent Subsidiary and with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(i) Except as set forth on Section 5.16(i) of the Parent Disclosure Letter, there are no Tax abatements or exemptions specifically affecting Parent Properties, and Parent and the Parent Subsidiaries have not received any written notice of (and Parent and the Parent Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Parent Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(j) Except as set forth in Section 5.16(j) of the Parent Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

(k) Except for (1) Parent Permitted Liens, (2) as set forth in Section 5.16(k) of the Parent Disclosure Letter, or (3) as set forth in any Parent Lease, or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof that would materially adversely affect Parent’s, or any Parent Subsidiary’s, ownership, ground lease or right to use a Parent Property subject to a Material Parent Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary.

(l) Neither the Parent nor any Parent Subsidiary is party to any oral Parent Lease.

(m) The Parent and each Parent Subsidiary, as applicable, is in possession of Parent Title Insurance Policies evidencing title insurance with respect to each Parent Property. A copy of each Parent Title Insurance Policy in the possession of the Parent or any Parent Subsidiary has been made available to Company. No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would be material to any Parent Property.

(n) Parent, Merger Sub and the other Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent’s, Merger Sub’s or any other Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.17 Taxes.

(a) Parent, Merger Sub and, if applicable, each other Parent Subsidiary has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return. True and materially complete copies of all U.S. Federal Income Tax Returns that have been filed with the IRS by Parent and, if applicable, each Parent Subsidiary, with respect to the taxable years ending on or after December 31, 2014 have been provided or made available to representatives of Company.

(b) Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 2013 (and, for purposes of Section 7.3(a), including through December 31, 2016, if the Closing Date occurs in the taxable year ending December 31, 2017), has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for such taxable years; (ii) has operated since January 1, 2016 (and, for purposes of Section 7.3(a), January 1, 2017, if the Closing Date occurs in the taxable year ending December 31, 2017) to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner so as to qualify as a REIT for its taxable year ending December 31, 2016 (and, for purposes of Section 7.3(a), December 31, 2017, if the Closing Date occurs in the taxable year ending December 31, 2017); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened in writing.

(c) Each Parent Subsidiary and Other Parent Subsidiary has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.

(d) (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any material Taxes or material Tax Returns of Parent, Merger Sub or any other Parent Subsidiary and none of Parent, Merger Sub or any other Parent Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of Parent, Merger Sub or any other Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) none of Parent, Merger Sub or any other Parent Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) none of Parent, Merger Sub or any other Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) none of Parent, Merger Sub or any other Parent Subsidiary has received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction and (vi) none of Parent, Merger Sub or any other Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(e) None of Parent, Merger Sub or any other Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Since its inception, (i) Parent, Merger Sub and the other Parent Subsidiaries have not incurred any material liability for Taxes under Sections 857(b)(1), 857(b)(6)(A), 860(c) or 4981 of the Code which have not been previously paid, and (ii) none of Parent, Merger Sub or any other Parent Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Parent, Merger Sub or the other Parent Subsidiaries.

(g) Parent, Merger Sub and the other Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Parent Tax Protection Agreements currently in force, and no Person has raised, or to the knowledge of Parent threatened to raise, a material claim against Parent, Merger Sub or any other Parent Subsidiary for any breach of any Parent Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement. As used herein, “Parent Tax Protection Agreements” means any agreement to which Parent, Merger Sub or any other Parent Subsidiary is a party and pursuant to which (i) any liability to any direct or indirect holder of partnership units of the Parent Operating Partnership or any other partnership interest in any Parent Subsidiary Partnership (“Relevant Parent Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Parent Partnership Interest, a party to such agreement has agreed to

(A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any other agreement that would require any Parent Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Parent Subsidiary Partnership or the holder of interests in such Parent Subsidiary Partnership in connection with any transaction or other action. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary or Other Parent Subsidiary that is a partnership for U.S. federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of Parent, Merger Sub or any other Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements and Parent Tax Protection Agreements.

(l) Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(m) Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) Neither Parent nor any of the Parent Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(o) Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(p) Neither Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(q) No written power of attorney that has been granted by Parent, Merger Sub or any other Parent Subsidiary (other than to Parent or a Parent Subsidiary) currently is in force with respect to any matter relating to Taxes.

Section 5.18 Insurance.  Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent, Merger Sub or any other Parent Subsidiary pending under the material insurance policies (including title insurance policies) and the material fidelity bonds or other insurance service contracts in Parent’s possession providing coverage for all material Parent Properties (the “Parent Insurance Policies”) that has been denied or disputed by the insurer. The Parent Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Parent and any Parent Subsidiary and are sufficient for compliance with all applicable Laws to which Parent or any Parent Subsidiary are bound. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent or any Parent Subsidiary pending under any of the Parent Insurance Policies that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under all Parent Insurance Policies have been paid, and Parent, Merger Sub and the other Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies. To the knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.19 Vote Required.  The approval of the Parent Board and, by virtue of the Resolutions adopted by the Parent Board, the affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Stock at the Parent Stockholder Meeting to approve the issuance of Parent Common Stock in connection with the Merger (the “Parent Stockholder Approval”) are the only votes necessary to adopt this Agreement on behalf of Parent and approve the Merger and the other transactions contemplated hereby, including the issuance of Parent Common Stock in connection with the Merger. The consent of Parent, as the sole general partner of the Parent Operating Partnership, is the only vote of the partners of the Parent Operating Partnership necessary to adopt this Agreement and approve the Partnership Merger and the other transactions contemplated hereby.

Section 5.20 Brokers.  No broker, finder or investment banker (other than UBS Securities LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent, Merger Sub or any other Parent Subsidiary.

Section 5.21 Investment Company Act.  None of Parent, Merger Sub or any other Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.22 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the interests of Merger Sub are owned, directly by Parent.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.23 Takeover Statutes.  The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to Parent Common Stock to be issued as Merger Consideration in the Mergers. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 5.24 Affiliate Transactions.  Except as set forth in the Parent SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from October 27, 2011 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or Service Provider, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.25 Fees Contemplated by the Mergers.  Except as set forth in Section 5.25 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is required to pay any fee as a result of entering into this Agreement or carrying out the purposes of this Agreement, including under the Parent Advisory Agreement or Section 5.1(d) of the Parent Partnership Agreement. Additionally, neither Parent nor any Parent Subsidiary is required to pay any incentive compensation to any employee or the Parent Advisor as a result of entering into this Agreement or carrying out the purposes of this Agreement.

Section 5.26 Opinion of Financial Advisor.  The Parent Special Committee has received the opinion of UBS Securities LLC, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent.

Section 5.27 No Other Representations or Warranties.  Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company has made, and neither Parent nor Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of the Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Sub by or on behalf of the Company.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company.

(a) Each Company Party covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(c) of the Company Disclosure Letter, each of the Company Parties shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s or the Company Subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees, maintain all Company Insurance Policies, and maintain the status of the Company as a REIT. For the avoidance of doubt, during the Interim Period, the Company shall file all Tax Returns required to be filed by it prior to the Effective Time and all such returns shall be filed consistent with the Company’s status as a REIT.

(b) The Company Parties shall (i) use their commercially reasonable efforts to obtain the opinions of counsel referred to in Section 7.2(e) and Section 7.1(e), (ii) deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company and the Company Operating Partnership with the knowledge necessary to make the representations contained therein, containing representations of the Company and the Company Operating Partnership as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.2(e) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date (a “Company REIT Representation Letter”), and (iii) deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company with the knowledge necessary to make the representations contained therein, containing representations of the Company as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.1(e) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date (a “Company Reorganization Representation Letter”).

(c) Without limiting the foregoing, each Company Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(c) of the Company Disclosure Letter, the Company Parties shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i) amend or propose to amend the Company Charter or Company Bylaws (or such equivalent organizational or governing documents of any Company Subsidiary) or waive the stock ownership limit under the Company Charter;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Company or any Company Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular monthly dividends, in accordance with past practice and not for any interim period prior to the Effective Time, at an annual rate not to exceed $1.775 per share of Company Common Stock, (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, and (C) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(c)(iii), the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary, other than the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Restricted Stock Plan, including the vesting of Company Restricted Stock in accordance with Section 3.7;

(v) except (A) for issuances by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary, (B) in the ordinary course of business consistent with past practice, (C) for issuances by the Company Operating Partnership of the Company Class B Units, in accordance with the Company Partnership Agreement, or (D) as otherwise contemplated in Section 6.1(c)(vi), issue, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company Subsidiaries’ capital stock or other equity interests, provided, however, that the Company may issue shares of Company Common Stock upon the vesting of any Company Restricted Stock outstanding as of the date of this Agreement or as may be granted after the date of this Agreement under Section 6.1(c)(vi);

(vi) except as set forth on Section 6.1(c)(vi) of the Company Disclosure Letter, grant, confer, award, or modify the terms of any Company Restricted Stock, convertible securities, or other rights to acquire, or denominated in, any of the Company’s or any of the Company Subsidiaries’ capital stock or other equity securities or take any action not set forth on Section 6.1(c)(vi) of the Company Disclosure Letter;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $250,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary;

(viii) sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) pursuant to an obligation arising under any agreement referenced in Section 4.16(l) of the Company Disclosure Letter, (B) in the ordinary course of business consistent with past practice and that would not be material to any Company Property or any assets of the Company or any Company Subsidiary, and (C) pledges or encumbrances of property or assets or direct or indirect equity interests in entities from time to time under the Company’s existing mezzanine loan agreement;

(ix) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except Indebtedness incurred under the Company’s existing mezzanine loan agreement;

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary;

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occur automatically without any action by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is as required or necessitated by this Agreement or transactions contemplated hereby; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect the Company, any Company Subsidiary or Parent, (C) the entry into any modification or amendment to the Advisory Agreement (which may not alter any provision regarding compensation payable thereunder to the Advisor) to provide, among other things, for termination thereof upon the effectiveness of the Mergers, and to provide for the Advisor to enter into a transition services or similar agreement upon commercially reasonable terms, if and to the extent reasonably requested by Parent, or (D) as may be reasonably necessary to comply with the terms of this Agreement;

(xii) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Company Lease), except for (A) entering into any new lease or renewing any Company Lease in the ordinary course of business consistent with past practice, or (B) terminating any Company Lease as a result of a default by the counterparty to such Company Lease (in accordance with the terms of such Company Lease and subject to any applicable cure period therein);

(xiii) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(xiv) settle or compromise (A) any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of the Company Subsidiaries, including relating to Taxes, and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Stock other than in accordance with Section 6.8, in each case, in an amount in excess of $1,000,000 individually;

(xv) (A) hire or terminate any officer, director or employee of the Company or any Company Subsidiary or promote or appoint any Person to a position of officer or director of the Company or any Company Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of its directors or officers, (C) pay or agree to pay any pension, retirement allowance or other compensation or benefit to any director, officer or consultant of the Company or any Company Subsidiary, whether past or present, (D) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement, (E) accelerate the vesting or payment of any compensation or benefits under the Company Restricted Stock Plan, (F) grant any awards under the Company Restricted Stock Plan, bonus, incentive, performance or other compensation plan or arrangement, or (G) take any action to fund or in any other way secure the payment of compensation or benefits under the Company Restricted Stock Plan, in each case, other than as required by Law;

(xvi) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(xvii) enter into any new line of business;

(xviii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xix) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary or Other Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for U.S. federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a Company Subsidiary in connection with any acquisitions permitted pursuant to Section 6.1(c)(vii) in a manner that would not reasonably be expected to be adverse to the Company or to prevent or impair the ability of the Company to consummate the Mergers;

(xxi) initiate or consent to any zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Company Property, other than in connection with any eminent domain or condemnation proceedings regarding which the Company has provided prompt notice to Parent;

(xxii) form any new funds or joint ventures;

(xxiii) except pursuant to the Company’s budget set forth on Section 6.1(c)(xiii) of the Company Disclosure Letter, make or commit to make any capital expenditures in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(xxiv) amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with BMO Capital Markets Corporation in a manner adverse to the Company, any Company Subsidiary or Parent or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxv) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

(xxvi) pay or cause to be paid, any fees or other amount previously due, that has been waived by Company Advisor, the Company’s property manager, or the Company’s service providers, including but not limited to, the $34,000 in property management and leasing fees waived for the year ended December 31, 2015.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

(e) The Company shall reasonably cooperate with Parent in Parent’s pre-Closing effort to obtain Debt Financing from Financing Sources.

Section 6.2 Conduct of Business by Parent and Merger Sub.

(a) Each Parent Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(c) of the Parent Disclosure Letter, the Parent Parties shall, and shall cause each of the Parent Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Parent’s or the Parent Subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees, maintain all Parent Insurance Policies, and maintain the status of Parent as a REIT.

(b) The Parent Parties shall (i) use their commercially reasonable efforts to obtain the opinions of counsel referred to in Section 7.3(e) and Section 7.1(e), (ii) deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent and the Parent Operating Partnership with the knowledge necessary to make the representations contained therein, containing representations of Parent and the Parent Operating Partnership as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.3(e) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date (a “Parent REIT Representation Letter”), and (iii) deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent with knowledge necessary to make the representations contained therein, containing representations of Parent as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.1(e) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date (a “Parent Reorganization Representation Letter”).

(c) Without limiting the foregoing, each Parent Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(c) of the Parent

Disclosure Letter, the Parent Parties shall not, and shall not cause or permit any of the Parent Subsidiaries to, do any of the following:

(i) amend or propose to amend the Parent Charter or Parent Bylaws (or such equivalent organizational or governing documents of any Parent Subsidiary material to Parent and the Parent Subsidiaries, considered as a whole, if such amendment would be adverse to Parent or the Company) or waive the ownership limit in the Parent Charter;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent, Merger Sub or any other Parent Subsidiary, except as provided in the Parent OPP Agreement, the Parent Option Plan, and the Parent Restricted Stock Plan;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for (A) the declaration and payment by Parent of regular monthly dividends, for full monthly periods in accordance with past practice and not for any interim period prior to the Effective Time, at an annual rate not to exceed $0.71 per share of Parent Common Stock, (B) the declaration and payment of dividends or other distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary, and (C) distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary except as provided in the Parent OPP Agreement, the Parent Option Plan, and the Parent Restricted Stock Plan; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(c)(iii), Parent and any Parent Subsidiary shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, if such transaction would reasonably be expected to prevent or materially delay the consummation of the Mergers or the other transactions contemplated by this Agreement;

(v) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary or Other Parent Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for U.S. federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(vi) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect as of the date hereof, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(vii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(viii) reduce the monthly dividend payable to holders of Parent Common Stock below $0.059166667 per share or make a public announcement of a future intent to do the same; or

(ix) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise.

Section 6.3 Preparation of Form S-4 and Joint Proxy Statement; Stockholder Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form (and, in doing so, shall offer Parent reasonable opportunity to comment upon drafts), and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus. Each of the Company and Parent shall use its commercially reasonable efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 6.3(b) shall limit the obligations of any party under Section 6.3(a). For purposes of Section 4.8, Section 5.8 and this

Section 6.3, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and (unless such information was materially modified by the Company) any information concerning or related to Parent or its Affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.

(c) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its commercially reasonable efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made a Company Change in Recommendation as permitted by Section 6.5(b); provided, however, the Company’s obligation to duly call, give notice of, convene and hold the Company Stockholder Meeting shall not be affected by any Company Change in Recommendation Change. Notwithstanding the foregoing provisions of this Section 6.3(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than one hundred twenty (120) days after the record date for the Company Stockholder Meeting.

(d) As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its commercially reasonable efforts to obtain the Parent Stockholder Approval. Notwithstanding the foregoing provisions of this Section 6.3(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than (i) 30 days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) 120 days after the record date for the Parent Stockholder Meeting. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of shares of Parent Common Stock in connection with the Merger to its stockholders for a vote on the approval thereof.

(e) The Company and Parent will use their respective commercially reasonable efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 6.4 Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law, each of the Company Parties, on the one hand, and Parent Parties, on the other hand, shall, and the Company Parties and the Parent Parties shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to, afford to the other parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company Parties and the Parent Parties shall, and the Company Parties and the Parent Parties shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other parties (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other parties may reasonably request. Notwithstanding the foregoing, neither the Company Parties nor the Parent Parties shall be required by this Section 6.4 to provide the other party or the Representatives of such other party with access to or to disclose information (w) relating to the consideration, negotiation and performance of this Agreement and related agreements, (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or duty, fiduciary or otherwise (provided, however, that the withholding party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty, fiduciary or otherwise) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the parties hereto will use its commercially reasonable efforts to minimize any disruption to the businesses of the other parties that may result from the requests for access, data and information hereunder.

(b) Each of the parties hereto will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.4, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 6.5 Company Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 6.5(e) and Section 6.5(g), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on September 22, 2016 (the “Go Shop Period End Time”), the Company Parties and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of the Company and the Company Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that the Company has previously or concurrently furnished, made available or provided access to such non-public information to the Parent Parties; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to the Company or any of the Company Subsidiaries; and (iv) disclose to the stockholders of the Company any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv) such disclosure shall be deemed to be a Company Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation. For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the Company Special Committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than two Business Days before the date of the Go Shop Period End Time, not later than two Business Days after the Go Shop Period End Time), has resulted in, or would be reasonably expected to result in, a Superior Proposal. No later than two Business Days after the Go Shop Period End Time, the Company shall notify Parent in writing of the identity of each Go Shop Bidder and provide to Parent (x) a copy of any related Acquisition Proposal made in writing and any other written material terms or proposals provided (including, to the extent not included therein, a copy of the acquisition agreement and any related transaction documents and financing commitments, if any) to the Company or any Company Subsidiary and (y) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

(b) Except as permitted by, and subject to, Section 6.5(d), Section 6.5(e) and Section 6.5(g), and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time, the Company shall not, and shall cause each of the Company Subsidiaries not to, and shall not authorize or permit any of its Representatives to, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than Parent any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any standstill agreement or similar obligation to the Company or any Company Subsidiary, (iv) withdraw, modify or amend the Company Recommendation in any manner adverse to the Parent Parties or fail to make the Company Recommendation or fail to include the Company Recommendation in the Joint Proxy Statement, (v) approve, endorse or recommend any Acquisition Proposal (any event described in clause (iv) or this clause (v), whether taken by the Company Board or a committee thereof, a “Company Change in Recommendation”), (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal, or (vii) take any action to exempt any Person from any takeover statute or similar restrictive provision of the Company Charter or Company Bylaws. For the avoidance of doubt, after the Go Shop Period End Time until the receipt of the Company Stockholder Approval, the Company, Company Subsidiaries and each of their respective Representatives may continue to take any of the actions described in Section 6.5(a) with respect to any proposals or offers regarding any Acquisition Proposal submitted by a Go Shop Bidder on or before the Go Shop Period End Time or with respect to any amended or modified proposal or offer with respect to any such Acquisition Proposal submitted by a Go Shop Bidder after the Go Shop Period End Time if the Company Special Committee has determined in good faith following consultation with its legal and financial advisors that such Acquisition Proposal (as may be amended or modified) is or is reasonably expected to lead to a Superior Proposal; provided that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between the Company and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated. The Company agrees that in the event any Representative of the Company or any Company Subsidiary takes any action that, if taken by the Company, would constitute a material violation of this Section 6.5(b), then the Company shall be deemed to be in violation of this Section 6.5(b) for all purposes of this Agreement.

(c) Except as permitted by, and subject to, Section 6.5(b), Section 6.5(d), Section 6.5(e) and Section 6.5(g), after the Go Shop Period End Time, the Company shall, and shall cause each Company Subsidiary and each of their respective Representatives to, immediately cease any discussions, negotiations or communications with any Person (other than Go Shop Bidders and the Parent Parties) with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person (other than Go Shop Bidders and the Parent Parties).

(d) If, from and after the Go Shop Period End Time and prior to receipt of the Company Stockholder Approval, the Company or any Company Subsidiary or their respective Representatives receives a bona fide written Acquisition Proposal which has not been initiated, solicited, encouraged or facilitated in violation of Section 6.5(b), and which the Company Special Committee has determined in good faith following consultation with its legal and financial advisors is or is reasonably expected to lead to a Superior Proposal, the Company and Company Subsidiaries or any of their respective Representatives thereafter may take the following actions (but only if and to the extent that the Company Special Committee determines in good faith following consultation with its legal advisors that the failure to do so would be inconsistent with its duties to the stockholders of the Company under applicable Law: (i) furnish, make available or provide access to non-public information with respect to the Company and Company Subsidiaries to the Person who made such Acquisition Proposal and such Person’s Representatives (provided that the Company (A) concurrently or has previously furnished, made available or provided access to such non-public information to the Parent Parties and (B) furnishes, makes available or provides access to such non-public information pursuant to an Acceptable Confidentiality Agreement), (ii) participate in negotiations regarding such Acquisition Proposal, and (iii) disclose to the stockholders of the Company any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iii) such disclosure shall be deemed to be a Company Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation. From and after the Go Shop Period End Time, in the event the Company, any Company Subsidiary or any of their respective Representatives receives from a Person (including a Go Shop Bidder) or group of related Persons (x) an Acquisition Proposal or an amended or modified proposal or offer with respect to any such Acquisition Proposal, (y) any request for information relating to the Company or Company Subsidiaries from a Person who informs the Company or any Company Subsidiary that it is considering making or has made an Acquisition Proposal or (z) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, the Company shall promptly notify Parent of (but in no event more than 48 hours following) such receipt. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a written description of the material terms thereof. The Company shall keep Parent apprised on a current basis of (and in any event no later than 24 hours after) any material developments, discussions and negotiations concerning, any such Acquisition Proposal, inquiry or request, including by furnishing copies of any documentation and written correspondence that supplements or amends any such Acquisition Proposal, inquiry or request. Notwithstanding anything to the contrary in this Agreement, but subject to the preceding three sentences, nothing herein shall prohibit the Company, Company Subsidiaries and their respective Representatives from contacting in writing any Person submitting an Acquisition Proposal (that was not the result of a violation of this Section 6.5) solely to clarify the terms of the Acquisition Proposal for the sole purpose of the Company Board (or the Company Special Committee) informing itself about such Acquisition Proposal. Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit it from providing such information to Parent.

(e) At any time prior to receipt of the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the Company Special Committee) that the failure to do so would reasonably be likely to be inconsistent with its duties to the stockholders of the Company under applicable Law, (i) upon receipt by the Company of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), make a Company Change in Recommendation (and the Company may so terminate this Agreement in accordance with Section 8.1(c)(ii) of this Agreement and enter into an agreement relating to, or for the implementation of, such Superior Proposal); or (ii) otherwise make a Company Change in Recommendation in response to a Company Intervening Event; provided that

(A) in the case of a Company Change in Recommendation under clause (i) of this Section 6.5(e), (1) such Acquisition Proposal did not result from the Company’s breach of its obligations under this Section 6.5, and (2) the Company Board has determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the Company Special Committee), that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its legal advisor, that the failure of the Company to terminate this Agreement in accordance with Section 8.1(c)(ii) or make a Company Change in Recommendation, as the case may be, would be inconsistent with its duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Parent Parties pursuant to Section 6.5(e)(D);

(B) in the case of a Company Change in Recommendation under clause (ii) of this Section 6.5(e), the Company Board has determined in good faith, after consultation with its legal advisor (and based on the recommendation of the Company Special Committee), that failure of the Company to make a Company Change in Recommendation would be inconsistent with its duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Parent Parties pursuant to Section 6.5(e)(D);

(C) the Company has notified Parent in writing that the Company Board intends to make a Company Change in Recommendation or enter into an agreement related to the Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Company Change Notice”); and

(D) during the five Business Day period following Parent’s receipt of a Company Change Notice, the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement (1) such that in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not terminate this Agreement pursuant to Section 8.1(c)(ii) or make a Company Change in Recommendation pursuant to clause (i) of this Section 6.5(e) unless the Company has complied with the requirements of this Section 6.5(e) with respect to each such new Acquisition Proposal including sending a Company Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 6.5(e)(D) shall be three Business Days instead of five Business Days), and (2) in circumstances not involving an Acquisition Proposal, as may be proposed by Parent;

(f) Notwithstanding any Company Change in Recommendation, unless such Company Change in Recommendation is with respect to a Superior Proposal and the Company terminates this Agreement in accordance with Section 8.1(c)(ii) of this Agreement, the Company shall cause the approval of the Merger, and the other transactions contemplated hereby to be submitted to a vote of the Company’s stockholders at the Company Stockholder Meeting.

(g) Nothing in this Section 6.5 or elsewhere in this Agreement shall prevent the Company Board or the Company, directly or indirectly, from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the stockholders of the Company under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith after consultation with its legal advisors (and based on the recommendation of the Company Special Committee) that the failure to do so would be inconsistent with its duties to the stockholders of the Company under applicable Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be a Company Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any Company Subsidiary, (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or any of the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (c) issue, sale or other disposition by the Company or any of the Company Subsidiaries (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of Company Common

Stock, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of Company Common Stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of Company Common Stock, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of the Company Subsidiaries or solely among the Company Subsidiaries.

(ii) “Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the Company Board (based on the recommendation of the Company Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by the Parent Parties) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof)) to be more favorable from a financial point of view to the Company’s stockholders (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by the Parent Parties)).

Section 6.6 Parent Change in Recommendation.

(a) Except as permitted by, and subject to, Section 6.6(b), from and after the date of this Agreement, Parent shall not withdraw, modify or amend the Parent Recommendation in any manner adverse to the Company or fail to make the Parent Recommendation or fail to include the Parent Recommendation in the Joint Proxy Statement (such event, whether taken by the Parent Board or a committee thereof, a “Parent Change in Recommendation”).

(b) At any time prior to receipt of the Parent Stockholder Approval, the Parent Board may, if the Parent Board determines in good faith after consultation with its legal and financial advisors that the failure to do so would be inconsistent with its duties to the stockholders of Parent under applicable Law, make a Parent Change in Recommendation in response to a Parent Intervening Event; provided that

(i) the Parent Board has determined in good faith, after consultation with its legal and financial advisors, that failure of Parent to make a Parent Change in Recommendation would be inconsistent with its duties to the stockholders of Parent under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Company pursuant to Section 6.5;

(ii) Parent has notified the Company in writing that the Parent Board intends to make a Parent Change in Recommendation (a “Parent Change Notice”); and

(iii) During the five Business Day period following the Company’s receipt of a Parent Change Notice, Parent shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), the Company in making adjustments to the terms and conditions of this Agreement as may be proposed by the Company.

Section 6.7 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company Parties and each of the Parent Parties shall and shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of the Parent Parties and the Company Parties shall give (or shall cause the Parent Subsidiaries or the Company Subsidiaries, respectively, to give) any notices to Third Parties, and each of the Parent Parties and the Company Parties shall use, and cause each of their respective Affiliates to use, its commercially reasonable efforts to obtain any Third Party consents not covered by Section 6.6(a) that are necessary, proper or advisable to consummate the Mergers. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties hereto shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any third party pursuant to this Section 6.7(b) shall not be a condition to the obligations of Parent and Merger Sub to consummate the Mergers.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers, none of the parties hereto, any of the Company Subsidiaries, any of the Parent Subsidiaries or

any of the their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person (unless expressly required by a written agreement that was entered into prior to the date hereof with such Person). The parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 6.8 Notification of Certain Matters; Transaction Litigation.

(a) The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Without limiting the foregoing, the Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, if, to the knowledge of such party, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company Parties or the Parent Parties to provide such prompt notice under this Section 6.8(b) shall not constitute a breach of covenant for purposes of Section 7.2(b) or Section 7.3(b).

(c) The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which relate to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company Parties shall give the Parent Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Parent Parties shall give the Company Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Parent Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.9 Public Announcements.  The parties hereto shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public statement or filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto. If for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, communication or announcement specifically permitted by Section 6.5.

Section 6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Entity shall provide exculpation, indemnification and advancement of expenses for each Indemnitee, which is at least as favorable in scope and amount to such Indemnitee as the exculpation, indemnification and advancement of expenses provided to such Indemnitee by the Company and the Company Subsidiaries immediately prior to the Effective Time in the Company Charter, the Company Bylaws, each of the Company Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents), or written agreement, as in effect on the date of this Agreement; provided that such exculpation, indemnification and advancement of expenses covers actions at or prior to the Effective Time, including all transactions contemplated by this Agreement.

(b) Without limiting or being limited by the provisions of Section 6.10(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, whether civil, criminal, administrative or investigative, to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, partner, member, trustee, employee or agent of the Company or any of the Company Subsidiaries, or (y) this Agreement or any of the transactions contemplated hereby, including the Mergers; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee has not met the standard of conduct necessary for indemnification under Maryland law. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the coverage afforded by the Company’s existing directors’ and officers’ liability insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies and with limits of liability that are no lower than the limits on the Company’s existing policies as long as the annual premium in the aggregate does not exceed three hundred percent (300%) of the annual aggregate premium(s) under the Company’s existing policies. If the Company or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable in the aggregate than the existing policy of the Company (which may be provided under Parent’s D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 6.10 applies are intended to be third-party beneficiaries of this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.10.

(e) The rights of each Indemnitee under this Section 6.10 shall be in addition to any rights such Person or any employee of the Company or any Company Subsidiary may have under the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Company Subsidiaries, or the Surviving Entity or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

(f) Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.9 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.10. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 6.10.

Section 6.11 Certain Tax Matters.  Each of Parent and the Company shall use their reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the Parent Reorganization Representation Letter and Company Reorganization Representation Letter, respectively, and reporting consistently for all federal, state, and local income Tax or other purposes. None of Parent or the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.12 Dividends.  In the event that a distribution with respect to the shares of Company Common Stock or the Company OP Units permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock or Company OP Units, as applicable, shall be entitled to receive such distribution from the Company immediately prior to the time such shares are exchanged pursuant to Article III of this Agreement. In the event that the Effective Time shall occur after the dividend record date for Parent Common Stock in the then-current calendar month, the holders of shares of Company Common Stock or Company OP Units, as applicable, shall be entitled to receive a distribution from the Company immediately prior to the time such shares are exchanged pursuant to Article III of this Agreement equivalent to (i) the Company Distribution Rate multiplied by (ii) the calendar days in the month prior to and including the dividend record date for the Parent Common Stock.

Section 6.13 Merger Sub; Operating Partnerships.  Parent shall take all actions necessary to (a) cause the other Parent Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement. The Company shall take all actions necessary to cause the other Company Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 6.14 Section 16 Matters.  Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent and Merger Sub to take the actions contemplated by this Section 6.14, the Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Stock Exchange Listing.  Parent shall use commercially reasonable efforts to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.16 Voting of Shares.  Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of the Merger. The Company shall vote all shares of Parent Common Stock beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Stockholder Meeting, if any, in favor of the issuance of shares of Parent Common Stock in connection with the Merger.

Section 6.17 Termination of Plans.  Unless otherwise notified by Parent in writing, prior to the Effective Time,

(a) the Company shall take or cause to be taken any and all actions necessary or appropriate to terminate the Company Restricted Stock Plan effective no later than immediately prior to the Effective Time;

(b) the Company shall take or cause to be taken any and all actions necessary or appropriate to terminate the Company Distribution Reinvestment Plan effective no later than immediately prior to the Effective Time;

(c) Parent shall take or cause to be taken any and all actions necessary or appropriate to terminate the Parent Dividend Reinvestment Plan effective no later than immediately prior to the Effective Time.

Section 6.18 FIRPTA.  The Company shall provide to Parent an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code. The Company Operating Partnership shall use its commercially reasonable efforts to obtain and deliver to Parent and the Parent Operating Partnership at or prior to Closing an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code from each Person that constitutes and is treated as a partner (and is not a “disregarded entity”) for United States federal income tax purposes of the Company Operating Partnership (other than the Company or a Company Subsidiary). The Parent Operating Partnership shall use its commercially reasonable efforts to obtain and deliver to the Company at or prior to Closing an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code from each Person that constitutes and is treated as a partner (and is not a “disregarded entity”) for United States federal income tax purposes of the Parent Operating Partnership (other than Parent or a Parent Subsidiary).

Section 6.19 Board of Directors of Parent.  The Parent shall take all corporate action necessary to increase the size of the Parent Board by one additional director and the Parent Board shall elect one director designated by the Company to fill the resulting vacancy, such expansion and election to be effective as of the Effective Time.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to the Obligations of Each Party.  The respective obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Effective Time, of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) No Restraints.  No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the Mergers or otherwise restrains, enjoins, prevents, prohibits or makes illegal the Mergers.

(c) Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.

(d) Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e) Section 368 Opinion.  Parent and the Company each shall have received a written opinion of Proskauer Rose LLP dated as of the Closing Date and in form and substance reasonably satisfactory to Parent and the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Proskauer Rose LLP may rely upon the Company Reorganization Representation Letter and Parent Reorganization Representation Letter. The opinion condition set forth in this Section 7.1(e) shall not be waivable after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub.  The respective obligations of the Parent Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.3(a) (Capital Structure) (except for the first two sentences), Section 4.4 (Authority), Section 4.17(b) (Tax-REIT), Section 4.19 (Opinion of Financial Advisor), Section 4.20 (Takeover Statutes), Section 4.21 (Vote Required), Section 4.22 (Brokers) and Section 4.23 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) REIT Opinion.  The Company shall have received a written opinion of Proskauer Rose LLP on which Parent shall be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2015, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based upon a Company REIT Representation Letter.

Section 7.3 Conditions to the Obligations of the Company.  The respective obligations of the Company Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties set forth in Section 5.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3(a) (Capital Structure) (except the first two sentences), Section 5.4 (Authority), Section 5.17(b) (Tax-REIT) Section 5.19 (Vote Required), Section 5.20 (Brokers), Section 5.21 (Investment Company Act) and Section 5.23 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate.  Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e) REIT Opinion.  Parent shall have received a written opinion of Proskauer Rose LLP, or other counsel reasonably acceptable to the Company, on which the Company shall be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year that ended on December 31, 2013, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based upon a Parent REIT Representation Letter.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination.  This Agreement may be terminated at any time (the “Termination Date”) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval (except as otherwise expressly noted), as follows:

(a) by mutual written agreement of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before March 23, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party (and (A) in the case of Parent, including the failure of the other Parent Parties and (B) in the case of the Company, including the failure of the other Company Parties) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Mergers to be consummated on or before such date; or

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and (A) in the case of Parent, including the failure of the other Parent Parties and (B) in the case of the Company, including the failure of the other Company Parties) to perform any of its obligations under this Agreement, including pursuant to Section 6.8; or

(iii) the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting (including any adjournment or postponement thereof) at which the Merger and the other transactions contemplated hereby have been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily due to the Company’s failure to perform any of its obligations under this Agreement; or

(iv) the Parent Stockholder Approval shall not have been obtained at a duly held Parent Stockholder Meeting (including any adjournment or postponement thereof) at which the issuance of Parent Common Stock in connection with the Merger has been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to Parent if the failure to obtain such Parent Stockholder Approval was primarily due to the Parent’s failure to perform any of its obligations under this Agreement.

(c) by the Company:

(i) if any Parent Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Parent Parties within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if any Company Party is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(ii) if, prior to obtaining the Company Stockholder Approval, the Company Board (based on the recommendation of the Company Special Committee) approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal in a manner permitted under Section 6.5(e); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 8.3(a)(ii) is made in full to Parent and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void.

(iii) if, at any time prior to the Parent Stockholder Approval, Parent, the Parent Board or the Parent Special Committee, for any reason, shall have effected a Parent Change in Recommendation.

(d) by Parent, if:

(i) any Company Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company Parties within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if any Parent Party is then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied;

(ii) if, at any time prior to the Company Stockholder Approval, the Company, the Company Board or the Company Special Committee, for any reason, shall have effected a Company Change in Recommendation; or

(iii) if, at any time prior to the Company Stockholder Approval, (A) the Company Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (B) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 6.5(d)), (C) a tender offer or exchange offer for any shares of Company Common Stock that constitutes an Acquisition Proposal (other than by Parent or any of its Affiliates) is commenced and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company and to publicly reaffirm the Company Recommendation within 10 Business Days of being requested to do so by Parent, (D) the Company Board or any committee thereof fails to include the Company Recommendation in the Joint Proxy Statement, or (E) the Company shall have materially violated any of its obligations under Section 6.5 (or shall be deemed pursuant to the last sentence of Section 6.5(b) to have materially violated) any of its obligations under Section 6.5 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Section 8.2 Notice of Termination; Effect of Termination.  A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis of such termination. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all such available provisions for any such termination. In the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto (or any Representatives thereof), except that the provisions of this Section 8.2, Section 8.3, Section 8.6 and ARTICLE IX and the definitions of all defined terms appearing in such section shall survive any such termination; provided, however, that, nothing herein shall relieve any party hereto from liability for fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. If this Agreement is terminated as provided herein, all filings, applications, and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 8.3 Termination Fee.

(a) The Company agrees that if this Agreement shall be terminated:

(i) by Parent pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii);

(ii) by the Company pursuant to Section 8.1(c)(ii); or

(iii) by Parent or the Company pursuant to Section 8.1(b)(iii) (failure to obtain Company Stockholder Approval) or by Parent pursuant to Section 8.1(d)(i) (Company breach giving rise to termination), and at any time after the date of this Agreement and prior to the failure to obtain Company Stockholder Approval or prior to the breach giving rise to such termination, as applicable, (A) (x) in the case of a termination pursuant to Section 8.1(b)(iii), an Acquisition Proposal (whether or not conditional) or an intention to make an Acquisition Proposal (whether or not conditional) shall have been made to the Company Board, the Company Special Committee or directly to the Company’s stockholders which proposal has been publicly announced or otherwise disclosed the Company’s stockholders and not publicly withdrawn prior to the Company Stockholder Meeting, or (y) in the case of a termination pursuant to Section 8.1(d)(i), an Acquisition Proposal (whether or not conditional) or an intention to make an Acquisition Proposal (whether or not conditional) shall have been made to the Company Board or the Company Special Committee or directly to the Company’s stockholders or is otherwise publicly announced prior to the Termination Date, and (B) concurrently with such termination or within 12 months following the Termination Date, the Company consummates an Acquisition Proposal (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A), and for purposes of this Section 8.3(a)(iii), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal);

then, in each such case, the Company shall pay to Parent the Termination Fee or, solely with respect to a termination by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii), in each case in connection with the Company entering into or recommending a Superior Proposal with a Go Shop Bidder on or before the date that is fifteen (15) days following the Go Shop Period End Time, the Go Shop Termination Fee, as applicable, in immediately available funds to an account directed by Parent, which payment shall be made (x) within three (3) Business Days of the Termination Date, in the case of a Termination Fee or Go Shop Termination Fee, as applicable, payable pursuant to Section 8.3(a)(i); (y) concurrently with, and as a condition to the effectiveness of, termination, in the case of a Termination Fee or Go Shop Termination Fee, as applicable, payable pursuant to Section 8.3(a)(ii); and (z) at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 8.3(a)(iii). In the event that this Agreement shall be terminated by the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), Parent shall pay the Company the Termination Fee within three (3) Business Days of the Termination Date.

(b) The Company agrees that if this Agreement shall be terminated (i) by the Company pursuant to Section 8.1(c)(ii), (ii) by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), or (iii) Section 8.1(d)(iii) in connection with the Company entering into or recommending a Superior Proposal, then, in addition to payment of the Go Shop Termination Fee or Termination Fee, as the case may be, the Company shall pay, within three (3) Business Days of the Termination Date, to Parent the Parent’s Expenses in immediately available funds to an account directed by Parent, up to an aggregate maximum of $5,000,000.

(c) Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), then Parent shall pay, within three (3) Business Days of the Termination Date, to the Company the Company’s Expenses in immediately available funds to an account directed by the Company, up to an aggregate maximum of $5,000,000.

(d) For purposes of this Agreement:

(i) “Go Shop Termination Fee” means $1,200,000.

(ii) “Termination Fee” means $6,000,000.

(e) Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement. In the event that the Company shall fail to pay the Go Shop Termination Fee, the Termination Fee or Parent’s Expenses or Parent shall fail to pay the Company’s Expenses, as the case may be, when due, the Company or Parent, as the case may be, shall reimburse Parent or the Company, as the case may be, for all reasonable costs and expenses actually incurred or accrued by Parent or the Company, as the case may be (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3. Further, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the Company or Parent, as the case may be, for the payment set forth in this Section 8.3, the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit. If payable, none of the Go Shop Termination Fee, the Termination Fee or the Parent Expenses shall be payable more than once pursuant to this Agreement.

(f) In the event that the Company or Parent, as the case may be (the “Paying Party”), is obligated to pay the Termination Fee or the Go Shop Termination Fee, as the case may be, to the other (the “Fee Recipient”), the Paying Party shall pay the Termination Fee or the Go Shop Termination Fee, as the case may be, into escrow, in an amount equal to the lesser of (i) the Termination Fee or the Go Shop Termination Fee, as the case may be, and (ii) the sum of (1) the maximum amount that can be paid to the Fee Recipient without causing the Fee Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)(H) or 856(c)(3)(A)(I) of the Code (“Qualifying Income”), as determined by the Fee Recipient’s independent certified public accountants, plus (2) in the event the Fee Recipient receives either (A) a letter from the its counsel indicating that the Fee Recipient has received a ruling from the IRS described in Section 8.3(g) or (B) an opinion from the Fee Recipient’s outside counsel as described in Section 8.3(g), an amount equal to the Termination Fee or the Go Shop Termination Fee, as the case may be, less the amount payable under clause (1) above. To secure the Paying Party’s obligation to pay these amounts, it shall deposit into escrow an amount in cash equal to the Termination Fee or the Go Shop Termination Fee, as the case may be, with an escrow agent selected by the Fee Recipient and on such terms (subject to Section 8.3(g)) as shall be mutually agreed upon by the Fee Recipient and the escrow agent. The payment or deposit into escrow by the Paying Party shall be made by wire transfer at the time the Paying Party is obligated to pay the Fee Recipient such amount.

(g) The escrow agreement shall provide that the Termination Fee or the Go Shop Termination Fee, as the case may be, in escrow or any portion thereof shall not be released to the Fee Recipient unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to it without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Fee Recipient’s accountants revising that amount, in which case the escrow agent shall release such amount to the Fee Recipient, or (ii) a letter from the Fee Recipient’s counsel indicating that the Fee Recipient received a ruling from the IRS holding that the receipt by it of the Termination Fee or the Go Shop Termination Fee, as the case may be, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Fee Recipient’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Recipient of the Termination Fee or the Go Shop Termination Fee, as the case may be, would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify the Fee Recipient as a REIT), in which case the escrow agent shall release the remainder of the Termination Fee or the Go Shop Termination Fee, as the case may be, to the Fee Recipient. The parties hereto agree to amend this Section 8.3(g) and Section 8.3(f) at the request of the Fee Recipient in order to (x) maximize the portion of the Termination Fee or the Go Shop Termination Fee, as the case may be, that may be distributed to the Fee Recipient hereunder without causing the Fee Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Fee Recipient’s chances of securing a favorable ruling described in this Section 8.3(g) or (z) assist the Fee Recipient in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(g). The escrow agreement shall also provide that any portion of the Termination Fee or the Go Shop Termination Fee, as the case may be, remaining in escrow on the date that is five years after the date the Termination Fee or the Go Shop Termination Fee, as the case may be, was deposited into escrow shall be released by the escrow agent to the Fee Recipient. Any costs and expenses of the escrow agent shall be borne solely by the Fee Recipient.

(h) For the avoidance of doubt, no Termination Fee or expense reimbursement shall be due to either party in the event of a termination pursuant to Section 8.1(b)(iii) or Section 8.1(b)(iv).

Section 8.4 Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval and prior to the Effective Time; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or the approval of the stockholders of Parent without such approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Notwithstanding anything to the contrary contained herein, Sections 9.7, 9.8, 9.10, 9.11 and 9.12 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplement, waived or otherwise modified without the prior written consent of the Financing Sources.

Section 8.5 Waiver.  At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6 Fees and Expenses.  Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys’ and accountants’ fees.

Section 8.7 Transfer Taxes.  Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity and the Surviving Partnership shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations and Warranties.  None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the earlier of (a) the Effective Time or (b) the termination of this Agreement (except, in the case of termination, as set forth in Section 8.2), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 8.2), whether such liability has accrued prior to or after such expiration of the representations and warranties. This Section 9.1 does not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the termination of this Agreement. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.2 Notices.  Any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment, when transmitted (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery; and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent, Merger Sub or the Parent Operating Partnership:

Global Net Lease, Inc.
405 Park Ave., 14th Floor
New York, New York 10022
Phone: (212) 415-6500
Attention: General Counsel

Mayflower Acquisition LLC
405 Park Ave., 14th Floor
New York, New York 10022
Phone: (212) 415-6500
Attention: General Counsel

Global Net Lease Operating Partnership, L.P.
405 Park Ave., 14th Floor
New York, New York 10022
Phone: (212) 415-6500
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Shapiro Sher Guinot & Sandler, P.A.
250 West Pratt Street, Suite 2000
Baltimore, Maryland 21201
Phone: (410) 385-4205
Fax: (410) 539-7611
Attention: William E. Carlson, Esq.

if to the Company or the Company Operating Partnership prior to the Closing:

American Realty Capital Global Trust II, Inc.
405 Park Ave., 14th Floor
New York, New York 10022
Phone: (212) 415-6500
Attention: Legal Department

American Realty Capital Global II Operating Partnership, L.P.
405 Park Ave., 14th Floor
New York, New York 10022
Phone: (212) 415-6500
Attention: Legal Department

with a copy (which shall not constitute notice) to:

Miles & Stockbridge P.C.
100 Light Street
Baltimore, Maryland 21202-1387
Phone: (410) 727-6464
Fax: (410) 385-3700
Attention: J. W. Thompson Webb, Esq.

Section 9.3 Interpretation; Certain Definitions.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Schedule, or Exhibit, such reference shall be to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect promptly the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment; Delegation.  Other than to the Surviving Entity and the Surviving Partnership, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

Section 9.6 Entire Agreement.  This Agreement (including the exhibits and schedules hereto) constitutes, together with the Confidentiality Agreement, the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7 No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the provisions of Section 6.10 (from and after the Effective Time), which shall be to the benefit of the parties referred to in such section, and except that the Financing Sources shall be express third party beneficiaries of Sections 9.7, 9.8, 9.10, 9.11 and 9.12 (and, in respect to the foregoing Sections, Section 8.4), each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8 Specific Performance; Non-Recourse.  The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Notwithstanding anything to the contrary contained herein, no Company Related Party (other than Parent and the Parent Operating Partnership) shall have any rights or claims against any Financing Source in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Company Related Party (other than Parent and the Parent Operating Partnership) in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. In addition, in no event will any Financial Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortuous nature, in each case, in any way related to this Agreement, the Merger, or any of the transactions contemplated by this Agreement.

Section 9.9 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10 Governing Law.  This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

Notwithstanding anything herein to the contrary, the parties hereto and the Company Related Parties agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) against a Debt Financing Source that is in any way related to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5 1401 and 5-1402 of the New York General Obligations Law); provided that the interpretations of (a) a Company Material Adverse Effect (as defined on Exhibit B to the Commitment Letter, dated as of the date hereof (the “Debt Commitment Letter”), by and among the Parent Operating Partnership and the Financing Sources party thereto), (b) the accuracy of any Purchase Agreement Representation (as defined in the Debt Commitment Letter) and whether as a result of a breach thereof Parent, the Parent Operating Partnership (or any of their respective affiliates) has the right to terminate Parent’s, the Parent Operating Partnership’s or their respective affiliates’ obligations under this Agreement and (c) whether the Merger has been consummated in accordance with this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland.

Section 9.11 Consent to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland, for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Maryland state or federal court.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 9.2, and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Notwithstanding anything herein to the contrary, each Company Related Party and each of the other parties hereto (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.12 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

GLOBAL NET LEASE, INC.

By:	/s/ Scott Bowman Name: Scott Bowman Title: CEO

MAYFLOWER ACQUISITION LLC

By:	Global Net Lease, Inc., its sole member
By:	/s/ Scott Bowman Name: Scott Bowman Title: CEO

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.

By:	Global Net Lease, Inc., its general partner
By:	/s/ Scott Bowman Name: Scott Bowman Title: CEO

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

By:	/s/ Jesse C. Galloway Name: Jesse C. Galloway Title: Authorized Signatory

AMERICAN REALTY CAPITAL GLOBAL II OPERATING PARTNERSHIP, L.P.

By:	American Realty Capital Global Trust II, Inc., its general partner
By:	/s/ Jesse C. Galloway Name: Jesse C. Galloway Title: Authorized Signatory

UBS Securities LLC 1285 Avenue of the Americas New York, NY 10019 www.ubs.com

ANNEX B — OPINION OF THE GNL SPECIAL COMMITTEE’S FINANCIAL ADVISOR

August 8, 2016

The Special Committee of the Board of Directors of
Global Net Lease, Inc.
405 Park Avenue, 14th Floor
New York, NY 10022

Dear Members of the Special Committee:

We understand that Global Net Lease, Inc., a Maryland corporation operating as a real estate investment trust (“GNL” or “Parent”), is considering a transaction whereby Parent will acquire control of American Realty Capital Global Trust II, Inc., a Maryland corporation operating as a real estate investment trust (“Global II”). Pursuant to the terms of an Agreement and Plan of Merger, dated August 8, 2016 (the “Agreement”), by and among Global II, American Realty Capital Global II Operating Partnership, L.P., a Delaware limited partnership (“Company Operating Partnership”), Parent, Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (“Parent Operating Partnership”), and Mayflower Acquisition LLC, a Maryland limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), (i) Global II will be merged with and into Merger Sub, with Merger Sub surviving (the “Merger”), and all of the issued and outstanding shares of the common stock, par value $0.01 per share, of Global II (“Global II Common Stock”) will be converted into the right to receive, for each outstanding share of Global II Common Stock, 2.27 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), and (ii) Company Operating Partnership will merge with and into Parent Operating Partnership, with Parent Operating Partnership surviving (the “Partnership Merger” and, together with the Merger, the “Transaction”), and each Company LP Unit (as defined in the Agreement) will be exchanged for a number of shares of Parent Company Stock equal to the Exchange Ratio, and each Company Partnership Unit, other than the Company LP Units (as defined in the Agreement), will be converted into a number of Parent Op Units (as defined in the Agreement) equal to the Exchange Ratio.

The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Parent of the Exchange Ratio provided for in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Special Committee of Parent in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. UBS also is providing financing to Parent in connection with the Transaction and will receive compensation in connection therewith. In the past, UBS and its affiliates have provided investment banking services to Parent and certain affiliates of Parent and Global II and their related entities unrelated to the proposed Transaction, for which UBS and its affiliates have received or will receive compensation, including having acted as: (i) financial advisor to AR Capital, LLC, the predecessor to AR Global Investments, LLC (“AR Global”), which is an affiliate of the external managers of each of Parent and Global II, in connection with the negotiation of its advisory agreements with each of Parent and American Finance Trust, Inc.; (ii) financial advisor to American Realty Capital Trust III, Inc. (“American Realty”) in connection with its sale to American Realty Capital Properties, strategic advisor to American Realty and lender to American Realty in connection with certain of its senior credit facilities; (iii) joint bookrunner for American Realty Capital Trust V, Inc., the predecessor to American Finance Trust, Inc., in connection with its offering of commercial mortgage backed securities; and (iv) joint bookrunner for Business Development Corporation of America in connection with its offering of senior unsecured notes. In addition, UBS currently is providing, and in the future may provide, investment banking services to Parent, its affiliates and their related entities unrelated to the proposed Transaction. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Parent and Global II or their affiliates or related entities, and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

The Special Committee of
Global Net Lease, Inc.
August 8, 2016

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to Parent or Parent’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction, including the allocation of the Transaction consideration among holders of partnership units in Company Operating Partnership. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, including the external managers of each of Parent and Global II, relative to the Exchange Ratio. We express no opinion as to what the value of Parent Common Stock will be when issued pursuant to the Transaction or the price at which Parent Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Parent, Global II, Parent Operating Partnership, Company Operating Partnership, Merger Sub or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Global II and Parent; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Global II that were provided to us by management of Global II and American Realty Capital Global II Advisors, LLC, the external manager of Global II and an affiliate of AR Global (“Global II Management”), and not publicly available, including financial forecasts and estimates prepared by Global II Management that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Parent that were provided to us by management of Parent and Global Net Lease Advisors, LLC, the external manager of Parent and an affiliate of AR Global (“Parent Management”), and not publicly available, including financial forecasts and estimates prepared by Parent Management that you have directed us to utilize for purposes of our analysis; (iv) reviewed certain estimates of synergies prepared by Parent Management that were provided to us by Parent and not publicly available that you have directed us to utilize for purposes of our analysis; (v) conducted discussions with senior members of Parent Management and Global II Management concerning the business and financial prospects of Global II; (vi) conducted discussions with senior members of Parent Management concerning the business and financial prospects of Parent; (vii) performed a discounted cash flow analysis of Global II in which we analyzed the future cash flows of Global II using financial forecasts and estimates prepared by Global II Management, including and excluding certain estimates of synergies prepared by Parent Management that were provided to us by Parent; (viii) performed a discounted cash flow analysis of Parent in which we analyzed the future cash flows of Parent using financial forecasts and estimates prepared by Parent Management; (ix) performed a discounted cash flow analysis of Parent in which we analyzed the future cash flows of Parent on a pro forma basis, assuming the Transaction, using financial forecasts and estimates prepared by Parent Management; (x) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (xi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (xii) reviewed current and historical market prices of Parent Common Stock; (xiii) considered certain pro forma effects of the Transaction on Parent’s financial statements; (xiv) reviewed a draft of the Agreement, dated August 7, 2016; and (xv) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

The Special Committee of
Global Net Lease, Inc.
August 8, 2016

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Parent or Global II, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Global II Management and Parent Management as to the future financial performance of their respective company and such synergies and pro forma effects. In addition, we have assumed with your approval that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. We also have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have been advised by Parent and Global II that each of Parent and Global II has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes since its formation as a real estate investment trust and we have assumed, at your direction, that the Transaction will not adversely affect such status or operations of Parent or Global II. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Parent.

This opinion is provided for the benefit of the Special Committee (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Exchange Ratio in the Transaction.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

ANNEX C — OPINION OF THE GLOBAL II SPECIAL COMMITTEE’S FINANCIAL ADVISOR

115 South LaSalle Street 35th Floor West Chicago, IL 60603

August 5, 2016

CONFIDENTIAL

Special Committee of the Board of Directors

The Board of Directors

American Realty Capital Global Trust II, Inc.
405 Park Avenue
New York, NY 10022

Special Committee of the Board of Directors and the Board of Directors of American Realty Capital Global Trust II, Inc.:

BMO Capital Markets Corp. (“BMOCM” or “we”) has been advised that American Realty Capital Global Trust II, Inc., a Maryland corporation (“Global II” or the “Company”), is considering entering into a merger agreement (the “Merger Agreement”) with Global Net Lease, Inc. (“GNL”), a Maryland corporation, which provides, among other things, for the merger of the Company with and into a newly formed subsidiary of GNL, as a result of which the Company will become a wholly owned subsidiary of GNL (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share, of the Company, will be converted into 2.27 shares of GNL (the “Exchange Ratio”).

The Special Committee of the Board of Directors of Global II (the “Special Committee”) has requested that we render an opinion, as investment bankers, as to the fairness, from a financial point of view, to Global II’s common stockholders as of the date hereof of the Exchange Ratio (the “Opinion”).

For purposes of this Opinion, we have reviewed the proposed final draft of the Merger Agreement provided to us by the Company on August 5, 2016 (the “Draft Merger Agreement”). We have assumed that the final Merger Agreement will not differ in any material respect from the Draft Merger Agreement, and will reflect the terms of the Draft Merger Agreement.

In arriving at our Opinion set forth below, we have also reviewed, among other things:

1)	Global II public filings;
2)	Certain historical and projected financial and operating information relating to Global II’s business, earnings, assets (including property-level financial and operating information), liabilities, and prospects of Global II including, without limitation, the projection model, as prepared by Global II management (the “Company Projection Model”) and which we reviewed with Global II management;
3)	GNL public filings; and
4)	Certain historical and projected financial and operating information relating to GNL’s business, earnings, assets (including property-level financial and operating information), liabilities, and prospects of GNL including, without limitation, the projection model, as prepared by GNL management (the “GNL Projection Model”) and which we reviewed with GNL management.

In addition, we have:

5)	Conducted discussions with members of Global II and GNL senior management concerning their view of their respective company’s operations, financial condition, and prospects on a stand-alone and combined basis;
6)	Reviewed certain financial and stock market information for selected publicly traded companies that we deemed to be relevant;
7)	Performed discounted cash flow analyses for the Company based on projections provided by Global II management;
8)	Performed discounted cash flow analyses for GNL based on projections provided by GNL management;
9)	Performed net asset value (“NAV”) analyses for the Company based on projections provided by Global II management;
10)	Performed NAV analyses for GNL based on projections provided by GNL management;
11)	Analyzed selected macroeconomic and other commercial factors which we deemed to be relevant to the Company’s and GNL’s industry and prospects;
12)	Performed such other studies and analyses, conducted such discussions, and reviewed such other presentations, reports, and materials as we deemed appropriate; and
13)	Reviewed the Draft Merger Agreement.

In rendering our Opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by Global II, GNL or their respective representatives or advisors or obtained by us from other sources. We have not independently verified (nor assumed any obligation to verify) any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or GNL, nor have we been furnished with any such valuation or appraisal. We have not evaluated the solvency or fair value of the Company or GNL under any state or federal laws relating to bankruptcy, insolvency or similar matters. We also have assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms, or conditions will be imposed that would be material to our analysis. We have also assumed that the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any terms, condition or agreement that would be material to our analysis, that the representations and warranties of each party contained in the Merger Agreement will be true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver or modification. With respect to financial projections for the Company (including, without limitation, the Company Projection Model), we have been advised by Global II, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of Global II management of the expected future competitive, operating and regulatory environments and related financial performance of the Company. With respect to financial projections for GNL (including, without limitation, the GNL Projection Model), we have been advised by GNL, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of GNL management of the expected future competitive, operating and regulatory environments and related financial performance of GNL. We express no opinion with respect to such projections (including, without limitation, the Company Projection Model and the GNL Projection Model), including the assumptions on which they are based. Furthermore, we have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the properties or facilities of, or managed by, the Company or GNL.

Our Opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they exist and can be evaluated, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to our attention after the date of the Opinion.

Our Opinion does not constitute a recommendation as to any action the Special Committee or the Board of the Directors of the Company should take in connection with the Transaction or the other transactions contemplated by the Draft Merger Agreement or any aspect thereof and is not a recommendation to any director of Global II or stockholder on how such person should vote with respect to the Transaction or related transactions and proposals. Our Opinion relates solely to the fairness, from a financial point of view, to Global II’s common stockholders as of the date hereof, of the Exchange Ratio. We express no opinion herein as to the relative merits of the Transaction and any other transactions or business strategies discussed by the Special Committee as alternatives to the Transaction or the decision of the Special Committee or the Board of Directors of the Company to recommend the Transaction, nor do we express any opinion on the structure, terms or effect of any other aspect of the Transaction or the other transactions contemplated by the Draft Merger Agreement. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Exchange Ratio. Our Opinion does not in any manner address the prices at which Global II’s or GNL’s common stock or other securities will trade following the announcement or consummation of the Transaction. We are not experts in, and this Opinion does not address, any of the legal, tax or accounting aspects of the Transaction, including, without limitation, whether or not the Transaction or the other transactions contemplated by the Draft Merger Agreement constitute a change of control under any contract or agreement to which the Company or any of their respective subsidiaries is a party.

BMOCM has acted as financial advisor to the Special Committee with respect to the transactions contemplated by the Draft Merger Agreement, will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Transaction and will receive a fee for rendering this Opinion. In addition, Global II has agreed to reimburse us for out-of-pocket expenses and to indemnify us against certain liabilities arising out of our engagement.

BMOCM, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We or our affiliates have provided in the past investment and corporate banking services to certain affiliates of Global II and GNL (and may in the future provide such services to Global II, GNL and their respective affiliates), including acting as a lender under certain credit agreements, for which we or they have received, and may receive, customary fees. BMOCM provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of Global II, GNL or their respective affiliates.

Our Opinion has been approved by a fairness opinion committee of BMOCM. Our Opinion has been prepared at the request of the Special Committee and is for the benefit and use of the Special Committee and the Board of Directors of the Company in the evaluation of the fairness, from a financial point of view, to Global II’s common stockholders of the Exchange Ratio.

Our Opinion may not be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent except that our opinion may be reproduced in full and it may be summarized in any disclosure document filed by Global II, or jointly by Global II and GNL, with the Securities and Exchange Commission with respect to the Transaction, provided, in each case, that any summary of this Opinion is in a form acceptable to BMOCM and its counsel.

Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Global II’s common stockholders.

Very truly yours,

/s/ BMO Capital Markets Corp.

ANNEX D — GLOBAL II MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying unaudited consolidated financial statements of American Realty Capital Global Trust II, Inc. and the notes thereto. As used herein, the terms “Company,” “we,” “our” and “us” refer to American Realty Capital Global Trust II, Inc., a Maryland corporation, including, as required by context, to American Realty Capital Global II Operating Partnership, L.P., a Delaware limited partnership, which we refer to as the “OP,” and to its subsidiaries. The Company is externally managed by American Realty Capital Global II Advisors, LLC (our “Advisor”), a Delaware limited liability company.

Forward-Looking Statements

Certain statements included in this Quarterly Report on Form 10-Q are forward-looking statements including statements regarding the intent, belief or current expectations of the Company and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

The following are some, but not all, of the risks and uncertainties that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We have a limited operating history. This inexperience makes our future performance difficult to predict.
•	All of our executive officers are also officers, managers and/or holders of a direct or indirect controlling interest in our Advisor, and other entities affiliated with AR Global Investments, LLC (the successor business to AR Capital LLC, “AR Global”). As a result, our executive officers, our Advisor and its affiliates face conflicts of interest, including significant conflicts created by our Advisor’s compensation arrangements with us and other investment programs advised by AR Global affiliates and conflicts in allocating time among these investment programs and us. These conflicts could result in unanticipated actions.
•	Because investment opportunities that are suitable for us may also be suitable for other AR Global-advised investment programs, our Advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.
•	Commencing with the NAV pricing date, as described herein, the purchase price and repurchase price for our shares will be based on our net asset value (“NAV”) rather than a public trading market. Our published NAV may not accurately reflect the value of our assets. No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid.
•	If we and our Advisor are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions.
•	Our primary initial public offering (“IPO”) raised substantially less proceeds than expected and we do not expect to raise additional proceeds in our IPO. As a result, our portfolio will be less diversified than previously planned and we may suffer other materially adverse consequences.
•	We are obligated to pay fees that may be substantial to our Advisor and its affiliates.

•	We depend on tenants for our rental revenue and, accordingly, our rental revenue is dependent upon the success and economic viability of our tenants.
•	Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.
•	We may be unable to raise additional debt or equity financing on attractive terms or at all.
•	Adverse changes in exchange rates may reduce the value of our properties located outside of the United States.
•	We have paid distributions from proceeds from our primary offering, which is now suspended and we do not expect to raise additional proceeds from our primary offering, we may be unable to pay future distributions at the same rate.
•	Our IPO was suspended effective December 31, 2015 and will lapse in accordance with its terms on August 26, 2016, and we may not be able to obtain the additional capital we require from other sources.
•	We have not generated cash flows sufficient to pay our distributions to stockholders, as such, we may be forced to borrow at unfavorable rates or depend on our Advisor to waive reimbursement of certain expenses and fees to fund our distributions. There is no assurance that our Advisor will waive reimbursement of expenses or fees.
•	We are subject to risks associated with our international investments, including risks associated with compliance and changes in foreign laws, fluctuations in foreign currency exchange rates and inflation.
•	We are subject to risks associated with any dislocations or liquidity disruptions that may exist or occur in the credit markets of the United States of America and Europe from time to time.
•	We may fail to continue to qualify as a real estate investment trust for U.S. federal income tax purposes (“REIT”), which would result in higher taxes may and adversely affect our operations and would reduce our NAV and cash available for distributions.
•	We may be deemed to be an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and thus subject to regulation under the Investment Company Act.
•	We may be exposed to risks due to a lack of tenant diversity, investment types and geographic diversity.
•	We may be exposed to changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States of America or international lending, capital and financing markets.
•	The revenue derived from, and the market value of, properties located in the United Kingdom and continental Europe may decline as a result of the non binding referendum on June 23, 2016 in which a majority of voters voted to exit the European Union (the “Brexit” vote).
•	Our ability to refinance or sell properties located in the United Kingdom and continental Europe may be impacted by the economic and political uncertainty following the Brexit vote.
•	We may be exposed to changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of U.S. or international lending, capital and financing markets, including as a result of the Brexit vote.

Overview

We were incorporated on April 23, 2014 as a Maryland corporation that elected and qualified to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2015.

On August 26, 2014, we commenced our IPO on a “reasonable best efforts” basis of up to 125.0 million shares of common stock, $0.01 par value per share (“Common Stock”), at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11, as amended (File No. 333-196549) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement also covers up to 26.3 million shares of Common Stock pursuant to a distribution reinvestment plan (the “DRIP”).

Our investment strategy is to acquire a diversified portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant net-leased commercial properties. We purchased our first property and commenced active operations on December 29, 2014. As of June 30, 2016, we owned 16 net leased commercial properties consisting of 4.2 million rentable square feet. Based on original purchase price, 4.5% of our properties are located in the United States (U.S.), 55.1% are located in continental Europe and 40.4% are located in the United Kingdom. The properties were 99.9% leased, with a weighted average remaining lease term of 8.5 years.

On November 15, 2015, we announced the suspension of our IPO, which was conducted by Realty Capital Securities, LLC (the “Former Dealer Manager”), as exclusive wholesale distributor, effective December 31, 2015, and, on November 18, 2015, the Former Dealer Manager suspended sales activities it performed pursuant to the dealer manager agreement for the IPO. On December 31, 2015, we entered into a termination agreement with the Former Dealer Manager to terminate the dealer manager agreement. Due to these circumstances, it is not likely that we will resume the IPO. We registered $3.125 billion in shares of Common Stock for sale in our IPO and, through June 30, 2016, we sold 12.4 million shares of Common Stock outstanding, including shares issued pursuant to our IPO and our DRIP for $307.4 million in gross proceeds, all of which had been invested or used for other operating purposes. RCS Capital Corporation (“RCAP”), the parent company of the Former Dealer Manager and certain of its affiliates that provided services to us, filed for Chapter 11 bankruptcy protection in January 2016, prior to which it was also under common control with AR Global, the parent of our Sponsor. In May 2016, RCAP and its affiliated debtors emerged from bankruptcy under the new name, Aretec Group, Inc. In May 2016, RCAP and its affiliated debtors emerged from bankruptcy under the new name, Aretec Group, Inc.

On December 31, 2015, we registered an additional 1.3 million shares to be issued under the DRIP, pursuant to a registration statement on Form S-3 (File No-333-208820).

Until the NAV pricing date (as described below) the per share purchase price for shares issued under the DRIP will be equal to $23.75 per share. Beginning with the NAV pricing date, the estimated per share price for shares under the DRIP will be equal to our per share NAV, as calculated by our Advisor and approved by our board of directors. The NAV pricing date means the date we first publish an estimated per share NAV, which will be on or prior to March 16, 2017, which is 150 days following the second anniversary of the date that we broke escrow in the IPO. After we have initially established our estimated per-share NAV, we expect to update it periodically at the discretion of our board of directors, provided that such updated estimates will be made at least once annually.

We sold 8,888 shares of Common Stock to American Realty Capital Global II Special Limited Partner, LLC (the “Special Limited Partner”) an entity controlled by AR Capital Global Holdings, LLC (the “Sponsor”) on May 28, 2014, at $22.50 per share for $0.2 million. Substantially all of our business is conducted through the OP. We are the sole general partner and hold substantially all of the units of limited partnership interests in the OP (“OP Units”). Additionally, the Special Limited Partner contributed $2,020 to the OP in exchange for 90 OP Units, which represents a nominal percentage of the aggregate OP ownership. A holder of limited partner interests has the right to convert OP Units for the cash value of a corresponding number of shares of our Common Stock or, at the option of the OP, a corresponding number of shares of our Common Stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the

OP Units are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

Our Advisor has been retained to manage our affairs on a day-to-day basis. The properties are managed and leased by American Realty Capital Global II Properties, LLC (the “Property Manager”). The Advisor, Property Manager and Special Limited Partner are under common control with the parent of our Sponsor, as a result of which they are related parties, and have received and will receive compensation, fees and expense reimbursements for services related to the IPO and the investment and management of our assets. The Advisor has entered into a service provider agreement with an independent third party, Moor Park Capital Global II Advisors Limited (the “Service Provider”). The Service Provider is not affiliated with us, the Advisor or the Sponsor. Pursuant to the service provider agreement, the Service Provider provides, subject to the Advisor’s oversight, certain real estate related services, as well as sourcing and structuring of investment opportunities, performance of due diligence, and arranging debt financing and equity investment syndicates solely with respect to investments in Europe. Pursuant to the service provider agreement, 50.0% of the fees payable by us to the Advisor and a percentage of the fees paid to the Property Manager are paid or assigned by the Advisor or Property Manager, as applicable, to the Service Provider, solely with respect to our foreign investments in Europe.

As more fully discussed in Note 14 — Subsequent Events to our consolidated financial statements, on August 8, 2016, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Global Net Lease Inc. (“GNL”).

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates and critical accounting policies include:

Offering and Related Costs

Offering and related costs include all expenses incurred in connection with our IPO. Offering costs (other than selling commissions and the dealer manager fees) include costs that may be paid by the Advisor, the Former Dealer Manager or their affiliates on our behalf. These costs include but are not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Former Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for a portion of the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. We are obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on our behalf, provided that the Advisor is obligated to reimburse us to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by us in our offering exceed 2% of gross offering proceeds in the IPO. As a result, these costs are only our liability to the extent aggregate selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds determined during the IPO. The IPO is currently suspended and will lapse in accordance with its terms on August 26, 2016. The Company’s board of directors and the Advisor are engaged in discussions regarding the amounts paid in excess of 2.0% of gross proceeds.

Revenue Recognition

Our revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of our leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable, and include in revenues unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. We defer the revenue related to lease payments received from tenants in advance of their due dates. When we acquire a property, the acquisition date is considered to be the commencement date of purposes of this calculation.

As of June 30, 2016 and December 31, 2015, our cumulative straight line rents receivable in the consolidated balance sheets were $3.2 million and $0.7 million, respectively. For the three and six months ended June 30, 2016, our rental revenue included impacts of unbilled rental revenue of $0.9 million and $2.6 million, respectively, to adjust contractual rent to straight line rent. For the three and six months ended June 30, 2015, our rental revenue included impacts of unbilled rental revenue of $4,000 and $0.2 million, respectively, to adjust contractual rent to straight line rent.

We continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, we record an increase in our allowance for uncollectible accounts or record a direct write-off of the receivable in our consolidated statements of operations and comprehensive loss.

Cost recoveries from tenants are included in operating expense reimbursement in the period the related costs are incurred, as applicable.

Investments in Real Estate

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, 5 years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We evaluate the inputs, processes and outputs of each asset acquired to determine if the transaction is a business combination or asset acquisition. If an acquisition qualifies as a business combination, the related transaction costs are recorded as an expense in the consolidated statements of operations and comprehensive loss. If an acquisition qualifies as an asset acquisition, the related transaction costs are generally capitalized and subsequently amortized over the useful life of the acquired assets.

In business combinations, we allocate the purchase price of acquired properties to tangible and identifiable intangible assets or liabilities based on their respective fair values. Tangible assets may include land, land improvements, buildings, fixtures and tenant improvements. Intangible assets may include the value of in-place leases and above- and below-market leases. In addition, any assumed mortgages receivable or payable and any assumed or issued non-controlling interests are recorded at their estimated fair values.

In allocating the fair value to assumed mortgages, amounts are recorded to debt premiums or discounts based on the present value of the estimated cash flows, which is calculated to account for either above or below-market interest rates.

Disposal of real estate investments that represent a strategic shift in operations that will have a major effect on our operations and financial results are required to be presented as discontinued operations in the consolidated statements of operations and comprehensive loss. No properties were presented as discontinued operations as of June 30, 2016 and December 31, 2015. Properties that are intended to be sold are to be designated as “held for sale” on the consolidated balance sheets at the lesser of carrying amount or fair value less estimated selling costs when they meet specific criteria to be presented as held for sale. Properties are no longer depreciated when they are classified as held for sale. No properties were designated as properties held for sale as of June 30, 2016 and December 31, 2015.

We evaluate acquired leases and new leases on acquired properties based on capital lease criteria. A lease is classified by a tenant as a capital lease if the significant risks and rewards of ownership are considered to reside with the tenant. This situation is generally considered to be met if, among other things, the non-cancelable lease term is more than 75% of the useful life of the asset or if the present value of the minimum lease payments equals 90% or more of the leased property’s fair value at lease inception.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, we review the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net earnings.

Purchase Price Allocation

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on our analysis of comparable properties in our portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

Factors considered in the analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at contract rates during the expected lease-up period, which typically is about 12 months. We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market lease values for acquired properties are initially recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the remaining initial term plus the term of any below-market fixed rate renewal options for below-market leases. The capitalized above-market lease values are amortized as a reduction of base rental revenue over the remaining terms of the respective leases, and the capitalized below-market lease values are amortized as an increase to base rental revenue over the remaining initial terms plus the terms of any below-market fixed rate renewal options of the respective leases. If a tenant with a below market rent renewal does not renew, any remaining unamortized amount will be taken into income at that time.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in determining these values include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Goodwill

We evaluate goodwill for possible impairment at least annually or upon the occurrence of a triggering event. A triggering event is an event or circumstance that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We performed a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Based on our assessment as of December 31, 2015, we determined that the goodwill is not impaired and no further analysis is required.

Derivative Instruments

We may use derivative financial instruments, including interest rate swaps, caps, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with our borrowings. Certain of our foreign operations expose us to fluctuations of foreign interest rates and exchange rates. These fluctuations may impact the value of our cash receipts and payments in our functional currency, the U.S. dollar. We enter into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of our functional currency.

We record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that is attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain risk, even though hedge accounting does not apply or we elect not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If we elect not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statements of operations and comprehensive loss. If the derivative is designated and qualifies for hedge accounting treatment the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

Recently Issued Accounting Pronouncements (Pending Adoption)

See Note 2 — Summary of Significant Accounting Policies for Recently Issued Accounting Pronouncements to our unaudited consolidated financial statements in this Quarterly Report on Form 10-Q for further discussion.

Properties

We acquire and operate commercial properties. All such properties may be acquired and operated by us alone or jointly with another party. Our portfolio of real estate properties was comprised of the following properties as of June 30, 2016:

Portfolio	Acquisition Date	Country	Number of Properties	Rentable Square Feet	Rented Square Feet	Average Remaining Lease Term(1)
Auchan	Dec. 2014	FR	1	152,235	152,235	7.1
Pole Emploi	Dec. 2014	FR	1	41,452	37,437	7.0
Veolia Water	Feb. 2015	US	1	70,000	70,000	9.5
Sagemcom	Feb. 2015	FR	1	265,309	265,309	7.6
NCR Dundee	Apr. 2015	UK	1	132,182	132,182	10.4
FedEx Freight	May 2015	US	1	68,960	68,960	7.2
DB Luxembourg	May 2015	LUX	1	156,098	156,098	7.5
Grupo Antolin	Jun. 2015	US	1	111,798	111,798	9.0
ING Amsterdam	Jun. 2015	NETH	1	509,369	509,369	9.0
Worldline	Jul. 2015	FR	1	111,338	111,338	7.5
Foster Wheeler	Oct. 2015	UK	1	365,832	365,832	8.1
ID Logistics I	Nov. 2015	GER	1	308,579	308,579	8.3
ID Logistics II	Nov. 2015	FR	2	964,489	964,489	8.4
Harper Collins	Dec. 2015	UK	1	873,119	873,119	9.2
DCNS	Dec. 2015	FR	1	96,995	96,995	8.3
Total			16	4,227,755	4,223,740	8.5

(1)	If the portfolio has multiple properties with varying lease expirations, average remaining lease term is calculated on a weighted-average basis. Weighted average remaining lease term in years calculated based on square feet as of June 30, 2016.

Results of Operations

We were incorporated on April 23, 2014, purchased our first property and commenced active operations on December 29, 2014, and, as a result, we had no significant operations until fiscal year 2015. There were no acquisitions during the six months ended June 30, 2016.

Comparison of Three Months Ended June 30, 2016 to Three Months Ended June 30, 2015

Rental Income

Rental income was $12.0 million and $3.0 million for the three months ended June 30, 2016 and 2015, respectively. The increase in rental income was driven by our acquisition of 7 properties since June 30, 2015, for an aggregate purchase price of $298.1 million and to a lesser extent a full period of operations for properties acquired during the comparable 2015 period.

Operating Expense Reimbursements

Operating expense reimbursements were $0.3 million and $0.3 million for the three months ended June 30, 2016 and 2015, respectively. Our lease agreements generally require tenants to pay all property operating expenses, in addition to base rent. Operating expense reimbursements primarily reflect insurance costs incurred by us and subsequently reimbursed by the tenant. The increase over 2015 is largely driven by acquisitions made in latter part of 2015 and to a lesser extent a full period of operations for properties acquired during the comparable 2015 period.

Property Operating Expenses

Property operating expenses were $0.6 million and $0.5 million for the three months ended June 30, 2016 and 2015, respectively. The increase in rental income was driven by our acquisition of 7 properties since June 30, 2015 for an aggregate purchase price of $298.1 million and to a lesser extent a full period of operations for properties acquired during the comparable 2015 period. These costs primarily relate to insurance costs and real estate taxes on our properties, which are generally reimbursable by the tenants. These costs also include non reimbursable ground lease expenses, third party management fees, and legal costs.

Operating Fees to Related Parties

Operating fees to related parties were $1.9 million and $0.1 million for the three months ended June 30, 2016 and 2015, respectively. Operating fees to related parties represent compensation to the Advisor for asset management services as well as property management fees paid to the Service Provider for our European investments. Prior to January 1, 2016, our Advisor was entitled to asset management subordinated participations in connection with providing asset management services in the form of Class B units, which will be forfeited unless certain conditions are met. During the three months ended June 30, 2016 and 2015, the board of directors did not approve the issuance of Class B units to the Advisor.

Our Service Provider and Property Manager are entitled to fees for the management of our properties. Property management fees are calculated as a percentage of gross revenues. During the three months ended June 30, 2016 and 2015, property management fees were $0.2 million and $0.1 million, respectively. There were no Property Manager fees waived for the three months ended June 30, 2016. The Property Manager elected to waive $15,000 of the property management fees for the three months ended 2015.

Acquisition and Transaction Related Costs

We recorded a reduction of $0.1 million in previously estimated acquisition and transaction related expenses for 2015 acquisitions. Acquisition and transaction related costs for the three months ended June 30, 2015 of $13.0 million are primarily related to acquisition fees, legal fees and other closing costs associated with our purchase of five properties with an aggregate purchase price of $206.6 million.

General and Administrative Expenses

General and administrative expenses of $1.7 million and $0.5 million for the three months ended June 30, 2016 and 2015, respectively, primarily included board member compensation, directors and officers’ liability insurance and professional fees including audit and taxation services.

Depreciation and Amortization Expense

Depreciation and amortization expense was $4.9 million and $1.5 million for the three months ended June 30, 2016 and 2015, respectively. The majority of the portfolio was acquired in 2015. The purchase price of acquired properties is allocated to tangible and identifiable intangible assets and depreciated or amortized over the estimated useful lives. The increase is due to our acquisition of 16 properties since inception with an aggregate base purchase price of $619.9 million, as of the respective acquisition dates and to a lesser extent a full period of operations for properties acquired during the comparable 2015 period.

Interest Expense

Interest expense was $5.9 million and $2.1 million for the three months ended June 30, 2016 and 2015, respectively. The increase was primarily related to an increase in average borrowings used to finance our property acquisitions and draws on Credit Facility and Mezzanine Facility, along with an increase in the amortization of deferred financing costs associated with these borrowings since June 30, 2015.

We view a mix of secured and unsecured financing sources as an efficient and accretive means to acquire properties and manage working capital. Our interest expense in future periods will vary based on our level of future borrowings, which will depend on our refinancing needs and our acquisition activity.

Foreign Currency and Interest Rate Impact on Operations

There were no gains (losses) on foreign currency for the three months ended June 30, 2016. The losses on foreign currency were $0.3 million for the three months ended 2015. These losses reflect the effect of movements in foreign currency exchange rates from the date of the deposit for a foreign property acquisition to the date of the relevant closing during the three months ended 2015.

The losses on derivative instruments for the three months ended June 30, 2016 of $0.3 million reflect marked-to-market impact from foreign currency and interest rate hedge instruments used to protect the investment portfolio from adverse currency and interest rate movements, and was mainly driven by volatility in foreign currencies, particularly the Euro. There were $48,000 losses on derivative instruments for the three months ended June 30, 2015.

The unrealized gains on undesignated foreign currency advances and other hedge ineffectiveness for the three months ended June 30, 2016 were $0.1 million which is due to currency changes on the undesignated excess of the advances over the related net investments for the three months ended June 30, 2016. There were no marked-to-market adjustments related to the slightly over-hedged portion of our European investments at June 30, 2016. There were $0.1 million of unrealized losses on undesignated foreign currency advances and other hedge ineffectiveness for the three months ended June 30, 2015.

Recovery of Deposits

As of December 31, 2015, we had $2.0 million in aggregate deposits as closing consideration under certain pending acquisition agreements. At the time, we believed, that it will not be able to meet those closing considerations and as a result have impaired all such deposits as of December 31, 2015. Subsequently during the three months ended June 30, 2016, we were able to negotiate and recoup $0.3 million on such deposits which are recorded in recovery of impaired deposits for real estate acquisitions in the consolidated statement of operations.

Income Tax Expense

We recognize income tax (expense) benefit for state and local income taxes incurred, if any, in foreign jurisdictions in which we own properties. In addition, we perform an analysis of potential deferred tax or future tax benefit as a result of timing differences in taxes across jurisdictions. Our current income tax (expense) benefit fluctuates from period to period based primarily on the timing of those taxes. Income tax (expense) benefit was $(0.4) million and $21,000 for the three months ended June 30, 2016 and 2015.

Comparison of Six Months Ended June 30, 2016 to Six Months Ended June 30, 2015

Rental Income

Rental income was $23.8 million and $4.0 million for the six months ended June 30, 2016 and 2015, respectively. The increase in rental income was driven by our acquisition of 7 properties since June 30, 2015, for an aggregate purchase price of $298.1 million and to a lesser extent a full period of operations for properties acquired during the comparable 2015 period.

Operating Expense Reimbursements

Operating expense reimbursements were $1.3 million and $0.5 million for the six months ended June 30, 2016 and 2015, respectively. Our lease agreements generally require tenants to pay all property operating expenses, in addition to base rent. Operating expense reimbursements primarily reflect insurance costs incurred by us and subsequently reimbursed by the tenant. The increase over 2015 is largely driven by acquisitions made in latter part of 2015 and to a lesser extent a full period of operations for properties acquired during the comparable 2015 period.

Property Operating Expenses

Property operating expenses were $1.9 million and $0.7 million for the six months ended June 30, 2016 and 2015, respectively. The increase in rental income was driven by our acquisition of 7 properties since June 30, 2015, for an aggregate purchase price of $298.1 million and to a lesser extent a full period of operations for properties acquired during the comparable 2015 period. These costs primarily relate to insurance costs and real estate taxes on our properties, which are generally reimbursable by the tenants. These costs also include non reimbursable ground lease expenses, third party management fees, and legal costs.

Operating Fees to Related Parties

Operating fees to related parties were $3.8 million and $0.1 million for the six months ended June 30, 2016 and 2015, respectively. Operating fees to related parties represent compensation to the Advisor for asset management services as well as property management fees paid to the Service Provider for our European investments. Prior to January 1, 2016, our Advisor was entitled to asset management subordinated participations in connection with providing asset management services in the form of Class B units, which will be forfeited unless certain conditions are met. During the six months ended June 30, 2016 and 2015, the board of directors approved the issuance of 54,528 and 13,247, respectively, of Class B units to the Advisor based upon $22.50 per unit.

Our Service Provider and Property Manager are entitled to fees for the management of our properties. Property management fees are calculated as a percentage of gross revenues. During the six months ended June 30, 2016 and 2015, property management fees were $0.5 million and $0.1 million, respectively. There were no Property Manager fees waived for the six months ended June 30, 2016. The Property Manager did $19,000 elect to waive of the property management fees for the six months ended 2015.

Acquisition and Transaction Related Costs

Acquisition and transaction related costs for the six months ended June 30, 2016 and 2015 of $40,000 and $20.2 million, respectively, are primarily related to acquisition fees, legal fees and other closing costs associated with our purchase of 16 properties since inception with an aggregate base purchase price of $619.9 million, as of the respective acquisition dates.

General and Administrative Expenses

General and administrative expenses of $3.0 million and $0.8 million for the six months ended June 30, 2016 and 2015, respectively, primarily included board member compensation, directors and officers’ liability insurance and professional fees including audit and taxation services.

Depreciation and Amortization Expense

Depreciation and amortization expense was $9.7 million and $2.0 million for the six months ended June 30, 2016 and 2015, respectively. The majority of the portfolio was acquired in 2015. The purchase price of acquired properties is allocated to tangible and identifiable intangible assets and depreciated or amortized over the estimated useful lives. The increase is due to our acquisition of 16 properties since inception with an aggregate base purchase price of $619.9 million, as of the respective acquisition dates and to a lesser extent a full period of operations for properties acquired during the comparable 2015 period.

Interest Expense

Interest expense was $13.1 million and $2.9 million for the six months ended June 30, 2016 and 2015, respectively. The increase was primarily related to an increase in average borrowings used to finance our property acquisitions and draws on Credit Facility and Mezzanine Facility, along with an increase in the amortization of deferred financing costs associated with these borrowings since June 30, 2015. On March 11, 2016, we have fully paid off and terminated our Credit Facility resulting in $1.1 million write-off the remaining unamortized deferred financing costs.

We view a mix of secured and unsecured financing sources as an efficient and accretive means to acquire properties and manage working capital. Our interest expense in future periods will vary based on our level of future borrowings, which will depend on our refinancing needs and our acquisition activity.

Foreign Currency and Interest Rate Impact on Operations

There were no gains (losses) on foreign currency for the six months ended June 30, 2016. The losses on foreign currency were $0.7 million for the six months ended 2015. These losses reflect the effect of movements in foreign currency exchange rates from the date of the deposit for a foreign property acquisition to the date of the relevant closing during the six months ended June 30, 2015.

The losses on derivative instruments for the six months ended June 30, 2016 of $0.7 million reflect marked-to-market impact from foreign currency and interest rate hedge instruments used to protect the investment portfolio from adverse currency and interest rate movements, and was mainly driven by volatility in foreign currencies, particularly the Euro. There were $48,000 losses on derivative instruments for the six months ended June 30, 2015.

The unrealized losses on undesignated foreign currency advances for the six months ended June 30, 2016 were $0.4 million of which $0.2 million relate to termination of certain active swaps during the six months ended June 30, 2016 and as a result we accelerated the reclassification of such losses from other comprehensive income (loss) to earnings as a result of the hedged forecasted transactions becoming probable not to occur. In addition, we recorded losses of $0.1 million due to currency changes on the undesignated excess of the foreign currency advances over the related net investments for the six months ended June 30, 2016. The remaining portion of $0.1 million relates to the marked-to-market adjustments of slightly over-hedged portion of our European investments at June 30, 2016. There were $0.1 million of unrealized losses on undesignated foreign currency advances and other hedge ineffectiveness for the six months ended June 30, 2015.

Recovery of Deposits

As of December 31, 2015, we had $2.0 million in aggregate deposits as closing consideration under certain pending acquisition agreements. At the time, we believed, that it will not be able to meet those closing considerations and as a result have impaired all such deposits as of December 31, 2015. Subsequently during the six months ended June 30, 2016, we were able to negotiate and recoup $0.3 million on such deposits which are recorded in recovery of impaired deposits for real estate acquisitions in the consolidated statement of operations.

Income Tax Expense

We recognize income tax (expense) benefit for state and local income taxes incurred, if any, in foreign jurisdictions in which we own properties. In addition, we perform an analysis of potential deferred tax or future tax benefit as a result of timing differences in taxes across jurisdictions. Our current income tax (expense) benefit fluctuates from period to period based primarily on the timing of those taxes. Income tax (expense) benefit was $(0.5) million and $21,000 for the six months ended June 30, 2016 and 2015, respectively.

Cash Flows for Six Months Ended June 30, 2016

During the six months ended June 30, 2016, net cash provided by operating activities was $8.7 million. The level of cash flows provided by operating activities is affected by rental income received and the amount of interest payments on outstanding borrowings. Cash flows used in operating activities during the six months ended June 30, 2016 reflect a net loss of $7.8 million adjusted for non-cash items of $11.5 million (primarily depreciation, amortization of intangibles, amortization of deferred financing costs, amortization of above/below-market lease and ground lease assets and liabilities, straight line rent and share based compensation) and working capital items of $4.6 million.

The net cash used in investing activities during the six months ended June 30, 2016 of zero related to capital expenditures of acquisitions in 2016 and recovery of impaired deposits for real estate acquisitions $0.3 million.

Net cash provided by financing activities of $2.7 million during the six months ended June 30, 2016, consisted primarily of repayments on the Credit Facility of $27.2 million, repayments of mortgage notes payable $11.1 million and payments of distributions to stockholders of $6.3 million offset by proceeds from mortgage notes payable of $29.5 million and reclass in restricted cash and cash equivalents in the amount of $18.1 million.

Cash Flows for Six Months Ended June 30, 2015

The level of cash flows used in operating activities is affected by the amount of acquisition and transaction related costs incurred, as well as the receipt of scheduled rent payments. During the six months ended June 30, 2015, cash flow used in operating activities was $12.7 million. Cash flows used in operating activities during the six months ended June 30, 2015, reflects a net loss of $23.0 million adjusted for non-cash items of $3.4 million (primarily depreciation, amortization of intangibles, amortization of deferred financing costs, amortization of above/below-market lease and ground lease assets and liabilities, impairment of deposits for real estate acquisitions, straight line rent and share based compensation) and prepaid expenses and other assets of $1.3 million. This net uses of cash was offset by increase in accounts payable and accrued expenses of $6.1 million.

The net cash used in investing activities during the six months ended June 30, 2015 of $66.1 million related to the acquisition of 7 properties with an aggregate purchase price of $288.1 million.

Net cash provided by financing activities of $147.0 million during the six months ended June 30, 2015, consisted primarily of proceeds from the issuance of Common Stock of $192.6 million. These cash flows were partially offset by payments related to offering costs of $23.6 million.

Liquidity and Capital Resources

On December 31, 2015, we registered 1.3 million shares to be issued under the DRIP, pursuant to a registration statement on Form S-3 File No-333-208820. The purchase price for shares purchased pursuant to the DRIP is initially $23.75, and beginning with the NAV pricing date, the per share purchase price in the DRIP will be equal to the NAV per share.

We purchased our first property and commenced active operations on December 29, 2014. As of June 30, 2016, we owned 16 properties with an aggregate purchase price of $619.9 million. As of June 30, 2016, we had 12.4 million shares of Common Stock outstanding, including shares issued under the DRIP, and had received total gross proceeds from the IPO of $307.4 million, including proceeds from shares issued under the DRIP.

On November 15, 2015, our board of directors, on the advice of the Advisor, authorized the suspension of the IPO effective December 31, 2015. There can be no assurance as to when, or if, we will resume the IPO. See Part II Item 1A — Risk Factors in this Quarterly Report on Form 10-Q for further discussion.

The number of properties and other assets that we will acquire will depend upon amount of capital available to us. We have not entered into any additional purchase and sale agreements, and there can be no assurance that we will acquire a specific property or other asset.

As of June 30, 2016, we had cash and cash equivalents of $35.0 million. Our principal demands for cash will be for acquisition costs, including the purchase price of any properties, loans and securities we acquire, improvement costs, the payment of our operating and administrative expenses, continuing debt service obligations and distributions to our stockholders.

Generally, we fund our acquisitions through a combination of cash and cash equivalents with mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness. See Note 5 — Mortgage Notes Payable to our unaudited consolidated financial statements in this Quarterly Report on Form 10-Q for further discussion. Other potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from public and private offerings, proceeds from the sale of properties and undistributed funds from operations.

On March 11, 2016, we terminated our Credit Facility agreement and repaid in full the outstanding balance of $28.4 million comprised of £11.2 million ($16.1 million based upon an exchange rate of £1.00 to $1.43) and €11.0 million ($12.3 million based upon an exchange rate of €1.00 to $1.12) with available cash on hand. In addition, as of June 30, 2016, we have a mezzanine facility with M&G Investment Management Limited (the “Mezzanine Facility”) that currently permits us to borrow up to €128.0 million. The initial maturity date of the Mezzanine Facility is August 13, 2017. See Note 4 — Revolving Credit Borrowings to our unaudited consolidated financial statements in this Quarterly Report on Form 10-Q for further discussion of the terms and conditions of these borrowings.

The outstanding amount of the Mezzanine Facility was $132.7 million (including €72.6 million and £38.9 million) and $136.8 million (including €72.6 million and £38.9 million) as of June 30, 2016 and December 31, 2015, respectively. The unused borrowing capacity under the Mezzanine Facility as of June 30, 2016 was $9.4 million (based upon an exchange rate as of June 30, 2016). As discussed in Note 14 — Subsequent Events, the Mezzanine Facility was subsequently modified. As a result, we were required to repay €10.2 million in July 2016. It will be further required to repay an additional £1.8 million in 2016 and £3.7 million in 2017 (or earlier upon closing of specific asset sales).

We expect to use debt financing as a source of capital. Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. As of June 30, 2016, we had advances under our Mezzanine Facility of $132.7 million and secured gross mortgage notes payable of $293.6 million with a weighted average interest rate per annum of 4.3%. As of June 30, 2016, our weighted average remaining debt term was 2.7 years. Our debt leverage ratio was 68.8% (total debt as a percentage of total purchase price of real estate investments, based on the exchange rate at the time of purchase) as of June 30, 2016.

We intend to maintain 5% of our NAV in excess of $1 billion in liquid assets that can be liquidated more readily than properties. However, our stockholders should not expect that we will maintain liquid assets at or above these levels. To the extent that we maintain borrowing capacity under a line of credit, such available amount will be included in calculating our liquid assets. The Advisor will consider various factors in determining the amount of liquid assets we should maintain, including but not limited to our receipt of proceeds from sales of additional shares, our cash flow from operations, available borrowing capacity under a line of credit, if any, our receipt of proceeds from any asset sale, and the use of cash to fund repurchases. The board of directors will review the amount and sources of liquid assets on a quarterly basis.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, continuing debt service obligations and the payment of distributions. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain tenants and the economic and business environments of the various markets in which our properties are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, our policy will be to pay distributions from cash flow from operations, however, our board of directors may change this policy, in its sole discretion, at any time.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing lines of credit, proceeds from the sale of properties and undistributed cash flow. We have not identified any sources of financing and there is no assurance that such sources of financings will be available on favorable terms or at all.

Our board of directors has adopted an amended and restated share repurchase program (the “Amended and Restated SRP”) that enables our stockholders to sell their shares to us under limited circumstances, provided that funding for the Amended and Restated SRP will be derived solely from proceeds secured from the DRIP in the applicable fiscal semester. At the time a stockholder requests a repurchase, we may, subject to certain conditions, repurchase the shares presented for repurchase for cash to the extent we have sufficient DRIP proceeds available to fund such purchase.

Our board of directors reserves the right, in its sole discretion, at any time and from time to time, to reject any request for repurchase, change the purchase price for repurchases or otherwise amend, suspend or terminate the terms of the Amended and Restated SRP. See Note 8 — Common Stock to our unaudited consolidated financial statements in this Quarterly Report on Form 10-Q for further discussion.

As more fully discussed in Note 14 — Subsequent Events to our consolidated financial statements, on August 8, 2016, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Global Net Lease Inc. (“GNL”).

On June 28, 2016, in consideration of the strategic review process, the board of directors of the Company determined to amend its existing SRP (the “SRP Amendment”) to provide for one twelve-month repurchase period for calendar year 2016 instead of two semi-annual periods ending June 30 and December 31. The annual limit on repurchases under the SRP remains unchanged and continues to be limited to a maximum of 5.0% of the weighted average number of shares of Common Stock of the Company outstanding during its prior fiscal year and is subject to the terms and limitations set forth in the SRP. Following calendar year 2016, the repurchase periods will return to two semi-annual periods and applicable limitations set forth in the SRP.

The SRP Amendment became effective on July 30, 2016 and will only apply to repurchase periods in calendar year 2016.

The Company’s board of directors reserves the right, in its sole discretion, at any time and from time to time, to reject any request for repurchase, change the purchase price for repurchases or otherwise amend the terms of, suspend or terminate the SRP pursuant to any applicable notice requirements under the SRP. Due to these limitations, the Company cannot guarantee that it will be able to accommodate all repurchase requests.

Shares purchased under the Amended and Restated SRP will have the status of authorized but unissued shares. The following table reflects the cumulative number of common shares repurchased as of December 31, 2015 and June 30, 2016:

	Number of Shares Repurchased	Weighted Average Price per Share
Cumulative repurchases as of December 31, 2015	17,316	$23.85
Six Months Ended June 30, 2016	—	—
Cumulative repurchases as of June 30, 2016	17,316	$23.85

Acquisitions

Our Advisor evaluates potential acquisitions of real estate and real estate related assets and engages in negotiations with sellers and borrowers on our behalf. Investors should be aware that after a purchase contract is executed that contains specific terms the property will not be purchased until the successful completion of due diligence and negotiation of final binding agreements. During this period, we may decide to temporarily invest any unused proceeds from Common Stock offerings in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Funds from Operations and Modified Funds from Operations

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings, improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including, but not limited to, inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using the historical accounting convention for depreciation and certain other items may be less informative.

Because of these factors, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has published a standardized measure of performance known as funds from operations (“FFO”), which is used in the REIT industry as a supplemental performance measure. We believe FFO, which excludes certain items such as real estate-related depreciation and amortization, is an appropriate supplemental measure of a REIT’s operating performance. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards set forth in the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, but excluding gains or losses from sales of property and real estate related impairments, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

We believe that the use of FFO provides a more complete understanding of our performance to investors and to management, and, when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income (loss).

Changes in the accounting and reporting promulgations under GAAP that were put into effect in 2009 subsequent to the establishment of NAREIT’s definition of FFO, such as the change to expense as incurred rather than capitalize and depreciate acquisition fees and expenses incurred for business combinations, have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses, as items that are expensed under GAAP, across all industries. These changes had a particularly significant impact on publicly registered, non-listed REITs, which typically have a significant amount of acquisition activity in the early part of their existence, particularly during the period when they are raising capital through ongoing IPOs.

Because of these factors, the Investment Program Association (the “IPA”), an industry trade group, has published a standardized measure of performance known as modified funds from operations (“MFFO”), which the IPA has recommended as a supplemental measure for publicly registered, non-listed REITs. MFFO is designed to be reflective of the ongoing operating performance of publicly registered, non-listed REITs by adjusting for those costs that are more reflective of acquisitions and investment activity, along with other items the IPA believes are not indicative of the ongoing operating performance of a publicly registered, non-listed REIT, such as straight-lining of rents as required by GAAP. We believe it is appropriate to use MFFO as a supplemental measure of operating performance because we believe that, when compared year over year, both before and after we have deployed all of our offering proceeds and are no longer incurring a significant amount acquisitions fees or other related costs, it reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. MFFO is not equivalent to our net income or loss as determined under GAAP.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the “Practice Guideline”) issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for acquisition and transaction related fees and expenses and other items. In calculating MFFO, we follow the Practice Guideline and exclude acquisition and transaction-related fees and expenses, amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), accretion of discounts and amortization of premiums on debt investments, mark-to-market adjustments included in net income, gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.

We believe that, because MFFO excludes costs that we consider more reflective of acquisition activities and other non-operating items, MFFO can provide, on a going-forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring properties and once our portfolio is stabilized. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry and allows for an evaluation of our performance against other publicly registered, non-listed REITs.

Not all REITs, including publicly registered, non-listed REITs, calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs, including publicly registered, non-listed REITs, may not be meaningful. Furthermore, FFO and MFFO are not indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as determined under GAAP as an indication of our performance, as an alternative to cash flows from operations, as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. FFO and MFFO should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The methods utilized to evaluate the performance of a publicly registered, non-listed REIT under GAAP should be construed as more relevant measures of operational performance and considered more prominently than the non-GAAP measures, FFO and MFFO, and the adjustments to GAAP in calculating FFO and MFFO.

Neither the SEC, NAREIT, the IPA nor any other regulatory body or industry trade group has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, NAREIT, the IPA or another industry trade group may publish updates to the White Paper or the Practice Guideline or the SEC or another regulatory body could standardize the allowable adjustments across the a publicly registered, non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO accordingly.

The table below reflects the items deducted or added to net loss in our calculation of FFO and MFFO for the periods indicated:

	Three Months Ended		Six Months Ended June 30, 2016
(In thousands)	March 31, 2016	June 30, 2016
Net loss (in accordance with GAAP)(1)	$(4,663)	$(3,123)	$(7,786)
Depreciation and amortization	4,813	4,861	9,674
Recovery of impaired deposits for real estate acquisitions(2)	—	(250)	(250)
FFO (as defined by NAREIT)	150	1,488	1,638
Acquisition fees and expenses(3)	(106)	146	40
Amortization of above- and below-market lease assets and liabilities, net(4)	464	470	934
Straight-line rent	(1,711)	(867)	(2,578)
Losses on derivatives	413	299	712
Unrealized gains (losses) on undesignated foreign currency advances and other hedge ineffectiveness	470	(75)	395
MFFO	$(320)	$1,461	$1,141

(1)	Amount for the six months ended June 30, 2016 includes $3.3 million of amortization of deferred financing costs (inclusive of $1.1 million of accelerated amortization associated with the termination and full pay down of the Credit Facility on March 11, 2016).
(2)	As of December 31, 2015, we had $2.0 million in aggregate deposits as closing consideration under certain pending acquisition agreements. At the time, we believed, that it will not be able to meet those closing considerations and as a result have impaired all such deposits as of December 31, 2015. Subsequently during the three months ended June 30, 2016, we were able to negotiate and recoup $0.3 million on such deposits which are recorded recovery of impaired deposits for real estate acquisitions in the consolidated statement of operations and comprehensive loss.
(3)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property. Acquisition fees and expenses of $146,000 and $40,000 for the three and six months ended June 30, 2016 represent changes in estimates of acquisition and transaction related costs previously recognized.
(4)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

During the six months ended June 30, 2016, approximately $1.6 million of restricted cash was released to service financing obligations primarily associated with two foreign properties that had free rent during the period.

Distributions

In October 2014, our board of directors authorized, and we declared, a distribution payable on a monthly basis to stockholders of record on each day at a rate equal to $0.0048630137 per day, which is equivalent to $1.775 per annum, per share of Common Stock. The first distribution payment was made in December 2014. In March 2016, our board of directors ratified the existing distribution amount equivalent to $1.775 per annum, and, for calendar year 2016, affirmed a change to the daily distribution amount to $0.0048497268 per day per share of Common Stock, effective January 1, 2016, to accurately reflect that 2016 is a leap year. The distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. Distribution payments are dependent on the availability of funds. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

On June 28, 2016, in consideration of the strategic review process, and in order to provide the Company additional flexibility with respect to the timing of future issuances under its DRIP, the board of directors of the Company determined to amend its DRIP, to provide that any amendment, suspension or termination of the DRIP became effective immediately upon announcement on such date. The amendment became effective 10 days after the Company mailed notice to DRIP participants.

We intend to accrue and pay distributions on a regular basis. We intend to fund such distributions from cash flow from operations, however, we may have insufficient cash flow from operations available for distribution and we can give no assurance that we will pay distributions solely from our cash flow from operations at any point in the future. In the event that our cash flow from operations is not sufficient to fully fund our distributions, our organizational documents permit us to pay distributions from any source, including loans, offering proceeds and our Advisor’s advances and deferral of fees and expenses reimbursements. We have not established a limit on the amount of proceeds we may use from the IPO to fund distributions. Our board of directors will determine the amount of the distributions to our stockholders. The board’s determination will be based on a number of factors, including funds available from operations, our capital expenditure requirements, requirements of Maryland law and the annual distribution requirements necessary to maintain our REIT status under the Internal Revenue Code of 1986 (the “Code”). As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT, we must annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for distributions paid and excluding net capital gains.

The following table shows the sources for the payment of distributions to common stockholders for the periods indicated:

	Three Months Ended				Six Months Ended June 30, 2016
	March 31, 2016		June 30, 2016
(In thousands)		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions
Distributions:(1)
Distributions paid in cash	$2,967		$3,287		$6,254
Distributions reinvested pursuant to the DRIP	2,436		2,247		4,683
Total distributions	$5,403		$5,534		$10,937
Source of distributions coverage:
Cash flows provided by operations(1)	$2,967	54.9%	$3,287	59.4%	$6,254	57.2%
Common Stock issued under the DRIP/offering proceeds	2,436	45.1%	2,247	40.6%	4,683	42.8%
Total sources of distribution coverage	$5,403	100.0%	$5,534	100.0%	$10,937	100.0%
Cash flows provided by operations (GAAP basis)	$8,168		$487		$8,655
Net loss (in accordance with GAAP)	$(4,663)		$(3,123)		$(7,786)

(1)	Distribution amounts for the period indicated above excludes distributions related to unvested restricted stock and Class B units. Distributions paid related to unvested restricted stock were $5,348 for the six months ended June 30, 2016. Distributions paid related to Class B units were $92,466 for the six months ended June 30, 2016.

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from April 23, 2014 (date of inception) to June 30, 2016:

(In thousands)	For the Period from April 23, 2014 (date of inception) to June 30, 2016
Distributions paid:(1)
Distributions paid to common stockholders	$23,465
Distributions paid to vested restricted stockholders in cash	19
Total distributions paid	$23,484
Reconciliation of net loss:
Revenues	$46,741
Acquisition and transaction-related expenses	(43,657)
Depreciation and amortization	(18,308)
Impairment of deposits for real estate acquisitions	(1,750)
Other operating expenses	(16,091)
Other non-operating expenses	(23,351)
Income tax benefit	1,661
Net loss (in accordance with GAAP)(2)	$(54,755)

(1)	Distribution amounts for the period indicated above excludes distributions related to unvested restricted stock and Class B units. Distributions paid related to unvested restricted stock were $5,348 for the six months ended June 30, 2016. Distributions paid related to Class B units were $92,466 for the six months ended June 30, 2016.
(2)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

Dilution

Our net tangible book value per share is based on balance sheet amounts and is calculated as (1) total book value of our assets less the net value of intangible assets and goodwill, (2) minus total liabilities less the net value of intangible liabilities, (3) divided by the total number of shares of common and preferred stock outstanding as of June 30, 2016. This calculation assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common and preferred stock from the issue price as a result of (i) operating losses, which reflect, among other things, accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our IPO, including commissions, dealer manager fees and other offering costs. As of June 30, 2016, our net tangible book value per share was $5.66. The offering price of shares under the primary portion of our IPO (ignoring purchase price discounts for certain categories of purchasers) was $25.00 per share and $23.75 per common share under our DRIP.

Our DRIP price was not established on an independent basis and was not based on the actual or projected net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our Common Stock are likely to cause our DRIP price to be higher than the amount our stockholder would receive per share if we were to liquidate at this time.

Loan Obligations

Our loan obligations generally require interest amounts to be paid monthly or quarterly with all unpaid principal and interest due at maturity. Our loan agreements stipulate that we comply with specific reporting covenants. On March 11, 2016, the Company repaid the outstanding amount of the Credit Facility in full and terminated its credit agreement.

Our Advisor may, with approval from our independent board of directors, seek to borrow short-term capital that, combined with secured mortgage financing, exceeds our targeted leverage ratio. Such short-term borrowings may be obtained from third-parties on a case-by-case basis as acquisition opportunities present themselves simultaneous with our capital raising efforts.

Foreign Currency Translation

Our reporting currency is the U.S. dollar. The functional currency of our foreign operations is the applicable local currency for each foreign subsidiary. Assets and liabilities of foreign subsidiaries (including intercompany balances for which settlement is not anticipated in the foreseeable future) are translated at the spot rate in effect at the applicable reporting date. The amounts reported in the consolidated statements of operations and comprehensive loss are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment is recorded as a component of accumulated other comprehensive income (loss) in the consolidated statements of changes in stockholders’ equity.

Contractual Obligations

The following table presents our estimated future payments under contractual obligations at June 30, 2016 and the effect these obligations are expected to have on our liquidity and cash flow in the specified future periods:

(In thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Principal on mortgage notes payable	$293,600	$39,978	$52,631	$200,991	$—
Interest on mortgage notes payable(1)	23,197	7,144	11,441	4,612	—
Principal on Mezzanine Facility loans(2)(3)	132,716	—	132,716	—	—
Interest on Mezzanine Facility loans(1)(3)	12,524	8,289	4,235	—	—
Total(4)(5)(6)	$462,037	$55,411	$201,023	$205,603	$—

(1)	Based on interest rates at June 30, 2016
(2)	The initial maturity date of the Mezzanine Facility is August 13, 2017.
(3)	As discussed in Note 14 — Subsequent Events, the Mezzanine Facility was subsequently modified. As a result, we were required to repay €10.2 million in July 2016. It will be further required to repay an additional £1.8 million in 2016 and £3.7 million in 2017 (or earlier upon closing of specific asset sales), and such amounts are not reflected in the table above.
(4)	Ground lease rental payments due are not included in this table as the Company’s one ground lease which is related to ING Amsterdam property is prepaid through 2050.
(5)	Amounts in the table above that relate to our foreign operations are based on the exchange rate of the local currencies at June 30, 2016, which consisted primarily of the Euro and GBP. As of June 30, 2016, we had no material capital lease obligations for which we were the lessee, either individually or in the aggregate.
(6)	Derivative payments are not included in this table due to the uncertainty of the timing and amounts of payments. Additionally, as derivatives can be settled at any point in time, they are generally not considered long-term in nature.

Mezzanine Facility

On November 13, 2015, we through a wholly owned subsidiary entity (the “Borrower”), entered into a Mezzanine Facility, that provided for aggregate borrowings up to €128.0 million subject to certain conditions. The Mezzanine Facility may be prepaid at any time during the term commencing on March 31, 2016 with a minimum of all mezzanine interest due for the first nine months of the loan payable, less any interest already paid. We had $132.7 million outstanding under the Mezzanine Facility (including €72.6 million and £38.9 million) and $136.8 million as of June 30, 2016 and December 31, 2015, respectively.

Election as a REIT

We qualified to be taxed as a REIT for U.S. federal income tax purposes under Sections 856 through 860 of the Code, effective with our taxable year ending December 31, 2015, and intend to operate in a manner that would allow us to continue to qualify as a REIT. Commencing with such taxable year, we were organized and operate in such a manner as to qualify for taxation as a REIT under the Code. We intend to continue to operate in such a manner to qualify for taxation as a REIT, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT for U.S. federal income tax purposes. In order to qualify and continue to qualify for taxation as a REIT, we must, among other things, distribute annually at least 90% of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if we qualify for taxation as a REIT, we may be subject to certain federal, state, local and foreign taxes on our income and assets, including alternative minimum taxes, taxes on any undistributed income and state, local or foreign income, franchise, property and transfer taxes. Any of these taxes decrease our earnings and our available cash.

In addition, our international assets and operations, including those designated as direct or indirect qualified REIT subsidiaries or other disregarded entities of a REIT, continue to be subject to taxation in the foreign jurisdictions where those assets are held.

Inflation

We may be adversely be impacted by inflation on any leases that do not contain indexed escalation provisions. In addition, we may be required to pay costs for maintenance and operation of properties which may adversely impact our results of operations due to potential increases in costs and operating expenses resulting from inflation.

Related-Party Transactions and Agreements

We have entered into agreements with affiliates of our Sponsor, whereby we have paid or may in the future pay certain fees or reimbursements to our Advisor, its affiliates and entities under common control with our Advisor in connection with acquisition and financing activities, asset and property management services and reimbursement of operating and offering related costs. The predecessor to AR Global is a party to a services agreement with RCS Advisory Services, LLC, a subsidiary of the parent company of the Former Dealer Manager (“RCS Advisory”), pursuant to which RCS Advisory and its affiliates provided us and certain other companies sponsored by AR Global with services (including, without limitation, transaction management, compliance, due diligence, event coordination and marketing services, among others) on a time and expenses incurred basis or at a flat rate based on services performed. The predecessor to AR Global instructed RCS Advisory to stop providing such services in November 2015 and no services have since been provided by RCS Advisory. We were party to a transfer agency agreement with ANST, pursuant to which ANST provided us with transfer agency services (including broker and stockholder servicing, transaction processing, year-end IRS reporting and other services), and supervisory services overseeing the transfer agency services performed by a third-party transfer agent. AR Global received written notice from ANST on February 10, 2016 that it would wind down operations by the end of the month and would withdraw as the transfer agent effective February 29, 2016. See Note 10  — Related Party Transactions to our audited consolidated financial statements included in this Quarterly Report on Form 10-Q for a discussion of the various related party transactions, agreements and fees.

Our Former Dealer Manager served as the dealer manager of our IPO and, together with its affiliates, continued to provide us with various services through December 31, 2015. RCS Capital Corporation, the parent company of the Former Dealer Manager and certain of its affiliates that provided services to us, filed for Chapter 11 bankruptcy protection in January 2016, prior to which it was also under common control with AR Global, the parent of our Sponsor.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as of June 30, 2016 that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

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VOTE BY INTERNET - www.proxyvote.com/GNL or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E14589-S52268

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GLOBAL NET LEASE, INC.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com/GNL.

E14590-S52268

GLOBAL NET LEASE, INC.
Special Meeting of Stockholders
DECEMBER 20, 2016 at 3 p.m.
This proxy is solicited by the Board of Directors

The undersigned stockholder of Global Net Lease Inc. (the "Company"), hereby appoints Timothy Salvemini and Scott J. Bowman, and each of them, as proxies for the undersigned with full power of substitution in each of them, to attend the Special Meeting of Stockholders of the Company to be held at 405 Park Avenue, New York, New York on December 20, 2016, commencing at 3 p.m., local time, and any and all adjournments and postponements thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such Special Meeting and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in his discretion on such matters as may properly come before the Special Meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

When this proxy is properly executed, the votes entitled to be cast by the undersigned stockholder will be cast in the manner directed on the reverse side. If no direction is made, the votes entitled to be cast by the undersigned stockholder will be cast "FOR" the Proposals. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter, including a motion to adjourn or postpone the Special Meeting to another time or place for the purpose of soliciting additional proxies that may properly come before the Special Meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other matters to be presented at the Special Meeting.

Continued and to be signed on reverse side

V.1.1

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VOTE BY INTERNET - www.proxyvote.com/GLOBAL or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E14592-S51650 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. GNL’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. GNL’s charter allows GNL to obligate itself to indemnify (a) any present or former director or officer or (b) any individual who, while a director or officer and, at GNL’s request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise by reason of his or her service in such capacity. GNL’s charter and bylaws also permit GNL to indemnify and advance expenses to any individual who served GNL’s predecessor in any of the capacities described above and any employee or agent of GNL or GNL’s predecessor.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which GNL’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by GNL or in GNL’s right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

GNL’s charter authorizes GNL to obligate itself and GNL’s bylaws obligate GNL, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of GNL and at GNL’s request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

GNL’s charter and bylaws also permit GNL to indemnify and advance expenses to any person who served a predecessor of GNL’s in any of the capacities described above and to any employee or agent of GNL or a predecessor of GNL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GNL pursuant to the foregoing provisions, GNL has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:
1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
7)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

8)	That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 8, 2016.

GLOBAL NET LEASE, INC.
By: /s/ Scott J. Bowman Scott J. Bowman Chief Executive Officer and President (Principal Executive Officer)
By: /s/ Timothy Salvemini Timothy Salvemini Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ P. Sue Perrotty P. Sue Perrotty	Non-Executive Chair of the Board of Directors, Audit Committee Chair	November 8, 2016
/s/ William M. Kahane William M. Kahane	Director	November 8, 2016
/s/ Scott J. Bowman Scott J. Bowman	Chief Executive Officer and President (Principal Executive Officer)	November 8, 2016
/s/ Timothy Salvemini Timothy Salvemini	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	November 8, 2016
/s/ Edward G. Rendell Edward G. Rendell	Independent Director	November 8, 2016
/s/ Abby M. Wenzel Abby M. Wenzel	Independent Director	November 8, 2016

EXHIBIT INDEX

Exhibit No.	Description
2.1(1)	Agreement and Plan of Merger, dated as of August 8, 2016
3.1(2)	Articles of Amendment to the Amended and Restated Charter of Global Net Lease, Inc. (f/k/a American Realty Capital Global Trust, Inc.), effective May 5, 2015
3.2(3)	Articles of Amendment of Global Net Lease, Inc. (f/k/a American Realty Capital Global Trust, Inc.)
3.3(4)	Amended and Restated Bylaws of Global Net Lease, Inc.
4.1(5)	Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015, between Global Net Lease, Inc. and Global Net Lease Special Limited Partner, LLC
5.1(13)	Opinion of Venable LLP regarding legality of securities being registered
8.1(13)	Opinion of Proskauer Rose LLP as to tax matters
10.1(5)	Fourth Amended and Restated Advisory Agreement, dated June 2, 2015, among Global Net Lease, Inc., Global Net Lease Operating Partnership, L.P. and Global Net Lease Advisors, LLC
10.2(6)	Property Management and Leasing Agreement, dated April 20, 2012, among Global Net Lease, Inc. (f/k/a American Realty Capital Global Trust, Inc.), Global Net Lease Operating Partnership, L.P (f/k/a American Realty Capital Global Operating Partnership, L.P.) and Global Net Lease Properties, LLC (f/k/a American Realty Capital Global Properties, LLC)
10.3(7)	Amended and Restated Incentive Restricted Share Plan of Global Net Lease, Inc. (f/k/a American Realty Capital Global Trust, Inc.)
10.4(6)	Global Net Lease, Inc.’s Stock Option Plan
10.5(8)	Indemnification Agreement, dated June 2, 2015, among Global Net Lease, Inc., Scott J. Bowman, Peter M. Budko, Patrick J. Goulding, William M. Kahane, P. Sue Perrotty, Nicholas Radesca, Edward G. Rendell, Nicholas S. Schorsch, Abby M. Wenzel, Andrew Winer, Edward M. Weil, Jr., Global Net Lease Advisors, LLC, AR Capital, LLC and RCS Capital Corporation
10.6(5)	Contribution and Exchange Agreement, dated June 2, 2015, between Global Net Lease Operating Partnership, L.P. and Global Net Lease Advisors, LLC.
10.7(5)	Listing Note Agreement, dated June 2, 2015, between Global Net Lease Operating Partnership, L.P. and Global Net Lease Special Limited Partner, LLC.
10.8(9)	Eighth Amendment to Credit Agreement, dated as of August 24, 2015, among Global Net Lease Operating Partnership, L.P., Global Net Lease, Inc., ARC Global Holdco, LLC, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.
10.9(10)	Indemnification Agreement between the Company and Timothy Salvemini, dated as of December 22, 2015
10.10(10)	Second Amended and Restated 2015 Advisor Multi-Year Outperformance Agreement, dated February 25, 2016, among Global Net Lease, Inc., Global Net Lease Operating Partnership, L.P. and Global Net Lease Advisors, LLC
10.11(11)	Omnibus Amendment and Reaffirmation dated as of July 25, 2016, among the Company, Global Net Lease Operating Partnership, L.P., ARC Global Holdco LLC, the subsidiary guarantors party thereto and JPMorgan Chase Bank, N.A.
14.1(10)	Amended and Restated Code of Business Conduct and Ethics
16.1(12)	Letter from Grant Thornton LLP to the Securities and Exchange Commission dated January 20, 2015
21.1(10)	List of Subsidiaries
23.1 *	Consent of PricewaterhouseCoopers LLP

Exhibit No.	Description
23.2 *	Consent of Grant Thornton LLP
99.1(13)	Consent of BMO Capital Markets Corp.
99.2(13)	Consent of UBS Securities LLC
101.1†	XBRL (eXtensible Business Reporting Language)

*	Filed herewith.
†	To be filed by amendment.
(1)	Filed as an exhibit to GNL’s Current Report on Form 8-K filed with the SEC on August 8, 2016.
(2)	Filed as an exhibit to GNL’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on April 3, 2015.
(3)	Filed as an exhibit to GNL’s Current Report on Form 8-K filed with the SEC on May 6, 2015.
(4)	Filed as an exhibit to GNL’s Current Report on Form 8-K filed with the SEC on June 3, 2015.
(5)	Filed as an exhibit to GNL’s Current Report on Form 8-K filed with the SEC on June 2, 2015.
(6)	Filed as an exhibit to GNL’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 11, 2013.
(7)	Filed as an exhibit to GNL’s Current Report on Form 8-K filed with the SEC on April 9, 2015.
(8)	Filed as an exhibit to GNL’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 10, 2015.
(9)	Filed as an exhibit to GNL’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 10, 2015.
(10)	Filed as an exhibit to GNL’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 29, 2016.
(11)	Filed as an exhibit to GNL’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on November 8, 2016.
(12)	Filed as an exhibit to GNL’s Current Report on Form 8-K filed with the SEC on January 20, 2015.
(13)	Filed as an exhibit to GNL’s Amendment No. 1 to Form S-4 Registration Statement filed with the SEC on October 21, 2016.